Form 10-K, Exhibit 13
period 1993-12-31
UTILICORP UNITED INC
filed 1994-03-16
CIK 66960

                                                                      Exhibit 13

                                UTILICORP UNITED

                               1993 ANNUAL REPORT

TABLE OF CONTENTS

      1.  Letter to Shareholders
      7.  Maps of Operations
      8.  Company Overview
     10.  Financial Highlights
     11.  Common Stock Performance
     12.  Questions and Answers
     14.  Dynamics of Change
     17.  Key Events of 1993
     17.  Operations and Finance
     32.  Consolidated Financial Statements
     36.  Notes to Financial Statements
     51.  Report of Management
     51.  Report of Independent Accountants
     52.  Eleven-Year Data
     56.  Corporate Information
     57.  Directors and Management

                               THRIVING ON CHANGE

For most of a decade, UtiliCorp has been at the forefront of change in the utility industry. As a result, today the company is uniquely positioned to succeed in a deregulated energy market. UtiliCorp has launched a variety of service businesses since the early 1980s. It has been active in acquisitions and mergers since 1984. The company has run major, non-regulated power and energy businesses since 1986, and has operated internationally since 1987. The experience and flexibility gained through these early starts will be invaluable as the rate of change in the industry continues to accelerate.
     The illustrations in this annual report, painted by Brian Cronin, capture a few of the ways that UtiliCorp adapts to the forces of change that are constantly reshaping its business environment.

                            DEAR FELLOW SHAREHOLDER:

A year ago I said in the annual report, "I expect UtiliCorp's financial performance to show marked improvement in 1993." Your company's performance DID improve.
     Earnings for the year were $1.95 per common share, up from $1.32 the year before. We would have earned $2.05 per share if the Budget Reconciliation Act of 1993 had not raised our tax rate. The higher taxes cost us $.10 per share.
     Most of our businesses performed very well. Revenues were up 21 percent. Income from operations before non-recurring charges increased 19 percent.
     We had our first income from a Nebraska gas distribution system that we acquired in early 1993. Electric and gas rate increases also helped earnings. Rates were raised $16.7 million per year in 1992, and another $10.6 million per year in 1993. Even with the increases, our utilities remain very competitive in their markets.

DIVIDEND INCREASE. In recognition of the improved results, your board of directors increased the common dividend rate by 5 percent in the 1993 fourth quarter. The annualized dividend is now $1.68 per share, up from the $1.60 rate set two years earlier. Since 1985 the annualized rate has doubled, ranking UtiliCorp among the leaders of our industry in cash dividend growth.

REALIZING STRATEGIC VALUE. In October 1993, we achieved a higher market valuation for our energy related businesses segment. This was done through an initial public offering of common shares in Aquila Gas Pipeline Corporation, a unit of UtiliCorp's Aquila Energy subsidiary. Aquila Gas Pipeline owns and operates gas gathering and intrastate pipelines and natural gas processing plants. It is now a separate company owned 82 percent by Aquila Energy and 18 percent by the public.
     The book value of that 18 percent was $28 million, but its recognized market value through the offering was nearly $76 million, a gain of $48 million. At the end of 1993,

                                   [PHOTO]
                                   [Caption]

                            EMBRACING NEW MARKETS
     MEANS MOVING WITH SPEED TO KEEP A COMPETIVITE EDGE WHILE BRINGING OUT WELL CONCEIVED, TIMELY AND THOROUGHLY RESEARCHED PRODUCTS AND SERVICES.

the market-to-book-value ratio of Aquila Gas Pipeline was 2.67, compared to 1.57 for UtiliCorp. This confirms the benefit of listing the pipeline company's shares separately so that its assets can be valued more fully in the marketplace.
     The gain from the offering provided an opportunity to implement a new strategic plan at Aquila Energy without adversely affecting 1993 earnings. As part of this strategic redirection, we elected to take steps that resulted in a $45 million after-tax charge for non-strategic gas marketing contracts and the writedown of certain pipeline assets and other investments. The net effect of the gain from the stock offering and the charge for restructuring added about $3 million to net income.

CHANGES AT AQUILA. By taking a series of strong steps, we have set a new course for Aquila Energy. It is now a very different company, with a new management team, revised strategy and restructured financial base. These changes were prompted in part by the challenges we faced at Aquila in 1992. Apparent improper payments at an Aquila subsidiary resulted in after-tax charges in 1992 totaling $11.3 million. Our lawsuit seeking damages from two former officers of that unit is expected to go to trial in federal court later in 1994.
     Aquila is now poised to move ahead profitably. The new strategy is designed to reduce its business risk and potential volatility while preserving its strengths. Aquila's net income of $10.7 million in 1993 was a major improvement over its $10.2 million net loss in 1992. Aquila Gas Pipeline had record earnings as a result of increasing sales volumes and relatively stable prices for natural gas and gas liquids. The revised strategy and restructuring helped Aquila's gas marketing business show a profit in the fourth quarter of 1993. It is positioned for further improvement in 1994. The gas and oil resources business was not profitable in 1993 because of production delays and high depletion rates. Working on improving its performance in 1994, we are encouraged by opportunities to invest profitably in reserves and by improving gas prices. Although Aquila has greatly reduced the volatility of its earnings caused by gas and oil price fluctuations, the movement of natural gas liquids prices will continue to affect results.

INTERNATIONAL GROWTH. About 7 percent of UtiliCorp's 1993 net income came from international activities. This includes the results of West Kootenay Power, a Canadian subsidiary since 1987. We expect that our foreign interests will increase over time as privatizing and consolidating of utilities continues in many countries.

     Our joint ventures to market natural gas in the United Kingdom contributed their first, modest earnings in 1993. They are positioned to make a greater contribution this year. The British government has asked that the U.K. residential gas market be opened to competition. Upon approval by Parliament, this step will add considerably to our future delivery volumes.
     In July 1993, UtiliCorp acquired a 33 percent interest in the WEL Energy Group Ltd., a joint venture with New Zealand's Waikato Electricity Authority, for $20.8 million. The company has paid an initial $2.7 million and will pay the remainder over time as needed by WEL Energy for specific utility investments.

THE NEW ENVIRONMENT. Major deregulation of the U.S. natural gas industry was completed in late 1993. Gas companies have been learning a new way of life operating under Order 636 of the Federal Energy Regulatory Commission. Order 636 has shifted more of the risk and responsibility for the supply of natural gas from pipeline companies to distribution utilities like the divisions of UtiliCorp.
     In response, we have created a gas supply center in Omaha to serve all our gas utilities in eight states. Bringing together our experts from several parts of the country combines extensive knowledge of this market, strategic location providing broad access to pipeline systems, and the clout of more than half a billion dollars in annual gas purchasing. This helps us remain a competitive, low cost energy supplier.
     The electric side of our industry is only part way down the road to deregulation. Our experience dealing with changes in the gas business has prepared us well for what is likely to come in the market for electricity. The open access provision of the National Energy Policy Act of 1992 is gradually turning the nation's transmission grid into a competitive common carrier system that will operate much like interstate gas pipelines do. It also is becoming a reality that electric and gas customers, large or small, will get to choose their suppliers of energy. Their choices will be based on both cost and service.
     The electric generation business has also changed. Independent producers have achieved a permanent niche in this market. Our UtilCo Group subsidiary holds interests in 15 power projects and contributed $3.2 million to net income in 1993.

THE VALUE OF SERVICE. Building on our relationships with customers is becoming more and more important as we challenge competing sources of energy and introduce a range of new services. Our goal is to become a total energy supply and services provider offering the best possible solutions to each customer's energy needs.
     The employee-shareholders of your company are already demonstrating they can do this successfully. They are proposing innovative ways to serve our customers and helping to reduce our operating costs. They are also starting up new UtiliCorp businesses like coal brokering and customized industrial and commercial gas services. The resulting array of new enterprises are enhancing our ability to provide energy solutions.
     Independent research shows that our utilities consistently rank among the best in the country in customer satisfaction. Again, the commitment of our employee-owners is making a difference. More than 90 percent of our employees own UtiliCorp common stock and as a group they are the largest bloc among our retail holders. The caring attitude fostered by ownership is evident as our people take up new challenges and responsibilities with enthusiasm.

MANAGEMENT CHANGES. In 1993 we formed a managing council of senior officers to guide the further evolution of UtiliCorp's strategy. Those joining me on the council are managing executive vice president Bob Green and managing senior vice presidents Joe Colosimo and Bob Howell.
     Other officer level changes shifted some responsibilities and added depth to our corporate staff, particularly in the areas of marketing, strategic planning and gas supply. Two vice presidents are new to the company. We welcome their knowledge of the deregulation process gained through many years in the telecommunications industry. Leo Morton, formerly a vice president of AT&T Microelectronics, directs performance measurement and process improvement. Bill Burgess, who was a vice president at Bell Atlantic, is developing a new company-wide marketing strategy.

BOARD OF DIRECTORS. Bob Green was named to the board of directors in November 1993, increasing its membership to nine. Bob oversees all of the company's utility operations. He maintains a keen focus on our goals of continually improving customer service and being a low cost, competitive provider of energy solutions.

THE ROAD AHEAD. I have never been more excited about UtiliCorp's future than I am today. Faced with the challenge of a rapidly changing industry, we must update our strategy more often, adapt to changing markets more quickly, and impart our vision of the future with greater clarity. We expect to improve earnings further as we add utility customers and gain new markets. One of the ways we are meeting the challenge of increased competition is to reduce operating costs. We are achieving annualized savings of about $20 million, primarily by lowering costs for fuel used in generation and for purchased power capacity.
     We are capable of again doubling the size of your company as suitable opportunities arise to merge or acquire. We will not expand just to be bigger. To be worthwhile, our future growth must help us be of greater service to our customers. It must also enable us to become more efficient, more competitive and more profitable.
     The changes taking place in our industry are in many ways similar to those experienced earlier in transportation, telecommunications and financial services. The companies that thrive and create value in those industries today combine size with agility. They find ways to use emerging technologies to
 [PHOTO] their advantage in both operations and marketing. They know the art of entering and seizing new markets. They are able to compete on cost. And they build strong relationships with customers by providing a broad range of valuable services that extends far beyond their basic product lines.
     UtiliCorp has become that kind of company because to succeed, the new model of utility must do all of those things.
     Over the past ten years, our shareholders have earned an average total return of more than 20 percent a year. That is a record we want to maintain. Your role in making UtiliCorp's past and future progress possible is greatly appreciated.




                              Richard C. Green, Jr.
                             Chairman and President
                                February 15, 1994

[Graphic]

[Graphic]

[Graphic]

[Graphic]

                                COMPANY OVERVIEW

UTILICORP UNITED

BUSINESS
Parent corporation headquartered in Kansas City, Missouri, formed from Missouri Public Service Company in 1985 to pursue a growth strategy designed to build financial strength and spread basic business risks.

MARKETS
Common stock traded on the New York, Pacific and Toronto stock exchanges under the symbol UCU; 85,000 shareholders with 42 million common shares outstanding at the end of 1993.

ENVIRONMENT
UtiliCorp has extensive experience in managing both regulated and non-regulated operations. Currently competition is increasing in all of the company's businesses.

ELECTRIC OPERATIONS

BUSINESS
Generation and mostly retail distribution of electricity by three divisions and one Canadian subsidiary. Generation in the U.S. is primarily from coal, and in Canada is all from hydroelectric facilities.

MARKETS
Approximately 418,000 electric utility customers in Missouri, Kansas, Colorado, West Virginia and British Columbia. Areas served range in density from suburbs of Kansas City to mostly rural regions.

ENVIRONMENT
State and provincial regulatory commissions establish the rates paid by retail customers. Changes in federal regulation could allow heightened competition from non-regulated power providers and from other utilities.

GAS OPERATIONS

BUSINESS
Supply and distribution of natural gas by six divisions. Operations include transportation of gas for certain large-volume customers.

MARKETS
Approximately 740,000 gas utility customers in Missouri, Kansas, Colorado, Nebraska, Iowa, Minnesota, Michigan and West Virginia. Areas served range in density from the capital city of Lincoln, Nebraska to mostly rural regions.

ENVIRONMENT
State regulatory commissions set retail rates, except in Nebraska where rates are set by communities. Federal regulation has changed to allow open competition for many types of customers.

ENERGY RELATED BUSINESSES

BUSINESS
Gathering, transporting, processing and marketing of natural gas and natural gas liquids, and acquisition and production of gas and oil reserves, through units of the Aquila Energy subsidiary.

MARKETS
Gathering and processing facilities in Texas and Oklahoma serve producers of natural gas and gas liquids and users of gas feedstocks. Gas marketing serves large volume users of natural gas throughout most of North America.

ENVIRONMENT
All businesses of Aquila Energy operate in a highly competitive environment. The gathering and processing activities are centered in very active gas producing regions.

INDEPENDENT POWER PRODUCTION

BUSINESS
Ownership interests in 15 power and cogeneration projects in six states through the UtilCo Group subsidiary. Six of the projects are fueled by natural gas, three by coal and six by hydro power.

MARKETS
Plants in Maine, New York, Pennsylvania, Florida, California and Washington sell power wholesale to local utilities under long-term contracts and provide electric and thermal energy to industrial facilities.

ENVIRONMENT
Under the Public Utility Regulatory Policies Act of 1978, utility-owned independent power producers are exempt from certain rate-setting and siting regulations, and utilities are obligated to buy their excess power output.

U.K. GAS MARKETING JOINT VENTURES

BUSINESS
Joint ventures with six British regional electric companies to market natural gas in the United Kingdom. Gas deliveries are made through existing distribution systems owned by British Gas.

MARKETS
New industrial and commercial gas markets in the United Kingdom; expected to expand to residential market by 1997.

ENVIRONMENT
Opportunities continue to be created by deregulation of the British natural gas industry. The retail distribution of natural gas is scheduled to be opened to greater competition in the future.

NEW ZEALAND JOINT VENTURE

BUSINESS
Investments in New Zealand electric utility operations of WEL Energy Group Ltd. through a joint venture arrangement with the Waikato Electricity Authority.

MARKETS
Electric distribution customers in the Waikato region of New Zealand; potential new markets throughout New Zealand under industry deregulation.

ENVIRONMENT
Opportunities created by the start of privatization and restructuring of New Zealand's electric utility industry; deregulation takes effect in April 1994.

OTHER NON-REGULATED BUSINESSES

BUSINESS
Water and wastewater management; billing-related services for utilities; appliance repair and maintenance; propane distribution; coal brokering; various other utility and energy services.

MARKETS
Residential utility customers; other municipal and investor-owned utilities; industrial end-users.

ENVIRONMENT
All are competitive, non-regulated businesses.

                              FINANCIAL HIGHLIGHTS


- ------------------------------------------------------------------------------------------------
IN MILLIONS EXCEPT PER SHARE                                 1993           1992       % Change
- ------------------------------------------------------------------------------------------------
Revenues                                                 $1,571.6       $1,298.9           21.0%
Income from operations before charges (a)                   222.0          186.7           18.9
Income from operations                                      152.2          169.0           (9.9)
Net income                                                   86.4           52.9           63.3
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------
Primary earnings per common share                          $01.95         $01.32           47.7%
Cash dividends per common share                              1.62           1.60            1.3
Book value per common share                                 20.27          18.66            8.6
Primary average common shares outstanding                   40.74          34.93           16.6
- ------------------------------------------------------------------------------------------------
Total assets                                             $2,850.5       $2,552.8           11.7%
Total capitalization and short-term debt (b)              2,017.1        1,883.8            7.1
Common equity/capitalization and short-term debt            42.2%          35.1%           20.2
Return on average common equity                             9.84%          6.93%           42.0
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

(a) RESTRUCTURING CHARGE OF $69.8 MILLION IN 1993 AND UNUSUAL LOSS PROVISION OF $17.7 MILLION IN 1992.
(b) INCLUDES CURRENT MATURITIES OF LONG-TERM DEBT. SHORT-TERM DEBT DOES NOT REPRESENT PERMANENT CAPITAL, AND WILL BE FINANCED WITH DEBT AND EQUITY SECURITIES CONSIDERING FINANCIAL MARKET CONDITIONS.




REVENUES
($ MILLIONS)
- ----------------------------------------
   93         92         91
1,571.6    1,298.9    1,075.2



TOTAL CAPITALIZATION AND SHORT-TERM DEBT
($ MILLIONS)
- ----------------------------------------
   93         92         91
2,017.1    1,883.8    1,800.4



INCOME FROM OPERATIONS BEFORE CHARGES*
($ MILLIONS)
- ----------------------------------------
   93         92         91
222.0        186.7      196.0



RETURN ON AVERAGE COMMON EQUITY
(PERCENT)
- ----------------------------------------
   93         92         91
 9.84         6.93      13.32

*See note (a) above.



NET INCOME
($ MILLIONS)
- ----------------------------------------
   93         92         91
 86.4         52.9       77.6



AVERAGE DAILY TRADING VOLUME
(THOUSAND SHARES)
- ----------------------------------------
   93         92         91
 72.3         73.3       56.3



EARNINGS PER SHARE VS.
DIVIDENDS PAID
(DOLLARS)
- ----------------------------------------
                         93      92      91
Earnings Per Share      1.95    1.32    2.37
Dividends Paid          1.62    1.60    1.54



MARKET VS.
BOOK VALUE PER SHARE
(DOLLARS)
- ----------------------------------------
                         93      92      91
Market                  31.75   27.63   28.50
Book Value Per Share    20.27   18.66   19.18


[Graph]

                    IMPORTANT 1994 DATES FOR SHAREHOLDERS
                              ---------------


                                                                     1ST QUARTER       2ND QUARTER     3RD QUARTER     4TH QUARTER
- ----------------------------------------------------------------------------------------------------------------------------------
DIVIDENDS (a)
DECLARATION DATES
Dividends are declared by the board of directors on:                 Feb. 2            May 3           Aug. 3          Nov. 2
- ----------------------------------------------------------------------------------------------------------------------------------
RECORD DATES
To qualify for a dividend, shares must be recorded by:               Feb. 18           May 19          Aug. 19         Nov. 18
- ----------------------------------------------------------------------------------------------------------------------------------
PAYMENT DATES (b)
Preference dividend checks should be received on:                    March 1           June 1          Sept. 1         Dec. 1
Common dividend checks should be received on:                        March 12          June 12         Sept. 12        Dec. 12
- ----------------------------------------------------------------------------------------------------------------------------------
DIVIDEND REINVESTMENT (c)
COMMON DIVIDENDS REINVESTED
Dividends for Plan participants are reinvested by
 the company with a 5% discount on:                                  March 12          June 12         Sept. 12        Dec. 12
- ----------------------------------------------------------------------------------------------------------------------------------
OPTIONAL CASH PAYMENTS (c)
For the purchase made on the 12th of each month,                     Jan. 11           April 11        July 11         Oct. 11
 First Chicago Trust Company of New York                             Feb. 11           May 11          Aug. 11         Nov. 11
 must receive optional cash payment by:                              March 11          June 10         Sept. 9         Dec. 9
- ----------------------------------------------------------------------------------------------------------------------------------
QUARTERLY STATEMENT OF ACCOUNT
Statements for Plan participants are mailed:                         Late March        Late June       Late Sept.      Late Dec.
- ----------------------------------------------------------------------------------------------------------------------------------
ANNUAL MEETING
Convenes at 10:00 a.m. at Bartle Hall's Grand Hall,
 301 West 13th Street, Kansas City, Missouri, on:                                      May 4




(a) DECLARATION OF DIVIDENDS, DIVIDEND RATES AND THE DATES SHOWN ARE SUBJECT TO THE DISCRETION OF DIRECTORS OF UTILICORP UNITED. DATES PROVIDED HAVE BEEN PREPARED ASSUMING PAST PATTERNS WILL CONTINUE. HOWEVER, THE COMPANY DOES NOT AND CANNOT MAKE ANY ASSURANCES THAT ANY OR ALL OF THE EVENTS LISTED WILL OCCUR ON DATES SHOWN, IF AT ALL. UTILICORP RESERVES THE RIGHT TO AMEND, SUSPEND OR TERMINATE THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN AT ANY TIME. PLAN PARTICIPANTS WILL BE NOTIFIED OF ANY CHANGES IN WRITING.
(b) IF YOU DON'T RECEIVE YOUR DIVIDEND CHECK ON THE PAYMENT DATE, PLEASE ALLOW REASONABLE TIME FOR POSTAL DELAYS BEFORE INQUIRING.
(c) PLEASE REFER TO THE LATEST PROSPECTUS OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN DATED MAY 7, 1992. TO REQUEST A PROSPECTUS AND AN ENROLLMENT CARD, CALL TOLL-FREE IN THE U.S. AND CANADA: (800) 487-6661.


                              QUESTIONS AND ANSWERS


WITH THE INDUSTRY FACING INCREASED COMPETITION, CREDIT RATING AGENCIES AND SOME INDUSTRY ANALYSTS HAVE VOICED PESSIMISM ABOUT THE OUTLOOK FOR UTILITIES. DO YOU FEEL THAT VIEW IS WARRANTED?
We are very optimistic, not pessimistic, about the future. We believe that deregulation will produce a lot more opportunities than risks, at least for UtiliCorp.
   In the future, we will increasingly be selling services, particularly those related to the acquisition, transportation and management of energy. If the company remains solely a provider of gas and electricity as commodities, margins will get smaller as competition increases. Being a comprehensive energy and services provider holds the greatest promise for continued profitability and growth.

HOW WILL COMPETITION AFFECT YOUR PLANS TO SEEK ELECTRIC AND GAS RATE INCREASES IN THE FUTURE?
Competition will very definitely influence the tactics and strategy employed in seeking future rate increases.
   In late 1993, our West Kootenay Power subsidiary in Canada filed a request for rate increases in 1994 and 1995 totaling approximately $11 million. But first, West Kootenay Power took several steps to cut its operating costs. These included refinancing several million dollars in high coupon debt and preference stock, and the sale-leaseback of a new headquarters.
   Last year, our Missouri Public Service division received approval for a new rate tariff that allows higher rates during the summer when demand is highest and higher-cost generating facilities must be used. Lower rates are applied during the remainder of the year when lower-cost generation is used. This approach helped us hold down the overall increase in rates.
   In the future, we also plan to ask regulators to approve higher authorized returns on equity. We believe that higher returns are justified over the long term because of the increased competitive risks faced by utilities today.

DO YOU FORESEE A RECURRENCE OF THE SUPPLY PROBLEMS THAT HURT THE NATURAL GAS INDUSTRY IN THE 1970S?
While supply and demand for natural gas are coming into balance, we do not believe there will be a recurrence of the gas shortages that hurt the industry in the 1970s.
   Although the average prices of natural gas increased during the 1993-94 heating season, we had no difficulty in securing supplies for any of the customers in our eight-state service area. Some of the required volume is actually purchased on a day-to-day basis while some is purchased under contracts of several months' duration.
   We believe the trend of higher prices this year reflects a closer balance of supply and demand. For many years, the gas industry has dealt with a prolonged period of oversupply, commonly known as the "gas bubble." This situation kept natural gas prices very low. High demand brought on by periods of extremely cold weather this winter in the Upper Midwest, Northeast and East and a general increase in demand from new markets have contributed to the increased prices brought on by a balance of supply with demand.

WHAT ARE YOU DOING ABOUT THE ISSUE OF ELECTRIC AND MAGNETIC FIELDS AND THEIR POSSIBLE EFFECT ON PEOPLE?
Some of our customers have expressed concerns about the presence of electric and magnetic fields (EMF) in their homes or workplaces. In those instances, representatives from our electric utilities offer to measure the strengths of magnetic fields in those areas that may be of concern. We also distribute information to customers about the latest findings in ongoing EMF research.
   In an effort to help speed the progress of that research, UtiliCorp has made a $900,000 commitment over three years to fund construction of an EMF human exposure test facility at Kansas City-based Midwest Research Institute. That organization is conducting EMF research in cooperation with the U.S. Department of Energy, the U.S. Environmental Protection Agency, the New York

State Department of Health and the utility industry's Electric Power Research Institute.

WHY HAVE YOU CHOSEN TO HAVE ONLY MINORITY INTERESTS IN YOUR VENTURES IN THE UNITED KINGDOM AND NEW ZEALAND?
The partnership arrangements are part of our strategy of taking measured steps in entering foreign markets. This approach enables us to earn attractive market returns without incurring inappropriate political or currency risks.
   The strategy is proving successful. Although we don't have majority ownership in our New Zealand or U.K. ventures, we have established business relationships with our partners that allow us to spread our risks across many investments and reap appropriate returns.
   In the U.K., our partners are six regional electric utilities with substantial service territories. Their name recognition has enabled the gas marketing ventures to achieve rapid growth in the business of selling gas to large volume users. Our partner relationships will continue to be important as competition is opened in other sectors of the U.K. natural gas market.
   In New Zealand, we expect to have additional investment opportunities as a result of our 33 percent ownership of WEL Energy Group Ltd.

HOW DOES UTILICORP INTEND TO CAPITALIZE ON TECHNOLOGICAL CHANGE IN THE UTILITY INDUSTRY?
UtiliCorp has made a modest investment in research and development of advanced energy technologies that will give us access to leading edge knowledge and products. We have invested $3.1 million in a venture capital fund that provides start-up funding and management expertise for more than 40 companies that are developing and marketing technologies and services with potential applications in the utility industry.
   Utech Venture Capital Funds holds a portfolio of companies that specialize in technologies like photovoltaics, fuel cells, superconductors and artificial intelligence. Other companies supported by Utech specialize in services like demand-side management and automation of utility operations such as maintenance of overhead electric distribution and transmission lines.
   Our partnership with Utech gives us a close-up view of how some of these technologies will transform our business and also provides us opportunities to participate in the testing of some of these products and processes. We also have the opportunity to take a direct ownership position in any company that we believe would complement our core business.

WAS UTILICORP ABLE TO TAKE ADVANTAGE OF LOW INTEREST RATES DURING THE PAST YEAR? During 1993 we refinanced approximately $96.5 million in high coupon debt, replacing it with lower interest debt. This resulted in an annualized savings in interest expense of approximately $3.5 million. These refinancings will increase primary earnings per common share by $.05 per share based on shares outstanding at December 31, 1993.

WHY DID YOU RECENTLY CALL THE ENTIRE SERIES OF UTILICORP'S $1.775 CONVERTIBLE PREFERENCE STOCK FOR REDEMPTION?
Redemption of this series of relatively high coupon preference stock in May 1994 will result in an annual savings of at least $5.1 million in preference dividend payments. However, we expect that most of the holders of Preference Series $1.775 will exercise their option to convert their shares to UtiliCorp common stock. After considering the additional common shares that are expected to be issued, primary earnings per common share would not be significantly affected.
   UtiliCorp presently has about 2.8 million shares of Series $1.775 Preference Stock outstanding. On February 2, 1994, the UtiliCorp Board of Directors approved a resolution authorizing the company to redeem all of those shares on May 26, 1994 at a price of $21.60 per share plus accrued dividends. Those who choose the conversion option will receive .9682 shares of common for each share of $1.775 preference.

HOW SOON WILL IT BECOME NECESSARY FOR YOUR ELECTRIC UTILITIES TO BUILD ANY NEW POWER PLANTS?
We expect that new peaking and intermediate-load generating plants will need to be in service before the year 2000 at Missouri Public Service and WestPlains Energy.
   At WestPlains, we are planning to build a new 125-megawatt power facility to serve the division's Colorado customers. Under present conditions, a gas-fired, combined-cycle plant is the lowest-cost option for new capacity in the southeastern Colorado energy market.
   At Missouri Public Service, about 400 megawatts of new and repowered capacity is likely to be needed by the end of the decade. That would meet growing demand in the division's service area and offset the expiration of existing, long-term power purchase agreements with other utilities. The Missouri Public Service resource plan also includes various energy conservation or demand-side management programs and other purchased power agreements.

                                    DYNAMICS
                                    OF CHANGE


SUCCESSFUL UTILITIES OF THE FUTURE WILL BE THOSE THAT ADAPT TO
THE DYNAMICS OF CHANGE AND SERVE THEIR CUSTOMERS BETTER THAN ANY COMPETITORS. BUT WHAT ARE THE CUSTOMERS' REAL NEEDS? HOW DO WE GO ABOUT MEETING THEM BETTER THAN ANYONE ELSE?
   AT UTILICORP, WE BELIEVE THAT GETTING THE RIGHT ANSWERS TO THOSE QUESTIONS REQUIRES PARTNERSHIPS WITH OUR CUSTOMERS. WE MUST PROVIDE EXTRAORDINARY SERVICE FOCUSED ON HELPING OUR CUSTOMERS ACHIEVE THEIR GOALS AND ULTIMATE SUCCESS.
   HERE ARE TWO EXAMPLES OF HOW WE ARE DOING JUST THAT.

                        GAS SUPPLY - THE NEW BATTLE ZONE

It's 2 p.m. and Trent Cozad has a dilemma.

   Cozad, a gas buyer for UtiliCorp Gas Supply Services, is agonizing over whether he should lock in a price of $2.05 per thousand cubic feet (MCF) for a quantity of gas destined for a large volume customer. Normally he would wait until the next day before making this commitment.
   But worrisome pricing signals are occurring. It's late January and natural gas prices for February on the futures market of the New York Mercantile Exchange (NYMEX) have shot up to a high of $2.55 per MCF.
   "It would appear that today the NYMEX reflects market conditions in the East and Northeast and ignores what's happening in the Midwest," observes Dan Warnock, team leader for the Omaha-based gas supply group. "Adequate supplies are available."
   Nevertheless, that $2.05 price is looking very attractive. The revised weather forecast predicts colder weather in the service territory and the cash market is likely to begin trending up. After consulting with colleagues in the Gas Supply Services trading room and reviewing alternatives with the customer, Cozad finally places an order.
   "Timing is everything," Warnock says. "It's hard on the nerves to be buying gas at $2.05 when we were getting it at $1.90 or less a month ago. But from numerous conversations with suppliers throughout the U.S. and Canada, it's clear that the market is trending up."
   Such is the world of gas supply today. It's a world ruled by the law of supply and demand.
   Dozens of natural gas producers vie with each other to sell their commodity. Meanwhile, utilities, marketers, and even large industrial users are perfecting strategies to buy their gas at the most economical costs possible.
   These competitive forces were effectively unleashed in November 1993 upon implementation of Federal Energy Regulatory Commission (FERC) Order 636. The order was the last of several by the FERC that have deregulated the natural gas industry.
   The widespread geography of UtiliCorp's service area is proving to be a critical strategic advantage in this increasingly dynamic marketplace.
   In mid-January 1994, when bitterly cold temperatures settled in for an extended stay across the Upper Midwest, UtiliCorp's Michigan Gas Utilities division experienced a record surge in demand from its 132,000 customers. The options were not favorable. The division could pay steep financial charges for the additional gas needed during the period of peak demand. Or, it could curtail service to some of its largest volume users.
   UtiliCorp's geographic diversity provided a third alternative.
   The Gas Supply Services team made arrangements to move supplies to Michigan Gas from the storage account of UtiliCorp's Northern Minnesota Utilities division. The gas was being stored on a pipeline system that had access to the northern reaches of the interstate system serving Michigan Gas. Due to differing weather conditions, the gas was not needed by Northern Minnesota Utilities.
   The maneuver allowed Michigan Gas to avoid potential financial charges ranging up to $300,000 and to keep its customers on line.
   During an earlier cold snap in December 1993, a similar innovative maneuver allowed Peoples Natural Gas to avoid customer service interruptions or financial penal-ties. Peoples had received notice from its main interstate pipeline transporter that some large interruptible customers in Dubuque, Iowa would have to be curtailed because the pipeline's capacity would be fully utilized by its firm customers.
   The Gas Supply team stepped forward with a plan to swap gas that had been bought and stored by Michigan Gas Utilities for gas on the interstate pipeline system. The arrangement enabled the pipeline to deliver all the gas needed by Peoples' Dubuque customers in exchange for storage gas delivered to a pipeline receiving point beyond the constrained area.
   Success in a competitive environment will depend on actions such as these. Managing energy costs for customers, as well as keeping the customers on line, will be a springboard for building a base of new business.
   "There are tremendous opportunities to increase our market share," says Jon Empson, UtiliCorp vice president responsible for gas supply. "It all hinges on building a successful track record in the markets we serve."

                         PARTNERING, NOT JUST MARKETING

It was a problem most small business owners love to have. A boom in demand for the multi-layer circuit boards produced by Colt Technology Corporation, based in Lenexa, Kansas, was creating a critical need for more manufacturing space.
   Bob Lynn, owner of privately-held Colt Technology, early in 1992 began searching for a site for another manufacturing plant. Not surprisingly, the company was inundated with proposals.
   One of them came from Missouri Public Service. UtiliCorp's largest electric utility submitted a proposal that included the sale to Colt of a company-owned site in Lee's Summit, Missouri and a comprehensive package of design and engineering services for construction of the new facility.
   "We essentially proposed to become a partner with them in all phases of their project," says Randy Lennan, Director, Major Accounts for Missouri Public Service.
   The partnership approach worked. Colt purchased the Missouri Public Service site in Lee's Summit, a growing community of about 50,000 located on the eastern edge of metropolitan Kansas City.
   The strength of the partnership was quickly tested. The company's small size created difficulties in obtaining the financing necessary to begin construction of the 140,000-square-foot manufacturing plant. Missouri Public Service and the city of Lee's Summit stepped forward with a package of financial and tax incentives that helped persuade lenders that the project was viable.
   Then, another hurdle loomed. The company needed a cost-effective, high efficiency heating and cooling system to keep temperature and humidity inside the manufacturing facility within a narrow band year-round. A controlled environment was critical if the company hoped to maintain its reputation for manufacturing high quality components for computers and telecommunications equipment.
   Missouri Public Service stepped forward again with a design for a closed-loop electric heat pump system. The design uses a high efficiency water loop heat pump to move the heat produced by equipment in manufacturing areas to exterior walls of the building while maintaining improved levels of comfort. Installation and ongoing energy and maintenance costs of this computer-controlled, all-electric system are lower than comparable natural gas systems.
   When assistance was needed in soliciting and evaluating bids from suppliers of heating, cooling and lighting equipment for the new facility, Missouri Public Service again stepped forward. Lennan evaluated bid specifications, sent out requests for proposals, tabulated results and finally delivered his recommendations.
   "In evaluating the customer's needs, we felt that the all-electric system represented the best option for keeping their business as competitive as possible with the best technology available," Lennan says. "We demonstrated that the electric system we designed for them would be the most cost-effective and efficient energy system option.
   "If we hadn't been able to do that, we would have recommended they go with a gas system. We want them to be our customers for a long time to come."
   Over the next five years, the new Colt Technology facility is expected to result in $1 million in electric sales. The company expects to employ about 200 people at the new facility when it is fully operational.
   "This was a huge step for them. They were tripling the size of their business, which is not an easy jump for any company," Lennan says. "We knew that if they were going to be successful, we had to be as committed to their success as they were."

                                  [Graphics]
                                  [Caption]

                              RESPONDING TO CHANGE
    TODAY REQUIRES ALERTNESS AND VISION, AND ALSO BECOMES MORE CHALLENGING
        AND MORE URGENT AS THE SPEED OF CHANGE CONTINUES TO ACCELERATE.

                                   OPERATIONS
                                   AND FINANCE


                               KEY EVENTS OF 1993

- - Consolidated net income in 1993 was $86.4 million, or $1.95 per common share, a major improvement over 1992 results of $52.9 million net income or $1.32 per share.

- - In November 1993, the board of directors increased the quarterly common dividend rate by 5%, to $.42 per share. The annualized dividend rate is now $1.68.

- - The Nebraska gas distribution system acquired in February 1993 contributed revenues of $97.9 million for the year and made a significant contribution to the company's improved financial results.

- - UtiliCorp realized a gain of $47.8 million in October from an initial public offering of 18% of the common shares of Aquila Gas Pipeline Corporation, a unit of the company's Aquila Energy subsidiary.

- - Also in the fourth quarter, the company recorded a restructuring charge of $69.8 million ($45 million after tax) related to a revised strategy for Aquila Energy. The net effect of the gain from the stock offering and the charge for restructuring added about $3 million to net income.

- - Earnings reflected the full-year effect of electric and gas rate increases totaling $16.7 million per year implemented during 1992 as well as increases totaling $10.6 million per year implemented in 1993.

- - Higher tax rates resulting from the Budget Reconciliation Act of 1993 reduced earnings by $.10 per share.

- - In response to further deregulation of the natural gas industry brought about by the Federal Energy Regulatory Commission's Order 636, UtiliCorp established a gas supply center in Omaha to serve all the company's gas utility operations in eight states.

- - In early 1993, UtiliCorp issued 5.3 million new common shares in a public offering. The net proceeds of $144.7 million were used to reduce short-term debt incurred for construction and acquisitions and for general corporate purposes.

                                    OVERVIEW

EXCEPT WHERE NOTED, THE FOLLOWING DISCUSSION REFERS TO THE CONSOLIDATED ENTITY, UTILICORP UNITED INC., INCLUDING ITS THREE OPERATING SEGMENTS: ELECTRIC OPERATIONS, GAS OPERATIONS AND ENERGY RELATED BUSINESSES. THE LATTER INCLUDES THE CONSOLIDATED OPERATIONS OF AQUILA ENERGY CORPORATION (AQUILA), A WHOLLY-OWNED SUBSIDIARY. SIGNIFICANT EVENTS AND TRENDS ARE PRESENTED WHICH HAVE HAD AN EFFECT ON THE OPERATIONS OF THE COMPANY DURING THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1993. ALSO PRESENTED ARE FACTORS WHICH MAY AFFECT FUTURE OPERATING RESULTS, FINANCIAL POSITION AND LIQUIDITY. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES.

1993 FOCUS. The company in 1993 focused on its growth strategy and the improvement of earnings. Successful electric and gas rate cases and more normal winter and summer weather allowed the company to achieve the expected improvements. Additionally, the company changed the strategic direction of its Aquila subsidiary. This action included an initial public offering of common shares of an Aquila subsidiary and the recording of a restructuring charge, which together resulted in a one-time net gain of about $3 million, net of tax.

                               ELECTRIC OPERATIONS

       THE COMPANY'S ELECTRIC SEGMENT INCLUDES THE ELECTRIC OPERATIONS OF MISSOURI PUBLIC SERVICE, WEST KOOTENAY POWER, WEST VIRGINIA POWER AND WESTPLAINS
                                     ENERGY
                          (ACQUIRED IN SEPTEMBER 1991).


THREE-YEAR REVIEW-Electric Operations                                        YEAR ENDED DECEMBER 31,
- ----------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                                   1993             1992             1991
- ----------------------------------------------------------------------------------------------------------------
REVENUES                                                            $546.9           $507.8           $379.4
- ----------------------------------------------------------------------------------------------------------------
EXPENSES:
     Fuel and purchased power                                        197.3            191.4            125.8
     Other operations and maintenance                                184.3            165.3            125.5
     Depreciation and amortization                                    45.9             41.7             31.5
- ----------------------------------------------------------------------------------------------------------------
TOTAL EXPENSES                                                       427.5            398.4            282.8
- ----------------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                                              $119.4           $109.4           $ 96.6
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
Identifiable assets                                               $1,162.0         $1,055.2         $1,026.0
Capital expenditures                                                  87.4             98.1             65.6
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
Electric sales (MWH 000's)                                           9,924            9,091            7,072
Number of customers                                                417,884          410,826          402,135
Number of employees                                                  1,948            1,906            1,900
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------


                               SEGMENT HIGHLIGHTS

With the acquisition of WestPlains Energy in September 1991, electric revenues and income from operations have increased 44% and 24%, respectively, over the past three years. In 1993 electric revenues increased 8% compared to 1992 and income from operations increased 9%.

                                    REVENUES

Electric revenues are based on rates authorized by various regulatory jurisdictions which result in differing rate designs and margins. Electric revenues have increased most significantly during the past three years as a result of the acquisition of WestPlains Energy. This division contributed revenues of $45.1 million in the fourth quarter of 1991, $176.3 million in 1992 and $180.5 in 1993.
   Total electric revenues increased each year due to the growth in the number of customers and rate increases implemented during the three-year period. Favorable weather affected revenues positively in 1991, while unseasonably cool summer weather reduced electric revenues in 1992. Summer weather returned to near normal in 1993.
   In June 1993 a rate increase of $4.9 million per year and a new rate design became effective at Missouri Public Service. The rate increase primarily reflects the investment in a conversion to low-sulfur coal to meet clean air standards and the final costs of renovating the Sibley Generating Station. The new rate design increased rates during the summer when demand is highest and lowered rates in the winter.
   West Kootenay Power received annual rate increases of $2.9 million per year effective in January 1991 and $5.6 million effective in June 1993. The latter increase replaces interim rate changes of $3.2 million and $3.7 million which had been in effect since January 1992 and January 1993, respectively. These increases were needed primarily to recover higher costs associated with facility improvements, costs of purchased power and inflation. West Kootenay Power anticipates modest rate relief during the next five years, primarily to recover costs related to purchased power and ongoing improvements and additions to facilities.
   Under settlement agreements related to its acquisition, WestPlains Energy was precluded from requesting an increase in Kansas retail rates for implementation prior to October 1, 1993. Similarly, it will not request an increase in Colorado retail or wholesale rates to be effective before October 1, 1994. Recovery of fuel and purchased power cost will continue to be permitted through mechanisms in place prior to the acquisition.

                                    EXPENSES

Since 1991, operating expenditures for fuel and purchased power have increased primarily as a result of the WestPlains Energy acquisition and growth in the number of customers unrelated to acquisitions. During this period, fuel prices were relatively stable and purchased power was available at a reasonable cost. In 1991 the increase in these costs was partially offset by purchasing spot market coal and renegotiating coal supply and rail contracts, both at favorable prices. These savings continued into 1992 and 1993. In 1993 significant additional savings were achieved by renegotiating another major coal supply contract.
   Other segment expenses have increased over the three-year period reflecting primarily the WestPlains acquisition, inflation and greater depreciation expense due to additional plant placed in service during the period.

                              CAPITAL EXPENDITURES

The company's largest capital project over the past several years has been rebuilding the 491-megawatt (MW) Sibley Generating Station. Begun in 1986, the $70 million project was completed in 1992, adding another 20 years to the economic life of the facility. The renovation cost only about 7% of what it would have cost to construct a new coal-fired plant of similar capacity. During 1993, the company completed its three-year, $45 million project converting the Sibley plant to low-sulfur coal.
   The 1994 capital budget provides $90 million for electric operations. Electric construction expenditures through 1998 are expected to average $109 million per year.

                              ENVIRONMENTAL MATTERS

Completion of the Sibley coal conversion project has enabled the company to comply with all environmental standards established by the Clean Air Act Amendments of 1990 without installing costly scrubbers. The company has secured multiple contracts of varying lengths for low-sulfur western coal and related transportation. Successful test burns of low-sulfur coal were conducted during early 1993, and the conversion was completed later in the year. The change in coal supply has not increased Sibley's fuel costs.

                                     OUTLOOK

The open access provision of the National Energy Policy Act of 1992 is gradually increasing competition in the supply of electricity. While such change brings uncertainty, it also brings opportunity. In order to take advantage of this a utility must maintain high levels of customer service and be competitive in terms of cost. The company's electric divisions have ranked high in customer satisfaction surveys and its efforts to increase the efficiency of its electric operations are ongoing.
   The company expects the current level of growth in the number of electric customers and demand for power to continue over the next few years. Additional generating capacity is likely to be needed toward the end of this decade. Long-term capacity plans, including a combination of purchased power, conservation and load management, and construction of additional capacity, are frequently updated. These combined alternatives are expected to be adequate to meet future capacity requirements. West Kootenay Power is currently considering several hydroelectric developments to meet future load growth.


REVENUES: ELECTRIC
($ MILLIONS)
- --------------------------------------------------
        93        92        91
     546.9     507.8     379.4


INCOME FROM OPERATIONS: ELECTRIC
($ MILLIONS)
- --------------------------------------------------
        93        92        91
     119.4     109.4      96.6


HISTORICAL CAPITAL EXPENDITURES: ELECTRIC
($ MILLIONS)
- --------------------------------------------------
                     93        92        91

SIBLEY REBUILDING    0         3.4       8.8
COAL CONVERSION     16.6      23.9       2.1
OTHER               70.8      70.8      54.7
                    ----      ----      ----
TOTAL               87.4      98.1      65.6


ESTIMATED CAPITAL EXPENDITURES: ELECTRIC
($ MILLIONS)
- --------------------------------------------------
        98        97        96        95        94
       116       113       122       104        90

                             GAS OPERATIONS

              THE COMPANY'S GAS SEGMENT INCLUDES GAS OPERATIONS OF
      MISSOURI PUBLIC SERVICE, KANSAS PUBLIC SERVICE, PEOPLES NATURAL GAS, NORTHERN MINNESOTA UTILITIES, MICHIGAN GAS UTILITIES AND WEST VIRGINIA POWER.




THREE-YEAR REVIEW-Gas Operations                         YEAR ENDED DECEMBER 31,
- ---------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                               1993             1992           1991
- ---------------------------------------------------------------------------------------
REVENUES                                         $686.1           $515.7         $496.0
- ---------------------------------------------------------------------------------------
EXPENSES:
  Gas purchased for resale                        443.4            331.3          318.8
  Other operations and maintenance                148.4            118.4          112.6
  Depreciation and amortization                    28.6             24.4           22.4
- ---------------------------------------------------------------------------------------
TOTAL EXPENSE                                     620.4            474.1          453.8
- ---------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                           $ 65.7           $ 41.6         $ 42.2
=======================================================================================
Identifiable assets                              $716.9           $579.3         $530.1
Capital expenditures                               53.1             51.7           68.4
=======================================================================================
Gas sales and transportation (BCF)                  261              230            228
Number of customer                              740,354          599,316        581,653
Number of employees                               2,280            1,997          1,930
=======================================================================================



                               SEGMENT HIGHLIGHTS
Largely reflecting the acquisition of the Nebraska gas system of Arkla, Inc. during the first quarter of 1993, gas revenues increased 38% and income from operations increased 56% over the past three years. In 1993 gas revenues increased 33% compared to 1992 and income from operations increased 58% during the same period.


                                    REVENUES

Gas revenues are based on rates authorized by various regulatory jurisdictions, which result in differing rate designs and margins. The Nebraska acquisition, now operated as a part of Peoples Natural Gas, contributed revenues of $97.9 million in 1993. Rate increases at a number of the company's gas divisions during the last three years and customer growth unrelated to acquisitions also increased revenues. Customer usage and revenues are also affected by year-to-year changes in weather. Both 1991 and 1992 had mild winters. Winter weather throughout the company's service territory returned to near normal during 1993. The loss of a large industrial customer and reduced irrigation sales due to wet weather lowered revenues in both 1992 and 1993.
   Revenues are affected by variations in the cost of purchased gas and are reduced by customers switching from tariff sales to transportation sales. However, these factors have had no significant effect on income from operations.
   The amounts and effective dates of annual rate increases that have been granted are as follows: Missouri Public Service, $1.9 million in September 1993; Michigan Gas Utilities, $2.4 million in May 1991 and $1.1 million in December 1992; West Virginia Power, $1.4 million in November 1991; Kansas Public Service, $1.1 million in January 1991 and $.6 million in June 1992; and Peoples Natural Gas, in Nebraska, $1.0 million in October 1991; in Kansas, $2.9 million in November 1992; in Iowa, $3.3 million in August 1992; in Minnesota, $5.1 million in June 1992; and in Colorado, $.8 million in October 1992.
   The new rates were requested primarily to recover the cost of ongoing pipeline replacement programs, extension of service to new areas and increases in other operating costs. Additional rate requests are likely as these programs and other facility improvements continue.


                                    EXPENSES

The segment's principal operating expense is gas purchased for resale. Variations in this expense result from the same factors that affect gas revenues, discussed previously. Other gas segment expenses have increased since

1991, reflecting primarily the 1993 Nebraska acquisition and the increase in depreciation expense due to additional gas plant placed in service over the three-year period.


                              CAPITAL EXPENDITURES

In the past five years, the company has spent about $38 million to replace older pipe. This program to improve system safety and reliability will continue through the 1990s. The expenditures are expected to be recoverable through rates.
   During the last three years, the company has spent approximately $24 million to install piping and extend service to several towns in Iowa, Minnesota, Missouri and Kansas. The company will continue to extend service to new locations as economic opportunities arise.
   The 1994 capital budget provides $50 million for gas operations, including pipe replacement and system extensions. Construction expenditures through 1998 are expected to average $45 million per year.


                              ENVIRONMENTAL MATTERS

The company is in the process of investigating and testing various manufactured gas sites either currently or previously owned by the company. These are discussed in Note 10 to the Consolidated Financial Statements.


                                     OUTLOOK

A new era of increased competition for the purchase and sale of natural gas began in late 1993 with implementation of Order 636 of the Federal Energy Regulatory Commission. This order has shifted a significant portion of the risk and responsibility for the supply of gas from pipeline companies to distribution utilities like the divisions of UtiliCorp.
   To respond to this increase in competition, the company has created a gas supply center based in Omaha to consolidate its natural gas procurement. This strategy provides broader access to pipeline systems and takes advantage of economies of scale in the company's purchase of natural gas. While the full impact of Order 636 cannot yet be gauged, the company believes that it is well positioned to maintain access to a competitive supply of gas and would recover in rates any additional costs charged by its pipeline suppliers in implementing Order 636.
   UtiliCorp's gas utilities will continue programs to upgrade their systems and increase the overall efficiencies of their operations. These programs benefit customers and enable gas operations to grow in a competitive environment.
   In May 1993, the company signed an agreement to purchase Arkla's Kansas gas distribution and transmission systems for approximately $25 million. This transaction is expected to close in the first half of 1994. The systems serve about 22,000 customers in Wichita and several surrounding communities. Their annual gas distribution revenues are about $15 million. Plans call for this system to be operated as part of the Peoples Natural Gas division.


REVENUES: GAS
($ MILLIONS)
- --------------------------------------------------
        93        92        91
     686.1     515.7     496.0



INCOME FROM OPERATIONS: GAS
($ MILLIONS)
- --------------------------------------------------
        93        92        91
      65.7      41.6      42.2



HISTORICAL CAPITAL EXPENDITURES: GAS
($ MILLIONS)
- --------------------------------------------------
                     93        92        91

NEW TOWN PIPING      1.6       7.0      15.0
PIPE REPLACEMENT     9.2       9.2       7.5
OTHER               42.3      35.5      45.9
                    ----      ----      ----
TOTAL               53.1      51.7      68.4



ESTIMATED CAPITAL EXPENDITURES: GAS
($ MILLIONS)
- --------------------------------------------------
                        98        97        96        95        94

PIPE REPLACEMENT         9         9        10        10        10
OTHER                   33        33        34        36        40
                        --        --        --        --        --
TOTAL                   42        42        44        46        50


[Graphics]
[Caption]


                                    FOCUSING ON SERVICE
                           WITH THE EYE OF THE CUSTOMER LEADS TO NEW APPROACHES
                               IN THE DELIVERY OF ENERGY AND AN EVER WIDER
                           RANGE OF CUSTOMIZED SOLUTIONS AVAILABLE TO THE USER.

                            ENERGY RELATED BUSINESSES


 THE ENERGY RELATED BUSINESSES SEGMENT INCLUDES THE CONSOLIDATED OPERATIONS OF
  THE COMPANY'S AQUILA ENERGY SUBSIDIARY. AQUILA IS INVOLVED IN THE GATHERING, PROCESSING AND MARKETING OF NATURAL GAS, ACQUISITION AND PRODUCTION OF GAS AND
         OIL RESERVES AND EXTRACTION AND SALE OF NATURAL GAS LIQUIDS.



THREE-YEAR REVIEW-Energy Related Businesses                 YEAR ENDED DECEMBER 31,
- ----------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                    1993           1992           1991
- ----------------------------------------------------------------------------------------------
REVENUES:
   Gas and oil production and marketing               $ 73.7         $ 71.0         $104.4
   Gas sales, transmission and processing              264.9          204.4           89.4
   Income from gathering system investment                 -              -            6.0
- ----------------------------------------------------------------------------------------------
TOTAL REVENUES                                         338.6          275.4          199.8
- ----------------------------------------------------------------------------------------------
EXPENSES:
   Depreciation, depletion and amortization             60.8           57.0           51.6
   Gas purchases                                       177.1          123.7           52.8
   Operations and maintenance                           63.8           59.0           38.2
   Restructuring charge (a)                             69.8              -              -
   Unusual loss provision                                  -           17.7              -
- ----------------------------------------------------------------------------------------------
TOTAL EXPENSES                                         371.5          257.4          142.6
- ----------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS                         $(32.9)        $ 18.0         $057.2
- ----------------------------------------------------------------------------------------------
Gain on sale of subsidiary stock                      $047.8         $    -         $    -
Identifiable assets                                    604.2          662.0          643.1
Capital expenditures and investments                    94.5           48.9          148.7
- ----------------------------------------------------------------------------------------------
Proven reserves (BCF) (b)                                119            156            239
Marketing volumes (BCF)                                  453            543            376
Production volumes (BCF) (b)                              30             33             39
Number of employees                                      407            358            329
- ----------------------------------------------------------------------------------------------



(a) INCLUDES WRITE-OFF OF $3.7 MILLION RELATED TO CERTAIN ASSETS OWNED BY THE COMPANY ON BEHALF OF AQUILA.
(b) INCLUDES BARRELS OF OIL EXPRESSED AS GAS EQUIVALENT, ASSUMING 6,000 CUBIC FEET OF GAS PER BARREL OF OIL.



                               SEGMENT HIGHLIGHTS

In 1993, Aquila reported net income of $10.7 million. Aquila's net income (loss) was $(10.2) million in 1992 and $19.5 million in 1991. The 1992 amount includes after-tax charges of $11.3 million related to apparent improper payments by former employees of an Aquila subsidiary, Aquila Energy Resources.
   Earnings are based on an assigned debt/equity ratio of about 80/20 for reserve assets and about 60/40 for pipeline assets. In 1993, this segment contributed 21% of consolidated revenues. In October 1993, Aquila Gas Pipeline Corporation (AGP), an Aquila subsidiary, completed an initial public offering of
5.4 million shares of common stock, representing approximately 18% of the stock of AGP. This resulted in a $47.8 million gain.


                                    REVENUES

In September 1991, Aquila exercised its option to purchase the remaining 51% partnership interest in Aquila Southwest Energy for approximately $39 million and began to consolidate its operations for financial reporting purposes. Prior to September 1991, Aquila used the equity method of accounting for its initial 49% ownership in Aquila Southwest. The operations of this subsidiary are now a primary component of the operations of AGP. AGP owns gas processing plants and over 2,300 miles of pipeline in Texas and Oklahoma.
   During 1993, AGP throughput was 120 BCF, compared with 104 BCF in 1992 and 87 BCF in 1991. Natural gas liquids (NGLs) of 491 million gallons were extracted in 1993, up from 368 and 230 million gallons in 1992 and 1991, respectively. The volume increases in 1993 are due primarily to third-party drilling and subsequent well connections to AGP's pipelines. NGL prices remained relatively stable through the summer of 1993. In the fall of 1993, prices began to decline but this was more than offset by the increased volumes of NGLs processed during 1993. A portion of AGP's revenues are subject to price risk because of the absence of financial instruments for certain NGL products.
   In 1992 gas marketing volumes increased compared to 1991. However, marketing revenues were reduced due to lower margins on spot market transactions and significant margin reductions on fixed price supply contracts when gas prices rose sharply. Marketing margins again declined in 1993, primarily due to fixed price supply contracts. As a result, Aquila has revised its business strategy as discussed more fully under the Outlook section. Gas and oil production volumes decreased during 1993 to 30 BCF, compared to 33 BCF in 1992. This decrease was more than offset by an increase in the average sales price of gas during the year.


                                    EXPENSES

Depreciation, depletion and amortization increased during the last three years because of the expansion of the AGP pipeline systems and the higher depletion rates of gas and oil reserves. Gas purchases and operations and maintenance expenses have increased annually due to the growth in Aquila's businesses, primarily the expansion of AGP.
   In December 1993, the company announced the completion of a revised business strategy at Aquila. In connection with this revised business strategy a pretax restructuring charge of $69.8 million was recorded. The charge reflects estimated costs of $43.0 million attributable to the anticipated disposition of certain non-strategic long-term sales and firm transportation contracts. The fixed price sales contracts extend from 1994 to 2008 and obligate Aquila to sell approximately 67 BCF of gas over that period. In order to minimize further losses, the company entered into various hedging transactions, resulting in embedded contract losses. The company is negotiating the sale of these contracts. Also recorded was a $16.6 million impairment reserve for non-strategic offshore pipeline assets, which were previously being depreciated over a four year period. Another $6.5 million charge relates to the cost of implementing other programs made necessary by the strategy revision. Additionally, certain investments owned by the company on behalf of Aquila, totaling $3.7 million, were deemed to be non-strategic and were included as part of the total restructuring recognized by the company. These charges will result in a future cash outlay of approximately $45 million during 1994 and 1995 which will be funded from operations and other working capital sources.
   The $17.7 million loss provision shown as an unusual item in 1992 relates to apparent improper payments by former employees of Aquila Energy Resources Corporation, a wholly-owned subsidiary of Aquila. Recovery is being vigorously pursued through litigation and insurance. See Note 10 to the Consolidated Financial Statements for further information.



REVENUES: ENERGY RELATED
($ MILLIONS)
- --------------------------------------------------
        93        92        91
     338.6     275.4     199.8




MARKETING VOLUMES
(BCF)
- --------------------------------------------------

        93        92        91
       453       543       376




INCOMES FROM OPERATIONS: ENERGY RELATED
BEFORE CHARGES* ($ MILLIONS)
- --------------------------------------------------
        93        92        91
      36.9      35.7      57.2


   *  RESTRUCTURING CHARGES OF $69.8 MILLION IN
      IN 1993 AND UNUSUAL LOSS PROVISION OF $17.7
      MILLION IN 1992.




PROVEN RESERVES
(BCF EQUIVALENTS)
- --------------------------------------------------
        93        92        91
       119       156       239


                          ACQUISITIONS AND INVESTMENTS

Since 1989 Aquila has invested $420 million in acquiring and expanding its pipeline and gathering systems. This amount includes the acquisition of Aquila Southwest in 1991. Since 1987 Aquila has invested a total of $368 million in acquiring and developing gas and oil reserves.


                                     OUTLOOK

Aquila's new strategy began taking shape in early 1993 with the arrival of Aquila's new president and other new members of his management team. Aquila is now focusing on three distinct business activities-gas marketing, gas and oil development and production, and gas gathering and processing. The gathering and processing activities are managed by San Antonio-based AGP.
   The company will now rely more heavily on long-term sales contracts and less on the spot market for profits in its gas marketing activities. More emphasis will be given to serving customers in the Upper Midwest and Eastern Seaboard regions. Aquila can readily serve those areas with supplies from producing basins in Oklahoma and the Gulf Coast. Natural gas sales and purchase commitments are frequently based upon fixed prices. Aquila's results can be affected by natural gas market price volatility if fixed price commitments are not fully balanced. To mitigate the natural gas pricing risk on fixed price commitments, Aquila uses various hedging techniques to balance its portfolio. Management believes the company has sufficient proved reserves and access to markets to meet contractual volumes.
   Aquila's gas and oil production is dedicated to supporting the marketing strategy. At year end, Aquila's gas reserves totaled 104 BCF. Emphasis will be given to exploratory and development drilling of owned reserves. Acquisitions of additional reserves will be pursued. AGP will work to increase the volume of gas it gathers and processes at facilities connected to pipeline systems in Texas and Oklahoma. AGP has achieved success in connecting a significant percentage of new wells in the commercially active Giddings Field. It also will seek to acquire strategically placed pipelines and processing facilities in proven gas and oil basins.



                                      UTILCO GROUP


                          THE RESULTS OF OPERATIONS OF UTILCO GROUP,
                      WHICH OWNS AND OPERATES INDEPENDENT POWER PROJECTS,
                                 ARE REPORTED AS OTHER INCOME.



UTILCO GROUP POWER PROJECTS
- --------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                              DECEMBER 31, 1993
- --------------------------------------------------------------------------------------
                   Number           Aggregate        Ownership    UtilCo Group's Share
Fuel Type        of Projects        Capacity           Range      of Project Assets
- --------------------------------------------------------------------------------------
Gas                6                 538 MW          15% - 50%        $195.4
Coal               3                 154             24% - 50%         119.7
Hydro              6                 40                 50%             48.0
- --------------------------------------------------------------------------------------
Total             15                 732 MW                           $363.1
- --------------------------------------------------------------------------------------








UtilCo Group contributed net income of $3.2 million in 1993. It reported net income of $5.3 million in 1992 and $1.8 million in 1991. These results are based on an assigned debt/equity ratio of 75/25. The improvement in 1992 reflected an increased number of projects and the higher operating performance normally achieved after each plant's two-year start-up phase. The reduction in net income for 1993 was due primarily to the effect of the increase in the corporate tax rate included in the Budget Reconciliation Act of 1993.
   Since 1986 UtilCo Group has acquired ownership interests in 15 independent power projects, all of which are in commercial operation. Investments in additional projects are expected to be made over the next five years.

   Consistent with UtiliCorp's strategy of spreading risks, UtilCo Group has invested in generating projects located in six states. Each project uses traditional fuels and proven technologies, and is a competitive, low-cost producer of wholesale power. The projects sell their electric output under long-term contracts with terms ranging from 15 to 40 years.
   UtilCo Group acquired interests in two additional projects in 1992. In March 1992, it became a 15% limited partner in a 168.8 MW gas-fired power plant near Buffalo, New York that began commercial operations in December 1992. In September 1992, UtilCo Group acquired a 50% ownership interest in a 120 MW gas-fired cogeneration facility in Orlando, Florida. Commercial operations began in September 1993.
   At the end of 1993, UtilCo Group's projects had a total capacity of 732 MW. UtilCo Group's ownership interests range from 15% to 50%, and its share of project assets at the end of 1993 totaled $363.1 million. No new investments were made in 1993. UtilCo Group's share of project assets at year end was $346.5 million in 1992 and $280.3 million in 1991.
   UtiliCorp's balance sheet at December 31, 1993 includes $110.9 million in non-regulated property, representing UtilCo Group's investments in partnerships and leveraged leases.


                                  OTHER INCOME

Several of the company's utilities have undertaken various non-regulated businesses in recent years. These are also reported as other income. Most of these businesses have required minimal capital investment. The activities include consumer appliance protection programs, gas and coal brokering, propane distribution, meter reading and billing services, and water and wastewater management for municipalities and other utilities in or near the company's service areas.


                                     FINANCE

UtiliCorp United was formed from Missouri Public Service Company in 1985 to pursue a focused strategy to broaden the company's business base within the energy industry. The benefits of implementing this strategy have included the spreading of inherent business risks, reduced cost of capital, improved operating efficiencies and economies of scale.


                                    DIVIDENDS

Since formation of the company in May 1985, the cash dividend rate on common stock has doubled to an annualized rate of $1.68. Based upon the improved earnings results experienced in 1993, in November 1993 the company's board of directors increased the common dividend by 5% to the current $1.68 level. Future dividend action will continue to reflect the board of directors' assessment of financial results, including the outlook for future earnings.


                                  ASSET GROWTH

Utility acquisitions, non-regulated investments and ongoing facility improvements are the primary components to the company's growth strategy. During 1993, the company completed a utility acquisition totaling $99 million, including $21 million in working capital. Additionally, $140.5 million in construction expenditures was invested to improve existing facilities and expand utility service territories.
   Aquila's investments during 1993 in gas and oil producing, gathering and transmission properties totaled $94.5 million.
   The company plans to continue making acquisitions and investments that further its strategy.


                         LIQUIDITY AND CAPITAL RESOURCES

During the past three years, UtiliCorp's most significant capital requirements have been a direct result of its growth strategy. Acquisitions and investments have been initially financed with short-term debt, and permanently funded with various long-term securities when financial markets were favorable. The company intends to maintain its strong balance sheet by using both debt and equity to finance future growth.
   During the three years ended December 31, 1993, $545 million in net long-term capital was secured: $329 million through various issues of stock and $216 million through long-term debt. Common shareholders' equity at the end of 1993 increased to about 44% of total permanent capitalization while the level of short-term indebtedness has declined. Short-term indebtedness will fluctuate to accommodate the interim financing of acquisitions and other investments.
   The company has commercial paper programs aggregating $200 million. To support these programs, the company has two revolving credit agreements (Agreements) with a consortium of banks aggregating $400 million.

[Graphics]
[Caption]

              LEARNING THE LANDSCAPE
OF FOREIGN MARKETS CAREFULLY AND OVER TIME REVEALS
         SIMILARITIES TO OUR OWN AS GLOBAL
 TRENDS RESHAPE MARKETS AND CREATE OPPORTUNITIES.

The Agreements, which expire in December 1994 and December 1996, also allow the issuance of notes which bear interest at rates based on the prime rate or various money market rates. As of December 31, 1993, there were no outstanding borrowings under these Agreements. The company also has accounts receivable sale programs. The level of funding available from these programs varies depending on the level of eligible accounts receivable, which fluctuates seasonally. Under these programs up to $175 million is available to reduce short-term debt. At December 31, 1993, $139.1 million was sold under these programs.


                                CASH REQUIREMENTS

Cash requirements include utility plant additions, dividends, and required redemptions of long-term securities.
   Taken as a whole, cash provided from operating activities funded all of the company's cash requirements during the three years ended December 31, 1993. External financing was required during that period to fund acquisitions and investments.
   Over the next five years cash provided from operating activities is expected to meet anticipated cash requirements for that period, excluding acquisitions and debt retirements scheduled for 1995.
   In February and April 1993, the company issued 4.8 million and .5 million shares of common stock, respectively. The combined net proceeds of $144.7 million were used to reduce short-term debt incurred for construction and acquisitions and for general corporate purposes.
   In March 1993, the company issued $125 million of 8.0% Senior Notes due in 2023. Net proceeds of $123.3 million were used to reduce short-term debt incurred for construction and acquisitions, and for general corporate purposes.
   In April 1993, the company issued $70 million of 6.0% Senior Notes due in 1998. The company used the majority of the proceeds to fund a trust that assumed $63.5 million of 9.875% General Mortgage Bonds. In October 1993, the General Mortgage Bonds were redeemed by the trust.
   In mid-1993, the company purchased and retired approximately $33.0 million of First Mortgage Bonds. These bonds were purchased at a premium and replaced with short-term debt.
   During 1993, West Kootenay Power issued 8.8% secured debentures having a face value of approximately $18.8 million. The proceeds were used to reduce short-term debt and redeem preference stock, and for other general purposes.



REVENUE
($ MILLIONS)
- ---------------------------------------------
                       93        92        91

ELECTRIC              546.9     507.8      379.4
GAS                   686.1     515.7      496.0
ENERGY RELATED        338.6     275.4      199.8
                    -------   -------    -------
TOTAL               1,571.6   1,298.9    1,075.2



UTILITY PLANT ADDITIONS
($ MILLIONS)
- -----------------------------------
             93        92        91
          140.5     149.8     134.0



INCOME FROM OPERATIONS BEFORE CHARGES*
($ MILLIONS)
- --------------------------------------
                    93        92        91

ELECTRIC           119.4     109.4      96.6
GAS                 65.7      41.6      42.2
ENERGY RELATED      36.9      35.7      57.2
                   -----     -----     -----
TOTAL              222.0     186.7     196.0

* RESTRUCTURING CHARGE OF $69.8 MILLION IN 1993
  AND UNUSUAL LOSS PROVISION OF $17.7 MILLION IN
  1992.




CASH FROM OPERATIONS
($ MILLIONS)
- ------------------------------------
             93        92        91
          289.3     175.8     215.8


                          ACQUISITIONS AND INVESTMENTS

On September 30, 1991, the company purchased the electric utility properties of Centel Corporation and renamed them WestPlains Energy. The company paid $209.2 million in cash, assumed liabilities of $26.0 million and executed a long-term operating lease with a third party for an 8% undivided ownership interest in the Jeffrey Energy Center.
   On February 1, 1993, the company completed its $99 million acquisition of a Nebraska gas distribution system from Arkla, Inc. The Nebraska system serves about 124,000 gas customers in 63 eastern Nebraska communities, including the city of Lincoln. Gas revenues in 1993 for the Nebraska system, operated as a part of the Peoples Natural Gas division, were approximately $97.9 million.
   On May 7, 1993, the company signed an agreement to purchase Arkla's Kansas gas distribution and transmission systems for $25 million. The Kansas systems serve about 22,000 customers in Wichita and several surrounding communities. Gas distribution revenues for the Kansas system during 1993 were approximately $15 million. This transaction is expected to close in the first half of 1994. The system will be operated as a part of Peoples Natural Gas.
   On February 14, 1994, the company signed a definitive agreement to purchase a 218-mile, Missouri intrastate natural gas pipeline system from Edisto Resources Corporation. The $75 million sales price includes the gas distribution system at Fort Leonard Wood, Missouri and a pipeline that crosses the Mississippi River north of St. Louis. The transaction requires regulatory approval and is expected to close later in 1994.
   The company believes it is well positioned to take advantage of the opportunities presented by domestic deregulation of the gas and electric businesses. Additionally, the company has found ways to enter international markets where privatization of utilities is starting to take place.
   UtiliCorp U.K., Inc. owns a 75% interest in United Gas, the company's natural gas marketing venture in the United Kingdom (U.K.). United Gas became a contributor to earnings in 1993 due to continued efforts to develop new markets in areas of the U.K. where it supplies gas. UtiliCorp U.K., Inc. and six regional electric distribution utilities in the U.K. have entered into joint venture agreements to supply gas to large volume customers in the electric utilities' service areas via facilities owned by British Gas. The results of operations of the U.K. ventures are reported as other income.
   In July 1993, the company finalized a joint venture arrangement with the Waikato Electricity Authority in New Zealand. Under the arrangement, UtiliCorp agreed to purchase a 33% interest in Waikato-based WEL Energy Group Ltd. (WEL) for approximately $21 million to be paid over time. The company paid $2.7 million at closing and will make additional investments in the future based on the capital requirements of WEL.


                                  INCOME TAXES

The level of income tax expense during the three-year period fluctuated generally with the level of pretax accounting income. The effective tax rate for 1993 is substantially less than the statutory rate due to the $47.8 million gain from the sale of subsidiary stock, which is not taxable according to U.S. tax law.
   In August 1993, the Budget Reconciliation Act of 1993 was enacted. An adjustment was made in the third quarter to retroactively reflect the increase in the corporate tax rate from 34% to 35%, effective January 1, 1993. The rise in the tax rate increased 1993 income tax expense approximately $4.0 million, or $.10 per average common share. This included $2.7 million related to a non-cash adjustment to increase deferred income tax liabilities of non-regulated operations as of January 1, 1993. Deferred income tax liabilities of regulated operations were also increased. However, because these additional taxes are expected to be recovered through rates, a regulatory asset was established and included in Deferred Charges and Other Assets in the accompanying balance sheet. See Note 8 to the Consolidated Financial Statements for further discussion.


                                REGULATED RETURNS

The company strives to earn optimal returns in all regulatory jurisdictions. Recent years have been especially challenging because of the statutory lag required to achieve rate relief and a general trend by regulatory commissions toward reduced rates of return as a result of lower interest rates.
   Rate relief was obtained in several jurisdictions during 1992. In 1993, the most significant activity was at Missouri Public Service (electric and gas) and West Kootenay Power (electric). The company intends to be the low cost provider of energy in its service territories. However, as new capital is invested in facilities, some further rate filings may become necessary over the next five years to provide an opportunity to earn fair returns.


                              EFFECTS OF INFLATION

In the next few years, the company anticipates that the level of inflation, if moderate, will not have a significant effect on operations or acquisition activity.

SOURCES OF REVENUES - 1993
- ---------------------------------------------------
                              / / ELECTRIC 35%
                              / / GAS 44%
                              / / ENERGY RELATED 21%

SOURCES OF INCOME FROM OPERATIONS BEFORE CHARGE* - 1993
- -------------------------------------------------------

                              / / ELECTRIC 54%
                              / / GAS 29%
                              / / ENERGY RELATED 17%

                              * RESTRUCTURING CHARGE OF $69.8 MILLION


                            NEW ACCOUNTING STANDARDS

Notes 8 and 9 to the Consolidated Financial Statements discuss the new accounting standards relating to income taxes and post-retirement benefits other than pensions.
   In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 112 (SFAS No. 112), "Employers' Accounting for Post-Employment Benefits." The company does not expect the adoption of SFAS No. 112 to have a material effect on its consolidated financial position or results of operations.



ELECTRIC SALES VOLUMES BY TYPE - 1993
- ----------------------------------------------------------------
                              / / RESIDENTIAL 36%
                              / / COMMERCIAL 25%
                              / / INDUSTRIAL 19%
                              / / OTHER 20%

GAS SALES AND TRANSPORTATION VOLUME BY TYPE - 1993
                              / / RESIDENTIAL 29%
                              / / COMMERCIAL 15%
                              / / INDUSTRIAL & TRANSPORTATION 55%
                              / / OTHER 1%

[Graphics]
[Caption]

                             ATTAINING CRITICAL MASS
   THROUGH BOTH ACQUIRING AND ACTIVATING NEW BUSINESSES ENLARGES THE SCALE OF FUTURE GROWTH BY CONTINUALLY ADDING RESOURCES, KNOWLEDGE AND FINANCIAL STRENGTH.

                                   CONSOLIDATED STATEMENT OF INCOME
                                             -----------



                                                       YEAR ENDED DECEMBER 31,
- --------------------------------------------------------------------------------------
IN MILLIONS EXCEPT PER SHARE                     1993         1992          1991
- --------------------------------------------------------------------------------------
REVENUES:
   Electric operations                         $  546.9     $  507.8      $  379.4
   Gas operations                                 686.1        515.7         496.0
   Energy related businesses                      338.6        275.4         199.8
- --------------------------------------------------------------------------------------
TOTAL REVENUES                                  1,571.6      1,298.9       1,075.2
- --------------------------------------------------------------------------------------
EXPENSES:
   Fuel used for generation                        72.9         73.5          61.1
   Power purchased                                124.4        117.9          64.7
   Gas purchased for resale                       443.4        331.3         318.8
   Other operating                                213.5        182.1         148.5
   Maintenance                                     47.2         40.5          37.1
   Depreciation and amortization                   74.5         66.1          53.9
   Taxes, other than income taxes                  72.0         61.1          52.5
   Energy related businesses-
      Depreciation, depletion and amortization     60.8         57.0          51.6
      Gas purchases                               177.1        123.7          52.8
      Operations and maintenance                   63.8         59.0          38.2
      Restructuring charge                         69.8            -             -
      Unusual loss provision                          -         17.7             -
- --------------------------------------------------------------------------------------
TOTAL EXPENSES                                  1,419.4      1,129.9         879.2
- --------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                            152.2        169.0         196.0
- --------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
   Long-term debt                                  89.2         88.9          65.1
   Short-term debt and other interest              10.9         10.2          17.4
   Gain on sale of subsidiary stock               (47.8)           -             -
   Minority interests                                .8            -             -
   Other income, net                              (16.8)       (14.6)         (7.7)
- --------------------------------------------------------------------------------------
Total interest charges and other                   36.3         84.5          74.8
- --------------------------------------------------------------------------------------
Income before income taxes                        115.9         84.5         121.2
Income taxes                                       29.5         31.6          43.6
- --------------------------------------------------------------------------------------
Net income                                         86.4         52.9          77.6
Preference Dividends                                6.9          6.9           7.8
- --------------------------------------------------------------------------------------
EARNINGS AVAILABLE FOR COMMON SHARES           $   79.5     $   46.0      $   69.8
- --------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
   Primary                                        40.74        34.93         29.39
   Fully diluted                                  44.27        35.75         33.81
EARNINGS PER COMMON SHARE:
   Primary                                        $1.95        $1.32         $2.37
   Fully diluted                                   1.92         1.31          2.27
- ---------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                           CONSOLIDATED BALANCE SHEET
                                                  -----------


                                                                     DECEMBER 31,
- -----------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                       1993            1992          1991
- -----------------------------------------------------------------------------------------------
UTILITY PLANT AND OTHER ASSETS
UTILITY PLANT IN SERVICE:
   Electric                                             $1,526.6        $1,428.0       $1,360.5
   Gas                                                     896.3           746.0          695.4
- -----------------------------------------------------------------------------------------------
                                                         2,422.9         2,174.0        2,055.9
Less-accumulated depreciation                              865.0           767.2          721.8
- -----------------------------------------------------------------------------------------------
Net utility plant in service                             1,557.9         1,406.8        1,334.1
Construction work in progress                               22.3            46.7           31.9
- -----------------------------------------------------------------------------------------------
TOTAL UTILITY PLANT, NET                                 1,580.2         1,453.5        1,366.0
- -----------------------------------------------------------------------------------------------
NON-REGULATED PROPERTY, NET:
   Energy related                                          498.0           484.7          502.3
   Non-regulated generating assets and other               183.6           164.4          132.0
- -----------------------------------------------------------------------------------------------
Total non-regulated property, net                          681.6           649.1          634.3
- -----------------------------------------------------------------------------------------------
CURRENT ASSETS:
   Cash and cash equivalents                                70.3            18.7           30.1
   Accounts receivable, net                                158.0           177.9          145.1
   Accrued utility revenues                                 76.6            66.3           56.1
   Fuel inventory, at average cost                          63.1            55.0           50.4
   Materials and supplies, at average cost                  38.7            38.2           34.9
   Prepayments and other                                    31.4            30.5           25.6
- -----------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                       438.1           386.6          342.2
- -----------------------------------------------------------------------------------------------
DEFERRED CHARGES AND OTHER ASSETS                          150.6            63.6           44.8
- -----------------------------------------------------------------------------------------------
TOTAL UTILITY PLANT AND OTHER ASSETS                    $2,850.5        $2,552.8       $2,387.3
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
   Common shareholders' equity                          $  851.7        $  661.1       $  660.7
   Preference stock, not mandatorily redeemable             25.0            25.0           25.0
   Preference stock, convertible and mandatorily
     redeemable                                             58.5            60.7           61.7
   Preferred stock of subsidiary, retractable                 .4             9.4           10.4
   Long-term debt                                        1,009.7           890.8          928.1
- -----------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                     1,945.3         1,647.0        1,685.9
- -----------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
   Current maturities of long-term debt                      1.8             5.9            3.5
   Short-term debt                                          70.0           230.9          111.0
   Accounts payable                                        392.5           329.2          274.1
   Accrued taxes                                             9.3            15.3           19.1
   Accrued interest                                         20.1            16.1           21.1
   Other                                                    52.1            61.4           51.4
- -----------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                  545.8           658.8          480.2
- -----------------------------------------------------------------------------------------------
DEFERRED CREDITS AND OTHER LIABILITIES:
   Deferred income taxes                                   231.9           159.6          148.0
   Investment tax credits                                   22.1            23.3           24.4
   Minority interests                                       27.2               -              -
   Other                                                    78.2            64.1           48.8
- -----------------------------------------------------------------------------------------------
TOTAL DEFERRED CREDITS AND OTHER LIABILITIES               359.4           247.0          221.2

- -----------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $2,850.5        $2,552.8       $2,387.3
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                 CONSOLIDATED STATEMENT OF CAPITALIZATION
                                                -----------


                                                                                   DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS EXCEPT PER SHARE                                 1993            1992          1991
- ------------------------------------------------------------------------------------------------------------
COMMON SHAREHOLDERS' EQUITY:
  Common stock, par value $1 per share, outstanding
    42,021,160 shares (35,421,598 at December 31, 1992
    and 34,455,914 at December 31, 1991)                           $   42.0       $   35.4       $   34.5
  Premium on capital stock                                            722.4          545.7          526.2
  Retained earnings                                                    93.4           81.5           91.8
  Currency translation adjustment                                      (6.1)          (1.5)           8.2
- ------------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREHOLDERS' EQUITY                                     851.7          661.1          660.7
- ------------------------------------------------------------------------------------------------------------
PREFERENCE STOCK, NOT MANDATORILY REDEEMABLE:
  $2.05 series, 1,000,000 shares                                       25.0           25.0              -
  $2.4375 series, 600,000 shares                                          -              -           15.0
  $2.6125 series, 400,000 shares                                          -              -           10.0
- ------------------------------------------------------------------------------------------------------------
TOTAL PREFERENCE STOCK, NOT MANDATORILY REDEEMABLE                     25.0           25.0           25.0
- ------------------------------------------------------------------------------------------------------------
PREFERENCE STOCK, CONVERTIBLE AND MANDATORILY REDEEMABLE:
  $1.775 series, outstanding 2,885,000 shares (2,976,116 at
  December 31, 1992 and 2,988,511 at December 31, 1991)                58.5           60.7           61.7
- ------------------------------------------------------------------------------------------------------------
PREFERRED STOCK OF SUBSIDIARY, RETRACTABLE                               .4            9.4           10.4
- ------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT                                                      1,009.7          890.8          928.1
- ------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                               $1,945.3       $1,647.0       $1,685.9
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------




                              CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                                            ----------------

                                                                             YEAR ENDED DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------
IN MILLIONS EXCEPT PER SHARE                                           1993           1992           1991
- ------------------------------------------------------------------------------------------------------------
COMMON STOCK:
  Balance beginning of year                                          $ 35.4         $ 34.5         $ 28.1
  Issuance of common stock                                              6.6             .9            6.4
- ------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                    42.0           35.4           34.5
- ------------------------------------------------------------------------------------------------------------
PREMIUM ON CAPITAL STOCK:
  Balance beginning of year                                           545.7          526.2          373.6
  Issuance of common stock                                            177.1           19.2          151.2
  Other                                                                 (.4)            .3            1.4
- ------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                   722.4          545.7          526.2
- ------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
  Balance beginning of year                                            81.5           91.8           67.6
  Net income                                                           86.4           52.9           77.6
  Dividends on preference stock                                        (6.9)          (6.9)          (7.8)
  Dividends on common stock-$1.62 per share
  in 1993, $1.60 in 1992, and $1.54 in 1991                           (67.1)         (55.7)         (45.6)
  Reissuance of common stock                                            (.5)           (.6)             -
- ------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                    93.4           81.5           91.8
- ------------------------------------------------------------------------------------------------------------
CURRENCY TRANSLATION ADJUSTMENT                                        (6.1)          (1.5)           8.2
- ------------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREHOLDERS' EQUITY                                    $851.7         $661.1         $660.7
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                    CONSOLIDATED STATEMENT OF CASH FLOWS
                                           ------------------


                                                                            Year Ended DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                                    1993           1992           1991
- ------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                         $ 86.4         $ 52.9         $ 77.6
  Adjustments to reconcile net income to net cash provided:
    Depreciation and amortization                                     146.0          131.1          111.0
    Gain on sale of subsidiary stock                                  (47.8)             -              -
    Restructuring charge                                               69.8              -              -
    Unusual loss provision                                                -           17.7              -
    Deferred taxes and investment tax credits                           4.2           14.8           20.9
    Changes in certain current assets and liabilities,
     net of effects of acquisitions and restructuring-
       Accounts receivable and accrued revenues                        46.8          (54.5)          (7.9)
       Accounts receivable sold                                       (10.9)          10.0           33.2
       Fuel and materials                                              (7.6)          (8.3)         (10.6)
       Accounts payable                                                13.9           56.2          (10.6)
       Accrued taxes                                                   (9.0)         (21.9)           1.2
       Other                                                           11.4          (13.7)           5.6
  Changes in other assets and liabilities, net                        (13.9)          (8.5)          (4.6)
- ------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM OPERATING ACTIVITIES                               289.3          175.8          215.8
- ------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to utility plant                                         (140.5)        (149.8)        (134.0)
  Purchase of utility operations                                      (99.0)             -         (209.2)
  Sale of subsidiary stock                                             74.6              -              -
  Investments in non-regulated generating assets                      (28.8)         (14.8)         (21.1)
  Investments in energy related properties                            (94.5)         (48.9)        (148.7)
  Other                                                                (1.6)         (15.8)          (7.6)
- ------------------------------------------------------------------------------------------------------------
CASH USED FOR INVESTING ACTIVITIES                                   (289.8)        (229.3)        (520.6)
- ------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock                                            178.8           20.0          139.3
  Issuance of preference stock                                            -           25.0              -
  Retirement of preference stock                                       (9.0)         (25.0)             -
  Issuance of long-term debt, net of premium paid                     217.4          230.3          152.7
  Retirement of long-term debt                                        (99.8)        (265.5)         (19.2)
  Short-term borrowings (repayments), net                            (160.9)         119.9           62.3
  Cash dividends paid                                                 (74.4)         (62.6)         (53.4)
- ------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM FINANCING ACTIVITIES                                52.1           42.1          281.7
- ------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       51.6          (11.4)         (23.1)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                         18.7           30.1           53.2
- ------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                             $ 70.3         $ 18.7         $ 30.1
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for-
    Interest, net of amount capitalized                              $ 94.5         $104.2         $ 76.2
    Income taxes                                                       24.5           26.7           21.9
- ------------------------------------------------------------------------------------------------------------
  Liabilities assumed in acquisitions-
    Fair value of assets acquired                                    $106.3              -         $438.8
    Cash paid for acquisitions                                         99.0              -          248.3
    Liabilities assumed                                              $  7.3              -         $190.5
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------




SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                     NOTE 1:

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of UtiliCorp United Inc. (the company) include all operating divisions and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The energy related businesses segment reflects the operations of Aquila Energy Corporation (Aquila). The results of operations of UtilCo Group Inc. (UtilCo Group), UtiliCorp U.K., Inc. and the non-regulated activities of utility divisions are included in Other income, net, in the Consolidated Statement of Income.

MINORITY INTERESTS. Minority interests represent the minority stockholders' proportionate share of the stockholders' equity and net income of Aquila Gas Pipeline Corporation (AGP), a subsidiary of Aquila, and United Gas Company Limited (United Gas), an indirect subsidiary of the company. Following the initial public offering of a portion of AGP stock, Aquila held an approximately 82% interest in AGP at December 31, 1993 (see Note 4). The company owns a 75% interest in United Gas, a gas marketing company in the United Kingdom.

REGULATION. The company's utility operations are subject to regulation by various regulatory authorities. While there are rate proceedings pending, there are no material amounts of revenues being collected subject to refund.

UTILITY PLANT AND DEPRECIATION. Utility plant is stated at original cost. Costs of repair and maintenance of utility plant are charged to income as incurred. When property is replaced, removed, or abandoned, its cost, together with the costs of removal less salvage, is charged to accumulated depreciation.
   For financial statement purposes, depreciation is provided on a straight-line basis over the estimated lives of depreciable property by applying composite average annual rates, ranging from 3.0% to 4.6%, as approved by regulatory authorities.

GAS AND OIL PROPERTIES. Gas and oil properties are accounted for using the full cost method. Under the full cost method, all costs associated with gas and oil property acquisition, exploration and development, including non-productive costs, are capitalized. No gains or losses are recognized on the sale or disposition of gas and oil properties, except for significant transactions. The provision for depreciation, depletion and amortization is determined using the units of production method over the estimated lives of the producing properties based on estimated quantities of proved reserves. Amortization per MCF equivalent averaged $1.28, $1.18 and $1.10 in 1993, 1992 and 1991, respectively. The unamortized cost of gas and oil properties may not exceed the future value of recoverable gas and oil reserves at current or contractual prices, discounted at 10%.
   Gathering, processing and other energy related property is depreciated using a composite average annual rate of 4%.

REVENUE RECOGNITION. Utility revenues are recognized when services are delivered. Gas marketing revenues are recorded based on the margin differential between the amount billed to the customer, the related transportation cost and the price paid to the gas supplier on gas volumes purchased and delivered during the period.
   Aquila uses various gas and oil hedging techniques to mitigate the effects of changes in market prices. Settlements related to these transactions designated as hedges are included in revenues in the period the products are produced and sold to customers.

PURCHASED GAS ADJUSTMENT AND ENERGY ADJUSTMENT CLAUSES. The majority of the company's revenues are subject to adjustment clauses. Changes in the cost of purchased gas, fuel used for generation and purchased power to be recovered are charged to expense during the period in which the recovery of costs is included in revenues.

INCOME TAXES. The company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined by applying tax regulations existing at the end of a reporting period to the cumulative temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.
   Investment tax credits have been deferred and are being amortized over the lives of the related properties.
   No provision is made for U.S. income taxes on undistributed earnings of a wholly-owned Canadian subsidiary ($42.2 million at December 31, 1993) because it is management's intention to reinvest such earnings in Canadian operations. Consolidated income before income taxes for the years ended December 31, 1993, 1992, and 1991 included $10.7, $13.8 and $14.2 million, respectively, from Canadian operations.

CASH EQUIVALENTS. Cash equivalents are defined as temporary cash investments with an original maturity of three months or less.

EARNINGS PER COMMON SHARE. Primary earnings per common share are computed on the basis of the weighted average number of common shares outstanding.
   Fully diluted earnings per common share assume conversion of convertible subordinated debentures and convertible preference stock for the periods they were outstanding and dilutive.

CURRENCY TRANSLATION ADJUSTMENT. Financial statements of foreign operations have been translated into U.S. dollars using applicable exchange rates. Resulting translation adjustments increase or decrease common shareholders' equity.


                                     NOTE 2:

                                  ACQUISITIONS



UTILITY. The excess of total acquisition costs over the aggregate regulated value of net assets acquired to date is included in Utility Plant ($134.4 million, net of $21.1 million in accumulated amortization at December 31, 1993) and is being amortized on a straight-line basis over periods ranging from 15 to 35 years. The results of operations of acquired entities have been included in the accompanying consolidated financial statements for the periods subsequent to their acquisition.
   On February 1, 1993, the company paid $99 million to acquire a Nebraska gas distribution system from Arkla, Inc., including $21 million in working capital. The Nebraska system serves 124,000 customers and is now operated as a part of the Peoples Natural Gas division.
   On May 7, 1993, the company signed an acquisition agreement to purchase Arkla's Kansas gas distribution and transmission systems for approximately $25 million. This transaction is subject to regulatory approval and is anticipated to be completed in the first half of 1994.
   On September 30, 1991, the company purchased the electric utility properties of Centel Corporation and renamed them WestPlains Energy. The company paid $209.2 million in cash, assumed liabilities of $26.0 million and executed a long-term operating lease with a third party for an 8% undivided ownership interest in the Jeffrey Energy Center (see Note 10).

ENERGY RELATED. In September 1991, the company purchased the remaining 51% partnership interest in Aquila Southwest Energy (Aquila Southwest) for approximately $39 million. This transaction increased the company's ownership to 100% and resulted in the consolidation of Aquila Southwest for financial reporting purposes.

PRO FORMA RESULTS. Pro forma unaudited results of operations assuming the acquisitions of WestPlains Energy and Aquila Southwest had occurred as of January 1, 1991 are as follows:




                                                YEAR ENDED DECEMBER 31,
- -----------------------------------------------------------------------
IN MILLIONS EXCEPT PER SHARE                        1991
- -----------------------------------------------------------------------
Revenues                                         $1,297.0
Net income                                           87.1
Earnings available for
  common shares                                      79.3
- -----------------------------------------------------------------------
- -----------------------------------------------------------------------
Earnings per common share:
   Primary                                           $2.35
   Fully diluted                                      2.26
- -----------------------------------------------------------------------
- -----------------------------------------------------------------------


                                     NOTE 3:

                             NON-REGULATED PROPERTY

ENERGY RELATED. Aquila is involved in the gathering, processing and marketing of natural gas, the acquisition and development of proved gas and oil reserves, and the extraction and sale of natural gas liquids. Aquila's investment in properties is summarized below:





                                                               DECEMBER 31,
- ---------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                  1993        1992        1991
- ----------------------------------------------------------------------------------
PROPERTY AND INVESTMENTS:
  Gas and oil properties                           $337.2       $313.7      $294.4
  Gathering, processing and other                   419.8        351.5       319.8
- ----------------------------------------------------------------------------------
                                                    757.0        665.2       614.2
  Less-depreciation, depletion and amortization     259.0        180.5       111.9
- ----------------------------------------------------------------------------------
NET PROPERTY AND INVESTMENTS                       $498.0       $484.7      $502.3
- ----------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------




UTILCO GROUP. UtilCo Group is involved in the ownership and operation of facilities in the independent and wholesale power generation market. Non-Regulated Property, as reflected in the Consolidated Balance Sheet at December 31, 1993, includes $110.9 million related to UtilCo Group's investments in partnerships and leveraged leases. UtilCo Group partnership investments are summarized below:



                                           INVESTMENT DECEMBER 31,         SHARE OF PRETAX EARNINGS
- ---------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS            Ownership     1993      1992      1991      1993      1992      1991
- ---------------------------------------------------------------------------------------------------
UtilCo Group partnerships*     15% - 50%     $100.2    $102.2    $76.3     $14.6     $14.4     $7.1
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------


* INVESTMENT EXCEEDS UTILCO GROUP'S INTEREST IN THE UNDERLYING PARTNERSHIP NET ASSETS. ACQUISITION AND TRANSACTION COSTS INCLUDED IN THE INVESTMENT BALANCES ARE BEING AMORTIZED ON A STRAIGHT-LINE BASIS OVER THE REMAINING LIVES OF THE RELATED FACILITIES.


Summarized combined financial information of unconsolidated partnership investees of UtilCo Group and unconsolidated foreign joint ventures is presented below:


                                          DECEMBER 31,
- -------------------------------------------------------------
DOLLARS IN MILLIONS            1993          1992      1991
- -------------------------------------------------------------
ASSETS
Current assets               $ 141.9        $ 89.5     $ 69.0
Non-current assets             881.3         858.9      609.6
- -------------------------------------------------------------
Total assets                $1,023.2        $948.4     $678.6
- -------------------------------------------------------------
- -------------------------------------------------------------
LIABILITIES AND CAPITAL
Current liabilities          $ 118.4        $264.7     $ 51.3
Non-current liabilities*       738.0         563.8      542.9
Partnership capital            166.8         119.9       84.4
- -------------------------------------------------------------
Total liabilities
  and capital               $1,023.2        $948.4     $678.6
- -------------------------------------------------------------
- -------------------------------------------------------------


* ALL NON-RECOURSE TO UTILICORP.




                                      YEAR ENDED DECEMBER 31,
- -------------------------------------------------------------------
DOLLARS IN MILLIONS             1993          1992       1991
- -------------------------------------------------------------------
Operating results
Revenues                      $521.3        $238.3     $207.1
Costs and expenses             473.5         199.2      182.9
- -------------------------------------------------------------------
Partnership income            $ 47.8        $ 39.1     $ 24.2
- -------------------------------------------------------------------
- -------------------------------------------------------------------

                                     NOTE 4:

                            AQUILA STRATEGY REVISION

In October 1993, AGP completed an initial public offering and sale of 5.4 million shares of common stock, representing approximately 18% of the stock of AGP. Net proceeds of the $15 per share offering were approximately $74.6 million and were used to reduce short-term debt incurred for working capital purposes. This transaction resulted in a gain of $47.8 million, recorded as non-operating income in the Consolidated Statement of Income. Consistent with U.S. tax laws, no income tax expense was recorded related to this transaction.
   The gain was partially offset by a restructuring charge of $69.8 million ($45 million after tax) related to the completion of a revised business strategy at Aquila. The restructuring charge, after tax, includes an estimated $27 million for disposition of certain unfavorably priced gas sales contracts, approximately $14 million to provide an impairment reserve for certain offshore assets and investments determined to be inconsistent with Aquila's revised strategy, and $4 million for other programs made necessary by the strategy revision.


                                     NOTE 5:

                                 SHORT-TERM DEBT

At December 31, 1993, $70 million of short-term debt was outstanding, comprised of notes issued under bank lines. Such borrowings had a weighted average interest rate of 3.51%.
   The company has commercial paper programs aggregating $200 million. To support these programs and to provide for additional short-term borrowing capacity, the company has two revolving credit agreements (Agreements) with a consortium of banks aggregating $400 million. The Agreements, which expire in December 1994 and December 1996, also allow the issuance of notes which bear interest at rates based on the prime rate or various money market rates. The Agreements contain certain restrictive covenants and the company pays an average annual commitment fee of .225% on the unused portion of the Agreements. As of December 31, 1993, there were no outstanding borrowings under these Agreements.


                                     NOTE 6:

                                 LONG-TERM DEBT

The amount of long-term debt maturing in each of the next five years, including sinking fund provisions, is as follows (in millions): 1994-$1.8; 1995-$139.2; 1996-$14.5; 1997-$22.4; and 1998-$84.6.
   In March 1993, the company issued $125 million of 8.0% Senior Notes due in 2023. Net proceeds from this offering were $123.3 million and were used to reduce short-term debt incurred for construction and acquisitions, and for general corporate purposes. In April 1993, the company issued $70 million of 6.0% Senior Notes due in 1998. The company used the majority of the proceeds to fund a trust that assumed $63.5 million of 9.875% General Mortgage Bonds. In October 1993, the General Mortgage Bonds were redeemed by the trust.
   In 1993, the company purchased and retired approximately $33.0 million of First Mortgage Bonds. These bonds were purchased at a premium and replaced with short-term debt.

The company's long-term debt is summarized below:




                                                                           DECEMBER 31,
- -----------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                               1993         1992        1991
- -----------------------------------------------------------------------------------------------
FIRST MORTGAGE BONDS:
    Various, 8.49%*, due 1994-2008                            $   36.1       $ 70.6      $180.6

MORTGAGE BONDS:
    Series 1, 9.875%, retired during 1993                            -         63.5        75.0

SENIOR NOTES:
    9.30% Series, due December 1, 1995                           125.0        125.0       125.0
    6.0% Series, due October 15, 1998                             70.0            -           -
    9.21% Series, due October 11, 1999                            50.0         50.0        50.0
    Aquila Southwest Energy 8.29% Series,
     due September 15, 2002                                      100.0        100.0           -
    8.2% Series, due January 15, 2007                            130.0        130.0           -
    10.5% Series, due December 1, 2020                           125.0        125.0       125.0
    9.0% Series, due November 15, 2021                           150.0        150.0       150.0
    8.0% Series, due March 1, 2023                               125.0            -           -

SECURED DEBENTURES OF WEST KOOTENAY POWER:
    10.39%*, due 1994-2023                                        57.9         41.2        41.2

SUBORDINATED DEBENTURES:
    Various, 9.88%*, due 1994-2011                                23.9         27.5       168.3

OTHER NOTES AND OBLIGATIONS                                       18.6         13.9        16.5
- -----------------------------------------------------------------------------------------------
TOTAL LONG-TERM DEBT (INCLUDING CURRENT MATURITIES)           $1,011.5       $896.7      $931.6
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------


*   WEIGHTED AVERAGE INTEREST RATE.





   During 1993, West Kootenay Power issued 8.8% secured debentures having a face value of approximately $18.8 million. The proceeds from this offering were used to reduce short-term debt, redeem preference stock and for other general purposes.
   Substantially all of the domestic utility plant owned by the company is subject to the lien of various mortgage indentures. The company cannot issue additional mortgage bonds as long as any of its 9.0%, 8.2%, 8.0% or 6.0% senior notes are outstanding.
   The company executed an Indenture in 1990 (Indenture), for the issuance of senior notes. Notes issued pursuant to the Indenture will be unsecured obligations of the company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the company. The Indenture does not limit the aggregate principal amount of senior notes which may be issued under it.
   At December 31, 1993, 6.625% convertible subordinated debentures totaling $14.3 million remained outstanding. The debentures can be converted into approximately 600,000 shares of common stock, based on a conversion price of $23.68, subject to an annual maximum limitation. The debentures are subordinate to the prior payment, when due, of the principal and premium, if any, and interest on all the company's debt outstanding, except debt that by its terms is not senior in right of payment to the debentures.

                                     NOTE 7:

                                  CAPITAL STOCK

In 1992, the company's stockholders approved an amendment to the company's Certificate of Incorporation to increase the number of authorized shares of common stock from 50 million to 100 million shares. As of December 31, 1993, the company was not restricted as to payment of cash dividends.
   The Board of Directors of the company (the Board) is authorized to approve the issuance of up to 20 million shares of Class A common stock, $1.00 par value. No shares of Class A common stock are issued or outstanding.
   In February 1993 and in April 1993, the company issued 4.8 million and .5 million shares of common stock, respectively. The combined net proceeds were $144.7 million and were used to reduce short-term debt incurred for construction and an acquisition and for general corporate purposes.
   At December 31, 1993, there were 4,428,990 shares reserved for issuance under a Dividend Reinvestment and Stock Purchase Plan, a Non-Employee Director Plan, and various employee benefit and other plans.

STOCK AWARDS AND STOCK OPTIONS. The company's Stock Incentive Plan provides for the granting of common shares to employees of the company as restricted stock awards and as stock options.
   Shares issued as restricted stock awards are held by the company until certain restrictions lapse, generally on the third award anniversary. The market value of the stock, when awarded, is amortized to compensation expense over the three-year period.
   Stock options granted under the Plan allow the purchase of common shares at a price not less than fair market value at the date of grant. Options are generally exercisable commencing with the first anniversary of the grant and expire after 10 years from the date of grant.
   The Board approved the establishment of an Employee Stock Option Plan in 1991. This Plan provides for the granting of up to 1 million stock options to full-time employees other than those eligible to receive options under the Stock Incentive Plan. Stock options granted under the Employee Stock Option Plan carry the same provisions as those issued under the Stock Incentive Plan. During 1992, options for 742,900 shares were granted to company employees. The exercise price of these options is $27.3125. No options were issued under this Plan in 1993.
   Restricted stock awards and stock options become exercisable for the purchase or transfer of 249,983 shares in 1994; 31,169 in 1995 and 16,610 in 1996.
Stock option and restricted stock awards are summarized below:


- ----------------------------------------------------------
SHARES                      1993        1992         1991
- ----------------------------------------------------------
Beginning balance      1,193,437     345,284      239,528
    Granted              239,091     983,404      232,238
    Exercised           (128,564)   (112,575)    (123,087)
    Cancelled            (19,131)    (22,676)      (3,395)
- ----------------------------------------------------------
Ending balance         1,284,833   1,193,437      345,284
- ----------------------------------------------------------
- ----------------------------------------------------------
Option price              $21.50      $17.40       $17.40
 range at                   to          to           to
 December 31              $28.69      $28.69       $21.88
- ----------------------------------------------------------
- ----------------------------------------------------------


MANDATORILY REDEEMABLE CONVERTIBLE PREFERENCE STOCK.
The Board is authorized to approve the issuance of up to 4.1 million shares of $1.775 Series Convertible Preference Stock. The shares outstanding at December 31, 1993, are convertible into approximately 2.8 million shares of common stock, based on a conversion price of $20.6569. In February 1994, the Board authorized the redemption of all outstanding shares of the $1.775 stock on May 26, 1994 at a price of $21.60 per share plus accrued dividends.

PREFERRED STOCK OF SUBSIDIARY. In December 1993, West Kootenay Power redeemed all outstanding shares of 7.9% Cumulative Redeemable Retractable Preferred Shares, Series 2 for $21.55 per share, plus accrued dividends.

                                     NOTE 8:

                                  INCOME TAXES

Income tax expense consists of the following components:



                                             YEAR ENDED DECEMBER 31,
- ---------------------------------------------------------------------------
DOLLARS IN MILLIONS                         1993      1992        1991
- ---------------------------------------------------------------------------
CURRENTLY PAYABLE:

    Federal                                $22.6     $ 9.7       $16.2
    Foreign                                  4.9       6.3         5.9
    State                                   (2.2)       .8          .6
DEFERRED:
    Federal
         Accelerated depreciation           27.0      26.6        26.4
         Alternative minimum tax           (23.2)    (15.0)      (12.5)
         Restructuring charge              (23.7)        -           -
         Intangible drilling costs          10.0         -         3.4
         Purchased gas adjustment clauses    1.9      (1.4)        1.9
         Federal tax rate increase           2.7         -           -
         Leveraged lease income                -         -        (1.8)
         Other                               5.1       2.0         1.0
    State                                    5.7       3.7         4.0
INVESTMENT TAX CREDIT AMORTIZATION          (1.3)     (1.1)       (1.5)
- ---------------------------------------------------------------------------
TOTAL INCOME TAX EXPENSE                   $29.5     $31.6       $43.6
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------




     In the first quarter of 1993, the company adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 requires that deferred tax liabilities be established for income tax benefits associated with temporary differences including those previously passed through to ratepayers. Since such deferred tax liabilities will be collected in rates from customers, a regulatory asset was established. The company's net SFAS No. 109 regulatory assets were approximately $66 million at December 31, 1993.
   In August 1993, passage of the Budget Reconciliation Act of 1993 (the Act) increased the statutory federal income tax rate from 34% to 35%. This tax rate change increased income tax expense by approximately $4.0 million, of which $2.7 million represented a non-cash adjustment to increase deferred tax liabilities as of January 1, 1993.
   The principal components of the company's deferred tax liability consist of the following:



                                         DECEMBER 31,
- -----------------------------------------------------
DOLLARS IN MILLIONS                         1993
- -----------------------------------------------------
Accelerated depreciation and other
    plant differences-
      Regulated                           $155.5
      Non-regulated                        128.4
Regulatory assets                           25.8
Unamortized investment tax credits          (7.7)
Alternative minimum tax credit
    carryforward                           (73.0)
Other-net                                    2.9
- -----------------------------------------------------
DEFERRED TAX LIABILITY                    $231.9
- -----------------------------------------------------
- -----------------------------------------------------


     The company has an alternative minimum tax credit carryforward of approximately $73 million at December 31, 1993. Alternative minimum tax credits can be carried forward indefinitely. The company also has a tax net operating loss carryforward of approximately $50 million which can be utilized until 2007.

The company's effective income tax rates differed from the statutory federal income tax rates primarily due to the following:


                                                                   YEAR ENDED DECEMBER 31,
- -----------------------------------------------------------------------------------------------
                                                             1993           1992           1991
- -----------------------------------------------------------------------------------------------
STATUTORY FEDERAL INCOME TAX RATE                            35.0%          34.0%          34.0%
  Tax effect of:
  Temporary differences passed through,
  primarily removal costs                                     (.8)          (1.0)           (.7)
  Investment tax credit amortization                         (1.1)          (1.2)          (1.2)
  Gain on sale of subsidiary stock                          (14.4)             -              -
  State income taxes, net of federal benefit                  2.4            3.4            2.6
  Federal tax rate increase                                   2.3              -              -
  Difference in tax rate of foreign subsidiaries               .8            1.9            1.0
  Other                                                       1.3             .3             .3

- -----------------------------------------------------------------------------------------------
EFFECTIVE INCOME TAX RATE                                    25.5%          37.4%          36.0%
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------




                                     NOTE 9:

                                EMPLOYEE BENEFITS



PENSIONS. The following table represents the funded status of the pension plans and the amounts included in the Consolidated Balance Sheet and Statement of
Income:



                                                                     YEAR ENDED DECEMBER 31,
- -----------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                          1993           1992           1991
- -----------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Vested benefit obligation                                $113.5          $83.6          $77.4
  Accumulated benefit obligation                            116.5           86.3           79.8
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Projected benefit obligation                               $144.6         $108.1         $ 98.7
Plan assets at fair value (primarily publicly traded
  common stocks and bonds)*                                 168.3          134.6          132.4
- -----------------------------------------------------------------------------------------------
Excess of plan assets over the projected benefit
  obligation                                                 23.7           26.5           33.7
Unrecognized net (gain) loss from past experience
  different from that assumed                                 7.2            2.0           (4.6)
Unrecognized net asset being recognized over 16 years       (15.6)         (16.8)         (18.0)
Unrecognized prior service cost                                .1             .6           (2.4)
- -----------------------------------------------------------------------------------------------
Pension asset included in prepayments                      $ 15.4         $ 12.3         $  8.7
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Net pension expense included the following components:
  Service cost                                             $  5.3          $ 4.5         $  3.4
  Interest cost on projected benefit obligation              10.4            8.0            6.3
  Actual return on plan assets                              (16.9)          (6.6)         (17.7)
  Regulatory adjustment                                        .3              -              -
  Net amortization and deferral                               2.2           (6.2)           8.6
- -----------------------------------------------------------------------------------------------
Net pension expense (credit)                               $  1.3          $ (.3)        $   .6
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Discount rate assumed                                        7.89%           8.21%         8.21%
Assumed rate of return on future compensation levels    5.0 - 5.5%      5.0 - 6.0%    5.0 - 6.0%
Assumed long-term rate of return on assets              8.5 - 9.0%            9.0%          9.0%
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------



* INCLUDES $1.1 MILLION OF THE COMPANY'S CONVERTIBLE PREFERENCE STOCK AT DECEMBER 31, 1993.


   The company has pension plans covering substantially all qualified union and non-union employees. The benefit formulas vary and are based either on years of service multiplied by a percentage of salary, or a flat benefit based upon years of service.
   The company's policy is to fund, at a minimum, an amount sufficient to meet all ERISA funding requirements. In certain of its jurisdictions, the company has recorded pension expense equal to its funding contribution, consistent with the rate treatment allowed for this cost.

OTHER POST-RETIREMENT BENEFITS. The company provides post-retirement health care and life insurance benefits to certain employees. A majority of such retirees pay a portion of the cost of these benefits.
   Effective January 1, 1993, the company adopted SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," for its U.S. operations, which requires accrual of post-retirement benefits during the years employees provide services. The company has elected to amortize the estimated unfunded accumulated obligation at January 1, 1993, approximately $43 million, over 20 years. Additionally, during 1993 expense of approximately $.6 million was recognized for the service cost of benefits accrued and $3.4 million for interest accrued on the accumulated projected benefit obligation. Prior to 1993, the company expensed these benefits as they were paid. In 1991 and 1992 these costs were not significant.
   The following table summarizes the status of the company's post-retirement plans for financial statement purposes and the related amount included in the Consolidated Balance Sheet at December 31, 1993:


                                                        DECEMBER 31,
- --------------------------------------------------------------------
DOLLARS IN MILLIONS                                          1993
- --------------------------------------------------------------------
Actuarial present value of post-retirement
  benefit obligations:
     Retirees                                               $29.5
     Other fully eligible participants                        9.0
     Other active participants                                6.8
     Unrecognized transition obligation                     (41.0)
     Unrecognized net loss                                   (1.8)
- --------------------------------------------------------------------
Accrued liability                                           $ 2.5
- --------------------------------------------------------------------
- --------------------------------------------------------------------



   For measurement purposes, an annual health care cost growth rate of 14.0% was assumed for 1994, decreasing to 8.25% by 1997 and 6% thereafter. The rate of change in health care cost has a significant effect on the projected benefit obligation. Increasing the rate by 1% each year would have increased the present value of the accumulated projected benefit obligation by $2.4 million and the aggregate of the service and interest cost components by $.3 million in 1993. The accumulated post-retirement benefit obligation was discounted at a weighted average rate of 7.75%.
   Pursuant to regulatory orders or precedents, certain regulated divisions of the company have deferred as a regulatory asset the incremental costs associated with SFAS No. 106. At December 31, 1993, the amount deferred was not significant.

                                    NOTE 10:

                          COMMITMENTS AND CONTINGENCIES


COMMITMENTS. The company is engaged in utility construction programs that are expected to require estimated capital expenditures of $770 million over the next five years. Estimated utility expenditures for 1994 and 1995 total $139 and $150 million, respectively.
   In 1991, concurrent with the WestPlains acquisition, the company entered into an operating lease of an 8% interest in the Jeffrey Energy Center (JEC) for an initial term of 27 years. JEC consists of three coal-fired, 680-megawatt (MW) generating units which are operated by a third party. Lease and other operating expenses related to this interest are included in the Consolidated Statement of Income. The lease includes certain fixed price and fair market value purchase and renewal options. The company's Missouri Public Service (MPS) division also owns an 8% interest in JEC. The MPS interest is included in electric utility plant and its portion of operating expenses are also included in the Consolidated Statement of Income.
   Future minimum lease payments under long-term non-cancelable leases, primarily related to the JEC interest, peaking turbines, coal cars, and office space, are (in millions): 1994-$25.6; 1995-$24.9; 1996-$23.1; 1997-$19.9;
1998-$20.3; and thereafter-$242.1. Annual rent expense for the years 1993, 1992 and 1991 was (in millions): $25.7, $24.7, and $14.5 respectively.
   The company has contractual commitments to purchase power for its electric operating divisions through 2017. For 1994 through 1998, these commitments are scheduled to provide 718; 699; 707; 702; and 677 MW, respectively. Aggregate minimum annual costs for these commitments are expected to approximate (in millions): $51.2, $54.4, $56.2, $54.4 and $51.7 during the five years ending 1998. One of these contracts is scheduled to provide approximately 7% of the company's system requirements through 1998.
   At December 31, 1993, Aquila had minimum fixed price sales obligations of 29.0, 15.2, 15.2, 15.2 and 15.2 BCF for deliveries in the year 1994 to 1998, respectively, at prices that range from $1.73 to $3.41 per MCF.
   During 1993, the company finalized a joint venture agreement with the Waikato Electricity Authority in New Zealand for the purchase of a one-third interest in WEL Energy Group Ltd. (WEL). The company paid $2.7 million at closing and has agreed to pay approximately $21 million over time, as needed for specific investments, upon call of the WEL Board of Directors.
   The company has agreements with financial institutions to sell, on a continuing basis, up to $175 million of eligible accounts receivable on a limited recourse basis. At December 31, 1993, 1992, and 1991, the amounts of receivables sold under these agreements were $139.1 million, $150.0 million and $140.0 million, respectively. Fees associated with these sales were approximately (in millions) $5.4 in 1993, $5.7 in 1992 and $6.9 in 1991.

ENVIRONMENTAL. The company is subject to various environmental laws, including regulations governing air and water quality and the storage and disposal of hazardous or toxic wastes.
   The company owns or previously operated 28 former manufactured gas plants
(MGPs) which may, or may not, require some form of environmental remediation. The company has contacted appropriate federal and state agencies and is in the process of determining what, if any, specific cleanup activities may be needed at these sites.
   In 1993, the company spent approximately $100,000 investigating an MGP site, and in 1994 plans to spend about $100,000 to remediate this site after which the state regulatory agency is expected to order no further remediation. Through 1993, the company spent $1.1 million investigating another MGP site, and it estimates it will spend an additional $2.3 million for its 30% share of remediation costs. The company estimates that at least $5.4 million of costs will be incurred over the next several years at its remaining MGP sites. These amounts could change materially based upon further investigations and the actions of environmental agencies. Based on prior experience, available facts and existing law, the company has recorded an obligation for the minimum amount of environmental costs currently expected to be incurred.
   The estimated environmental obligation and substantially all costs incurred to date have been recorded as a regulatory asset. The company has received favorable rate orders for recovery of its environmental cleanup costs in several of its jurisdictions. In other jurisdictions, favorable regulatory precedent exists for the recovery of these costs. The company is also pursuing recovery from insurance carriers and other potentially responsible parties.

   It is management's opinion that the ultimate resolution of these environmental matters will not have a material adverse impact upon the financial position or results of operations of the company.

AQUILA-UNUSUAL LOSS PROVISION. In 1992, the company recognized a $17.7 million pretax charge against earnings ($11.3 million after tax). This charge related to apparent improper payments by former employees of Aquila Energy Resources, a wholly-owned subsidiary of Aquila, during the course of transactions to acquire certain natural gas and oil properties.
   The company has filed a lawsuit in U.S. District Court in Houston seeking recovery of damages and is also pursuing action to recover part of the loss through insurance coverage. Several of the defendants have filed counterclaims. The company believes that the counterclaims are without merit.
   Two class action suits seeking unspecified damages were filed against the company by stockholders alleging violations of various securities laws following the charge related to apparent improper payments at Aquila Energy Resources. One of these cases was dismissed by the U.S. District Court in Houston, and the dismissal was affirmed by the appellate court. The other suit is now pending in the U.S. District Court in Kansas City. Management denies the allegations in the suit and is vigorously defending the action. Management does not believe the ultimate resolution of the suit will have a material adverse effect on the consolidated financial position or results of operations of the company.

OTHER. The company is subject to various legal proceedings and claims which arise in the ordinary course of business operations. In the opinion of management, the amount of liability, if any, with respect to these actions would not materially affect the consolidated financial position of the company or its results of operations.


                                    NOTE 11:

                       FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and cash equivalents and short-term debt are carried at cost which approximates fair value. The fair value of long-term debt and redeemable preference stock is estimated based on quoted market prices for the same or similar issues or on the current rates offered for instruments of the same remaining maturities.
   The estimated fair value of the company's financial instruments at December 31, 1993 and 1992 is shown below. Because a substantial portion of the company's operations are regulated, the company believes that any gains or losses related to the retirement of debt or redemption of preference stock would not have a material effect on the company's financial position or results of operations.




                                                         CARRYING AMOUNT             FAIR VALUE
- --------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                      1993       1992         1993         1992
- --------------------------------------------------------------------------------------------------
Long-term debt, including current maturities         $1,011.5     $896.7     $1,127.9       $977.9
Redeemable preference stock                              58.5       60.7         88.7         80.0
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   -----------

                                    NOTE 12:

                               SEGMENT INFORMATION






                                                               DECEMBER 31,
- --------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                      1993      1992        1991
- --------------------------------------------------------------------------------------
REVENUES:
  Electric operations-
    Domestic                                         $  459.5   $  426.6     $  303.8
    Canadian                                             87.4       81.2         75.6
- --------------------------------------------------------------------------------------
  Total electric operations                             546.9      507.8        379.4
  Gas operations                                        686.1      515.7        496.0
  Energy related businesses                             338.6      275.4        199.8
- --------------------------------------------------------------------------------------
TOTAL REVENUES                                       $1,571.6   $1,298.9     $1,075.2
- --------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------
DEPRECIATION, DEPLETION, AND AMORTIZATION:
  Electric operations                                  $ 45.9     $ 41.7       $ 31.5
  Gas operations                                         28.6       24.4         22.4
  Energy related businesses                              60.8       57.0         51.6
  Other                                                  10.7        8.0          5.5
- --------------------------------------------------------------------------------------
TOTAL DEPRECIATION, DEPLETION AND AMORTIZATION         $146.0     $131.1       $111.0
- --------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS:
  Electric operations-
    Domestic                                           $101.3     $ 87.6       $ 74.0
    Canadian                                             18.1       21.8         22.6
- -------------------------------------------------------------------------------------
  Total electric operations                             119.4      109.4         96.6
  Gas operations                                         65.7       41.6         42.2
  Energy related businesses                             (32.9)      18.0         57.2
- -------------------------------------------------------------------------------------
TOTAL INCOME FROM OPERATIONS                           $152.2     $169.0       $196.0
- -------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:
  Electric operations-
    Domestic                                         $  927.1   $  861.5     $  810.8
    Canadian                                            234.9      193.7        215.2
- -------------------------------------------------------------------------------------
  Total electric operations                           1,162.0    1,055.2      1,026.0
  Gas operations                                        716.9      579.3        530.1
  Energy related businesses                             604.2      662.0        643.1
  Other*                                                367.4      256.3        188.1
- -------------------------------------------------------------------------------------
TOTAL ASSETS                                         $2,850.5   $2,552.8     $2,387.3
- -------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------
CAPITAL EXPENDITURES:
  Electric operations                                  $ 87.4     $ 98.1       $ 65.6
  Gas operations                                         53.1       51.7         68.4
  Energy related businesses                              94.5       48.9        148.7
  Other*                                                 28.8       14.8         21.1
- -------------------------------------------------------------------------------------
TOTAL CAPITAL EXPENDITURES                             $263.8     $213.5       $303.8
- -------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------


* INCLUDES UTILCO GROUP AND OTHER CORPORATE ASSETS.


                                    NOTE 13:

          SUPPLEMENTARY INFORMATION ON GAS AND OIL PRODUCING ACTIVITIES


The following supplementary information is presented in accordance with Statement of Financial Accounting Standards No. 69 and related SEC accounting rules. Gas and oil producing activities include the applicable operations of Aquila and non-regulated operations of a utility division.




CAPITALIZED COSTS-PROVED PROPERTIES*                             DECEMBER 31,
- -------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                      1993       1992         1991
- -------------------------------------------------------------------------------------
Capitalized costs                                      $347.1     $314.8       $298.2
Less-accumulated depreciation, depletion
  and amortization                                      179.8      141.0         90.6
- -------------------------------------------------------------------------------------
NET CAPITALIZED COSTS                                  $167.3     $173.8       $207.6
- -------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------



COSTS INCURRED-PROVED PROPERTIES*                           YEAR ENDED DECEMBER 31,
- -------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                      1993       1992         1991
- -------------------------------------------------------------------------------------
Acquisition costs                                       $ 2.2      $ 4.9        $74.5
Development costs                                        37.5       16.0         20.9
- -------------------------------------------------------------------------------------
TOTAL                                                   $39.7      $20.9        $95.4
- -------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------



* THE COMPANY HAD NO SIGNIFICANT UNPROVED PROPERTIES FOR THE YEARS PRESENTED. THE 1992 AND 1991 AMOUNTS HAVE BEEN RESTATED TO EXCLUDE GAS PROCESSING PLANTS.





Results of Operations                                      YEAR ENDED DECEMBER 31,
- -------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                      1993       1992         1991
- -------------------------------------------------------------------------------------
Revenues:
  Gas                                                   $58.0      $42.9        $48.6
  Oil                                                    20.2       29.3         37.9
- -------------------------------------------------------------------------------------
TOTAL REVENUES                                           78.2       72.2         86.5
- -------------------------------------------------------------------------------------
Expenses:
  Production costs                                       18.9       19.7         15.9
  Depreciation, depletion and amortization               39.6       39.7         43.0
  Unusual item-loss provision                               -       10.7            -
- -------------------------------------------------------------------------------------
TOTAL EXPENSES                                           58.5       70.1         58.9
- -------------------------------------------------------------------------------------
Results before income taxes                              19.7        2.1         27.6
Income taxes                                              6.9         .8          9.3
- -------------------------------------------------------------------------------------
Results of Operations                                   $12.8      $ 1.3        $18.3
- -------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------




RESERVE QUANTITY INFORMATION (UNAUDITED). The following reserve quantity estimates (all located in the United States) as well as information regarding future production and cash flows were based primarily on reserve studies prepared by Netherland, Sewell and Associates, Inc. for 1993 and 1992 and on internal estimates made by the company for 1991. Such estimates are inherently imprecise and may be subject to revision.


                                                           Natural Gas                     Crude Oil and Condensate
                                                        (BILLION CUBIC FEET)                 (THOUSAND BARRELS)
- ----------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                       1993         1992        1991         1993         1992        1991
- ----------------------------------------------------------------------------------------------------------------------
PROVED DEVELOPED AND UNDEVELOPED RESERVES:
Beginning of year                                 142.5        208.8        99.5        5,851        8,016       6,656
  Purchases of reserves in place                    1.8          1.7       127.3            6          771       2,925
  Revision of previous estimates                  (15.9)       (43.2)       10.4       (1,325)      (1,539)         40
  Production                                      (24.4)       (25.0)      (28.9)      (1,133)      (1,489)     (1,683)
  Extensions                                        8.8           .2          .5          145           92          78
- ----------------------------------------------------------------------------------------------------------------------
END OF YEAR                                       112.8        142.5       208.8        3,544        5,851       8,016
- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------
Proved developed reserves:
Beginning of year                                  97.4        168.6        84.6        4,050        6,337       4,222
End of Year                                        73.3         97.4       168.6        3,058        4,050       6,337
- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------




STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN (UNAUDITED). Future pretax net cash flows have been estimated by applying prices and costs in effect at the end of the years indicated, except where contractual arrangements exist, to the estimated future production of proved reserves. Aquila has assigned approximately 64% of the company's future gas production through 2008 to certain of its long-term fixed price contracts through a contractual swap arrangement at prices ranging from $2.83 to $7.29 per MCF. Future income tax expenses were computed by applying statutory tax rates adjusted for permanent differences and tax credits to estimated net future pretax cash flows.





STANDARDIZED MEASURE                                                DECEMBER 31,
- ----------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                             1993        1992         1991
- ----------------------------------------------------------------------------------------------
Future cash inflows                                           $418.7      $513.7       $533.8
Future production costs                                       (112.5)     (122.8)      (130.7)
Future development costs                                       (38.0)      (49.4)       (11.9)
Future income tax expenses                                     (44.3)      (76.0)       (66.9)
Future net cash flows                                          223.9       265.5        324.3
10% annual discount                                            (75.6)      (88.8)      (106.1)
- ----------------------------------------------------------------------------------------------
STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS      $148.3      $176.7       $218.2
- ----------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------



CHANGES IN STANDARDIZED MEASURE                                     YEAR ENDED DECEMBER 31,
- ----------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                             1993        1992         1991
- ----------------------------------------------------------------------------------------------
Sales and transfers of gas and oil produced, net of
  production costs                                            $(59.3)     $(52.5)      $(70.6)
Net changes in prices and production costs related to
  future production                                             (1.0)       80.3        (61.0)
Development costs incurred during the period                    27.1        14.7         21.9
Extensions                                                      15.5         1.5          1.6
Changes in estimated future development costs                   (5.8)      (34.4)         6.6
Revisions of previous quantity estimates                       (32.7)      (73.9)        14.8
Purchases of reserves in place                                   2.5         8.6        111.3
Accretion of discount                                           22.6        26.9         22.1
Net change in income taxes                                      20.6         (.6)        (4.5)
Changes in production rates and other                          (17.9)      (12.1)        (8.2)
- ----------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN DISCOUNTED FUTURE NET CASH FLOWS    (28.4)      (41.5)        34.0
- ----------------------------------------------------------------------------------------------
BEGINNING OF YEAR                                              176.7       218.2        184.2
END OF YEAR                                                   $148.3      $176.7       $218.2
- ----------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------


                                    NOTE 14:

                      QUARTERLY FINANCIAL DATA (UNAUDITED)


Due to the timing of acquisitions, the effect of weather on sales, and other factors characteristic of utility operations and energy related businesses, financial results for interim periods are not necessarily indicative of trends for any 12-month period.




                                                        1993 QUARTERS                                  1992 QUARTERS
- ----------------------------------------------------------------------------------------------------------------------------------
IN MILLIONS EXCEPT PER SHARE                 First    Second     Third   Fourth (a)       First      Second      Third      Fourth
- ----------------------------------------------------------------------------------------------------------------------------------
Revenues                                    $480.9    $329.4    $330.1      $431.2       $366.0      $253.6     $274.6      $404.7
Income (loss) from operations                 78.6      34.6      49.0       (10.0)        64.1        14.7       32.0        58.2
Net income (loss)                             34.8       7.3      11.0        33.3         28.6        (6.2)       4.9        25.6
- ----------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) per common share:
  Primary (b)                                 $.87      $.13      $.22        $.76         $.77       $(.23)      $.10        $.68
  Fully diluted (c)                            .83       .13       .22         .72          .73        (.23)       .10         .65
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
Cash dividend per common share                $.40      $.40      $.40        $.42         $.40       $(.40       $.40        $.40
Market price per common share:
  High                                      $28.63    $29.63    $34.00      $33.50       $29.00      $28.75     $27.88      $28.25
  Low                                        27.13     27.75     28.88       30.13        26.25       22.13      23.63       26.75
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------



(a) SEE NOTE 4 FOR DISCUSSION OF RESTRUCTURING CHARGE AND GAIN ON SALE OF SUBSIDIARY STOCK.
(b) THE SUM OF THE QUARTERLY PRIMARY EARNINGS PER SHARE AMOUNTS DIFFERS FROM THAT REFLECTED IN THE CONSOLIDATED STATEMENT OF INCOME DUE TO THE WEIGHTING OF COMMON SHARES OUTSTANDING DURING EACH OF THE RESPECTIVE PERIODS.
(c) THE SUM OF THE QUARTERLY FULLY DILUTED EARNINGS PER SHARE AMOUNTS DIFFERS FROM THAT REFLECTED IN THE CONSOLIDATED STATEMENT OF INCOME BECAUSE THE COMPANY'S CONVERTIBLE SECURITIES WERE ANTI-DILUTIVE IN CERTAIN QUARTERLY CALCULATIONS.


                              REPORT OF MANAGEMENT


The management of UtiliCorp United Inc. is responsible for the information that appears in this annual report, including its accuracy. The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles. In addition to selecting appropriate accounting principles, management is responsible for the manner of presentation and for the reliability of the information. In fulfilling this responsibility, it is necessary for management to make estimates based on currently available information and judgments of current conditions and circumstances.
  Through well-developed systems of internal control, management seeks to assure the integrity and objectivity of the consolidated financial information contained herein. These systems of internal control are designed to provide reasonable assurance that the assets of the company are safeguarded and that the transactions are executed to management's authorizations, and are recorded in accordance with the appropriate accounting principles.
  The Board of Directors participates in the financial information reporting process through its Audit Committee, which selects the independent accountants and reviews, along with management, the company's financial reporting and internal accounting controls, policies, and practices.

Richard C. Green, Jr.
Chairman of the Board, President
and Chief Executive Officer


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



       TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF UTILICORP UNITED INC.


We have audited the accompanying consolidated balance sheets and statements of capitalization of UtiliCorp United Inc. and subsidiaries at December 31, 1993 and 1992, and the related consolidated statements of income, common shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of UtiliCorp United Inc. and subsidiaries for the year ended December 31, 1991 were audited by other auditors whose report dated February 7, 1992 (except with respect to the change in accounting for gas and oil properties, as to which date is November 6, 1992), expressed an unqualified opinion on those statements and included an explanatory paragraph that described the retroactive change in accounting for gas and oil properties.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the 1993 and 1992 financial statements referred to above present fairly, in all material respects, the consolidated financial position of UtiliCorp United Inc. and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.
   As explained in Notes 8 and 9 to the consolidated financial statements, effective January 1, 1993 the company changed its methods of accounting for income taxes and post-retirement benefits other than pensions.



Arthur Andersen & Co.
Kansas City, Missouri
January 31, 1994

                             SELECTED FINANCIAL DATA
                                   -----------




- -------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS EXCEPT PER SHARE               1993            1992          1991        1990
- -------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Revenues:
     Electric operations                       $   546.9      $  507.8       $  379.4      $303.7
     Gas operations                                686.1         515.7          496.0       503.9
     Energy related businesses                     338.6         275.4          199.8        75.9
- -------------------------------------------------------------------------------------------------
Total revenues                                   1,571.6       1,298.9        1,075.2       883.5
Total expenses                                   1,419.4       1,129.9          879.2       748.9
- -------------------------------------------------------------------------------------------------
Income from operations (a)                         152.2         169.0          196.0       134.6
Total interest charges and other                    36.3          84.5           74.8        59.5
- -------------------------------------------------------------------------------------------------
Income before income taxes                         115.9          84.5          121.2        75.1
Income taxes                                        29.5          31.6           43.6        24.7
- -------------------------------------------------------------------------------------------------
Net income (b)                                      86.4          52.9           77.6        50.4
Preference and preferred dividends                   6.9           6.9            7.8         7.9
- -------------------------------------------------------------------------------------------------
EARNINGS AVAILABLE FOR COMMON SHARES            $   79.5      $   46.0  $        69.8      $ 42.5
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
COMMON STOCK DATA
Primary earnings per common share (b)              $1.95         $1.32          $2.37       $1.77
Return on average common equity (b)                 9.84%         6.93%         13.32%      10.69%
Cash dividends paid per common share              $ 1.62        $ 1.60         $ 1.54      $01.46
Book value per common share                        20.27         18.66          19.18       17.00
Market price of common stock at year end           31.75         27.63          28.50       20.38
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS
Electric                                        $1,162.0      $1,055.2       $1,026.0    $0,759.6
Gas                                                716.9         579.3          530.1       509.3
Energy related                                     604.2         662.0          643.1       377.4
Other                                              367.4         256.3          188.1       176.9
- -------------------------------------------------------------------------------------------------
TOTAL ASSETS                                    $2,850.5      $2,552.8       $2,387.3    $1,823.2
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
Utility construction expenditures                 $140.5        $149.8         $134.0      $118.9
Non-regulated investment expenditures (c)          123.3          63.7          169.8       244.5
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
CAPITALIZATION
Common shareholders' equity                     $  851.7      $  661.1       $  660.7    $  477.5
Preference and preferred stock                      83.9          95.1           97.1        97.2
Long-term debt (d)                               1,011.5         896.7          931.6       679.3
Short-term debt (e)                                 70.0         230.9          111.0        48.7
- -------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND SHORT-TERM DEBT (d)    $2,017.1      $1,883.8       $1,800.4    $1,302.7
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
Capitalization ratios
     Common shareholders' equity                    42.2%         35.1%          36.7%       36.7%
     Preference and preferred stock                  4.2           5.0            5.4         7.5
     Long-term debt (d)                             50.1          47.6           51.7        52.1
     Short-term debt (e)                             3.5          12.3            6.2         3.7
- -------------------------------------------------------------------------------------------------
TOTAL                                              100.0%        100.0%         100.0%      100.0%
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------



(a) AFTER RESTRUCTURING CHARGE OF $69.8 MILLION IN 1993 AND UNUSUAL LOSS PROVISION OF $17.7 MILLION IN 1992.
(b) INCLUDES CUMULATIVE EFFECT ON PRIOR YEARS OF ACCOUNTING CHANGES OF ($2.7), OR ($.16) PER SHARE, IN 1987.
(c)  INVESTMENTS IN NON-REGULATED GENERATING ASSETS AND ENERGY RELATED
     PROPERTIES.
(d)  INCLUDES CURRENT MATURITIES.
(e) DOES NOT REPRESENT PERMANENT CAPITAL. WILL BE FINANCED WITH DEBT AND EQUITY SECURITIES CONSIDERING FINANCIAL MARKET CONDITIONS.

                             SELECTED FINANCIAL DATA
                                   -----------





- -------------------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS EXCEPT PER SHARE             1989       1988        1987        1986      1985       1984        1983
- -------------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Revenues:
     Electric operations                       $285.9     $275.8      $227.2      $192.6    $185.8     $178.2      $172.3
     Gas operations                             446.1      397.0       367.7       403.2      57.4       56.1        60.0
     Energy related businesses                   40.4       13.1         4.5         2.4         -          -           -
- -------------------------------------------------------------------------------------------------------------------------
Total revenues                                  772.4      685.9       599.4       598.2     243.2      234.3       232.3
Total expenses                                  658.3      587.7       517.0       530.2     180.3      173.1       175.2
- -------------------------------------------------------------------------------------------------------------------------
Income from operations (a)                      114.1       98.2        82.4        68.0      62.9       61.2        57.1
Total interest charges and other                 49.0       38.2        29.8        28.6      13.3       14.0        15.8
- -------------------------------------------------------------------------------------------------------------------------
Income before income taxes                       65.1       60.0        52.6        39.4      49.6       47.2        41.3
Income taxes                                     21.0       20.0        19.4         9.7      22.7       21.4         17.
- -------------------------------------------------------------------------------------------------------------------------
Net income (b)                                   44.1       40.0        30.5        29.7      26.9       25.8        23.7
Preference and preferred dividends                5.7        2.5         3.1         4.0       4.4        4.3         4.4
- -------------------------------------------------------------------------------------------------------------------------
EARNINGS AVAILABLE FOR COMMON SHARES           $ 38.4     $ 37.5      $ 27.4      $ 25.7    $ 22.5     $ 21.5      $ 19.3
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA
Primary earnings per common share (b)           $1.84      $1.93       $1.64       $1.69     $1.80      $1.74       $1.58
Return on average common equity (b)             11.62%     12.85%      11.85%      13.40%    16.24%     17.54%      17.78%
Cash dividends paid per common share           $ 1.42     $ 1.04      $  .93      $  .87    $  .77     $  .64       $ .59
Book value per common share                     16.36      15.49       14.20       13.31     11.79      10.56        9.46
Market price of common stock at year end        22.00      18.88       14.14       19.28     13.10      11.05        9.42
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS
Electric                                     $  700.6   $  642.1      $594.2      $420.3    $408.8     $390.3      $384.8
Gas                                             464.7      283.2       275.2       285.2     297.7       34.9        33.5
Energy related                                  179.4       88.6        31.4        33.4         -          -           -
Other                                           114.1      109.6        65.3        26.8      24.3        6.3         5.7
- -------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                 $1,458.8   $1,123.5      $966.1      $765.7    $730.8     $431.5      $424.0
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
Utility construction expenditures               $98.3      $78.7       $56.7       $47.0     $31.7      $24.2       $27.6
Non-regulated investment expenditures (c)        78.7       73.2        21.4        12.9         -          -           -
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION
Common shareholders' equity                    $372.3     $321.1      $264.4      $211.7    $165.7     $131.1      $116.0
Preference and preferred stock                   97.4       35.1        25.0        33.0      41.8       42.8        43.3
Long-term debt (d)                              442.6      386.0       320.1       283.6     234.9      140.0       165.7
Short-term debt (e)                              86.2       53.0        69.9        32.0     138.3       14.0         3.7
- -------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND SHORT-TERM DEBT       $998.5     $795.2      $679.4      $560.3    $580.7     $327.9      $328.7
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
Capitalization ratios
   Common shareholders' equity                   37.3%      40.4%       38.9%       37.8%     28.5%      40.0%       35.3%
   Preference and preferred stock                 9.8        4.4         3.7         5.9       7.2       13.0        13.2
   Long-term debt (d)                            44.3       48.5        47.1        50.6      40.5       42.7        50.4
   Short-term debt (e)                            8.6        6.7        10.3         5.7      23.8        4.3         1.1
- -------------------------------------------------------------------------------------------------------------------------
TOTAL                                           100.0%     100.0%      100.0%      100.0%    100.0%     100.0%      100.0%
- --------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------


(a) AFTER RESTRUCTURING CHARGE OF $69.8 MILLION IN 1993 AND UNUSUAL LOSS PROVISION OF $17.7 MILLION IN 1992.
(b) INCLUDES CUMULATIVE EFFECT ON PRIOR YEARS OF ACCOUNTING CHANGES OF ($2.7), OR ($.16) PER SHARE, IN 1987.
(c)  INVESTMENTS IN NON-REGULATED GENERATING ASSETS AND ENERGY RELATED
     PROPERTIES.
(d)  INCLUDES CURRENT MATURITIES.
(e) DOES NOT REPRESENT PERMANENT CAPITAL. WILL BE FINANCED WITH DEBT AND EQUITY SECURITIES CONSIDERING FINANCIAL MARKET CONDITIONS.


                             ELECTRIC AND GAS STATISTICS
                                    ------------



- -----------------------------------------------------------------------------------
DOLLARS IN MILLIONS               1993                  1992       1991       1990
- -----------------------------------------------------------------------------------
ELECTRIC OPERATIONS
Revenues:
    Residential                 $236.8       43.3%    $212.5     $173.6     $143.6
    Commercial                   156.2       28.6      148.3      102.0       79.2
    Industrial                    76.0       13.9       73.3       46.4       36.1
    Other                         77.9       14.2       73.7       57.4       44.8
- -----------------------------------------------------------------------------------
TOTAL REVENUES                  $546.9      100.0%    $507.8     $379.4     $303.7

- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
MWH sales (000's):
    Residential                  3,536       35.6%     3,176      2,735      2,379
    Commercial                   2,528       25.5      2,367      1,672      1,367
    Industrial                   1,921       19.4      1,800      1,197      1,022
    Other                        1,939       19.5      1,748      1,468      1,308
- -----------------------------------------------------------------------------------
TOTAL SALES                      9,924      100.0%     9,091      7,072      6,076

- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
Communities served                 369                   364        364        209
- -----------------------------------------------------------------------------------
Customers at year end:
    Residential                360,429       86.2%   354,086    346,434    226,223
    Commercial                  53,475       12.8     52,748     51,765     27,866
    Industrial                     302         .1        301        302        180
    Other                        3,678         .9      3,691      3,634      3,021
- -----------------------------------------------------------------------------------
TOTAL CUSTOMERS                417,884      100.0%   410,826    402,135    257,290


- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
Generation mix:
    Coal                          69.3%                 71.1%      67.9%      66.4%
    Natural gas and oil            7.1                   3.5        2.7         .4
    Hydro                         23.6                  25.4       29.4       33.2
- -----------------------------------------------------------------------------------
TOTAL                            100.0%                100.0%     100.0%     100.0%

- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
Generating capability (MW):
    Coal                           864       48.8%       863        858        652
    Natural gas and oil            700       39.6        716        723        295
    Hydro                          205       11.6        206        206        206
- -----------------------------------------------------------------------------------
Total generating capability      1,769      100.0%     1,785      1,787      1,153
Firm purchased power               840                   820        694        520
- -----------------------------------------------------------------------------------
TOTAL SYSTEM CAPABILITY          2,609                 2,605      2,481      1,673

- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
GAS OPERATIONS
Revenues:
    Residential                 $380.2       55.4%    $276.0     $257.6     $261.1
    Commercial                   177.5       25.9      130.0      118.8      121.8
    Industrial                    89.8       13.1       76.4       90.9       90.5
    Other                         38.6        5.6       33.3       28.7       30.5
- -----------------------------------------------------------------------------------
TOTAL REVENUES                  $686.1      100.0%    $515.7     $496.0     $503.9

- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
MCF sales (000's):
    Residential                 74,421       51.3%    58,095     56,383     53,279
    Commercial                  40,232       27.7     32,239     30,861     29,950
    Industrial                  26,868       18.5     23,841     30,908     28,320
    Other                        3,672        2.5      2,683      1,928      1,875
- -----------------------------------------------------------------------------------
Total Sales                    145,193      100.0%   116,858    120,080    113,424
Gas transportation             115,877               112,831    108,044    105,222
- -----------------------------------------------------------------------------------
TOTAL SALES AND TRANSPORTATION 261,070               229,689    228,124    218,646

- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
Communities served                 774                   708        666        637
- -----------------------------------------------------------------------------------
Customers at year end:
    Residential                661,930       89.4%   535,058    519,149    509,249
    Commercial                  73,365        9.9     60,054     58,299     57,360
    Industrial                   3,874         .5      3,622      3,666      3,636
    Other                        1,185         .2        582        539        569
- -----------------------------------------------------------------------------------
TOTAL CUSTOMERS                740,354      100.0%   599,316    581,653    570,814
- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------


                                     ELECTRIC AND GAS STATISTICS
                                            ------------

- ----------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                 1989        1988       1987       1986          1985        1984        1983
- ----------------------------------------------------------------------------------------------------------------
ELECTRIC OPERATIONS
Revenues:
   Residential                   $131.0      $129.2     $111.0     $ 92.0        $ 87.2      $ 85.4      $084.1
   Commercial                      75.7        71.7       60.3       51.0          49.3        46.8        44.3
   Industrial                      35.1        34.5       28.5       27.1          26.7        24.4        22.4
   Other                           44.1        40.4       27.4       22.5          22.6        21.6        20.6
- ----------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                   $285.9      $275.8     $227.2     $192.6        $185.8      $178.2      $171.4
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
MWH sales (000's):
   Residential                    2,300       2,232      1,565      1,140         1,044       1,042       1,031
   Commercial                     1,333       1,279      1,034        743           699         671         639
   Industrial                     1,027       1,014        708        572           547         502         458
   Other                          1,189       1,211        666        412           412         431         449
- ----------------------------------------------------------------------------------------------------------------
TOTAL SALES                       5,849       5,736      3,973      2,867         2,702       2,646       2,577
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
Communities served                  209         209        209        122           122         122         122
- ----------------------------------------------------------------------------------------------------------------
Customers at year end:
   Residential                  221,482     215,360    211,169    131,048       126,880     123,402     120,921
   Commercial                    27,536      26,690     25,778     15,882        15,364      14,897      14,779
   Industrial                       174         176        172        143           139         145         143
   Other                          2,976       3,850      2,902      2,389         2,293       2,269       2,177
- ----------------------------------------------------------------------------------------------------------------
TOTAL CUSTOMERS                 252,168     246,076    240,021    149,462       144,676     140,713     138,020
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
Generation mix:
   Coal                            63.2%       64.9%      85.4%      99.6%         99.9%       99.6%       99.5%
   Natural gas and oil               .5          .5         .5         .4            .1          .4          .5
   Hydro                           36.3        34.6       14.1          -             -           -           -
- ----------------------------------------------------------------------------------------------------------------
TOTAL                             100.0%      100.0%     100.0%     100.0%        100.0%      100.0%      100.0%
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
Generating capability (MW):
   Coal                             652         629        622        622           620         616         618
   Natural gas and oil              295         295        295        295           296         296         296
   Hydro                            206         206        206          -             -           -           -
- ----------------------------------------------------------------------------------------------------------------
Total generating capability       1,153       1,130      1,123        917           916         912         914
Firm purchased power                444         374        299          -             -           -           -
- ----------------------------------------------------------------------------------------------------------------
TOTAL SYSTEM CAPABILITY           1,597       1,504      1,422        917           916         912         914
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
GAS OPERATIONS
Revenues:
   Residential                   $223.0      $188.8     $162.0     $166.9         $28.5       $29.3       $30.4
   Commercial                     110.5        95.8       80.8       87.5          13.2        12.4        12.7
   Industrial                      93.1        96.2      115.1      144.2          12.6        11.5        13.9
   Other                           19.5        16.2        9.8        4.6           3.1         2.9         3.0
- ----------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                   $446.1      $397.0     $367.7     $403.2         $57.4       $56.1       $60.0
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
MCF SALES (000'S):
   Residential                   48,128      39,517     35,223     34,083         6,070       5,942       5,177
   Commercial                    28,373      24,121     21,323     21,423         3,184       2,685       2,356
   Industrial                    32,219      35,386     46,371     46,115         3,588       2,948       2,945
   Other                          1,563       1,623      1,394      1,420           625         593         524
- ----------------------------------------------------------------------------------------------------------------
Total Sales                     110,283     100,647    104,311    103,041        13,467      12,168      11,002
Gas transportation               84,783      66,138     35,836     13,800             -           -           -
- ----------------------------------------------------------------------------------------------------------------
TOTAL SALES AND TRANSPORTATION  195,066     166,785    140,147    116,841        13,467      12,168      11,002
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
Communities served                  503         361        360        359           313          27          27
- ----------------------------------------------------------------------------------------------------------------
Customers at year end:
   Residential                  476,296     360,413    346,516    338,006       317,073      53,659      53,284
   Commercial                    54,438      43,217     42,538     42,481        38,872       5,401       5,234
   Industrial                     3,621       3,159      3,082      3,234         3,260         120         128
   Other                            512         387        390        378           390         359         347
- ----------------------------------------------------------------------------------------------------------------
TOTAL CUSTOMERS                 534,867     407,176    392,526    384,099       359,595      59,539      58,993
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------


                              CORPORATE INFORMATION


                                 ANNUAL MEETING
The 1994 annual meeting of shareholders will be held at 10:00 a.m. on Wednesday, May 4 in Bartle Hall's Grand Hall, Kansas City Convention Center, 301 West 13th Street, Kansas City, Missouri. Parking will be provided in the Civic Center garage. A videotape will be available for shareholders unable to attend.
   The company will again beam its annual meeting live via satellite to cities in several states with a large number of UtiliCorp shareholders-Colorado, Iowa, Kansas, Nebraska, Minnesota and Michigan. Invitations will be mailed in April to holders in those states.

                                 STOCK LISTINGS

The common and preference shares of UtiliCorp United Inc. are listed on the New York Stock Exchange. The common shares are also listed on the Pacific and Toronto stock exchanges. The company's trading symbol is UCU.
   At the end of 1993, UtiliCorp had approximately 85,000 common shareholders with 42 million outstanding shares. There was also a total of about 3.9 million shares held in two series of preference stock.
   The common shares of Aquila Gas Pipeline Corporation began trading on the New York Stock Exchange in October 1993. The trading symbol is AQP. As a result of this initial public offering of 5.4 million shares, approximately 18 percent of Aquila Gas Pipeline is held by the public. UtiliCorp's wholly-owned Aquila Energy subsidiary holds the remaining 82 percent.


                              DIVIDEND REINVESTMENT

Under UtiliCorp's Dividend Reinvestment and Stock Purchase Plan, direct shareholders can instruct the company to automatically buy more shares with their dividend proceeds. Shares are purchased under the program at 5% less than the market rate with no brokerage commissions.
   Plan participants may also make cash purchases of shares, up to $10,000 per quarter, at market price without commission and with no minimum purchase requirement.


                             DIRECT DEPOSIT SERVICE

In December 1993 UtiliCorp introduced direct deposit of dividends for its direct shareholders. If you choose this service, quarterly dividend payments are electronically credited to your checking or savings account. The dividend deposit occurs on the normal dividend payment date, providing immediate access to the funds deposited. Direct deposit eliminates the need to deposit dividend checks as well as the possibility of mail delays and lost or stolen dividend checks. There is no charge for this service.


                              SHAREHOLDER INQUIRIES

Questions about your account, including dividend payments, the Dividend Reinvestment and Stock Purchase Plan, direct deposit service or the transfer of shares, are handled by utility specialists at the company's transfer agent, First Chicago Trust Company of New York. They can be reached at a toll-free number for UtiliCorp shareholders: (800) UTILICO, or 884-5426.
   Your calls also are always welcome at UtiliCorp. You may contact Shareholder Relations toll-free at (800) 487-6661, or at (816) 421-6600. However, calls regarding the transfer of shares or direct deposit service are normally referred to the transfer agent.
   Address mail inquiries to Shareholder Relations, UtiliCorp United, P.O. Box 13287, Kansas City, MO 64199-3287. Mail regarding the transfer of shares should be addressed to the following:

TRANSFER AGENT. First Chicago Trust Company of New York, Stock Transfer Department, P.O. Box 2506, Jersey City, NJ 07303-2506. Documents may also be delivered to 14 Wall Street, Suite 4680, New York,
NY 10005.

CO-TRANSFER AGENT. United Missouri Bank, N.A., 10th and Grand, 13th Floor, P.O. Box 410064, Kansas City, MO 64141; (816) 860-7786.


                                  PUBLICATIONS

The following publications are available upon request:

FORM 10-K. The company's 1993 Annual Report to the Securities and Exchange Commission.

CORPORATE PROFILE. A fact book for the investment community containing division and subsidiary operating data, a profile of management, historical and projected financial data, and regulatory information.

ISSUES REPORTS. UtiliCorp's position statements on the following subjects: electric and magnetic fields; open access to electric transmission lines; national energy strategy; least-cost utility planning; gas industry deregulation; reform of the Public Utility Holding Company Act; utility mergers and acquisitions; utility privatization; and FERC Order 636.

                            DIRECTORS AND MANAGEMENT


                                BOARD OF DIRECTORS


Richard C. Green, Jr. (1982)*
CHAIRMAN OF THE BOARD; PRESIDENT AND CHIEF EXECUTIVE OFFICER

John R. Baker (1971)
VICE CHAIRMAN OF THE BOARD

Don R. Armacost (1983)
CHAIRMAN OF THE BOARD OF PETERSON MANUFACTURING COMPANY, GRANDVIEW, MISSOURI (A MANUFACTURER OF AUTOMOTIVE LIGHTING EQUIPMENT)

Herman Cain (1992)
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF GODFATHER'S PIZZA, INC., OMAHA,
NEBRASKA

Robert K. Green (1993)
MANAGING EXECUTIVE VICE PRESIDENT

Stanley O. Ikenberry, PH.D. (1993)
PRESIDENT OF THE UNIVERSITY OF ILLINOIS, URBANA, ILLINOIS

Robert F. Jackson, Jr. (1981)
PRESIDENT (RETIRED) OF CHARTERCORP OF KANSAS CITY, MISSOURI (A BANK HOLDING COMPANY)

L. Patton Kline (1986)
VICE CHAIRMAN (RETIRED) OF MARSH & MCLENNAN, INCORPORATED, NEW YORK, NEW YORK (AN INTERNATIONAL INSURANCE BROKERAGE COMPANY)

Avis Green Tucker (1973)
EDITOR AND PUBLISHER, THE DAILY STAR-JOURNAL, WARRENSBURG, MISSOURI (A DAILY NEWSPAPER)

EXECUTIVE COMMITTEE

R. C. Green,+ Baker, Jackson

AUDIT COMMITTEE

Ikenberry,+ Armacost, Jackson

COMPENSATION COMMITTEE

Kline,+ Cain, Jackson

NOMINATING COMMITTEE

Kline,+ Cain, Ikenberry, Tucker

PENSION COMMITTEE

Tucker,+ Armacost, Baker, R.K. Green

* DATES INDICATE YEAR OF FIRST ELECTION TO THE BOARD OF DIRECTORS. + COMMITTEE CHAIRMAN.


                             SENIOR MANAGEMENT TEAM

UTILICORP UNITED

MANAGING COUNCIL

Richard C. Green, Jr.
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Robert K. Green
MANAGING EXECUTIVE VICE PRESIDENT

Joseph J. Colosimo
MANAGING SENIOR VICE PRESIDENT

Robert L. Howell
MANAGING SENIOR VICE PRESIDENT

CORPORATE VICE PRESIDENTS

James S. Brook

VICE PRESIDENT

Michael D. Bruhn

VICE PRESIDENT

B. C. Burgess

VICE PRESIDENT

Alan R. Caron

VICE PRESIDENT

Jon R. Empson

VICE PRESIDENT

Leo E. Morton

VICE PRESIDENT

Louis C. Rephlo

VICE PRESIDENT

Judith A. Samayoa

VICE PRESIDENT

Dale J. Wolf
VICE PRESIDENT AND CORPORATE
SECRETARY


BUSINESS UNITS

Donald G. Bacon
PRESIDENT, WEST KOOTENAY POWER

Peter J. Bryant
DEPUTY CHAIRMAN, UNITED GAS
COMPANY LTD.

Albert J. Budney, Jr.
PRESIDENT, MISSOURI PUBLIC SERVICE

Donald K. Claar
PRESIDENT, UTILCO GROUP

Charles K. Dempster
PRESIDENT, AQUILA ENERGY

George B. Kitchens
PRESIDENT, WEST VIRGINIA POWER

John E. Manczak
PRESIDENT, MICHIGAN GAS UTILITIES

James M. McClymond
PRESIDENT, PEOPLES NATURAL GAS

James G. Miller
PRESIDENT, WESTPLAINS ENERGY

William C. Salome III
PRESIDENT, KANSAS PUBLIC SERVICE

Craig F. Strehl
PRESIDENT, AQUILA GAS PIPELINE
CORPORATION

Kenneth P. Theisen
PRESIDENT, NORTHERN MINNESOTA
UTILITIES

                           APPENDIX TO ANNUAL REPORT


- - The "photo" on page 2 is an illustration of a bird in a forest.

- - The photo on page 6 is a picture of Richard C. Green, Jr. Chairman of the Board, President and Chief Executive Officer.

- - The first "graphic" on page 7 is a map of the company's regulated operations service territory. The company's electric-only service territory includes portions of southeast British Columbia; south-central Colorado; central Kansas; north-central and western Missouri; and southeast West Virginia. The company's gas-only service territory includes portions of central and eastern Colorado; northwest, southwest and northeast Kansas; eastern Nebraska; northern and southern Minnesota; Iowa; central Missouri; southern and southwest Michigan; and central West Virginia. The company's service territory for a combination of gas and electric service includes portions of central Colorado; southern Kansas; and central and western Missouri.

- - The second "graphic" on page 7 is a map of the company's non-regulated operations service territory. The company's Aquila Energy subsidiary markets natural gas throughout all of the 48 states in the contiguous United States with the exception of Oregon, Idaho and Vermont. It also markets gas in Ontario. Aquila has onshore natural gas and oil production in portions of northwest and central Oklahoma; western and central Texas; and south-central Louisiana. Aquila has offshore natural gas and oil production in the Gulf of Mexico off Texas and Louisiana. Aquila has pipelines in central Oklahoma; western, southern and eastern Texas; and in the Gulf of Mexico. Aquila also has two significant gas processing plants, one in Oklahoma and one in southeast Texas. The company's UtilCo Group subsidiary has an ownership interest in independent power projects at eleven different sites across the United States. The sites are shown on the graphic as follows: one in Washington, six in California, one in Florida, one in Pennsylvania, one in New York and two in Maine.

- - The third "graphic" on page 7 is a map of the company's United Gas Company Ltd. subsidiary's marketing area within the United Kingdom.

- - The fourth "graphic" on page 7 is a map of the company's WEL Energy Group Ltd. subsidiary's marketing area within a western portion of New Zealand's North Island.

- - The "graph" on page 11 is a chart showing the relative performance of the company's common stock during the course of the year in terms of market value versus the S&P Utilities, the S&P 500 and the DJ Utilities. The twelve month performance data shows the company's common stock up 14.9% for the year, the S&P Utilities up 8.9%, the S&P 500 up 7.1% and the DJ Utilities up 3.7%.

- - The "graphics" on page 16 is an illustration of a bird soaring above a forest.

- - The "graphics" on page 22 is an illustration of a bird perched on a man's shoulder.

- - The "graphics" on page 27 is an illustration of a bird soaring above a building.

- - The "graphics" on page 31 is an illustration of a bird in flight near a tree.

58