Form 10-K405, Exhibit 13
UTILICORP UNITED INC
filed 1995-03-14
CIK 66960

FINANCIAL HIGHLIGHTS

---------------------------------------------------------------------------------------------------------
IN MILLIONS EXCEPT PER SHARE                                           1994           1993       % Change
---------------------------------------------------------------------------------------------------------

Revenues                                                           $1,514.6       $1,571.6         (3.6)%
Income from operations before charge (a)                              230.5          222.0          3.8
Income from operations                                                230.5          152.2         51.4
Net income                                                             94.4           86.4          9.3
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Primary earnings per common share                                     $2.08          $1.95          6.7%
Cash dividends per common share                                        1.70           1.62          4.9
Book value per common share                                           20.24          20.27          (.1)
Primary average common shares outstanding                             43.97          40.74          7.9
---------------------------------------------------------------------------------------------------------
Total assets                                                       $3,111.1       $2,850.5          9.1%
Total capitalization and short-term debt (b)                        2,230.3        2,017.1         10.6
Common equity/capitalization and short-term debt                      40.7%          42.2%         (3.6)
Return on average common equity                                      10.24%          9.84%          4.1
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(a)  RESTRUCTURING CHARGE OF $69.8 MILLION IN 1993.
(b) INCLUDES CURRENT MATURITIES OF LONG-TERM DEBT. SHORT-TERM DEBT DOES NOT REPRESENT PERMANENT CAPITAL, AND WILL BE FINANCED WITH DEBT AND EQUITY SECURITIES CONSIDERING FINANCIAL MARKET CONDITIONS.



REVENUES
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                               1,514.6
1993                                                                1,571.6
1992                                                      1,298.9
---------------------------------------------------------------------------


INCOME FROM OPERATIONS BEFORE CHARGES*
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                                 230.5
1993                                                                222.0
1992                                                         186.7
---------------------------------------------------------------------------

* RESTRUCTURING CHARGE OF $69.8 MILLION IN 1993; UNUSUAL LOSS PROVISION OF $17.7 MILLION IN 1992.



NET INCOME
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                                   94.4
1993                                                                86.4
1992                                                 52.9
---------------------------------------------------------------------------


EARNINGS PER SHARE VS. DIVIDENDS PAID
---------------------------------------------------------------------------
DOLLARS
---------------------------------------------------------------------------

1994                                                                   2.08
                                                         1.70
1993                                                             1.95
                                                       1.62
1992                                             1.32
                                                       1.60
---------------------------------------------------------------------------

            EARNINGS PER SHARE               DIVIDENDS PAID



TOTAL CAPITALIZATION AND SHORT-TERM DEBT
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                                2,230.3
1993                                                            2,017.1
1992                                                         1,883.8
---------------------------------------------------------------------------


RETURN ON AVERAGE COMMON EQUITY
---------------------------------------------------------------------------
PERCENT
---------------------------------------------------------------------------

1994                                                                  10.24
1993                                                                9.84
1992                                               6.93
---------------------------------------------------------------------------


AVERAGE DAILY TRADING VOLUME
---------------------------------------------------------------------------
THOUSAND SHARES
---------------------------------------------------------------------------

1994                                                     56.9
1993                                                                  72.3
1992                                                                   73.3
---------------------------------------------------------------------------


MARKET VS. BOOK VALUE PER SHARE
---------------------------------------------------------------------------
DOLLARS
---------------------------------------------------------------------------

1994                                                           26.50
                                                     20.24
1993                                                                  31.75
                                                     20.27
1992                                                             27.63
                                                  18.66
---------------------------------------------------------------------------

                      MARKET       BOOK VALUE PER SHARE



                                    UTILICORP

[Graphic]

                              FELLOW SHAREHOLDERS:

In 1994 UtiliCorp had record net income and earnings per share grew by 6.7 percent. Our company raised the common dividend by 2.4 percent, initiated both utility and non-regulated acquisitions and added to its operations overseas. In December we launched a national marketing strategy that will have long-term significance for UtiliCorp's second decade of growth.

BECOMING A NATIONAL UTILITY. In the first 10 years since UtiliCorp was formed from Missouri Public Service Company, we went from being a mostly electric utility in western Missouri to become a diversified, international energy provider. Today we have facilities in 17 states and provide energy services to electric and gas customers in 45 states, two provinces of Canada, the United Kingdom and New Zealand.

     Our unique combination of geographic diversity and a broad range of energy products and services has positioned UtiliCorp to become the first truly national utility company in the United States. There are compelling, competitive reasons for pursuing this national strategy.

INTRODUCING OUR NATIONAL BRAND. To carry out our ambitious plans to market energy nationwide, UtiliCorp has introduced EnergyOne-SM-, a new marketing concept that includes the industry's first national brand name. We will unite UtiliCorp's products, services and energy delivery capabilities under the EnergyOne banner as markets are available around the country.

     Consumers of energy are demanding choice and lower cost. UtiliCorp's EnergyOne service portfolios will provide both. We are already marketing energy through other utilities in states where we don't own any wires or pipes, and we have been successful at lowering our own

[Photo]

RICHARD C. GREEN, JR.
Chairman and President



                                    UTILICORP
costs of producing power and purchasing gas where we serve as the local utility.

     We are differentiating our EnergyOne products and services from those of our competition by tailoring them for specific market segments, providing flexible pricing and fielding a national sales and marketing effort. We are also introducing our business customers to new technology-based solutions that can make their operations more efficient and their energy easier to buy and manage.

EMPLOYEE PARTICIPATION. Operating a business during a time of major transition and accelerating change places many extra demands on employees at all levels. They must not only learn new skills but also adopt new attitudes and behaviors to successfully turn their enterprise into a more competitive, market-driven company.

     The men and women of UtiliCorp have not merely accepted these challenges. They have applied great energy, enthusiasm and teamwork in generating the ideas behind our new strategy and structure. It is their drive and knowledge that will bring about the successes of our second decade.

COMPETING ON COST. The rates charged by UtiliCorp's utilities have positioned us to successfully defend our core markets. They also compare favorably with rates charged by utilities in other parts of the country where we intend to compete for market share as deregulation progresses.

     Our residential electric prices today are among the lowest in the country at 6.6 cents per kilowatt-hour, compared to the U.S. average of more than 8.3 cents. For natural gas, our average price of $5.11 per thousand cubic feet is lower than the $5.87 national average.

     Our costs for the production of electricity also position us favorably, and keep improving. Compared to other Midwest utilities, our 3.14 to 3.44 cents per kilowatt-hour is at the lower end of the scale, while some competitors' costs are as high as 5.75 cents. Over the last four years, we reduced generating costs at our major Missouri facility by 28 percent.

     In non-regulated gas marketing, we also have been an effective competitor. By providing major cost savings to industrial and very large commercial customers, we have won initial contracts and then turned them into larger national accounts. UtiliCorp's consolidated gas purchasing operation set up in 1993 to serve our distribution utilities has proven to be a competitive advantage in support of our gas marketing efforts.


                                    UTILICORP

FIRST STEPS IN ELECTRIC DEREGULATION. UtiliCorp received conditional approval from the Federal Energy Regulatory Commission in January 1995 to begin marketing electricity in various parts of the country the way it has marketed natural gas nationally since 1986. The new Aquila Power subsidiary is operating this business, among the first of its kind in this country. Electricity futures contracts are expected to join gas futures trading by the New York Mercantile Exchange by 1996, furthering development of this new national energy market.

     We expect that electric power marketing and gas marketing both will eventually reach the residential market, at which point retail consumers will have extensive choices of energy supplier, as they do with long-distance phone service. UtiliCorp views retail competition in electricity as an opportunity, not a threat. Our costs for power generation are extremely competitive with other sources and the national market for power is very large, providing significant opportunities for growth.

     We also received approval in January to provide open access to UtiliCorp's electric transmission system to large volume customers purchasing power for resale. Since customers will now pay a fee or access charge to use the system as a common carrier, this is a significant step toward an open and competitive market.

GROWTH THROUGH ACQUISITIONS. Asset-based growth fueled by acquisitions, mergers and partnerships remains a vital part of UtiliCorp's strategy. The market-based growth provided by the national EnergyOne brand strategy is not asset-driven. It brings an additional avenue for expansion that extends the potential value of our energy assets at relatively little cost.

     During 1994 and early 1995, UtiliCorp completed four purchases that fit very well with existing operations and the national utility strategy. At the end of September, we acquired Kansas gas distribution and transmission systems of NorAm Energy Corp. for $23 million. The systems serve about 22,000 customers in Wichita and surrounding communities.

     In January 1995, we bought a 218-mile intrastate natural gas pipeline system in Missouri from Edisto Resources Corporation for $75 million. The purchase includes a pipeline that crosses the Mississippi River north of St. Louis and the gas distribution system at Fort Leonard Wood, Missouri, home of a major military base. All of these properties provide strategic opportunities to extend UtiliCorp's business presence into eastern Missouri.


                                    UTILICORP

     Our commercial customer base for non-regulated gas marketing was significantly strengthened in January 1995 with the purchase of Broad Street Oil & Gas Company. Broad Street is an Ohio-based gas marketing firm that marketed 30 billion cubic feet of gas in 1994. With more than 10,000 commercial customers in nine states, including California and Illinois, it's an ideal fit with our existing commercial gas marketing operations and provides a foundation for aggressive, nationwide growth into mass markets.

     Aquila Gas Pipeline Corporation, an 82-percent-owned subsidiary, acquired Tristar Gas Company in January 1995 for $16.3 million. Tristar owns interests in various gas gathering, processing and marketing properties in Texas, similar to Aquila's.

INTERNATIONAL EXPANSION. UtiliCorp continued laying the foundation for long-term growth in its businesses overseas during 1994. In the United Kingdom, earnings from United Gas and our joint ventures to market natural gas in the U. K. were up considerably from their first profits in 1993. If Parliament approves, pending measures will open the British residential market to competition, providing access to another 18 million customers.

     UtiliCorp plans to expand its presence in New Zealand in 1995 by becoming a 20 percent shareholder in Power New Zealand Ltd., one of the country's largest electric utilities, for approximately $55 million. We have also agreed to acquire Power New Zealand's 18 percent interest in Energy Direct Corporation Ltd., another electric utility, for about $21 million.

     UtilCo Group, our independent power production subsidiary, agreed in October to become an equity partner in its first international project, a 60-megawatt generating plant to be built in Kingston, Jamaica. UtilCo Group will contribute about $11 million and hold a 21 percent interest. When the plant begins commercial operations in 1996, it is expected to supply more than 10 percent of Jamaica's electricity needs.

BOARD OF DIRECTORS. Irvine O. Hockaday, Jr. was named to the board of directors in February 1995. He is president and chief executive officer of Hallmark Cards. His perspective as leader of a competitive, international marketing company will be of great value to UtiliCorp as we embark on our new strategy.

     Don R. Armacost plans to retire from the board in May 1995. I have appreciated his steady support over the 12 years he has served as a director. He helped steer the creation of UtiliCorp and its first decade of growth.


                                    UTILICORP

EMPLOYEE OWNERSHIP. Over the years our employees have participated in several programs which enable them to share a stake in our future success by acquiring UtiliCorp common stock. Currently more than 95 percent of employees are shareholders, and together we hold about 14 percent of the total shares outstanding. UtiliCorp is a leader in the utility industry in terms of employee ownership. On page 17 of this report we recognize UtiliCorp Partners, employees who have accumulated shares worth at least twice their annual base pay.

LOOKING AHEAD. Our target for earnings growth in 1995 is again 4 to 6 percent. UtiliCorp is strongly positioned to take advantage of the opportunities that lie ahead. We have the financial, marketing and management expertise to succeed in a highly competitive environment. We already have extensive experience competing successfully in deregulated energy markets. On the gas side of our business, we've done it for nearly a decade. Now we will apply everything we've learned as we make changes in the way we market electricity.

     We will continue leading the process of redefining our industry. Combining innovation and aggressive entry into new markets, we plan to be the one the competition must react to. We want to set the competitive standard by which others are measured.

     Our two growth strategies, one asset-based and one market-based, complement each other. Success in either one will ensure that our company prospers. We expect to succeed in both.

     For UtiliCorp, 1995 will be a very challenging and exciting year as we turn plans into actions. I am looking forward to keeping you informed as the year progresses.


                            /s/ RICHARD C. GREEN JR.

        Richard C. Green, Jr., Chairman and President, February 15, 1995


                                    UTILICORP

[Graphic]


ROLLING OUT OUR BRAND NAME


UtiliCorp is running its products, services and energy delivery capabilities under the banner of EnergyOne, the utility industry's first national brand name. The EnergyOne portfolio of services will provide customers with a broad range of energy solutions nationwide, and competitive pricing.

                               QUESTIONS & ANSWERS

UTILITY DEREGULATION

Q. WHAT ARE SOME OF THE MAJOR WAYS THAT DEREGULATION IS ALTERING THE U.S. UTILITY INDUSTRY?

A. At an accelerating pace, deregulation has begun changing the electric business much as it transformed the natural gas business in prior years. Gas and electricity today are considered to be commodities, and the pipes and wires used to transport them are becoming common carriers accessible to others. Territorial monopolies and capital-intensive ownership of assets are declining in importance. Companies from other industries already have begun to enter the gas and electric business as the regulatory hurdles fade.

     Utility companies that do not change are the most likely to feel the pressure as competition heats up in the next few years. The ability to capture new markets through innovative marketing, advanced technology and superior service is becoming paramount. The needs of energy customers are the driving force behind the changes in the industry and in UtiliCorp's strategy.

Q. HOW HAS DEREGULATION AFFECTED YOUR CORPORATE STRATEGY?

A. To go from operating a protected, territorial monopoly to running an aggressive, broad-based marketing company involves many changes in skills and behavior. It also requires different standards for measuring success. Like consumer product companies, we now must think in terms of market share on a national scale.

     Ten years ago, UtiliCorp handled about .1 percent of the total U.S. energy market as measured in Btu's, or British thermal units. As a result of our growth strategy, by 1994 the company's national market share had grown to about .5 percent. UtiliCorp's goal now is to triple its present share of the U.S. energy market as quickly as possible. A market share of 1.5 percent would about equal that currently held by the nation's largest utilities.

     We will continue to pursue opportunities to grow through mergers, acquisitions and partnerships as we work to extend the reach of EnergyOne-SM-. The EnergyOne strategy builds on UtiliCorp's regional recognition and reputation for excellent service and takes them to a national level. It also helps us offer more energy products and services to customers currently using only part of what we can provide. All of these efforts are designed to add market share.

Q. HOW WILL THE "INFORMATION SUPERHIGHWAY" AFFECT THE WAY YOU DO BUSINESS IN THE FUTURE?

A. When deregulation of gas and electricity reaches residential and small commercial customers, consumers will have an array of choices in suppliers and service options. One way to act on those choices will be to access the information superhighway through a personal computer or interactive television.

     UtiliCorp is already planning how it will use online information systems and shopping channels to market EnergyOne products and services nationally. We envision the day customers can sign up for energy delivery, select billing options or order home energy audits from their living rooms.

NEW STRATEGIC DIRECTION

Q. HOW DO YOU KNOW THAT YOUR NEW STRATEGY WILL BE WELL
RECEIVED IN THE MARKETPLACE?

A. Designing UtiliCorp's new marketing plan began with a fresh look at current customers, as well as potential customers and how best to reach them. We found a very strong base on which to build.

     UtiliCorp already serves more than one fourth of the Fortune 500 companies. These customers have grown used to the cost savings that came with gas deregulation and are eager for the same benefits in their electric service. They also welcome our help in designing energy systems that improve their industrial processes, provide competitive advantage and increase profit margins. UtiliCorp benefits by attracting and retaining these major customers and increasing our energy sales and portfolio of services when their businesses expand.


                                    UTILICORP

     Deregulation has enabled us to market natural gas to commercial customers outside our regulated utility territories. Through our gas purchasing power and transportation network, we are now providing cost savings of up to 35 percent to commercial users in 14 states. This is another significant market opportunity we intend to pursue nationwide.

Q. WILL THE CHANGES IN YOUR ENERGY BUSINESSES BENEFIT THE RESIDENTIAL CONSUMERS SERVED BY UTILICORP?

A. For now, our new EnergyOne marketing programs are primarily serving the wholesale, industrial and commercial markets. Eventually, residential customers will also be allowed to choose their energy providers, much as choice has evolved in long-distance telephone services. To serve this vast market, we are tailoring how energy use is structured, measured and billed. We are offering programs to reduce energy costs and take advantage of new mass market energy technologies, and pricing our products and services to fit customers' needs. We are also guaranteeing that our customers will be pleased with their EnergyOne services.

Q. DOES THE NEW STRATEGY REQUIRE MAJOR CHANGES IN THE COMPANY'S MANAGEMENT STRUCTURE?

A. Over the past two years, UtiliCorp has modified its management structure and strengthened its leadership team to ensure that we are a vigorously competitive company. We have added people with expertise in technology and extensive experience in deregulated industries such as airlines and telecommunications. We have also shifted from a portfolio management style to become a more aggressive and efficient operating company unified by a national brand and a comprehensive marketing strategy.

     In order to facilitate this change in perspective, during 1994 we realigned our eight utilities and other operations into four business groups focused on providing single-source energy solutions to the customer. This new alignment places all our U.S. electric and gas distribution operations into a single business group; integrates the management of all electric generation and transmission assets, including independent power projects; adds the new electric power marketing business to Aquila's non-regulated natural gas operations; unifies large account sales and provides a high level of sales support and marketing services throughout the company.

LAWSUIT RESOLUTION

Q. WHAT WAS THE OUTCOME OF YOUR LAWSUITS AGAINST FORMER AQUILA ENERGY EMPLOYEES WHO MADE IMPROPER PAYMENTS WHILE ACQUIRING OIL AND GAS PROPERTIES FOR THE COMPANY?

A. UtiliCorp and Aquila obtained judgements against and reached settlements with substantially all defendants in the case during the second half of 1994. During the course of the litigation, most of the funds improperly obtained by the defendants were identified and accounted for. Approximately $7 million was repaid to the company, including cash and property recovered from the defendants and insurance proceeds. All counterclaims and third-party claims by the defendants were dropped. Insurance proceeds received in July 1994 were $2 million, the limits of liability under the company's policy covering employee dishonesty.

     In 1992 the company took after-tax charges against earnings of $11.3 million due to this case of improper conduct. The net effect of the settlements on the company's 1994 results from operations was a $2.4 million positive adjustment after taking into account legal and related costs.

NATURAL GAS BUSINESSES

Q. DO YOU EXPECT GAS UTILITY REVENUES TO CONTINUE TO DECLINE? HOW DOES THIS AFFECT THE COMPANY'S BOTTOM LINE?

A. Revenues from tariff sales of natural gas have gone down primarily because large-volume customers have increasingly elected to purchase their gas directly from producers and pay UtiliCorp only for transporting these volumes. This trend is likely to continue, but it has little effect, if any, on the company's net income. UtiliCorp earns about the same profit on gas transportation as it does on tariff sales.

Q. WHAT IS THE EFFECT ON THE COMPANY'S UTILITY EARNINGS WHEN THE PRICE OF NATURAL GAS GOES DOWN?

A. For our utility operations, a drop in gas prices lowers gas revenues but has no effect on income. Changes up or down in the cost of gas are passed through to the customer.

Q. HAS PERFORMANCE OF THE CENTRALIZED NATURAL GAS PURCHASING OPERATION MET YOUR ORIGINAL EXPECTATIONS?

A. Yes. The Omaha-based gas supply operation was formed in mid-1993 in response to the Federal Energy Regulatory Commission's Order 636. The Order shifted much of the responsibility for gas supply from pipeline companies to distribution utilities. UtiliCorp manages the acquisition of approximately 300 billion cubic feet of gas per year for its retail distribution operations at a cost of more than $500 million. Carrying out this purchasing from a centralized facility gives all our gas operations access to an expanded interstate pipeline network and helps them compete as low-cost providers.


                                    UTILICORP

     During both the 1993 and 1994 winter heating seasons, UtiliCorp Gas Supply Services performed very well securing volumes of natural gas for more than 750,000 end-use customers. Even when some of our gas territories experienced periods of record or near-record peak demand, the gas supply team's flexibility designed for the new deregulated environment minimized costs to customers and enabled the company to avoid supply shortages and involuntary curtailment of service.

Q. WHY DID UTILICORP WANT TO BUY AN INTRASTATE NATURAL GAS PIPELINE SYSTEM IN EASTERN MISSOURI?

A. The $75 million acquisition of a 218-mile intrastate gas pipeline system fits very well with UtiliCorp's existing operations in Missouri. The purchase was completed in January 1995. UtiliCorp serves more than 40,000 gas distribution customers elsewhere in the state, and the pipeline system provides the company access to an alternative supply of gas for those customers. This will help keep our prices competitive.

     The purchase included the gas distribution system serving Fort Leonard Wood, Missouri, home of a major military base in the central part of the state. In 1994 the company began installing natural gas service for the town of Rolla, located in the adjacent county. Since the intrastate pipeline extends east from near Fort Leonard Wood all the way to the St. Louis area, it provides a base from which UtiliCorp can provide distribution lines to other towns in eastern Missouri that are currently without gas service.

Q. HOW DOES THE BROAD STREET OIL & GAS ACQUISITION FIT WITH UTILICORP'S OTHER GAS MARKETING ACTIVITIES?

A. The acquisition of Broad Street Oil & Gas in January 1995 strengthened UtiliCorp's customer base in commercial gas marketing, an important step in carrying out the company's new national marketing strategy. Broad Street serves more than 10,000 commercial customers in nine states, making it an ideal fit with UtiliCorp's plans for aggressive growth in deregulating segments of the energy market.

     Prior to the acquisition, UtiliCorp was already marketing gas to commercial customers in six states and, through Aquila Energy, to industrial and wholesale customers in 45 states.

COMMON STOCK AND DIVIDENDS

Q. WHAT IS THE COMPANY'S DIVIDEND POLICY? WILL UTILICORP CONTINUE TO INCREASE THE DIVIDEND ON ITS COMMON STOCK?

A. Over the past 10 years, UtiliCorp has achieved one of the strongest records of dividend growth in the utility industry. With 12 increases, cash dividends paid per year have gone up 121 percent. Management remains committed to providing prudent dividend growth in the future. At the same time, it intends to keep the dividend payout ratio (dividends divided by earnings per share) from reaching a level that financial analysts consider too high during a time of increasing competition. Management will continue to recommend that the board of directors increase the common dividend rate periodically but at a pace that is somewhat slower than growth in earnings per share.

Q. IS THERE A WAY I CAN BUY SHARES OF UTILICORP COMMON STOCK DIRECTLY FROM THE COMPANY?

A. Yes. In February 1995 UtiliCorp introduced an expanded Dividend Reinvestment and Common Stock Purchase Plan. Through the plan individuals can purchase their first shares of UtiliCorp common stock directly from the company without paying brokerage fees. The plan requires a minimum first-time purchase of $250. Additional purchases through the plan may be made on a monthly basis with a minimum contribution of $50 and a maximum of $10,000 per month. Plan participants may also elect to reinvest all or some of their quarterly dividends at a 5 percent discount.

     Other options available through the new plan are direct drafting of your checking or savings account to make monthly purchases; direct deposit of dividend checks; safekeeping of certificate shares; Individual Retirement Account registration and gift transfer notification certificates.

     For more information about direct purchase or any of the other plan features, call Shareholder Relations toll-free at (800) 487-6661, or (816) 421-6600.

RESHAPING THE COMPANY

Q. WHAT ARE THE FOUR NEW BUSINESS GROUPS THAT WERE CREATED IN 1994 AND HOW DO THEY SUPPORT THE NEW NATIONAL STRATEGY?

A. The core businesses of UtiliCorp have been reconfigured to position them for an increasingly competitive environment. The new structure provides both operating and strategic advantages that will help the company keep its costs as low as possible and serve its customers with a broad range of interrelated energy products and services.

     As the company launches its national strategy, it is now organized along functional rather than geographic lines. This integrates all of UtiliCorp's U.S. distribution utilities under a single business group, for example, rather than seven separate operating divisions. The change provides ways to reduce costs and increase responsiveness to the customer.


                                    UTILICORP

[Graphic]

UTILICORP
ENERGY DELIVERY

UTILICORP
ENERGY RESOURCES

UTILICORP
POWER SERVICES

UTILICORP
MARKETING SERVICES


FOUR PARTS IN ONE WHOLE

The realignment of UtiliCorp's principal businesses into four groups is bringing opportunities to become more efficient, more competitive, and more focused than ever on the customer.

     The four new business groups formed by UtiliCorp in 1994 are described briefly below.

UTILICORP ENERGY DELIVERY. All of the company's electric and gas distribution utilities in the U.S. now operate as part of UtiliCorp Energy Delivery, based in Kansas City. Each of the states served is managed as a separate profit center-- Missouri, Kansas, Iowa, Nebraska, Colorado, Minnesota, Michigan and West Virginia.

     UtiliCorp Energy Delivery has approximately 348,000 electric customers and 780,000 gas customers. Its operations do not include West Kootenay Power, the company's Canadian subsidiary. Creation of UtiliCorp Energy Delivery better enables all the company's distribution utilities, including West Kootenay Power, to share improvements in efficiency, customer service and technology.

UTILICORP POWER SERVICES. All of UtiliCorp's electric supply businesses in the U.S., including the generation and transmission assets of the Missouri Public Service and WestPlains Energy divisions, are now part of UtiliCorp Power Services.

     Based in Kansas City, this group operates utility generating plants with a total capacity of 1,573 megawatts, located in Missouri, Kansas and Colorado. It also includes the UtilCo Group subsidiary, an independent power producer with interests in 16 generating projects in six states and Jamaica.

     Besides the company's own distribution utilities, customers of UtiliCorp Power Services include other utilities, municipalities, and large industrial users of wholesale bulk power.

UTILICORP ENERGY RESOURCES. This business group, which includes all of the operations of the Aquila Energy subsidiary, is the wholesale/resale gas marketing and supply unit for UtiliCorp's non-regulated business activities. It also includes Aquila's gas and oil properties, pipelines and gas processing operations and its marketing of gas to industrial, wholesale and other large customers across most of the U.S. and in parts of Canada.

     Another part of UtiliCorp Energy Resources is the new Aquila Power subsidiary, which started up the company's nationwide electricity marketing business in January 1995. UtiliCorp Energy Resources is headquartered in Omaha and has offices in Houston, San Antonio and Tulsa.

UTILICORP MARKETING SERVICES. In support of the company's national strategy and competitive focus, UtiliCorp Marketing Services manages the EnergyOne nationwide brand of products and services and provides sales and marketing support throughout the company.

     Based in Kansas City, this group develops products, services and programs that position the company as the customer's preferred energy supplier. It also manages specific marketing strategies for five market segments--large key accounts, residential, commercial, wholesale and resale, and large power generators.

Q. HAS CREATION OF THE FOUR NEW BUSINESS GROUPS MADE IT NECESSARY FOR UTILICORP TO MAKE OTHER CHANGES IN THE WAY IT DOES BUSINESS?

A. Yes. To be as competitive as possible, it is critical that the company find ways to improve the quality and efficiency of both operating and support functions throughout UtiliCorp. Special teams of employees are working full-time to examine specific opportunities to streamline, integrate or redesign the way things are done.

     Everything from running a generating station to producing financial reports is covered by this review process. The goal is to do everything we do in less time, at lower cost, with higher quality.

Q. WITH SO MANY CHANGES TAKING PLACE AT THE COMPANY, WHAT STEPS HAS MANAGEMENT TAKEN TO ENSURE THAT EMPLOYEES ARE "ON BOARD" AND SUPPORTING THE NEW STRATEGY EFFECTIVELY?

A. Actually, many of the changes in how the company does business are the result of ideas generated by teams of employees who were asked to reexamine everything we do. The strategic initiatives that resulted formed the basis for organizational realignments and improvements in business processes and procedures being implemented in 1995.

     The "people factor" has been a key element in UtiliCorp's success, and will continue to be. Employees' enthusiasm and understanding of each part of our new strategy is a major force behind its implementation. Senior management started off 1995 with a series of meetings with employees around the country to share their vision of the future and personally answer questions about the changes taking place.

Q. HOW HAVE THE DEMANDS OF LAUNCHING YOUR NEW STRATEGY AFFECTED UTILICORP'S MANAGEMENT STYLE?

A. There has been a marked change in management style over the past two years as the groundwork has been laid for becoming the nation's first national utility. Teams in various forms bring flexibility and innovation. The work environment is more informal but also has more intense focus on strategic results.

     Since becoming a national utility means being able to compete as the low-cost provider of energy, new efficiencies


                                    UTILICORP
are continually being sought both at headquarters and at field locations. Also, a greater sales and marketing orientation is seen throughout the company as the excitement and opportunity of capturing new markets and new customers becomes apparent to employees at all levels.

Q. WHAT EQUIPS UTILICORP'S MANAGEMENT WITH THE ABILITY TO CARRY OUT ITS AMBITIOUS PLANS TO BECOME THE FIRST NATIONAL UTILITY IN AMERICA?

A. In addition to extensive experience operating electric and gas utilities, UtiliCorp's managers have been successful with a decade of expansion, have operated major non-regulated businesses since 1986, and have fostered an entrepreneurial spirit among the company's employee-owners.

     Today, UtiliCorp's senior management team includes men and women who have dealt with the effects of deregulation in other industries, such as airlines, financial services and telecommunications. The company is equipped to redefine the way utilities market energy by being among the first to recognize and enter new, emerging market segments.

ELECTRIC BUSINESSES

Q. IS UTILICORP CURRENTLY BUILDING ANY NEW ELECTRIC GENERATING CAPACITY?

A. The company's integrated resource plan calls for the addition of 141 megawatts of new generating capacity at Pueblo, Colorado. Currently an application is pending which would authorize construction of a new facility to begin operation in 1998. The alternative of purchasing additional power from another utility under long-term contract will be considered only if the purchased power would be more economical over the long term for our Colorado customers.

Q. DOES THE AQUILA ENERGY SUBSIDIARY HAVE THE NEEDED EXPERTISE TO MARKET ELECTRICITY?

A. Yes. The same skills, business structure and support systems that have enabled Aquila to succeed in marketing natural gas nationally since 1986 will be drawn on as the company launches Aquila Power Corporation for nationwide marketing of electricity in 1995.

     Aquila Power will market electricity produced by others to large-volume, wholesale customers such as utilities and municipalities. As the first power marketer affiliated with both a gas marketer and an electric utility, it has a competitive advantage. It will be able to capitalize on UtiliCorp's extensive expertise in the electric business as well as in natural gas.

Q. WHY DID UTILICORP MOVE TO OPEN ITS ELECTRIC TRANSMISSION LINES TO USE BY OTHER COMPANIES?

A. The company's filing in late 1994 to provide open access was intended to encourage other utilities to open their transmission systems so that a broader market for power in the U.S. will continue to develop. UtiliCorp expects to compete effectively in such a market because the company offers highly reliable service at competitive prices and has been preparing over the past 10 years for a more fully deregulated environment.

     The Federal Energy Regulatory Commission gave UtiliCorp's open access application conditional approval in January 1995. This enables others to access the company's 4,300 miles of electric transmission systems in Missouri, Kansas and Colorado using a variety of pricing structures, depending on the exact services used.

INTERNATIONAL ACTIVITIES

Q. DOES UTILICORP PLAN TO MAKE FURTHER ACQUISITIONS OR INVESTMENTS OVERSEAS? IN WHICH COUNTRIES?

A. We are seeking growth opportunities in a number of foreign countries, but our track record shows we maintain a methodical approach to overseas investment. Operating in other countries increases our costs and requires adapting to differences in culture and type of government. Since 1987, our policy has been to expand in English-speaking countries.

     Today we have operations or business interests in Canada, the United Kingdom, New Zealand and Jamaica. We're also looking at opportunities in Australia. In the future, opportunities may also demand that we consider Latin America and parts of Asia. The one thing that will govern our choices in international business is bottom line profitability.

Q. WHAT FACTORS MADE IT ATTRACTIVE TO INVEST IN THE JAMAICA POWER PLANT PROJECT?

A. Like UtilCo Group's other independent power projects, the Jamaica project is considered low-risk because it will use a proven technology and sell its electricity output under a long-term contract. The slow-speed diesel-powered plant is expected to supply more than 10 percent of Jamaica's electricity needs when it begins commercial operation in 1996.

     The facility will sell its electric capacity and output to Jamaica Public Service Company, a government-owned utility, under a 20-year contract.


                                    UTILICORP

[Graphic]

ANOTHER WAY TO LOOK AT IT

UtiliCorp's electric and gas distribution utilities serve more than 1.2 million direct customers. Counting the energy redistributed by its wholesale customers such as municipalities and other utilities the company reaches about 22 million customers.

1994 UTILICORP COMMON STOCK PERFORMANCE

[Line Graph]

S&P 500 down 1.5%

S&P Utilities down 13.0%

UCU down 16.5%

DJ Utilities down 20.8%


IMPORTANT 1995 DATES FOR SHAREHOLDERS

                                                                 1ST            2ND            3RD            4TH
                                                                 QUARTER        QUARTER        QUARTER        QUARTER
-----------------------------------------------------------------------------------------------------------------------

DIVIDENDS (a)
Declaration Dates
Dividends are declared by the board of directors on:             Feb. 1         May 2          Aug. 2         Nov. 1
-----------------------------------------------------------------------------------------------------------------------
Record Dates
To qualify for a dividend, shares must be recorded by:           Feb. 17        May 19         Aug. 18        Nov. 17
-----------------------------------------------------------------------------------------------------------------------
Payment Dates (b)
Preference dividend checks should be received on:                March 1        June 1         Sept. 1        Dec. 1
Common dividend checks should be received on:                    March 12       June 12        Sept. 12       Dec. 12
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
DIVIDEND REINVESTMENT (c)
Common Dividends Reinvested
Dividends for Plan participants are reinvested by
  the company with a 5% discount on:                             March 12       June 12        Sept. 12       Dec. 12
-----------------------------------------------------------------------------------------------------------------------
Optional Cash Payments (c)
For the purchase made on the 12th of each month,                 Jan. 11        April 11       July 11        Oct. 11
  First Chicago Trust Company of New York                        Feb. 10        May 11         Aug. 11        Nov. 10
  must receive optional cash payment by:                         March 10       June 9         Sept. 11       Dec. 11
-----------------------------------------------------------------------------------------------------------------------
Quarterly Statement of Account
Statements for Plan participants are mailed:                     Late March     Late June      Late Sept.     Late Dec.
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
ANNUAL MEETING
Convenes at 10:00 a.m. at Bartle Hall's Grand Hall,
  301 West 13th Street, Kansas City, Missouri, on:                              May 3
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(a) DECLARATION OF DIVIDENDS, DIVIDEND RATES AND THE DATES SHOWN ARE SUBJECT TO THE DISCRETION OF DIRECTORS OF UTILICORP UNITED. DATES PROVIDED HAVE BEEN PREPARED ASSUMING PAST PATTERNS WILL CONTINUE. HOWEVER, THE COMPANY DOES NOT AND CANNOT MAKE ANY ASSURANCES THAT ANY OR ALL OF THE EVENTS LISTED WILL OCCUR ON DATES SHOWN, IF AT ALL. UTILICORP RESERVES THE RIGHT TO AMEND, SUSPEND OR TERMINATE THE DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN AT ANY TIME. PLAN PARTICIPANTS WILL BE NOTIFIED OF ANY CHANGES IN WRITING.
(b) IF YOU DON'T RECEIVE YOUR DIVIDEND CHECK ON THE PAYMENT DATE, PLEASE ALLOW REASONABLE TIME FOR POSTAL DELAYS BEFORE INQUIRING.
(c) PLEASE REFER TO THE LATEST PROSPECTUS OF THE DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN DATED FEBRUARY 16, 1995. TO REQUEST A PROSPECTUS AND AN ENROLLMENT CARD, CALL TOLL-FREE IN THE U.S. AND CANADA:
     (800) 487-6661.



                                    UTILICORP

EMPLOYEE OWNERSHIP

OUR EMPLOYEES' SENSE OF OWNERSHIP AND PARTICIPATION IN THE COMPANY'S SUCCESS HAS BEEN AN IMPORTANT FACTOR IN UTILICORP'S RECORD OF INNOVATION AND GROWTH. THE COMPANY HAS SEVERAL PROGRAMS IN PLACE TO ENCOURAGE EMPLOYEES TO ACQUIRE AND HOLD SHARES OF ITS COMMON STOCK. AT THE END OF 1994, ABOUT 95 PERCENT OF UTILICORP'S 4,683 EMPLOYEES WERE SHAREOWNERS, HOLDING APPROXIMATELY 14 PERCENT OF THE TOTAL SHARES OUTSTANDING. THIS HIGH PROPORTION OF EMPLOYEE OWNERSHIP IS ONE OF THE MANY WAYS UTILICORP STANDS OUT AMONG UTILITY COMPANIES.

     TO RECOGNIZE EMPLOYEES WHO HAVE ACHIEVED AN ESPECIALLY SIGNIFICANT LEVEL OF OWNERSHIP IN RELATION TO THEIR SALARY LEVEL, THE COMPANY HAS CHOSEN TO GRANT THE TITLE "UTILICORP PARTNER." THE INDIVIDUALS LISTED BELOW WERE NAMED PARTNERS IN 1993 AND 1994.



Daniel M. Akers                   Russell Feller                     Mary Lee Lyle                     James Sisung
David R. Akers                    David Fenrick                      Carol Lyon                        Charles Smock
Paul Allerton                     Robin Frank                        Thomas Markstrom                  Jerry Sopher
Phillip Allgood                   August Froehlich                   Suzanne Maurer                    Lawrence Staab
Dennis Ambrose                    Frank Gessner                      Thomas Maus                       James Staub
Larry Ankney                      Deborah Girdwood                   John Maxson                       Kenneth Stegall
Verle Ayres                       Dennis Greashaber                  Melvin McGrew                     Craig Strehl
Diane Bailey                      Keith Green                        Lois McIntire                     Mary Stepp
Larry Bailey                      Robert K. Green                    James Menck                       Bernard Stone
William Bailey                    Richard C. Green, Jr.              Luverne Meyer                     Leslie Stotz
Gina Baker                        Douglas Greifendorf                James Miller                      Arthur Stough
John Baker                        John Hall                          Loretta Millstead                 Roger Stout
Arthur Barr Jr.                   Robert Hall                        Paula Miracle                     Marvin Strauss
Allen Barron                      Lynn Hamlet                        David Morris                      Duane Strong
Bruce Bartlett                    Howard Hamlin                      Michael Moser                     John Strunk
Robert Beck                       Rodney Hamm                        Opal Naugle                       Shirley Swedlund
Ruth Behrens                      Mary Jo Hammontree                 Judith Ness                       Melvin Tacke
Douglas Bell                      Kenneth Hansen                     Rodney O'Brien                    John Teeter
Thomas Benore                     Charles Hauska                     William Ohm                       Kenneth Thomas
Ruth Berglund                     Leroy Havener                      Don Ohrenberg                     Charles Tielbur
Edythe Bolthouse                  Rebecca Heeres                     Serena V. Oliphant                Henry Turner
Joseph Braden                     Arlie Heisterberg                  David Otter                       Penelope Tvrdik
James Brook                       Ronald Herr                        John Owens                        Michael Tylutki
Pauline Broom                     Mary Ann Herrell-Boyd              John Palincsar                    Donald Vance
John Brown                        Michael Hertling                   William Parker                    Mark Vanden-Heede
Roy Burke Jr.                     Phyllis L. Hoppert                 Robert Popelar                    Allen R. Vanderboegh
A. G. Christenson                 David Howrigon                     Nancy Preucil                     Birney L. Vanderboegh
Sidney Clark                      Terry Hutchins                     Carolyn Price                     David Vergot
John Clasen                       Gail Isackson                      Gary Price                        David Volker
Howard Colgrove                   Richard Itteilag                   Herman Rast                       Karl Wagner
Nancy Colton                      Donald Jesseph                     William Raymond                   David Waldvogel
Michael Condry                    Theodore Johnson                   Richard Remold                    Thomas Walston
Elliott Connell                   David Johnson                      Barbara Rice                      Charles Wardell
William Cook                      William Keehner                    Deborah Richard                   Robert Warren
Ruth Cornelius                    Ronald Kieft                       John Richardson                   Burton Watkins
Jake Costanza                     Dennis Kinne                       Tim Richardson                    Bradley Watrous
Frank Costello                    Richard Kintigh                    Nolan Ridner                      Leroy Weathers
Karen Coury                       Denise Koern                       Donald Riffle                     Carol Weller
Robert Curtis                     Wesley Kosier                      Joyce Rinne                       S. Thomas Wertz
Lila Cushman                      Ronald Kreiger                     Charles Roelant                   Judy White
Allan Dancy                       Douglas Kubash                     John Royston                      Carol White
Glen Davis                        Timothy Kuehnlein                  Daniel Ruffner                    Darlene Whiteaker
Thomas Davis                      Randy Kull                         Patrick Ryan                      James Whitelow
Ted Dice                          Tina La Plante                     Margaret Salow                    Mary Wienberg
Thomas Disterheft                 Ted Ladd                           Judith Samayoa                    Julian Wildrom
John Donihue                      Marlene Larson                     John Sawyer Jr.                   David Wilson
Robert Dye                        Harriet Lewallen                   S. F. Schiermeyer                 Bradley Wiltse
James Elbel                       Karen Loomis                       Barbara Schultz                   Dale Wolf
Donna Elliott                     Lawrence Loring                    Jo Ann Shackelford                Kirby Woods
Kathryn Ellis                     Francis Losinski                   Harold Shigley                    Carol Yeager
Jon Empson                        John Luck                          Dean Shook                        Cheryl Zatko
Tom Esterline                     Myron Lueck                        Russell Shreeves                  Marilyn Zimmerman
Robert Fedewa                     Willis Lutes                       Arnold Sikorski                   John Zinner



                                    UTILICORP

[Graphic]

REGULATED OPERATIONS
Electric
Gas
Combination


[Graphic]

NON-REGULATED OPERATIONS

AQUILA ENERGY:
Marketing Area
Production
Pipelines
Processing Plants

UTILCO GROUP:
Power Projects


[Graphic]

NEW ZEALAND
UTILICORP N.Z., INC.:
Electric Operations


[Graphic]

UNITED KINGDOM
UTILICORP U.K., INC.:
Gas Marketing Area


[Graphic]

JAMAICA
UTILCO GROUP:
Power Project

OPERATIONS & FINANCE

KEY EVENTS OF 1994

- Consolidated net income in 1994 was $94.4 million or $2.08 per common share, a 9.3% and 6.7% increase, respectively, over 1993 results of $86.4 million net income or $1.95 per share.

- The company launched a new strategy in December designed to make UtiliCorp the first truly national utility in the U.S. The plan includes EnergyOne -SM-, a unified brand name under which the company's products and services will be marketed nationwide.

- The UtilCo Group subsidiary earned $6.4 million, its best year ever. It earned $3.2 million in 1993.

- The quarterly common dividend was increased 2.4% in August to $.43 per share from $.42. The annualized dividend rate is now $1.72.

- UtiliCorp completed its $23 million acquisition of a Kansas gas distribution system from NorAm Energy Corp. in late September. The system has 22,000 customers.

- The company agreed to acquire a Missouri intrastate gas pipeline system from Edisto Resources Corporation for $75 million. This cash purchase was completed in January 1995.

- In August, UtiliCorp agreed to acquire minority stakes in Power New Zealand Limited and Energy Direct Corporation Limited, the second and fourth largest electric distribution utilities in New Zealand in terms of customers. These investments are expected to be completed in 1995.

- UtilCo Group agreed in October to become an equity partner in a 60-megawatt electric generating project in Kingston, Jamaica for approximately $11 million.

- In December UtiliCorp agreed to acquire Broad Street Oil & Gas, a natural gas marketing company serving approximately 10,000 commercial customers in nine states. The purchase was completed in January 1995.

- In January 1995, Aquila Gas Pipeline Corporation purchased Tristar Gas Company for $16.3 million cash. Tristar gathers, processes and markets natural gas.

- The new Aquila Power subsidiary received conditional approval in January 1995 from the Federal Energy Regulatory Commission to market on a nationwide basis electricity produced by others.

OVERVIEW

EXCEPT WHERE NOTED, THE FOLLOWING DISCUSSION REFERS TO THE CONSOLIDATED ENTITY, UTILICORP UNITED INC., INCLUDING ITS THREE OPERATING SEGMENTS: ELECTRIC OPERATIONS, GAS OPERATIONS AND ENERGY RELATED BUSINESSES. THE LATTER IS THE CONSOLIDATED OPERATIONS OF AQUILA ENERGY CORPORATION (AQUILA), A SUBSIDIARY. SIGNIFICANT EVENTS AND TRENDS ARE PRESENTED WHICH HAVE HAD AN EFFECT ON THE OPERATIONS OF THE COMPANY DURING THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1994. ALSO PRESENTED ARE FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS, FINANCIAL POSITION AND LIQUIDITY. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES.

UtiliCorp's 1994 net income, income from operations and earnings per share improved compared to the same periods in 1993 and 1992. UtiliCorp's earnings growth is primarily due to improved results of UtilCo Group and other non-regulated businesses. In 1994, non-regulated businesses, including Aquila, contributed approximately $25 million or 27% of total net income. In spite of milder weather patterns, the company's utility businesses earned slightly more than in 1993 and well above 1992 results.


                                    UTILICORP

ELECTRIC OPERATIONS

THE COMPANY'S ELECTRIC SEGMENT INCLUDES THE ELECTRIC OPERATIONS OF MISSOURI PUBLIC SERVICE, WEST KOOTENAY POWER, WEST VIRGINIA POWER AND WESTPLAINS ENERGY.

Three-Year Review--Electric Operations                             YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                     1994                1993                1992
----------------------------------------------------------------------------------------------------
Revenues                                              $557.0              $546.9              $507.8
Expenses:
    Fuel and purchased power                           190.7               197.3               191.4
    Other operating                                    101.9                97.8                90.4
    Maintenance                                         38.8                38.5                32.7
    Taxes, other than income taxes                      50.4                48.0                42.2
    Depreciation and amortization                       49.9                45.9                41.7
----------------------------------------------------------------------------------------------------
Total expenses                                         431.7               427.5               398.4
----------------------------------------------------------------------------------------------------
Income from operations                                $125.3              $119.4              $109.4
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Identifiable assets                                 $1,164.6            $1,162.0            $1,055.2
Capital expenditures                                    81.3                87.4                98.1
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Electric sales and transportation (MWH 000's)         10,825              10,609               9,753
Number of customers                                  426,414             417,884             410,826
Number of employees                                    1,838               1,948               1,906
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------



SEGMENT HIGHLIGHTS

Revenue and income from operations have increased 10% and 15%, respectively, over the past three years. The increases are generally due to growth in the number of customers, rate increases, higher coal plant efficiency and lower purchased power costs over the three-year period.

REVENUES

Electric revenues for 1994 increased $10.1 million or 2% compared to 1993 due to growth in the number of customers, which resulted in higher volumes. Revenues increased $39.1 million or 8% in 1993 compared to 1992 due primarily to more favorable weather patterns.

EXPENSES

Fuel and purchased power costs decreased significantly in 1994 compared to 1993 and were about the same as in 1992 despite an 11% increase in volumes since 1992. This decrease is the result of negotiating lower-priced contracts for purchased power, coal and rail transportation. In addition, the company rebuilt its 491-megawatt Sibley Generating Station and converted the plant to burn low-sulfur coal. These projects enabled the plant to use coal more efficiently, reducing fuel costs.

     Other segment expenses increased from prior periods due to inflation, greater depreciation related to additional plant investments and increased revenue-related taxes.

CAPITAL EXPENDITURES

The 1995 capital budget is approximately $75 million. Electric construction expenditures through 1999 are expected to average $98 million per year, primarily for additional generating capacity and substations.

     The company's largest capital project over the past several years was rebuilding the Sibley Generating Station. This $70 million project was completed in 1992 and added 20 years to the economic life of the facility. The renovation cost only about 7% of what it would have cost to construct a new coal-fired plant of similar capacity. During 1993, the company completed its three-year, $45 million coal conversion project that enabled the Sibley plant to burn low-sulfur coal and comply with environmental regulations.

ENVIRONMENTAL MATTERS

Completion of the Sibley coal conversion project has enabled the company to comply with all environmental standards established by the Clean Air Act Amendments of 1990 without installing costly scrubbers. The company has secured


                                    UTILICORP
multiple contracts for low-sulfur western coal and related transportation agreements.

OUTLOOK

Movements toward an increasingly competitive environment and regulatory initiatives to address these changes dominate the headlines of today's electric industry journals and publications. Various state commissions are considering proposals that will change the traditional utility business including allowing customers to choose their energy suppliers. These proposals are expected to impact large industrial and commercial customers first and may eventually be available to residential customers.

     Passage of the National Energy Policy Act of 1992 reduced restrictions on the operation and ownership of independent power producers and provided wholesale suppliers increased access to electric transmission lines throughout the United States. Although some of the reform proposals have been far-reaching, regulatory reform will likely take many years to evolve. Nonetheless, the company has initiated a plan to realign its business units to take advantage of opportunities that are available now and expected in the future.

     The company currently accounts for the economic effects of regulation in accordance with the provisions of Statement of Financial Accounting Standards
(SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," and accordingly has recorded certain costs as regulatory assets in the financial statements. The company expects that its rates will continue to be based on historical costs for the foreseeable future. Changes to the company's regulatory environment which result from competitive trends may require the company to discontinue the provisions of SFAS No. 71 at some future date. If the company discontinued applying SFAS No. 71, it would be required to make adjustments to the carrying value of certain assets.

     The company expects the current level of growth in the number of electric customers and demand for power to continue over the next few years. Long-term capacity plans, including a combination of purchased power, conservation and load management, and construction are frequently updated. Additional generating capacity is likely to be needed toward the end of this decade. In Colorado, the company is evaluating various options to meet expected energy demand in the late 1990s, including building a 141-megawatt power plant.


REVENUES: ELECTRIC
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                                  557.0
1993                                                                 546.9
1992                                                             507.8
---------------------------------------------------------------------------


INCOME FROM OPERATIONS: ELECTRIC
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                                  125.3
1993                                                                 119.4
1992                                                             109.4
---------------------------------------------------------------------------


HISTORICAL CAPITAL EXPENDITURES: ELECTRIC
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                        81.3
1993                                                           87.4
1992                                                                  98.1
---------------------------------------------------------------------------
             SIBLEY REBUILDING    COAL CONVERSION    OTHER


ESTIMATED CAPITAL EXPENDITURES: ELECTRIC
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1999                                           78
1998                                                     98
1997                                                                   123
1996                                                               115
1995                                        75
---------------------------------------------------------------------------



                                    UTILICORP

GAS OPERATIONS

THE COMPANY'S GAS SEGMENT INCLUDES THE GAS OPERATIONS OF MISSOURI PUBLIC SERVICE, KANSAS PUBLIC SERVICE, PEOPLES NATURAL GAS, NORTHERN MINNESOTA UTILITIES, MICHIGAN GAS UTILITIES AND WEST VIRGINIA POWER.


Three-Year Review--Gas Operations                                  YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                     1994                1993                1992
----------------------------------------------------------------------------------------------------

Revenues                                              $618.6              $686.1              $515.7
----------------------------------------------------------------------------------------------------
Expenses:
    Gas purchased for resale                           381.1               443.4               331.3
    Other operating                                    113.7               115.7                91.7
    Maintenance                                          8.8                 8.8                 7.8
    Taxes, other than income taxes                      23.1                23.9                18.9
    Depreciation and amortization                       30.1                28.6                24.4
----------------------------------------------------------------------------------------------------
Total expenses                                         556.8               620.4               474.1
----------------------------------------------------------------------------------------------------
Income from operations                                $ 61.8              $ 65.7              $ 41.6
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Identifiable assets                                   $819.9              $716.9              $579.3
Capital expenditures                                    50.7                53.1                51.7
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Gas sales (BCF)                                          128                 145                 117
Gas transportation (BCF)                                 136                 116                 113
Number of customers                                  779,630             740,354             599,316
Number of employees                                    2,292               2,280               1,997
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------



SEGMENT HIGHLIGHTS

UtiliCorp acquired the Kansas and Nebraska gas systems of NorAm Energy Corp. (formerly Arkla, Inc.) during the third quarter of 1994 and first quarter of 1993, respectively. Gas revenues increased 20% and income from operations increased 49% over the past three years. In 1994 gas revenues and income from operations decreased 10% and 6% compared to 1993, respectively. Revenues and operating income were reduced by customers switching from tariff sales to transportation sales, but this had no significant effect on net income.

REVENUES

Revenues and income from operations have increased significantly from 1992. This is primarily the result of the NorAm gas property acquisitions and rate increases in many of the company's jurisdictions. The acquired Nebraska property contributed approximately $85.2 and $97.9 million in revenue in 1994 and 1993, respectively. The acquisition, effective February 1, 1993, added approximately 124,000 customers. NorAm's Kansas property added $3.5 million in revenue in 1994. The acquisition, effective September 30, 1994, added approximately 22,000 customers.

     Revenues are affected by changes in weather patterns and the cost of gas. In 1994, weather was generally milder than in 1993. In addition, the gas cost component embedded in the company's tariff rates decreased as gas prices declined.

     Rate increases have increased revenues and income from operations. The additional revenues recover costs associated with ongoing pipeline replacement programs, extension of service to new areas and other operating cost increases.

EXPENSES

The segment's principal operating expense is gas purchased for resale. Variations in this expense result from the same factors that affect gas revenues, discussed above. Changes in gas prices do not affect income from operations. Generally, all gas price fluctuations are passed through to the company's customers.

     Other gas segment expenses have increased since 1992, reflecting primarily the NorAm property acquisitions and the increase in gas plant in service over the three-year period.

CAPITAL EXPENDITURES

Over the past five years, the company has had a program to replace older pipe to improve system safety and reliability. This program will continue for the foreseeable future. The expenditures are expected to be recoverable through rates.


                                    UTILICORP

     During the last three years, the company has also installed piping to extend service to several towns in Iowa, Minnesota, Missouri and Kansas. The company will continue to extend service to new locations as economic opportunities arise.

     The capital budget for 1995 provides $38 million for gas operations, including pipe replacement and system extensions. Construction expenditures through 1999 are expected to average $40 million per year.

ENVIRONMENTAL MATTERS

The company is in the process of investigating and testing various manufactured gas sites either currently or previously owned by the company to determine whether or not there is a need for environmental remediations. These are discussed in Note 10 to the consolidated financial statements.

OUTLOOK

A new era of increased competition for the purchase and sale of natural gas began in late 1993 with implementation of Order 636 of the Federal Energy Regulatory Commission. The order significantly shifted gas supply responsibility from traditional pipeline company sources directly to distribution utilities like the divisions of UtiliCorp. The company's pipeline suppliers started to seek recovery of costs from customers, including UtiliCorp, as a result of Order
636. As of December 31, 1994, the company has recorded a liability and a deferred asset of $24.0 million related to these costs. The company expects to recover all Order 636 costs from its customers through periodic tariff adjustments.

     UtiliCorp's consolidated gas supply center, organized in 1993 in response to the opportunities created by Order 636, has performed extremely well including during a period of record demand in January 1994. The gas supply center procures the majority of the natural gas needed by our distribution systems. It provides broader access to available pipeline systems, which helps UtiliCorp secure natural gas at the lowest possible prices. See page 21 for additional discussion relating to the effects of competition on the utility business.

     UtiliCorp's gas utilities will continue programs to upgrade their systems and increase the overall efficiencies of their operations. These programs benefit customers and enable gas operations to grow in a competitive environment.


REVENUES: GAS
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                              618.6
1993                                                                  686.1
1992                                                        515.7
---------------------------------------------------------------------------


INCOME FROM OPERATIONS: GAS
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                                61.8
1993                                                                   65.7
1992                                                41.6
---------------------------------------------------------------------------


HISTORICAL CAPITAL EXPENDITURES: GAS
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                                 50.7
1993                                                                   53.1
1992                                                                  51.7
---------------------------------------------------------------------------

                NEW TOWN PIPING     PIPE REPLACEMENT     OTHER



ESTIMATED CAPITAL EXPENDITURES: GAS
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1999                                                                  40
1998                                                                 39
1997                                                                  40
1996                                                                     42
1995                                                                38
---------------------------------------------------------------------------



                                    UTILICORP

PROVIDING SPACE TO GROW

Within the UtiliCorp family of businesses there is a wide range of products and services available to customers, only a few of which are shown here. As EnergyOne extends it marketing reach, the list will continue to expand.

[Graphic]

ENERGY RELATED BUSINESSES

THE ENERGY RELATED BUSINESSES SEGMENT CONSISTS SOLELY OF THE CONSOLIDATED OPERATIONS OF THE COMPANY'S AQUILA ENERGY SUBSIDIARY, INCLUDING 82%-OWNED AQUILA GAS PIPELINE. AQUILA IS INVOLVED IN THE GATHERING, PROCESSING AND MARKETING OF NATURAL GAS, THE ACQUISITION AND PRODUCTION OF GAS AND OIL RESERVES AND THE EXTRACTION AND SALE OF NATURAL GAS LIQUIDS.


Three-Year Review--Energy Related Businesses                       YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                     1994                1993                1992
----------------------------------------------------------------------------------------------------

Revenues:
    Gas and oil production                            $ 76.9              $ 74.8             $  69.9
    Gas gathering and processing                       245.7               267.9               207.3
    Gas marketing, net (a)                              16.4                (4.1)               (1.8)
----------------------------------------------------------------------------------------------------
Total revenues                                         339.0               338.6               275.4
----------------------------------------------------------------------------------------------------
Expenses:
    Gas purchases                                      166.6               177.1               123.7
    Other operating                                     67.7                61.1                57.2
    Maintenance                                          1.7                 2.7                 1.8
    Depreciation, depletion and amortization            59.6                60.8                57.0
    Restructuring charge (b)                              --                69.8                  --
    Unusual item--loss provision                          --                  --                17.7
----------------------------------------------------------------------------------------------------
Total expenses                                         295.6               371.5               257.4
----------------------------------------------------------------------------------------------------
Income (loss) from operations,
  before minority interests                           $ 43.4              $(32.9)            $  18.0
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Gain on sale of subsidiary stock                      $   --              $ 47.8             $    --
Net income (loss)                                        9.3                10.7              (10.2)
Identifiable assets                                    717.1               604.2               662.0
Capital expenditures and investments                   113.6                94.5                48.9
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Proven reserves (BCF) (c)                                162                 119                 156
Production volumes (BCF) (c)                              27                  30                  33
Natural gas throughput (BCF)                             136                 120                 104
Pipelines operated (miles)                             2,718               2,531               2,014
Natural gas liquids produced (MILLION GALLONS)           475                 483                 368
Marketing volumes (BCF)                                  366                 504                 580
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Number of employees                                      449                 407                 358
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(a)  REVENUES ARE REPORTED NET OF GAS COST.
(b) INCLUDES WRITE-OFF OF $3.7 MILLION RELATED TO CERTAIN ASSETS OWNED BY THE COMPANY ON BEHALF OF AQUILA.
(c) INCLUDES BARRELS OF OIL EXPRESSED AS GAS EQUIVALENT, ASSUMING 6,000 CUBIC FEET OF GAS PER BARREL OF OIL.


SEGMENT HIGHLIGHTS

In 1994, Aquila reported net income of $9.3 million. In 1993 and 1992, net income (loss) was $10.7 million and $(10.2) million, respectively. The net income (loss) in 1993 and 1992 reflects the effects of a pretax restructuring charge of $69.8 million in 1993, a $47.8 million gain on sale of subsidiary common stock in 1993 and a $17.7 million loss provision for improper payments by former employees in 1992. The 1993 restructuring charge consisted primarily of a disposition reserve related to unprofitable contracts, a charge for asset impairment and other reserves. At December 31, 1994, the liability for anticipated settlement costs associated with the remaining contracts was $11.9 million. During 1994 certain contracts were settled more favorably than originally anticipated in 1993, resulting in a $5.4 million positive adjustment to income from operations.

     In 1994, the company settled with certain defendants in lawsuits filed as a result of the discovery in 1992 of improper payments. These settlements and insurance recoveries net of legal and related costs resulted in a favorable adjustment to income from operations of $2.4 million.


                                    UTILICORP

REVENUES

Revenues have increased $63.6 million or 23% since 1992. Revenues were about the same in 1994 as in 1993. Aquila's revenues are affected by change in the prices of natural gas, oil and natural gas liquids. Revenue from gas gathering and processing decreased $22.2 million or 8% in 1994 compared to 1993 due primarily to a 13% decrease in natural gas prices and a 7% decline in natural gas liquid
(NGL) prices. A 13% increase in throughput partially offset the decline in natural gas and NGL prices.

     In 1993, gas gathering and processing revenues increased $60.6 million from 1992 due to increased natural gas prices and throughput and greater NGL production. Changes in volumes relate to increases in third-party drilling activity and well connections.

EXPENSES

Expenses decreased $75.9 million or 20% in 1994 compared to 1993 and increased $38.2 million or 15% since 1992. The primary reason for the sharp decrease in expenses in 1994 from 1993 is the $69.8 million restructuring charge recorded in 1993. Other operating expenses increased $6.6 million or 11% in 1994 compared to 1993 and increased $10.5 or 18% since 1992. The increases in operating expense are due primarily to the higher number of employees and other payroll-related costs stemming from expanded gas gathering and plant operations.

OUTLOOK

Over the past two years, Aquila's strategic objectives have focused on three major business activities--gas marketing, gas and oil exploration, development and production, and gas gathering and processing. In addition, Aquila is preparing to apply its gas marketing expertise to related businesses. In November 1994, Aquila filed an application with the Federal Energy Regulatory Commission (FERC) to market on a nationwide basis electric power produced by others. This was conditionally approved by the FERC in January 1995.

     Competition in the gas marketing industry has increased in recent years, resulting in lower margins as companies compete to obtain new customers and keep existing ones. Realizing this trend, Aquila has focused on increasing its operating efficiency and lowering the unit cost of energy sold. Aquila's strategy is to compete nationally in the gas marketing industry and to grow market share. The primary focus is on certain industrial and distribution customers located on pipelines identified as strategic in the Northeast, Central Midwest and California, while maintaining a national presence. Management believes Aquila's marketing business is well positioned to successfully implement this strategy.

     Aquila's gas and oil production business continues its focus on exploratory and development drilling. Aquila's gas and oil reserves at the end of 1994 totaled 162 BCF equivalent, a 36% increase over 1993. Aquila's exploration, development and production capital expenditures for 1995 emphasize development drilling, the acquisition of producing properties and, to a lesser extent, the pursuit of exploratory drilling projects.


REVENUES: ENERGY RELATED
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------
1994                                                                  339.0
1993                                                                 338.6
1992                                                      275.4
---------------------------------------------------------------------------


INCOME FROM OPERATIONS: ENERGY RELATED*
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------
1994                                                                   43.4
1993                                                               36.9
1992                                                              35.7
---------------------------------------------------------------------------

* BEFORE MINORITY INTERESTS AND BEFORE CHARGES ($69.8 MILLION RESTRUCTURING CHARGE IN 1993 AND UNUSUAL LOSS PROVISION OF $17.7 MILLION IN 1992).


MARKETING VOLUMES
---------------------------------------------------------------------------
BILLION CUBIC FEET (BCF)
---------------------------------------------------------------------------
1994                                            366
1993                                                             504
1992                                                                    580
---------------------------------------------------------------------------


PROVEN RESERVES
---------------------------------------------------------------------------
BCF EQUIVALENT
---------------------------------------------------------------------------
1994                                                                    162
1993                                                               119
1992                                                                  156
---------------------------------------------------------------------------


                                    UTILICORP

     Aquila Gas Pipeline (AGP), an 82%-owned subsidiary in the gas gathering and processing business, foresees numerous growth opportunities resulting from additional well connections on existing systems as well as through acquisitions. A $28 million pipeline expansion project near Katy, Texas is expected to substantially increase AGP's natural gas liquids production when completed in mid-1995. In January 1995, AGP completed an acquisition of the gas processing, gathering and marketing assets of Tristar Gas Company for $16.3 million cash. AGP is confident that its reputation for providing quality, cost-competitive services to producers will allow it to gather additional volumes of gas.

UTILCO GROUP

THE RESULTS OF OPERATIONS OF UTILCO GROUP, WHICH OWNS AND OPERATES INDEPENDENT POWER PROJECTS, ARE REPORTED AS OTHER INCOME.


                                                                    YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                     1994                1993                1992
----------------------------------------------------------------------------------------------------

Equity in partnership earnings                        $ 18.8              $ 14.6              $ 14.4
Net income                                               6.4                 3.2                 5.3
Investment in partnerships                             122.8               100.2               102.2
Share of project assets                                379.8               363.1               346.5
Share of project liabilities*                          291.8               282.9               273.7
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Aggregate capacity (megawatts)                           792                 732                 732
Projects operating commercially                           15                  15                  15
Projects under construction                                1                 --                   --
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

*    MAJORITY IS NON-RECOURSE TO UTILICORP.


     UtilCo Group contributed net income of $6.4 million in 1994. It reported net income of $3.2 million in 1993 and $5.3 million in 1992. Equity in partnership earnings increased 29% and 31% over 1993 and 1992, respectively. The increase in equity in partnership earnings and net income from 1993 is due to two projects selling more output than in 1993. In addition, UtilCo Group's financial results include the full year of two new projects that began operations in the fall of 1993 and late 1992.

     The reduction in net income for 1993 was due primarily to an increase in the corporate tax rate as a result of the Budget Reconciliation Act of 1993. See
Note 8 to the consolidated financial statements for further discussion.

     UtilCo Group has equity ownership interests in 16 independent power projects, 15 of which are in commercial operation. In October 1994, UtilCo Group agreed to acquire an equity interest in a 60-megawatt electric generating project to be built in Kingston, Jamaica. When it begins commercial operation in 1996, the $138 million facility will sell its electric capacity and output to Jamaica Public Service Company under a 20-year contract. The company will hold a 21% interest in the project and expects to contribute approximately $11 million in equity. Investments in additional projects are expected to be made over the next five years.

     Consistent with UtiliCorp's strategy of spreading risk, UtilCo Group has invested in generating projects located in six states and one foreign country. Each project uses traditional fuels and proven technologies, and is a competitive, low-cost producer of wholesale power. The projects sell their electric output under long-term contracts with terms ranging from 15 to 40 years. At the end of 1994, UtilCo Group had ownership interests in projects with a total capacity of 792 MW. Its ownership interests ranged from 21% to 50%.

OTHER INCOME

Other income increased $3.7 million or 25% since 1992. In addition to UtilCo Group, this increase is primarily due to the


                                    UTILICORP
earnings from UtiliCorp U.K., Inc., which owns interests in gas marketing ventures in the United Kingdom, and from various gas marketing businesses managed by the company's utility divisions. UtiliCorp U.K., Inc.'s net income has increased significantly since its first year of operation in 1991.

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

     Net income from utility division gas marketing has increased strongly since 1992, primarily due to dramatic growth in service fees generated from off-system customers.

LIQUIDITY AND CAPITAL RESOURCES

The company's cash requirements arise primarily from its growth strategy, electric and gas utility construction programs and the need to fund the investments of Aquila. UtiliCorp's ability to attract the necessary financial capital at reasonable terms is critical to the company's overall plan. Acquisitions and investments have been initially financed with short-term debt and later permanently funded with various long-term debt securities or common equity, depending on market conditions.

     During the three years ended December 31, 1994, $372.3 million in net long-term capital was secured: $185.8 million through various issues of stock and $186.5 million through long-term debt. Common shareholders' equity at the end of 1994 was approximately 41% of capitalization including short-term debt and current maturities of long-term debt.

     The company has available various short-term credit programs to augment its cash requirements. A primary source of short-term funds is commercial paper, for which the company has programs aggregating $200 million. To support these programs, the company has two revolving credit agreements (Agreements) with a consortium of banks aggregating $400 million. The Agreements expire in December 1995 and December 1996, and allow the issuance of notes that bear interest at rates based on the prime rate or various money market rates. As of December 31, 1994, there were no outstanding borrowings under these Agreements.

     The company also has two accounts receivable sale programs. The level of funding available from these programs varies depending on the level of eligible accounts receivable, which fluctuates seasonally. Under these programs, up to $205 million is available to reduce short-term debt. At December 31, 1994, $117.6 million of customer accounts receivable had been sold. Cash requirements include utility plant additions, dividends, and required redemptions of long-term securities. In general, cash provided from operating activities funded all of the company's capital additions and operating needs for existing businesses during the three years ended December 31, 1994. External financing was required during that period to fund acquisitions and investments.

     Over the next five years cash provided from operating activities is expected to meet anticipated cash requirements, excluding acquisitions and debt retirements scheduled. In December 1995 the company's $125.0 million of 9.3% Senior Notes become due. The company anticipates it will be able to pay this obligation through operating cash flow or other financial resources available at that time.

     In August 1994, the board of directors increased the quarterly dividend to common shareholders to $.43 per share from $.42. This increase is consistent with the company's overall policy and is based on the company's financial results and earnings outlook.

     In February and April 1993, the company issued 4.8 million and .5 million shares of common stock, respectively. The combined net proceeds of $144.7 million were used to reduce short-term debt incurred for construction and acquisitions and for general corporate purposes.

     During 1993, the company issued $125 million and $70 million of Senior Notes and $18.8 million secured debentures. The Senior Notes have interest rates of 8.0% and 6.0% and expire in 2023 and 1998, respectively. The proceeds of these issues were used to fund a trust that assumed $63.5 million in Mortgage Bonds, to reduce short-term debt and redeem preference stock, and for other general purposes.

     In August 1993, the company purchased and retired approximately $33.0 million of First Mortgage Bonds. These bonds were purchased at a premium and replaced with short-term debt. An additional $13.1 million of First Mortgage Bonds were retired in 1994.

     In November 1994, the company issued $100 million of 8.45% Senior Notes, due in 1999. The funds from this issue were used to reduce short-term debt.


                                    UTILICORP

ACQUISITIONS AND INVESTMENTS

In January 1995, the company acquired Broad Street Oil & Gas Company, a gas marketing business based in Ohio, and AGP acquired Tristar Gas Company, a Texas gas processing, gathering and marketing firm. These acquisitions will expand UtiliCorp's presence in national gas marketing to commercial customers and AGP's growth opportunities in Texas.

     In September 1994, the company completed its $23.0 million acquisition of Kansas gas distribution and selected transmission assets from NorAm Energy Corp. (NorAm). The Kansas system serves about 22,000 customers in Wichita and surrounding communities. In February 1993, the company completed its $106 million acquisition of NorAm's Nebraska gas distribution system serving approximately 124,000 customers in 63 eastern Nebraska communities. Gas revenues for the Nebraska and Kansas systems in 1994 were approximately $85.2 million and $3.5 million, respectively.

     In August 1994, the company entered into a relationship agreement with the Auckland, New Zealand-based Power New Zealand Limited (PNZ). Under this relationship, the company has agreed to serve as PNZ's "cornerstone" shareholder by acquiring 20% of PNZ's shares for approximately $55 million. Under this relationship, the company has also agreed to acquire PNZ's 18.35% interest in Wellington, New Zealand-based Energy Direct Corporation Limited for approximately $21 million. These investments are expected to be completed in 1995.

     In February 1994, the company signed a definitive agreement to purchase a 218-mile intrastate gas pipeline system from Edisto Resources Corporation for $75 million in cash. This acquisition includes the gas distribution system serving Fort Leonard Wood, Missouri and a pipeline that crosses the Mississippi River near St. Louis. The purchase was completed in January 1995. The systems will be operated by UtiliCorp Pipeline Systems, a wholly-owned subsidiary of the company. This acquisition strategically positions the company to serve customers in eastern Missouri and the St. Louis area.

     In July 1993, the company entered a joint venture arrangement with the Waikato Electricity Authority in New Zealand. Under the arrangement, UtiliCorp agreed to purchase a 33% interest in Waikato-based WEL Energy Group Ltd. (WEL). UtiliCorp initially paid $2.7 million at closing and paid the remaining $17 million in February 1995.

     In September 1994, UtiliCorp expressed interest in acquiring all or some of the utility distribution properties of Columbia Gas System, Inc. Columbia operates gas distribution utilities in five states and serves 1.5 million customers. At this time management does not know if the proposal will be accepted.

RISK MANAGEMENT

The company routinely uses financial instruments to mitigate volatility in the prices of natural gas, natural gas liquids and oil. These financial instruments are designated as hedges and as such, associated gains and losses are deferred until the commodity being hedged is received or delivered. Using financial instruments to mitigate price volatility also limits the company's ability to benefit from favorable changes in those prices. The company does not hedge all such exposures related to fluctuations in commodity prices and, as a result, the operating results of the company's energy related businesses are subject, to some extent, to commodity price fluctuations.


REVENUES
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                              1,514.6
1993                                                                1,571.6
1992                                                     1,298.9
---------------------------------------------------------------------------

                    ELECTRIC    GAS    ENERGY RELATED


INCOME FROM OPERATIONS BEFORE CHARGES*
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                                  230.5
1993                                                                 222.0
1992                                                         186.7
---------------------------------------------------------------------------

                    ELECTRIC    GAS    ENERGY RELATED

* $69.8 MILLION RESTRUCTURING CHARGE IN 1993 AND $17.7 MILLION UNUSUAL LOSS PROVISION IN 1992.



UTILITY PLANT ADDITIONS
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                            132.0
1993                                                               140.5
1992                                                                  149.8
---------------------------------------------------------------------------


CASH FROM OPERATIONS
---------------------------------------------------------------------------
DOLLARS IN MILLIONS
---------------------------------------------------------------------------

1994                                                      203.5
1993                                                                  284.4
1992                                          166.3
---------------------------------------------------------------------------



                                    UTILICORP

INCOME TAXES

The level of income tax expense during the three-year period fluctuated generally with the level of pretax accounting income except for 1993. The effective tax rate in 1993 was significantly affected by the gain on the sale of subsidiary stock that is not taxable according to U.S. tax law. Additionally, the passage of the Budget Reconciliation Act of 1993 increased the federal tax rate. As a result of the Act, the company made a retroactive adjustment to reflect the increase in the corporate tax rate from 34% to 35%, effective January 1, 1993.

     The rise in the tax rate increased 1993 income tax expense approximately $4.0 million, or $.10 per average common share. Deferred income tax liabilities from regulated operations were also increased. However, because it is anticipated these additional taxes will be recovered through rates, a regulatory asset was established and included in Deferred Charges and Other Assets in the accompanying balance sheet. See Note 8 to the consolidated financial statements for further discussion.

     The company has available approximately $69 million of net operating loss carryforwards and approximately $83.5 million of alternative minimum tax (AMT) credits. The net operating loss carryforwards expire beginning in 2008 while the AMT credits have an indefinite life.

EFFECTS OF INFLATION

In the next few years, the company anticipates that the level of inflation, if moderate, will not have a significant effect on its operations or acquisition activity.


SOURCES OF REVENUES
1994

[Pie Chart]

Electric 37%
Gas 41%
Energy related 22%


SOURCES OF INCOME FROM OPERATIONS
1994

[Pie Chart]

Electric 54%
Gas 27%
Energy related 19%


ELECTRIC SALES AND TRANSPORTATION VOLUME BY TYPE
1994

[Pie Chart]

Residential 32%
Commercial 24%
Industrial 24%
Other 20%


GAS SALES AND TRANSPORTATION VOLUME BY TYPE
1994

[Pie Chart]

Residential 27%
Commercial 14%
Industrial & transportation 58%
Other 1%


                                    UTILICORP
                                       30

STRETCHING INTO THE FUTURE

UtiliCorp expects the "information superhighway" to play a key role in bringing energy consumers the same sore of choice and cost savings that came about through deregulation of long-distance telephone service.

[Graphic]


CONSOLIDATED STATEMENTS OF INCOME


                                                                               YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------
IN MILLIONS EXCEPT PER SHARE                                             1994           1993           1992
-----------------------------------------------------------------------------------------------------------
Revenues:
     Electric operations                                             $  557.0       $  546.9       $  507.8
     Gas operations                                                     618.6          686.1          515.7
     Energy related businesses                                          339.0          338.6          275.4
-----------------------------------------------------------------------------------------------------------
Total revenues                                                        1,514.6        1,571.6        1,298.9
-----------------------------------------------------------------------------------------------------------
Expenses:
     Fuel used for generation                                            77.4           72.9           73.5
     Power purchased                                                    113.3          124.4          117.9
     Gas purchased for resale                                           547.7          620.5          455.0
     Other operating                                                    283.3          274.6          239.3
     Maintenance                                                         49.3           50.0           42.3
     Depreciation, depletion and amortization                           139.6          135.3          123.1
     Taxes, other than income taxes                                      73.5           71.9           61.1
     Restructuring charge                                                --             69.8           --
     Unusual loss provision                                              --             --             17.7
-----------------------------------------------------------------------------------------------------------
Total expenses                                                        1,284.1        1,419.4        1,129.9
-----------------------------------------------------------------------------------------------------------
Income from operations                                                  230.5          152.2          169.0
-----------------------------------------------------------------------------------------------------------
Interest Charges and Other:

     Long-term debt                                                      89.1           89.2           88.9
     Short-term debt and other interest                                  13.2           10.9           10.2
     Gain on sale of subsidiary stock                                    --            (47.8)          --
     Minority interests                                                   2.8             .8           --
     Other income, net                                                  (18.3)         (16.8)         (14.6)
-----------------------------------------------------------------------------------------------------------
Total interest charges and other                                         86.8           36.3           84.5
-----------------------------------------------------------------------------------------------------------
Income before income taxes                                              143.7          115.9           84.5
Income taxes                                                             49.3           29.5           31.6
-----------------------------------------------------------------------------------------------------------
Net income                                                               94.4           86.4           52.9
Preference dividends                                                      3.0            6.9            6.9
-----------------------------------------------------------------------------------------------------------
Earnings Available for Common Shares                                 $   91.4       $   79.5       $   46.0
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Weighted Average Common Shares Outstanding:
     Primary                                                             43.97          40.74          34.93
     Fully diluted                                                       45.18          44.27          35.75
Earnings Per Common Share:
     Primary                                                             $2.08          $1.95          $1.32
     Fully diluted                                                        2.06           1.92           1.31
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                                               UTILICORP
                                                  32


CONSOLIDATED BALANCE SHEETS


                                                                                     DECEMBER 31,
-----------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                                      1994          1993            1992
-----------------------------------------------------------------------------------------------------------
ASSETS
Utility Plant in Service:
     Electric                                                        $1,578.7       $1,526.6       $1,428.0
     Gas                                                                954.6          896.3          746.0
-----------------------------------------------------------------------------------------------------------
                                                                      2,533.3        2,422.9        2,174.0
Less--accumulated depreciation                                          923.0          865.0          767.2
-----------------------------------------------------------------------------------------------------------
Net utility plant in service                                          1,610.3        1,557.9        1,406.8
Construction work in progress                                            23.3           22.3           46.7
-----------------------------------------------------------------------------------------------------------
Total utility plant, net                                              1,633.6        1,580.2        1,453.5
-----------------------------------------------------------------------------------------------------------
Non-Regulated Property, Net:
     Energy related                                                     544.5          498.0          484.7
     Non-regulated generating assets and other                          236.8          183.6          164.4
-----------------------------------------------------------------------------------------------------------
Total non-regulated property, net                                       781.3          681.6          649.1
-----------------------------------------------------------------------------------------------------------
Current Assets:
     Cash and cash equivalents                                           67.2           55.9            9.2
     Funds on deposit                                                    44.8           14.4            9.5
     Accounts receivable, net                                           144.1          158.0          177.9
     Accrued utility revenues                                            71.5           76.6           66.3
     Fuel inventory, at average cost                                     95.0           63.1           55.0
     Materials and supplies, at average cost                             39.3           38.7           38.2
     Prepayments and other                                               51.9           31.4           30.5
-----------------------------------------------------------------------------------------------------------
Total current assets                                                    513.8          438.1          386.6
-----------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets                                       182.4          150.6           63.6
-----------------------------------------------------------------------------------------------------------
Total Assets                                                         $3,111.1       $2,850.5       $2,552.8
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
Capitalization:
     Common shareholders' equity                                       $906.8       $  851.7       $  661.1
     Preference and preferred stock                                      25.4           83.9           95.1
     Long-term debt, net                                                976.9        1,009.7          890.8
-----------------------------------------------------------------------------------------------------------
Total capitalization                                                  1,909.1        1,945.3        1,647.0
-----------------------------------------------------------------------------------------------------------
Current Liabilities:
     Current maturities of long-term debt                               138.8            1.8            5.9
     Short-term debt                                                    182.4           70.0          230.9
     Accounts payable                                                   340.3          392.5          329.2
     Accrued taxes                                                       21.0           28.3           15.3
     Accrued interest                                                    22.1           20.1           16.1
     Other                                                               89.0           52.1           61.4
-----------------------------------------------------------------------------------------------------------
Total current liabilities                                               793.6          564.8          658.8
-----------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
     Deferred income taxes                                              279.4          212.9          159.6
     Investment tax credits                                              21.0           22.1           23.3
     Minority interests                                                  28.4           27.2           --
     Other                                                               79.6           78.2           64.1
-----------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                            408.4          340.4          247.0
-----------------------------------------------------------------------------------------------------------
Commitments and Contingencies
-----------------------------------------------------------------------------------------------------------
Total Capitalization and Liabilities                                 $3,111.1       $2,850.5       $2,552.8
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                                               UTILICORP
                                                  33


CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                                     DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS EXCEPT PER SHARE                                     1994        1993           1992
----------------------------------------------------------------------------------------------------------------
Common Shareholders' Equity:
     Common stock, authorized 100,000,000 shares, par value
       $1 per share, 44,827,135 shares outstanding (42,021,160 at
       December 31, 1993 and 35,421,598 at December 31, 1992)            $    44.8      $    42.0      $    35.4
     Premium on capital stock                                                774.2          722.4          545.7
     Retained earnings                                                       107.0           93.4           81.5
     Treasury stock, at cost (227,587 shares at December 31, 1994)            (6.6)          --             --
     Currency translation adjustment                                         (12.6)          (6.1)          (1.5)
----------------------------------------------------------------------------------------------------------------
Total common shareholders' equity                                            906.8          851.7          661.1
----------------------------------------------------------------------------------------------------------------
Preference Stock, not mandatorily redeemable:
     $2.05 series, 1,000,000 shares                                           25.0           25.0           25.0
----------------------------------------------------------------------------------------------------------------
Preference Stock, convertible and mandatorily redeemable:
     $1.775 series (2,885,000 shares outstanding at December 31, 1993
       and 2,976,116 at December 31, 1992)                                    --             58.5           60.7
----------------------------------------------------------------------------------------------------------------
Preferred Stock of Subsidiary, retractable                                      .4             .4            9.4
----------------------------------------------------------------------------------------------------------------
Long-Term Debt, net                                                          976.9        1,009.7          890.8
----------------------------------------------------------------------------------------------------------------
Total Capitalization                                                      $1,909.1       $1,945.3       $1,647.0
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------





CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
                                                                                   YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS EXCEPT PER SHARE                                          1994           1993           1992
----------------------------------------------------------------------------------------------------------------
Common Stock:
     Balance beginning of year                                              $ 42.0         $ 35.4         $ 34.5
     Issuance of common stock                                                  2.8            6.6             .9
----------------------------------------------------------------------------------------------------------------
Balance end of year                                                           44.8           42.0           35.4
----------------------------------------------------------------------------------------------------------------
Premium on Capital Stock:
     Balance beginning of year                                               722.4          545.7          526.2
     Issuance of common stock                                                 51.8          177.1           19.2
     Other                                                                    --              (.4)            .3
----------------------------------------------------------------------------------------------------------------
Balance end of year                                                          774.2          722.4          545.7
----------------------------------------------------------------------------------------------------------------
Retained Earnings:
     Balance beginning of year                                                93.4           81.5           91.8
     Net income                                                               94.4           86.4           52.9
     Dividends on preference stock                                            (3.0)          (6.9)          (6.9)
     Dividends on common stock--$1.70 per share
       in 1994, $1.62 in 1993, and $1.60 in 1992                             (74.6)         (67.1)         (55.7)
     Reissuance of common stock                                               (3.2)           (.5)           (.6)
----------------------------------------------------------------------------------------------------------------
Balance end of year                                                          107.0           93.4           81.5
----------------------------------------------------------------------------------------------------------------
Treasury stock, at cost (227,587 shares at December 31, 1994)                 (6.6)          --             --
----------------------------------------------------------------------------------------------------------------
Currency Translation Adjustment                                              (12.6)          (6.1)          (1.5)
----------------------------------------------------------------------------------------------------------------
Total Common Shareholders' Equity                                           $906.8         $851.7         $661.1
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                                               UTILICORP
                                                  34


CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                                           1994           1993           1992
----------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
     Net income                                                             $ 94.4         $ 86.4         $ 52.9
     Adjustments to reconcile net income to net cash provided:
          Depreciation, depletion and amortization                           147.1          146.0          131.1
          Gain on sale of subsidiary stock                                    --            (47.8)          --
          Restructuring charge                                                --             69.8           --
          Unusual loss provision                                              --             --             17.7
          Deferred taxes and investment tax credits                           65.4          (14.8)          14.8
          Changes in certain current assets and liabilities,
            net of effects of acquisitions and restructuring--
               Funds on deposit                                              (30.4)          (4.9)          (9.5)
               Accounts receivable and accrued revenues                       40.6           46.8          (54.5)
               Accounts receivable sold                                      (21.5)         (10.9)          10.0
               Fuel and materials                                            (32.6)          (7.6)          (8.3)
               Accounts payable                                              (52.2)          13.9           56.2
               Accrued taxes                                                  (7.3)          10.0          (21.9)
               Other                                                          18.4           11.4          (13.7)
          Changes in other assets and liabilities, net                       (18.4)         (13.9)          (8.5)
----------------------------------------------------------------------------------------------------------------
Cash provided from operating activities                                      203.5          284.4          166.3
----------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
     Additions to utility plant                                             (132.0)        (140.5)        (149.8)
     Purchase of utility operations                                          (28.2)         (99.0)          --
     Sale of subsidiary stock                                                 --             74.6           --
     Investments in non-regulated generating assets                          (22.2)         (28.8)         (14.8)
     Investments in energy related properties                               (113.6)         (94.5)         (48.9)
     Other                                                                   (24.5)          (1.6)         (15.8)
----------------------------------------------------------------------------------------------------------------
Cash used for investing activities                                          (320.5)        (289.8)        (229.3)
----------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
     Issuance of common stock                                                  2.8          178.8           20.0
     Issuance of preference stock, net of retirements                         (6.8)          (9.0)          --
     Treasury stock acquired                                                  (6.6)          --             --
     Issuance of long-term debt, net of premium paid                         104.1          217.4          230.3
     Retirement of long-term debt                                             --            (99.8)        (265.5)
     Short-term borrowings (repayments), net                                 112.4         (160.9)         119.9
     Cash dividends paid                                                     (77.6)         (74.4)         (62.6)
----------------------------------------------------------------------------------------------------------------
Cash provided from financing activities                                      128.3           52.1           42.1
----------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                              11.3           46.7          (20.9)
Cash and cash equivalents at beginning of year                                55.9            9.2           30.1
----------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                    $ 67.2         $ 55.9         $  9.2
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information:
     Cash paid during the year for--
          Interest, net of amount capitalized                               $100.3         $ 94.5         $104.2
          Income taxes                                                        11.4           24.5           26.7
----------------------------------------------------------------------------------------------------------------
     Liabilities assumed in acquisitions--
          Fair value of assets acquired                                     $ 35.9         $106.3           --
          Cash paid for acquisitions                                          28.2           99.0           --
          Liabilities assumed                                                  7.7         $  7.3           --
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                               UTILICORP
                                                  35

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of UtiliCorp United Inc. (the company) include all operating divisions and all majority-owned subsidiaries. The company's principal lines of business are electric and gas utility operations, gas marketing, oil and gas production, gas processing and independent power generation. The utility businesses operate in eight states and in Canada. Natural gas is marketed in 45 states and the company's gas processing and production facilities are in Texas and Oklahoma. In addition to U.S. and Canadian businesses, the company has various investments in the United Kingdom and New Zealand.

     All significant intercompany accounts and transactions have been eliminated. The energy related businesses segment reflects the operations of Aquila Energy Corporation (Aquila) including its 82% owned subsidiary Aquila Gas Pipeline Corporation (AGP). The results of operations of non-regulated business units, principally UtilCo Group, and other non-regulated activities are included in Other income, net, in the Consolidated Statements of Income.

     The company's accounting policies conform to generally accepted accounting principles which, in the case of the company's utility operations, consider the impact of rate regulation.


     Minority Interests. Minority interests represent the minority stockholders' proportionate share of the stockholders' equity and net income, primarily AGP. The company also owns majority interest in a gas marketing company in the United Kingdom and an investment in a New Zealand electric utility.

     Regulation. The company's utility operations are subject to regulation by various regulatory authorities. The company currently applies accounting standards that recognize the economic effects of rate regulation and, accordingly, has recorded regulatory assets related to the company's energy generation, transmission and distribution operations. The total amount of regulatory assets recorded at December 31, 1994, 1993 and 1992 approximates $183.7, $154.2 and $63.6, respectively. The largest regulatory asset represents receivables from customers for certain tax deductions which have been flowed-through to the company's ratepayers. Regulatory assets represent expected future revenue which will be recovered from customers through the ratemaking process.


     Utility Plant and Depreciation. Utility plant is stated at original cost. Repair and maintenance costs are expensed as incurred. When property is replaced, removed, or abandoned, its cost, together with the costs of removal less salvage, is charged to accumulated depreciation.

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

     The provision for depreciation, depletion and amortization is determined using the units of production method over the estimated lives of the producing properties based on estimated quantities of proved reserves. Amorization per MCF equivalent averaged $1.44, $1.27 and $1.17 in 1994, 1993 and 1992, respectively. The unamortized cost of gas and oil properties may not exceed the future value of recoverable gas and oil reserves at current or contractual prices, discounted at 10%.

     Gathering, processing and other energy related property is depreciated using a composite average annual rate of 4.0%.


     Revenue Recognition. Revenues are recognized when the product or services are delivered. Gas marketing revenues are included in the Energy Related Businesses revenue caption on the Consolidated Statements of Income and are based on the margin differential between the amount billed to the customer, the related transportation cost and the price paid to the gas supplier on gas volumes purchased and delivered during the period.





                                    UTILICORP
                                       36

The table below presents gross marketing revenues and cost of gas for the periods presented in the Consolidated Statements of Income:


-------------------------------------------------------------------------------
DOLLARS IN MILLIONS           1994               1993               1992
-------------------------------------------------------------------------------
Marketing revenue           $613.2             $949.3             $984.7
Cost of gas                  596.8              953.4              986.5
-------------------------------------------------------------------------------
Net revenue                 $ 16.4             $ (4.1)            $ (1.8)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


     Risk Management. As a producer and marketer of various commodities, the company is exposed to price risk from fluctuating commodity prices. The company utilizes various financial instruments to mitigate much of its exposure to fluctuation in prices of natural gas, natural gas liquids and oil. These financial instruments are designated as hedges of gas and oil production and existing commitments and as such, gains or losses associated with these financial instruments are deferred until the commodity being hedged is produced or delivered.


     Income Taxes. The company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined by applying tax regulations existing at the end of a reporting period to the cumulative temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     Deferred investment tax credits are amortized over the lives of the related properties.

     No provision is made for U.S. income taxes on undistributed earnings of a wholly-owned Canadian subsidiary ($48.4 million at December 31, 1994) because it is management's intention to reinvest such earnings in Canadian operations. Consolidated income before income taxes for the years ended December 31, 1994, 1993, and 1992 included $9.1, $10.7 and $13.8 million, respectively, from Canadian operations.


     Purchased Gas Adjustment and Energy Adjustment Clauses. The majority of the company's revenues are subject to adjustment clauses. Changes in the cost of purchased gas, fuel used for generation and purchased power to be recovered are charged to expense during the period in which the recovery of costs is included in revenues.


     Cash Equivalents. Cash equivalents are defined as temporary cash investments with a maturity of three months or less. As of December 31, 1994, 1993 and 1992, the company had cash of $57.0 million, $52.2 million and $15.7 million, respectively, held in the United Kingdom and Canada.


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


     Reclassifications. Prior years' amounts in the consolidated financial statements have been reclassified where necessary to conform to the 1994 presentation.




                                    UTILICORP
                                       37

NOTE 2: CORPORATE STRATEGY

The company is in the process of realigning its operations to take advantage of changes in the company's business environment. To respond to these changes, UtiliCorp is realigning its present structure into four business groups: Energy Delivery will distribute energy to electric and gas utility customers; Power Services will generate electric power and maintain related transmission facilities; Energy Resources will market natural gas and electric power and operate Aquila's other businesses; and Marketing Services will manage large account sales, new product development and marketing services under the EnergyOne -SM- brand.

     In connection with the operational realignment, the company is currently in the process of reviewing its key customer and administrative work practices. As part of this realignment, it is anticipated that certain functions will be centralized that may result in employee relocations, facility consolidations and other related changes. Management expects long-term cost savings to result from this realignment. Realignment costs incurred in the year ended December 31, 1994 were not significant.

     In the fourth quarter of 1993, Aquila implemented a new business strategy and recorded a $69.8 million charge against income ($45 million after tax) for disposal of selected gas sales contracts, impairment of certain offshore assets, and other restructuring costs. As of December 31, 1994, cash outlays associated with the restructuring plan totaled approximately $17.1 million. Certain sales contracts have been settled more favorably than originally anticipated in 1993, resulting in a $5.4 million positive adjustment to income from operations. The remaining liability of $11.9 million at December 31, 1994 relates primarily to anticipated settlement costs associated with the remaining contracts.

     In October 1993, AGP completed an initial public offering and sale of 5.4 million shares of common stock, representing approximately 18% of its stock.
Net proceeds of the offering approximated $74.6 million and were used to reduce short-term debt incurred for working capital purposes. This transaction resulted in a gain of $47.8 million, recorded as non-operating income in the Consolidated Statements of Income. Consistent with U.S. tax laws, no income tax expense was recorded related to this gain.


NOTE 3: UTILITY ACQUISITIONS

The excess of total acquisition costs over the aggregate regulated value of net assets acquired to date is included in Utility Plant ($127.6 million, net of $26.4 million in accumulated amortization at December 31, 1994) and is being amortized on a straight-line basis over periods ranging from 15 to 35 years.

     On January 5, 1995, the company completed the $75 million purchase of a 218-mile intrastate natural gas pipeline system in Missouri from Edisto Resources Corporation.

     On September 30, 1994, the company acquired the Kansas gas distribution and selected pipeline properties of NorAm Energy Corp. (formerly Arkla, Inc.) for $23.0 million. The Kansas system serves approximately 22,000 customers.

     On February 1, 1993, the company paid $106 million to acquire a Nebraska gas distribution system from NorAm Energy Corp., including $21 million in working capital. The Nebraska system serves approximately 124,000 customers.




                                    UTILICORP
                                       38

NOTE 4: NON-REGULATED PROPERTY

          Aquila is involved in the gathering, processing and marketing of natural gas, the acquisition and development of proven gas and oil reserves, and the extraction and sale of natural gas liquids. Aquila's investment in properties, including AGP's, is summarized below:


                                                                                         DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                          1994                            1993                             1992
-----------------------------------------------------------------------------------------------------------------------------------
Property and investments:
     Gas and oil properties                                $416.7                          $337.2                           $313.7
     Gathering, processing and other                        440.0                           419.8                            351.5
-----------------------------------------------------------------------------------------------------------------------------------
                                                            856.7                           757.0                            665.2
     Less--depreciation, depletion and amortization         312.2                           259.0                            180.5
-----------------------------------------------------------------------------------------------------------------------------------
Net Property and Investments                               $544.5                          $498.0                           $484.7
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


          UtilCo Group is involved in the ownership and operation of facilities in the independent and wholesale power generation market. Non-Regulated Property, as reflected in the Consolidated Balance Sheets at December 31, 1994, includes $133.5 million related to UtilCo Group's investments in partnerships and a leveraged lease. UtilCo Group partnership investments are summarized below:


                                                  INVESTMENT DECEMBER 31,                      SHARE OF PRETAX EARNINGS
-----------------------------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS             Ownership          1994      1993      1992                     1994      1993      1992
-----------------------------------------------------------------------------------------------------------------------------------
UtilCo Group partnerships*      21% - 50%        $122.8    $100.2    $102.2                    $18.8     $14.6     $14.4
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


*INVESTMENT EXCEEDS UTILCO GROUP'S INTEREST IN THE UNDERLYING PARTNERSHIP NET ASSETS.  ACQUISITION AND TRANSACTION COSTS INCLUDED IN
THE INVESTMENT BALANCES ARE BEING AMORTIZED ON A STRAIGHT-LINE BASIS OVER THE REMAINING LIVES OF THE RELATED FACILITIES.


Summarized combined financial information of unconsolidated equity investments of UtilCo Group is presented below:


                                     DECEMBER 31,                                          YEAR ENDED DECEMBER 31,
--------------------------------------------------------         ---------------------------------------------------
DOLLARS IN MILLIONS            1994      1993      1992          DOLLARS IN MILLIONS       1994      1993      1992
--------------------------------------------------------         ---------------------------------------------------
Assets                                                           Operating results
Current assets               $115.7    $111.2    $ 89.5          Revenues                $352.8    $313.1    $238.3
Non-current assets            855.5     881.0     858.9          Costs and expenses       299.7     269.2     199.2
--------------------------------------------------------         ---------------------------------------------------
Total assets                 $971.2    $992.2    $948.4          Partnership income      $ 53.1    $ 43.9    $ 39.1
--------------------------------------------------------         ---------------------------------------------------
--------------------------------------------------------         ---------------------------------------------------
Liabilities and capital
Current liabilities          $ 93.7    $ 92.3    $264.7
Non-current liabilities*      694.8     735.8     563.8
Partnership capital           182.7     164.1     119.9
--------------------------------------------------------
Total liabilities
  and capital                $971.2    $992.2    $948.4
--------------------------------------------------------
--------------------------------------------------------


*MAJORITY IS NON-RECOURSE TO UTILICORP.








                                    UTILICORP
                                       39

NOTE 5:  SHORT-TERM DEBT

At December 31, 1994, $182.4 million of short-term debt was outstanding, comprised of notes issued under bank lines, commercial paper and other short-term arrangements. Such borrowings had a weighted average interest rate of 6.2%. In 1993 and 1992 the company's borrowings had a weighted average interest rate of 3.51% and 4.21%, respectively.
     The company has commercial paper programs aggregating $200 million. To support these programs, the company has two revolving credit agreements (Agreements) with a consortium of banks aggregating $400 million. The Agreements, which expire in December 1995 and December 1996, also allow the issuance of notes which bear interest at rates based on the prime rate or various money market rates. The Agreements contain certain restrictive covenants and the company pays an average annual commitment fee of .188% on the unused portion of the Agreements. As of December 31, 1994, there were no outstanding borrowings under these Agreements.


NOTE 6: LONG-TERM DEBT

The company's long-term debt is summarized below:



                                                  YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                       1994          1993         1992
------------------------------------------------------------------------------------------
FIRST MORTGAGE BONDS:
     Various, 9.92%*, due 1996-2008                    $  29.0       $  36.1       $  70.6

MORTGAGE BONDS:
     Series 1, 9.875%, retired during 1993                  --            --          63.5

SENIOR NOTES:
     9.30% Series, due December 1, 1995                  125.0         125.0         125.0
     6.0% Series, due April 1, 1998                       70.0          70.0            --
     9.21% Series, due October 11, 1999                   50.0          50.0          50.0
     8.45% Series due November 15, 1999                  100.0            --            --
     Aquila Southwest Energy 8.29% Series,
          due September 15, 2002                         100.0         100.0         100.0
     8.2% Series, due January 15, 2007                   130.0         130.0         130.0
     10.5% Series, due December 1, 2020                  125.0         125.0         125.0
     9.0% Series, due November 15, 2021                  150.0         150.0         150.0
     8.0% Series, due March 1, 2023                      125.0         125.0            --

SECURED DEBENTURES OF WEST KOOTENAY POWER:
     10.37%*, due 1995-2023                              54.0          57.9          41.2

SUBORDINATED DEBENTURES:
     Various, 9.98%*, due 1995-2011                       20.7          23.9          27.5

OTHER NOTES AND OBLIGATIONS                               43.0          18.6          13.9
------------------------------------------------------------------------------------------
Total long-term debt (including current maturities)   $1,115.7      $1,011.5        $896.7
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

*WEIGHTED AVERAGE INTEREST RATE.



     The amount of long-term debt maturing in each of the next five years, including sinking fund provisions, is as follows (in millions): 1995--$138.8; 1996--$15.0; 1997--$25.7; 1998--$95.1; and 1999--$165.2.

     In November 1994, the company issued $100 million of 8.45% Senior Notes due in 1999. The net proceeds of $99.5 million were used to reduce short-term debt incurred for construction and acquisitions, and for general corporate purposes.


                                    UTILICORP
                                       40

     Substantially all of the domestic utility plant owned by the company is subject to the lien of various mortgage indentures. The company cannot issue additional mortgage bonds without directly securing the 6.0%, 8.45%, 8.2%, 9.0%, and 8.0% Senior Notes equally as any mortgage bond issue. The company has no plans to issue mortgage bonds in the near future.
     The company executed an Indenture in 1990 (Indenture) for the issuance of senior notes. Notes issued pursuant to the Indenture will be unsecured obligations of the company and will rank on a parity with all other unsecured and subordinate indebtedness of the company.
     At December 31, 1994, 6.625% convertible subordinated debentures totaling $12.2 million remained outstanding. The debentures can be converted into approximately 515,000 shares of common stock, based on a conversion price of $23.68, subject to an annual maximum limitation. The debentures are subordinate to the prior payment, when due, of the principal and premium, if any, and interest on all the company's debt outstanding, except debt that by its terms is not senior in right of payment to the debentures.

NOTE 7: CAPITAL STOCK

As of December 31, 1994, the company was not restricted as to payment of cash dividends.
     The Board of Directors of the company (the Board) is authorized to approve the issuance of up to 20 million shares of Class A common stock, $1.00 par value. No shares of Class A common stock are issued or outstanding.
     In February 1995 the company registered 3 million shares of common stock for a Dividend Reinvestment and Common Stock Purchase Plan. At December 31, 1994, there were 3,098,296 shares reserved for issuance under its Dividend Reinvestment and Stock Purchase Plan, a Non-Employee Director Plan, and various employee benefit and other plans.

     Stock Awards and Stock Options. The company's Stock Incentive Plan provides for the granting of common shares to certain employees as restricted stock awards and as stock options.
     Shares issued as restricted stock awards are held by the company until certain restrictions lapse, generally on the third award anniversary. The market value of the stock, when awarded, is amortized to compensation expense over the three-year period.
     Stock options granted under the Plan allow the purchase of common shares at a price not less than fair market value at the date of grant. Options are generally exercisable commencing with the first anniversary of the grant and expire after 10 years from the date of grant.
     The Board approved the establishment of an Employee Stock Option Plan in 1991. This Plan provides for the granting of up to 1 million stock options to full-time employees other than those eligible to receive options under the Stock Incentive Plan. Stock options granted under the Employee Stock Option Plan carry the same provisions as those issued under the Stock Incentive Plan.
During 1992, options for 742,900 shares were granted to company employees. The exercise price of these options is $27.3125. No options have been issued under this Plan since 1992.
     Restricted stock awards and stock options become exercisable for the purchase or transfer of 216,795 shares in 1995, 14,474 in 1996 and 59,055 in 1997.
     Stock options are summarized below:


                                                  DECEMBER 31,
-------------------------------------------------------------------------------
SHARES                             1994               1993               1992
-------------------------------------------------------------------------------
BEGINNING BALANCE             1,284,833          1,193,437            345,284
     Granted                    202,350            239,091            988,404
     Exercised                  (98,910)          (128,564)          (112,575)
     Cancelled                  (31,950)           (19,131)           (22,676)
-------------------------------------------------------------------------------
ENDING BALANCE                 1,356,323          1,284,833         1,198,437
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Option price                      $17.40             $17.40            $17.40
  range at                          to                 to                  to
  December 31                     $31.63             $28.69            $28.69
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


     Mandatorily Redeemable Convertible Preference Stock. In February 1994, the Board authorized the redemption of all outstanding shares of the $1.775 Series Convertible Preference Stock. During the 1994 first and second quarters, approximately 1.3 million and 1.5 million shares of the $1.775 stock were converted into approximately 2.7 million shares of common stock. The remaining shares, approximately 1 million, were redeemed on May 26, 1994 at a price of $21.60 per share plus accrued dividends.


                                    UTILICORP
                                       41

NOTE 8:  INCOME TAXES

Income tax expense consists of the following components:



                                                  YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
DOLLARS IN MILLIONS                             1994          1993         1992
--------------------------------------------------------------------------------
CURRENTLY PAYABLE:
     Federal                                   $14.8         $22.6         $ 9.7
     Foreign                                     2.9           4.9           6.3
     State                                      (1.5)         (2.2)           .8
DEFERRED:
     Federal
          Accelerated depreciation              14.3          27.0          26.6
          Alternative minimum tax              (20.4)        (23.2)        (15.0)
          Restructuring charge                   7.9         (23.7)           --
          Intangible drilling costs             15.2          10.0            --
          Purchased gas adjustment clauses       (.6)          1.9          (1.4)
          Federal tax rate increase               --           2.7            --
          Other                                  9.8           5.1           2.0
     State                                       8.2           5.7           3.7
INVESTMENT TAX CREDIT AMORTIZATION              (1.3)         (1.3)         (1.1)
--------------------------------------------------------------------------------
TOTAL INCOME TAX EXPENSE                       $49.3         $29.5         $31.6
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     In the first quarter of 1993, the company adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes."
SFAS No. 109 requires that deferred tax liabilities be established for income tax benefits associated with temporary differences including those previously passed through to ratepayers. Since such deferred tax liabilities will be collected in rates from customers, a regulatory asset was established. The company's net SFAS No. 109 regulatory assets were approximately $72 million and $66 million at December 31, 1994 and 1993, respectively.
     In August 1993, passage of the Budget Reconciliation Act of 1993 (the Act) increased the statutory federal income tax rate from 34% to 35%. This tax rate change increased income tax expense by approximately $4.0 million, of which $2.7 million represented a non-cash adjustment to increase deferred tax liabilities as of January 1, 1993.
     The company has an alternative minimum tax credit carryforward of approximately $83.5 million at December 31, 1994. Alternative minimum tax credits can be carried forward indefinitely and the company has not recorded a valuation allowance against its tax credit carryforwards. The company also has a tax net operating loss carryforward of approximately $69 million which expires beginning in 2008.
     The principal components of the company's deferred income taxes consist of the following:


                                                   DECEMBER 31,
-------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                1994                   1993
-------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
     Alternative minimum tax credit
        carryforward                             $ 83.5                 $ 73.8
     Net operating loss carryforward               26.3                   19.0
     Restructuring charges                         16.0                   25.0
-------------------------------------------------------------------------------
TOTAL DEFERRED TAX ASSETS                         125.8                  117.8
-------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
     Accelerated depreciation and
        other plant differences
          Regulated                               176.5                  163.1
          Non-regulated                           168.7                  128.4
        Regulatory asset--SFAS 109                 32.8                   25.8
        Other, net                                 27.2                   13.4
-------------------------------------------------------------------------------
TOTAL DEFERRED TAX LIABILITIES                    405.2                  330.7
-------------------------------------------------------------------------------
DEFERRED INCOME TAXES, NET                       $279.4                 $212.9
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                                    UTILICORP
                                       42

The company's effective income tax rates differed from the statutory federal income tax rates primarily due to the following:



                                                                                YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------
                                                                        1994                1993                1992
---------------------------------------------------------------------------------------------------------------------
STATUTORY FEDERAL INCOME TAX RATE                                       35.0%               35.0%               34.0%
     Tax effect of:
          Temporary differences passed through,
            primarily removal costs                                     (1.3)                (.8)               (1.0)
          Investment tax credit amortization                             (.9)               (1.1)               (1.2)
          Gain on sale of subsidiary stock                                --               (14.4)                 --
          State income taxes, net of federal benefit                     3.1                 2.4                 3.4
          Federal tax rate increase                                       --                 2.3                  --
          Difference in tax rate of foreign subsidiaries                  .6                  .8                 1.9
          Other                                                         (2.2)                1.3                  .3
---------------------------------------------------------------------------------------------------------------------
EFFECTIVE INCOME TAX RATE                                               34.3%               25.5%               37.4%
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------



NOTE 9:  EMPLOYEE BENEFITS

     The following table represents the funded status of the pension plans and the amounts included in the Consolidated Balance Sheets and Statements of
Income:




                                                                                YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                                   1994                1993                1992
---------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
     Vested benefit obligation                                       $119.4              $113.5               $83.6
     Accumulated benefit obligation                                   122.6               116.5                86.3
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                         $152.1              $144.6              $108.1
Plan assets at fair value (primarily publicly traded
  common stocks and bonds)*                                           161.4               168.3               134.6
---------------------------------------------------------------------------------------------------------------------
Excess of plan assets over the projected benefit obligation             9.3                23.7                26.5
Unrecognized net loss from past experience
  different from that assumed                                          22.0                 7.2                 2.0
Unrecognized net asset being recognized over 16 years                 (13.7)              (15.6)              (16.8)
Unrecognized prior service cost                                         (.7)                 .1                  .6
---------------------------------------------------------------------------------------------------------------------
Pension asset included in prepayments                               $  16.9             $  15.4             $  12.3
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Net pension expense included the following components:
     Service cost                                                    $  5.6              $  5.3              $  4.5
     Interest cost on projected benefit obligation                     11.0                10.4                 8.0
     Actual return on plan assets                                        .6               (16.9)               (6.6)
     Regulatory adjustment                                               .5                  .3                  --
     Net amortization and deferral                                    (16.7)                2.2                (6.2)
---------------------------------------------------------------------------------------------------------------------
Net pension expense (credit)                                         $  1.0              $  1.3              $  (.3)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Discount rate assumed                                                  7.89%               7.89%               8.21%
Assumed rate of return on future compensation levels              5.0 - 5.5%          5.0 - 5.5%          5.0 - 6.0%
Assumed long-term rate of return on assets                        8.5 - 9.0%          8.5 - 9.0%                9.0%
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


*INCLUDES $1.1 AND $1.0 MILLION OF THE COMPANY'S CONVERTIBLE PREFERENCE STOCK AT
 DECEMBER 31, 1993 AND 1992, RESPECTIVELY. NO CONVERTIBLE PREFERENCE STOCK WAS HELD AT DECEMBER 31, 1994.



                                    UTILICORP
                                       43

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

     Effective January 1, 1993, the company adopted SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," for its U.S. operations, which requires accrual of post-retirement benefits during the years employees provide services. The company has elected to amortize the estimated unfunded accumulated obligation at January 1, 1994, approximately $43 million, over 20 years. Expense of approximately $.6 and $.6 million was recognized for the service cost of benefits accrued and $2.9 and $3.4 million for interest accrued on the accumulated projected benefit obligation for the years ended December 31, 1994 and 1993, respectively.

     The following table summarizes the status of the company's post-retirement plans for financial statement purposes and the related amount included in the Consolidated Balance Sheet at December 31, 1994:


                                                DECEMBER 31,
---------------------------------------------------------------
DOLLARS IN MILLIONS                             1994      1993
---------------------------------------------------------------
Actuarial present value of post-
  retirement benefit obligations:
     Retirees                                $24.1     $29.5
     Other fully eligible participants         7.6       9.0
     Other active participants                 8.3       6.8
     Plan assets at fair value                 (.3)          --
     Unrecognized transition
       obligation                            (36.4)      (41.0)
     Unrecognized net gain (loss)              3.3        (1.8)
----------------------------------------------------------------
Accrued liability                            $ 6.6        $ 2.5
----------------------------------------------------------------
----------------------------------------------------------------


     For measurement purposes, an annual health care cost growth rate of 12.5% was assumed for 1995, decreasing to 8.25% by 1996 and 6% thereafter. The rate of change in health care cost has a significant effect on the projected benefit obligation. Increasing the rate by 1% each year would have increased the present value of the accumulated projected benefit obligation by $3.0 million and the aggregate of the service and interest cost components by $.3 million in 1994. The accumulated post-retirement benefit obligation was discounted at a weighted average rate of 7.75%.

     Pursuant to regulatory orders or precedents, certain regulated divisions of the company have deferred as a regulatory asset the incremental costs associated with SFAS No. 106. At December 31, 1994, the amount deferred was not significant.


NOTE 10: COMMITMENT AND CONTINGENCIES

     Commitments. The company has various commitments for the years 1995 through 1999 relating primarily to power and gas supply commitments, fixed price sales obligations and lease and rental commitments. A table of the company's estimated capital expenditures and more significant estimated commitments follows:


------------------------------------------------------------------------
DOLLARS IN MILLIONS        1995      1996      1997      1998      1999
------------------------------------------------------------------------
Capital expenditures    $278.5    $278.7    $294.2    $255.6    $259.8
Future minimum
  lease payments          23.6      20.6      18.2      18.9      18.2
Purchased power
  obligations             72.6      74.5      74.4      72.4      70.4
Coal contracts            54.3      40.8      41.9      43.3      44.2
Price ranges              ------------$15.25 to $27.40 per ton----------
Fixed price sales
  obligations (BCF)       20.7      15.2      15.2      15.2      15.2
Price ranges              --------------$1.60 to $3.50 per MCF----------
------------------------------------------------------------------------
------------------------------------------------------------------------




                                    UTILICORP
                                       44

     Future minimum lease payments primarily relate to the Jeffrey Energy Center
(JEC) interest, peaking turbines, coal cars, and office space. Rent expense for the years 1994, 1993 and 1992 was (in millions) $26.4, $25.7 and $24.7, respectively.

     Purchased power obligations for 1995 through 1999 are estimated to provide 884; 784; 794; 814; and 731 MW, respectively. The largest single contract is scheduled to provide approximately 6.2% of the company's system requirements through 1999.

     During 1993, the company finalized a joint venture agreement with the Waikato Electricity Authority in New Zealand for the purchase of an interest in WEL Energy Group Ltd. (WEL). The company paid $2.7 million at closing and agreed to pay approximately $17 million over time, as needed for specific investments, upon call of the WEL Board of Directors. The $17 million was called in December 1994 and paid in February 1995.

     In August 1994, the company entered into a relationship agreement with the Auckland, New Zealand-based Power New Zealand Limited (PNZ). Under this relationship, the company has agreed to serve as PNZ's "cornerstone" shareholder by acquiring 20% of PNZ's shares for approximately $55 million. Under this relationship, the company has also agreed to acquire PNZ's 18.35% interest in Wellington, New Zealand-based Energy Direct Corporation Limited for approximately $21 million. These investments are expected to be completed in 1995.

     In September 1994, UtiliCorp expressed interest in acquiring all or some of the utility distribution properties of Columbia Gas System, Inc. Columbia operates gas distribution utilities in five states and serves 1.5 million customers. At this time management does not know if the proposal will be accepted.

     At December 31, 1994, UtilCo Group had unconditional capital commitments to fund partnership capital in 1995 and 1996 aggregating $11.7 million. In addition, UtilCo Group has a standby partnership capital commitment of $2.4 million.

     The company has agreements with financial institutions to sell, on a continuing basis, up to $205 million of eligible accounts receivable on a limited recourse basis. At December 31, 1994, 1993, and 1992, the amounts of receivables sold under these agreements were $117.6 million, $139.1 million and $150.0 million, respectively. Fees associated with these sales were approximately (in millions) $6.9 in 1994, $5.4 in 1993 and $5.7 in 1992.


     Environmental. The company is subject to various environmental laws, including regulations governing air and water quality and the storage and disposal of hazardous or toxic wastes. The company assesses, on an ongoing basis, measures that may need to be taken to comply with these laws and regulations related to hazardous material and hazardous waste compliance and remediation activities.

     The company owns or previously operated 28 former manufactured gas plants
(MGPs) which may, or may not, require some form of environmental remediation. The company has contacted appropriate federal and state agencies and is in the process of determining what, if any, specific cleanup activities may be needed at these sites.

     As of December 31, 1994, the company has spent approximately $4.0 million for investigating and remediating its MGP sites. The company currently estimates that it will spend a minimum of approximately $8.0 million over the next several years on the company's identified MGP sites. These amounts could change materially based upon further investigations, the actions of environmental agencies and the financial viability of other responsible parties. Additionally, the ultimate liability may be significantly affected if the company is held responsible for parties not financially able to contribute to these costs. Based on prior experience, available facts and existing law, the company has recorded a liability of $8.0 million representing its estimate of the amount of environmental costs currently expected to be incurred.

     The company has received favorable rate orders for recovery of its environmental cleanup costs in certain jurisdictions. In other jurisdictions, favorable regulatory precedent exists for the recovery of these costs. The company is also pursuing recovery from insurance carriers and other potentially responsible parties.

     It is management's opinion that the ultimate resolution of these environmental matters will not have a material adverse impact upon the financial position or results of operations of the company.





                                    UTILICORP
                                       45

     Aquila -- Unusual Loss Provision. In 1992, the company recognized a $17.7 million pretax charge against earnings ($11.3 million after tax). This charge related to improper payments by former employees of Aquila Energy Resources, a wholly-owned subsidiary of Aquila, during the course of transactions to acquire certain natural gas and oil properties.

     In 1994, the company settled with certain defendants in lawsuits filed as a result of the discovery in 1992 of improper payments. These settlements and insurance recoveries net of legal and related costs resulted in a favorable adjustment to income from operations of $2.4 million.


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

     The estimated fair value of the company's financial instruments at December 31, 1994, 1993 and 1992 is shown below. Because a substantial portion of the company's operations are regulated, the company believes that any gains or losses related to the retirement of debt or redemption of preference stock would not have a material effect on the company's financial position or results of operations.



                                                  CARRYING AMOUNT                      FAIR VALUE
---------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                           1994      1993      1992           1994      1993      1992
---------------------------------------------------------------------------------------------------------
Long-term debt, including maturities      $1,115.7  $1,011.5    $896.7       $1,094.4  $1,127.9    $977.9
Redeemable preference stock                     --      58.5      60.7             --      88.7      80.0
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------


     The company uses financial instruments to hedge price fluctuations in its portfolio of commodity transactions. The financial instruments used include futures and options traded on the New York Mercantile Exchange and swaps and options traded in the over-the-counter market. The company is subject to credit risk on its over-the-counter transactions and monitors the creditworthiness of its counterparties, which consist primarily of large financial institutions. Margin calls are generally required on financial instruments to address significant fluctuations in market prices. Margin deposits of $44.8 million and option premiums paid cover all but $9.9 million of the net future cash requirements, based on current market conditions.

     The estimated market value and cash flow requirements for these financial instruments are based upon the market prices in effect at the financial statement date and change with fluctuations in the market price of the related commodity. These financial instruments are off-balance sheet, and changes in market values will be recognized as a commodity being hedged is received, delivered or produced.

     At December 31, 1994, the company had natural gas financial instruments with a contractual volume of 310 BCF expiring through 2007. The market value of these instruments as of December 31, 1994 was $59.3 million less than contract value.

     The market values above do not reflect the market value of the company's entire commodity portfolio. In addition to financial instruments, the company has entered into fixed price commodity transactions and is a producer of gas, oil and natural gas liquids. The company routinely monitors the aggregate market value of its existing commodity transactions, gas and oil production, and financial instruments. Based on the portfolio's aggregate market value at December 31, 1994, no loss was recorded.




                                    UTILICORP
                                       46

NOTE 12: SEGMENT INFORMATION



                                                                        DECEMBER 31,
------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                          1994           1993           1992
------------------------------------------------------------------------------------------------
REVENUES:
   Electric operations-
       Domestic                                           $ 476.1        $ 459.5        $ 426.6
       Canadian                                              80.9           87.4           81.2
------------------------------------------------------------------------------------------------
   Total electric operations                                557.0          546.9          507.8
   Gas operations                                           618.6          686.1          515.7
   Energy related businesses                                339.0          338.6          275.4
------------------------------------------------------------------------------------------------
TOTAL REVENUES                                           $1,514.6       $1,571.6       $1,298.9
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
DEPRECIATION, DEPLETION AND AMORTIZATION:
   Electric operations                                     $ 49.9          $45.9          $41.7
   Gas operations                                            30.1           28.6           24.4
   Energy related businesses                                 59.6           60.8           57.0
   Other                                                      7.5           10.7            8.0
------------------------------------------------------------------------------------------------
TOTAL DEPRECIATION, DEPLETION AND AMORTIZATION             $147.1         $146.0         $131.1
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS:
   Electric operations-
       Domestic                                            $108.6         $101.3         $ 87.6
       Canadian                                              16.7           18.1           21.8
------------------------------------------------------------------------------------------------
   Total electric operations                                125.3          119.4          109.4
   Gas operations                                            61.8           65.7           41.6
   Energy related businesses                                 43.4          (32.9)          18.0
------------------------------------------------------------------------------------------------
TOTAL INCOME FROM OPERATIONS                               $230.5         $152.2         $169.0
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:
   Electric operations-
       Domestic                                           $ 983.6       $  927.1        $ 861.5
       Canadian                                             181.0          234.9          193.7
------------------------------------------------------------------------------------------------
   Total electric operations                              1,164.6        1,162.0        1,055.2
   Gas operations                                           819.9          716.9          579.3
   Energy related businesses                                717.1          604.2          662.0
   Other*                                                   409.5          367.4          256.3
------------------------------------------------------------------------------------------------
TOTAL ASSETS                                             $3,111.1       $2,850.5        2,552.8
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Capital Expenditures:
   Electric operations                                     $ 81.3         $ 87.4         $ 98.1
   Gas operations                                            50.7           53.1           51.7
   Energy related businesses                                113.6           94.5           48.9
   Other*                                                    22.2           28.8           14.8
------------------------------------------------------------------------------------------------
TOTAL CAPITAL EXPENDITURES                                 $267.8         $263.8         $213.5
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------


* INCLUDES UTILCO GROUP AND OTHER CORPORATE ASSETS.







                                    UTILICORP
                                       47

NOTE 13: SUPPLEMENTARY INFORMATION ON GAS AND OIL PRODUCING ACTIVITIES


The following supplementary information is presented in accordance with Statement of Financial Accounting Standards No. 69 and related SEC accounting rules. Gas and oil producing activities include the applicable operations of Aquila and non-regulated operations of a utility division.




Capitalized Costs                                                  DECEMBER 31,
-------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                     1994           1993           1992
-------------------------------------------------------------------------------------------
Capitalized costs*                                    $427.6         $347.1         $314.8
Less--accumulated depreciation, depletion
  and amortization                                     220.9          179.8          141.0
-------------------------------------------------------------------------------------------
Net Capitalized Costs                                 $206.7         $167.3         $173.8
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


* INCLUDES UNPROVEN PROPERTIES OF $12.2 MILLION FOR 1994.


Costs Incurred                                              YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                     1994           1993           1992
-------------------------------------------------------------------------------------------
Acquisition costs                                      $28.5          $ 2.2          $ 4.9
Development costs                                       53.3           37.5           16.0
-------------------------------------------------------------------------------------------
Total                                                  $81.8          $39.7          $20.9
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------



Results of Operations                                        YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                     1994           1993           1992
-------------------------------------------------------------------------------------------
Revenues:
    Gas                                                $56.7          $58.0          $42.9
    Oil                                                 16.6           20.2           29.3
-------------------------------------------------------------------------------------------
Total Revenues                                          73.3           78.2           72.2
-------------------------------------------------------------------------------------------
Expenses:
    Production costs                                    17.5           18.9           19.7
    Depreciation, depletion and amortization            41.1           39.6           39.7
    Unusual item--loss provision                          --             --           10.7
-------------------------------------------------------------------------------------------
Total Expenses                                          58.6           58.5           70.1
-------------------------------------------------------------------------------------------
Results before income taxes                             14.7           19.7            2.1
Income Taxes                                             5.1            6.9             .8
-------------------------------------------------------------------------------------------
Results of Operations                                  $ 9.6          $12.8          $ 1.3
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


     Reserve Quantity Information (Unaudited). The following reserve quantity estimates (all located in the United States) as well as information regarding future production and cash flows were based primarily on reserve studies prepared by Netherlands, Sewell and Associates, Inc. Such estimates are inherently imprecise and may be subject to revision.





                                    UTILICORP
                                       48


                                                       NATURAL GAS                CRUDE OIL AND CONDENSATE
                                                  (BILLION CUBIC FEET)               (THOUSAND BARRELS)
----------------------------------------------------------------------------------------------------------
DECEMBER 31,                                    1994      1993      1992          1994      1993      1992
----------------------------------------------------------------------------------------------------------
Proven developed and undeveloped reserves:
Beginning of year                              110.9     142.5     208.8         3,544     5,851     8,016
     Purchases of reserves in place             17.4       1.8       1.7         3,096         6       771
     Revision of previous estimates             12.7     (17.8)    (43.2)          353    (1,325)   (1,539)
     Production                                (23.3)    (24.4)    (25.0)       (1,050)   (1,133)   (1,489)
     Extensions                                 17.6       8.8        .2           447       145        92
----------------------------------------------------------------------------------------------------------
End of Year                                    135.3     110.9     142.5         6,390     3,544     5,851
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
Proven developed reserves:
Beginning of year                               73.3      97.4     168.6         3,058     4,050     6,337
End of year                                    108.7      73.3      97.4         5,693     3,058     4,050
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------


     Standardized Measure of Discounted Future Net Cash Flows and Changes Therein (Unaudited). Future pretax net cash flows have been estimated by applying prices and costs in effect at the end of the years indicated, except where contractual arrangements exist, to the estimated future production of proven reserves. Aquila has assigned approximately 60% of the company's future gas production through 2008 to certain of its long-term fixed price contracts through a contractual swap arrangement at prices averaging $4.21 per MCF. Future income tax expenses were computed by applying statutory tax rates adjusted for permanent differences and tax credits to estimated net future pretax cash flows.



Standardized Measure                                                     DECEMBER 31,
--------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                            1994           1993           1992
--------------------------------------------------------------------------------------------------
Future cash inflows                                          $549.9         $418.7         $513.7
Future production costs                                      (152.9)        (112.5)        (122.8)
Future development costs                                      (38.6)         (38.0)         (49.4)
Future income tax expenses                                    (88.1)         (44.3)         (76.0)
--------------------------------------------------------------------------------------------------
Future net cash flows                                         270.3          223.9          265.5
10% annual discount                                           (98.0)         (75.6)         (88.8)
--------------------------------------------------------------------------------------------------
Standardized measure of discounted future net cash flows     $172.3         $148.3         $176.7
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------


Changes in Standardized Measure                                    YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                                            1994           1993           1992
--------------------------------------------------------------------------------------------------
Sales and transfers of gas and oil produced, net of
  production costs                                          $ (55.8)       $ (59.3)       $ (52.5)
Net changes in prices and production costs related to
  future production                                            (9.6)          (1.0)          80.3
Development costs incurred during the period                   21.3           27.1           14.7
Extensions                                                     38.0           15.5            1.5
Changes in estimated future development costs                  (9.0)          (5.8)         (34.4)
Revisions of previous quantity estimates                       22.8          (32.7)         (73.9)
Purchases of reserves in place                                 39.4            2.5            8.6
Accretion of discount                                          17.6           22.6           26.9
Net change in income taxes                                    (25.7)          20.6            (.6)
Changes in production rates and other                         (15.0)         (17.9)         (12.1)
--------------------------------------------------------------------------------------------------
Net increase (decrease) in discounted future net cash flows    24.0          (28.4)         (41.5)
--------------------------------------------------------------------------------------------------
Beginning of year                                             148.3          176.7          218.2
End of year                                                  $172.3         $148.3         $176.7
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------





                                    UTILICORP
                                       49

NOTE 14: QUARTERLY FINANCIAL DATA (UNAUDITED)


Due to the timing of acquisitions, the effect of weather on sales, and other factors characteristic of utility operations and energy related businesses, financial results for interim periods are not necessarily indicative of trends for any 12-month period.


                                                  1994 QUARTERS                           1993 QUARTERS
------------------------------------------------------------------------------------------------------------------------
IN MILLIONS EXCEPT PER SHARE            First    Second     Third    Fourth     First    Second     Third     Fourth (A)
------------------------------------------------------------------------------------------------------------------------
Revenues                               $497.3    $311.6    $315.1    $390.6    $480.9    $329.4    $330.1    $431.2
Income (loss) from operations            83.6      34.7      48.4      63.8      78.6      34.6      49.0     (10.0)
Net income                               39.0       7.4      14.5      33.6      34.8       7.3      11.0      33.3
------------------------------------------------------------------------------------------------------------------------
Earnings per common share:
     Primary (B)                         $.88      $.15      $.31      $.76      $.87      $.13      $.22      $.76
     Fully diluted (C)                    .85       .15       .31       .74       .83       .13       .22       .72
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Cash dividend per common share           $.42      $.42      $.43      $.43      $.40      $.40      $.40      $.42
Market price per common share:
     High                              $31.63    $31.38    $29.75    $27.75    $28.63    $29.63    $34.00    $33.50
     Low                                29.00     28.00     26.25     25.38     27.13     27.75     28.88     30.13
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


(A) SEE NOTE 2 FOR DISCUSSION OF RESTRUCTURING CHARGE AND GAIN ON SALE OF SUBSIDIARY STOCK.

(B) THE SUM OF THE QUARTERLY PRIMARY EARNINGS PER SHARE AMOUNTS DIFFERS FROM THAT REFLECTED IN THE CONSOLIDATED STATEMENTS OF INCOME DUE TO THE WEIGHTING OF COMMON SHARES OUTSTANDING DURING EACH OF THE RESPECTIVE PERIODS.

(C) THE SUM OF THE QUARTERLY FULLY DILUTED EARNINGS PER SHARE AMOUNTS DIFFERS FROM THAT REFLECTED IN THE CONSOLIDATED STATEMENTS OF INCOME BECAUSE THE COMPANY'S CONVERTIBLE SECURITIES WERE ANTI-DILUTIVE IN CERTAIN QUARTERLY CALCULATIONS.











                                    UTILICORP
                                       50

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



/s/ Richard Green Jr.
Richard C. Green, Jr.
Chairman of the Board, President
and Chief Executive Officer


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF UTILICORP UNITED INC.:

We have audited the accompanying consolidated balance sheets and statements of capitalization of UtiliCorp United Inc. and subsidiaries at December 31, 1994, 1993 and 1992 and the related consolidated statements of income, common shareholders' equity, and cash flows for the three years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UtiliCorp United Inc. and subsidiaries at December 31, 1994, 1993 and 1992, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     As explained in Notes 8 and 9 to the consolidated financial statements, effective January 1, 1993 the company changed its methods of accounting for income taxes and post-retirement benefits other than pensions.



/s/ Arthur Andersen LLP
Arthur Andersen LLP
Kansas City, Missouri
January 31, 1995




                                    UTILICORP
                                       51

SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS EXCEPT PER SHARE                       1994           1993            1992           1991
--------------------------------------------------------------------------------------------------------------
Revenues:
     Electric operations                                 $  557.0       $  546.9       $  507.8       $  379.4
     Gas operations                                         618.6          686.1          515.7          496.0
     Energy related businesses                              339.0          338.6          275.4          199.8
--------------------------------------------------------------------------------------------------------------

Total revenues                                            1,514.6        1,571.6        1,298.9        1,075.2
Total expenses                                            1,284.1        1,419.4        1,129.9          879.2
--------------------------------------------------------------------------------------------------------------
Income from operations (a)                                  230.5          152.2          169.0          196.0
Total interest charges, minority interests
     and other                                               86.8           36.3           84.5           74.8
--------------------------------------------------------------------------------------------------------------
Income before income taxes                                  143.7          115.9           84.5          121.2
Income taxes                                                 49.3           29.5           31.6           43.6
--------------------------------------------------------------------------------------------------------------
Net income (b)                                               94.4           86.4           52.9           77.6
Preference and preferred dividends                            3.0            6.9            6.9            7.8
--------------------------------------------------------------------------------------------------------------
EARNINGS AVAILABLE FOR COMMON SHARES                      $  91.4        $  79.5        $  46.0        $  69.8
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

Primary earnings per common share (b)                       $2.08          $1.95          $1.32          $2.37
Return on average common equity (b)                         10.24%          9.84%          6.93%         13.32%
Cash dividends paid per common share                      $  1.70        $  1.62        $  1.60        $  1.54
Book value per common share                                 20.24          20.27          18.66          19.18
Market price of common stock at year end                    26.50          31.75          27.63          28.50
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

Electric                                                 $1,164.6       $1,162.0       $1,055.2       $1,026.0
Gas                                                         819.9          716.9          579.3          530.1
Energy related                                              717.1          604.2          662.0          643.1
Other                                                       409.5          367.4          256.3          188.1
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                             $3,111.1       $2,850.5       $2,552.8       $2,387.3
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Utility construction expenditures                        $  132.0       $  140.5       $  149.8         $134.0
Non-regulated investment expenditures (c)                   135.8          123.3           63.7          169.8
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

Common shareholders' equity                              $  906.8       $  851.7       $  661.1       $  660.7
Preference and preferred stock                               25.4           83.9           95.1           97.1
Long-term debt (d)                                        1,115.7        1,011.5          896.7          931.6
Short-term debt (e)                                         182.4           70.0          230.9          111.0
--------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND SHORT-TERM DEBT (d)             $2,230.3       $2,017.1       $1,883.8       $1,800.4
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Capitalization Ratios
     Common shareholders' equity                             40.7%          42.2%          35.1%          36.7%
     Preference and preferred stock                           1.1            4.2            5.0            5.4
     Long-term debt (d)                                      50.0           50.1           47.6           51.7
     Short-term debt (e)                                      8.2            3.5           12.3            6.2
--------------------------------------------------------------------------------------------------------------
TOTAL                                                       100.0%         100.0%         100.0%         100.0%
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


                                    UTILICORP
                                       52



-------------------------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS EXCEPT PER SHARE                1990       1989      1988       1987        1986        1985          1984
-------------------------------------------------------------------------------------------------------------------------------
REVENUES:
     Electric operations                         $  303.7    $ 285.9  $  275.8    $ 227.2     $ 192.6     $ 185.8       $ 178.2
     Gas operations                                 503.9      446.1     397.0      367.7       403.2        57.4          56.1
     Energy related businesses                       75.9       40.4      13.1        4.5         2.4          --            --
-------------------------------------------------------------------------------------------------------------------------------
Total revenues                                      883.5      772.4     685.9      599.4       598.2       243.2         234.3
Total expenses                                      748.9      658.3     587.7      517.0       530.2       180.3         173.1
-------------------------------------------------------------------------------------------------------------------------------
Income from operations (a)                          134.6      114.1      98.2       82.4        68.0        62.9          61.2

Total interest charges, minority interest
     and other                                       59.5       49.0      38.2       29.8        28.6        13.3          14.0
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                           75.1       65.1      60.0       52.6        39.4        49.6          47.2
Income taxes                                         24.7       21.0      20.0       19.4         9.7        22.7          21.4
-------------------------------------------------------------------------------------------------------------------------------
Net Income (b)                                       50.4       44.1      40.0       30.5        29.7        26.9          25.8
Preference and preferred dividends                    7.9        5.7       2.5        3.1         4.0         4.4           4.3
-------------------------------------------------------------------------------------------------------------------------------
EARNINGS AVAILABLE FOR COMMON SHARES             $   42.5   $   38.4  $   37.5    $  27.4     $  25.7     $  22.5       $  21.5
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Primary earnings per common share (b)            $   1.77   $   1.84  $   1.93    $  1.64     $  1.69     $  1.80       $  1.74
Return on average common equity (b)                 10.69%     11.62%    12.85%     11.85%      13.40%      16.24%        17.54%
Cash dividends paid per common share             $   1.46   $   1.42  $   1.04    $   .93     $   .87     $   .77       $   .64
Book value per common share                      $  17.00      16.36     15.49      14.20       13.31       11.79         10.56
Market price of common stock at year end            20.38      22.00     18.88      14.14       19.28       13.10         11.05
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Electric                                         $  759.6   $  700.6  $  642.1    $ 594.2     $ 420.3     $ 408.8       $ 390.3
Gas                                                 509.3      464.7     283.2      275.2       285.2       297.7          34.9
Energy related                                      377.4      179.4      88.6       31.4        33.4          --            --
Other                                               176.9      114.1     109.6       65.3        26.8        24.3           6.3
-------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                     $1,823.2   $1,458.8  $1,123.5    $ 966.1     $ 765.7     $ 730.8       $ 431.5
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Utility construction expenditures                $  118.9   $   98.3  $   78.7    $  56.7     $  47.0     $  31.7       $  24.2
Non-regulated investment expenditures (c)           244.5       78.7      73.2       21.4        12.9          --            --
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Common shareholders' equity                      $  477.5   $  372.3   $ 321.1    $ 264.4     $ 211.7     $ 165.7       $ 131.1
Preference and preferred stock                       97.2       97.4      95.1       25.0        33.0        41.8          42.8
Long-term debt (d)                                  679.3      442.6     386.0      320.1       283.6       234.9         140.0
Short-term debt (e)                                  48.7       86.2      53.0       69.9        32.0       138.3          14.0
-------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND SHORT-TERM DEBT (d)     $1,302.7   $  998.5   $ 795.2    $ 679.4     $ 560.3     $ 580.7       $ 327.9

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Capitalization Ratios
     Common shareholders' equity                     36.7%      37.3%     40.4%      38.9%       37.8%       28.5%         40.0%
     Preference and preferred stock                   7.5        9.8       4.4        3.7         5.9         7.2          13.0
     Long-term debt (d)                              52.1       44.3      48.5       47.1        50.6        40.5          42.7
     Short-term debt (e)                              3.7        8.6       6.7       10.3         5.7        23.8           4.3
-------------------------------------------------------------------------------------------------------------------------------
TOTAL                                               100.0%     100.0%    100.0%     100.0%      100.0%      100.0%        100.0%

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(a) AFTER RESTRUCTURING CHARGE OF $69.8 MILLION IN 1993 AND UNUSUAL LOSS PROVISION OF $17.7 MILLION IN 1992.
(b) INCLUDES CUMULATIVE EFFECT ON PRIOR YEARS OF ACCOUNTING CHANGES OF ($2.7),
    OR ($.16) PER SHARE, IN 1987.
(c) INVESTMENTS IN NON-REGULATED GENERATING ASSETS AND ENERGY RELATED PROPERTIES.
(d) INCLUDES CURRENT MATURITIES.
(e) DOES NOT REPRESENT PERMANENT CAPITAL. WILL BE FINANCED WITH DEBT AND EQUITY SECURITIES CONSIDERING FINANCIAL MARKET CONDITIONS


                                    UTILICORP
                                       53

ELECTRIC AND GAS STATISTICS

-------------------------------------------------------------------------------
DOLLARS IN MILLIONS            1994                 1993       1992        1991
-------------------------------------------------------------------------------
Revenues:
     Residential              $245.8     44.1%     $236.8     $212.5     $173.6
     Commercial                157.3     28.2       156.2      148.3      102.0
     Industrial                 75.1     13.5        76.0       73.3       46.4
     Other                      78.8     14.2        77.9       73.7       57.4
-------------------------------------------------------------------------------
TOTAL REVENUES                $557.0    100.0%     $546.9     $507.8     $379.4
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
MWH sales(000'S):
     Residential               3,512     34.7%      3,536      3,176      2,735
     Commercial                2,611     25.8       2,528      2,367      1,672
     Industrial                1,897     18.7       1,921      1,800      1,197
     Other                     2,099     20.8       1,939      1,748      1,468
-------------------------------------------------------------------------------
TOTAL SALES                   10,119    100.0%      9,924      9,091      7,072
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Communities served               373                  369        364        364
-------------------------------------------------------------------------------
Customers at year end:
     Residential             367,943     86.3%    360,429    354,086    346,434
     Commercial               54,444     12.8      53,475     52,748     51,765
     Industrial                  321       --         302        301        302
     Other                     3,706       .9       3,678      3,691      3,634
-------------------------------------------------------------------------------
TOTAL CUSTOMERS              426,414    100.0%    417,884    410,826    402,135
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Generation mix:
     Coal                       69.9                 69.3%      71.1%      67.9%
     Natural gas and oil         8.9                  7.1        3.5        2.7
     Hydro                      21.2                 23.6       25.4       29.4
-------------------------------------------------------------------------------
TOTAL                          100.0%               100.0%     100.0%     100.0%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Generating capability (MW):
     Coal                        868     48.8%        864        863        858
     Natural gas and oil         705     39.7         700        716        723
     Hydro                       205     11.5         205        206        206
-------------------------------------------------------------------------------
Total generating capability    1,778    100.0%      1,769      1,785      1,787
Firm purchased power             904                  840        820        694
-------------------------------------------------------------------------------
TOTAL SYSTEM CAPABILITY        2,682                2,609      2,605      2,481
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Revenues:
     Residential              $356.4     57.6%     $380.2     $276.0     $257.6
     Commercial                156.9     25.4       177.5      130.0      118.8
     Industrial                 66.7     10.8        89.8       76.4       90.9
     Other                      38.6      6.2        38.6       33.3       28.7
-------------------------------------------------------------------------------
TOTAL REVENUES                $618.6    100.0%     $686.1     $515.7     $496.0
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
MCF sales(000'S):
     Residential              71,208     55.6%     74,421     58,095     56,383
     Commercial               35,952     28.1      40,232     32,239     30,861
     Industrial               18,439     14.4      26,868     23,841     30,908
     Other                     2,420      1.9       3,672      2,683      1,928
-------------------------------------------------------------------------------
TOTAL SALES                  128,019    100.0%    145,193    116,858    120,080
Gas transportation           135,924              115,877    112,831    108,044
-------------------------------------------------------------------------------
TOTAL SALES AND
 TRANSPORTATION              263,943              261,070    229,689    228,124
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Communities served               792                  774        708        666
-------------------------------------------------------------------------------
Customers at year end:
     Residential             698,156     89.5%    661,930    535,058    519,149
     Commercial               76,015      9.8      73,365     60,054     58,299
     Industrial                3,878       .5       3,874      3,622      3,666
     Other                     1,581       .2       1,185        582        539
-------------------------------------------------------------------------------
TOTAL CUSTOMERS              779,630    100.0%    740,354    599,316    581,653
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                    UTILICORP
                                       54


ELECTRIC AND GAS STATISTICS

------------------------------------------------------------------------------------------------------------------------
DOLLARS IN MILLIONS                1990          1989       1988         1987        1986           1985           1984
------------------------------------------------------------------------------------------------------------------------

Revenues:
     Residential                  $143.6        $131.0     $129.2       $111.0     $  92.0        $  87.2        $  85.4
     Commercial                     79.2          75.7       71.7         60.3        51.0           49.3           46.8
     Industrial                     36.1          35.1       34.5         28.5        27.1           26.7           24.4
     Other                          44.8          44.1       40.4         27.4        22.5           22.6           21.6
------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                    $303.7        $285.9     $275.8       $227.2      $192.6         $185.8         $178.2
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
MWH sales (000'S):
     Residential                   2,379         2,300      2,232        1,565       1,140          1,044          1,042
     Commercial                    1,367         1,333      1,279        1,034         743            699            671
     Industrial                    1,022         1,027      1,014          708         572            547            502
     Other                         1,308         1,189      1,211          666         412            412            431
------------------------------------------------------------------------------------------------------------------------
TOTAL SALES                        6,076         5,849      5,736        3,973       2,867          2,702          2,646
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Communities served                   209           209        209          209         122            122            122
------------------------------------------------------------------------------------------------------------------------
Customers at year end:
     Residential                 226,223       221,482    215,360      211,169     131,048        126,880        123,402
     Commercial                   27,866        27,536     26,690       25,778      15,882         15,364         14,897
     Industrial                      180           174        176          172         143            139            145
     Other                         3,021         2,976      3,850        2,902       2,389          2,293          2,269
------------------------------------------------------------------------------------------------------------------------
TOTAL CUSTOMERS                  257,290       252,168    246,076      240,021     149,462        144,676        140,713
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Generation mix:
     Coal                           66.4%         63.2%      64.9%        85.4%       99.6%          99.9%          99.6%
     Natural gas and oil              .4            .5         .5           .5          .4             .1             .4
     Hydro                          33.2          36.3       34.6         14.1          --             --             --
------------------------------------------------------------------------------------------------------------------------
TOTAL                              100.0%        100.0%     100.0%       100.0%      100.0%         100.0%         100.0%
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Generating capability (MW):
     Coal                            652           652        629          622         622            620            616
     Natural gas and oil             295           295        295          295         295            296            296
     Hydro                           206           206        206          206          --             --             --
------------------------------------------------------------------------------------------------------------------------
Total generating capability        1,153         1,153      1,130        1,123         917            916            912
Firm purchased power                 520           444        374          299          --             --             --
------------------------------------------------------------------------------------------------------------------------
TOTAL SYSTEM CAPABILITY            1,673         1,597      1,504        1,422         917            916            912
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

Revenues:
     Residential                  $261.1        $223.0     $188.8       $162.0      $166.9          $28.5          $29.3
     Commercial                    121.8         110.5       95.8         80.8        87.5           13.2           12.4
     Industrial                     90.5          93.1       96.2        115.1       144.2           12.6           11.5
     Other                          30.5          19.5       16.2          9.8         4.6            3.1            2.9
------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                    $503.9        $446.1     $397.0       $367.7      $403.2          $57.4          $56.1
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
MCF sales (000'S):
     Residential                  53,297        48,128     39,517       35,223      34,083          6,070          5,942
     Commercial                   29,950        28,373     24,121       21,323      21,423          3,184          2,685
     Industrial                   28,320        32,219     35,386       46,371      46,115          3,588          2,948
     Other                         1,875         1,563      1,623        1,394       1,420            625            593
------------------------------------------------------------------------------------------------------------------------
TOTAL SALES                      113,424       110,283    100,647      104,311     103,041         13,467         12,168
Gas Transportation               105,222        84,783     66,138       35,836      13,800             --             --
------------------------------------------------------------------------------------------------------------------------
TOTAL SALES AND
 TRANSPORTATION                  218,646       195,066    166,785      140,147     116,841         13,467         12,168
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Communities served                   637           503        361          360         359            313             27
------------------------------------------------------------------------------------------------------------------------
Customers at year end:
     Residential                 509,249       476,296    360,413      346,516     338,006        317,073         53,659
     Commercial                   57,360        54,438     43,217       42,538      42,481         38,872          5,401
     Industrial                    3,636         3,621      3,159        3,082       3,234          3,260            120
     Other                           569           512        387          390         378            390            359
------------------------------------------------------------------------------------------------------------------------
TOTAL CUSTOMERS                  570,814       534,867    407,176      392,526     384,099        359,595         59,539
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------



                                    UTILICORP
                                       55

CORPORATE INFORMATION

ANNUAL MEETING

The 1995 annual meeting of shareholders will be held at 10:00 a.m. on Wednesday, May 3 in Bartle Hall's Grand Hall, Kansas City Convention Center, 301 West 13th Street, Kansas City, Missouri. Parking will be provided in the Auditorium Plaza garage. A videotape will be available for shareholders unable to attend.

STOCK LISTINGS

The common and preference shares of UtiliCorp United Inc. are listed on the New York Stock Exchange. The common shares are also listed on the Pacific and Toronto stock exchanges. The company's trading symbol is UCU.
     At the end of 1994, UtiliCorp had approximately 85,000 common shareholders
with 44.8 million outstanding shares.   There was also a total of about 1.0
million shares held in one series of preference stock.
     The common shares of Aquila Gas Pipeline Corporation are traded on the New York Stock Exchange under the symbol AQP. Approximately 18 percent of Aquila Gas Pipeline is held by the public. UtiliCorp's wholly-owned Aquila Energy subsidiary holds the remaining 82 percent.

REINVESTMENT AND DIRECT PURCHASE

In February 1995 UtiliCorp introduced an expanded Dividend Reinvestment and Common Stock Purchase Plan. It combines the dividend reinvestment and optional cash purchase features of the prior plan with a new direct purchase provision through which investors can acquire their first shares of UtiliCorp common stock directly from the company without brokerage fees.
     For first-time buyers of UtiliCorp stock, the plan requires a minimum initial purchase of $250. Additional purchases through the plan may be made on a monthly basis with a minimum contribution of $50 and a maximum of $10,000 per month.
     Direct shareholders can instruct the company to automatically buy more shares with all or some of their dividend proceeds. Reinvestment shares are purchased under the plan at 5% less than the market price, as defined in the plan prospectus, with no brokerage commissions. Reinvestment participants may also make cash purchases of shares ranging from $50 up to $10,000 per month, at market price without commission.

     All participants in the company's prior dividend reinvestment plan were automatically enrolled in the new plan and may take advantage of its added features. These include provisions for partial reinvestment of dividends, electronic payment for cash purchases, and safekeeping of share certificates.

SHAREHOLDER INQUIRIES

Questions about your account, including dividend payments, the Dividend Reinvestment and Common Stock Purchase Plan, direct deposit service or the transfer of shares, are handled by utility specialists at the company's transfer agent, First Chicago Trust Company of New York. They can be reached at a toll-free number for UtiliCorp shareholders: (800) UTILICO, or 884-5426.
     Your calls also are always welcome at UtiliCorp. You may contact Shareholder Relations toll-free at (800) 487-6661, or at (816) 421-6600. However, calls regarding the transfer of shares, dividend reinvestment, cash purchases or direct deposit service are normally referred to the transfer agent.
     Address mail inquiries to Shareholder Relations, UtiliCorp United, P.O. Box 13287, Kansas City, MO 64199-3287. Mail regarding the transfer of shares should be addressed to the following:
     Transfer Agent. First Chicago Trust Company of New York, Stock Transfer Department, P.O. Box 2506, Jersey City, NJ 07303-2506. Documents may also be delivered to 14 Wall Street, Suite 4680, New York, NY 10005.
     Co-Transfer Agent. UMB Bank, N.A., 928 Grand, 13th Floor, P.O. Box 410064, Kansas City, MO 64141; (816) 860-7786.

ADDITIONAL PUBLICATIONS

The following financial publications are available upon request:

     Form 10-K. The company's 1994 Annual Report to the Securities and Exchange Commission.

     Corporate Profile. A fact book for the investment community containing division and subsidiary operating data, a profile of management, historical and projected financial data, and regulatory information.


                                    UTILICORP
                                       56

                            Appendix to Annual Report


- The "graphic" on page 2 is an illustration of a partially folded map of the United States.

- The photograph on page 3 is a picture of Richard C. Green, Jr. Chairman of the Board, President and Chief Executive Officer.

- The "graphic" on page 8 is an illustration depicting the introduction of a new unified brand name.

- The "graphic" on page 12 is an illustration showing the company's new business groups.

- The "graphic" on page 15 is an illustration of a residential neighborhood and the inside of a vehicle.

- The "graphic" on page 16 is a chart showing the relative performance of the company's common stock during the course of the year in terms of market value verses the S&P Utilities, the S&P 500 and the DJ Utilities. The twelve month performance data shows the company's common stock down 16.5% for the year, the S&P Utilities down 13.0%, the S&P 500 down 1.5% and the DJ Utilities down 20.8%.

- The first "graphic" on page 18 is a map of the company's regulated service territory. The company's electric-only service territory includes portions of southeast British Columbia; south-central Colorado; central Kansas; north-central and western Missouri; and southeast West Virginia. The company's gas-only service territory includes portions of central and eastern Colorado; northwest, southeast and northeast Kansas; eastern Nebraska; northern and southern Minnesota; Iowa; central Missouri; southern and southern and southwest Michigan; and central West Virginia. The company's service territory for combination of gas and electric service includes portions of central Colorado; southern Kansas; and central and western Missouri.

- The second "graphic" on page 18 is a map of locations of the company's non-regulated operations. The company's Aquila Energy subsidiary markets natural gas throughout all of the 48 states in the contiguous United States with the exception of Oregon, Idaho and Vermont. It also markets gas in Ontario, Canada and parts of Mexico. Aquila has onshore natural gas and oil production in portion of northwest and central Oklahoma; western and central Texas; and south-central Louisiana. Aquila has offshore natural gas and oil production in the Gulf of Mexico off Texas and Louisiana. Aquila has pipelines in central Oklahoma; western, southern and eastern Texas; and in the Gulf of Mexico. Aquila also has two significant gas processing plants, one in Oklahoma and one southern Texas. The company's UtilCo Group subsidiary has an ownership interests in independent power projects in six states.

- The third "graphic" on page 18 is a map of the company's WEL Energy Group Ltd. service territory in New Zealand.

- The fourth "graphic" on page 18 is a map of the company's UtiliCorp U.K., Inc. marketing area in the United Kingdom.

- The fifth "graphic" on page 18 is a map of the UtilCo Groups independent power project in Jamaica.

- The "graphic" on page 24 is an illustration is the services the company provides its customers.

- the "graphic" on page 31 is an illustration depicting the "information superhighway".