Form 10-K, Exhibit 13
period 1997-12-31
UTILICORP UNITED INC
filed 1998-03-19
CIK 66960

                               OPERATIONS AND FINANCE



CONSOLIDATED OPERATIONS


Except where noted, the following discussion refers to the consolidated entity, UtiliCorp United Inc., including the following businesses: UtiliCorp Energy Delivery (UED), consisting primarily of domestic transmission and distribution utility operations, on-system appliance repair servicing operations, and gas marketing operations; Aquila Energy Corporation (Aquila), consisting primarily of wholesale gas and electricity marketing, gas gathering and processing and gas pipelines; and Generation, consisting of domestic electric generation and independent power projects. The company also has various operations that include generation, gas marketing, electric distribution and several investments that are discussed in the International section of this report.
 UtiliCorp Energy Solutions (UES), consisting of retail gas marketing, appliance repair and service contracts, was realigned during the second quarter of 1997 into the operations of UED and Aquila. The realignment better leverages existing support facilities, processes and expertise.
 Significant events and trends are presented which have had an effect on the operations of the company during the three-year period ended December 31, 1997. Also presented are factors that may affect future operating results, financial position and liquidity. This discussion should be read in conjunction with the company's consolidated financial statements and accompanying notes.
 The results of operations for the three years ended December 31, 1997 have been affected by several items that, in management's opinion, do not have a continuing impact on the company's financial position or results from operations.

The table below summarizes the effect of the non-recurring items on earnings before interest and taxes (EBIT).


                                                            Year Ended December 31,
In millions                                            1997         1996        1995
--------------------------------------------------------------------------------------
EBIT, as reported                                    $359.1       $326.2      $253.6
NON-RECURRING ITEMS:
  Merger termination fee (a)                          (53.0)          --          --
  Write-off of deferred merger costs, net (a)            --         11.0          --
  Gain on sales lease of a power project (b)             --        (20.9)         --
  Provision for asset impairments (c)                  26.5           --        34.6
  Change to mark-to-market method of accounting (d)      --           --       (29.8)
  Reserve for United Kingdom gas contracts and other
   reserves (e)                                         6.5           --        11.0
  EBIT from oil and gas production business (f)          --           --        (5.0)
--------------------------------------------------------------------------------------
NORMALIZED EBIT                                      $339.1       $316.3      $264.4
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------


(a) IN 1997, THE COMPANY RECEIVED A $53.0 MILLION TERMINATION FEE FROM KANSAS CITY POWER & LIGHT COMPANY RELATED TO THE TERMINATED MERGER. IN 1996, THE COMPANY EXPENSED DEFERRED MERGER COSTS, NET OF A TERMINATION FEE RECEIVED, RESULTING IN AN $11.0 MILLION CHARGE AGAINST EARNINGS.
(b) IN 1996, THE COMPANY RECORDED A GAIN FROM A SALES LEASE ON A POWER PROJECT, WHICH WAS PARTIALLY OFFSET BY CERTAIN RESTRUCTURING RESERVES IN CONNECTION WITH CHANGES IN POWER PROJECT AGREEMENTS. THE RESULT OF THESE ITEMS INCREASED EBIT $20.9 MILLION.
(c) IN 1997, THE COMPANY RECORDED A PROVISION FOR IMPAIRED ASSETS OF $26.5 MILLION RELATED TO CERTAIN TECHNOLOGY AND ROYALTY ASSETS. IN 1995, THE COMPANY RECORDED A PROVISION FOR IMPAIRED ASSETS OF $34.6 MILLION.
(d) IN 1995, THE COMPANY CHANGED ITS METHOD OF ACCOUNTING FOR DOMESTIC NATURAL GAS TRADING OPERATIONS TO THE MARK-TO-MARKET METHOD. THIS INCREASED EBIT BY $29.8 MILLION.
(e) IN 1997 AND 1995, THE COMPANY RECORDED A $5.0 MILLION AND AN $11.0 MILLION RESERVE AGAINST EARNINGS, RESPECTIVELY, FOR UNFAVORABLE GAS SUPPLY CONTRACTS IN THE UNITED KINGDOM.
(f) IN 1995, THE COMPANY SOLD SUBSTANTIALLY ALL OF ITS OIL AND GAS PRODUCTION ASSETS AT BOOK VALUE FOR $204.5 MILLION. THIS NORMALIZING ADJUSTMENT REPRESENTS THE EBIT FROM THIS BUSINESS IN 1995.


 Normalized EBIT is a term used by management to describe the recurring EBIT of the company. These terms are not meant to replace actual EBIT or other measures under generally accepted accounting principles.

ENERGY DELIVERY

                                      [PICTURE]

"WHAT OUR ENERGY DELIVERY FOLKS DO EVERY DAY IS PROVIDE SUPERIOR NETWORK SERVICES, HOUR BY HOUR THROUGHOUT THE YEAR."

                                     JIM MILLER
                               SENIOR VICE PRESIDENT
                                  ENERGY DELIVERY


The following table summarizes the operations of UtiliCorp Energy Delivery for the three years ended December 31, 1997. Energy Delivery obtains all of its electricity requirements from Generation except for its West Virginia operations. The cost of electricity from Generation is reflected as "Purchases from Generation" in the sales section of the three-year table below.

Three Year Review--Energy Delivery


                                                            Year Ended December 31,
Dollars in millions                                     1997           1996           1995
-------------------------------------------------------------------------------------------
SALES:
  Electric                                          $  557.4       $  519.3       $  490.1
  Gas                                                  767.4          727.9          616.6
  Non-regulated                                        258.7          124.8           88.1
  Purchases from Generation                           (313.6)        (285.2)        (263.2)
-------------------------------------------------------------------------------------------
Total net sales                                      1,269.9        1,086.8          931.6
-------------------------------------------------------------------------------------------
COST OF SALES:
  Electric                                              14.2           14.9           14.1
  Gas                                                  493.2          455.2          352.7
  Non-regulated                                        223.0           84.5           55.0
-------------------------------------------------------------------------------------------
Total cost of sales                                    730.4          554.6          421.8
-------------------------------------------------------------------------------------------
Gross profit                                           539.5          532.2          509.8
-------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Other operating                                      237.3          228.8          225.4
  Maintenance                                           30.6           26.0           22.7
  Taxes, other than income taxes                        54.7           50.9           48.0
  Depreciation and amortization                         68.7           66.8           66.9
-------------------------------------------------------------------------------------------
Total operating expenses                               391.3          372.5          363.0
-------------------------------------------------------------------------------------------
Income from operations                                 148.2          159.7          146.8
Other income                                             5.3           10.3            6.8
-------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)           $  153.5       $  170.0       $  153.6
-------------------------------------------------------------------------------------------
Identifiable assets                                 $1,806.7       $1,814.7       $1,674.8
Electric sales and transportation (MWH 000's)         11,201          9,607          8,351
Gas sales and transportation (MCF 000's)             287,396        301,513        306,585
-------------------------------------------------------------------------------------------
Electric customers                                   829,000        813,000        797,000
Gas customers                                        365,000        359,000        354,000
-------------------------------------------------------------------------------------------
Total customers                                    1,194,000      1,172,000      1,151,000
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

GROSS PROFIT

Energy Delivery's gross profit in 1997 increased $7.3 million over 1996. Gross profit from utility operations increased $11.9 million from 1996 levels, which was offset by a decrease of $4.6 million in non-regulated profits. Utility profit increased from customer growth of 2%, new gas rates in Michigan, and the full-year impact of rate increases in Kansas and Nebraska. Utility profit decreased $9.7 million from the very favorable weather in 1996 compared to near-normal weather in 1997. Profit from non-regulated operations decreased as a result of lower margins on non-regulated energy sales and the effects of certain businesses that were sold in 1996. The non-regulated profit decrease was partially offset by appliance service margin growth from customer growth and price increases.
 Gross profit in 1996 increased $22.4 million compared to 1995 primarily due to colder temperatures affecting gas utility operations ($11.9 million), increased margins from non-regulated operations ($7.2 million) and increased gas rates in Nebraska and Kansas ($4.4 million).
 Early 1998 winter temperatures in the company's primary service territories have been unseasonably mild compared to 30-year average temperatures as a result of global weather patterns related to the El Nino phenomenon. The initial unfavorable impact may be mitigated by Energy Delivery's summer-peaking operations.

OPERATING EXPENSES
Operating expenses increased $18.8 million in 1997 compared to 1996. Energy Delivery was allocated approximately $6.0 million of additional expenses from Corporate. These charges primarily related to information system reengineering efforts and other technology capital projects placed in service to help position Energy Delivery for the more competitive future environment. Approximately $5.7 million of the remaining increase relates to additional depreciation on utility plant expenditures and property taxes.
 Operating expenses for Energy Delivery's regulated businesses in 1996 were essentially flat with 1995. Savings in 1996 resulted from a series of efficiency initiatives that began in 1995, but were offset by increased uncollectible customer accounts triggered by escalating gas prices and higher property taxes. Operating expenses in 1996 for non-regulated businesses increased by $8.8 million over 1995 due to support costs for non-regulated energy sales and positioning expenses to improve the appliance repair business.

SALES:  ELECTRIC ENERGY DELIVERY
DOLLARS IN MILLIONS
-----------------------------------
97        557.4
96        519.3
95        490.1


SALES:  GAS ENERGY DELIVERY
DOLLARS IN MILLIONS
-----------------------------------
97        767.4
96        727.9
95        616.6


EBIT:  ENERGY DELIVERY
DOLLARS IN MILLIONS
-----------------------------------
97        153.5
96        170.0
95        153.6

CAPITAL EXPENDITURES:  ENERGY DELIVERY
DOLLARS IN MILLIONS
-----------------------------------
97        109.0
96         96.2
95         79.0

GENERATION


Generation provides firm wholesale electricity to Energy Delivery based on an internal transfer pricing model which represents a full requirements capacity and energy contract. This segment also sells non-firm energy to other utilities and municipalities in the wholesale market and retains an interest in independent power projects. The following table summarizes the operations of Generation for the three years ended December 31, 1997.


Three-Year Review--Generation


                                                              Year Ended December 31,
Dollars in millions                                    1997           1996           1995
--------------------------------------------------------------------------------------------
Sales to affiliate and other                          $313.6         $285.2         $263.2
Cost of sales--fuel used for generation and
  purchased power                                      184.8          164.3          151.6
--------------------------------------------------------------------------------------------
Gross profit                                           128.8          120.9          111.6
--------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Other operating                                       47.1           52.3           42.2
  Maintenance                                           17.1           14.6           12.9
  Taxes, other than income taxes                         6.5            6.6            6.8
  Depreciation and amortization                         16.2           16.4           18.1
  Provision for asset impairment                          --             --           15.4
--------------------------------------------------------------------------------------------
Total operating expenses                                86.9           89.9           95.4
--------------------------------------------------------------------------------------------
Income from operations                                  41.9           31.0           16.2
Equity in earnings of investments and partnerships      29.6           48.5           19.6
Other income (expense), net                               .3            (.2)           (.5)
--------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)               71.8           79.3           35.3
--------------------------------------------------------------------------------------------
NON-RECURRING ITEMS:
  Provision for asset impairments                         --             --           15.4
  Gain on sales lease of power project                    --          (20.9)            --
--------------------------------------------------------------------------------------------
NORMALIZED EBIT                                       $ 71.8        $  58.4        $  50.7
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
EBIT by business subunit:
  Regulated power                                      $44.0          $36.3          $36.1
  UtilCo Group                                          27.8           22.1           14.6
--------------------------------------------------------------------------------------------
TOTAL                                                  $71.8          $58.4          $50.7
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Identifiable assets                                   $503.0         $482.1         $460.8
Affiliate sales (MWH 000's)                            7,767          7,411          6,998
Non-affiliate sales (MWH 000's)                        1,546            998            589
--------------------------------------------------------------------------------------------



GROSS PROFIT
In 1997 energy sales to non-affiliates increased more than 50% due to a variety of market conditions which included regional nuclear outages, coal shortages and extremely hot midwest temperatures during late July. Overall margins for this unit increased by $7.9 million compared to 1996 due to higher margins on off-system sales, load growth, and reduced purchased power costs due to available hydroelectric power in the Missouri Basin.
 Gross profit in 1996 increased $9.3 million over 1995 due to system load growth, an increase in off-system sales of 409,000 MWH, reduced fuel cost resulting from a new coal supply and transportation contract, and aggressive fuel blending at the Sibley generating station.

OPERATING EXPENSES
Operating expenses decreased by $3.0 million in 1997 compared to 1996 primarily due to a change in the strategic direction of the independent power generation segment. The company is no longer seeking additional investments in independent power projects and therefore is not making acquisition related expenditures.
 Operating expenses increased $9.9 million in 1996 compared to 1995 after adjusting for the provision for asset impairment recorded in 1995 relating to a power project. The 1996 normalized increase is due to additional support costs, such as information technology, human resources, legal and other activities. Additional increases primarily related to the establishment of an energy trading group to sell available generation capacity during off-peak periods.

EQUITY IN EARNINGS
Equity in earnings increased $2.0 million in 1997 compared to 1996 after normalizing for the gain on sales lease of $20.9 million. The increase is primarily due to innovative gas tolling and dispatch arrangements at one of the independent power projects combined with increased production from another project.
 Equity earnings in 1996 increased $8.0 million compared to 1995 after adjusting for the net gain on a sales lease transaction and other restructuring charges. The equity earnings increase is due to higher steam output, new rates at two projects and a full year of performance at another.

SALES:  GENERATION
DOLLARS IN MILLIONS
-------------------------
97        313.6
96        285.2
95        263.2

EBIT (NORMALIZED):  GENERATION
DOLLARS IN MILLIONS
-------------------------
97        71.8
96        58.4
95        50.7

CAPITAL EXPENDITURES:  GENERATION
DOLLARS IN MILLIONS
-------------------------
97         7.6
96        16.6
95        11.2

                                      [PICTURE]

IN 1897 WE CLIMBED OUR FIRST MOUNTAIN
     100 YEARS LATER,
     WE'RE STILL REACHING NEW HEIGHTS

  In 1897 it had never been done. No one had ever built a high voltage transmission line thru the mountains. But to the enterprising people who founded West Kootenay Power, reaching new heights was a pre-requisite to meeting customers' needs.
  That 50 kilometre transmission line has grown to a 1,500 kilometre transmission system serving 129,000 customers in the West Kootenay, Okanagan and Similkameen Valleys.
  Today we provide some of the lowest cost, most reliable electricity in the country.
  In 1897 we climbed our first mountain. A hundred years later we are Canada's oldest integrated electric utility and we're still reaching new heights for our customers.

[LOGO]
INCORPORATED
MAY 8, 1897

AQUILA ENERGY

                                      [PICTURE]

"THE KEYS TO AQUILA'S RAPID GROWTH HAVE BEEN INITIATIVE, AMBITION AND IMAGINATION. THOSE THREE WORDS DESCRIBE WHAT WE'RE ALL ABOUT."

                                   HARVEY PADEWER
                               SENIOR VICE PRESIDENT
                                    ENERGY GROUP


The following table summarizes the operations of Aquila Energy for the three years ended December 31, 1997.

Three-Year Review--Aquila Energy


                                                              Year Ended December 31,
Dollars in millions                                     1997           1996           1995
-------------------------------------------------------------------------------------------
SALES:
  Energy marketing                                  $6,017.1       $1,882.4       $  773.8
  Aquila Gas Pipeline                                1,013.9          790.3          485.2
  Oil and gas production                                  --             --           50.6
-------------------------------------------------------------------------------------------
TOTAL SALES                                          7,031.0        2,672.7        1,309.6
-------------------------------------------------------------------------------------------
COST OF SALES:
  Cost of energy marketing                           5,909.0        1,822.6          714.0
  Aquila Gas Pipeline                                  894.6          664.1          387.1
-------------------------------------------------------------------------------------------
Total cost of sales                                  6,803.6        2,486.7        1,101.1
-------------------------------------------------------------------------------------------
Gross profit                                           227.4          186.0          208.5
-------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operating and maintenance                            119.0          100.2           78.7
  Depreciation, depletion and amortization              27.6           28.6           49.6
  Provision for asset impairments                       15.5             --           13.2
-------------------------------------------------------------------------------------------
Total operating expenses                               162.1          128.8          141.5
-------------------------------------------------------------------------------------------
Income from operations                                  65.3           57.2           67.0
Minority interest expense and other                     10.6           10.0            2.1
-------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)               54.7           47.2           64.9
-------------------------------------------------------------------------------------------
NON-RECURRING ITEMS:
  Change to mark-to-market method of accounting           --             --          (29.8)
  Provision for asset impairments                       15.5             --           10.8
  Oil and gas operating income and other                  --             --           (5.0)
-------------------------------------------------------------------------------------------
NORMALIZED EBIT                                     $   70.2        $  47.2       $   40.9
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
EBIT by business subunit:
  Energy marketing                                  $   18.4        $  (4.2)      $    3.3
  Aquila Gas Pipeline                                   51.8           51.4           37.6
-------------------------------------------------------------------------------------------
TOTAL                                               $   70.2        $  47.2       $   40.9
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Identifiable assets                                 $2,067.7       $1,698.9       $1,100.4
Physical gas volumes marketed (BILLION
  CUBIC FEET PER DAY) (a)                                5.5            2.1            1.4
Gas throughput volumes (BILLION CUBIC FEET
  PER DAY)                                                .5             .5             .5
Electricity marketing volumes (MWH 000's)             65,258          6,495            129
Natural gas liquids produced (THOUSAND BARRELS
  PER DAY)                                                37             41             32
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(a) INCLUDES VOLUMES MARKETED BY AQUILA GAS PIPELINE.

GROSS PROFIT
Gross profit in 1997 increased $41.4 million or 22% compared to 1996. This increase is due to a 189% and 905% increase in gas and electricity volumes marketed which resulted in $26.2 million and $9.0 million, respectively, in additional margin. These volumetric increases reflect the impact of an aggressive expansion program that led to Aquila's gas and electricity marketing businesses being ranked fifth and sixth nationally, respectively.
 Gross profit from Aquila Gas Pipeline (AGP) decreased $6.9 million in 1997 compared to 1996 due to reduced natural gas liquids (NGL) production volumes resulting from leaner gas streams, lower NGL prices and reduced gas marketing results. In 1997, NGL production volumes and prices were off 10% and 3%, respectively, compared to 1996. The leaner gas streams are due to deep well drilling in the Austin Chalk area of Texas making up a higher percentage of the area's total activity. It is expected that the drilling profile for 1998 may contain more volumes from deep wells and less volumes from oil wells than in 1997, resulting in lower NGL production. In addition, the NGL prices in 1998 so far are considerably lower than in 1997 and may remain below the 1997 average price of $.33 per gallon. The continuation of these trends may reduce gross profit from AGP in 1998 compared to 1997.
 Gross profit from retail gas marketing increased $13.1 million over 1996 as these businesses were assimilated into Aquila from UtiliCorp Energy Solutions. The increase is due to the expansion of sales to industrial and commercial customers. In 1996, the retail business had fixed price sales contracts against variable purchase contracts when the price of natural gas escalated. Although the retail business improved in 1997, it still had a net EBIT loss in 1997 of $5.1 million compared to $13.1 million in 1996.
 Gross profits in 1996 increased $59.5 million compared to 1995 after normalizing for the sale of the oil and gas business and the change to the mark-to-market method of accounting. This increase is primarily due to 54% growth in gas marketing volumes that increased gross profit by $28.8 million. Gross profit from AGP increased $28.1 million due to a 28% increase in NGL production and a 20% increase in NGL prices.

OPERATING EXPENSES
Operating expenses increased $17.8 million in 1997 after normalizing for the provision for asset impairment compared to 1996. This increase reflects higher staffing and salary cost in support of Aquila's aggressive growth strategy and its rapid increase in marketed volumes.
 Operating expenses for 1996 were $47.8 million higher than in 1995 after normalizing for the asset impairment charge and the sale of oil and gas properties. In addition to higher cost to support business growth, this increase includes $21.7 million from the retail segment. In 1995, the retail business was in the start-up phase.




SALES:  AQUILA ENERGY
DOLLARS IN MILLIONS
------------------------------------
97        7,031.0
96        2,672.7
95        1,309.6


EBIT (NORMALIZED):  AQUILA ENERGY
DOLLARS IN MILLIONS
------------------------------------
97        70.2
96        47.2
95        40.9

CAPITAL EXPENDITURES:  AQUILA ENERGY
DOLLARS IN MILLIONS
------------------------------------
97        28.4
96        26.4
95        144.0


[PICTURE]

AHHHHH. THE PEACE OF MIND THAT COMES FROM HAVING AN APPLIANCE REPAIR PLAN...

[LOGO]

INTERNATIONAL


The following table summarizes the company's International operations for the three years ended December 31, 1997.

Three-Year Review--International

                                                            Year Ended December 31,
Dollars in millions                                    1997           1996           1995
-------------------------------------------------------------------------------------------
SALES:
  Electric (Canada)                                   $ 89.8         $ 92.9         $ 87.6
  Gas marketing (United Kingdom)                       215.4          191.5          199.9
-------------------------------------------------------------------------------------------
Total sales                                            305.2          284.4          287.5
-------------------------------------------------------------------------------------------
COST OF SALES:
  Cost of fuel and purchased power (Canada)             28.8           29.8           27.4
  Cost of gas marketing (United Kingdom)               217.3          179.9          184.2
-------------------------------------------------------------------------------------------
Total cost of sales                                    246.1          209.7          211.6
-------------------------------------------------------------------------------------------
Gross profit                                            59.1           74.7           75.9
-------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Other operating                                       21.6           24.8           28.4
  Maintenance                                           10.0            9.0            8.9
  Taxes, other than income taxes                        11.3           12.2           13.0
  Depreciation and amortization                         11.0           12.5            7.1
-------------------------------------------------------------------------------------------
Total expense                                           53.9           58.5           57.4
-------------------------------------------------------------------------------------------
Income from operations                                   5.2           16.2           18.5
Equity earnings in subsidiaries and partnerships        42.3           60.1            9.8
Other income, net                                        5.0            3.4            3.4
-------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)               52.5           79.7           31.7
-------------------------------------------------------------------------------------------
NON-RECURRING ITEM:
  Reserve for United Kingdom gas contracts               5.0             --           11.0
-------------------------------------------------------------------------------------------
NORMALIZED EBIT                                       $ 57.5         $ 79.7         $ 42.7
-------------------------------------------------------------------------------------------
Identifiable assets                                   $789.0         $848.3         $728.2
-------------------------------------------------------------------------------------------




SUMMARY
International normalized EBIT consists of operations and equity investments in the following countries for the three years ended December 31, 1997.

In millions               1997      1996      1995
---------------------------------------------------
Australia                $27.0     $38.3     $10.3
Canada                    26.2      27.7      23.1
New Zealand                9.9      11.6       1.7
United Kingdom            (5.6)      2.1       7.6
---------------------------------------------------
TOTAL                    $57.5     $79.7     $42.7
---------------------------------------------------
---------------------------------------------------

The normalized EBIT by country is discussed below.


AUSTRALIA
EBIT in 1997 decreased $11.3 million or 30% compared to 1996. This decrease is due to a $3.8 million reduction in margins at United Energy Limited (UEL) reflecting lower margins on its contestable customers. In addition, the management fees that the company receives for managing UEL decreased $2.0 million, primarily due to the financial performance in 1997 relative to financial targets established following the strong performance in 1996.
 EBIT was further reduced as the depreciating Australian dollar decreased dramatically relative to the U.S. dollar in the fourth quarter of 1997 when the collateral effects of the Asian stock market decline affected the Australian markets. The remaining decrease relates to the tax deductibility of certain expenses at UEL.
  The 1996 EBIT increased $28.0 million or 272% compared to 1995. The 1996 EBIT reflects UEL's first full year of operations compared to 1995. The company's interest in UEL was acquired in the fourth quarter of 1995. The 1996 EBIT also reflects a successful reengineering effort that replaced many core business support systems, complementing the productivity improvements across UEL.
 In July 1998, customers in Victoria, Australia with volumes greater than 160 MWH per year will become contestable and will be able to choose their electricity supplier. UEL plans to compete aggressively in this customer segment. As of December 31, 1997, UEL had approximately 865 customers that were already contestable.

CANADA
The company's Canadian operations consist primarily of its wholly-owned Canadian electric distribution company, West Kootenay Power (WKP). This utility has four hydroelectric generation facilities with a capacity of 205 megawatts and 962 miles of transmission lines that serve approximately 84,000 customers in the south-central interior of British Columbia. In 1996, the company became the first electric utility in Canada to be granted performance-based regulation. It is now in the third year of a three-year incentive-based rate-setting mechanism. This calls for equal sharing of savings between the customer and WKP in situations where WKP performs over and above negotiated performance expectations.
 Increased earnings in 1996 compared to 1995 resulted from the sale of one of WKP's investments and favorable negotiations of purchased power arrangements. The 1997 EBITis comparable to 1996.

NEW ZEALAND
The company's New Zealand investments (Power New Zealand and WEL Energy Group) together contributed $9.9 million, $11.6 million and $1.7 million to EBIT in 1997, 1996 and 1995, respectively. In 1997 EBIT decreased compared to 1996 due to the timing of earnings at WEL Energy Group and a depreciating currency relative to the U.S. dollar. The New Zealand currency was affected similarly to the Australian currency discussed above.
 EBIT improved in 1996 compared to 1995 as a result of having a full year of equity earnings from Power New Zealand shares purchased late in 1995, the additional earnings attached to shares purchased throughout 1996 from both investments, and improved operations at the underlying electric distribution companies.

UNITED KINGDOM
The company has several business ventures in the United Kingdom (U.K.) that market natural gas and transportation services to wholesale, industrial, and residential customers. United Gas Limited (UGL), the company's primary U.K. subsidiary, markets gas directly and indirectly to approximately 96,000 customers. It had sales volumes of 68 BCF in 1997, an increase of 12 BCF from 1996.
 The U.K. residential gas markets first became contestable in 1996 and will be fully contestable by the summer of 1998. In preparation for competition, new suppliers have entered the market. These competitors include companies with a strong name recognition such as electric companies, water companies and grocery chains that intend to add natural gas to their existing products.
 Since a large number of new suppliers came from outside the natural gas industry, UGL developed natural gas transportation and load balancing services for them. These products allow UGL to leverage its existing expertise and information technology systems to generate revenue while managing operational risks for these new suppliers.
 At December 31, 1997, the company's portfolio of fixed price contracts was in a net long position, as it included supply commitments of 66 BCF through 2005 and sales commitments of 50 BCF through 1999. Depending on the long-term price of natural gas, estimated losses on the above portfolio range between $19 and $26 million due to two long-term supply contracts. Since the U.K. natural gas market does not have liquid long-term pricing, it is difficult to estimate the future profitability of the portfolio. Based on management's estimates and available market data at December 31, 1997, the company is carrying a $19 million pretax reserve relating to future losses that may exist within the portfolio of contracts. Management believes that this reserve is adequate and that any additional losses would not be material.
 Normalized EBIT from the U.K. businesses for the three years ended December 31, 1997, 1996 and 1995 were $(5.6) million, $2.1 million and $7.6 million, respectively. The $7.7 million decrease in 1997 EBIT from 1996 is due to the full-year impact of high-cost gas contracts in 1997 compared to one quarter in 1996 and certain profitable gas sales contracts which expired in 1997. EBIT in 1996 compared to 1995 decreased $5.5 million due to unfavorable long-term gas supply contracts.


SALES:  INTERNATIONAL
DOLLARS IN MILLIONS
------------------------------------
97        305.2
96        284.4
95        287.5

EBIT (NORMALIZED):  INTERNATIONAL
DOLLARS IN MILLIONS
------------------------------------
97        57.5
96        79.7
95        42.7

CAPITAL EXPENDITURES:  INTERNATIONAL
DOLLARS IN MILLIONS
------------------------------------
97        19.4
96        21.5
95        19.2

CORPORATE MATTERS


CORPORATE AND OTHER
The table below summarizes the corporate and other EBIT for the three years ended December 31, 1997. Corporate primarily contains the retained costs of the company that are not allocated to the business units and the net losses from the company's investment in EnergyOne, L.L.C.

In millions                        1997       1996      1995
-------------------------------------------------------------
EBIT, as reported                 $ 26.6    $(50.0)   $(31.9)
Merger termination                 (53.0)     11.0        --
Asset impairment provision          11.0        --       6.0
Other                                1.6        --        --
-------------------------------------------------------------
EBIT, NORMALIZED                  $(13.8)   $(39.0)   $(25.9)
-------------------------------------------------------------
-------------------------------------------------------------

 Corporate and other normalized EBIT improved by $25.2 million in 1997 compared to 1996 due to the elimination of certain corporate activities and transfer of capital costs associated with new information systems recorded at corporate, but allocated to business units.

PENDING RATE PROCEEDING

In the first quarter of 1997, the Staff of the Missouri Public Service Commission (the Staff) filed a complaint against the company seeking to reduce annual Missouri electric revenues by $23 million. In September 1997, the Staff increased its recommendation for a rate reduction to $28.5 million. In a separate filing with the Staff, the company requested to increase electric rates by $24.6 million. The Staff is reviewing the company's position and the final order is expected to be issued in March 1998. The primary differences between these two dockets center on rate of return, capital structure, transition costs, depreciation methods and corporate allocations.
 The company's filing is designed to recover inflationary and other cost increases which include the investment of approximately $20 million in plant and facility improvements. The rate increase also reflects the request for a temporary surcharge of $.0028 per kilowatt-hour to cover costs related to transitioning to the competitive customer-choice marketplace. In addition, the filing includes a mechanism to lessen the impact of the surcharge on consumers, and requests that the Commission approve the establishment of a $1 million fund to assist low-income customers.
 The Commission is expected to issue an order by March 7, 1998, with new rates effective March 17, 1998. Although this matter is still pending, the public scenarios under consideration by the Commission range from a $12 million to a $23 million rate reduction.

COMPETITION

UTILITY OPERATIONS
The electric industry has increasingly become more competitive as federal and state regulators move to a more deregulated environment. At the federal level, the passage of the Energy Policy Act of 1992 (Energy Act) allowed the Federal Energy Regulatory Commission (FERC) to order electric utilities to grant access to transmission systems by third-party power producers. The Energy Act specifically prohibits federally mandated wheeling of power for retail customers. In April 1996, the FERC issued its Order No. 888, and subsequently Orders No. 888-A and No. 888-B, which opened wholesale power sales to competition and required public utilities owning, controlling or operating transmission lines to file non-discriminatory open access tariffs that offer others the same transmission service they provide themselves. The company has open access tariffs in each of its electric jurisdictions.
 On the federal legislative front, several bills in Congress have been proposed on electric restructuring matters, but no bill currently has wide support or is ready for passage. Without federal restructuring guidelines, electric restructuring is taking place on a state-by-state basis without consistency between states.
 In each of the company's domestic electric jurisdictions, various restructuring proposals are being introduced in the state legislature. The pace of electric restructuring is unpredictable and subject to change.
 The competitive forces affecting the company's electric operations are also affecting the company's gas operations. As competing electric utilities reduce costs, it becomes more difficult to obtain new customers through fuel switching opportunities and in certain cases the result may be a loss of customers. Federal Energy Regulatory Commission (FERC) Order 636 shifted gas supply responsibilities from traditional pipeline company sources to distribution utilities, and allows customers to bypass the company's system by directly connecting to a transportation pipeline. In addition, the mix of gas sales has changed between industrial, transportation and large commercial customers. The company has addressed increased competition and industry changes in several ways. First, its natural gas is priced competitively in its respective service territories compared to alternate energy sources.
Second, the company established in 1993 a central gas procurement function designed to take advantage of opportunities created by FERC Order 636.
Besides offering low cost natural gas, the company offers its customers a wide range of energy solutions to meet their needs.
 The company currently accounts for the economic effects of regulation in accordance with the provisions of Statement of Financial Accounting Standards No. 71 (SFAS No. 71), "Accounting for the Effects of Certain Types of Regulation," and accordingly has recorded certain costs as regulatory assets in the financial statements. The company expects that its utility rates will continue to be based on historical costs for the foreseeable future. If the company discontinued applying SFAS No. 71, it would be required to make adjustments to the carrying value of certain assets.

ENERGY MARKETING
The company has adopted a plan to provide both natural gas and electric power commodity services to its wholesale customers from an integrated wholesale marketing staff. This allows the company to fully meet the needs of customers that continue to have an ever-increasing port-folio of energy options from which to choose. A number of recent mergers and consolidations of entities in the energy marketing industry have increased the focus on controlling market share on a volumetric basis. The company expects the energy marketing industry to consolidate into a few megamarketing companies. Electric power marketing will be affected by the regulatory environment of the industry. It is currently unclear as to when the various regulatory agencies will open access to all power customers, including retail users. These regulatory decisions may have a significant impact on the future economics of the power marketing sector.

MERGER TERMINATION
On September 17, 1996, KCPL terminated the Amended and Restated Agreement and Plan of Merger (the Agreement) among KCPL, KC Merger Sub, Inc., the company, and KC United Corp. Pursuant to the termination provision in the Agreement, KCPL paid the company $5.0 million in 1996 and upon KCPL's definitive agreement to merge with another company KCPL paid the company a $53.0 million breakup fee in the first quarter of 1997. The company used the $53.0 million to reduce short-term debt. In 1996 the company expensed $11.0 million of its deferred merger cost, net of the $5.0 million termination fee received in 1996, against income.

ENVIRONMENTAL MATTERS
The company has been named as a potentially responsible party (PRP) at three PCB disposal facilities. The company's combined clean-up expenditures have been less than $1 million to date and it anticipates that future expenditures on these sites will not be significant.
 The company also owns or once operated 29 former manufactured gas plants which may or may not require some form of environmental remediation. These are discussed in Note 14 to the Consolidated Financial Statements.
 In December 1996, the EPA promulgated its final rule for nitrous oxide (NOx) emissions pursuant to the requirements of the Clean Air Act Amendments of 1990. The new NOx regulations will impact one of the company's power plants by necessitating the installation of additional emissions control equipment by January 1, 2000, as more fully discussed in Note 14.

YEAR 2000 ISSUES
The company established a cross-functional team of employees to study and address potential year 2000 issues that may impact the company, including potential year 2000 issues with key customers and vendors.
 The company is addressing several mission-critical systems as part of its ongoing new system development project. The company has implemented a new financial reporting system which is year 2000 ready and it is implementing a new customer information system (CIS) that will be year 2000 ready. The new CIS system is expected to be completed in early 1999.
 For complete system changeouts, the company capitalizes its cost under guidelines described in Emerging Issues Task Force (EITF) 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation." For programming fixes on existing systems, the company records these costs as maintenance expense.
 The company does not expect the amount spent on year 2000 issues to be material.

MARKET PRICE RISKS
The company is exposed to market risk, including changes in commodity prices, interest rates and currency exchange rates. To manage the volatility relating to these exposures, the company enters into various derivative transactions in accordance with the company's policies related to its trading operations and certain hedged positions. Derivative positions are monitored using a value-at-risk (VAR) model for commodity and interest rate financial instruments within the overall trading portfolio that includes physical contracts. For the company's trading operation the company uses the mark-to-market method of accounting, reflecting all changes in fair value in the income statement. The company also uses hedge accounting for treasury related instruments and commodity related instruments pertaining to owned system volumes at Aquila Gas Pipeline.

COMMODITY PRICE EXPOSURE
The company manages and measures its exposure to commodity price changes using a VAR model as a percentage of net income based on a 95% confidence level using three day holding periods. The company's Board of Directors sets the VAR limit.
 The company also uses stress testing, daily loss limits and commodity position limits to manage risk. A simultaneous price movement of $.10 per MMBtu and $1.00 per megawatt hour along the entire forward price curve for natural gas and electricity positions held at December 31, 1997 would have impacted EBIT by $1.7 million and $.5 million, respectively.
 The company is also exposed to commodity price changes outside of price risk management activities. The following table summarizes these exposures on an EBIT basis.

                                     Commodity         EBIT
                                   Price Change     Impact (a)
---------------------------------------------------------------
NGL price per gallon                  +$.01       $1.9 million
Oasis price spread                    +$.01        1.4 million
United Kingdom natural
  gas prices                          +$.01        1.9 million
---------------------------------------------------------------
---------------------------------------------------------------

(a) ASSUMES THE $.01 PRICE CHANGE OCCURS FOR AN ENTIRE YEAR. FOR THE U.K., THE PRICE CHANGE ASSUMES THAT IT OCCURS OVER THE ENTIRE FORWARD CONTRACT PERIOD.

CURRENCY RATE EXPOSURE

The company does not currently hedge its net investment in foreign operations. As a result, the foreign denominated assets and liabilities fluctuate in value. Historically, the company's net exposure to changes in foreign currency has been limited as the company's foreign investments were financed through foreign debt.
 The recent downturn in the Asian market has had a collateral impact on the Australian and New Zealand currencies which each decreased in value by 18%during the year. The net decrease in net income in 1997 due to depreciating foreign currencies was approximately $1.3 million. A 10% movement in all foreign currencies occurring uniformly over the entire year relative to the U.S. dollar would impact earnings by approximately $2.5 million.

INTEREST RATE EXPOSURE
The company has approximately $240.0 million of long-term variable rate debt, including current maturities, as of December 31, 1997. A 100 basis point change in each debt's benchmark rate would impact net income by approximately $1.0 million. The company has approximately $65 million of its variable debt hedged with a fixed rate financial instrument. Changes in value of this hedge instrument are reflected as an adjustment to interest expense.


LIQUIDITY AND CAPITAL RESOURCES


The company's cash requirements arise primarily from its continued growth, electric and gas utility construction programs, non-regulated investment opportunities and information technology investments. The company's ability to attract the necessary financial capital at reasonable terms is critical to its overall plan. Historically, acquisitions and investments have been financed initially with short-term debt and subsequently funded with an appropriate mix of common equity and long-term debt securities, depending on prevailing market conditions.
 A primary source of short-term cash has been bank borrowings from uncommitted bank lines which aggregated $100.0 million, $185.0 million and $152.0 million at December 31, 1997, 1996 and 1995, respectively. The company can also issue up to $150 million of commercial paper which is supported by a $250 million committed revolving credit agreement. The credit agreement expires in December 2000 and allows for the issuance of notes at interest rates based on various money market rates. Commercial paper borrowings at December 31, 1996 and 1995 were $50.0 million and $135.5 million, respectively. The company had no commercial paper borrowings at December 31, 1997.
 To maintain flexibility in its capital structure and to take advantage of favorable short-term rates, the company also uses proceeds from its two accounts receivable sale programs to fund a portion of its short-term cash requirements. The level of funding available from these programs varies depending on the level of eligible accounts receivable, which fluctuates seasonally. These programs were fully utilized at December 31, 1997.
 At December 31, 1997, the company had approximately $74.5 million in cash in its international businesses. The company does not provide for U.S. tax on its international operations.
 Total capitalization at December 31, 1997, was $2.9 billion. Common equity as a percentage of total capitalization was 40% at December 31, 1997, up from 38% at December 31, 1996. The increase primarily relates to the paydown of short-term debt and depreciation of foreign currencies relative to the U.S. dollar and its impact on foreign debt.

--------------------------------------------------------------------------------

CASH REQUIREMENTS
Future cash requirements include utility plant additions, required redemptions of long-term securities and acquisition opportunities. The company's estimated expenditures over the next three years for these activities, excluding acquisitions, are as follows:

                         Actual               Future Cash Requirements
                        --------        ----------------------------------
In millions               1997             1998        1999         2000
--------------------------------------------------------------------------
Energy Delivery         $109.0          $  95.0     $  91.0       $ 93.0
Generation                 7.6             14.0        14.0         15.0
Aquila Energy             28.4             25.0        28.0         26.0
International             19.4             36.0        39.0         37.0
Maturing long-term debt  108.7            149.6       165.6        224.8
Other                     38.2             55.0        73.0         66.0
--------------------------------------------------------------------------
TOTAL                   $311.3           $374.6      $410.6       $461.8
--------------------------------------------------------------------------
--------------------------------------------------------------------------

 Amounts included in Other primarily relate to the company's continuing information system efforts and other technology capital expenditures to enable the company to implement its operating strategy.
 In 1997, the company redeemed all one million outstanding shares of its $2.05 Series preference stock at $25.00 a share. Also in 1997, the company retired approximately $69 million of its 10.5% senior note issue which resulted in a $7.2 million extraordinary loss. The early retirement was effectively refinanced with new senior notes with an interest rate of 6.875%. In December 1997, the company received approximately $117.1 million in cash as a customer's prepayment for a 10-year gas supply contract. The company used the proceeds to reduce short-term debt.
 The company is considering refinancing certain higher coupon debt in 1998 if market conditions warrant.
 The company believes that its available cash resources from both operating cash flows and borrowing capacity will be adequate to meet its anticipated future cash requirements.

SIGNIFICANT BALANCE SHEET MOVEMENTS
Total assets increased $373.7 million in 1997 compared to 1996. This increase is primarily due to increases in current assets reflecting the expansion of Aquila's wholesale energy marketing business in 1997 which mainly increased accounts receivable, net by $353.5 million and price risk management assets by $66.3 million. The increase in current assets is partially offset by a $69.8 million decline in investments in subsidiaries and partnerships due to depreciating foreign currencies relative to the U.S. dollar.
 Total liabilities increased $393.1 million due to a $355.4 million increase in current liabilities stemming from additional accounts payable related to the wholesale energy marketing business. Partially offsetting the increase in accounts payable is a decrease in other current liabilities related to purchased gas adjustments. The remaining increase in liabilities relates to an increase in price risk management liabilities which reflects a $117.1 million contract that closed in December 1997.

NEW ACCOUNTING STANDARDS
In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. "Comprehensive Income" is the total of net income and all other non-owner changes in equity. This statement will be adopted by the company in 1998. The company does not expect the adoption of this statement to have a material impact.
 In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement introduces a new model for segment reporting based on the way senior management organizes segments within a company for making operating decisions and assessing performance. This statement will be adopted by the company in 1998. The company does not expect the adoption of this statement to have a material impact.

EFFECTS OF INFLATION
In the next few years, the company anticipates that the level of inflation, if moderate, will not have a significant effect on operations or acquisition activity.

FORWARD-LOOKING INFORMATION
This report contains forward-looking information. Such statements involve risks and uncertainties and there are certain important factors that could cause actual results to differ materially from those anticipated. Some of the important factors which could cause actual results to differ materially from those anticipated include, but are not limited to, future national and regional economic and competitive conditions, inflation rates, regulatory changes, weather conditions, financial market conditions, interest rates, future business decisions and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company. Particular consideration should be given to the NGL prices and production trends noted on page 32 and related EBIT sensitivities on page 36. In addition, the pending rate proceeding is expected to decrease gross profit and EBIT in 1998 and beyond, although the exact amount is not known.

UTILITY PLANT ADDITIONS
DOLLARS IN MILLIONS
--------------------------------------
97        133.2
96        134.3
95        109.4

CASH FROM OPERATIONS
DOLLARS IN MILLIONS
--------------------------------------
97        349.0
96        262.8
95        261.2

  CONSOLIDATED STATEMENTS OF INCOME


                                         YEAR ENDED DECEMBER 31,
In millions except per share          1997         1996        1995
---------------------------------------------------------------------
SALES                             $8,926.3     $4,332.3    $2,792.6
Cost of sales                      7,972.0      3,420.3     1,886.1
---------------------------------------------------------------------
GROSS PROFIT                         954.3        912.0       906.5
---------------------------------------------------------------------
Operating, administrative
 and maintenance expense             554.9        549.8       485.2
Depreciation, depletion,
 and amortization                    129.6        125.4       159.6
Provision for asset impairments       26.5           --        34.6
Write-off of deferred merger
 costs, net of termination
 fee received                           --         11.0          --
---------------------------------------------------------------------
INCOME FROM OPERATIONS               243.3        225.8       227.1
---------------------------------------------------------------------
OTHER INCOME (EXPENSE):
  Equity in earnings of
   investments and partnerships       68.8        108.7        29.5
  Minority interests                  (6.5)        (8.0)       (3.7)
  Merger termination fee              53.0           --          --
  Other income (expense)                .5          (.3)         .7
---------------------------------------------------------------------
TOTAL OTHER INCOME                   115.8        100.4        26.5
---------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES   359.1        326.2       253.6
---------------------------------------------------------------------
INTEREST EXPENSE:
  Interest expense--long-term debt   115.5        118.0       110.2
  Interest expense--short-term debt   10.9         12.8         6.9
  Minority interest in income
   of partnership                      8.9          8.9         4.7
---------------------------------------------------------------------
TOTAL INTEREST EXPENSE               135.3        139.7       121.8
---------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES         223.8        186.5       131.8
Income taxes                          89.7         80.7        52.0
---------------------------------------------------------------------
EARNINGS BEFORE EXTRAORDINARY
 ITEM AND CUMULATIVE EFFECT OF
 SOFTWARE ACCOUNTING CHANGE          134.1        105.8        79.8
Loss on retirement of debt
 (net of income tax of $4.5)           7.2           --          --
Cumulative effect of software
 accounting change
 (net of income tax of $3.2)           4.8           --          --
---------------------------------------------------------------------
Net income                           122.1        105.8        79.8
Preference dividends                    .3          2.1         2.1
---------------------------------------------------------------------
EARNINGS AVAILABLE FOR
COMMON SHARES                      $ 121.8      $ 103.7     $  77.7
---------------------------------------------------------------------
---------------------------------------------------------------------
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING:
  Basic                              53.62        47.21       45.08
  Diluted                            54.00        47.53       45.48
---------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
  Basic                              $2.27        $2.20       $1.72
  Diluted                             2.26         2.19        1.71
---------------------------------------------------------------------
---------------------------------------------------------------------

 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


  CONSOLIDATED BALANCE SHEETS


                                              YEAR ENDED DECEMBER 31,
 Dollars in millions                               1997         1996
---------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                     $  89.5     $ 137.1
  Funds on deposit                                 31.5        56.8
  Accounts receivable, net                      1,165.1       811.6
  Inventories and supplies                        111.6       110.9
  Price risk management assets                    121.5        55.2
  Prepayments and other                            95.2        67.8
---------------------------------------------------------------------
TOTAL CURRENT ASSETS                            1,614.4     1,239.4
---------------------------------------------------------------------
Property, plant and equipment, net              2,480.3     2,406.7
Investments in subsidiaries
 and partnerships                                 691.2       761.0
Price risk management assets                      161.5       154.1
Deferred charges                                  166.1       178.6
---------------------------------------------------------------------
TOTAL ASSETS                                   $5,113.5    $4,739.8
---------------------------------------------------------------------
---------------------------------------------------------------------
LIABILITIES AND SHAREOWNERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt          $ 149.6     $  25.7
  Short-term debt                                 113.8       252.0
  Accounts payable                              1,356.3       947.8
  Accrued liabilities                              13.8        50.0
  Price risk management liabilities               123.7        71.7
  Other                                            52.7       107.3
---------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                       1,809.9     1,454.5
---------------------------------------------------------------------
LONG-TERM LIABILITIES:
  Long-term debt, net                           1,358.6     1,470.7
  Deferred income taxes and credits               362.7       313.7
  Price risk management liabilities               170.5        64.5
  Minority interests                               59.0        56.9
  Other deferred credits                           89.2        96.5
---------------------------------------------------------------------
TOTAL LONG-TERM LIABILITIES                     2,040.0     2,002.3
---------------------------------------------------------------------
Company-obligated mandatorily redeemable
  preferred securities of partnership             100.0       100.0
Preferred and preference stock                       --        25.0
Common shareowners' equity                      1,163.6     1,158.0
Commitments and contingencies
---------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREOWNERS' EQUITY                            $5,113.5    $4,739.8
---------------------------------------------------------------------
---------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

     CONSOLIDATED STATEMENTS OF COMMON SHAREOWNERS' EQUITY


                                                                                YEAR ENDED DECEMBER 31,
Dollars in millions except per share                                       1997         1996        1995
----------------------------------------------------------------------------------------------------------
COMMON STOCK: authorized 100,000,000 shares, par value $1 per share, 53,753,800 shares outstanding (53,293,645 at December 31,
  1996 and 45,965,952 at December 31, 1995); authorized 20,000,000 shares of Class A common stock par value $1 per share, none issued
  Balance beginning of year                                               $ 53.3      $ 46.0       $ 44.8
  Issuance of common stock                                                    .5        7.3           1.2
----------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                         53.8        53.3         46.0
----------------------------------------------------------------------------------------------------------
PREMIUM ON CAPITAL STOCK:
  Balance beginning of year                                                991.7       800.6        774.2
  Issuance of common stock                                                   7.4       191.1         26.4
----------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                        999.1       991.7        800.6
----------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
  Balance beginning of year                                                125.3       106.2        106.4
  Net income                                                               122.1       105.8         79.8
  Dividends on preference stock                                              (.3)       (2.1)        (2.1)
  Dividends on common stock,
   $1.76 per share in 1997,
   $1.76 in 1996, and $1.72 in 1995                                        (94.3)      (84.6)       (77.9)
----------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                        152.8       125.3        106.2
----------------------------------------------------------------------------------------------------------
Treasury stock, at cost (235,075 shares at December 31, 1997 and
  228,807  shares at December 31, 1996)                                    (10.8)       (6.4)          --
Currency translation adjustment                                            (31.3)       (5.9)        (6.5)
----------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREOWNERS' EQUITY                                        $1,163.6    $1,158.0       $946.3
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED DECEMBER 31,
Dollars in millions                                                        1997         1996        1995
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                              $122.1      $105.8      $  79.8
  Adjustments to reconcile net income to net cash provided:
  Depreciation, depletion and amortization                                 129.6       125.4        159.6
  Provision for asset impairments                                           26.5          --         34.6
  Net changes in price risk management assets and liabilities               84.3       (33.7)       (39.4)
  Deferred taxes and investment tax credits                                 49.0        34.5        (21.2)
  Equity in earnings from investments and partnerships                     (68.8)     (108.7)       (29.5)
  Dividends from investments and partnerships                               36.0        42.7         18.6
  Minority interests                                                         6.5         8.0          3.7
  Write-off of deferred merger costs, net of termination fee received         --        11.0           --
  Loss on retirement of debt, net                                            7.2          --           --
  Cumulative effect of software accounting change, net                       4.8          --           --
  Changes in certain assets and liabilities, net of effects of acquisitions and restructuring
     Accounts receivable, net                                             (385.6)     (506.2)      (167.4)
     Accounts receivable sold                                               50.0        61.6         50.8
     Inventories and supplies                                                (.7)        1.6         21.8
     Prepayments and other                                                 (27.4)      (14.8)        (1.1)
     Accounts payable                                                      408.5       513.5         94.0
     Accrued liabilities, net                                              (28.5)       15.2         (8.3)
     Other                                                                 (64.5)        6.9         65.2
----------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM OPERATING ACTIVITIES                                    349.0       262.8        261.2
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to utility plant                                              (133.2)     (134.3)      (109.4)
  Purchase of utility and other business                                      --      (138.1)      (100.9)
  Investments in international businesses                                   (2.8)      (42.3)      (379.3)
  Investments in independent power projects                                   --          --        (59.0)
  Proceeds on sale of oil and gas properties                                  --          --        204.5
  Investments in energy related properties                                 (28.4)      (26.4)      (144.0)
  Other                                                                    (38.2)      (70.5)       (46.8)
----------------------------------------------------------------------------------------------------------
CASH USED FOR INVESTING ACTIVITIES                                        (202.6)     (411.6)      (634.9)
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock                                                   7.9       198.4         29.5
  Issuance of company-obligated mandatorily
     redeemable preferred securities of partnership                           --          --        100.0
  Retirement of preference stock                                           (25.0)         --
  Treasury stock sold (acquired)                                            (4.4)       (6.4)         6.6
  Issuance of long-term debt                                               169.0       129.7        415.2
  Retirement of long-term debt                                            (108.7)      (22.2)      (160.3)
  Short-term borrowings (repayments), net                                 (138.2)      (37.6)       106.2
  Cash dividends paid                                                      (94.6)      (86.7)       (80.0)
----------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES                        (194.0)      175.2        417.2
----------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                           (47.6)       26.4         43.5
Cash and cash equivalents at beginning of year                             137.1       110.7         67.2
----------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $ 89.5      $137.1       $110.7
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


NATURE OF OPERATIONS
UtiliCorp United Inc. (the company) is an international energy and energy services company. The company's principal lines of business are in the following segments: UtiliCorp Energy Delivery (UED), Generation and Aquila Energy (Aquila). The company's international operations are managed as stand-alone companies or investments through locally based management. UED's businesses consist of the domestic utility distribution and transmission businesses, on-system appliance repair and servicing businesses, and gas marketing businesses. Generation's businesses are domestic electricity generation and independent power projects. Aquila's businesses are wholesale energy marketing, natural gas processing and gas gathering. Aquila Energy Corporation is a wholly-owned subsidiary of the company. Aquila's gas processing and gathering businesses, operated by 82%-owned Aquila Gas Pipeline Corporation (AGP), are in Texas and Oklahoma. The utility businesses operate in eight states and one province of Canada. Natural gas is marketed throughout the U.S. and in parts of Canada and the United Kingdom (U.K.). In addition to U.S., Canadian and U.K. businesses, the company has various investments in Australia, New Zealand and Jamaica.
 UtiliCorp Energy Solutions (UES), consisting of retail gas marketing, appliance repair and service contracts, was realigned during the second quarter of 1997 into the operations of UED and Aquila. The realignment is expected to better leverage existing support facilities, processes and expertise.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The company's accounting policies conform to generally accepted accounting principles which, in the case of the company's utility operations, consider the impact of rate regulation.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements of the company include all operating divisions and all majority-owned subsidiaries. Investments in which the company has an ownership interest between 20% and 50% or otherwise exercises significant influence are accounted for using the equity method. All significant inter-company accounts and transactions have been eliminated.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at original cost. Repair and maintenance costs are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated lives for utility plant by applying composite average annual rates, ranging from 3.1% to 4.6%, as approved by regulatory authorities. When property is replaced, removed or abandoned, its cost, together with the costs of removal less salvage, is charged to accumulated depreciation. Gathering, processing and other energy related property is depreciated using a composite average annual rate of 5.0%. Remaining non-regulated property, plant and equipment are depreciated on a straight-line basis over their estimated lives ranging from three to 50 years.

SALES RECOGNITION
Sales are generally recognized as products and services are delivered, except for price risk management activities as discussed below.
 The company engages in price risk management activities for its domestic natural gas and electricity trading activities, principally conducted by Aquila Energy. Effective January 1, 1995, these activities have been accounted for using the mark-to-market method of accounting.
 Under mark-to-market accounting, the company's domestic natural gas and electricity trading contracts, including both physical transactions and financial instruments, are recorded at fair value, net of future servicing costs and reserves, and recognized as an adjustment to sales upon contract execution. Changes in the market value of the portfolio (resulting primarily from newly originated transactions and the impact of price movements) are recognized as gains or losses in the period of change. The resulting unrealized gains and losses are recorded as price risk management assets and liabilities.

FINANCIAL INSTRUMENTS
As indicated above, the company accounts for financial instruments associated with its natural gas and electricity trading activities using the mark-to-market method. Activities for non-trading purposes consist of transactions entered into by the company's other businesses to hedge the impact of market fluctuations on assets, liabilities, or other contractual commitments. Changes in the market value of these transactions are deferred until the gain or loss on the hedged item is recognized.

INCOME TAXES
The company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined by applying tax regulations existing at the end of a reporting period to the cumulative temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred income tax expense or benefit is based on the changes in the assets and liabilities from period to period. Deferred investment tax credits are amortized over the lives of the related properties.

CASH EQUIVALENTS AND CASH FLOW INFORMATION
Cash equivalents are defined as temporary cash investments with an original maturity of three months or less. As of December 31, 1997, 1996 and 1995, the company had cash held in foreign countries of $74.5 million, $86.7 million and $77.5 million, respectively.
 Cash payments for interest, taxes and supplemental disclosures relating to acquisition activities are presented at right:

In millions                            1997       1996         1995
--------------------------------------------------------------------
CASH PAID DURING THE YEAR FOR:
  Interest, net of
     amount capitalized             $131.4       $132.1      $135.4
  Income taxes                        61.9         49.1        46.9
--------------------------------------------------------------------
LIABILITIES ASSUMED IN
  ACQUISITIONS:
Fair value of assets acquired       $   --      $   7.0      $114.0
Cash paid for acquisitions              --           --       100.9
Liabilities assumed                     --          7.0        13.1
--------------------------------------------------------------------
--------------------------------------------------------------------

EARNINGS PER COMMON SHARE
The following table shows the amounts used in computing earnings per share and the effect on income and weighted average number of shares of dilutive potential common stock.


In millions except per share                       1997        1996         1995
---------------------------------------------------------------------------------
Earnings available for common shares             $121.8      $103.7        $77.7
Convertible bonds                                    .3          .3           .2
---------------------------------------------------------------------------------
Earnings available for common shares after
 assumed conversion of dilutive securities       $122.1      $104.0        $77.9
---------------------------------------------------------------------------------
EARNINGS PER SHARE:
  BASIC--
     Earnings before extraordinary item and
       cumulative effect of software
       accounting change                          $2.49       $2.20        $1.72
  Loss on retirement of debt                       (.13)         --           --
  Cumulative effect of software
     accounting change                             (.09)         --           --
---------------------------------------------------------------------------------
  EARNINGS AVAILABLE FOR COMMON SHARES            $2.27       $2.20        $1.72
---------------------------------------------------------------------------------
  DILUTED--
  Earnings before extraordinary item and
     cumulative effect of software
     accounting change                            $2.48       $2.19        $1.71
  Loss on retirement of debt                       (.13)         --           --
  Cumulative effect of software
     accounting change                             (.09)         --           --
---------------------------------------------------------------------------------
  EARNINGS AVAILABLE FOR COMMON SHARES            $2.26       $2.19        $1.71
---------------------------------------------------------------------------------
Weighted average number of common shares used
  in basic EPS                                    53.62       47.21        45.08
Per share effect of dilutive securities:
  Stock options                                     .12          --          .01
  Convertible bonds                                 .26         .32          .39
---------------------------------------------------------------------------------
Weighted number of common shares and dilutive
  potential common stock used in diluted EPS      54.00       47.53        45.48
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------



CURRENCY TRANSLATION ADJUSTMENTS
The financial statements of foreign operations have been translated into U.S. dollars using the average monthly exchange rate during the period for income statement items and the year-end exchange rate for balance sheet items. Related translation adjustments are reported as a separate component of common shareowners' equity, whereas gains or losses resulting from foreign currency transactions are included in the consolidated statements of income.

SOFTWARE DEVELOPMENT COSTS
The company capitalizes certain internally-developed software costs that relate to costs of coding and testing. All material costs that relate to reengineering activities, software feasibility analysis and data conversion activities are expensed as incurred.

STOCK-BASED COMPENSATION
The company currently provides stock options to certain employees and has an employee stock purchase program whereby employees may purchase company common stock at a 15% discount. Under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation (SFAS 123), the company is required to either record additional compensation expense or disclose the impact on net income and earnings per share as if the company elected to record compensation expense. The company has elected to disclose pro forma information required by SFAS 123 rather than record compensation expense. For the years ended December 31, 1997, 1996, and 1995, compensation expense under SFAS 123 relating to stock-based compensation plans would be $4.9 million, $1.5 million and $3.6 million, respectively. If the company had recorded compensation expense pursuant to the requirements of SFAS 123, earnings per share would have been reduced by $.05, $.02, and $.05 for the years ended December 31, 1997, 1996 and 1995, respectively.

RECLASSIFICATIONS
Certain prior year amounts in the consolidated financial statements have been reclassified where necessary to conform to the 1997 presentation.


NOTE 2:  PRICE RISK MANAGEMENT


A. TRADING ACTIVITIES:
PRICE RISK MANAGEMENT ACTIVITIES
The company offers price risk management services in connection with its energy trading activities. These services are provided through a variety of financial instruments, including forward contracts which commit the company to purchase or sell energy in the future; swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between specified prices for the related commodity; futures and options contracts traded on the New York Mercantile Exchange (NYMEX); and other contractual arrangements.
 The availability and use of these types of contracts allow the company to manage and hedge its contractual commitments, reduce its exposure relative to the volatility of cash market prices, take advantage of selected arbitrage opportunities via open positions, protect its investment in natural gas storage inventories and provide price risk management services to its customers. The company is also able to secure additional sources of energy or create additional markets for existing supply through the use of exchange for physical transactions allowed by NYMEX. The management of these types of transactions is referred to herein as price risk management activities.

--------------------------------------------------------------------------------

MARKET RISK

The company's price risk management activities involve offering fixed price commitments into the future. The contractual amounts and terms of these financial instruments at December 31, 1997, are shown below:


                                          Fixed Price Payor   Fixed Price Receiver    Maximum Term In Years
-------------------------------------------------------------------------------------------------------------
ENERGY COMMODITIES:
  Gas (TRILLION BTUS)                         2,012.3                1,790.4                 10
  Electricity (MEGAWATT-HOURS)              6,195,744              6,647,008                  2
-------------------------------------------------------------------------------------------------------------
FINANCIAL PRODUCTS:
  Interest rate instruments (IN MILLIONS)      $2,229                   $830                 10
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------



 Although the company attempts to balance its physical and financial purchase and sale contracts in terms of quantities and contract performance, net open positions often exist or are established due to the origination of new transactions and the company's assessment of, and response to, changing market conditions. The company will at times create a net open position or allow a net open position to continue when it believes, based upon competitive information acquired from its energy marketing activities, that future price movements will be consistent with its net open position. To the extent that the company has an open position, it is exposed to the risk that fluctuating market prices may adversely impact its financial position or results from operations.
 The company measures the risk in its trading portfolio using value-at-risk methodologies, which simulate forward price curves in the energy markets to estimate the size of future potential losses. The quantification of market risk using value-at-risk methodologies provides a consistent measure of risk across diverse energy markets and products. The use of this method requires a number of key assumptions including the selection of a confidence level for losses, the estimated holding period and the treatment of risks outside the value-at-risk method.
 The company expresses value-at-risk as a percentage of earnings based on a 95% confidence level using three-day holding periods. On a three-day basis as of December 31, 1997, the company's value-at-risk (unaudited) for its price risk management activities was not material to consolidated net income. The company employs additional risk control mechanisms such as stress testing, daily loss limits and commodity position limits as well as daily monitoring of the trading function by an independent function.
 Based upon the policies and controls discussed above, management does not anticipate a materially adverse effect on financial position or results of operations as a result of market fluctuations.

MARKET VALUATION
The market prices used to value these transactions reflect management's best estimate of market prices considering various factors including closing exchange and over-the-counter quotations, time value of money and price volatility factors underlying the commitments. These market prices are adjusted to reflect the potential impact of liquidating the company's position in an orderly manner over a reasonable period of time under present market conditions.
 The company has considered a number of risks and costs associated with the future contractual commitments included in its energy portfolio, including credit risks associated with the financial condition of counterparties, product location (basis) differentials and other risks which management policy dictates. A calculation of the time value of money is also applied to all contracts. The company continuously monitors the valuation of identified risks and adjusts them based on present market conditions. The following table displays the mark-to-market values of the company's energy transactions at December 31, 1997 and 1996 and the average value for the year ended December 31, 1997 and 1996:


                                               Price Risk Management Assets        Price Risk Management Liabilities
                                             ---------------------------------     ----------------------------------
Dollars in millions                          Average Value   December 31, 1997     Average Value   December 31, 1997
---------------------------------------------------------------------------------------------------------------------
Independent power producers                      $158.7         $162.2                   $--               $--
Financial institutions                             16.1           15.4                  28.7              36.6
Oil and gas producers                               9.0           13.1                  20.1              25.2
Gas transmission                                   14.6           31.7                  44.2             144.4
Energy marketers                                   25.4           52.2                  14.7              22.1
Other                                               5.6            8.4                   3.8               5.5
---------------------------------------------------------------------------------------------------------------------
Gross value                                       229.4          283.0                 111.5             233.8
Reserves                                             --             --                  57.9              60.4
---------------------------------------------------------------------------------------------------------------------
TOTAL                                            $229.4         $283.0                $169.4            $294.2
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

                                               Price Risk Management Assets        Price Risk Management Liabilities
                                             ---------------------------------     ----------------------------------
Dollars in millions                          Average Value   December 31, 1997     Average Value   December 31, 1997
---------------------------------------------------------------------------------------------------------------------
Independent power producers                      $172.2         $158.3               $    --              $_.1
Financial institutions                             17.4           18.3                  34.3              21.0
Oil and gas producers                               2.8            9.1                  24.4              19.9
Gas transmission                                    5.4           10.0                  23.5              25.1
Energy marketers                                    4.5            9.7                   2.7              10.5
Other                                               2.9            3.9                   2.6               2.4
---------------------------------------------------------------------------------------------------------------------
Gross value                                       205.2          209.3                  87.5              79.0
Reserves                                             --             --                  64.6              57.2
---------------------------------------------------------------------------------------------------------------------
TOTAL                                            $205.2         $209.3                $152.1            $136.2
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


 The counterparties in the company's portfolio consist primarily of gas transmission companies, energy marketers and independent power producers. The creditworthiness of the company's counterparties could impact its overall exposure to credit risk, either positively or negatively. However, the company maintains credit policies with regard to its counterparties that in management's view minimize overall credit risk.
 At December 31, 1997, the company had natural gas financial instruments with a contractual volume of 3,816 BCF, expiring through 2007. As of December 31, 1997, the future cash flow requirements, net of margin deposits, related to these financial instruments were $13.5 million. Margin deposits are required on certain financial instruments to address significant fluctuations in market prices.
 Three independent power producers comprise the majority of the company's net price risk management assets. This concentration of customers may impact the company's overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. The net value of the 1997 price risk management portfolios reflects the $117.1 million prepayment of a long-term gas contract.

B. NON-TRADING ACTIVITIES--HEDGING INSTRUMENTS
The company enters into forwards, futures and other contracts related to its commodity businesses. Financial instruments are used to manage price fluctuations in the portfolio of natural gas transactions. The estimated fair value and cash flow requirements for these financial instruments are based on the market prices in effect at the financial statement date and do not necessarily reflect the company's entire trading portfolio.


NOTE 3:  ACCOUNTS RECEIVABLE


The components of accounts receivable on the Consolidated Balance Sheets are as follows:

                                                       December 31,
In millions                                        1997           1996
-----------------------------------------------------------------------
Accounts receivable, net                       $1,328.3         $925.2
Unbilled revenue                                  116.8          116.4
Accounts receivable sale program                 (280.0)        (230.0)
-----------------------------------------------------------------------
Total                                          $1,165.1         $811.6
-----------------------------------------------------------------------
-----------------------------------------------------------------------

 The company has agreements with financial institutions to sell, on a continuing basis, up to $280 million of eligible accounts receivable on a limited recourse basis. Fees associated with these sales were approximately (in millions) $15.2 in 1997, $12.2 in 1996 and $8.6 in 1995 and are included in the accompanying consolidated statements of income.

NOTE 4:  PROPERTY, PLANT AND EQUIPMENT


The components of property, plant and equipment are as follows:

                                                       December 31,
In millions                                        1997           1996
-----------------------------------------------------------------------
Electric utility                               $1,766.2       $1,703.8
Gas utility                                     1,128.7        1,102.2
Gas gathering and pipeline systems                555.8          569.2
Other non-regulated plant                         261.8          189.4
Construction in process                            88.2           93.3
-----------------------------------------------------------------------
                                                3,800.7        3,657.9
Less--depreciation, depletion
 and amortization                               1,320.4        1,251.2
-----------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, NET             $2,480.3       $2,406.7
-----------------------------------------------------------------------
-----------------------------------------------------------------------

CUMULATIVE EFFECT OF SOFTWARE
ACCOUNTING CHANGE
During 1997, the company changed its method of accounting for internally developed software costs to conform with the new requirements of Emerging Issues Task Force (EITF) 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation," that became effective November 20, 1997. The effect of this change was to reduce net income in 1997 by $4.8 million. This is described as a cumulative effect of software accounting change in the consolidated statements of income. The 1996 financial statements were not affected by EITF 97-13 as costs not allowed under the EITF had not been capitalized prior to 1997.

SALE OF OIL AND GAS ASSETS
On September 27, 1995, the company sold assets of Aquila Energy Resources Corporation, a wholly-owned subsidiary of Aquila, for approximately $205 million in cash, their approximate carrying value. The assets sold consisted of substantially all of the company's oil and gas properties.


NOTE 5:  ASSET IMPAIRMENTS


As part of the sale of the company's oil and gas production assets in September 1995, the company retained a net profits interest in the properties which was contingent upon the future performance and activities of the oil and gas properties sold and certain payout criteria related to the sale transaction. At the time of the sale, the net profits interest was valued at $22.5 million. Pursuant to the sales agreement, periodic drilling and reserve updates are provided each year to the company. After receiving the 1997 study, the company recorded a $15.5 million pretax charge against earnings primarily to reflect the latest estimate of its net realizable value.
 Also in 1997, the company evaluated some of its technology related investments and eliminated certain technology related positions. In light of recent organizational changes at one of the company's strategic partners and the results to date, the company expensed approximately $11.0 million pretax consisting of certain contractual and software rights and severance costs.
 In 1995 the company reviewed its long-lived asset car-rying values and also adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121). In the fourth quarter of 1995, the company recorded a non-cash charge of approximately $34.6 million for long-term asset impairments. The assets related to this charge are summarized as follows:

In millions                             Pretax Writedown
--------------------------------------------------------
Investment in an independent
 power project                               $15.4
Gas gathering systems                         13.2
Gas processing plants                          6.0
--------------------------------------------------------
TOTAL                                        $34.6
--------------------------------------------------------
--------------------------------------------------------

 The impairment loss related to UtilCo Group's investment in an independent power project was primarily caused by a change in the projected cash flows of the project after considering updated projections of future energy prices. This resulted in the write-off of the remaining investment balance.
 The impairment loss relating to AGP's gas gathering systems stems from a review of cash flows on a system-by-system basis. Prior to adoption of SFAS 121, AGP assessed asset realization on an aggregate cash flow level, which is higher than what SFAS 121 allows. In preparing cash flow projections related to AGP's assets, certain assumptions were used. The more significant assumptions included constant throughput flow based on 1994 actual throughput for an estimated remaining life of 20 years. Cash flows were discounted based on AGP's weighted average cost of capital.
 The impairment loss relating to gas processing plants relates to a review conducted after the sale of Aquila's oil and gas properties. These company-owned plants were managed as part of Aquila's properties, but were not part of Aquila. In assessing these plants separately under the principles of SFAS 121, the cash flows from these assets were not sufficient to recover the carrying value of the plants.

NOTE 6:  INVESTMENTS IN SUBSIDIARIES AND PARTNERSHIPS


The consolidated financial statements include the company's investments in: an electric distribution utility in Australia, via UtiliCorp Australia Holding Limited (UAHL); two electric distribution utilities in New Zealand, via UtiliCorp N.Z., Inc. (UNZ); and 17 power projects via UtilCo Group. These are all accounted for under the equity method. For the company's international businesses, adjustments for significant differences between U.S. generally accepted accounting principles and local accounting standards have been made to the amounts included in the company's consolidated financial statements. The following table summarizes the company's equity investment balances at December 31, 1997 and 1996 and the related equity earnings for the three years ended December 31, 1997.


                                                                   Investment                  Equity Earnings
                                                                  at December 31,           Year Ended December 31,
                                    Ownership                    -----------------      ------------------------------
In millions                        at 12/31/97        Country      1997      1996       1997        1996         1995
----------------------------------------------------------------------------------------------------------------------
UAHL investment (a) (e)                 49.9%   Australia         $237.9    $274.0    $ 28.6       $ 42.7       $_9.3
UNZ investment (b)
  WEL Energy Group Ltd. (WEL) (e)       39.6%   New Zealand         39.6      46.1       4.5          6.2         2.2
  Power New Zealand (PNZ) (e)           30.6%   New Zealand        115.2     134.2       9.2         11.2          --
UtilCo Group partnerships (c) (d)     22%-50%   U.S. & Jamaica     199.7     194.4      29.6         48.5        19.6
Oasis Pipe Line Company (Oasis)           35%   United States       96.3     110.8        .9           .1          --
Other                                     50%   United States        2.5       1.5      (4.0)          --        (1.6)
----------------------------------------------------------------------------------------------------------------------
TOTAL                                                             $691.2    $761.0    $ 68.8       $108.7       $29.5
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


(a) EQUITY EARNINGS INCLUDE INTEREST INCOME AND MANAGEMENT FEES BETWEEN THE EQUITY INVESTEE AND UAHL.

(b) THE COMPANY OWNS 79% OF UNZ WITH THE REMAINING 21% OWNED BY AN UNRELATED PARTY.

(c)  INVESTMENTS ARE AGGREGATED. INDIVIDUAL INVESTMENTS ARE NOT SIGNIFICANT.

(d) INVESTMENT AND SHARE OF PRETAX EARNINGS INCLUDE THE JAMES RIVER PROJECT, 49% OWNED BY THE COMPANY AND 1% OWNED BY UTILCO GROUP.

(e) THE INVESTMENT VALUES DECLINED IN 1997 COMPARED TO 1996 DUE TO A DECLINE IN THOSE CURRENCIES RELATIVE TO THE U.S. DOLLAR. THE AUSTRALIAN AND NEW ZEALAND DOLLARS DECLINED AS THE ASIAN STOCK MARKET TOOK A SEVERE DOWNTURN IN LATE 1997.


 Summarized combined financial information of unconsolidated material equity investments is presented below.

                                        December 31,
In millions                         1997           1996
------------------------------------------------------------
ASSETS:
 Current assets                 $  338.1       $  328.5
 Non-current assets              2,840.6        3,131.0
------------------------------------------------------------
TOTAL ASSETS                    $3,178.7       $3,459.5
------------------------------------------------------------
------------------------------------------------------------
LIABILITIES AND EQUITY:
  Current liabilities           $  449.8       $  325.2
  Non-current liabilities        1,718.1        2,163.7
  Equity                         1,010.8          970.6
------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY    $3,178.7       $3,459.5
------------------------------------------------------------
------------------------------------------------------------


                                          Year Ended December 31,
In millions                         1997           1996           1995
-----------------------------------------------------------------------
OPERATING RESULTS:
  Revenues                      $1,294.7       $1,277.8         $729.6
  Costs and expenses             1,140.7        1,109.1          657.3
-----------------------------------------------------------------------
NET INCOME                       $ 154.0      $   168.7        $  72.3
-----------------------------------------------------------------------
-----------------------------------------------------------------------


INTEREST IN AUSTRALIAN ELECTRIC UTILITY
In September 1995, Power Partnership Pty Limited (PPL), 49.9%-owned by the company, acquired United Energy Limited (UE), an Australian electric distribution utility, from the State of Victoria. The company paid approximately $257.9 million for its 49.9% ownership interest in PPL. The company manages the operations of UE on behalf of PPL and receives an annual management fee consisting of a base amount indexed to the consumer price index and a variable amount based on UE's financial performance. The management agreement extends for 10 years from date of acquisition.
 The company financed its ownership interest primarily through two five-year Australian currency revolving credit facilities. See Note 9 for more information regarding financing arrangements.
 The acquisition was recorded as a purchase and, accordingly, the assets and liabilities were recorded at the estimated fair value at the date of acquisition. The equity investment is included in investments in subsidiaries and partnerships on the Consolidated Balance Sheets. Pro forma unaudited results of operations for the company, assuming the acquisition occurred at the beginning of 1995, are shown below.

                          Year Ended December 31,
In millions, except per share               1995
------------------------------------------------
Sales                                   $2,798.5
Income from operations                     225.1
Net income                                  81.7
Earnings available for
  common shares                             79.6
------------------------------------------------
------------------------------------------------
Basic earnings per share                   $1.76
Diluted earnings per share                  1.75
------------------------------------------------
------------------------------------------------


The company's Australian investment has the following components:


                                                                    Carrying Value                   Fair Value
                                                                   ----------------                 ------------
                                                                  1997           1996           1997           1996
--------------------------------------------------------------------------------------------------------------------
Investment in convertible notes (a) (b)                         $113.6         $138.1         $113.6         $138.1
Investment in floating subordinated debt (a) (b)                  61.0           74.2           61.0           74.2
Investment in PPL common stock (not traded)                       63.3           61.7
--------------------------------------------------------------------------------------------------------------------
Total                                                           $237.9         $274.0
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------


(a)  THE COMPANY CLASSIFIES THESE SECURITIES AS HELD-TO-MATURITY.

(b) THESE SECURITIES HAVE FLOATING INTEREST RATES AT .9% ABOVE THE AUSTRALIAN BANK BILL RATE MATURING IN SEPTEMBER 2015. THE INTEREST RATE AT DECEMBER 31, 1997 WAS 7.28%.


INTEREST IN NEW ZEALAND ELECTRIC UTILITIES

In November 1995, UNZ acquired 20.0% of the common stock of Power New Zealand Ltd. (PNZ), a New Zealand electric distribution utility, for $69.4 million. This acquisition was financed through a New Zealand currency credit facility. UNZ continued to acquire PNZ shares through May 1997 and at the end of 1997 held 30.6%. PNZ is New Zealand's second largest electric distribution utility, serving approximately 216,000 customers.
 In February 1995, UNZ paid $16.1 million to WEL Energy Group Ltd. (WEL) to satisfy its capital commitment. UNZ continued to acquire WEL shares throughout 1996 and 1997 and at the end of 1997 held 39.6%. WEL is an electric distribution utility serving approximately 66,000 customers.

INTEREST IN INDEPENDENT POWER PROJECTS
The company participates in the ownership and operation of facilities in the independent and wholesale power generation market. It has investments in 17 projects located in seven states and Jamaica.
 In April 1996, one of UtilCo Group's power projects entered into a long-term lease arrangement with a third party. This transaction was accounted for as a sale by the partnership and resulted in the recognition of a gain. UtilCo Group recorded its share of the gain through equity earnings during the second quarter. In addition, UtilCo Group recorded certain restructuring reserves primarily in connection with changes in power project agreements. The net gain from these items was $11.8 million after tax.

INVESTMENT IN PIPELINE SYSTEM
In July 1996 and November 1996, the company acquired, in aggregate, 40% of Oasis Pipe Line Company for approximately $132.0 million. Oasis consists of a 600-mile intrastate pipeline system in Texas near many of Aquila Energy's existing gathering systems. As part of the purchase, another owner had the option to buy 20% of Oasis, including 5% held by Aquila. The option was exercised in 1997 and Aquila sold the 5% at book value.


NOTE 7:  REGULATORY ASSETS


The company's utility operations are subject to regulation by various regulatory authorities. The company currently applies accounting standards that recognize the economic effects of rate regulation and, accordingly, has recorded regulatory assets related to the company's energy generation, transmission and distribution operations. If the company discontinued applying this accounting standard, it would be required to make an adjustment to the carrying value of certain assets.
 The following table presents the amount of regulatory assets recorded at December 31,1997 and 1996. These are primarily reflected as deferred charges on the consolidated balance sheets.

Dollars in millions                       1997       1996
----------------------------------------------------------
Income taxes                            $ 55.2    $  53.6
Environmental liabilities                 11.2       11.3
Debt-related costs                        19.6       22.3
Regulatory accounting orders               8.4        9.1
Demand-side management programs           13.0       10.8
Post-retirement benefits                   7.4       10.5
Other (including FERC Order No. 636)       7.9       28.2
----------------------------------------------------------
Total                                   $122.7     $145.8
----------------------------------------------------------
----------------------------------------------------------


     NOTE 8:  SHORT-TERM DEBT

     Short-term debt includes the following components:

                                                           December 31,
     In millions                                       1997           1996
     ----------------------------------------------------------------------
     Bank borrowing and other                         $113.8         $202.0
     Commercial paper                                     --           50.0
     ----------------------------------------------------------------------
     TOTAL                                            $113.8         $252.0
     ----------------------------------------------------------------------
     Weighted average interest
       rate at year end                                6.21%          5.78%
     ----------------------------------------------------------------------
     ----------------------------------------------------------------------

        The company has a commercial paper program of $150 million. To support it, the company has a revolving credit agreement with a consortium of banks aggregating $250 million. The agreement allows the issuance of notes which bear interest at rates based on the prime rate or various money market rates. The revolving credit agreement contains restrictive covenants and the company pays an annual commitment fee of .17% on the unused portion of the revolving credit facility.

     NOTE 9:  LONG-TERM DEBT

     The company's long-term debt is summarized below:

                                                                                      December 31,
     In millions                                                                1997                1996
     -----------------------------------------------------------------------------------------------------
     FIRST MORTGAGE BONDS:
        Various, 9.94%*, due 1998-2008                                         $ 20.6              $ 23.0
     SENIOR NOTES:
        6.0% Series, due April 1, 1998                                           70.0                70.0
        9.21% Series, due October 11, 1999                                       50.0                50.0
        8.45% Series, due November 15, 1999                                     100.0               100.0
        Aquila Southwest Energy 8.29% Series,
           due September 15, 2002                                                62.5                75.0
        6.875% Series, due October 1, 2004                                      150.0                  --
        6.375% Series, due June 1, 2005                                         100.0               100.0
        6.7% Series, due October 15, 2006                                       100.0               100.0
        8.2% Series, due January 15, 2007                                       130.0               130.0
        10.5% Series, due December 1, 2020                                       55.9               125.0
        9.0% Series, due November 15, 2021                                      150.0               150.0
        8.0% Series, due March 1, 2023                                          125.0               125.0
     SECURED DEBENTURES OF WEST KOOTENAY POWER:
        9.15%*, due 2001-2023                                                    71.3                68.2
     CONVERTIBLE SUBORDINATED DEBENTURES:
        6.625%, due July 1, 2011                                                  5.8                 7.2
     New Zealand Denominated Credit Facility, due June 30, 1998                  64.7                78.9
     Australian Denominated Credit Facilities,
        due July 20, 2000                                                       195.1               237.3
     Other notes and obligations                                                 57.3                56.8
     -----------------------------------------------------------------------------------------------------
     TOTAL LONG-TERM DEBT                                                     1,508.2             1,496.4
     Less current maturities                                                    149.6                25.7
     -----------------------------------------------------------------------------------------------------
     Long-term debt, net                                                     $1,358.6            $1,470.7
     -----------------------------------------------------------------------------------------------------
     Fair value of long-term debt, including current maturities (a)          $1,581.1            $1,559.3
     Interest rate swap (a)                                                       (.1)               (1.8)
     -----------------------------------------------------------------------------------------------------

     * WEIGHTED AVERAGE INTEREST RATE.

(a) THE FAIR VALUE OF LONG-TERM DEBT IS BASED ON CURRENT RATES AT WHICH THE COMPANY COULD BORROW FUNDS WITH SIMILAR REMAINING MATURITIES. THE INTEREST RATE SWAP AGREEMENTS ARE USED TO REDUCE THE EFFECT OF CHANGING INTEREST RATES ON THE COMPANY'S AUSTRALIAN DENOMINATED CREDIT FACILITY.

       Substantially all of the domestic utility plant owned by the company is subject to the lien of various mortgage indentures. The company cannot issue additional mortgage bonds under these indentures without directly securing the 6.0%, 8.45%, 8.2%, 9.0%, 8.0%, 6.375% and 6.70% Senior Notes
     equally as any mortgage bond issue. Currently the company has no plans to issue mortgage bonds.
       The amounts of long-term debt maturing in each of the next five years and thereafter are shown at right:

     In millions                      Maturing Amounts
     -------------------------------------------------
     1998                                 $  149.6
     1999                                    165.6
     2000                                    224.8
     2001                                     15.7
     2002                                     15.7
     Thereafter                              936.8
     -------------------------------------------------
     Total                                $1,508.2
     -------------------------------------------------
     -------------------------------------------------

     ---------------------------------------------------------------------------

     For the two years ended December 31, 1997, the company issued the following series of Senior Notes which were used to reduce short-term debt.

      In millions                     Date Issued    Maturity         Face Amount    Net Proceeds
     ---------------------------------------------------------------------------------------------
     6.875% series                 October 1997        2004           $150.0           $149.0
     6.7% series                   October 1996        2006*          $100.0           $ 99.5
     ---------------------------------------------------------------------------------------------
     ---------------------------------------------------------------------------------------------

     * THE HOLDER OF THE 6.7% SENIOR NOTE MAY ELECT TO REDEEM ANY PORTION IN MULTIPLES OF $1,000 ON OCTOBER 1, 2001 AT FACE VALUE PLUS ACCRUED INTEREST.


     RETIREMENT OF DEBT
     In March 1997, the company retired, at a premium, $69.1 million of its 10.5% series senior notes that were to mature in 2020. The transaction resulted in an ex-traordinary loss of $7.2 million, net of an income tax benefit of $4.5 million.

     NEW ZEALAND DENOMINATED CREDIT FACILITY
     UtiliCorp South Pacific, Inc. (USP) has a $NZ135 million credit facility with a consortium of banks that was used to finance a portion of the investments made by UNZ. The interest rate fluctuates (7.93% at December 31, 1997) with changes in the New Zealand bank bill rate. The credit facility matures on June 30, 1998. A commitment fee of .20% applies to the unused portion of the credit facility.

     AUSTRALIAN DENOMINATED CREDIT FACILITIES
     UAHL has two $A150 million credit facilities with a consortium of banks that mature on July 20, 2000. The interest rates for $A250 million of the above facilities fluctuates with changes in the Australian bank bill rate. The weighted average interest rate at December 31, 1997 was 5.51%. The interest rate on the remaining $A50 million is fixed at 7.48%. A commitment fee of .20% applies to the unused portion of the credit facility.
        On November 6, 1995, UAHL entered into an interest rate swap agreement with Deutsche Bank with a contractual amount of $A100 million whereby the company exchanges variable Australian debt interest for fixed rate interest. The fixed interest rate is 7.77% for a period extending to September 7, 1998.

     CONVERTIBLE SUBORDINATED DEBENTURES
     At December 31, 1997, 6.625% convertible subordinated debentures totaling $5.8 million remained outstanding. The debentures can be converted into approximately 245,000 shares of common stock, based on a conversion price of $23.68, subject to an annual maximum limitation. The debentures are subordinate to the prior payment, when due, of the principal and premium, if any, and interest on all the company's debt outstanding, except debt that by its terms is not senior in right of payment to the debentures.


     NOTE 10:  COMPANY-OBLIGATED PREFERRED SECURITIES

        In June 1995, UtiliCorp Capital L.P. (UC), a limited partnership of which the company is the general partner, issued 4 million shares of 8.875% Cumulative Monthly Income Preferred Securities, Series A, for $100 million. The limited partnership interests represented by the preferred securities are redeemable at the option of UC, after June 12, 2000, at $25 per preferred security plus accrued interest and unpaid dividends.

        Holders of the securities are entitled to receive dividends at an annual rate of 8.875% of the liquidation preference value of $25. Dividends are payable monthly and in substance are tax-deductible by the company. The securities are shown as company-obligated mandatorily redeemable preferred securities of partnership on the consolidated balance sheets. The dividends are shown as minority interest in income of partnership in the consolidated statements of income.

     NOTE 11:  CAPITAL STOCK


     COMMON STOCK OFFERING

     In November 1996, the company issued 6 million shares of common stock at $27.625. The net proceeds of $160.8 were used to reduce short-term debt.

     DIVIDEND REINVESTMENT AND STOCK
     PURCHASE PLAN
     In February 1995, the company registered 3 million shares of common stock to initiate a new Dividend Reinvestment and Common Stock Purchase Plan (New
     Plan). In 1997, an additional 5 million shares were authorized. Under the provisions of this New Plan, current and potential shareholders can purchase up to $10,000 per month of the company's common stock at a five-day average market price and without sales commissions. The New Plan allows members to reinvest dividends into additional common stock at a 5% discount. The New Plan amends the previous plan and all members in the previous plan automatically became members in the New Plan. For the year ended December 31, 1997, 1,124,283 shares were issued under this plan. As of December 31, 1997, 4,887,761 shares were available to issue under this plan.

     EMPLOYEE STOCK PURCHASE PLAN
     Participants have the opportunity to buy shares of the company's common stock at a reduced price through regular payroll deductions and/or lump sum deposits of up to 20% of the employee's base salary. Contributions are credited to the participant's account throughout an option period. At the end of the option period, the participant's total account balance is applied to the purchase of common shares of the company. The shares are purchased at 85% of the lower of the market price on the first day or the last day of the option period. Participants must be enrolled in the Plan as of the first day of an option period in order to participate in that option period.

     RESTATED SAVINGS PLAN
     A defined contribution plan, the Restated Savings Plan (Savings Plan), covers all full-time and eligible part-time employees of the company. Participants may generally elect to contribute up to 12% (15% beginning January 1, 1998) of their annual pay on a before- or after-tax basis subject to certain limitations. The company generally matches contributions up to 6%. Participants may direct their contributions into five different investment options. All company matching contributions are in the company's common stock. In addition, the Savings Plan also includes a stock contribution fund whereby the company can contribute an additional amount of company common stock to participants.

     STOCK INCENTIVE PLAN
     The company's Stock Incentive Plan provides for the granting of common shares to certain employees as restricted stock awards and as stock options. Shares issued as restricted stock awards are held by the company until certain restrictions lapse, generally on the third award anniversary. The market value of the stock, when awarded, is amortized to compensation expense over the three-year period. Stock options granted under the Plan allow the purchase of common shares at a price not less than fair market value at the date of grant. Options are generally exercisable commencing with the first anniversary of the grant and expire after 10 years from the date of grant.

     EMPLOYEE STOCK OPTION PLAN
     The Board approved the establishment of an Employee Stock Option Plan in 1991. This Plan provides for the granting of up to 1 million stock options to full-time employees other than those eligible to receive options under the Stock Incentive Plan. Stock options granted under the Employee Stock Option Plan carry the same provisions as those issued under the Stock Incentive Plan. During 1992, options for 742,900 shares were granted to employees. The exercise price of these options is $27.3125. No options have been issued under this Plan since 1992.
        Stock options as of December 31, 1997 and 1996 are summarized below:

     Shares                                     1997              1996
     ------------------------------------------------------------------
     BEGINNING BALANCE                     2,200,450         2,015,500
     Granted                               1,123,020           303,850
     Exercised                              (615,290)          (18,410)
     Cancelled                              (198,553)         (100,490)
     ------------------------------------------------------------------
     ENDING BALANCE                        2,509,627         2,200,450
     ------------------------------------------------------------------
     ------------------------------------------------------------------
     WEIGHTED AVERAGE PRICES:
     Beginning balance                        $27.94            $27.83
     Granted price                             27.79             28.55
     Exercised price                           27.60             23.96
     Cancelled price                           27.71             28.40
     Ending balance                            27.97             27.94
     ------------------------------------------------------------------
     ------------------------------------------------------------------

        At December 31, 1997, restricted stock awards and stock options which were exercisable totaled 1,136,225 shares (at prices ranging between $21.88 and $31.63).

     NOTE 12:  INCOME TAXES


     Income tax expense consists of the following components:

                                                      Year Ended December 31,
     Dollars in millions                             1997      1996      1995
     -------------------------------------------------------------------------
     CURRENTLY PAYABLE:
        Federal                                     $27.1     $35.0     $35.4
        Foreign                                       7.1      14.2      10.6
        State                                         6.5       5.5      11.3
     DEFERRED:
        Federal                                      42.1      23.0      (3.6)
        State                                         8.2       4.3       (.4)
     Investment tax credit
        amortization                                 (1.3)     (1.3)     (1.3)
     -------------------------------------------------------------------------
     TOTAL INCOME TAX EXPENSE                       $89.7     $80.7     $52.0
     -------------------------------------------------------------------------
     -------------------------------------------------------------------------

        The principal components of the company's deferred income taxes consist of the following:

                                                           December 31,
     Dollars in millions                               1997           1996
     -----------------------------------------------------------------------
     DEFERRED TAX ASSETS:
        Alternative maximum carryforward              $ 98.3         $ 95.1
     -----------------------------------------------------------------------
     TOTAL DEFERRED TAX ASSETS                          98.3           95.1
     -----------------------------------------------------------------------
     DEFERRED TAX LIABILITIES:
        Accelerated depreciation and
          other plant differences:
          Regulated                                    167.5          146.4
          Non regulated                                168.9          158.3
     Regulatory asset--SFAS 109                         38.6           37.1
     Mark-to-market reserve                             25.8           11.3
     Other, net                                         60.2           55.7
     -----------------------------------------------------------------------
     TOTAL DEFERRED TAX LIABILITIES                    461.0          408.8
     -----------------------------------------------------------------------
     DEFERRED INCOME TAXES, NET                       $362.7         $313.7
     -----------------------------------------------------------------------
     -----------------------------------------------------------------------

        The company's effective income tax rates differed from the statutory federal income tax rates primarily due to the following:

                                                        December 31,
     Dollars in millions                          1997      1996      1995
     ----------------------------------------------------------------------
     Statutory Federal Income Tax Rate             35.0%     35.0%     35.0%
     TAX EFFECT OF:
       Temporary difference passed
         through, primarily
         removal costs                               --        .2       (.5)
       Investment tax credit
         amortization                               (.6)      (.7)     (1.0)
       State income taxes, net of
         federal benefit                            5.8       5.8       4.3
       Difference in tax rate of
         foreign subsidiaries                      (1.9)      (.7)      1.0
       Other                                        1.8       3.7        .7
     ----------------------------------------------------------------------
     EFFECTIVE INCOME TAX RATE                     40.1%     43.3%     39.5%
     ----------------------------------------------------------------------
     ----------------------------------------------------------------------

       The company has an alternative minimum tax credit carryforward of approximately $98.3 million at December 31, 1997. Alternative minimum tax credits can be carried forward indefinitely and the company has not recorded a valuation allowance against its tax credit carryforwards.
       No provision is made for U.S. income taxes on undistributed earnings of the company's international businesses ($96.5 million at December 31, 1997) because it is management's intention to reinvest such earnings in those international operations. In the event of a distri-bution of these earnings in the form of dividends, the company may be subject to both foreign withholding taxes and U.S. income taxes net of allowable foreign tax credits. Consolidated income before income taxes for the years ended December 31, 1997, 1996 and 1995 included $13.6, $39.2 and $16.6 million, respectively, from international operations.

                                  [PICTURE]

     You've Seen the Photos,
     Now View the Video!

     HOST WILLIAM SHATNER walks you through UtiliCorp's award-winning World Headquarters Building and its colorful 110-year history in

     THE 2ND LIFE OF 20 WEST NINTH

     This 28-minute program aired on public television in 1997.
     To order a VHS tape, call KCPT Public Television 19 toll-free at 1-800-459-9733.
     $24.95 plus $3.95 shipping/handling.

     NOTE 13:  EMPLOYEE BENEFITS


     PENSIONS
     The following table represents the funded status of the pension plans and the amounts included in the consolidated balance sheets and statements of income:

                                                                                                Year Ended December 31,
     Dollars in millions                                                                     1997        1996        1995
     -----------------------------------------------------------------------------------------------------------------------
     ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS:
        Vested benefit obligation                                                          $168.3       $153.9      $143.0
        Accumulated benefit obligation                                                      173.1        158.1       146.9
     -----------------------------------------------------------------------------------------------------------------------
     Projected benefit obligation                                                          $205.4       $185.9      $183.9
     Plan assets at fair value (primarily publicly traded common stocks and bonds)          240.1        208.7       191.7
     -----------------------------------------------------------------------------------------------------------------------
     Excess of plan assets over the projected benefit obligation                             34.7         22.8         7.8
     Unrecognized net loss from past experience different from that assumed                  (2.4)         8.2        24.1
     Unrecognized net asset being recognized over 16 years                                  (10.1)       (11.3)      (12.5)
     Unrecognized prior service cost                                                          1.1           .9         (.3)
     -----------------------------------------------------------------------------------------------------------------------
     PENSION ASSETS INCLUDED IN PREPAYMENTS AND OTHER                                     $  23.3      $  20.6     $  19.1
     -----------------------------------------------------------------------------------------------------------------------
     NET PENSION EXPENSE INCLUDED THE FOLLOWING COMPONENTS:
        Service cost                                                                         $6.2         $6.5        $5.8
        Interest cost on projected benefit obligation                                        13.8         13.0        12.0
        Actual return on plan assets                                                        (44.8)       (25.7)      (37.6)
        Regulatory adjustment                                                                  .8           .9          .6
        Net amortization and deferral                                                        23.8          6.5        20.5
     -----------------------------------------------------------------------------------------------------------------------
     NET PENSION EXPENSE (CREDIT)                                                          $  (.2)        $1.2        $1.3
     -----------------------------------------------------------------------------------------------------------------------
     Discount rate assumed                                                                   7.17%        7.60%       7.17%
     Assumed rate of return on future compensation levels                                    5.36%     5.0-5.4%    5.0-5.5%
     Assumed long-term rate of return on assets                                              9.73%    8.0-10.0%   8.5-10.0%
     -----------------------------------------------------------------------------------------------------------------------

       The company has pension plans covering substantially all qualified union and non-union employees. The benefit formulas vary and are based either on years of service multiplied by a percentage of salary, or a flat benefit based upon years of service. The company's policy is to fund, at a minimum, an amount sufficient to meet all ERISA funding requirements. In certain of its jurisdictions, the company has recorded pension expense equal to its funding contribution, which is consistent with the rate treatment allowed for this cost.
       In 1995 the company changed its long-term view on pension fund asset returns and increased its estimated return on domestic plan assets to 10%.

     OTHER POST-RETIREMENT BENEFITS
     The company provides post-retirement health care and life insurance benefits to substantially all employees. The majority of the plan's funding is provided by the company on a pay-as-you-go basis with most retirees paying a portion of the cost.
       The following table summarizes the status of the company's post-retirement plans for financial statement purposes and the related amounts included in the consolidated balance sheets at December 31, 1997 and 1996:

     ---------------------------------------------------------------------------

                                                                                   December 31,
     In millions                                                                 1997        1996
     ----------------------------------------------------------------------------------------------
     ACTUARIAL PRESENT VALUE OF POST-RETIREMENT BENEFIT OBLIGATIONS:
        Retirees                                                                $29.7       $27.8
        Other fully eligible participants                                         4.4         4.2
        Other active participants                                                 8.5         7.0
        Plan assets at fair value                                                (4.8)        (.5)
        Unrecognized transition obligation                                      (30.4)      (32.4)
        Unrecognized net gain                                                     7.7         8.5
     ----------------------------------------------------------------------------------------------
     ACCRUED LIABILITY                                                          $15.1       $14.6
     ----------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------

     The components of health care and life insurance costs are:

     In millions                                     1997      1996      1995
     --------------------------------------------------------------------------
     Service cost                                    $ .7      $1.0      $ .8
     Interest cost                                    2.8       2.9       2.7
     Amortization of transition
       obligation                                     2.0       2.0       2.0
     Net amortization and deferral                    (.5)       --       (.2)
     --------------------------------------------------------------------------
     NET HEALTH CARE AND LIFE                        $5.0      $5.9      $5.3
       INSURANCE COSTS
     --------------------------------------------------------------------------
     --------------------------------------------------------------------------

       The following actuarial assumptions were used in calculating the plan's year-end funded status:

                                                   1997      1996      1995
     --------------------------------------------------------------------------
     Discount rate                                  7.0%       7.5%       7.0%
     Assumed rate of return on
       future compensation levels                   5.4%   5.0-5.4%   5.0-5.5%
     Health care cost trend rate                   10-6%    8.25-6%      10-6%
     --------------------------------------------------------------------------
     --------------------------------------------------------------------------

       The rate of change in health care cost has an effect on the projected benefit obligation. Increasing the rate by 1% each year would have increased the present value of the accumulated projected benefit obligation by $3.4 million and the aggregate of the service and interest cost components by $.4 million in 1997.
       Pursuant to regulatory orders or precedents, certain regulated divisions of the company have deferred as a regulatory asset the incremental costs associated with SFAS No. 106, "Employers' Accounting for Post-retirement Benefits--Other Than Pensions."


     NOTE 14:  COMMITMENTS AND CONTINGENCIES


     COMMITMENTS
     The company has various commitments for the years 1998 through 2002 relating primarily to power and gas supply commitments, fixed price sales obligations and lease and rental commitments. A table of the company's estimated capital expenditures and more significant estimated commitments follows.


     Dollars in millions except per unit                    1998         1999        2000         2001        2002
     ---------------------------------------------------------------------------------------------------------------
     Capital expenditures                                  $229.0      $249.0       $239.0      $236.0       $229.0
     Future minimum lease payments                           23.8        22.4         21.2        18.8         18.5
     Purchased power obligations                             63.1        68.1         63.0        56.5         36.3
     ---------------------------------------------------------------------------------------------------------------
     ---------------------------------------------------------------------------------------------------------------
     Coal contracts                                         $41.6       $43.8        $44.0       $31.1        $30.0
     Price ranges                                          ----------------$12.87 to $25.90 per ton-----------------
     ---------------------------------------------------------------------------------------------------------------
     ---------------------------------------------------------------------------------------------------------------
     Fixed price sales obligations (trillion BTUs)          353.9        50.7         26.4        21.4         21.3
     Price ranges                                          ------------------$.98 to $5.51 per MCF------------------
     ---------------------------------------------------------------------------------------------------------------
     ---------------------------------------------------------------------------------------------------------------
     Fixed price purchase obligations (trillion BTUs)       348.6        58.9         12.7         2.2          2.0
     Price ranges                                          ------------------$.98 to $4.19 per MCF------------------
     ---------------------------------------------------------------------------------------------------------------
     ---------------------------------------------------------------------------------------------------------------

       Future minimum lease payments primarily relate to the Jeffrey Energy Center interest, peaking turbines, coal cars, and office space. Rent expense for the years 1997, 1996 and 1995 was (in millions) $32.1, $29.4 and $25.9, respectively.
       Purchased power obligations for 1998 through 2002 are estimated to provide 989; 1,039; 926; 626; and 323 MW, respectively.

     LONG-TERM GAS SUPPLY CONTRACTS
     In 1996, the company realigned certain of its business relationships in the United Kingdom (U.K.). Its equity relationships in the Caledonian Gas Limited, Midlands Gas Limited (Midlands), and Egas Limited joint ventures were terminated. As part of the termination of the equity relationship in Midlands, the company assumed an interest in two long-term gas supply contracts (for deliveries through 2005) that it assimilated into its existing portfolios of sales and supply contracts.
       At December 31, 1997, the portfolio of U.K. contracts was in a net long position. It has 66.4 BCF of supply commitments through 2005, and 50.0 BCF of sales commitments through 1999. Pretax losses on the above portfolio range from $19 million to $26 million depending on the estimated future spot price of natural gas. Since the U.K. natural gas market does not have liquid long-term pricing, it is difficult to calculate future profitability of the portfolio. Based on management's estimates and available market data at December 31, 1997, the company is carrying a $19 million pretax reserve relating to future losses that may exist within the portfolio of contracts. Management believes that this reserve is adequate and that any additional increases in the reserve would not be material.

     ENVIRONMENTAL
     The company is subject to various environmental laws, including regulations governing air and water quality and the storage and disposal of hazardous or toxic wastes. The company assesses, on an ongoing basis, measures to ensure compliance with laws and regulations related to hazardous materials and hazardous waste compliance and remediation activities. The company owns or previously operated 29 former manufactured gas plants (MGPs) which may, or may not, require some form of environmental remediation. The company has contacted appropriate federal and state agencies and is in the process of determining what, if any, specific cleanup activities may be needed at these sites.
       As of December 31, 1997, the company estimates its cleanup costs on its identified MGP sites to be approximately $6.2 million. These amounts could change materially based upon further investigations, the actions of environmental agencies and the financial viability of other responsible parties. Additionally, the ultimate liability may be significantly affected if the company is held responsible for parties not financially able to contribute to these costs. Based on prior experience, available facts and existing law, the company has recorded a liability of $6.2 million representing its estimate of the amount of environmental costs currently expected to be incurred.
       The company has received favorable rate orders for recovery of its environmental cleanup costs in certain jurisdictions. In other jurisdictions, favorable regulatory precedent exists for the recovery of these costs. The company is also pursuing recovery from insurance carriers and other potentially responsible parties.
       In December 1996, the U.S. Environmental Protection Agency (EPA) promulgated its final rule for nitrous oxide (NOx) emissions pursuant to the requirements of the Clean Air Act Amendments of 1990. The new NOx regulations will require the installation of additional emissions control equipment at one of the company's power plants by January 1, 2000. The company estimates that it will spend approximately $2.0 million to comply with these rules.
       It is management's opinion that the ultimate resolution of these environmental matters will not have a material adverse impact upon the financial position or results of operations of the company.

     PENDING RATE PROCEEDING
     In the first quarter of 1997, the Staff of the Missouri Public Service Commission (the Staff) filed a complaint against the company seeking to reduce annual Missouri electric revenues by $23 million. In September 1997, the Staff increased its recommendation for a rate reduction to $28.5 million. In a separate filing with the Staff, the company requested to increase electric rates by $24.6 million. The Staff is reviewing the company's position and the final order is expected to be issued in March 1998. The primary differences between these two dockets center on rate of return, capital structure, transition costs, depreciation methods and corporate allocations.
       The company's filing is designed to recover inflationary and other cost increases which include the investment of approximately $20 million in plant and facility improvements. The rate increase also reflects the request for a temporary surcharge of $.0028 per kilowatt-hour to cover costs related to transitioning to the competitive customer-choice marketplace. In addition, the filing includes a mechanism to lessen the impact of the surcharge on consumers, and requests that the Commission approve the establishment of a $1 million fund to assist low-income customers.
       The Commission is expected to issue an order by March 7, 1998, with new rates effective March 17, 1998. Although this matter is still pending, the public scenarios under consideration by the Commission range from a $12 million to a $23 million rate reduction.

     OTHER
     The company is subject to various legal proceedings and claims which arise in the ordinary course of business operations. In the opinion of management, the amount of liability, if any, with respect to these actions would not materially affect the consolidated financial position of the company or its results of operations.

     NOTE 15:  SEGMENT INFORMATION


     A. BUSINESS LINES

                                                                    Year Ended December 31,
     In millions                                      1997                          1996          1995
     -------------------------------------------------------------------------------------------------------
     SALES:
     Energy Delivery--
        Electric:
          Total                                    $   557.4                     $   519.3      $   490.1
          Affiliated                                  (313.6)                       (285.2)        (263.2)
     -------------------------------------------------------------------------------------------------------
        Total unaffiliated electric                    243.8            2.7%         234.1          226.9
        Gas                                            767.4            8.6          727.9          616.6
        Non-regulated                                  258.7            2.9          124.8           88.1
     -------------------------------------------------------------------------------------------------------
     Total Energy Delivery                           1,269.9           14.2        1,086.8          931.6
     Generation--affiliated                            313.6            3.5          285.2          263.2
     Aquila Energy                                   7,031.0           78.8        2,672.7        1,309.6
     International and other                           311.8            3.5          287.6          288.2
     -------------------------------------------------------------------------------------------------------
     TOTAL                                          $8,926.3          100.0%      $4,332.3       $2,792.6
     -------------------------------------------------------------------------------------------------------
     -------------------------------------------------------------------------------------------------------


                                                                    Year Ended December 31,
     In millions                                       1997                          1996           1995
     -------------------------------------------------------------------------------------------------------
     EARNINGS BEFORE INTEREST AND TAXES:
     Energy Delivery                                  $153.5           42.7%        $170.0         $153.6
     Generation (a)                                     71.8           20.0           79.3           35.3
     Aquila Energy                                      54.7           15.2           47.2           64.9
     International (b)                                  52.5           14.6           79.7           31.7
     Corporate and other                                26.6            7.5          (50.0)         (31.9)
     -------------------------------------------------------------------------------------------------------
     TOTAL                                            $359.1          100.0%        $326.2         $253.6
     -------------------------------------------------------------------------------------------------------
     -------------------------------------------------------------------------------------------------------

(a) THE GENERATION SEGMENT INCLUDES THE UTILCO GROUP PARTNERSHIP EQUITY INVESTMENTS THAT HAD EQUITY EARNINGS OF $29.6, $48.5 AND $19.6 MILLION IN 1997, 1996 AND 1995, RESPECTIVELY.

(b) THE INTERNATIONAL SEGMENT INCLUDES OPERATING ACTIVITIES IN AUSTRALIA, NEW ZEALAND, CANADA AND THE UNITED KINGDOM WHICH HAD TOTAL EQUITY EARNINGS OF $42.3, $60.1 AND $9.9 MILLION IN 1997, 1996 AND 1995, RESPECTIVELY.


                                                                    Year Ended December 31,
     In millions                                       1997                          1996           1995
     -------------------------------------------------------------------------------------------------------
     DEPRECIATION, DEPLETION AND AMORTIZATION:
     Energy Delivery                                  $ 68.7           53.0%        $ 66.8         $ 66.9
     Generation                                         16.2           12.5           16.4           18.1
     Aquila Energy                                      27.6           21.3           28.6           49.6
     International                                      11.0            8.5           12.5            7.1
     Corporate and other                                 6.1            4.7            1.1           17.9
     -------------------------------------------------------------------------------------------------------
     TOTAL                                            $129.6          100.0%        $125.4         $159.6
     -------------------------------------------------------------------------------------------------------
     -------------------------------------------------------------------------------------------------------

                                                                                December 31,
     In millions                                                     1997                          1996
     -------------------------------------------------------------------------------------------------------
     IDENTIFIABLE ASSETS:
     Energy Delivery                                               $1,806.7           35.3%      $1,814.7
     Generation                                                       503.0            9.8          482.1
     Aquila Energy                                                  2,067.7           40.4        1,698.9
     International                                                    789.0           15.4          848.3
     Corporate and other (a)                                          (52.9)           (.9)        (104.2)
     -------------------------------------------------------------------------------------------------------
     TOTAL                                                         $5,113.5          100.0%      $4,739.8
     -------------------------------------------------------------------------------------------------------
     -------------------------------------------------------------------------------------------------------

(a) INCLUDES APPROXIMATELY $130 MILLION OF SOLD ACCOUNTS RECEIVABLE THAT RELATE TO ENERGY DELIVERY AND GENERATION.

                                                                 YEAR ENDED DECEMBER 31,
     In millions                                        1997                     1996        1995
     ----------------------------------------------------------------------------------------------
     CAPITAL EXPENDITURES:
     Energy Delivery --
       Electric                                       $ 49.8        24.6%      $ 47.7     $  39.1
       Gas                                              59.2        29.2         48.5        39.9
     ----------------------------------------------------------------------------------------------
     Total Energy Delivery                             109.0        53.8         96.2        79.0
     ----------------------------------------------------------------------------------------------
     Generation                                          7.6         3.7         16.6        11.2
     Aquila Energy                                      28.4        14.0         26.4       144.0
     International                                      19.4         9.6         21.5        19.2
     Corporate and other                                38.2        18.9         70.5        46.8
     ----------------------------------------------------------------------------------------------
     TOTAL                                            $202.6       100.0%      $231.2      $300.2
     ----------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------

B. GEOGRAPHICAL INFORMATION

                                                                 YEAR ENDED DECEMBER 31,
     In millions                                        1997                     1996        1995
     ----------------------------------------------------------------------------------------------
     SALES:
     United States                                  $8,007.8        89.7%    $3,962.5    $2,505.0
     Canada (a)                                        704.4         7.9        180.9        89.2
     United Kingdom                                    214.1         2.4        188.9       198.4
     ----------------------------------------------------------------------------------------------
     TOTAL                                          $8,926.3       100.0%    $4,332.3    $2,792.6
     ----------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------

     ----------------------------------------------------------------------------------------------
     EARNINGS AVAILABLE FOR COMMON SHARES:
     United States                                    $105.2        86.3%     $  77.0       $68.4
     Canada (a)                                         10.8         8.9          9.5         8.2
     Australia (b)                                      11.3         9.3         14.1         2.9
     New Zealand (b)                                     1.9         1.6          2.4          .7
     United Kingdom                                     (7.4)       (6.1)          .7        (2.5)
     ----------------------------------------------------------------------------------------------
     TOTAL                                            $121.8       100.0%      $103.7       $77.7
     ----------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------

                                                                             DECEMBER 31,
     In millions                                                    1997                     1996
     ----------------------------------------------------------------------------------------------
     IDENTIFIABLE ASSETS:
     United States                                              $4,205.6         82.2%   $3,798.9
     Canada (a)                                                    376.4          7.4       351.5
     Australia (b)                                                 270.3          5.3       306.3
     New Zealand (b)                                               160.7          3.1       185.1
     United Kingdom                                                100.5          2.0        98.0
     ----------------------------------------------------------------------------------------------
     TOTAL                                                      $5,113.5        100.0%   $4,739.8
     ----------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------


(a) CANADIAN SALES, EARNINGS AVAILABLE FOR COMMON SHARES AND IDENTIFIABLE ASSETS INCLUDE AQUILA ENERGY'S CANADIAN OPERATIONS AND VARIOUS SMALL CANADIAN GAS MARKETING COMPANIES.

(b) EARNINGS AVAILABLE AND A MAJORITY OF THE IDENTIFIABLE ASSETS RELATE TO EQUITY INVESTMENTS.

     NOTE 16:  TERMINATED MERGER--KANSAS CITY POWER & LIGHT COMPANY (KCPL)


     On September 17, 1996, KCPL terminated the Amended and Restated Agreement and Plan of Merger (the Agreement) among KCPL, KC Merger Sub, Inc., the company and KC United Corp., which would have provided for the merger of the company and KCPL. Since KCPL's shareholders did not approve the merger under the terms of the Agreement, KCPL was required to pay the company
     $5.0 million. The company received this termination payment on September 19, 1996. In connection with the Agreement termination, the company expensed deferred merger costs of approximately $11.0 million (pretax), net of the termination fee payment.
       In February 1997, Western Resources Inc. and KCPL signed a definitive agreement to merge. As a result, KCPL paid the company a $53.0 million breakup fee which was recorded in the first quarter of 1997.


     NOTE 17:  QUARTERLY FINANCIAL DATA (UNAUDITED)


     Due to the timing of acquisitions, the effect of weather on sales, and other factors characteristic of utility operations and energy related businesses, financial results for interim periods are not necessarily indicative of trends for any 12-month period.


                                                                 1997 Quarters                            1996 Quarters
                                                   ---------------------------------------  ---------------------------------------
     In millions, except per share                    First    Second     Third    Fourth     First     Second     Third   Fourth
     ------------------------------------------------------------------------------------------------------------------------------
     Sales                                          $2,059.6  $1,550.1  $2,256.5  $3,060.1  $1,084.4    $765.0    $892.6  $1,590.3
     Gross profit                                      254.2     216.7     237.0     246.4     249.7     202.4     206.8     253.1
     Earnings before extraordinary item
        and cumulative effect of software
        accounting change                               57.9      20.3      24.9      31.0      37.3      26.3      14.1      28.1
     Net income                                         50.7      20.3      24.9      26.2      37.3      26.3      14.1      28.1
     ------------------------------------------------------------------------------------------------------------------------------
     Earnings per common share before
        extraordinary item and cumulative
        effect of software accounting change:
        Basic (a)(b)                                   $1.08      $.38      $.46      $.58      $.80      $.55      $.29      $.56
        Diluted (a)(b)                                  1.07       .38       .46       .58       .79       .55       .29       .56
     ------------------------------------------------------------------------------------------------------------------------------
     ------------------------------------------------------------------------------------------------------------------------------
     Cash dividend per common share                     $.44      $.44      $.44      $.44      $.44      $.44      $.44      $.44
     Market price per common share:
        High                                          $28.25    $29.38    $30.88    $39.06    $30.25    $29.13    $29.13    $27.25
        Low                                            25.50     25.75     29.00     30.13     28.25     25.75     26.50     26.38
     ------------------------------------------------------------------------------------------------------------------------------
     ------------------------------------------------------------------------------------------------------------------------------

(a)  RESTATED FOR ACCOUNTING CHANGE RELATED TO EARNINGS PER SHARE. SEE NOTE 1.

(b) THE SUM OF THE QUARTERLY EARNINGS PER SHARE AMOUNTS DIFFERS FROM THAT REFLECTED IN NOTE 1 DUE TO THE WEIGHTING OF COMMON SHARES OUTSTANDING DURING EACH OF THE RESPECTIVE PERIODS.

--------------------------------------------------------------------------------

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

       The Board of Directors participates in the financial information reporting process through its Audit Committee, which selects the independent accountants and reviews, along with management, the company's financial reporting and internal accounting controls, policies and practices.


     /s/ Richard C. Green, Jr.               /s/ James S. Brook

     Richard C. Green, Jr.                   James S. Brook
     Chairman of the Board                   Vice President, Controller
     and Chief Executive Officer             and Chief Accounting Officer


     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF UTILICORP UNITED INC.:

     We have audited the accompanying consolidated balance sheets of UtiliCorp United Inc. and subsidiaries at December 31, 1997 and 1996 and the related consolidated statements of income, common shareowners' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UtiliCorp United Inc. and subsidiaries at December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

       As explained in Note 4 to the consolidated financial statements, effective October 1, 1997, the company changed its method of accounting for internally developed software costs. As explained in Note 1 and Note 5 to the consolidated financial statements, effective January 1, 1995, the company changed its method of accounting for price risk management activities, and its method of assessing the impairment of long-lived assets, respectively.


     /s/ Arthur Andersen LLP

     Arthur Andersen LLP
     Kansas City, Missouri
     February 3, 1998