Form 10-K, Exhibit 13
period 1998-12-31
UTILICORP UNITED INC
filed 1999-03-26
CIK 66960

                                                                    Exhibit 13

FIRST MOVER

FINANCIAL REVIEW
--------------------------------------------------------------------------------
Consolidated Operations

This review of 1998 performance is organized by business segments, reflecting the way we manage our businesses. Each business unit leader is responsible for operating results expressed as earnings before interest and taxes (EBIT). Therefore each segment discussion focuses on the factors affecting EBIT.

      We make all decisions on finance, dividends and taxes at the corporate level. We discuss those topics separately on a consolidated basis. Our main financial performance objectives are: -


                                                                          1998
                                                        Objective        Result
-----------------------------------------------------------------------------
Earnings per share growth                                   8%            8.0%
Total 3-year return                                   Exceed peer
  to shareholders                                    group average*      45.1%
Dividend growth                                             2%            2.3%
--------------------------------------------------------------------------------

* We compare our total return to that of 12 top-tier competitors that are similar in terms of customers, employees and markets. In 1998 the peer group had an average 3-year return of 40.9%.


A summary of our normalized EBIT by business segment is shown below.

                                                                                          Long-Term
                                                                                            Future
Dollars in millions                           1998                    1997        1996    Growth Rate*
-----------------------------------------------------------------------------------------------------
Regulated Businesses                         $210.2        60.5%      $197.5     $206.3        2%
Aquila Energy:
  Aquila Gas Pipeline                          18.6         5.4         51.8       51.4        3%
  Aquila Marketing                             20.5         5.9         18.4       (4.2)      20%+
  Independent power projects                   32.2         9.2         27.7       22.1        4%
-----------------------------------------------------------------------------------------------------
Total Aquila Energy                            71.3        20.5         97.9       69.3       20%
-----------------------------------------------------------------------------------------------------
International:
  Australia                                    22.3         6.5         27.0       38.3
  Canada                                       22.0         6.3         26.2       27.7
  New Zealand                                  21.4         6.2          9.9       11.6
  United Kingdom                                6.2         1.8         (5.6)       2.1
-----------------------------------------------------------------------------------------------------
Total International                            71.9        20.8         57.5       79.7    6%-20%
-----------------------------------------------------------------------------------------------------
Corporate and other                            (6.2)       (1.8)       (13.8)     (39.0)
-----------------------------------------------------------------------------------------------------
Total Normalized EBIT                        $347.2       100.0%      $339.1     $316.3      6.5%
-----------------------------------------------------------------------------------------------------
Normalized Earnings Per Share--Diluted         $1.62                   $1.50      $1.39        8%
-----------------------------------------------------------------------------------------------------

*     Management estimate.

               Earnings Per Share Growth
98                                +8%........... 1.62
97                                +8%........... 1.50
96.............................................. 1.39
0               .50         1.00           1.50
-----------------------------------------------------
            DILUTED AND NORMALIZED--DOLLARS



Our goal is to grow earnings per share by 8% per year, which is significantly faster than the industry average. We set this goal in mid-1997 and have achieved it two years in a row.

                   CAPITAL EMPLOYED
98............................................ 3,406.5
97............................................ 2,885.6
96............................................ 3,031.4
0           1,000      2,000          3,000
-----------------------------------------------------
              DOLLARS IN MILLIONS

Capital employed represents the dollars invested in the business. Our capital employed increased more than $500 million in 1998 due to recent investments in New Zealand and additional working capital.

THE MAIN FACTORS SHAPING 1998 RESULTS

Comparison to 1997 Normalized Diluted Earnings Per Share

NEGATIVE FACTORS:                           POSITIVE FACTORS:
--------------------------------------------------------------------------------
Missouri rate case (a)         $(.12)       International growth (d)        $.17
Depressed natural gas liquids               Regulated Businesses (e)         .35
  prices and production (b)     (.23)       Aquila term business (f)         .05
Mild weather (c)                (.12)       Corporate and other              .02
--------------------------------------------------------------------------------
TOTAL NEGATIVE FACTORS         $(.47)       TOTAL POSITIVE FACTORS          $.59
--------------------------------------------------------------------------------
NET CHANGE FROM 1997                                                        $.12
--------------------------------------------------------------------------------


(a) In April 1998, we were ordered by the Missouri Public Service Commission to reduce rates by $22.7 million annually, or $16.3 million prorated in 1998.
(b) Natural gas liquids prices and production declined 26% and 32%, respectively.
(c) Winter temperatures as measured by heating degree-days were off 15%, partially offset by warmer summer temperatures.
(d)   Our International growth came from New Zealand and the United Kingdom.
(e) Off-system volume growth, customer additions and the weather recovery plan were all contributors.
(f) Aquila's term business came on strong, signing over 700 transactions in 1998.

NON-RECURRING ITEMS
      Our normalized earnings before interest and taxes (EBIT) for the three years ended December 31, 1998 were affected by several items that we expect will not have a continuing impact on UtiliCorp's financial position or results from operations. The table below summarizes the effect of non-recurring items on EBIT.

                                                                        Year Ended December 31,
                                                                        -----------------------
In millions                                                          1998        1997       1996
----------------------------------------------------------------------------------------------------
EBIT, as reported                                                    $351.4      $359.1       $326.2
Non-recurring items:
Merger termination fee (a)                                               --       (53.0)          --
Write-off of deferred merger costs, net (a)                              --          --         11.0
Gain on sales lease of a power project (b)                               --          --        (20.9)
Provision for asset impairments (c)                                    27.7        26.5           --
United Kingdom gas contract settlements and other reserves (d)         13.4         6.5           --
Australia initial public offering (e)                                 (45.3)         --           --
----------------------------------------------------------------------------------------------------
Normalized EBIT                                                      $347.2      $339.1       $316.3
----------------------------------------------------------------------------------------------------

(a) In 1997, we received $53.0 million from Kansas City Power & Light Company as a merger termination fee. In 1996, we expensed all previously deferred merger costs and recorded an $11.0 million charge against earnings.
(b) In 1996, we recorded a gain from a sales lease on a power project. The gain was partially offset by certain restructuring reserves related to changes in power project agreements. The result of these items increased EBIT $20.9 million.
(c) In 1998, we recorded a $27.7 million provision for impaired assets relating to certain retail gas marketing assets, termination of EnergyOne L.L.C., and the write-off of an independent power project. In 1997, we recorded a provision for impaired assets of $26.5 million related to certain technology and royalty assets.
(d) In 1998, we settled two above-market gas contracts at a net loss of $6.6 million. In addition, a judgement against us on a disputed gas supply contract requires us to record $6.8 million in interest related to the contract. In 1997, we recorded a $6.5 million reserve primarily for unfavorable gas supply contracts in the United Kingdom.
(e) In 1998, United Energy Limited (UEL) sold 42% of its common stock to the public in Australia. UtiliCorp recorded a $45.3 million gain from the sale.

      We use the term "normalized EBIT" to describe our recurring earnings before interest and taxes excluding non- recurring items. The term is not meant to replace actual EBIT or other performance measures used under generally accepted accounting principles.

REGULATED BUSINESSES

The following table summarizes the domestic Regulated Businesses for the three years ended December 31, 1998.

THREE-YEAR REVIEW--REGULATED BUSINESSES

                                                               Year Ended December 31,
                                                               -----------------------
Dollars in millions                                    1998             1997             1996
-----------------------------------------------------------------------------------------------
Sales:
  Electric                                            $616.6           $557.4           $519.3
  Gas                                                  622.5            767.4            727.9
  Other                                                233.7            258.7            124.8
-----------------------------------------------------------------------------------------------
Total sales                                          1,472.8          1,583.5          1,372.0
-----------------------------------------------------------------------------------------------
Cost of sales:
  Electric                                             235.0            199.1            179.1
  Gas                                                  365.4            493.2            455.2
  Other                                                199.1            223.0             84.5
-----------------------------------------------------------------------------------------------
Total cost of sales                                    799.5            915.3            718.8
Gross profit                                           673.3            668.2            653.2
-----------------------------------------------------------------------------------------------
Operating expenses:
  Other operating                                      256.6            282.4            275.9
  Maintenance                                           49.0             47.7             40.6
  Taxes, other than income taxes                        54.0             61.2             57.5
  Depreciation and amortization                        109.1             85.0             83.2
  Provision for asset impairments                        2.5               --               --
-----------------------------------------------------------------------------------------------
Total operating expenses                               471.2            476.3            457.2
-----------------------------------------------------------------------------------------------
Income from operations                                 202.1            191.9            196.0
Other income                                             5.6              5.6             10.3
-----------------------------------------------------------------------------------------------
Earnings before interest and taxes (EBIT)              207.7            197.5            206.3
-----------------------------------------------------------------------------------------------
Non-recurring items:
  Provision for asset impairments                        2.5               --               --
-----------------------------------------------------------------------------------------------
Normalized EBIT                                       $210.2           $197.5           $206.3
-----------------------------------------------------------------------------------------------
Normalized EBIT contribution to UtiliCorp               60.5%            58.2%            65.2%
-----------------------------------------------------------------------------------------------
Identifiable assets                                 $2,040.9         $2,101.9         $2,061.0
Electric sales and transportation (MWH 000's)         12,443           11,201            9,607
Gas sales and transportation (MCF 000's)             250,010          287,396          301,513
-----------------------------------------------------------------------------------------------
Electric customers                                   373,000          365,000          359,000
Gas customers                                        852,000          829,000          813,000
Appliance service customers                          171,000          170,000          169,000
-----------------------------------------------------------------------------------------------
Total customers                                    1,396,000        1,364,000        1,341,000
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------


         ELECTRIC SALES AND TRANSPORTAION
98............................................ 12,443
97............................................ 11,201
96............................................  9,607
0      3,000     6,000     9,000      12,000
-----------------------------------------------------
                        MWH 000s

Electric volumes increased due to additional customers and higher volumes sold outside our network area.



                 COST OF POWER GENERATED
UTILICORP..................................... 14.96
COMPETTITORS.................................. 17.78
0        0         5         10          15
-----------------------------------------------------
                   DOLLARS PER MWH

Our cost to generate power at our larger baseload plants (coal-fired plants with over 150 MW capacity) is 16% lower than costs at similar plants in the area owned by others.


            GAS SALES AND TRANSPORTATION
98............................................ 250,010
97............................................ 287,396
96............................................ 301,513
0      100,000         200,000      300,000
-----------------------------------------------------
                       MCF 000s

Gas volumes decreased 17% since 1996 due to warmer weather and lower demand for transportation services.

         [PHOTO]                                 [PHOTO]
As Senior Vice President, Energy         Heading up Aquila Energy's new
Delivery, Jim Miller oversees            leadership team are Chuck Dempster
UtiliCorp's electric and natural gas     (left), Chairman and Chief Executive
utility operations, which serve 1.2      Officer, and Ed Mills, President and
million customers in eight states.       Chief Operating Officer.


GROSS PROFIT

Gross profit from Regulated Businesses in 1998 was $5.1 million more than in 1997. This is due to a 2.6% increase in utility customers, higher customer usage and energy sales that together increased gross profit by $29.2 million. Partially offsetting this increase were the impact of mild weather, which reduced gross profit by $16.6 million, and the effects of a rate reduction in Missouri. The rate reduction became effective in April and reduced gross profit by $12.0 million. The Missouri rate order also increased depreciation expense by $4.3 million. Winter weather in 1998 was 15% warmer than normal.

Gross profit in 1997 increased $15.0 million compared to 1996. This was primarily due to customer growth and normal weather in 1997. In 1996, winter weather was 8% warmer than normal.

OPERATING EXPENSES

Operating expenses decreased $5.1 million in 1998 compared to 1997. To recover from the effects of mild winter weather in the first quarter, we began a cost reduction program that reduced expenses by $15.7 million. This savings was partially offset by higher transmission fees and payroll and benefit increases.

Operating expenses increased $19.1 million in 1997 compared to 1996. This reflects inflation, greater allocation of expenses from Corporate, and increases in property taxes and depreciation from utility plant additions.


         SALES: REGULATED BUSINESS--ELECTRIC
98............................................ 616.6
97............................................ 557.4
96............................................ 519.3
0          200            400         600
-----------------------------------------------------
               DOLLARS IN MILLIONS

In spite of mild weather and the Missouri electric rate decrease, Regulated Businesses increased its sales by 11% due to higher volumes sold outside its network area.

         SALES: REGULATED BUSINESS--GAS
98............................................ 622.5
97............................................ 767.4
96............................................ 727.9
0          200            400         600
-----------------------------------------------------
               DOLLARS IN MILLIONS


The mild weather hurt gas sales during the first and fourth quarters of 1998, causing a sharp decrease in sales for the year.



     EBIT (NORMALIZED): REGULATED BUSINESSES
98............................................ 210.2
97............................................ 197.5
96............................................ 206.3
0          50       100      150      200
-----------------------------------------------------
               DOLLARS IN MILLIONS


Normalized EBIT increased $12.7 million in 1998 due to strong growth in the number of customers and reduced expenses.




    CAPITAL EXPENDITURES: REGULATED BUSINESSES
98............................................ 101.8
97............................................ 116.6
96............................................ 112.8
0        25       50       75        100
-----------------------------------------------------
               DOLLARS IN MILLIONS

Capital expenditures are made primarily to expand the system to serve a growing number of customers, and for maintenance.

AQUILA ENERGY

THREE-YEAR REVIEW--AQUILA ENERGY

                                                                          Year Ended December 31,
                                                                          -----------------------
Dollars in millions                                                  1998           1997          1996
------------------------------------------------------------------------------------------------------
SALES:
  Energy marketing                                            $   9,692.7   $    6,017.1   $   1,882.4
  Aquila Gas Pipeline                                               892.9        1,013.9         790.3
------------------------------------------------------------------------------------------------------
TOTAL SALES                                                      10,585.6        7,031.0       2,672.7
------------------------------------------------------------------------------------------------------
COST OF SALES:
  Cost of energy marketing                                        9,569.3        5,909.0       1,822.6
  Aquila Gas Pipeline                                               811.9          894.6         664.1
------------------------------------------------------------------------------------------------------
Total cost of sales                                              10,381.2        6,803.6       2,486.7
------------------------------------------------------------------------------------------------------
Gross profit                                                        204.4          227.4         186.0
------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operating and maintenance                                         132.1          121.0         107.7
  Depreciation, depletion and amortization                           27.7           27.6          28.6
  Provision for asset impairments                                    17.2           15.5            --
------------------------------------------------------------------------------------------------------
Total operating expenses                                            177.0          164.1         136.3
------------------------------------------------------------------------------------------------------
Income from operations                                               27.4           63.3          49.7
Equity earnings in subsidiaries and partnerships                     34.5           30.5          48.6
Minority interest expense and other                                   7.8           11.4           8.1
------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)                            54.1           82.4          90.2
------------------------------------------------------------------------------------------------------
NON-RECURRING ITEMS:
  Provision for asset impairments                                    17.2           15.5            --
  Gain on sales lease of power project                                 --             --         (20.9)
------------------------------------------------------------------------------------------------------
NORMALIZED EBIT                                               $      71.3   $       97.9   $      69.3
------------------------------------------------------------------------------------------------------
NORMALIZED EBIT CONTRIBUTION TO UTILICORP                            20.5%          28.9%         21.9%
------------------------------------------------------------------------------------------------------
EBIT BY BUSINESS SUBUNIT:
  Energy marketing                                            $      20.5   $       18.4   $      (4.2)
  Aquila Gas Pipeline                                                18.6           51.8          51.4
  Independent power projects                                         32.2           27.7          22.1
------------------------------------------------------------------------------------------------------
TOTAL AQUILA ENERGY EBIT                                      $      71.3   $       97.9   $      69.3
------------------------------------------------------------------------------------------------------
Identifiable assets                                           $   2,290.9   $    2,275.5   $   1,900.1
Physical gas volumes marketed (billion cubic feet per day)            9.6            6.8           3.5
Gas throughput volumes(million cubic feet per day)                    475            483           493
Natural gas liquids--price per gallon                         $       .25   $        .34   $       .35
Natural gas liquids produced (thousand barrels per day)                25             37            41
Electricity marketing volumes (MWH 000's)                         121,194         65,258         6,495
------------------------------------------------------------------------------------------------------


               SALES: AQUILA ENERGY
98............................................ 10,585.6
97............................................  7,031.0
96............................................  2,672.7
0    2,000    4,000    6,000    8,000   10,000
-----------------------------------------------------
               DOLLARS IN MILLIONS

Annual sales have increased nearly 300% since 1996. This is due to rapid growth in volumes and execution of our energy merchant strategy.





               EBIT (NORMALIZED): AQUILA ENERGY
98............................................... 71.3
97............................................... 97.9
96............................................... 69.3
 0         20      40       60      80
-----------------------------------------------------
               DOLLARS IN MILLIONS


Normalized EBIT declined in 1998 due to a 26% decrease in prices for natural gas liquids (NGLs) and a 32% decrease in NGL volumes compared to 1997.


         CAPITAL EXPENDITURES: AQUILA ENERGY
98............................................... 33.8
97............................................... 28.4
96............................................... 26.4
 0      5    10      15       20    25    30
-----------------------------------------------------
               DOLLARS IN MILLIONS


Capital expenditures primarily relate to line extensions for new well connections on the Aquila Gas Pipeline gathering system.

GROSS PROFIT

Gross profit in 1998 declined $23.0 million compared to 1997. The decrease reflects a $38.3 million drop in gross profit from Aquila Gas Pipeline (AQP) that was partially offset by a $15.3 million increase from Energy Marketing. AQP's results in 1998 were lower due to a 26% decrease in NGL prices and a 32% decrease in NGL production. This combination reduced AQP's 1998 gross profit by $25 million. NGL prices are closely tied to crude oil prices, which declined significantly in 1998. As oil prices declined, drilling activity in the Austin Chalk region of Texas, AQP's main gathering area, was limited to deep gas wells which produce less liquid. NGL production also declined because AQP voluntarily bypassed certain volumes due to low prices. The NGL price declines were largely shared with producers as a majority of AQP's contracts are structured as percent of production. We do not expect NGL prices or production to improve in 1999.

     Gross profit from energy marketing increased 14% in 1998 compared to 1997, primarily due to the following:

     - Increased gross margin from electricity, partially offset by lower gas marketing margins.
     - An 86% increase in electricity marketing volumes as this market segment continued to expand.
     - A 131% increase in gross margin from longer-term contracts (generally those of more than a year).
     - Better results from commercial and industrial segments, achieved by increased focus on existing operations.

     In June 1998, the price of electricity varied widely as the market reacted to a power shortage caused by several power plant outages and low reserve margins. During June, electricity prices fluctuated between $30 and $7,500 per megawatt-hour. This caused many market participants to panic as they covered open short positions with high-priced electricity. In addition, some firms did not honor their contract obligations, causing others to replace the lost electricity with higher-priced supply. We did not incur net losses from June's unusual pricing patterns. Assessing credit and counterparty risk is a cornerstone principle of our risk management system of internal control. This is why our credit policy is administered by a function that is independent from trading and sales.

     Gross profit in 1997 increased $41.4 million or 22% compared to 1996. This was due to a 94% and 905% increase in gas and electricity marketing volumes which resulted in $26.2 million and $9.0 million, respectively, in additional margin. These volumetric increases reflect the impact of an aggressive expansion program.

     Gross profit from AQP decreased $6.9 million in 1997 compared to 1996. NGL production volumes declined because of leaner gas streams, lower NGL prices and reduced gas marketing results. In 1997, NGL production volumes were down 10% and prices were down 3% compared to 1996. The leaner gas streams were due to generally deeper drilling in the Austin Chalk area.

     Gross profit from small commercial and industrial gas marketing increased $13.1 million in 1997 over 1996 as these businesses were assimilated into Aquila from another business segment. The increase was due to the expansion of sales to industrial and commercial customers. In 1996, the retail business had fixed price sales contracts against variable purchase contracts when the price of natural gas escalated. Although the retail business improved in 1997, it still had a net EBIT loss of $5.1 million in 1997 compared to $13.1 million in 1996.

OPERATING EXPENSES

Operating expenses in 1998 were $11.2 million higher than in 1997, after normalizing for non-recurring items in both periods. Operating expenses increased primarily as a result of additional staffing needed to support the growth of the business.

     Operating expenses increased $12.3 million in 1997 compared to 1996, after normalizing for the provision for asset impairment. The increase reflects higher staffing costs to support Aquila's aggressive growth strategy and rapid increase in marketing volumes.

EQUITY IN EARNINGS

Equity in earnings increased $4.0 million in 1998 compared to 1997, primarily because we sold part of our ownership in an independent power project for a $3.6 million gain. Equity in earnings increased $2.8 million in 1997 compared to 1996, after normalizing for the gain on sales lease of $20.9 million. The increase was primarily due to innovative gas tolling and dispatch arrangements at one of the independent power projects and increased production from another project.


                  NGL PRICES PER GALLON
98............................................... 25
97............................................... 34
96............................................... 35
 0          10            20          30
-----------------------------------------------------
                        CENTS

Prices for natural gas liquids declined by 26% in 1998 compared to 1997. Each $.01 change in price represents approximately $1.3 million in EBIT. The outlook for 1999 is no better than 1998.

               EBIT FROM LONG-TERM DEALS
98............................................... 57%
97............................................... 20%
96............................................... 14%*
 0      10      20      30      40     50
-----------------------------------------------------
                       PERCENT

As Aquila's energy marketing business has expanded, total margins from longer term transactions have increased as a percentage of Aquila's total margins.

     *    Excludes retail EBIT.

INTERNATIONAL

The following table summarizes the company's International operations for the three years ended December 31, 1998.


THREE-YEAR REVIEW--INTERNATIONAL

                                                                 Year Ended December 31,
                                                                 -----------------------
Dollars in millions                                        1998              1997           1996
------------------------------------------------------------------------------------------------
SALES                                               $     504.1    $        305.2   $      284.4
------------------------------------------------------------------------------------------------
COST OF SALES                                             413.1             246.1          209.7
------------------------------------------------------------------------------------------------
Gross profit                                               91.0              59.1           74.7
------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Other operating                                          40.5              21.6           24.8
  Maintenance                                               4.2              10.0            9.0
  Taxes, other than income taxes                           12.1              11.3           12.2
  Depreciation and amortization                            13.0              11.0           12.5
------------------------------------------------------------------------------------------------
Total expense                                              69.8              53.9           58.5
------------------------------------------------------------------------------------------------
Income from operations                                     21.2               5.2           16.2
Equity earnings in subsidiaries and partnerships           88.5              42.3           60.1
Other income (expense)                                     (5.9)              5.0            3.4
------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)                 103.8              52.5           79.7
------------------------------------------------------------------------------------------------
NON-RECURRING ITEMS:
  Reserve for United Kingdom gas contracts                   --               5.0             --
  United Energy initial public offering                   (45.3)               --             --
  National Power interest charge                            6.8                --             --
  Midlands Gas contract settlement                          6.6                --             --
------------------------------------------------------------------------------------------------
NORMALIZED EBIT                                     $      71.9    $         57.5   $       79.7
------------------------------------------------------------------------------------------------
NORMALIZED EBIT CONTRIBUTION TO UTILICORP                  20.8%             17.0%          25.2%
------------------------------------------------------------------------------------------------
CUSTOMERS:
------------------------------------------------------------------------------------------------
  Australia                                             546,000           540,000        530,000
  Canada                                                132,000           131,000        129,000
  New Zealand (a)                                       468,000           282,000        276,000
  United Kingdom                                      1,011,000            97,000         48,000
------------------------------------------------------------------------------------------------
TOTAL CUSTOMERS                                       2,157,000         1,050,000        983,000
------------------------------------------------------------------------------------------------
Identifiable assets                                 $   1,437.0      $      789.0     $    848.3
------------------------------------------------------------------------------------------------

(a) Customer count for 1998 includes indirect customers from the TrustPower transaction that closed in January 1999.

SUMMARY

International normalized EBIT consists of operations and equity investments in the following countries for the three years ended December 31, 1998.

In millions            1998       1997        1996
--------------------------------------------------
Australia           $  22.3    $  27.0     $  38.3
Canada                 22.0       26.2        27.7
New Zealand            21.4        9.9        11.6
United Kingdom          6.2       (5.6)        2.1
--------------------------------------------------
TOTAL               $  71.9    $  57.5     $  79.7
--------------------------------------------------

The normalized EBIT by country is discussed below.

GROSS PROFIT

International gross profit increased $31.9 million in 1998 compared to 1997. This increase is primarily due to the consolidation of UnitedNetworks, beginning in October 1998, because of our increased level of ownership. Gross profit from UnitedNetworks was $23.8 million. Prior to October 1998, our New Zealand investments were accounted for under the equity method and shown in "Equity earnings in subsidiaries and partnerships." Gross profit from the United Kingdom (U.K.) increased $14.8 million in 1998 after adjusting for non-recurring items. This is due to an increase in trading and transportation margin resulting from the execution of our wholesale services strategy. Our indirect customers in the U.K. increased from 97,000 to more than 1 million in 1998. We bought out two above-market gas supply contracts in 1998 for $25.6 million. The contracts had hampered profitability in the 1998 first quarter and in 1997. A reserve we set up in advance covered $19.0 million of this amount.

     Gross profit from Canada was down $5.2 million in 1998 compared to 1997 due to milder winter weather and higher power costs.

     United Kingdom gross profit was $7.2 million lower in 1997 compared to 1996, after adjusting for non-recurring items. This mainly reflects two high-cost gas supply contracts that took effect in October 1996.

OPERATING EXPENSES

Operating expenses increased $15.9 million in 1998 compared to 1997. This was due to a $15.8 million increase from New Zealand related to the consolidation of UnitedNetworks in October 1998.

     Operating expenses in 1997 were $4.6 million lower than in 1996 due to higher currency values in most of our foreign markets in 1996 and higher expatriate expenses in 1996 due to initial relocation costs.

Initial Public Offering--United Energy Limited

In May 1998, United Energy Limited (UEL) sold 42% of its common stock to the public. As a result, we recorded a $45.3 million gain. Also, our ownership percentage in UEL reduced from 49.9% to 29%. Concurrent with UEL's stock offering, we bought an additional 5% in UEL from another company. Prior to the common stock sale, UEL repaid approximately $101 million in debt notes. The effect of this transaction reduced our ownership position, but was substantially offset by higher earnings at UEL as a result of lower interest costs and application of the $101 million to reduce our debt.

COMPETITION IN AUSTRALIA

The State of Victoria is deregulating its electricity market in stages. Currently, customers with yearly usage above 160 megawatt-hours (industrial and large commercial customers) can choose their retail electricity suppliers. After January 1, 2001, all UEL customers will be able to choose their retail electricity suppliers. A majority of UEL's gross margin comes from distribution line charges that would not be affected by this customer choice.

NEW ZEALAND ACQUISITIONS AND DISPOSITIONS

In 1998, through a series of transactions we gained control of Power New Zealand Limited (PNZ) through the purchase of an additional 48% interest. We bought the additional 48% for $245 million, bringing our total ownership interest in PNZ to 79%.

     As part of New Zealand's Electricity Industry Reform Act of 1998, electric companies were required to separate the ownership of their lines (distribution) and supply (generation and retail) businesses and choose to become either a lines company or a supply company. This requires selling any other piece of the business not in the chosen segment. PNZ decided to become a lines company and as a result, it has sold its retail business to TransAlta New Zealand Ltd. In addition, PNZ bought TransAlta's lines business, paying a net $238 million after the two transactions. PNZ also acquired a lines business from TrustPower for $261 million, effective January 1999. As part of the sale of PNZ's retail business, PNZ sold the Power New Zealand name to TransAlta. Our network business in New Zealand is now known as UnitedNetworks Limited. We expect that all of these transactions will increase the EBIT contribution from New Zealand by $55 million in 1999 compared to 1998.



                  SALES: INTERNATIONAL
98............................................... 504.1
97............................................... 305.2
96............................................... 284.4
 0        100       200    300    400     500
-----------------------------------------------------
                  DOLLARS IN MILLIONS


Sales in 1998 increased 65% over 1997 due to a sharp increase in customers in the U.K. and increased ownership in our New Zealand businesses.



           CAPITAL EXPENDITURES: INTERNATIONAL
98............................................... 20.0
97............................................... 19.4
96............................................... 21.5
 0          5        10        15       20
-----------------------------------------------------
                  DOLLARS IN MILLIONS


Capital expenditures primarily relate to the expansion of our Canadian electric system and construction of a gas storage facility in the U.K.


           EBIT (NORMALIZED): INTERNATIONAL
98............................................... 71.9
97............................................... 57.5
96............................................... 79.7
 0          20            40            60
-----------------------------------------------------
                  DOLLARS IN MILLIONS


Normalized EBIT increased by $14.4 million in 1998 due to strong growth in the U.K. and New Zealand as we executed our growth initiatives.

CORPORATE MATTERS

CORPORATE AND OTHER

The table below summarizes the corporate and other EBIT for the three years ended December 31, 1998. Corporate primarily contains the retained costs of the company that are not allocated to the business units and the net losses from the company's investment in EnergyOne, L.L.C.


In millions                      1998       1997       1996
------------------------------------------------------------
EBIT, as reported             $ (14.2)  $   26.6   $  (50.0)
------------------------------------------------------------
Merger termination                 --      (53.0)      11.0
Asset impairment provision        8.0       11.0         --
Other                              --        1.6         --
------------------------------------------------------------
Normalized EBIT               $  (6.2)  $  (13.8)  $  (39.0)
------------------------------------------------------------

     Corporate and other normalized EBIT increased by $7.6 million due to the elimination of losses from our EnergyOne partnership with PECO Energy Company. The partnership was terminated in April 1998. Corporate and other normalized EBIT improved by $25.2 million in 1997 compared to 1996 due to the elimination of certain corporate activities and transfer of capital costs associated with new information systems recorded at corporate, but allocated to business units.

COMPETITION

DOMESTIC UTILITY OPERATIONS. Our domestic utility businesses operate in a regulated environment despite various legislative efforts at the federal level. Industrial and large commercial customers largely have access to energy sources so some of the competitive pricing benefits have been transferred to these customers through open access tariffs relating to transmission lines and pipelines. Without federal legislation, competition at the retail level cannot form since the rules will be different in each state. As a result of our assessment of retail competition possibilities, we reduced most retail activities until the market more fully develops.

ACCOUNTING IMPLICATIONS. We currently record the economic effects of regulation in accordance with the provisions of Statement of Financial Accounting Standards No. 71 (SFAS No. 71), "Accounting for the Effects of Certain Types of Regulation," and accordingly our balance sheet reflects certain costs as regulatory assets. We expect that our rates will continue to be based on historical costs for the foreseeable future. If we discontinued applying SFAS No. 71, we would make adjustments to the carrying value of our regulatory assets. Total net regulatory assets at December 31, 1998 were $96.5 million.

ENERGY MARKETING. Our energy marketing businesses operate in a fully competitive environment that rewards participants on price, service and execution. Our energy marketing businesses compete for customers with some of the largest utility and energy companies in North America. The industry is premised on large volume sales with relatively low margins. Companies that operate in this industry must fully understand the price sensitivity and volatility of commodities. The public became more aware of some of the risks associated with this industry when a number of companies announced sudden losses resulting from the June price spike in electricity. We expect price volatility and we expect events like the June price spike to recur.

ENVIRONMENTAL MATTERS

We have been named a potentially responsible party (PRP) at three PCB disposal facilities. Our combined cleanup expenditures have been less than $1 million to date. We anticipate that future expenditures on these sites will not be significant.

     We also own or once operated 29 former manufactured gas plants which may require some form of environmental remediation. See Note 15 to the Consolidated Financial Statements for further discussion of this topic.

     In December 1996, the EPA published its final rule for nitrous oxide (NOx) emissions under the requirements of the Clean Air Act Amendments of 1990. The new NOx regulations will affect one of our power plants by requiring us to install additional emissions controls by January 1, 2000. In October 1998, the EPA published new air quality standards to further reduce the emission of NOx. These more strict standards will require us to install new equipment on our baseload coal units in Missouri that we estimate will cost $35 million. The ultimate cost is under debate and subject to change. The new standards as written are effective in May 2003.

YEAR 2000 ISSUES

Our computer systems as presently configured may not recognize the two-digit date of "00" as the year 2000. This could cause systems to shut down or malfunction. In order to address potential year 2000 issues, we established a Year 2000 Project Office to coordinate efforts in our operating units to ensure that computer systems and applications will function properly beyond 1999.

     Many of our information systems and related software are already year 2000-ready. We have installed a major new software system that includes financial, customer information (in certain locations) and support systems. We also expect to have our new customer information system fully installed by mid-1999. We expect these projects, known internally as "Project BTU," to replace at least 80% of potentially affected software. We began Project BTU in 1995 to update our internal support systems and position us to serve our customers better. Total expenditures for the new systems will be approximately $186.0 million. Of this amount, to date we have spent $143.9 million.

 We are also coordinating the identification and testing of remaining software, information technology devices, embedded technology systems, and services provided by third parties that may be affected by the year 2000. We completed the identification and testing phases in 1998 and will begin remediation in 1999. At this time, we do not have a contingency plan to address unforeseen issues, but we expect the Project Office to have one by mid-1999. We are currently preparing budgets and estimates of remediation costs for this portion of our year 2000 remediation of mission-critical systems. We expect the remediation of certain non-mission-critical systems to extend beyond 1999. We expect to spend approximately $2.3 million in total remediation costs outside of Project BTU.

     We are evaluating the impact of internal and external year 2000 issues on our operations to develop a model on which to base contingency planning. We are conducting internal evaluations and discussions with other utilities, as well as participating in industry-wide efforts being conducted by the North American Electric Reliability Council and the Gas Industry Standards Board, to prepare for this issue and ensure the company's efforts are in line with the rest of the industry.

     For complete system changeouts, we capitalize cost under guidelines described in Emerging Issues Task Force (EITF) 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation." For programming fixes on existing systems, we record these costs as maintenance expense.

MARKET RISK--TRADING

     We are exposed to market risk, including changes in commodity prices, interest rates and currency exchange rates. To manage the volatility relating to these exposures, we enter into various derivative transactions in accordance with our policy approved by the Board of Directors. We routinely enter into financial instrument contracts to position the portfolio. Our trading portfolios consist of physical and financial natural gas, electricity, coal and interest rate contracts. These contracts take many forms including futures, forwards, swaps and options.

     We measure the risk in our trading portfolio using value-at-risk methodologies, to simulate forward price curves in the energy markets and estimate the size of future potential losses. The quantification of market risk using value-at-risk methodologies provides a consistent measure of risk across diverse energy markets and products. The use of this method requires a number of key assumptions, such as:

     -    Selection of a confidence level (we use 95%).

     -    Estimated holding period (we use three days).

     - Use of historical estimates of volatility and correlation with recent activity more heavily weighted.

     At December 31, 1998, our value at risk was:

In millions
------------------------------------
Electricity                     $ .7
Natural gas                      2.2
------------------------------------


     The average value at risk for all commodities during 1998 was $3.8 million.

     We also use additional risk control mechanisms such as stress testing, daily loss limits and commodity position limits, as well as daily monitoring of the trading activities by an independent function.

     Although interest and foreign currency risks are monitored within the commodity portfolios and value-at-risk calculation, separate portfolios for interest and foreign currency risks do not exist. The value of our commodity portfolios are impacted by interest rates as the portfolio is valued using an estimated interest discount factor to December 31, 1998. We often sell Canadian sourced natural gas into the U.S. markets accepting U.S. dollars from customers, but paying Canadian dollars to suppliers. This exposes our portfolio to currency risk. We currently do not hedge this exposure.

     The table below shows the expected cash flows associated with the interest rate financial instruments at December 31, 1998.

----------------------------------------------------------------------------------
Dollars in millions     1999    2000    2001    2002    2003    Thereafter   Total
----------------------------------------------------------------------------------
Variable to fixed rate   $ 1.6     --     --      --        --        --      $ 1.6
Average rate paid         5.28%    --     --      --        --        --
Average rate received     5.36%    --     --      --        --        --
Fixed to variable rate      --     --  $(3.6)     --     $(1.2)    $(1.1)    $(5.9)
Average rate paid           --     --   7.36%     --      6.80%     6.71%
Average rate received       --     --   3.81%     --      4.46%     5.64%

MARKET RISK--NON-TRADING

     We are also exposed to commodity price changes outside of price risk management activities. The following table summarizes these exposures on an EBIT basis.

                               Commodity         EBIT
                              Price Change     Impact (a)
----------------------------------------------------------
NGL price per gallon            +/- $.01      $1.3 million
Natural gas price per MCF       +/- $.10        .3 million
United Kingdom natural
  gas prices                    +/- $.01       1.3 million
----------------------------------------------------------

(a) Assumes the price change occurs for an entire year. For the U.K., the price change assumes that it occurs over the entire forward contract period.

CURRENCY RATE EXPOSURE

     We do not currently hedge our net investment in foreign operations. As a result, the foreign denominated assets and liabilities fluctuate in value. Historically, our net exposure to changes in foreign currency has been limited as the company's foreign investments were financed through foreign debt.

     The table below summarizes the average value of foreign currencies used to value sales and expenses along with the related sensitivity.

                          EBIT  Impact     Unit Value in U.S. Dollars
                        of 10% change (a)  --------------------------
                                             1998    1997      1996
---------------------------------------------------------------------
Australian dollar        + $2.2 million     $ .63   $ .74     $ .78
Canadian dollar          +  2.2 million       .67     .72       .73
New Zealand dollar       +  2.1 million       .54     .66       .69
British pound            +   .6 million      1.66    1.65      1.53
---------------------------------------------------------------------
Total                    + $7.1 million
---------------------------------------------------------------------

(a) Assuming a 10% change in local currency value relative to the U.S. dollar if the change occurred uniformly over the entire year, based on 1998 financial results.

INTEREST RATE EXPOSURE

     We have approximately $446.5 million of variable rate debt as of December 31, 1998. A 100-basis-point change in each debt's benchmark rate would affect net income by approximately $2.7 million. We hedged approximately $316 million of variable debt with fixed rate financial instruments.

LIQUIDITY AND CAPITAL RESOURCES

     Our cash requirements arise primarily from continued growth, electric and gas utility construction programs, non-regulated investment opportunities and Aquila Energy's working capital requirements. Our ability to attract the necessary financial capital at reasonable terms is critical to our overall plan. Historically, we have financed acquisitions and investments initially with short-term debt and subsequently funded them with an appropriate mix of common equity and long-term debt securities, depending on prevailing market conditions.

     A primary source of short-term cash has been bank loans which aggregated $235.6 million, $113.8 million and $202.0 million at December 31, 1998, 1997 and 1996, respectively. We can also issue up to $150 million of commercial paper supported by a $250 million committed revolving credit agreement. The credit agreement expires in December 2000 and allows for the issuance of notes at interest rates based on various money market rates. We had no commercial paper borrowings at December 31, 1998 and 1997.

     To maintain flexibility in our capital structure and to take advantage of favorable short-term rates, we sell our accounts receivable under two programs to fund a portion of our short-term cash requirements. The level of funding available from these programs is limited to $280 million and the amount fluctuates seasonally. We had sold approximately $248 million under these programs at December 31, 1998. These programs were fully utilized at December 31, 1997 and 1996.

     In 1998, certain customers prepaid $185.2 million for future gas supplies. We used this cash to reduce short-term debt. In the future we will incur short-term debt to buy gas over the contract period.

     In 1998 we sold 12.98 million shares of our common stock at $23.41 per share, net of underwriting costs. The $304 million in net proceeds was used to reduce domestic short-term debt and accounts receivable sales programs. Our capital structure consisted of the following components at December 31, 1998 and 1997.

                                    1998      1997
---------------------------------------------------
Common stock equity                 42.5%     40.3%
Monthly income preferred stocks      2.9       3.5
Short-term debt                      6.9       3.9
Long-term debt                      47.7      52.3
---------------------------------------------------
Total Capitalization               100.0%    100.0%
---------------------------------------------------

     We have approximately 2.2 million treasury shares as of December 31, 1998, that we expect to issue to our stock plans in 1999. Our dividend payout ratio was 73% in 1998 (annualized dividends of $1.20 divided by basic EPS of $1.65). We expect our EPS growth to be approximately four times our dividend growth. This should reduce our payout ratio to about 50-60% over the next five years. The combination of higher earnings growth compared to dividends and the expected reissue of treasury stock will increase the equity component in our capital structure in the future.

CASH REQUIREMENTS

Future cash requirements include utility plant additions, required redemptions of long-term securities, and acquisition opportunities. We estimate expenditures over the next three years for these activities, excluding acquisitions, will be as follows:

                              Actual   Future Cash Requirements
                              ------   ------------------------
In millions                    1998     1999     2000     2001
---------------------------------------------------------------
Regulated Businesses          $101.8   $118.0   $113.0   $115.0
Aquila Energy                   33.8     25.0    130.0    161.0
International                   20.0     32.0     31.0     27.0
Maturing long-term debt        216.4    248.8    164.5     44.4
Other                           48.7     55.0     42.0     23.0
---------------------------------------------------------------
Total                         $420.7   $478.8   $480.5   $370.4
---------------------------------------------------------------

     Aquila Energy plans to build a 500-megawatt combined cycle generation plant, initially to serve the capacity needs of our Regulated Businesses beginning in June 2001. The new plant is expected to cost approximately $241 million.

     We expect to refinance our maturing debt issues in 1999 and will consider refinancing or restructuring certain higher coupon debt in 1999 if market conditions warrant. We believe that our available cash resources from both operating cash flows and borrowing capacity will be adequate to meet our anticipated future cash requirements.

SIGNIFICANT BALANCE SHEET MOVEMENTS

Total assets increased $878 million in 1998 compared to 1997. This increase is primarily due to the following:

     - We invested approximately $609.7 million in New Zealand in 1998 to obtain control of UnitedNetworks, at the time transitioning to become a lines business, and to acquire an additional lines business. The increase also reflects the buyout of a partner in Australia.

     - Assets of the company reflect UnitedNetworks on a consolidated basis for 1998, versus as an equity investment in 1997.

     - We purchased 47 Bcf of gas held in storage at December 31, 1998 that will be used in Aquila's gas marketing business.

     - Price risk management assets (current and long-term) increased $105.6 million, reflecting the expansion of Aquila's business in 1998.

     Total liabilities increased in 1998 by $595.3 million and common shareowners' equity increased by $282.7 million in 1998 due to the following:

     - Long-term debt increased by $116.4 million in 1998 due primarily to the acquisition activity in New Zealand, partially offset by maturing debt and the application of $101 million against debt that we received from UEL.

     - Short-term debt increased $121.8 million in 1998 due to the acquisition activity in New Zealand.

     - Minority interests increased by $92.6 million in 1998 due to New Zealand acquisition activity.

     - Price risk management liabilities increased $206.4 million, reflecting the expansion of Aquila's business in 1998.

     - Common shareowners' equity increased by $282.7 million due to the sale of 12.98 million common shares, partially offset by treasury shares held.

AQUILA GAS PIPELINE BUYOUT PROPOSAL

In November 1998, we made a proposal to acquire the 18% of AQP's common stock we do not already own for $8.00 per share. An independent committee of AQP'S Board of Directors is evaluating the proposal.

NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 established accounting and reporting standards for derivative instruments and hedging activities requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that the company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 must be adopted for fiscal years beginning after June 15, 1999.

     SFAS 133 will impact our hedging activities at Aquila Energy and Aquila Gas Pipeline, corporate treasury activities, foreign subsidiary trading activities, and power trading contracts. We have not quantified this impact.

     In 1998 the Emerging Issues Task Force (EITF) agreed to require companies to mark to market their energy trading activities beginning in 1999. We already use the mark-to-market method of accounting for domestic trading activities. However, we engage in certain trading activities internationally for which we do not use mark-to-market accounting. We are evaluating the impact this will have on our financial results. At this time we cannot estimate that impact.

WE'VE GOT LIFE'S LITTLE
EMERGENCIES COVERED.


        [GRAPHIC]



           Appliances
       Plumbing & Electrical
        Heating & Cooling

For more information call 888-4-Blondie
       www.serviceone.com

     A UtiliCorp United Company

EFFECTS OF INFLATION

In the next few years, the company anticipates that the level of inflation, if moderate, will not have a significant effect on operations or acquisition activity.

FORWARD-LOOKING INFORMATION

This report contains forward-looking information. Such statements involve risks and uncertainties and there are certain important factors that could cause actual results to differ materially from those anticipated. Some of the important factors which could cause actual results to differ materially from those anticipated include:

     - Weather, which can affect results significantly to the extent that temperatures differ from normal. Both our utility and energy merchant businesses are weather-sensitive.

     - The timing and extent of changes in energy commodity prices and interest rates.

     -    The pace and degree of regulatory changes in the U.S. and abroad.

     - NGL prices and volumes, which are particularly volatile and difficult to predict.

     -    The pace of well connections to our gathering system.

     - The value of the U.S. dollar relative to the British pound, Canadian dollar, Australian dollar and New Zealand dollar.

     - The continued expansion of the electric power markets and development of liquid term markets.

     -    Pending rate proceedings.


         CASH FROM OPERATIONS
98............................................ 276.8
97............................................ 349.0
96............................................ 262.8
0          100            200         300
-----------------------------------------------------
               DOLLARS IN MILLIONS


Cash from operations funds our normal capital expenditures and our dividend requirements.

         UTILITY PLANT ADDITIONS
98............................................ 121.8
97............................................ 133.2
96............................................ 134.3
0       25     50      75     100    125
-----------------------------------------------------
               DOLLARS IN MILLIONS


Total utility plant additions have remained relatively constant since 1996. Our capital expenditures have been made to serve new customers and to replace utility plant.

A UtiliCorp United Company

CONSOLIDATED STATEMENTS OF INCOME

                                                                                 Year Ended December 31,
                                                                        -----------------------------------------
In millions except per share                                                1998            1997          1996
-----------------------------------------------------------------------------------------------------------------
SALES                                                                   $ 12,563.4      $  8,926.3     $  4,332.3
Cost of sales                                                             11,596.0         7,972.0        3,420.3
-----------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                                 967.4           954.3          912.0
-----------------------------------------------------------------------------------------------------------------
Operating, administrative and maintenance expense                            548.9           554.9          549.8
Depreciation, depletion, and amortization                                    150.0           129.6          125.4
Provision for asset impairments                                               27.7            26.5             --
Write-off of deferred merger costs, net of termination fee received             --              --           11.0
-----------------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                                                       240.8           243.3          225.8
-----------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
    Equity in earnings of investments and partnerships                       125.1            68.8          108.7
    Minority interests                                                        (5.6)           (6.5)          (8.0)
    Merger termination fee                                                      --            53.0             --
    Other income (expense)                                                    (8.9)             .5            (.3)
-----------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME                                                           110.6           115.8          100.4
-----------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES                                           351.4           359.1          326.2
-----------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
    Interest expense long-term debt                                          111.4           115.5          118.0
    Interest expense short-term debt                                          12.3            10.9           12.8
    Minority interest in income of partnership                                 8.9             8.9            8.9
-----------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                                       132.6           135.3          139.7
-----------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                                                 218.8           223.8          186.5
Income taxes                                                                  86.6            89.7           80.7
-----------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF SOFTWARE ACCOUNTING CHANGE                                       132.2           134.1          105.8
-----------------------------------------------------------------------------------------------------------------
Loss on retirement of debt (net of income tax of $4.5)                           --            7.2             --
Cumulative effect of software accounting
  change (net of income tax of $3.2)                                             --            4.8             --
-----------------------------------------------------------------------------------------------------------------
Net income                                                                   132.2           122.1          105.8
Preference dividends                                                            --              .3            2.1
-----------------------------------------------------------------------------------------------------------------
EARNINGS AVAILABLE FOR COMMON SHARES                                    $    132.2      $    121.8     $    103.7
-----------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
    Basic                                                                    80.07           80.42          70.81
    Diluted                                                                  81.18           81.00          71.29
-----------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
    Basic                                                               $     1.65      $     1.51     $     1.46
    Diluted                                                                   1.63            1.51           1.46
-----------------------------------------------------------------------------------------------------------------

ALL SHARE AND PER SHARE AMOUNTS HAVE BEEN RESTATED FOR THE 3-FOR-2 STOCK SPLIT.

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     [GRAPHIC]

         SALES GROWTH -- AQUILA AND TOTAL
   Aguila..................................... 10.6
98 Total...................................... 12.6

   Aguila.....................................  7.0
97 Total......................................  8.9

   Aguila.....................................  2.7
96 Total......................................  4.3
0              4            8           12
---------------------------------------------------
               DOLLARS IN BILLIONS

Annual sales have increased by $8.3 billion or 190% since 1996, primarily due to rapid growth at Aquila Energy.

CONSOLIDATED BALANCE SHEETS

                                                                                    Year Ended December 31,
                                                                                  -------------------------
Dollars in millions                                                                   1998         1997
-----------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                                     $    120.5   $     89.5
    Funds on deposit                                                                    13.4         31.5
    Accounts receivable, net                                                         1,137.5      1,165.1
    Inventories and supplies                                                           235.1        111.6
    Price risk management assets                                                       173.1        121.5
    Prepayments and other                                                               85.8         95.2
-----------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                 1,765.4      1,614.4
-----------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                                   3,313.9      2,480.3
Investments in subsidiaries and partnerships                                           519.8        691.2
Price risk management assets                                                           215.5        161.5
Deferred charges                                                                       176.9        166.1
-----------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                      $  5,991.5   $  5,113.5
-----------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREOWNERS' EQUITY
CURRENT LIABILITIES:
    Current maturities of long-term debt                                          $    248.8   $    149.6
    Short-term debt                                                                    235.6        113.8
    Accounts payable                                                                 1,275.9      1,356.3
    Accrued liabilities                                                                 50.6         13.8
    Price risk management liabilities                                                  192.2        123.7
    Other                                                                               89.6         52.7
-----------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                            2,092.7      1,809.9
-----------------------------------------------------------------------------------------------------------
LONG-TERM LIABILITIES:
    Long-term debt, net                                                              1,375.8      1,358.6
    Deferred income taxes and credits                                                  429.5        362.7
    Price risk management liabilities                                                  308.4        170.5
    Minority interests                                                                 151.6         59.0
    Other deferred credits                                                              87.2         89.2
-----------------------------------------------------------------------------------------------------------
TOTAL LONG-TERM LIABILITIES                                                          2,352.5      2,040.0
-----------------------------------------------------------------------------------------------------------
Company-obligated mandatorily redeemable
    preferred securities of partnership                                                100.0        100.0
Common shareowners' equity                                                            1,446.3      1,163.6
Commitments and contingencies
-----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY                                          $  5,991.5   $  5,113.5
-----------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

          FOREIGN ASSETS AT YEAR END
98........................................... 1,655.0
97...........................................   907.9
96...........................................   940.9
95...........................................   712.1
94...........................................   295.4
 0         500        1,000         1,500
-----------------------------------------------------
              DOLLARS IN MILLIONS

International asset growth in 1998 primarily reflects acquisitions in New Zealand. We invested an additional $261 million there in January 1999.


                  EQUITY RATIO
98........................................... 42.5%
97........................................... 40.3%
96........................................... 38.2%
 0       10       20       30       40
-----------------------------------------------------
                     PERCENT


Our equity ratio improved in 1998 due to the common stock offering in December 1998. We expect our equity ratio to be about 40% in 1999.

CONSOLIDATED STATEMENTS OF COMMON SHAREOWNER'S EQUITY

                                                                                    Year Ended December 31,
                                                                            --------------------------------------
  Dollars in millions except per share                                          1998        1997          1996
------------------------------------------------------------------------------------------------------------------
COMMON STOCK: authorized 200,000,000 shares, par value $1 per share, 93,574,853 shares outstanding (80,630,700 at December 31,
    1997 and 79,940,468 at December 31, 1996); authorized 20,000,000 shares of Class A common stock, par value $1 per share, none issued
    Balance beginning of year                                               $     80.6    $     79.9    $     69.0
    Issuance of common stock                                                      13.0            .7          10.9
------------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                               93.6          80.6          79.9
------------------------------------------------------------------------------------------------------------------
PREMIUM ON CAPITAL STOCK:
    Balance beginning of year                                                    972.3         965.1         777.6
    Issuance of common stock                                                     290.7           7.2         187.5
    Other                                                                         (9.5)           --            --
------------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                            1,253.5         972.3         965.1
------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
    Balance beginning of year                                                    152.8         125.3         106.2
    Net income                                                                   132.2         122.1         105.8
    Dividends on preference stock                                                   --           (.3)         (2.1)
    Dividends on common stock, $1.20 per share in 1998,
      $1.17 in 1997, and $1.17 in 1996                                           (95.0)        (94.3)        (84.6)
------------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                              190.0         152.8         125.3
------------------------------------------------------------------------------------------------------------------
Treasury stock, at cost (2,159,330 shares at December 31, 1998,
    352,613 shares at December 31, 1997 and 343,211 shares at
    December 31, 1996)                                                           (53.2)        (10.8)         (6.4)
Currency translation adjustment                                                  (37.6)        (31.3)         (5.9)
------------------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREOWNERS' EQUITY                                            $  1,446.3    $  1,163.6    $  1,158.0
------------------------------------------------------------------------------------------------------------------

ALL SHARE AND PER SHARE AMOUNTS HAVE BEEN RESTATED FOR THE 3-FOR-2 STOCK SPLIT.

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                 Year Ended December 31,
                                                                            --------------------------------
Dollars in millions                                                          1998         1997         1996
------------------------------------------------------------------------------------------------------------
Net income                                                                 $ 132.2      $ 122.1      $ 105.8
Unrealized translation adjustments                                            (6.3)       (25.4)          .5
------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                                       $ 125.9      $  96.7      $ 106.3
------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   Year Ended December 31,
                                                                                ------------------------------
Dollars in millions                                                              1998        1997       1996
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                  $132.2      $122.1      $105.8
    Adjustments to reconcile net income to net cash provided:
        Depreciation, depletion and amortization                                 150.0       129.6       125.4
        Provision for asset impairments                                           27.7        26.5          --
        Net changes in price risk management assets and liabilities              100.8        84.3       (33.7)
        Deferred taxes and investment tax credits                                 61.7        49.0        34.5
        Equity in earnings from investments and partnerships                    (125.1)      (68.8)     (108.7)
        Dividends from investments and partnerships                               48.9        36.0        42.7
        Minority interests                                                         5.6         6.5         8.0
        Write-off of deferred merger costs, net of termination fee received         --          --        11.0
        Loss on retirement of debt, net                                             --         7.2          --
        Cumulative effect of software accounting change, net                        --         4.8          --
        Changes in certain assets and liabilities, net of effects
            of acquisitions and restructuring
            Accounts receivable, net                                              64.7      (385.6)     (506.2)
            Accounts receivable sold                                             (32.0)       50.0        61.6
            Inventories and supplies                                            (100.5)        (.7)        1.6
            Prepayments and other                                                (13.6)      (27.4)      (14.8)
            Accounts payable                                                    (101.9)      408.5       513.5
            Accrued liabilities, net                                              36.8       (28.5)       15.2
            Other                                                                 21.5       (64.5)        6.9
--------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM OPERATING ACTIVITIES                                          276.8       349.0       262.8
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to utility plant                                                  (121.8)     (133.2)     (134.3)
    Purchase of utility and other business                                          --          --      (138.1)
    Investments in international businesses                                     (520.0)       (2.8)      (42.3)
    Redemption of investment in debt securities                                  101.1          --          --
    Investments in energy related properties                                     (33.8)      (28.4)      (26.4)
    Other                                                                          (.6)      (38.2)      (70.5)
--------------------------------------------------------------------------------------------------------------
CASH USED FOR INVESTING ACTIVITIES                                              (575.1)     (202.6)     (411.6)
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance of common stock                                                     303.7         7.9       198.4
    Retirement of preference stock                                                  --       (25.0)         --
    Treasury stock acquired                                                      (42.3)       (4.4)       (6.4)
    Issuance of long-term debt                                                   267.0       169.0       129.7
    Retirement of long-term debt                                                (216.4)     (108.7)      (22.2)
    Short-term borrowings (repayments), net                                      121.8      (138.2)      (37.6)
    Cash dividends paid                                                          (95.0)      (94.6)      (86.7)
    Other                                                                         (9.5)         --          --
--------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED FOR)FINANCING ACTIVITIES                                329.3      (194.0)      175.2
--------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                                  31.0       (47.6)       26.4
Cash and cash equivalents at beginning of year                                    89.5       137.1       110.7
--------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $120.5      $ 89.5      $137.1
--------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTE 1:

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

UtiliCorp United Inc. is an international energy and energy solutions provider headquartered in Kansas City, Missouri. We operate lines of business in the following financial reporting segments: Regulated Businesses and Aquila Energy (Aquila). Through locally based managements we operate our international businesses as stand-alone companies or investments. Together these comprise the International segment.

     The main activity of Regulated Businesses is operating domestic utilities that distribute and transmit electricity and natural gas. Our generation facilities produce electricity in the U.S., primarily for our own distribution system. We sell the rest of the output outside our service areas. We also provide appliance maintenance and repair and market natural gas. Aquila markets wholesale energy, gathers, transports and processes natural gas and gas liquids, and holds interests in independent power projects. Aquila Energy Corporation is a wholly-owned subsidiary of UtiliCorp. Aquila Gas Pipeline Corporation (AGP), 82%-owned by Aquila, operates the gas gathering and processing businesses, located in Texas and Oklahoma.

     Our utilities are in eight states, one Canadian province and New Zealand. We market natural gas and electricity throughout the U.S. and in parts of Canada, and market natural gas in the United Kingdom (U.K.). We also have various investments in Australia and Jamaica.

USE OF ESTIMATES

We prepared these financial statements in conformity with generally accepted accounting principles and made certain estimates and assumptions that affect the reported amounts of assets and liabilities. Our estimates and assumptions affect the disclosure of contingent assets and liabilities in this report and reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates. Our accounting policies conform to generally accepted accounting principles.

PRINCIPLES OF CONSOLIDATION

Our consolidated financial statements include all of UtiliCorps operating divisions and majority-owned subsidiaries. We use equity accounting for investments of which we own between 20% and 50%. We eliminate any significant inter-company accounts and transactions.

PROPERTY, PLANT AND EQUIPMENT

We show property, plant and equipment at cost. We expense repair and maintenance costs as incurred. Depreciation is provided on a straight-line basis over the estimated lives for utility plant by applying composite average annual rates. These range from 2.1% to 4.2%, as approved by regulatory authorities. When property is replaced, removed or abandoned, its cost, together with the costs of removal less salvage, is charged to accumulated depreciation. We depreciate gathering, processing and other energy related property using a composite average annual rate of 4.0%. We depreciate remaining non-regulated property, plant and equipment on a straight-line basis over their estimated lives, ranging from three to 50 years.

SALES RECOGNITION

We recognize sales as products and services are delivered, except for trading and energy marketing activities. These are discussed below.

     For North American trading and energy marketing activities, we use the mark-to-market method of accounting. Under that method, trading and energy marketing activities are recorded at fair value, net of future servicing costs and reserves. When the portfolio's market value changes (primarily due to newly originated transactions and the effect of price changes) the change is recognized as gains or losses in the period of change within the sales caption. We record the resulting unrealized gains and losses as price risk management assets and liabilities.

INCOME TAXES

Our financial statements use the liability method to reflect income taxes. To estimate deferred tax assets and liabilities we apply current tax regulations at the end of a reporting period to the cumulative temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. We amortize deferred investment tax credits over the lives of the related properties.

CASH EQUIVALENTS AND CASH FLOW INFORMATION
Cash includes cash in banks and temporary investments with an original maturity of three months or less. As of December 31, 1998, 1997 and 1996, our cash held in foreign countries was $41.7 million, $74.5 million and $86.7 million, respectively.

     Cash payments for interest, taxes and supplemental disclosures relating to acquisition activities are presented below:

In millions                                  1998        1997        1996
---------------------------------------------------------------------------
Cash paid during the year for:
  Interest, net of  amount capitalized      $132.4      $131.4      $132.1
  Income taxes                                50.1        61.9        49.1
---------------------------------------------------------------------------
Liabilities assumed in  acquisitions:
Fair value of assets acquired               $609.7      $   --      $  7.0
Cash paid for acquisitions                   520.0          --          --
Liabilities assumed                           89.7          --         7.0
---------------------------------------------------------------------------

EARNINGS PER COMMON SHARE*

The table below shows how we calculated diluted earnings per share and diluted shares outstanding. Basic earnings per share and basic weighted average shares are the starting point in calculating the dilutive measures. To calculate basic earnings per share, divide earnings available into weighted average shares without adjusting for dilutive items.

In millions except per share                                                     1998         1997        1996
---------------------------------------------------------------------------------------------------------------
Earnings available for common shares                                           $ 132.2      $ 121.8     $ 103.7
Convertible bonds                                                                   .2           .3          .3
---------------------------------------------------------------------------------------------------------------
Earnings available for common shares after assumed
  conversion of dilutive securities                                            $ 132.4      $ 122.1     $ 104.0
---------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
  BASIC--
    Earnings before extraordinary item and cumulative
      effect of software accounting change                                     $  1.65      $  1.66     $  1.46
    Loss on retirement of debt                                                      --         (.09)         --
    Cumulative effect of software accounting change                                 --         (.06)         --
---------------------------------------------------------------------------------------------------------------
  BASIC EARNINGS PER SHARE                                                     $  1.65      $  1.51     $  1.46
---------------------------------------------------------------------------------------------------------------
  DILUTED
    Earnings before extraordinary item and cumulative
      effect of software accounting change                                     $  1.63      $  1.66     $  1.46
    Loss on retirement of debt                                                      --         (.09)         --
    Cumulative effect of software accounting change                                 --         (.06)         --
---------------------------------------------------------------------------------------------------------------
  DILUTED EARNINGS PER SHARE                                                   $  1.63      $  1.51     $  1.46
---------------------------------------------------------------------------------------------------------------
Weighted average number of common shares used in
  basic earnings per share                                                       80.07        80.42       70.81
Per share effect of dilutive securities:
  Stock options                                                                    .77          .18          --
  Convertible bonds                                                                .34          .40         .48
---------------------------------------------------------------------------------------------------------------
Weighted number of common shares and dilutive potential
  common stock used in diluted earnings per share                                81.18        81.00       71.29
---------------------------------------------------------------------------------------------------------------

* ALL SHARE AND PER SHARE AMOUNTS HAVE BEEN RESTATED FOR THE 3-FOR-2 STOCK
  SPLIT.


CURRENCY ADJUSTMENTS

We translate the financial statements of our foreign subsidiaries and operations into U.S. dollars using the average monthly exchange rate during the period for income statement items. We use the year-end exchange rate for balance sheet items. When translating foreign currency-based assets and liabilities to U.S. dollars, we show any differences between accounts as translation adjustments in common shareowners' equity. For income statement accounts we show all changes in foreign currency relative to the U.S. dollar within the consolidated statements of income.

SOFTWARE COSTS

We capitalize the costs of internally-developed software that qualifies for capitalization under generally accepted accounting principles. We expense those costs that do not qualify. Typical capitalized costs include software coding and testing. Typical expensed costs include training and data conversion costs.

STOCK-BASED COMPENSATION

We issue stock options to employees from time to time and account for these options under Accounting Principles Board Opinion No. 25 (APB 25). All stock options issued are granted at the common stock's current market price. This means we record no compensation expense related to stock options. We also offer employees a 15% discount from the market price of our common stock.

     Since we record options and discounts under APB 25, we must disclose the proforma compensation expense and earnings per share (dilutive method) as if we reflected the estimated fair value of options and discounts as compensation at the date of grant or issue. For the years ended December 31, 1998, 1997, and 1996, our proforma compensation expense would be $10.1 million, $4.9 million and $1.5 million, respectively. Our proforma earnings per share would have been reduced by $.07, $.03, and $.01 for the years ended
December 31, 1998, 1997 and 1996, respectively.

NOTE 2:

A. TRADING ACTIVITIES:
PRICE RISK MANAGEMENT ACTIVITIES

We trade energy commodity contracts daily. Our trading activities attempt to match our portfolio of physical and financial contracts to current or anticipated market conditions. Within the trading portfolio, we take certain positions to hedge physical sale or purchase contracts and we take certain positions to take advantage of market trends and conditions. We record most energy contracts--both physical and financial--at fair market value. Changes in value are reflected in the consolidated statement of income. We use all forms of financial instruments including futures, forwards, swaps and options. Each type of financial instrument involves different risks. We believe financial instruments help us manage our exposure to changes in market prices and take advantage of selected arbitrage opportunities.

     We refer to these transactions as price risk management activities.

MARKET RISK

The company's price risk management activities involve offering fixed price commitments into the future. The contractual amounts and terms of these financial instruments at December 31, 1998, are shown below:

Dollars in millions                    FIXED PRICE PAYOR      FIXED PRICE RECEIVER     MAXIMUM TERM IN YEARS
------------------------------------------------------------------------------------------------------------
ENERGY COMMODITIES:
    Gas (trillion BTUs)                      4,454.8                  4,201.9                    12
    Electricity (megawatt-hours)           2,421,440                2,238,176                     1
------------------------------------------------------------------------------------------------------------
FINANCIAL PRODUCTS:
    Interest rate instruments                 $2,507                  $631                       12
------------------------------------------------------------------------------------------------------------

     Although we attempt to balance our physical and financial contracts in terms of quantities and contract performance, net open positions typically exist. We will at times create a net open position or allow a net open position to continue when we believe that future price movements will increase the portfolio's value. To the extent we have an open position, we are exposed to fluctuating market prices that may adversely impact our financial position or results from operations.

     We measure the risk in our trading portfolio using value-at-risk methodologies, to simulate forward price curves in the energy markets and estimate the size of future potential losses. The quantification of market risk using value-at-risk methodologies provides a consistent measure of risk across diverse energy markets and products. The use of this method requires a number of key assumptions, such as:

     -    Selection of a confidence level (we use 95%).

     -    Estimated holding period (we use three days).

     - Use of historical estimates of volatility and correlation with recent activity more heavily weighted.

 At December 31, 1998, our value at risk was:

In millions                        (UNAUDITED)
----------------------------------------------
Electricity                           $.7
Natural gas                           2.2
----------------------------------------------

     We also use additional risk control mechanisms such as stress testing, daily loss limits and commodity position limits as well as daily monitoring of the trading activities by an independent function.

MARKET VALUATION

The market prices used to value price risk management activities reflect our best estimate of market prices considering various factors, including closing exchange and over-the-counter quotations, time value of money and price volatility factors underlying the commitments. We adjust market prices to reflect the potential impact of liquidating our position in an orderly manner over a reasonable period of time under present market conditions.

     We consider a number of risks and costs associated with the future contractual commitments included in our energy portfolio, including credit risks associated with the financial condition of counterparties, product location (basis) differentials and other risks which our policy dictates. The value of all forward contracts is discounted to December 31, 1998 using an estimated rate. We continuously monitor the portfolio and value it daily based on present market conditions. The following table displays the market values of energy transactions at December 31, 1998 and 1997 and the average value for the year ended December 31, 1998 and 1997:

                                        Price Risk Management Assets                Price Risk Management Liabilities
                                        ----------------------------                ---------------------------------
Dollars in millions               Average Value          December 31, 1998      Average Value          December 31, 1998
------------------------------------------------------------------------------------------------------------------------
Independent power producers           $147.6                  $165.4                $   --                   $   --
Financial institutions                  14.1                     2.8                  37.6                     42.5
Oil and gas producers                   31.4                    38.4                  24.9                     34.1
Gas transmission                        44.3                    41.3                 148.4                    126.1
Energy marketers                       116.5                    90.4                  83.6                     46.6
Other                                   34.1                    50.3                  66.2                    198.8
------------------------------------------------------------------------------------------------------------------------
Gross value                            388.0                   388.6                 360.7                    448.1
Reserves                                  --                      --                  53.1                     52.5
------------------------------------------------------------------------------------------------------------------------
Total                                 $388.0                   $388.6               $413.8                   $500.6
------------------------------------------------------------------------------------------------------------------------


                                        Price Risk Management Assets                Price Risk Management Liabilities
                                        ----------------------------                ---------------------------------
Dollars in millions               Average Value          December 31, 1997      Average Value          December 31, 1997
------------------------------------------------------------------------------------------------------------------------
Independent power producers           $158.7                  $162.2               $    --                   $   --
Financial institutions                  16.1                    15.4                  28.7                     36.6
Oil and gas producers                    9.0                    13.1                  20.1                     25.2
Gas transmission                        14.6                    31.7                  44.2                    144.4
Energy marketers                        25.4                    52.2                  14.7                     22.1
Other                                    5.6                     8.4                   3.8                      5.5
------------------------------------------------------------------------------------------------------------------------
Gross value                            229.4                   283.0                 111.5                    233.8
Reserves                                  --                      --                  57.9                     60.4
------------------------------------------------------------------------------------------------------------------------
Total                                 $229.4                  $283.0                $169.4                   $294.2
------------------------------------------------------------------------------------------------------------------------


     Future changes in the creditworthiness of our counterparties change the value of our portfolio. We adjust the value of contracts and set dollar limits with counterparties based on our assessment of their credit quality.

     As of December 31, 1998, the future cash flow requirements, net of margin deposits, related to these financial instruments were $15.1 million. Margin deposits are required on certain financial instruments to address significant fluctuations in market prices.

     The value of price risk management assets is concentrated into three contracts representing 36% of total asset value of the portfolio. This concentration of customers may impact the companys overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

B. NON-TRADING ACTIVITIES--HEDGING
INSTRUMENTS

We enter into forwards, futures and other contracts related to our commodity businesses solely to hedge future production. The estimated fair value and cash flow requirements for these financial instruments are based on the market prices in effect at the financial statement date and do not necessarily reflect our entire trading portfolio.

NOTE 3:

ACCOUNTS RECEIVABLE

Our accounts receivable on the Consolidated Balance Sheets are comprised as follows:

                                                                 December 31,
                                                            ------------------------
In millions                                                   1998          1997
------------------------------------------------------------------------------------
Accounts receivable, net of
  allowance for bad debt                                    $1,302.6       $1,328.3
Unbilled revenue                                                82.9          116.8
Accounts receivable sale program                              (248.0)        (280.0)
------------------------------------------------------------------------------------
TOTAL                                                       $1,137.5       $1,165.1
------------------------------------------------------------------------------------

We sell, on a continuing basis, up to $280 million of eligible accounts receivable on a limited recourse basis. The financial institutions that buy our receivables charge a fee based on the dollar amount sold which is reflected as an expense in the consolidated statements of income. Our consolidated statements of income reflect fees associated with these sales of (in millions) $16.0 in 1998, $15.2 in 1997, and $12.2 in 1996.


NOTE 4:

PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment are as follows:

                                                           December 31,
                                                      --------------------
In millions                                               1998        1997
--------------------------------------------------------------------------
Electric utility                                     $2,527.4     $1,766.2
Gas utility                                           1,164.1      1,128.7
Gas gathering and pipeline systems                      587.8        555.8
Other                                                   425.8        261.8
Construction in process                                  57.0         88.2
--------------------------------------------------------------------------
                                                      4,762.1      3,800.7
Less depreciation, depletion
  and amortization                                    1,448.2      1,320.4
--------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, NET                   $3,313.9     $2,480.3
--------------------------------------------------------------------------

     Our property, plant and equipment includes acquisition-related intangibles that are being amortized over useful lives not exceeding 40 years.

CUMULATIVE EFFECT OF SOFTWARE
ACCOUNTING CHANGE

In 1997, we changed our method of accounting for internally developed software costs to conform with the new requirements of an accounting standard that became effective November 20, 1997. This accounting change reduced 1997 net income by $4.8 million and is shown in our consolidated statement of income as a cumulative effect of software accounting change.

NOTE 5:

ASSET IMPAIRMENTS

We have adjusted the reported value of certain assets over the last three years. Although it was a requirement that assets reflect realizable values, it was not until the passage of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121), that impairment provisions were determined on a consistent basis and methodology. The table below summarizes the impairment provisions we have recorded since 1996 and the related reasons.


                                                For the years ended December 31,
                                                --------------------------------
In millions                                       1998          1997      1996
--------------------------------------------------------------------------------
Retail marketing assets (a)                      $13.2         $  --      $  --
Investment in EnergyOne, L.L.C. (b)                8.0            --         --
Investment in a power project (c)                  6.5            --         --
Royalty interest (d)                                --          15.5         --
Technology-related investment (e)                   --          11.0         --
--------------------------------------------------------------------------------
TOTAL                                            $27.7         $26.5         --
--------------------------------------------------------------------------------

(a) In June 1998, we revised our strategic plan to curtail our retail activities. This revised strategy diminished the value of certain retail assets and required an impairment provision to be recorded.
(b) In April 1998, we agreed with our partner to dissolve our partnership due to unfavorable market conditions and unsatisfactory execution of its strategy. As a result of this decision, the recorded value of EnergyOne, L.L.C. became overstated related to liquidation values and an impairment provision was recorded.
(c) In June 1998, we concluded that the cash flows from a power project would not be sufficient to recover its recorded value. This project was exploring certain methods to enhance cash flows, such as fuel mix changes, but based on our analysis, we concluded that no viable alternatives existed to improve operations. We recorded an impairment based on this analysis.
(d) In 1997, we reduced the carrying value of royalty interests that are tied to the drilling success of some properties we sold in 1995. Based on information from the company we sold the properties to, we concluded that an impairment charge was necessary.
(e) In 1997, we wrote off our investment in a technology joint venture organized to develop energy related innovations. When no marketable products were developed we reassessed the value of this investment and determined that future cash flows, if any, would not recover invested costs.

NOTE 6:

INVESTMENTS IN SUBSIDIARIES AND PARTNERSHIPS

Our consolidated balance sheet contains various equity investments as shown in the table below. Our New Zealand investment is now fully consolidated within the 1998 balance sheet but before 1998, our New Zealand operations were equity investments. The table below summarizes our investments and related equity earnings.

                                                                             Investment                   Equity Earnings
                                                                           at December 31,             Year Ended December 31,
                                        Ownership                          -----------------        ----------------------------
Dollars in millions                     at 12/31/98      Country            1998        1997        1998        1997        1996
--------------------------------------------------------------------------------------------------------------------------------
UAHL investment                             34.0%       Australia          $221.9      $237.9       $69.1      $28.6       $42.7
UNZ investment (a)
    WEL Energy Group Ltd. (WEL)               --        New Zealand            --        39.6        11.3        4.5         6.2
    Power New Zealand (PNZ)                   --        New Zealand            --       115.2         8.1        9.2        11.2
UtilCo Group partnerships (b)            17%--50%       U.S. & Jamaica      193.7       199.7        33.4       29.6        48.5
Oasis Pipe Line Company (Oasis) (c)           35%       United States        97.1        96.3         1.1         .9          .1
Other                                                                         7.1         2.5         2.1       (4.0)         --
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                      $519.8      $691.2      $125.1      $68.8      $108.7
--------------------------------------------------------------------------------------------------------------------------------

(a) We acquired a controlling interest in 1998 and as a result our New Zealand investments are reflected on a consolidated basis.
(b) We own interests in 17 independent power projects located in seven states and Jamaica. Of these, 16 are currently in commercial operation. These investments are aggregated because individual investments are not significant.
(c) In 1996, our Aquila Gas Pipeline (AQP) subsidiary acquired an equity interest in a pipeline for $132.0 million. In 1997, AQP sold 5% of its interest to another partner.

The summarized combined financial information of unconsolidated material equity investments is presented below:

                                                     December 31,
                                                 ---------------------
In millions                                      1998 (a)       1997
----------------------------------------------------------------------
ASSETS:
 Current assets                                  $ 322.7       $ 338.1
 Non-current assets                              2,084.8       2,840.6
----------------------------------------------------------------------
TOTAL ASSETS                                    $2,407.5      $3,178.7
----------------------------------------------------------------------
LIABILITIES AND EQUITY
 Current liabilities                             $ 335.9       $ 449.8
 Non-current liabilities                         1,344.2       1,718.1
 Equity                                            727.4       1,010.8
----------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY                    $2,407.5      $3,178.7
----------------------------------------------------------------------

                                             Year Ended December 31,
                                     -------------------------------------
In millions                          1998 (a)        1997           1996
--------------------------------------------------------------------------
OPERATING RESULTS:
 Revenues                            $850.3        $1,294.7       $1,277.8
 Costs and expenses                   752.4         1,140.7        1,109.1
--------------------------------------------------------------------------
NET INCOME                            $97.9         $ 154.0      $   168.7
--------------------------------------------------------------------------

(a) Excludes UnitedNetworks since this subsidiary is reflected in the consolidated statements.

NOTE 7:

NEW ZEALAND AND AUSTRALIA TRANSACTIONS

INTEREST IN NEW ZEALAND ELECTRIC UTILITIES

Through a series of transactions in 1998, we acquired an additional 48% of Power New Zealand's common stock for approximately $245 million, increasing our ownership to 78.6%. Concurrent with this acquisition, we sold our 39.6% interest in New Zealand's WEL Energy Group, which we acquired throughout 1995, 1996 and 1997, and bought out the 21% minority shareholder in our New Zealand subsidiary, UtiliCorp N.Z., Inc.

     New Zealand's Electricity Industry Reform Act of 1998 requires all the country's utilities to separate ownership of their lines (network) and supply (generation and retail) businesses. Power New Zealand, with approximately 90% of its assets and earnings in the lines area, on November 13 announced its intention to remain in the network business and to exit the supply business. It also agreed to purchase the Wellington-based lines assets of TransAlta New Zealand Ltd. and to sell to TransAlta its retail electricity business serving the Auckland area for a net expenditure by Power New Zealand of $238 million.

     Because Power New Zealand's name transferred to TransAlta as part of the retail business TransAlta acquired, the network business became UnitedNetworks Limited on January 1, 1999.

    On November 20, Power New Zealand agreed to purchase the electric line assets of neighboring power company TrustPower Limited for approximately $261 million. The assets became part of a greater network which includes parts of metropolitan Auckland and other areas in the central and southern regions of New Zealand's North Island. The TrustPower transaction closed in January 1999. Completion of the TransAlta and TrustPower transactions created the country's largest electricity distribution network, serving about 468,000 customers.

INITIAL PUBLIC OFFERING--UNITED ENERGY LIMITED

In May 1998, United Energy Limited (UEL) sold 42% of its common stock to the Australian public and as a result, we recorded a $45.3 million gain. The partial sale to the public reduced our effective ownership percentage to 29%. Concurrent with UEL's stock offering, we bought an additional 5% in UEL from another company to bring our ownership in UEL to 34%. Prior to the common stock sale, UEL repaid approximately $101 million in debt notes owed to us. The management agreement between UEL and UtiliCorp remains in place.

NOTE 8: REGULATORY ASSETS

Our domestic utility operations are regulated by state or local authorities. Our financial statements therefore include the economic effects of rate regulation. This means our consolidated balance sheet shows some assets and liabilities that would not be found on the balance sheet of a non-regulated company. There is a risk that if the domestic utility industry deregulates, we may have to remove the effects of regulation from our financial statements.

    The following table lists the regulatory assets and liabilities recorded at December 31, 1998 and 1997. These are primarily shown as deferred charges and credits on the consolidated balance sheets.



In millions                                               1998            1997
--------------------------------------------------------------------------------
Income taxes                                           $    59.0       $    55.2
Environmental liabilities                                   11.5            11.2
Debt-related costs                                          17.8            19.6
Regulatory accounting orders                                 6.4             8.4
Demand-side management programs                             10.3            13.0
Other                                                        9.2            15.3
--------------------------------------------------------------------------------
TOTAL REGULATORY ASSETS                                $   114.2       $   122.7
--------------------------------------------------------------------------------
Regulatory Liabilities                                      17.7            16.8
--------------------------------------------------------------------------------
NET REGULATORY ASSETS                                  $    96.5       $   105.9
--------------------------------------------------------------------------------

NOTE 9: SHORT-TERM DEBT

Short-term debt includes the following components:


                                                              December 31,
                                                              ------------
Dollars in millions                                      1998              1997
--------------------------------------------------------------------------------
Bank borrowing and other                             $  235.6        $    113.8
Commercial paper                                           --                --
TOTAL                                                $  235.6        $    113.8
--------------------------------------------------------------------------------
Weighted average interest
  rate at year end                                      4.31%             6.21%
--------------------------------------------------------------------------------




    We have a $150 million commercial paper program supported by a $250 million revolving credit agreement. The credit agreement allows us to issue commercial paper at a favorable interest rate. Our credit agreement contains restrictive covenants and charges an annual commitment fee of .17% on the unused portion.

    During 1998 we put in place two New Zealand credit facilities that we used to acquire additional shares in UnitedNetworks. These facilities have the following terms.


Dollars in millions
-------------------------------------------------------------
   Maximum        Amount      Interest        Maturity
    Amount      Outstanding     Rate           Date
-------------------------------------------------------------
   $NZ 425       $NZ  403.9     4.30%      October 1999
   $NZ  45       $NZ   42.4     4.47%         June 1999
-------------------------------------------------------------


    The outstanding balances from these credit facilities comprise the total short-term debt balance at December 31, 1998. The interest rates may vary with changes in the New Zealand bank bill rate and carry a commitment fee of.20% on unused amounts.

NOTE 10: LONG-TERM DEBT

This table summarizes the company's long-term debt:


                                                                            December 31,
                                                                            ------------
In millions                                                                1998     1997
------------------------------------------------------------------------------------------
FIRST MORTGAGE BONDS:
  Various, 9.94%*, due 1999-2008                                    $     19.5  $    20.6
SENIOR NOTES:
  6.0% Series, retired April 1, 1998                                        --       70.0
  9.21% Series, due October 11, 1999                                      50.0       50.0
  8.45% Series, due November 15, 1999                                    100.0      100.0
  Aquila Southwest Energy 8.29% Series,
    due September 15, 2002                                                50.0       62.5
  6.875% Series, due October 1, 2004                                     150.0      150.0
  6.375% Series, due June 1, 2005                                        100.0      100.0
  6.70% Series, due October 15, 2006                                     100.0      100.0
  8.2% Series, due January 15, 2007
                                                                         130.0      130.0
  10.5% Series, due December 1, 2020                                      55.9       55.9
  9.0% Series, due November 15, 2021                                     150.0      150.0
  8.0% Series, due March 1, 2023                                         125.0      125.0
SECURED DEBENTURES OF WEST KOOTENAY POWER:
  9.15%*, due 2001-2023                                                   66.2       71.3
CONVERTIBLE SUBORDINATED DEBENTURES:
  6.625%, due July 1, 2011 (convertible into 337,500 common shares)        5.3        5.8
New Zealand Denominated Credit Facilities, due June 30, 1999
  and January 15, 2002                                                   379.2       64.7
Australian Denominated Credit Facility, due July 20, 2000                101.0      195.1
Other notes and obligations                                               42.5       57.3
-----------------------------------------------------------------------------------------
TOTAL LONG-TERM DEBT                                                   1,624.6    1,508.2
Less current maturities                                                  248.8      149.6
-----------------------------------------------------------------------------------------
LONG-TERM DEBT, NET                                                 $  1,375.8  $ 1,358.6
-----------------------------------------------------------------------------------------
Fair value of long-term debt, including current maturities (a)      $  1,752.8  $ 1,581.1
-----------------------------------------------------------------------------------------

* WEIGHTED AVERAGE INTEREST RATE.


(a) THE FAIR VALUE OF LONG-TERM DEBT IS BASED ON CURRENT RATES AT WHICH THE COMPANY COULD BORROW FUNDS WITH SIMILAR REMAINING MATURITIES.

     Substantially all of our domestic utility plant is subject to the lien of various mortgage indentures. We cannot issue additional mortgage bonds under these indentures without directly securing certain Senior Notes equally as any mortgage bond issue. Currently we have no plans to issue mortgage bonds.

     The amounts of long-term debt maturing in each of the next five years and thereafter are shown at right:


In millions                                 Maturing Amounts
--------------------------------------------------------------
1999                                         $    248.8
2000                                              164.5
2001                                               44.4
2002                                              243.0
2003                                               10.4
Thereafter                                        913.5
--------------------------------------------------------------
TOTAL                                        $  1,624.6
--------------------------------------------------------------

RETIREMENT OF DEBT

In March 1997 we retired, at a premium, $69.1 million of our 10.5% series senior notes that were to mature in 2020. This transaction resulted in an extraordinary loss of $7.2 million, net of an income tax benefit of $4.5 million.

NEW ZEALAND DENOMINATED CREDIT FACILITIES

UtiliCorp South Pacific, Inc. (USP) has a $NZ135 million credit facility with a consortium of banks that was used to finance a portion of the investments made by UNZ. The interest rate fluctuates (4.36% at December 31, 1998) with changes in the New Zealand bank bill rate. The credit facility matures on June 30, 1999. A commitment fee of .20% applies to the unused portion of the credit facility. UnitedNetworks has a three-year term loan facility to finance the acquisitions of TransAlta's (December 1998) and TrustPower's (January 1999) lines businesses. The maximum amount of the facility is $NZ 1 billion. The interest rate is fixed through series of swaps at 7.70%

AUSTRALIAN DENOMINATED CREDIT FACILITIES

We maintain a $A150 million credit facility with a bank that matures in July 2000. The interest rate for $A100 million of this facility fluctuates with changes in the Australian bank bill rate. At December 31, 1998, $A100 million was outstanding under the floating rate portion of this facility at a rate of 5.21%. The interest rate on the remaining $A50 million of this facility is fixed at 7.48%, with $A50 million outstanding at December 31, 1998. A commitment fee of .20% applies to the unused portion of the credit facility.
     We also have a $A100 million credit facility with a consortium of banks that matures in July 2000. The interest rate on this facility fluctuates with changes in the Australian bank bill rate. At December 31, 1998, $A15 million was outstanding at a rate of 5.33%. A commitment fee of .20% applies to the unused portion of the credit facility.


NOTE 11: COMPANY-OBLIGATED PREFERRED SECURITIES

In June 1995, UtiliCorp Capital L.P. (UC), a limited partnership of which we are the general partner, issued 4 million shares of 8.875% Cumulative Monthly Income Preferred Securities, Series A, for $100 million. The limited partnership interests represented by the preferred securities are redeemable at the option of UC, after June 12, 2000, at $25 per preferred security plus accrued interest and unpaid dividends.

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

NOTE 12: CAPITAL STOCK

COMMON STOCK OFFERING

We have two types of authorized common stock--unclassified common stock and Class A common stock. No Class A common stock is issued or outstanding. As of December 31, 1998, we had no restrictions on our ability to pay cash dividends.

COMMON STOCK SPLIT

In November 1998, our Board of Directors approved a 3-for-2 common stock split. The stock split is effective March 12, 1999 and all share amounts, share prices and per share figures have been restated.

STOCKHOLDER RIGHTS PLAN

Our Board adopted a rights plan and declared a dividend distribution of one right for each outstanding common share. The rights are not currently exercisable. Each right, when exercisable, would entitle each right holder to purchase one one-thousandth of a share of Series A Participating cumulative Preference Stock at a price of $77. The rights become exercisable if a person has acquired 15% of the outstanding common stock. Once the rights become exercisable, each rights holder can purchase common stock in the company at a market value twice the exercise price of the right.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

We offer to current and potential shareholders a Dividend Reinvestment and Common Stock Purchase Plan (the Stock Plan).

     The Stock Plan allows participants to purchase up to $10,000 per month of common stock at a five-day average market price, without sales commissions. The Stock Plan also allows members to reinvest dividends into additional common shares at a 5% discount.

     For the year ended December 31, 1998, 1,125,000 shares were issued under the Stock Plan. As of December 31, 1998, 6,206,537 shares were available to issue under this plan.

EMPLOYEE STOCK PURCHASE PLAN

Participants in our Employee Stock Purchase Plan have the opportunity to buy shares of common stock at a reduced price through regular payroll deductions and/or lump sum deposits of up to 20% of the employee's base salary. Contributions are credited to the participant's account throughout an option period. At the end of the option period, the participant's total account balance is applied to the purchase of common stock. The shares are purchased at 85% of the lower of the market price on the first day or the last day of the option period. Participants must be enrolled in the Plan as of the first day of an option period in order to participate in that option period.

RESTATED SAVINGS PLAN

A defined contribution plan, the Restated Savings Plan (Savings Plan), covers all of our full-time and eligible part-time employees. Participants may generally elect to contribute up to 15% of their annual pay on a before- or after-tax basis subject to certain limitations. The company generally matches contributions up to 6%. Participants may direct their contributions into five different investment options. All company matching contributions are in UtiliCorp common stock. The Savings Plan also includes a stock contribution fund to which the company can contribute an additional amount of company common stock for participants.

STOCK INCENTIVE PLAN

Our Stock Incentive Plan enables the company to grant common shares to certain employees as restricted stock awards and as stock options. Shares issued as restricted stock awards are held by the company until certain restrictions lapse, generally on the third award anniversary. The market value of the stock, when awarded, is amortized to compensation expense over the three-year period. Stock options granted under the Plan allow the purchase of common shares at a price not less than fair market value at the date of grant. Options are generally exercisable commencing with the first anniversary of the grant. They grant 10 years after the date of grant.

EMPLOYEE STOCK OPTION PLAN

The Board approved the establishment of an Employee Stock Option Plan in 1991. This Plan provides for the granting of up to 1.5 million stock options to full-time employees other than those eligible to receive options under the Stock Incentive Plan. Stock options granted under the Employee Stock Option Plan carry the same provisions as those issued under the Stock Incentive Plan. During 1988 and 1992, respectively, options for 1,278,713 and 1,114,350 shares were granted to employees. The exercise prices of these options are $24.02 and $18.21, respectively.

This table summarizes stock options as of December 31, 1998 and 1997:





Shares                              1998             1997
------------------------------------------------------------
BEGINNING BALANCE              3,764,441        3,300,675
Granted                        2,706,526        1,684,530
Exercised                       (803,565)        (922,935)
Cancelled                       (226,999)        (297,829)
------------------------------------------------------------
ENDING BALANCE                 5,440,403        3,764,441
------------------------------------------------------------
WEIGHTED AVERAGE PRICES:
Beginning balance            $     18.65    $       18.63

Granted price                      23.94            18.53

Exercised price                    18.79            18.40

Cancelled price                    20.47            18.47

 Ending balance                    21.15            18.65
------------------------------------------------------------


At December 31, 1998, total exercisable restricted stock awards and stock options were 670,908 shares (at prices ranging between $14.59 and $25.00).

NOTE 13: INCOME TAXES

Income tax expense consists of the following components:


                                       Year Ended December 31,
                                       -----------------------
In millions                          1998       1997       1996
---------------------------------------------------------------------
CURRENTLY PAYABLE:
  Federal                         $    33.9  $    27.1  $    35.0
  Foreign                               1.7        7.1       14.2
  State                                 6.5        6.5        5.5
DEFERRED:
     Federal                           41.5       42.1       23.0
     State                              4.2        8.2        4.3
Investment tax credit
  amortization                         (1.2)      (1.3)      (1.3)
---------------------------------------------------------------------
TOTAL INCOME TAX EXPENSE          $    86.6  $    89.7  $    80.7
---------------------------------------------------------------------




The principal components of deferred income taxes consist of the following:


                                             December 31,
                                             ------------
In millions                                 1998    1997
-----------------------------------------------------------
DEFERRED TAX ASSETS:
  Alternative maximum carryforward       $  93.4  $  98.3
DEFERRED TAX LIABILITIES AND CREDITS:
Accelerated depreciation and
  other plant differences:
  Regulated                                180.5    167.5
  Non-regulated                            186.7    168.9
Regulatory asset--SFAS 109                  42.4     38.6
Mark-to-market reserve                      50.4     25.8
Other, net                                  62.9     60.2
-----------------------------------------------------------
TOTAL DEFERRED TAX LIABILITIES
  AND CREDITS                              522.9    461.0
DEFERRED INCOME TAXES AND
  CREDITS, NET                           $ 429.5  $ 362.7
-----------------------------------------------------------

    Our effective income tax rates differed from the statutory federal income tax rates primarily due to the following:

                                               December 31,
                                        --------------------------
Percent                                 1998       1997       1996
---------------------------------------------------------------------
Statutory Federal Income Tax Rate       35.0%      35.0%      35.0%
TAX EFFECT OF:
  Temporary difference passed
   through, primarily
   removal costs                          --         --          .2
  Investment tax credit
   amortization                          (.5)       (.6)       (.7)
  State income taxes, net of
   federal benefit                       4.9        5.8        5.8
  Difference in tax rate of
   foreign subsidiaries                 (3.1)      (1.9)       (.7)
  Other                                  3.3        1.8        3.7
---------------------------------------------------------------------
EFFECTIVE INCOME TAX RATE               39.6%      40.1%      43.3%
---------------------------------------------------------------------

    We had alternative minimum tax credit carryforwards of approximately $93.4 million at December 31, 1998. Alternative minimum tax credits can be carried forward indefinitely. The company has not recorded a valuation allowance against its tax credit carryforwards.

    We have made no provision for U.S. income taxes on undistributed earnings from our international businesses ($145.0 million at December 31, 1998) because it is our intention to reinvest those earnings. If we distribute those earnings in the form of dividends, we may be subject to both foreign withholding taxes and U.S. income taxes net of allowable foreign tax credits. Consolidated income before income taxes for the years ended December 31, 1998, 1997 and 1996 included (in millions) $70.5, $13.6 AND $39.2, respectively, from international operations.

NOTE 14: EMPLOYEE BENEFITS

PENSIONS

The following table shows the funded status of our pension plans and the amounts included in the consolidated balance sheets and statements of income.



                                                         Pension Benefits                     Other Benefits
                                             ------------------------------------   --------------------------------------
Dollars in millions                              1998         1997         1996         1998         1997         1996
--------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at start of year          $    205.4   $    185.9   $    183.9   $     42.6   $     39.0   $     40.2
Service cost                                        7.7          6.2          6.5           .7           .7          1.0
Interest cost                                      14.4         13.8         13.0          2.7          2.8          2.9
Plan participants' contribution                      .6           .7           .7           .8           .8           .8
Amendments                                          8.9           .5           .4           .3          (.1)           --
Actuarial (gain) loss                              (1.2)         8.3         (7.1)         1.6           .6         (3.4)
Benefits paid                                     (12.1)        (8.5)       (11.8)        (6.3)        (1.1)        (2.5)
Foreign Currency Exchange changes                  (2.4)        (1.5)          .3          (.2)         (.1)          --
--------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year            $    221.3   $    205.4   $    185.9   $     42.2   $     42.6   $     39.0
--------------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at start of year   $    240.1   $    208.7   $    191.7   $      4.8   $       .5   $       .9
Actual return on plan assets                        (.5)        38.8         26.0           .3           .1           --
Employer contribution                               1.6          1.8          1.8          7.8          4.5          1.4
Plan participants' obligation                        .6           .7           .7           .8           .8           .8
Benefits paid                                     (12.1)        (8.5)       (11.7)        (6.3)        (1.1)        (2.6)
Foreign Currency Exchange changes                  (2.1)        (1.4)          .2           --           --           --
--------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year     $    227.6   $    240.1   $    208.7   $      7.4   $      4.8   $       .5
--------------------------------------------------------------------------------------------------------------------------
Funded status                                $      6.3   $     34.7   $     22.8       $(34.8)  $    (37.8)  $    (38.5)
Unrecognized transition amount                     (8.9)       (10.1)       (11.3)        28.3         30.4         32.4
Unrecognized net actuarial (gain) loss             19.4         (2.4)         8.2         (8.8)        (7.7)        (8.5)
Unrecognized prior service cost                     9.8          1.1           .9           .3           --           --
--------------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost               $     26.6   $     23.3   $     20.6       $(15.0)  $    (15.1)  $    (14.6)
--------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE ASSUMPTIONS AS OF
     SEPTEMBER 30:
Discount rate                                       6.75%        7.17%        7.60%        6.75%        7.00%        7.50%
Expected return on plan assets                      9.73%        9.73%    8.0-10.0%        7.00%       10.00%        8.25%
Rate of compensation increase                       5.09%        5.36%     5.0-5.4%        5.40%        5.40%     5.0-5.4%
--------------------------------------------------------------------------------------------------------------------------


     For measurement purposes, we assumed a 6.00% annual rate of increase in the per capita cost of covered health benefits for each future fiscal year.

                                                     Pension Benefits                Other Benefits
                                          --------------------------------    ----------------------------
Dollars in millions                         1998         1997       1996        1998       1997       1996
----------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                              $   7.7     $   6.2     $   6.5     $   .7     $   .7     $  1.0
Interest cost                                14.4        13.8        13.0        2.7        2.8        2.9
Expected return on plan assets              (22.8)      (19.8)      (18.3)       (.3)       (.2)        --
Amortization of transition amount            (1.2)       (1.2)       (1.2)       2.0        2.0        2.0
Amortization of prior service cost             --          --         (.1)        --         --         --
Recognized net actuarial (gain) loss           --          --          .4        (.2)       (.3)        --
Regulatory adjustment                          .8          .8          .9         --         --         --
----------------------------------------------------------------------------------------------------------
NET PERIODIC BENEFIT COST                 $  (1.1)    $   (.2)    $   1.2     $  4.9     $  5.0     $  5.9
----------------------------------------------------------------------------------------------------------


     The U.S. pension plan was amended effective October 1, 1998 to provide the same pension benefits for almost all participants. In one location, we recorded pension expense using a modified amortization of gains and losses consistent with the rate treatment allowed for this cost.

     Our health care plans are contributory, with participants' contributions adjusted annually. The life insurance plans are non-contributory. We have assumed in estimating future health care costs future cost-sharing changes. The expense recognition for health care costs does not necessarily match the cost estimates due to certain differences in regulatory accounting at domestic utility operations.

     The assumed health care cost trends significantly affect the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects for Fiscal Year 1998.



                               1 Percentage-Point
                               ------------------
In millions                   Increase   Decrease
-------------------------------------------------
Effect on total of
  service and interest
  cost components              $   .4    $  (.3)
Effect on post-retirement
  benefit obligation              3.5      (2.9)
-------------------------------------------------

     In addition to the defined benefit retirement plans and health care plans, we contribute to a defined contribution savings plan. Company contributions were $8.4 million and $8.1 million during the plan years ending December 1998 and 1997, respectively.

NOTE 15: COMMITMENTS AND CONTINGENCIES

Commitments

We have various commitments for the next five years relating to power and gas supply commitments, fixed price sales obligations, and lease and rental commitments. A summary is below. As with any estimates, the actual amounts paid or received could differ materially.


Dollars in millions except per unit                                1999      2000        2001        2002        2003
---------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                            $   230.0    $   316.0   $   326.0   $   185.0   $   189.0
Future minimum lease payments                                   $    23.6    $    30.9   $    35.9   $    34.7   $    33.8
Purchased power obligations                                     $    63.0    $    60.0   $    37.6   $    23.7   $    23.6
Purchased power obligations (GIGAWATTS)                             1,149          989         827         308         308
Cash flow obligation on prepaid gas sales                       $    29.6    $    32.9   $    34.2   $    35.8   $    40.9
---------------------------------------------------------------------------------------------------------------------------
Coal contracts                                                  $    43.8    $    44.0   $    31.1   $    30.0   $    30.9
Price ranges                                                    ------------------$12.85 to $23.75 per ton----------------
---------------------------------------------------------------------------------------------------------------------------
Fixed price sales physical obligations (TRILLION BTUs)              637.7        101.8        40.9        34.0        36.0
Price ranges                                                   ------------------$1.24 to $4.10 per MCF-------------------
---------------------------------------------------------------------------------------------------------------------------
Fixed price purchase physical obligations (TRILLION BTUs)           590.1         49.6        19.2         3.2          --
Price ranges                                                    -----------------$1.23 to $3.30 per MCF-------------------
---------------------------------------------------------------------------------------------------------------------------
Fixed price sales obligations (GIGAWATTS)                          33,166          655          --          --          --
Price ranges                                                    -----------------$11.00 to $128.00 per MWH----------------
---------------------------------------------------------------------------------------------------------------------------
Fixed price purchase obligations (GIGAWATTS)                       33,749          534          --          --          --
Price ranges                                                    -----------------$12.00 to $123.00 per MWH----------------
---------------------------------------------------------------------------------------------------------------------------

    Future minimum lease payments primarily relate to our interest in the Jeffrey Energy Center, peaking turbines, coal cars and office space. Rent expense for the years 1998, 1997 and 1996 was (in millions) $31.1, $32.1 and $29.4, respectively.

    A 1998 court ruling required United Gas to pay the gas cost amount in accordance with a contract that was subject to a legal dispute. In addition, United Gas is required to pay interest to the supplier on the $38 million. We estimate this will cost $6.8 million.

    In 1998 we entered into a 15-year agreement to obtain the rights to dispatch 267 megawatts of power from facilities currently being built by a third party. As part of the agreement we will provide the natural gas to the power plant and will be able to dispatch the power. The plant is expected to be available in June 2000.

ENVIRONMENTAL

We are subject to various environmental laws. These include regulations governing air and water quality and the storage and disposal of hazardous or toxic wastes. We continually assess ways to ensure we comply with laws and regulations on hazardous materials and hazardous waste and remediation activities.

    We own or previously operated 29 former manufactured gas plants (MGPs) which may, or may not, require some form of environmental remediation. We have contacted appropriate federal and state agencies and are working to determine what, if any, specific cleanup activities these sites may require.

    As of December 31, 1998, we estimate cleanup costs on our identified MGP sites to be $10.0 million. This estimate could change materially when we have investigated further. It could also be affected by the actions of environmental agencies and the financial viability of other responsible parties. Ultimate liability also may be affected significantly if we are held responsible for parties unable to contribute financially to the cleanup effort.

    We have received favorable rate orders that enable us to recover environmental cleanup costs in certain jurisdictions. In other jurisdictions, there are favorable regulatory precedents for recovery of these costs. We are also pursuing recovery from insurance carriers and other potentially responsible parties.

    In December 1996, the U.S. Environmental Protection Agency (EPA) published its final rule for nitrous oxide (NOx) emissions as required by the Clean Air Act Amendments of 1990. The new NOx regulations require that we install additional emissions control equipment at one of our power plants by January 1, 2000.

    In October 1998, the EPA published new air quality standards to further reduce the emission of NOx. These more strict standards will require us to install new equipment on our baseload coal units in Missouri that we estimate will cost $35 million. The ultimate cost is under debate and subject to change. The new standards as written are effective in May 2003.

    We do not expect final resolution of these environmental matters to have a a material adverse affect on our financial position or results of operations.

RATE PROCEEDING

We filed and have pending a request to increase our gas and electric rates in West Virginia by $4.7 million and $2.9 million, respectively. We expect final rates in late 1999.

OTHER

The company is subject to various legal proceedings and claims that arise in the ordinary course of business operations. We do not expect the amount of liability, if any, from these actions to materially affect our consolidated financial position or results of operations.

NOTE 16: SEGMENT INFORMATION


A. BUSINESS LINES

                                                   Year Ended December 31,
                               ------------------------------------------------------
Dollars in millions                    1998                       1997          1996
-------------------------------------------------------------------------------------
SALES:
Regulated Businesses--
  Electric                      $     616.6         4.9%    $    557.4    $    519.3
  Gas                                 622.5         5.0          767.4         727.9
  Other                               233.7         1.8          258.7         124.8
-------------------------------------------------------------------------------------
Total Regulated Businesses          1,472.8        11.7        1,583.5       1,372.0
-------------------------------------------------------------------------------------
Aquila Energy                      10,585.6        84.3        7,031.0       2,672.7
International and other               505.0         4.0          311.8         287.6
-------------------------------------------------------------------------------------
TOTAL                           $  12,563.4       100.0%    $  8,926.3    $  4,332.3
-------------------------------------------------------------------------------------

                                                       Year Ended December 31,
                                              ---------------------------------------------
Dollars in millions                           1998                        1997         1996
--------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES:
Regulated Businesses                     $   207.7         59.1%     $   197.5    $   206.3
Aquila Energy (a)                             54.1         15.4           82.4         90.2
International (b)                            103.8         29.5           52.5         79.7
Corporate and other                          (14.2)        (4.0)          26.7        (50.0)
--------------------------------------------------------------------------------------------
TOTAL                                    $   351.4        100.0%     $   359.1    $   326.2
--------------------------------------------------------------------------------------------


(a) THE AQUILA ENERGY SEGMENT INCLUDES EQUITY EARNINGS OF $34.5, $30.5 AND $48.6 MILLION IN 1998, 1997 AND 1996, RESPECTIVELY.
(b) THE INTERNATIONAL SEGMENT INCLUDES OPERATING ACTIVITIES IN AUSTRALIA, NEW ZEALAND, CANADA AND THE UNITED KINGDOM WHICH HAD TOTAL EQUITY EARNINGS OF $88.5, $42.3 AND $60.1 MILLION IN 1998, 1997 AND 1996, RESPECTIVELY.


                                                                 Year Ended December 31,
                                                    ------------------------------------------
Dollars in millions                                 1998                      1997         1996
------------------------------------------------------------------------------------------------
DEPRECIATION, DEPLETION AND AMORTIZATION:
Regulated Businesses                           $   109.1        72.7%    $    84.9    $    83.2
Aquila Energy                                       27.7        18.5          27.6         28.6
International                                       13.0         8.7          11.0         12.5
Corporate and other                                   .2          .1           6.1          1.1
------------------------------------------------------------------------------------------------
TOTAL                                          $   150.0       100.0%    $   129.6    $   125.4
------------------------------------------------------------------------------------------------


                                                      December 31,
                                      ------------------------------------------
Dollars in millions                         1998                           1997
--------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:
Regulated Businesses                  $  2,040.9           34.1%      $  2,101.9
Aquila Energy                            2,290.9           38.2          2,275.5
International                            1,437.0           24.0            789.0
Corporate and other                        222.7            3.7            (52.9)
---------------------------------------------------------------------------------
TOTAL                                 $  5,991.5          100.0%      $  5,113.5
---------------------------------------------------------------------------------


                                                   Year Ended December 31,
                                               ------------------------------
Dollars in millions                  1998                      1997         1996
--------------------------------------------------------------------------------
CAPITAL EXPENDITURES:
Regulated Businesses--
  Electric                      $    55.3        27.1%    $    57.4    $    64.3
  Gas                                46.5        22.8          59.2         48.5
--------------------------------------------------------------------------------
Total Regulated Businesses          101.8        49.9         116.6        112.8
--------------------------------------------------------------------------------
Aquila Energy                        33.8        16.5          28.4         26.4
International                        20.0         9.8          19.4         21.5
Corporate and other                  48.7        23.8          38.2         70.5
--------------------------------------------------------------------------------
TOTAL                           $   204.3       100.0%    $   202.6    $   231.2
--------------------------------------------------------------------------------


B. GEOGRAPHICAL INFORMATION


                                                                Year Ended December 31,
                                                  ------------------------------------------------
Dollars in millions                               1998                         1997           1996
--------------------------------------------------------------------------------------------------
SALES:
United States                              $  10,924.8         87.0%     $  8,007.8     $  3,962.5
Canada (a)                                     1,222.4          9.7           704.4          180.9
United Kingdom                                   359.6          2.9           214.1          188.9
New Zealand                                       56.6           .4              --             --
--------------------------------------------------------------------------------------------------
TOTAL                                      $  12,563.4        100.0%     $  8,926.3     $  4,332.3
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
Earnings Available for Common Shares:
United States                              $      84.2         63.7%     $    105.2     $     77.0
Canada (a)                                         6.7          5.1            10.8            9.5
Australia (b)                                     40.3         30.5            11.3           14.1
New Zealand                                        6.5          4.9             1.9            2.4
United Kingdom                                    (5.5)        (4.2)           (7.4)            .7
--------------------------------------------------------------------------------------------------
TOTAL                                      $     132.2        100.0%     $    121.8     $    103.7
--------------------------------------------------------------------------------------------------

                                                        December 31,
                                             -----------------------------------
Dollars in millions                          1998                           1997
--------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:
United States                          $  4,336.5         72.4%       $  4,205.6
Canada (a)                                  439.9          7.3             376.4
Australia (b)                               230.9          3.9             270.3
New Zealand                                 839.4         14.0             160.7
United Kingdom                              144.8          2.4             100.5
--------------------------------------------------------------------------------
TOTAL                                  $  5,991.5        100.0%       $  5,113.5
--------------------------------------------------------------------------------

(a) CANADIAN SALES, EARNINGS AVAILABLE FOR COMMON SHARES AND IDENTIFIABLE ASSETS INCLUDE AQUILA ENERGY'S CANADIAN OPERATIONS AND VARIOUS SMALL CANADIAN GAS MARKETING COMPANIES.

(b) EARNINGS AVAILABLE AND A MAJORITY OF THE IDENTIFIABLE ASSETS RELATE TO EQUITY INVESTMENTS.


NOTE 17: MERGERS

ST. JOSEPH LIGHT & POWER COMPANY
(UNAUDITED)

On March 4, 1999, we agreed to merge with St. Joseph Light & Power Company (SJL&P). Under the agreement, SJL&P shareholders will receive a fixed $23.00 per share for each SJL&P common share. This will be converted into UtiliCorp common shares when the merger is completed. We expect to account for the transaction as a pooling of interests, although that is not a condition of the agreement. The merger is subject to approval by SJL&P shareholders and state and federal regulatory agencies and is expected to close in mid-2000.

KANSAS CITY POWER & LIGHT COMPANY (KCPL)

In September 1996, KCPL terminated the Amended and Restated Agreement and Plan of Merger (the Agreement) among KCPL, KC Merger Sub, Inc., UtiliCorp United Inc. and KC United Corp., which would have provided for the merger of UtiliCorp and KCPL.

    Since KCPL's shareholders did not approve the merger under the terms of the Agreement, KCPL was required to pay us $5.0 million. We received this payment in September 1996. In connection with the Agreement termination, we expensed deferred merger costs of about $11.0 million (pretax), net of the termination fee payment.

    In February 1997, Western Resources Inc. and KCPL signed a definitive agreement to merge. As a result, KCPL paid us a $53.0 million breakup fee. We recorded this merger termination fee in the first quarter of 1997.

NOTE 18:
QUARTERLY FINANCIAL DATA (Unaudited)

Financial results for interim periods do not necessarily indicate trends for any 12-month period. Quarterly results can be affected by the timing of acquisitions, the effect of weather on sales, and other factors typical of utility operations and energy related businesses.


                                                       1998 QUARTERS (a)                               1997 QUARTERS (a)
                                        --------------------------------------------   -------------------------------------------
IN MILLIONS, EXCEPT PER SHARE               FIRST      SECOND      THIRD      FOURTH       First      Second      Third     Fourth
----------------------------------------------------------------------------------------------------------------------------------
Sales                                   $ 2,895.9   $ 2,564.7   $3,808.8    $3,294.0   $ 2,059.6   $ 1,550.1  $ 2,256.5  $ 3,060.1
Gross profit                                253.6       210.3      247.9       255.6       254.2       216.7      237.0      246.4
Earnings before extraordinary item
  and cumulative effect of software
  accounting change                          43.3        23.4       28.5        37.0        57.9        20.3       24.9       31.0
Net income                                   43.3        23.4       28.5        37.0        50.7        20.3       24.9       26.2
----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share before
  extraordinary item and cumulative
  effect of software accounting change:
  Basic (b)(c)                          $      .54  $     .29  $     .37   $     .45  $      .72  $      .25  $     .31   $    .39
  Diluted (b)                                  .53        .29        .36         .45         .71         .25        .31        .39
----------------------------------------------------------------------------------------------------------------------------------
Cash dividend per common share          $      .30  $     .30  $     .30   $     .30  $      .29  $      .29  $     .29   $    .29
Market price per common share:
  High                                  $    26.29  $   26.33  $   26.25   $   24.46  $    18.83  $    19.59  $    20.59  $  26.04
  Low                                        23.33      23.21      22.63       22.87       17.00       17.17       19.33     20.09
----------------------------------------------------------------------------------------------------------------------------------


(a)  ALL PER SHARE AMOUNTS HAVE BEEN RESTATED FOR THE 3-FOR-2 STOCK SPLIT.
(b)  RESTATED FOR ACCOUNTING CHANGE RELATED TO EARNINGS PER SHARE. SEE NOTE 1.
(c) THE SUM OF THE QUARTERLY EARNINGS PER SHARE AMOUNTS DIFFERS FROM THAT REFLECTED IN NOTE 1 DUE TO THE WEIGHTING OF COMMON SHARES OUTSTANDING DURING EACH OF THE RESPECTIVE PERIODS.

          The risk is not knowing what the risk is

          The RiskWorks suite of products is a proven solution

          RiskWorks is the premier risk management software tool for the energy market recommended by users who understand the dangers of not knowing what the risks. It is the "program of choice" at more than 20 multi-commodity trade rooms, power marketing groups, utilities, and gas supply operations for physicial and financial deals.

          Developed by the Aquila Energy subsidiary of UtiliCorp United, RiskWorks supports all aspects of energy trading, including deal entry and settlement, mark-to-market accounting, value at risk security and audit controls, invoicing, reporting and more.

          The RiskWorks suite of products has been expanded to include:

              NGWORKS-TM- a physical natural gas management solution

              POWERWORKS-TM- for scheduling and managing the delivery of electricity

              CURVEWORKS-TM- the source for market-revealed price curves

              INTERWORKS-TM- the bridge between RiskWorks and third-party scheduling systems

          Don't risk not knowing what the risk is. Contact us at WWW.RISKWORKS.NET.

REPORT OF MANAGEMENT

The management of UtiliCorp United Inc. is responsible for the information that appears in this annual report, including its accuracy. We prepared the accompanying consolidated financial statements in accordance with generally accepted accounting principles. In addition to selecting appropriate accounting principles, we are responsible for the way information is presented and for its reliability. To report financial results we must often make estimates based on currently available information and judgements of current conditions and circumstances.

     We have set up well-developed systems of internal control to ensure the integrity and objectivity of the consolidated financial information in this report. These systems are designed to provide reasonable assurance that UtiliCorp's assets are safeguarded and that the transactions are properly authorized and recorded in accordance with the appropriate accounting principles.

     Through its Audit Committee, the Board of Directors participates in the process of reporting financial information. The Audit Committee selects our independent accountants. It also reviews, along with management, our financial reporting and internal accounting controls, policies and practices.


/s/ Richard Green Jr.


Richard C. Green, Jr.
Chairman of the Board
and Chief Executive Officer



/s/ James S. Brook


James S. Brook
Vice President, Controller
and Chief Accounting Officer



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF UTILICORP UNITED INC.:

We have audited the accompanying consolidated balance sheets of UtiliCorp United Inc. and subsidiaries at December 31, 1998 and 1997 and the related consolidated statements of income, common shareowners' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UtiliCorp United Inc. and subsidiaries at December 31, 1998 and 1997 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

     As explained in Note 4 to the consolidated financial statements, effective October 1 , 1997, the company changed its method of accounting for internally developed software costs.



/s/ Arthur Andersen LLP


Arthur Andersen LLP
Kansas City, Missouri
February 1 , 1999


60