Form 10-K, Exhibit 13
period 1999-12-31
UTILICORP UNITED INC
filed 2000-03-29
CIK 66960

Common Stock Performance

                          [GRAPHIC: PERFORMANCE GRAPH]

Investment Research

Analysts at the following investment firms currently follow UtiliCorp and have issued research reports on our performance:


EQUITY RESEARCH:                                                                       DEBT RESEARCH:
ABN Amro, Inc.                               J. P. Morgan Securities Inc.              ABN Amro, Inc.
BT Alex. Brown, Incorporated                 Merrill Lynch & Co.                       Donaldson, Lufkin & Jenrette
Donaldson, Lufkin & Jenrette                 Morgan Stanley Dean Witter                 Securities Corporation
  Securities Corporation                     PaineWebber Incorporated                  Merrill Lynch & Co.
Edward Jones                                 Robert W. Baird & Co.                     PaineWebber Incorporated
Fidelity Capital Markets                     Salomon Smith Barney                      Prudential Fixed Income
Goldman Sachs & Co.                          Value Line Publishing, Inc.               Warburg Dillon Read

Jefferies & Company, Inc.

Dividend Dates for 2000


                                                            First       Second        Third       Fourth
                                                           Quarter      Quarter      Quarter      Quarter

--------------------------------------------------------------------------------------------------------------
DIVIDENDS (a)
Dividends are declared by the board of directors on:       Feb. 2        May 3       Aug. 2        Nov. 8
--------------------------------------------------------------------------------------------------------------
The record dates to qualify for a dividend are:            Feb. 22       May 22      Aug. 22       Nov. 22
--------------------------------------------------------------------------------------------------------------
Dividend checks should be received on (b):                 March 13      June 12     Sept. 12      Dec. 12
--------------------------------------------------------------------------------------------------------------
DIVIDEND REINVESTMENT (c)

Dividends for Plan participants are reinvested by

    the company with a 5% discount on:                     March 13      June 12     Sept. 12      Dec. 12
--------------------------------------------------------------------------------------------------------------
For the purchase made each month,                          Jan. 11       April 11    July 11       Oct. 11
    First Chicago Trust Company of New York                Feb. 11       May 11      Aug. 11       Nov. 10
    must receive OPTIONAL CASH PAYMENTS (c) by:            March 10      June 9      Sept. 11      Dec. 11
--------------------------------------------------------------------------------------------------------------
QUARTERLY STATEMENTS for Plan participants are mailed:     Late March    Late June   Late Sept.    Late Dec.
--------------------------------------------------------------------------------------------------------------

(a) DECLARATION OF DIVIDENDS, DIVIDEND RATES AND THE DATES SHOWN ARE SUBJECT TO THE DISCRETION OF DIRECTORS OF UTILICORP UNITED. THE DATES SHOWN ASSUME PAST PATTERNS WILL CONTINUE. HOWEVER, WE DO NOT AND CANNOT MAKE ANY ASSURANCES THAT ANY OR ALL OF THE LISTED EVENTS WILL OCCUR ON THE DATES SHOWN, IF AT ALL. UTILICORP RESERVES THE RIGHT TO AMEND, SUSPEND OR TERMINATE THE DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN AT ANY TIME. PLAN PARTICIPANTS WILL BE NOTIFIED OF ANY CHANGES IN WRITING.

(b) IF YOU DON'T RECEIVE YOUR DIVIDEND CHECK ON THE PAYMENT DATE, PLEASE ALLOW REASONABLE TIME FOR POSTAL DELAYS BEFORE INQUIRING.

(c) PLEASE REFER TO THE LATEST PROSPECTUS OF THE DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN DATED JUNE 30, 1997. TO REQUEST A PROSPECTUS AND AN ENROLLMENT FORM, CALL TOLL-FREE IN THE U.S. AND CANADA:
      1-800-884-5426; OR DOWNLOAD THESE DOCUMENTS FROM THE INVESTOR INFORMATION SECTION OF UTILICORP'S WEB SITE AT WWW.UTILICORP.COM.

FINANCIAL REVIEW

Consolidated Operations

This review of 1999 performance is organized by business segment, reflecting the way we manage our businesses. Each business unit leader is responsible for operating results, expressed as earnings before interest and taxes (EBIT) . Therefore, each segment discussion focuses on the factors affecting EBIT.

      We make all decisions on finance, dividends and taxes at the corporate level. We discuss those topics separately on a consolidated basis. Our main financial performance objectives are:


                                          1999

                            -------------------------------
                              Objective            RESULT

-----------------------------------------------------------

Earnings per share growth         8%                   8%
Total 3-year return          Exceed peer
    to shareholders         group average*         27.59%

-----------------------------------------------------------


* WE COMPARE OUR TOTAL RETURN TO THAT OF 12 TOP-TIER COMPETITORS THAT ARE SIMILAR IN TERMS OF CUSTOMERS, EMPLOYEES AND MARKETS. IN 1999 THE PEER GROUP HAD AN AVERAGE 3-YEAR RETURN OF 25.4%.

NORMALIZED EBIT*

A summary of our normalized EBIT by business segment is shown below.


                                                                                      Long-Term
                                                                                        Future
Dollars in millions                  1999                       1998        1997    Growth Rate(a)
---------------------------------------------------------------------------------------------------
Networks:
  United States                 $   195.1        47.1%     $   220.3     $   197.5       3%
  Canada                             20.9         5.0           22.0          26.2       6%
  Australia                          28.1         6.8           22.3          27.0       5%
  New Zealand                        80.9        19.6           21.4           9.9       6%
---------------------------------------------------------------------------------------------------
Total Networks                      325.0        78.5          286.0         260.6      3-4%
---------------------------------------------------------------------------------------------------
Energy Merchant:

  Marketing and Trading              14.2         3.4           11.1          18.4      20%
  Energy Assets                      67.2        16.3           50.1          79.5      30%
  Europe                              8.3         2.0            6.2          (5.6)     15%
---------------------------------------------------------------------------------------------------
Total Energy Merchant                89.7        21.7           67.4          92.3      20-30%
Services                             13.2         3.2            --            --          25%
Corporate and other                 (13.9)       (3.4)          (6.2)        (13.8)      --
---------------------------------------------------------------------------------------------------
TOTAL EBIT                      $   414.0       100.0%     $   347.2     $   339.1      20-25%
---------------------------------------------------------------------------------------------------
EARNINGS PER SHARE-DILUTED      $     1.75                 $     1.62    $     1.50     8-10%
---------------------------------------------------------------------------------------------------


* THE TERM NORMALIZED IS USED TO DESCRIBE OUR RECURRING EARNINGS BEFORE INTEREST AND TAXES. THE TERM IS NOT MEANT TO REPLACE OTHER PERFORMANCE MEASURES USED UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

(a) MANAGEMENT INFORMATION USED TO DRIVE OUR BUSINESS PLAN.


                                     Earnings Per Growth

                                      97      98      99

Diluted and Normalized-Dollars       1.50    1.62    1.75


We met our goal for 8% growth in earnings per share for three consecutive years. Our 2000 target is a range of 8% to 10%.


                                  Capital Employed

                                97         98          99

Dollars in Millions          2,885.6     3,407.3     4,369.4


We invested about $900 million in 1999, mostly in international networks and U.S. energy merchant assets.

                                   [GRAPHIC]

JIM MILLER

Responsible for UtiliCorp's U. S. network operations, Jim Miller is senior vice president, energy delivery. He oversees our electric and natural gas networks in seven states, all in the nation's Mid-continent region. These systems distribute energy to 349,000 electric customers and 831,000 natural gas customers.

THE MAIN FACTORS SHAPING 1999 RESULTS

Comparison of 1999 Normalized Diluted Earnings Per Share to 1998:


--------------------------------------------------------------------------------
NEGATIVE FACTORS:                             POSITIVE FACTORS:
Missouri rate case (a)               $(.04)   International results (d)     $.48
Increased purchased power costs               Quanta investment              .10
  and fewer off-system opportunities  (.04)   Strong natural gas liquids
Retail shutdown and bad debts         (.17)     prices and volumes (e)       .08
Additional shares (b)                 (.23)   Improved trading results, net  .18
Additional interest (c)               (.37)   Gain on asset sales, net       .10
                                              Other                          .04

--------------------------------------------------------------------------------
TOTAL NEGATIVE FACTORS               $(.85)   TOTAL POSITIVE FACTORS        $.98
--------------------------------------------------------------------------------
NET CHANGE FROM 1998                                                        $.13
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(a) IN APRIL 1998, WE WERE ORDERED BY THE MISSOURI PUBLIC SERVICE COMMISSION TO REDUCE RATES BY $22.7 MILLION ANNUALLY. A FULL YEAR'S EFFECT IS INCLUDED IN 1999.

(b)  ABOUT 13 MILLION SHARES WERE ISSUED IN LATE 1998.

(c)  ADDITIONAL DEBT WAS ISSUED IN 1999 TO FUND ACQUISITIONS.

(d)  OUR INTERNATIONAL GROWTH CAME FROM NEW ZEALAND AND AUSTRALIA.

(e) NATURAL GAS LIQUIDS PRICES AND PIPELINE THROUGHPUT INCREASED 24% AND 15%, RESPECTIVELY.

Comparison of 1998 Normalized Diluted Earnings Per Share to 1997:


--------------------------------------------------------------------------------
NEGATIVE FACTORS:                             POSITIVE FACTORS:
Missouri rate case (a)               $(.12)   International growth (d)      $.17
Depressed natural gas liquids                 Regulated businesses (e)       .35

    prices (b)                        (.23)   Merchant term business         .05
Mild weather (c)                      (.12)   Corporate and other            .02
--------------------------------------------------------------------------------
TOTAL NEGATIVE FACTORS               $(.47)   TOTAL POSITIVE FACTORS        $.59
--------------------------------------------------------------------------------
NET CHANGE FROM 1998                                                        $.12
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

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

(b)   NATURAL GAS LIQUIDS PRICES AND PRODUCTION DECLINED 26% AND 32%,
      RESPECTIVELY.

(c) WINTER TEMPERATURES AS MEASURED BY HEATING DEGREE-DAYS WERE OFF 15%, PARTIALLY OFFSET BY WARMER SUMMER TEMPERATURES.

(d)   OUR INTERNATIONAL GROWTH CAME FROM NEW ZEALAND AND THE UNITED KINGDOM.

(e) OFF-SYSTEM VOLUME GROWTH, CUSTOMER ADDITIONS AND THE WEATHER RECOVERY PLAN WERE ALL CONTRIBUTORS.

Networks

The Networks segment includes our electric and natural gas network businesses in the United States, Canada, Australia and New Zealand. Prior to October 1998, we accounted for our investment in New Zealand using the equity method of accounting. As the result of our additional investments in New Zealand in late 1998 and early 1999, we began to consolidate our New Zealand operations and discontinued equity accounting. This change resulted in significant increases in substantially all 1999 operational categories and a reduction in equity earnings.

The following table summarizes the operations of our Networks segment for the three years ended December 31, 1999.

THREE-YEAR REVIEW-NETWORKS


                                                                  Year Ended December 31,
                                                     --------------------------------------------------
Dollars in millions                                        1999            1998            1997
-------------------------------------------------------------------------------------------------------
SALES:
  Electric                                           $        983.8  $        760.2   $        647.2
  Gas                                                         638.2           622.5            767.4
  Other                                                       266.0           254.0            260.1
-------------------------------------------------------------------------------------------------------
Total sales                                                 1,888.0         1,636.7          1,674.7
-------------------------------------------------------------------------------------------------------
COST OF SALES:
  Electric                                                    411.7           298.5            227.8
  Gas                                                         380.9           404.2            500.3
  Other                                                       215.5           172.7            215.9
-------------------------------------------------------------------------------------------------------
Total cost of sales                                         1,008.1           875.4            944.0
-------------------------------------------------------------------------------------------------------
Gross profit                                                  879.9           761.3            730.7
-------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:

  Operation                                                   314.6           284.5            296.5
  Depreciation                                                157.5           120.0             93.9
  Maintenance                                                  53.3            53.2             57.7
  Taxes, other than income taxes                               69.2            66.0             72.5
  Provision for asset impairments                                --             2.5               --
-------------------------------------------------------------------------------------------------------
Total operating expenses                                      594.6           526.2            520.6
-------------------------------------------------------------------------------------------------------
Equity in earnings of investments and partnerships             39.4            90.8             43.6
Other income (expense)                                           .3             2.9              6.9
-------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)            $        325.0  $        328.8   $        260.6
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Non-recurring items:

Provision for asset impairments                                 --              2.5               --
United Energy initial public offering                           --            (45.3)              --
-------------------------------------------------------------------------------------------------------
NORMALIZED EBIT                                      $        325.0  $        286.0   $        260.6
-------------------------------------------------------------------------------------------------------
NORMALIZED EBIT CONTRIBUTION TO UTILICORP                      78.5%           82.4%            76.9%
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Identifiable assets                                  $      3,834.4  $      3,338.1   $      2,790.4
Electric sales and transportation (MWH 000's)                21,066          15,768           13,758
Gas sales and transportation (MCF 000's)                    246,547         248,184          287,396
-------------------------------------------------------------------------------------------------------
Electric customers                                        1,514,000       1,519,000        1,318,000
Gas customers                                             1,418,000         848,000          828,000
Appliance service contract customers                        170,000         171,000          170,000
-------------------------------------------------------------------------------------------------------
Total customers                                           3,102,000       2,538,000        2,316,000
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

1999 VERSUS 1998

GROSS PROFIT

Gross profit for our global network businesses increased $118.6 in 1999 compared to 1998. The consolidated operations of our New Zealand business provided an increase in gross profit of $123.0 million. The 1999 gross profit of our U.S. networks business decreased $3.3 million compared to 1998. Unfavorable weather and the full year impact of the 19 98 Missouri rate case was offset by an effective weather hedging strategy and continued customer growth in our service territories. One of our peaking turbines was out of commission during periods of record demand in July 1999. As a result, there were fewer opportunities in 1999 to sell power off-system and we had to purchase additional power at higher costs.

OPERATING EXPENSES

Operating expenses increased $68.4 million in 1999 compared to 1998. Our New Zealand operations provided $40.9 million of that increase. The remaining $27.5 million came from increased depreciation and other costs resulting from an upgrade of information technology, telecommunications, inflationary trends and allocation of additional corporate costs.

EQUITY EARNINGS

Equity earnings in 1999 decreased by $51.4 million compared to 1998. We completed a successful initial public offering of the United Energy business in Australia in 1998 which resulted in a gain of $45.3 million and reduced our ownership to 34%. The effect of our reduced ownership in this business and the full consolidation of our New Zealand operation reduced our equity earnings and was offset by our acquisition of the Multinet/Ikon gas distribution and retail properties and the continued improvement in the regulated and non-regulated operations of United Energy.

1998 VERSUS 1997

GROSS PROFIT

Gross profit from the Networks business in 1998 was $30.6 million more than in 1997. Of this increase, $23.8 million is the result of the consolidation of the New Zealand business. The remaining increase is due to an $11.9 million rise in the U.S. offset by a $5.2 million reduction in Canada. The increase in the U.S. networks is due to 2.3% growth in utility customers, higher customer usage and energy sales that together increased gross profit by $29.2 million. Partially offsetting this increase were the impact of mild weather, which reduced gross profit by $16.6 million, and the effects of a rate reduction in Missouri. The rate reduction became effective in April 1998 and reduced gross profit by $12.0 million. The Missouri rate order also increased depreciation expense by $4.3 million. Winter weather in 1998 was 15% warmer than normal. Gross profit from Canada was down due to milder winter weather and higher power costs.

OPERATING EXPENSES

Operating expenses increased $5.6 million in 1998 compared with 1997. The consolidation of the New Zealand operations increased operating expenses by $15.8 million. This increase was offset by a decrease of $8.3 million in the U.S. networks when comparing 1998 to 1997. To recover from the effects of mild winter weather in the first quarter, we beg an a cost reduction program that cut expenses by $15.7 million. This savings was partially offset by higher transmission fees and payroll and benefit increases.

EQUITY IN EARNINGS

Equity in earnings increased $47.2 million in 1998 due to the gain from United Energy's initial public offering in Australia.

BUSINESS EXPANSION

Since December 31, 1998, we have completed or initiated several transactions designed to focus the growth of our global network platform. These transactions, along with those completed in the previous two years, are discussed more fully in the Notes to the Consolidated Financial Statements. The following table summarizes these transactions.


                                                                                   Closing      Value*
         Transaction                                  Description                    Date    ($ millions)
---------------------------------------------------------------------------------------------------------
TrustPower                                 Purchased New Zealand electric network    1999        $261
Multinet/Ikon                              Purchased Australian gas network          1999         224
Horizon Energy Distribution                Sold New Zealand electric network         1999          17
West Virginia Power                        Sold electric and gas network             1999          75
St. Joseph Light & Power Company           Purchase electric and gas network         2000*        270
Empire District Electric Company           Purchase electric network                 2000*        800
TransAlta                                  Purchase Canadian electric network        2000*        450
---------------------------------------------------------------------------------------------------------


* Estimated.


                              Sales-Networks

Dollars in Millions      97         98          99

                      1,674.7     1,636.7     1,880.0


New Zealand electric operations and U.S. natural gas rate increases contributed to the 1999 increase in network sales.


                          EBIT-Networks

Dollars in Millions    97       98        99

                      260.6    328.8    325.0


Strong international results were offset by higher U.S. purchased power costs and fewer off-system power sales.

Energy Merchant

Our Energy Merchant segment currently consists of two subunits, Marketing and Trading, including both our North American and European trading operations, and Energy Assets which primarily consists of our natural gas storage, gathering and processing operations, our investments in independent power projects and a new initiative which provides structured financing to small firms in the oil and gas industry. The following table summarizes the Energy Merchant segment for the three years ending December 31, 1999.

THREE-YEAR REVIEW-ENERGY MERCHANT


                                                                        Year Ended December 31,
                                                             ----------------------------------------------
Dollars in millions                                                1999          1998          1997
-----------------------------------------------------------------------------------------------------------
SALES                                                        $    16,730.0  $    10,925.8   $    7,245.2
Cost of sales                                                     16,456.6       10,718.3        7,020.9
-----------------------------------------------------------------------------------------------------------
Gross profit                                                         273.4          207.5          224.3
-----------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:

  Operating and maintenance                                          197.3          144.5          128.5
  Depreciation                                                        39.1           29.8           29.8
  Provision for asset impairments                                       --           17.2           15.5
-----------------------------------------------------------------------------------------------------------
Total operating expenses                                             236.4          191.5          173.8
-----------------------------------------------------------------------------------------------------------
Equity earnings in subsidiaries and partnerships                      34.6           34.5           30.6
Other income (expense)                                                18.1          (13.7)          (9.3)
-----------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)                             89.7           36.8           71.8
-----------------------------------------------------------------------------------------------------------
NON-RECURRING ITEMS:

  Provision for asset impairments                                      --            17.2           15.5
  Gas supply settlement and reserves                                   --            13.4            5.0
-----------------------------------------------------------------------------------------------------------
NORMALIZED EBIT                                              $        89.7  $        67.4   $       92.3
-----------------------------------------------------------------------------------------------------------
NORMALIZED EBIT CONTRIBUTION TO UTILICORP                             21.7%          19.4%          27.2%
-----------------------------------------------------------------------------------------------------------
Identifiable assets                                          $     3,089.1  $     2,570.2   $    2,429.6
Physical gas volumes marketed (BILLION CUBIC FEET PER DAY)             9.2            9.9            7.0
Gas throughput volumes (MILLION CUBIC FEET PER DAY)                    548            475            483
Natural gas liquids-price per gallon                         $         .31  $         .25            .34
Natural gas liquids produced (THOUSAND BARRELS PER DAY)                 22             25             37
Electricity marketing volumes (MWH 000's)                          236,515        121,194         65,258
-----------------------------------------------------------------------------------------------------------



                    Sales-Energy Merchant

                       97    98     99

Dollars in Billions   7.2   10.9   16.7


In 1999 Aquila Energy had strong results from gas marketing and trading, and its electricity volumes nearly doubled.


                      EBIT-Energy Merchant


                       97      98     99

Dollars in Millions   92.3    67.4   89.7


The performance of gas marketing and trading and a rebound in prices of natural gas liquids helped boost 1999 EBIT.

                                   [GRAPHIC]

KEITH STAMM AND ED MILLS

The pair responsible for guiding Aquila Energy's continuing expansion in both new and established markets is Keith Stamm (left) and Ed Mills. Stamm returned to Kansas City in January to assume the role of chief executive officer of Aquila after three years as the CEO of United Energy in Melbourne. Mills became president and chief operating officer of Aquila in 1998.

1999 VERSUS 1998

GROSS PROFIT

Gross profit for our merchant operations increased $65.9 million in 1999 compared to 1998. This is the result of a $43.4 million increase in gross profit from Marketing and Trading and a $22.5 million increase in gross profit from Energy Assets.

      The increase in Marketing and Trading was primarily due to the following:

- Strong results in gas marketing, including our largest term contract to date, offset lower gross profit from power and carbon trading operations and final results in our retail marketing business. The favorable pricing environment that affected power trading in 1998 did not occur in 1999, which lowered EBIT from this product line in 1999. In addition, carbon, a new product line, incurred some initial setbacks during startup.

- In January 2000, we sold our retail gas marketing business. This business lost approximately $19.8 million in 1999, or $13.4 million more than in 1998. We expect to record a gain from the sale in the first quarter of 2000.

- Our gas portfolio was positively affected by favorable changes in the regulatory risks and interest rates associated with certain long-term contracts.

      The increase in Energy Assets gross profit resulted from the following:

- A 24% increase in the average price of natural gas liquids (NGLs) and a 15% increase in throughput volumes increased gross profit by about $11 million.

- The operations of the Katy gas storage facility, purchased in early 1999, contributed $8.7 million in gross margin.

- Offsetting these two items were losses on various startup businesses and a $1.5 million loss on the sale of a small pipeline system.

OPERATING EXPENSES

Operating expenses increased $44.9 million in 1999 compared to 1998, excluding non-recurring charges incurred in 1998. This increase resulted from the following:

- An increase in Marketing and Trading operating expenses was due, in part, to additional uncollectible amounts from our retail business, approximately $4.9 million in costs associated with the move to Kansas City and additional support costs resulting from business growth.

- Additional expenses were incurred related to our European trading business as we began expanding our trading presence. In 1999 we opened offices in Spain, Norway and Germany.

- Depreciation expense increased in 1999 due to additional plant stemming from the Katy Storage acquisition and additional costs from system infrastructure expenditures.

EQUITY EARNINGS

Equity earnings increased $.1 million due to a gain on the sale of an independent power project, partially offset by the impact of lower project income resulting from the 1998 sale of a project interest and the full-year impact of one project's lower power sales.

OTHER INCOME (EXPENSE)

Other income (expense) increased $31.8 million in 1999 compared to 1998. The main factors causing this increase are:

- About $166 million of net new capital loaned to energy customers. This is a relatively new business for Aquila that has grown dramatically in 1999.

- Elimination of minority interest expense resulting from our purchase of the 18% of Aquila Gas Pipeline that we did not already own.

- Interest income related to prepaid gas contracts. In 1999 and 1998, certain customers prepaid $252.0 million and $185.2 million, respectively, for future gas supplies. We used this cash to reduce short-term debt. In the future we will incur short-term debt to buy gas over the contract period.

1998 VERSUS 1997

GROSS PROFIT

Gross profit in 1998 declined $16.8 million compared to 1997. The decrease reflects a $38.4 million drop in gross profit from Energy Assets that was partially offset by a $21.6 million increase from Marketing and Trading. Energy Assets results in 1998 were lower due to a 26% decrease in NGL prices and a 32% decrease in NGL production. This combination reduced Energy Assets 1998 gross profit by $25 million. NGL prices are closely tied to crude oil prices, which declined significantly in 1998. As oil prices declined, drilling activity in the Austin Chalk region of Texas, our main gathering area, was limited to deep gas wells which produce less liquid. NGL production also declined because we voluntarily bypassed certain volumes due to low prices. The NGL price declines were largely shared with producers as a majority of our contracts are structured as a percent of production.

      Gross profit from Marketing and Trading increased 21% in 1998 compared to 1997, primarily due to the following:

- Increased gross margin from North American electricity and increased margin from gas trading and transportation in Europe. Partially offsetting this was lower gas marketing margins in our North American operation.

- An 86% increase in electricity marketing volumes as this market segment continued to expand.

- A 131% increase in gross margin from longer-term contracts (generally those of more than a year).

      In June 1998, the price of electricity in North America varied widely as the market reacted to a power shortage caused by several power plant outages and low reserve margins. During the month, electricity prices fluctuated between $30 and $7,500 per megawatt-hour. This caused many market participants to panic as they covered open short positions with high-priced electricity. In addition, some firms did not honor their contract obligations, causing others to replace the lost electricity with higher-priced supply. We did not incur net losses from the unusual pricing patterns. Assessing credit and counterparty risk is a cornerstone principle of our risk management system of internal control. Our credit policy is administered by a function that is independent from the day-to-day trading and sales operations.

OPERATING EXPENSES

Operating expenses in 1998 were $17.7 million higher than in 1997 primarily as a result of additional staffing needed to support the growth of the business.

EQUITY IN EARNINGS

Equity in earnings increased $3.9 million in 1998 compared to 1997, primarily because we sold part of our ownership in an independent power project for a $3.6 million gain.

BUSINESS EXPANSION

During 1999, we established a marketing and trading presence in Spain, Norway and Germany. Within each region, these new locations will allow us to offer energy-related and risk management services to industrial and commercial end users and to segments of the energy industry. Since December 31, 1998, we have completed or initiated several transactions that were designed to grow our merchant operations or were the result of contractual arrangements with partners. These transactions, along with those completed in the previous two years, are discussed more fully in the Notes to the Consolidated Financial Statements. The following table summarizes these most recent transactions.


                                                                          Closing   Value (a)
           Transaction                        Description                   Date  ($ millions)
--------------------------------------------------------------------------------------------
Katy Storage                         Purchased gas storage facility         1999     $100
Aquila Gas Pipeline                  Purchased 18% minority interest        1999       44
Naheola Cogeneration Project (b)     Partner exercised option to buy our    1999       84
                                       equity interest

UtiliCorp Energy Services, Inc.      Sold retail gas business               2000       14
Aries Power Plant, a joint venture   Developing 600-MW combined-cycle
    with Calpine Corporation           plant in Missouri                    2001(a)   277
--------------------------------------------------------------------------------------------

(a)   ESTIMATED.

(b)   THIS PROJECT PROVIDED ABOUT $10 MILLION IN ANNUAL EBIT.


                           Gas Marketing Volumes


                             97     98     99

Billion Cubic Feet Per Day   7.0    9.9    9.2


Natural gas marketing volumes declined in 1999 as Aquila increased its focus on the profitability of its contracts.


                      Electricity Marketing Volumes


                         97       98         99

Gigawatt-hours (000)    65.3     121.2     236.5


Aquila's electricity marketing volumes increased 95 percent in 1999 as that market continued to expand rapidly.

SERVICES

The Services segment appears for the first time in our 1999 financial statements and consists of our investment in Quanta Services, Inc. (Quanta). Quanta is the premier provider of specialized construction services to electric utilities, telecommunications and cable television companies, and governmental entities. The following table summarizes the Services contribution to EBIT for the three years ended December 31, 1999.


In millions     1999    1998    1997
---------------------------------------
EBIT           $13.2     $-      $-
---------------------------------------

In September 1999, we invested $186 million in Quanta Preferred Stock. The stock is convertible into 6.2 million common shares based on a strike price of $30. We received $7.6 million in management and advisory fees from Quanta during 1999 which is included, along with $5.6 million of equity earnings, in Equity in earnings of investments and partnerships in the accompanying consolidated statement of income. In addition, we have purchased approximately 5.2 million shares of Quanta Common Stock on the open market and in privately negotiated transactions, bringing our total equity interest in Quanta to 28%. We account for this investment using the equity method.

Corporate Matters

CORPORATE AND OTHER

The table below summarizes corporate and other EBIT for the three years ended December 31, 1999. Corporate primarily contains the retained costs of the company that are not allocated to the business units and, prior to 1998, the net losses from our investment in EnergyOne, L.L.C.


In millions                                  1999       1998      1997
--------------------------------------------------------------------------
EBIT, as reported                          $(13.9)    $(14.2)    $ 26.7
Non-recurring items: Merger termination       -          -        (53.0)
Asset impairment provision                    -          8.0       11.0
Other                                         -          -          1.5

--------------------------------------------------------------------------
NORMALIZED EBIT                            $(13.9)    $ (6.2)    $(13.8)
--------------------------------------------------------------------------


1999 versus 1998

Corporate and other EBIT decreased $7.7 million as the result of additional costs incurred that were not allocated to the business units.

1998 versus 1997

Corporate and other EBIT increased by $7.6 million due to the elimination of losses from our EnergyOne partnership with PECO Energy Company. The partnership was terminated in April 1998.

Effective Income Tax Rates

The effective income tax rate decreased 9.8% in 1999 compared to 1998. The decrease was primarily due to a larger contribution to pretax income by international operations and lower overall state income tax rates in our domestic businesses.

Competition

DOMESTIC UTILITY OPERATIONS. Our domestic network businesses operate in a regulated environment. Industrial and large commercial customers largely have access to energy sources, so some of the competitive pricing benefits have been transferred to these customers through open access tariffs relating to transmission lines and pipelines. Without federal legislation, competition at the retail level cannot form since the rules will be different in each state. As a result of our assessment of retail competition possibilities, we have now exited all domestic retail energy activities until the market more fully develops.

ACCOUNTING IMPLICATIONS. We currently record the economic effects of regulation in accordance with the provisions of Statement of Financial Accounting Standards No. 71 (SFAS No. 71), "Accounting for the Effects of Certain Types of Regulation." Accordingly, our balance sheet reflects certain costs as regulatory assets. We expect our rates will continue to be based on historical costs for the foreseeable future. If we discontinued applying SFAS No. 71, we would make adjustments to the carrying value of our regulatory assets. Total net regulatory assets at December 31, 1999 were $96.8 million.

COMPETITION IN AUSTRALIA. The State of Victoria is deregulating its electricity market in stages. Currently, customers with yearly usage above 160 megawatt-hours (industrial and large commercial customers) can choose their retail electricity suppliers. After January 1, 2001, all customers of United Energy Limited (UEL) will be able to choose their retail electricity suppliers. A majority of UEL's gross margin comes from distribution line charges that would not be affected by this customer choice.

REGULATION IN NEW ZEALAND. A concerted effort is currently under way to gain consensus for a regulatory system that is developed and administered by the utility industry. We fully support this movement.

NORTH AMERICAN ENERGY MARKETING. Our energy marketing businesses operate in a fully competitive environment that rewards participants on price, service and execution. Our energy marketing businesses compete for customers with the largest energy companies in North America. The industry is premised on large-volume sales with relatively low margins. Companies that operate in this industry must fully understand the price sensitivity and volatility of commodities. The public became more aware of some of the risks associated with this industry when a number of companies announced sudden losses resulting from the June 1998 price spike in electricity. We expect price volatility to occur and we have risk control policies in place for dealing with such events.

                                [GRAPHIC: PHOTO]

PETER LOWE

UtiliCorp's chief financial officer since January 2000, Senior Vice President Peter Lowe joined the company in 1999 as vice president, financial management and accounting services. He was previously chief financial officer of United Energy, the Australian network company 34 percent-owned by UtiliCorp.

EUROPEAN ENERGY MARKETING. Our energy marketing business in Europe continues to build its capability to offer new products in gas, electricity and other energy related areas. Trading in the United Kingdom electricity market began in October 1999 and trading in the Nordic power market began in November 1999. In the 1999 fourth quarter, we lost a major customer when it was bought by another firm.
The resulting drop in indirect customers served in the U.K. is expected to be offset by our expansion on the European Continent.

ENVIRONMENTAL MATTERS

We are currently named as a potentially responsible party (PRP) at two PCB disposal sites. Our combined cleanup expenditures have been less than $1 million to date at these and other PCB disposal sites for which we had been named a PRP but have settled our liability. We anticipate that future expenditures on the two sites where we are currently named as a PRP will not be significant.

      We also own or once operated 29 former manufactured gas plant sites which may require some form of environmental remediation. As of December 31, 1999, we estimate cleanup costs on these identified sites to be $14.4 million. See Note 14 to the Consolidated Financial Statements for further discussion of this topic.

      In October 1998, the EPA published new air quality standards to further reduce the emission of NOx. These more strict standards will require us to install new equipment on our baseload coal units in Missouri that we estimate will cost $35 million. The new standards are under debate in the courts and our ultimate cost is therefore subject to change . The new standards as written are effective in May 2003.

YEAR 2000 (Y2K) ISSUES

Over the past two years we have been modifying our critical systems in anticipation of Y2K. As of December 31, 1999, we have incurred about $2.3 million in incremental expenses addressing Y2K issues. To date, we have not experienced any major issues in our critical systems, nor have any of our major customers or vendors reported issues. While cer tain Y2K-related contingencies still may exist, we do not anticipate spending additional material amounts to address Y2K issues.

MARKET RISK-TRADING

We are exposed to market risk, including changes in commodity prices, interest rates and currency exchange rates. To manage the volatility relating to these exposures, we enter into various derivative transactions in accordance with our policy approved by the Board of Directors. Our trading portfolios consist of physical and financial natural gas, electricity, coal and interest rate contracts. These contracts take many forms, including futures, forwards, swaps and options.

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

At December 31, 1999, our value at risk was:

In millions

---------------------------
Electricity             $.6
Natural gas             1.7

---------------------------

      The average value at risk for all commodities during 1999 was $4.6 million.

      We also use additional risk control mechanisms such as stress testing, daily loss limits and commodity position limits, as well as daily monitoring of the trading activities by an independent function.

      All interest and foreign currency risks are monitored within the commodity portfolios and value-at-risk calculation. The value of our commodity portfolios are impacted by interest rates as the portfolio is valued using an estimated interest discount factor to December 31, 1999. We often sell Canadian sourced natural gas into the U.S. markets accepting U.S. dollars from customers, but paying Canadian dollars to suppliers. This exposes our portfolio to currency risk and we hedge this exposure.

      The table on the following page shows the expected cash flows associated with the interest rate financial instruments at December 31, 1999.


Dollars in millions            2000     2001      2002     2003     2004     Thereafter     Total
--------------------------------------------------------------------------------------------------
Variable to fixed rate         $1.3    $(1.9)    $(3.3)   $(3.6)   $(2.8)      $(5.1)      $(15.4)
Average rate paid              -----------------------------6.94%---------------------------------
Average rate received          -----------------------------6.74%---------------------------------

--------------------------------------------------------------------------------------------------
Fixed to variable rate           -     $(2.5)       -      $(.5)      -          $.3        $(2.7)
Average rate paid                -       7.46%      -       6.80%     -          6.71%
Average rate received            -       6.49%      -       6.73%     -          6.99%
--------------------------------------------------------------------------------------------------


MARKET RISK-NON-TRADING

We are also exposed to commodity price changes outside of price risk management activities. The following table summarizes these exposures on an EBIT basis.


                                          Commodity        EBIT
                                         Price Change   Impact (a)
--------------------------------------------------------------------
NGL price per gallon (b)                      $.01    $1.5 million
Natural gas price per MCF                     $.10      .4 million
United Kingdom natural gas prices             $.01      .7 million

--------------------------------------------------------------------


(a) ASSUMES THE PRICE CHANGE OCCURS FOR AN ENTIRE YEAR. FOR THE UNITED KINGDOM, THE PRICE CHANGE ASSUMES THAT IT OCCURS OVER THE ENTIRE FORWARD CONTRACT PERIOD.

(b)   WE HEDGE OUR FORWARD NGL PRODUCTION TO MINIMIZE THE EFFECT OF PRICE
      CHANGES.

Currency Rate Exposure

We do not currently hedge our net investment in foreign operations. As a result, the foreign denominated assets and liabilities fluctuate in value. Historically, our net exposure to changes in foreign currency has been limited as the company's foreign investments were financed through foreign debt.

The table below summarizes the average value of foreign currencies used to value sales and expenses along with the related sensitivity.


                                       Unit Value in U.S. Dollars
                         Impact of    ---------------------------
                       10% change (a)      1999    1998    1997
-----------------------------------------------------------------
Australian dollar       $2.8 million      $ .65   $ .63   $ .74
Canadian dollar          2.1 million        .67     .67     .72
New Zealand dollar       8.1 million        .53     .54     .66
British pound             .8 million       1.62    1.66    1.65

-----------------------------------------------------------------
TOTAL                  $13.8 million

-----------------------------------------------------------------


(a) ASSUMING A 10% CHANGE IN LOCAL CURRENCY VALUE RELATIVE TO THE U.S. DOLLAR IF THE CHANGE OCCURRED UNIFORMLY OVER THE ENTIRE YEAR, BASED ON 1999 FINANCIAL RESULTS.

INTEREST RATE EXPOSURE

After hedging with various financial instruments, we have about $722 million in variable rate debt. A 100-basis-point change in the variable rate financial instrument would affect net income by about $4.3 million. We hedged our $250 million 7% Senior Note issue with an interest rate swap that converted the 7% fixed rate to a floating rate equal to LIBOR plus 50 basis points.




                  Vote Your 2000 Proxy Over The Telephone

LIQUIDITY AND CAPITAL RESOURCES

Our cash requirements arise primarily from continued growth, network construction programs, non-regulated investment opportunities and merchant working capital requirements. Our ability to attract the necessary financial capital at reasonable terms is critical to our overall plan. Historically, we have financed acquisitions and investments initially with short-term debt and later funded them with an appropriate mix of common equity and long-term debt securities, depending on prevailing market conditions.

      A primary source of short-term cash has been bank loans which aggregated $248.9 million, $235.6 million and $113.8 million at December 31, 1999, 1998 and 1997, respectively. We can also issue up to $150 million of commercial paper supported by a $250 million committed revolving credit agreement. We intend to renew the current credit agreement that expires in December 2000 and allows for the issuance of notes at interest rates based on various money market rates. We had no commercial paper borrowings at December 31, 1999 and 1998.

      To maintain flexibility in our capital structure and to take advantage of favorable short-term rates, we sell our accounts receivable under two programs to fund a portion of our short-term cash requirements. The level of funding available from these programs is limited to $405 million and the amount fluctuates seasonally. We had sold approximately $365.8 million under these programs at December 31, 1999.

      In 1998, we sold 12.98 million shares of our common stock at $23.41 per share, net of underwriting costs. The $304 million in net proceeds was used to reduce domestic short-term debt. Our capital structure consisted of the following components at December 31, 1999 and 1998.


                                       1999      1998
-----------------------------------------------------
Common stock equity                    34.9%    42.5%
Monthly income preferred stocks and
  participating equity securities       8.0      2.9
Short-term debt                         5.7      6.9
Long-term debt                         51.4     47.7
-----------------------------------------------------
Total Capitalization                  100.0%   100.0%
-----------------------------------------------------


      We have approximately .3 million treasury shares as of December 31, 1999, that we expect to issue to our stock plans in 2000. Our dividend payout ratio was 68.6% in 1999 (annualized dividends of $1.20 divided by basic EPS of $1.75). We expect our EPS growth to be at a higher rate than the rate of growth in our dividend. This should reduce our payout ratio to about 50-60% over the next four years.

      We are committed to maintaining a strong balance sheet. Over the next 12 months we anticipate taking steps that will support that commitment.

CASH REQUIREMENTS

Future cash requirements include utility plant additions and required redemptions of long-term securities. We estimate expenditures over the next three years for these activities, excluding acquisitions, will be as follows:


                                  ACTUAL     Future Cash Requirements
                                  ------    ----------------------------
In millions                        1999      2000       2001      2002
------------------------------------------------------------------------
Capital expenditures:
  Networks                        $153.2    $223.9     $242.6    $210.2
  Energy Merchant                   61.3      27.8       21.8      13.0
  Corporate and other               39.0      41.8       23.4      26.3
  Maturing long-term debt          248.8      42.8      144.1     604.3
------------------------------------------------------------------------
TOTAL                             $502.3    $336.3     $431.9    $853.8
------------------------------------------------------------------------


                     Vote Your 2000 Proxy Over The Internet

                                   [GRAPHIC]

                    We Work For You When Other Things Don't

      Aquila Energy, our energy merchant business, is participating in the building of a 600-megawatt combined-cycle generation plant, initially to serve the capacity needs of our U.S. networks beginning in June 2001. We expect the new plant to cost approximately $277 million. In January 2000, we sold a 50% interest in this project to Calpine Corporation (Calpine), a premier builder and operator of this type of plant. Calpine will manage the construction and operations of the plant and Aquila will manage the facility's gas supply.

      We believe that our available cash resources from both operating cash flows and borrowing capacity will be adequate to meet our anticipated future cash requirements.

SIGNIFICANT BALANCE SHEET MOVEMENTS

Total assets increased $1.4 billion in 1999 compared to 1998. This increase is primarily due to the following:

- Increased accounts receivable, net of $169.6 million that resulted from strong gas trading results near the end of 1999.

- An increase in property, plant and equipment, net resulting from our continued investment in the network business and the purchase of the Katy gas storage facility in early 1999.

- A $544.1 million increase in our investments in subsidiaries and partnerships. We invested $224 million in the Multinet/Ikon gas distribution business in Australia and about $314 million in Quanta Services, Inc. preferred and common stock.

- We began a structured financing business and committed about $166 million of capital.

In 1999 total liabilities increased by $1.1 billion and shareholders' equity increased by $329.1 million. The increase was due to our issuing long-term debt and participating equity securities to finance investments we made in late 1998 and early 1999 in New Zealand, the purchase of the gas storage facility and our investments in Multinet/Ikon and Quanta.

NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). In June 1999, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133,"SFAS 133 established accounting and reporting standards for derivative instruments and hedging activities requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that the company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 must be adopted for fiscal years beginning after June 15, 2000.

      A significant portion of the derivatives we use are a component of our price risk management activities described in Note 2, Price Risk Management. These derivatives, along with energy commodity contracts included in our trading activities, are currently reflected on our balance sheet as assets and liabilities at their fair value. We have not yet quantified the other effects of adopting SFAS 133 on our financial statements. However, the new standards could increase volatility in earnings and other comprehensive income.

EFFECTS OF INFLATION

In the next few years, we anticipate that the level of inflation, if moderate, will not have a significant effect on operations or acquisition activity.

FORWARD-LOOKING INFORMATION

This report contains forward-looking information. Such statements involve risks and uncertainties and there are certain important factors that could cause actual results to differ materially from those anticipated. Some of the important factors which could cause actual results to differ materially from those anticipated include:

- Weather, which can affect results significantly to the extent that temperatures differ from normal. Both our Networks and Energy Merchant businesses are weather-sensitive.

- The timing and extent of changes in energy commodity prices and interest rates.

- Prices and volumes of natural gas, natural gas liquids and electricity, which are volatile and difficult to predict.

- The successful completion of a 600-megawatt power plant currently under construction.

-     Successful completion of pending acquisitions.

- The continued development of product offerings to expand services to customers and provide new revenue sources.

-     The pace and degree of regulatory changes in the U.S. and abroad.

-     The pace of well connections to our gas gathering system.

- The value of the U.S. dollar versus the British pound and the Canadian, Australian and New Zealand dollars.

- The successful expansion of our Energy Merchant business in the United Kingdom and Europe.

-     The outcome of pending rate proceedings for our U.S. networks.

- Our ability to continue accessing the U.S. equity and debt capital markets to support our growth strategy.


                    Capital Expenditures-Networks

                        97      98      99

Dollars in Millions   133.2    114.3   153.2


Network capital expenditures rose in 1999, reflecting the enhancements made in information systems and technology.


                      Capital Expenditures-Energy Merchant


                               97      98      99

Dollars in Millions           28.4    33.8    61.3


Aquila Energy's capital expenditures increased in 1999 as construction began on a new generating plant in Missouri.

Consolidated Statements of Income


                                                                   Year Ended December 31,
                                                          -----------------------------------------
In millions, except per share                                 1999        1998          1997
---------------------------------------------------------------------------------------------------
SALES                                                      $18,621.5     $12,563.4     $8,926.3
Cost of sales                                               17,464.7      11,596.0      7,972.0
---------------------------------------------------------------------------------------------------
GROSS PROFIT                                                 1,156.8         967.4        954.3
---------------------------------------------------------------------------------------------------
Operating and maintenance expense                              635.3         548.9        554.9
Depreciation expense                                           193.7         150.0        129.6
Provision for asset impairments                                  -            27.7         26.5
Equity in earnings of investments and partnerships             (69.5)       (125.1)       (68.8)
Other (income) expense                                         (16.7)         14.5        (47.0)
---------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES                             414.0         351.4        359.1
---------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
    Interest expense-long-term debt                             160.9         111.4        115.5
    Interest expense-short-term debt                              9.3          12.3         10.9
    Minority interest in income of partnership and trust         15.1           8.9          8.9
---------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                          185.3         132.6        135.3
---------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                                    228.7         218.8        223.8
    Income taxes                                                 68.2          86.6         89.7
---------------------------------------------------------------------------------------------------
Earnings before extraordinary item and cumulative
 effect of software accounting change                           160.5         132.2        134.1
---------------------------------------------------------------------------------------------------
Loss on retirement of debt (net of income tax of $4.5 million)     --            --          7.2
Cumulative effect of software accounting
    change (net of income tax of $3.2 million)                     --            --          4.8
---------------------------------------------------------------------------------------------------
Net income                                                      160.5         132.2        122.1
Preference dividends                                               --            --           .3
---------------------------------------------------------------------------------------------------
EARNINGS AVAILABLE FOR COMMON SHARES                         $  160.5      $  132.2      $- 121.8
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
    Basic                                                        91.47         80.07         80.42
    Diluted                                                      92.11         81.18         81.00
---------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
    Basic                                                        $1.75         $1.65         $1.51
    Diluted                                                       1.75          1.63          1.51
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.




             Sources of EBIT - 1999*

----------------------

Networks                             76%
Energy Merchant                      21%
Services                             3%


-----------------
* Excluding EBIT from Corporate and other of $(13.9) million



                               Sales-Energy Merchant vs. Total
                            97                 98              99

Dollars in Billions      99                                             16.7

                                                                        18.6

                         90                                             10.9
                                                                        12.6
                         97                                              7.2
                                                                         8.9
                            0        5         10       15      20

                                           Dollars in Billions

The main factor behind a 48% increase in our total sales was the 53% rise in sales of Aquila Energy.

Consolidated Balance Sheets


                                                                   December 31,

                                                           -------------------------
Dollars in millions                                               1999       1998
------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                  $    224.9  $   120.6
  Funds on deposit                                                 47.3       13.4
  Accounts receivable, net                                      1,446.5    1,276.9
  Inventories and supplies                                        266.0      235.1
  Price risk management assets                                    198.2      173.1
  Prepayments and other                                            89.3       85.7
------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                            2,272.2    1,904.8
------------------------------------------------------------------------------------
Property, plant and equipment, net                              3,665.1    3,313.9
Investments in subsidiaries and partnerships                    1,063.9      519.8
Price risk management assets                                      206.5      215.5
Merchant notes receivable                                         179.3       20.1
Deferred charges                                                  151.6      156.8
------------------------------------------------------------------------------------
TOTAL ASSETS                                                 $  7,538.6  $ 6,130.9
------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt                       $     42.8  $   248.8
  Short-term debt                                                 248.9      235.6
  Accounts payable                                              1,713.1    1,415.3
  Accrued liabilities                                              59.2       49.7
  Price risk management liabilities                               181.7      192.2
  Other                                                            99.0       89.7
------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                       2,344.7    2,231.3
------------------------------------------------------------------------------------
LONG-TERM LIABILITIES:
  Long-term debt, net                                           2,202.3    1,376.6
  Income taxes and credits                                        434.2      429.5
  Price risk management liabilities                               520.7      308.4
  Minority interests                                               76.8      151.6
  Deferred credits                                                 84.5       87.2
------------------------------------------------------------------------------------
TOTAL LONG-TERM LIABILITIES                                     3,318.5    2,353.3
------------------------------------------------------------------------------------
Company-obligated mandatorily redeemable
  preferred securities of partnership                             100.0      100.0
Company-obligated mandatorily redeemable security of trust
  holding solely parent company senior deferrable notes           250.0         --
Common shareholders' equity                                     1,525.4    1,446.3
------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $  7,538.6  $ 6,130.9
------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                 Equity Ratio*

99                                              38.9
98                                              42.5
97                                              40.3
   0                         15       30        45

                                          Percent

Our equity ratio has declined due to financing acquisitions with debt. We intend to keep the equity ratio above 40%.

* Assumes 70% conversion of premium equity participating securities (PEPS).


                           Foreign Assets at Year End

99                                                                        2,410.4
98                                                                        1,654.1
97                                                                          907.9
  0                        500          1,000       1,500        2,000    2,500

                              Dollars in Million

The 1999 acquisitions of TrustPower in New Zealand and Multinet/Ikon in Australia increased our foreign investment.

Consolidated Statements of Common Shareholders' Equity


                                                                                Year Ended December 31,
                                                             --------------------------------------------------------
Dollars in millions, except per share                                       1999            1998            1997
---------------------------------------------------------------------------------------------------------------------
Common Stock: authorized 200,000,000 shares, par value
  $1 per share, 93,605,700 shares outstanding (93,574,853
  at December 31, 1998 and 80,630,700 at December 31, 1997);
  authorized 20,000,000 shares of Class A common stock par
  value $1 per share, none issued
  Balance beginning of year                                           $     93.6         $   80.6        $    79.9
  Issuance of common stock                                                    --             13.0               .7
---------------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                         93.6             93.6             80.6
---------------------------------------------------------------------------------------------------------------------
PREMIUM ON CAPITAL STOCK:
  Balance beginning of year                                              1,253.5            972.3            965.1
  Issuance of common stock                                                    --            290.7              7.2
  Other                                                                    (27.0)            (9.5)              --
---------------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                      1,226.5          1,253.5            972.3
---------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
  Balance beginning of year                                                190.0            152.8            125.3
  Net income                                                               160.5            132.2            122.1
  Dividends on preference stock                                               --               --              (.3)
  Dividends on common stock, $1.20 per share in 1999,
    $1.20 in 1998, and $1.17 in 1997                                      (111.2)           (95.0)           (94.3)
---------------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                        239.3            190.0            152.8
---------------------------------------------------------------------------------------------------------------------
Treasury stock, at cost (282,233 shares at December 31, 1999,
  2,159,330 shares at December 31, 1998 and 352,613 shares at
  December 31, 1997)                                                        (5.4)           (53.2)           (10.8)
Accumulated other comprehensive income                                     (28.6)           (37.6)           (31.3)
---------------------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREHOLDERS' EQUITY                                     $  1,525.4         $1,446.3        $ 1,163.6
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

Consolidated Statements of Comprehensive Income


                                                     Year Ended December 31,
                                              -------------------------------------
Dollars in millions                               1999         1998          1997
-----------------------------------------------------------------------------------
Net income                                      $160.5       $132.2        $122.1
Unrealized translation adjustments, net            9.0         (6.3)       (25.4)

-----------------------------------------------------------------------------------
COMPREHENSIVE INCOME                            $169.5       $125.9        $96.7
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                      Weighted Average Shares Outstanding

 99                                                                                   92.1
 98                                                                                   81.2
 97                                                                                   81.0
   0                                25              50                 75            100

                                   Diluted Common Shares-Millions

The weighted average number of diluted common shares outstanding rose in 1999 due to our public offering of 13 million shares in December 1998.


                         Cash Provided from Operations

99                                                                          475.1
98                                                                          276.9
97                                                                          349.0
   0                100           200          300           400            500

                               Dollars in Million

Cash from operations increased $198.2 million, primarily due to a $250 million prepaid gas contract and a better working capital position derived from gas and electricity trading.

Consolidated Statements of Cash Flows


                                                                             Year Ended December 31,
                                                            ---------------------------------------------------
Dollars in millions                                                   1999           1998          1997
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                     $    160.5      $  132.2       $  122.1
  Adjustments to reconcile net income to net
   cash provided:
    Depreciation expense                                              193.7         150.0          129.6
    Provision for asset impairments                                      --          27.7           26.5
    Net changes in price risk management assets and liabilities       185.7         100.8           84.3
    Income taxes and investment tax credits                             4.7          61.7           49.0
    Equity in earnings from investments and partnerships              (69.5)       (125.1)         (68.8)
    Dividends from investments and partnerships                        33.9          48.9           36.0
    Merchant notes receivable                                        (159.2)        (20.1)            --
    Minority interests                                                 11.4           5.6            6.5
    Loss on retirement of debt, net                                      --            --            7.2
   Cumulative effect of software accounting change, net                  --            --            4.8
   Changes in certain assets and liabilities, net of effects
    of acquisitions and restructuring:
      Accounts receivable/payable, net                                128.2         (69.2)          72.9
      Inventories and supplies                                        (30.9)       (100.5)           (.7)
      Prepayments and other                                            (3.6)        (13.6)         (27.4)
      Accrued liabilities, net                                          9.5          36.8          (28.5)
      Other                                                            10.7          41.7          (64.5)
----------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM OPERATING ACTIVITIES                               475.1         276.9          349.0
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to utility plant                                         (129.3)       (121.8)        (133.2)
  Repayment of debt securities                                           --         101.1             --
  Investments in international businesses                            (485.0)       (520.0)          (2.8)
  Investments in non-regulated generating assets                      (65.1)           --             --
  Investments in Quanta Services, Inc.                               (313.9)           --             --
  Investments in energy related properties                           (107.5)        (33.8)         (28.4)
  Sale of assets and partnership investment                           159.0            --             --
  Purchase of minority interest                                       (44.0)           --             --
  Other                                                              (159.3)          (.6)         (38.2)
----------------------------------------------------------------------------------------------------------------
CASH USED FOR INVESTING ACTIVITIES                                 (1,145.1)       (575.1)        (202.6)
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock                                               --         303.7            7.9
  Issuance of company-obligated mandatorily redeemable
    preferred securities of trust holding solely parent company
    senior deferrable notes                                           250.0            --             --
  Retirement of preference stock                                         --            --          (25.0)
  Treasury stock sold (acquired)                                       44.0         (42.3)          (4.4)
  Issuance of long-term debt                                          986.0         267.0          169.0
  Retirement of long-term debt                                       (384.5)       (216.4)        (108.7)
  Short-term borrowings (repayments), net                              13.2         121.8         (138.2)
  Cash dividends paid                                                (111.2)        (95.0)         (94.6)
  Other                                                               (23.2)         (9.5)            --
----------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES                    774.3         329.3         (194.0)
----------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                      104.3          31.1          (47.6)
Cash and cash equivalents at beginning of year                        120.6          89.5          137.1
----------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                         $    224.9      $  120.6       $   89.5
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTE 1:  Summary of Significant Accounting Policies

NATURE OF OPERATIONS

UtiliCorp United Inc. is an international energy and energy solutions provider headquartered in Kansas City, Missouri. We operate lines of business in three financial reporting segments: Networks, Energy Merchant and Services.

      The main activity of Networks is operating domestic and foreign businesses that distribute and transmit electricity and natural gas to retail and wholesale customers. Our electric generation facilities supply electricity, primarily for our own distribution systems. However, we also sell to outside service areas. We also maintain and service appliances and market natural gas. Our networks operated in eight states through the end of the year, one Canadian province, New Zealand and Australia.

      Our Energy Merchant business operates as Aquila Energy (Aquila), which markets wholesale energy, gathers, transports and processes natural gas and gas liquids, and holds interests in independent power projects. Aquila Energy Corporation is a wholly-owned subsidiary of UtiliCorp. Aquila Gas Pipeline Corporation (AQP), wholly owned by Aquila, operates the gas gathering and processing businesses, located in Texas and Oklahoma. Aquila's European operations are based in the United Kingdom (U.K.).

      Aquila markets natural gas and electricity throughout the U.S. and in parts of Canada, and markets natural gas in the U.K. In 1999, it also began marketing and trading energy in Spain, Germany and Scandinavia.

      The Services segment consists of our investment in Quanta Services, Inc. (Quanta), a specialty services firm based in Houston. Quanta provides specialized construction and maintenance services to the utility, telecommunications and cable television industries.

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

PRINCIPLES OF CONSOLIDATION

Our consolidated financial statements include all of UtiliCorp's operating divisions and majority-owned subsidiaries. Generally, we use equity accounting for investments of which we own between 20% and 50%. We eliminate any significant inter-company accounts and transactions.

PROPERTY, PLANT AND EQUIPMENT

We show property, plant and equipment at cost. We expense repair and maintenance costs as incurred. Depreciation is provided on a straight-line basis over the estimated lives for utility plant by applying composite average annual rates. These range from 2.5% to 4.1%, as approved by regulatory authorities. When property is replaced, removed or abandoned, its cost, together with the costs of removal less salvage, is charged to accumulated depreciation. We depreciate gathering, processing and other energy-related property using a composite average annual rate of 4.0%. We depreciate remaining non-regulated property, plant and equipment on a straight-line basis over their estimated lives, ranging from three to 50 years.

SALES RECOGNITION

We recognize sales as products and services are delivered, except for trading and energy marketing activities. For those, we use the mark-to-market method of accounting. Under that method, trading and energy marketing activities are recorded at fair value, net of future servicing costs and reserves. When the portfolio's market value changes (primarily due to newly originated transactions and the effect of price changes) the change is recognized as gains or losses in the period of change within the sales caption. We record the resulting unrealized gains and losses as price risk management assets and liabilities.

INCOME TAXES

Our financial statements use the liability method to reflect income taxes. To estimate deferred tax assets and liabilities, we apply current tax regulations at the end of a reporting period to the cumulative temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. We amortize deferred investment tax credits over the lives of the related properties.

CASH EQUIVALENTS AND CASH FLOW INFORMATION

Cash includes cash in banks and temporary investments with an original maturity of three months or less. As of December 31, 1999, 1998 and 1997, our cash held in foreign countries was $42.1 million, $41.7 million and $74.5 million, respectively.

      Cash payments for interest, taxes and supplemental disclosures relating to acquisition activities are presented below:


In millions                        1999     1998     1997
------------------------------------------------------------------------
CASH PAID DURING THE YEAR FOR:
    Interest, net of
      amount capitalized        $  167.7 $  132.4 $  131.4
    Income taxes                    76.8     50.1     61.9
------------------------------------------------------------------------
LIABILITIES ASSUMED IN
    ACQUISITIONS:
Fair value of assets acquired   $  898.9 $  609.7      --
Cash paid for acquisitions         898.9    520.0      --
Liabilities assumed                   --     89.7      --
------------------------------------------------------------------------


EARNINGS PER COMMON SHARE

The table below shows how we calculated diluted earnings per share and diluted shares outstanding. Basic earnings per share and basic weighted average shares are the starting point in calculating the dilutive measures. To calculate basic earnings per share, divide earnings available into weighted average shares without adjusting for dilutive items .


In millions except per share                             1999      1998      1997
------------------------------------------------------------------------------------------
Earnings available for common shares                   $   160.5   $ 132.2  $   121.8
Convertible bonds                                             .2        .2         .3
------------------------------------------------------------------------------------------
Earnings available for common shares after assumed
  conversion of dilutive securities                    $   160.7   $ 132.4  $   122.1
------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
  BASIC-
    Earnings before extraordinary item and cumulative
     effect of software accounting change              $    1.75   $  1.65  $    1.66
    Loss on retirement of debt                                --        --       (.09)
    Cumulative effect of software accounting change           --        --       (.06)
------------------------------------------------------------------------------------------
  BASIC EARNINGS PER SHARE                             $    1.75   $  1.65  $    1.51
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
  DILUTED-
    Earnings before extraordinary item and cumulative
      effect of software accounting change             $    1.75   $  1.63  $    1.66
    Loss on retirement of debt                                --        --       (.09)
    Cumulative effect of software accounting change           --        --       (.06)
------------------------------------------------------------------------------------------
  DILUTED EARNINGS PER SHARE                           $    1.75   $  1.63  $    1.51
------------------------------------------------------------------------------------------
Weighted average number of common shares used in
  basic earnings per share                                 91.47     80.07      80.42
Per share effect of dilutive securities:
  Stock options                                              .32       .77        .18
  Convertible bonds                                          .32       .34        .40
------------------------------------------------------------------------------------------
Weighted number of common shares and dilutive potential
  common stock used in diluted earnings per share          92.11     81.18      81.00
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

Currency Adjustments

We translate the financial statements of our foreign subsidiaries and operations into U.S. dollars using the average monthly exchange rate during the period for income statement items. We use the year-end exchange rate for balance sheet items. When translating foreign currency-based assets and liabilities to U.S. dollars, we show any differences between accounts as translation adjustments in common shareholders' equity. For income statement accounts, we show all changes in foreign currency relative to the U.S. dollar within the consolidated statements of income.

RECLASSIFICATIONS

Certain prior year amounts in the consolidated financial statements have been reclassified where necessary to conform to 1999 presentation.

NOTE 2: Price Risk Management

A.  TRADING ACTIVITIES:

PRICE RISK MANAGEMENT ACTIVITIES

We trade energy commodity contracts daily. Our trading activities attempt to match our portfolio of physical and financial contracts to current or anticipated market conditions. Within the trading portfolio, we take certain positions to hedge physical sale or purchase contracts and we take certain positions to take advantage of market trends and conditions. We record most energy contracts-both physical and financial-at fair market value. Changes in value are reflected in the consolidated statement of income. We use all forms of financial instruments including futures, forwards, swaps and options. Each type of financial instrument involves different risks. We believe financial instruments help us manage our exposure to changes in market prices and take advantage of selected arbitrage opportunities.

      We refer to these transactions as price risk management activities.

MARKET RISK

The company's price risk management activities involve offering fixed price commitments into the future. The contractual amounts and terms of these financial instruments at December 31, 1999 and 1998, are shown below:


                                                    DECEMBER 31, 1999
                               --------------------------------------------------------------------
Dollars in millions            FIXED PRICE PAYOR     FIXED PRICE RECEIVER     MAXIMUM TERM IN YEARS
---------------------------------------------------------------------------------------------------
ENERGY COMMODITIES:
  Natural gas (TRILLION BTUS)       5,418.8                  4,958.6                   12
  Electricity (MEGAWATT-HOURS)    1,788,096                1,775,280                    1
-------------------------------------------------------------------------------------------------
FINANCIAL PRODUCTS:
  Interest rate instruments      $    1,998               $      612                   12
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------



                                                    December 31, 1999
                               --------------------------------------------------------------------
Dollars in millions            Fixed Price Payor     Fixed Price Receiver     Maximum Term In Years
---------------------------------------------------------------------------------------------------
ENERGY COMMODITIES:
  Natural gas (TRILLION BTUS)       4,454.8                  4,201.9                   12
  Electricity (MEGAWATT-HOURS)    2,421,440                2,238.176                    1
-------------------------------------------------------------------------------------------------
FINANCIAL PRODUCTS:
  Interest rate instruments      $    2,507               $      631                   12
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

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

      We consider a number of risks and costs associated with the future contractual commitments included in our energy portfolio, including credit risks associated with the financial condition of counterparties, product location (basis) differentials and other risks which our policy dictates. The value of all forward contracts is discounted to December 31, 1999, using an estimated rate. We continuously monitor the portfolio and value it daily based on present market conditions. The following table displays the market values of energy transactions at December 31, 1999 and 1998, and the average value for the years ended December 31, 1999 and 1998:


                                           PRICE RISK MANAGEMENT ASSETS           PRICE RISK MANAGEMENT LIABILITIES
                                         --------------------------------         ---------------------------------
Dollars in millions                      AVERAGE VALUE  DECEMBER 31, 1999         AVERAGE VALUE   DECEMBER 31, 1999
----------------------------------------------------------------------------------------------------------------------
Independent power producers                 $  146.7        $  146.6               $    4.1          $    3.4
Financial institutions                          25.5            20.1                   22.9              34.0
Oil and gas producers                           32.1            25.7                   18.5              11.4
Municipalities and other gas transmission       32.6            37.2                  361.3             548.0
Energy marketers                               100.8           105.3                   55.7              54.7
Interest rate swaps                              1.7            27.9                     .2               1.2
Other                                           39.1            41.9                   19.1              18.4
----------------------------------------------------------------------------------------------------------------------
Gross value                                    378.5           404.7                  481.8             671.1
Reserves                                          --              --                   39.8              31.3
----------------------------------------------------------------------------------------------------------------------
TOTAL                                       $  378.5        $  404.7               $  521.6          $  702.4
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


                                            Price Risk Management Assets      Price Risk Management Liabilities
                                           -------------------------------    ---------------------------------
Dollars in millions                        Average Value December 31, 1998     Average Value December 31, 1998
-------------------------------------------------------------------------------------------------------------------
Independent power producers                 $  147.6          $  165.4            $    --             $   --
Financial institutions                          14.1               2.8               37.6               42.5
Oil and gas producers                           31.4              38.4               24.9               34.1
Municipalities and other gas transmission       44.3              41.3              149.7              310.3
Energy marketers                               116.5              90.4               83.6               46.6
Other                                           34.1              50.3               14.9               14.6
-------------------------------------------------------------------------------------------------------------------
Gross value                                    388.0             388.6              310.7              448.1
Reserves                                          --                --               53.1               52.5
-------------------------------------------------------------------------------------------------------------------
TOTAL                                       $  388.0          $  388.6            $ 363.8             $500.6
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

      Future changes in the creditworthiness of our counterparties change the value of our portfolio. We adjust the value of contracts and set dollar limits with counterparties based on our assessment of their credit quality.

      As of December 31, 1999, the future cash flow requirements, net of margin deposits, related to these financial instruments were $72.7 million. Margin deposits are required on certain financial instruments to address significant fluctuations in market prices.

      The value of price risk management assets is concentrated into three contracts representing 30% of total asset value of the portfolio. This concentration of customers may impact the company's overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

B. NON-TRADING ACTIVITIES-HEDGING
INSTRUMENTS

We enter into forwards, futures and other contracts related to our commodity businesses solely to hedge future production. The estimated fair value and cash flow requirements for these financial instruments are based on the market prices in effect at the financial statement date and do not necessarily reflect our entire trading portfolio.

NOTE 3: Accounts and Merchant Notes Receivable

Our accounts receivable on the Consolidated Balance Sheets are comprised as follows:


                                           December 31,
                                   -----------------------------
In millions                            1999           1998
----------------------------------------------------------------
Accounts receivable, net of
  allowance for bad debt           $  1,733.4      $  1,442.0
Unbilled revenue                         78.9            82.9
Accounts receivable sale program       (365.8)         (248.0)
----------------------------------------------------------------
TOTAL                              $  1,446.5      $  1,276.9
----------------------------------------------------------------
----------------------------------------------------------------

      We sell, on a continuing basis, up to $405 million of eligible accounts receivable on a limited recourse basis. The financial institutions that buy our receivables charge a fee based on the dollar amount sold, which is reflected as an expense in the consolidated statements of income. Our consolidated statements of income reflect fees associated wi th these sales of (in millions) $15.7 in 1999, $16.0 in 1998, and $15.2 in 1997.

      Merchant notes receivable consists of notes with terms ranging from three to eight years and interest rates ranging from 10.0% to 13.5%. At December 31, 1999, the carrying value approximated fair market value.

NOTE 4: Property, Plant and Equipment

The components of property, plant and equipment are as follows:


                                           December 31,
                                     ----------------------
In millions                              1999        1998
-----------------------------------------------------------
Electric utility                     $  2,809.7 $  2,612.7
Gas utility                             1,158.2    1,164.1
Gas gathering and pipeline systems        669.0      587.8
Other                                     388.1      340.4
Construction in process                   184.9       57.0
-----------------------------------------------------------
                                        5,209.9    4,762.0
Less--depreciation, depletion
    and amortization                    1,544.8    1,448.1
-----------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, NET   $  3,665.1 $  3,313.9
-----------------------------------------------------------
-----------------------------------------------------------

Our property, plant and equipment includes acquisition-related intangibles that are being amortized over useful lives not exceeding 40 years.

NOTE 5: Asset Impairments

During 1998 and 1997, we adjusted the reported value of certain assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In 1998, we recognized $13.2 million reflecting a plan to curtail our retail activities, $8.0 million with respect to our decision to dissolve the EnergyOne, L.L.C. partnership, and $6.5 million related to our investment in a power plant project. During 1997, we recognized impairments of $15.5 million related to the value of a royalty interest and $11.0 million stemming from the abandonment of a technology-related venture.

NOTE 6: Investments in Subsidiaries and Partnerships

Our consolidated balance sheet contains various equity investments as shown in the table below. Our New Zealand investment is now fully consolidated within the 1999 and 1998 balance sheets, but before 1998 our New Zealand operations were equity investments. The table below summarizes our investments and related equity earnings.


                                                                          Investment              Equity Earnings
                                                                        at December 31,       Year Ended December 31,
                                      Ownership                         ---------------     ------------------------------
Dollars in millions                  at 12/31/99    Country             1999      1998       1999      1998        1997
--------------------------------------------------------------------------------------------------------------------------
UAHL investment                            34.0%    Australia        $  234.2    $ 221.9    $ 28.0    $ 69.1     $ 28.6
Multinet/Ikon (a)                          25.5%    Australia           245.3         --      (6.9)       --         --
UNZ investment: (b)
WEL Energy Group Ltd. (WEL)                  --     New Zealand            --         --        --      11.3        4.5
Power New Zealand (PNZ)                      --     New Zealand            --         --        --       8.1        9.2
Pacific Energy                            29.5%     New Zealand           1.2         --        .6        --         --
UtilCo Group partnerships (c)           17%-50%     U.S. & Jamaica      136.6      193.7      34.0      33.4       29.6
Oasis Pipe Line Company (Oasis) (d)         35%     United States        97.7       97.1        .6       1.1         .9
Quanta Services, Inc. (e)                   28%     United States       319.5         --      13.2        --         --
Other                                   Various                          29.4        7.1        --       2.1       (4.0)
--------------------------------------------------------------------------------------------------------------------------
TOTAL                                                              $  1,063.9    $ 519.8    $ 69.5    $ 125.1    $ 68.8
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(a) ON MARCH 12, 1999, WE ACQUIRED, FOR $224 MILLION, A 25.5% INTEREST IN MULTINET/IKON, A NATURAL GAS NETWORK AND RETAILER IN VICTORIA, AUSTRALIA.

(b) WE ACQUIRED A CONTROLLING INTEREST IN 1998 AND AS A RESULT OUR NEW ZEALAND INVESTMENTS, NOW OPERATING AS UNITEDNETWORKS LIMITED, ARE REFLECTED ON A CONSOLIDATED BASIS.

(c) WE OWN INTERESTS IN 16 INDEPENDENT POWER PROJECTS LOCATED IN FIVE STATES AND JAMAICA. OF THESE, 15 ARE CURRENTLY IN COMMERCIAL OPERATION. THESE INVESTMENTS ARE AGGREGATED BECAUSE INDIVIDUAL INVESTMENTS ARE NOT SIGNIFICANT. IN 1999, OUR PARTNER IN A POWER PROJECT EXERCISED AN OPTION TO PURCHASE OUR INTEREST IN THE PROJECT. WE RECEIVED $83.8 MILLION AND RECOGNIZED A GAIN OF $7.1 MILLION.

(d)   IN 1997, AQP SOLD 5% OF ITS INTEREST IN OASIS TO ANOTHER PARTNER.


(e) ON SEPTEMBER 23, 1999, WE INVESTED $186 MILLION IN QUANTA SERVICES, INC. (QUANTA) PREFERRED STOCK. THE PREFERRED STOCK IS CONVERTIBLE INTO 6.2 MILLION COMMON SHARES BASED ON A STRIKE PRICE OF $30. THIS INVESTMENT IS ACCOUNTED FOR BY THE EQUITY METHOD OF ACCOUNTING. WE RECEIVED A $7.6 MILLION ADVISORY FEE FROM QUANTA DURING 1999 WHICH IS REFLECTED AS EQUITY EARNINGS IN THE ACCOMPANYING CONSOLIDATED STATEMENT OF INCOME. IN ADDITION, WE HAVE PURCHASED APPROXIMATELY 5.2 MILLION SHARES OF QUANTA'S COMMON STOCK ON THE OPEN MARKET AND IN PRIVATELY NEGOTIATED TRANSACTIONS.

The summarized combined financial information of unconsolidated material equity investments is presented below:


                                      December 31,
                                ------------------------
In millions                        1999      1998(a)
--------------------------------------------------------
ASSETS:
    Current assets             $    660.0 $    322.7
    Non-current assets            4,024.2    2,084.8
--------------------------------------------------------
TOTAL ASSETS                   $  4,684.2 $  2,407.5
--------------------------------------------------------
LIABILITIES AND EQUITY
    Current liabilities        $    422.3 $    335.9
    Non-current liabilities       2,267.6    1,344.2
    Equity                        1,994.3      727.4
--------------------------------------------------------
TOTAL LIABILITIES AND EQUITY   $  4,684.2 $  2,407.5
--------------------------------------------------------
--------------------------------------------------------


                             Year Ended December 31,
                          ------------------------------
In millions                  1999     1998(a)    1997
--------------------------------------------------------
OPERATING RESULTS:
    Revenues             $  1,986.0 $  850.3 $  1,294.7
    Costs and expenses      1,801.1    752.4    1,140.7
--------------------------------------------------------
NET INCOME               $    184.9 $   97.9 $    154.0
--------------------------------------------------------
--------------------------------------------------------

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

      The following table lists the regulatory assets and liabilities recorded at December 31, 1999 and 1998. These are primarily shown as deferred charges and credits on the consolidated balance sheets.


In millions                          1999     1998
------------------------------------------------------
Income taxes                      $   55.6 $   59.0
Environmental                         24.1     11.5
Debt-related costs                    22.9     17.8
Regulatory accounting orders           5.9      6.4
Demand-side management programs        5.5     10.3
Other                                 10.4      9.2
------------------------------------------------------
TOTAL REGULATORY ASSETS           $  124.4 $  114.2
------------------------------------------------------
REGULATORY LIABILITIES                27.6     17.7
------------------------------------------------------
Net Regulatory Assets             $   96.8 $   96.5
------------------------------------------------------
------------------------------------------------------


NOTE 8: Short-Term Debt

Short-term debt includes the following components:


                                   December 31,
                             --------------------------
Dollars in millions             1999        1998
-------------------------------------------------------
Bank borrowing and other    $    248.9  $    235.6
Commercial paper                --          --
-------------------------------------------------------
TOTAL                       $    248.9  $    235.6
-------------------------------------------------------
Weighted average interest
    rate at year end               5.95%       4.31%
-------------------------------------------------------
-------------------------------------------------------


      We have a $150 million commercial paper program supported by a $250 million revolving credit agreement. The credit agreement allows us to issue commercial paper at a favorable interest rate. Our credit agreement contains restrictive covenants and charges an annual commitment fee of .17% on the unused portion.

      During 1998, we put in place two New Zealand credit facilities that we used to acquire additional shares in UnitedNetworks. One of these credit facilities matured in December 1999 and was not renewed. At December 31, 1999, the remaining facility had the following terms:


Dollars in millions         December 31, 1999
-------------------------------------------------------------
   Maximum        Amount       Interest       Maturity
   Amount       Outstanding      Rate           Date
-------------------------------------------------------------
   $NZ 425      $NZ 420.8       5.96%         July 2000
-------------------------------------------------------------

Dollars in millions         December 31, 1998
-------------------------------------------------------------
   $NZ 425      $NZ  403.9      4.30%      October 1999
   $NZ  45      $NZ   42.4      4.47%     December 1999
-------------------------------------------------------------
-------------------------------------------------------------

      The outstanding balances from these credit facilities comprised the total short-term debt balance at December 31, 1998. The interest rates may vary with changes in the New Zealand bank bill rate and carry a commitment fee of .20% on unused amounts.

NOTE 9: Company-Obligated Preferred Securities

      In June 1995, UtiliCorp Capital L.P. (UC), a limited partnership of which we are the general partner, issued 4 million shares of 8.875% Cumulative Monthly Income Preferred Securities, Series A, for $100 million. The limited partnership interests represented by the preferred securities are redeemable at the option of UC, after June 12, 2000, at $25 per preferred security plus accrued interest and unpaid dividends. At December 31, 1999, the fair market value of these securities was $90.5 million.

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

      In September 1999, UtiliCorp Capital Trust I (UCT), a limited partnership of which we are the general partner, issued 10 million shares of 9.75% Premium Equity Participating Security Units ("PEPS Units") for $250 million. Each PEPS Unit had an issue price of $25 and consists of a contract to purchase shares of our common stock on or prior to November 16, 2002 and a preferred security of UCT. The sole asset of UCT consists of $257.7 million of 7.35% senior deferrable notes due November 16, 2004 of UtiliCorp. Each purchase contract yields 2.40% per year, paid quarterly, on the $25 stated amount of the PEPS Unit. Each trust preferred security yields 7.35% per year, paid quarterly on the $25 stated amount of the PEPS Unit, until November 16, 2002. Following a remarketing of the trust preferred securities, the yields will be reset at a rate that will be equal to or greater than 7.35%. The fair market value of these securities at December 31, 1999, was about $226.9 million.

NOTE 10: Long-Term Debt

   This table summarizes the company's long-term debt:


                                                                                       December 31,
                                                                                --------------------------
In millions                                                                        1999            1998
----------------------------------------------------------------------------------------------------------
FIRST MORTGAGE BONDS:

   Various, 9.96%*, due 2000 - 2008                                              $ 17.3         $  19.5
SENIOR NOTES:
   9.21% Series, retired October 11, 1999                                            --            50.0
   8.45% Series, retired November 15, 1999                                           --           100.0
   Aquila Southwest Energy 8.29% Series, due September 15, 2002                    37.5            50.0
   7.0% Series, due July 15, 2004 (a)                                             250.0              --
   6.875% Series, due October 1, 2004                                             150.0           150.0
   6.375% Series, due June 1, 2005                                                100.0           100.0
   9.03% Series, due December 1, 2005                                              20.2              --
   6.70% Series, due October 15, 2006                                             100.0           100.0
   8.2% Series, due January 15, 2007                                              130.0           130.0
   7.625% Series, due November 15, 2009                                           200.0              --
   10.5% Series, due December 1, 2020                                              35.7            55.9
   8.27% Series, due November 15, 2021                                            131.8              --
   9.0% Series, due November 15, 2021                                              18.2           150.0
   8.0% Series, due March 1, 2023                                                 125.0           125.0
SECURED DEBENTURES OF WEST KOOTENAY POWER:
   8.90%*, due 2001 - 2023                                                         69.6            66.2
CONVERTIBLE SUBORDINATED DEBENTURES:
   6.625%, due July 1, 2011 (convertible into 308,234 common shares)                4.9             5.3
SENIOR NOTES OF AUSTRALIA:
   7.04%*, due October 15, 2002                                                    98.4              --
New Zealand Denominated Credit Facilities, due January 15, 2002                   456.6           379.2
Australian Denominated Credit Facility, due January 2001 and March 2002           187.0           101.0
Canadian Denominated Credit Facility, due May 29, 2004                             48.5            --
Capital Leases                                                                     23.4             3.9
Other notes and obligations                                                        41.0            39.4
----------------------------------------------------------------------------------------------------------
TOTAL LONG-TERM DEBT                                                            2,245.1         1,625.4
Less current maturities                                                            42.8           248.8
----------------------------------------------------------------------------------------------------------
LONG-TERM DEBT, NET                                                            $2,202.3        $1,376.6
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
Fair value of long-term debt, including current maturities (b)                 $2,211.6        $1,752.8
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------


* Weighted average interest rate.

(a) HEDGED WITH AN INTEREST RATE SWAP MOVING THE FIXED RATE TO A FLOATING RATE EQUAL TO LIBOR PLUS 50 BASIS POINTS.

(b) THE FAIR VALUE OF LONG-TERM DEBT IS BASED ON CURRENT RATES AT WHICH THE COMPANY COULD BORROW FUNDS WITH SIMILAR REMAINING MATURITIES.

      All of our Michigan network assets are subject to the lien of a mortgage indenture. We cannot issue mortgage bonds under our General Mortgage Indenture without directly securing certain Senior Notes equally as any mortgage bond issue. Currently we have no plans to issue mortgage bonds.

      The amounts of long-term debt maturing in each of the next five years and thereafter are shown below:


In millions                          Maturing Amounts
-----------------------------------------------------
2000                                       $ 42.8
2001                                        144.1
2002                                        604.3
2003                                          3.9
2004                                        452.1
Thereafter                                  997.9
-----------------------------------------------------
Total                                    $2,245.1
-----------------------------------------------------
-----------------------------------------------------

DEBT REFINANCING EXCHANGE OFFER

In March 1999, approximately $131.8 million of our 9% senior notes were exchanged for 8.27% senior notes and $20.2 million of our 10.5% senior notes were exchanged for 9.03% senior notes.

NEW ZEALAND DENOMINATED CREDIT FACILITIES

UnitedNetworks has a three-year term loan facility to finance the acquisitions of TransAlta's (December 1998) and TrustPower's (January 1999) lines businesses. The maximum amount of the facility is $NZ1 billion. The interest rate is fixed through a series of swaps at 7.20%. A commitment fee of .50% applies to the unused portion of the credit facility.

AUSTRALIAN DENOMINATED CREDIT FACILITIES

We maintain a $A155 million credit facility with a bank that matures in January 2001. The interest rate for this facility is fixed at 7.19%. At December 31, 1999, $A155 million was outstanding.

   We also have a $A130 million credit facility with a consortium of banks that matures in March 2002. The interest rate on this facility fluctuates with changes in the Australian bank bill rate. At December 31, 1999, $A130 million was outstanding at a rate of 6.65%. A commitment fee of .50% applies to the unused portion of the credit facility.

CANADIAN DENOMINATED CREDIT FACILITIES

UtiliCorp Canada Finance Corporation (UCFC) maintains a $C70 million credit facility with a bank that matures in May 2004. The interest rate for this facility is fixed at 6.52%.

NOTE 11: Capital Stock

COMMON STOCK

We have two types of authorized common stock-- unclassified common stock and Class A common stock. No Class A common stock is issued or outstanding. As of December 31, 1999, we had no restrictions on our ability to pay cash dividends.

COMMON STOCK SPLIT

In November 1998, our Board of Directors approved a 3-for-2 common stock split. The stock split was effective March 12, 1999, and all share amounts, share prices, and per share figures have been restated.

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

      For the year ended December 31, 1999, 1,432,919 shares were issued under the Stock Plan. As of December 31, 1999, 4,773,618 shares were available to issue under this plan.

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

RESTATED RETIREMENT INVESTMENT PLAN

A defined contribution plan, the Restated Retirement Investment Plan (Savings
Plan), covers all of our full-time and eligible part-time employees. Participants may generally elect to contribute up to 15% of their annual pay on a before- or after-tax basis subject to certain limitations. The company generally matches contributions up to 6%. Participants may direct their contributions into various investment options. All company matching contributions are in UtiliCorp common stock. The Savings Plan also includes a stock contribution fund to which the company can contribute an additional amount of company common stock for participants.

STOCK INCENTIVE PLAN

Our Stock Incentive Plan enables the company to grant common shares to certain employees as restricted stock awards and as stock options. Shares issued as restricted stock awards are held by the company until certain restrictions lapse, generally on the third award anniversary. The market value of the stock, when awarded, is amortized to compensation expense over the three-year period. Stock options granted under the Plan allow the purchase of common shares at a price not less than fair market value at the date of grant. Options are generally exercisable commencing with the first anniversary of the grant. They expire 10 years after the date of grant.

EMPLOYEE STOCK OPTION PLAN

The Board approved the establishment of an Employee Stock Option Plan in 1991. This Plan provides for the granting of up to 2.4 million stock options to eligible employees other than those eligible to receive options under the Stock Incentive Plan. Stock options granted under the Employee Stock Option Plan carry the same provisions as those issued under the Stock Incentive Plan. During 1998 and 1992, respectively, options for 1,278,713 and 1,114,350 shares were granted to employees. The exercise prices of these options are $24.02 and $18.21, respectively.

   This table summarizes stock options as of December 31, 1999 and 1998:


Shares                             1999           1998
--------------------------------------------------------
BEGINNING BALANCE             5,440,403      3,764,441
Granted                       2,640,401      2,706,526
Exercised                      (214,724)      (803,565)
Cancelled                      (518,119)      (226,999)
--------------------------------------------------------
ENDING BALANCE                7,347,961      5,440,403
--------------------------------------------------------
--------------------------------------------------------
WEIGHTED AVERAGE PRICES:
Beginning balance               $21.15          $18.65
Granted price                    23.19           23.94
Exercised price                  24.30           18.79
Cancelled price                  22.51           20.47
Ending balance                   21.80           21.15
--------------------------------------------------------
--------------------------------------------------------


      At December 31, 1999, total exercisable stock options were 2,900,211 shares. Total restricted stock awards outstanding were 1,048,842 shares (at prices ranging between $14.59 and $25.00).

STOCK BASED COMPENSATION

We issue stock options to employees from time to time and account for these options under Accounting Principles Board Opinion No. 25 (APB 25). All stock options issued are granted at the common stock's current market price. This means we record no compensation expense related to stock options. We also offer employees a 15% discount from the market price of common stock.

      Since we record options and discounts under APB 25, we must disclose the pro forma compensation expense and earnings per share (dilutive method) as if we reflected the estimated fair value of options and discounts as compensation at the date of grant or issue. For the years ended December 31, 1999, 1998 and 1997, our pro forma net income and diluted earnings per share would have been as follows:


In millions except per share                                                  1999            1998            1997
---------------------------------------------------------------------------------------------------------------------
NET INCOME:
   As reported                                                               $160.5          $132.2          $122.1
   Pro forma                                                                  155.5           126.2           119.2
---------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE:
   As reported                                                                $1.75           $1.63           $1.51
   Pro forma                                                                   1.70            1.56            1.47
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


   The fair value of stock options granted in 1999, 1998 and 1997 was estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair values and related assumptions were as follows:


                                                                              1999             1998            1997
---------------------------------------------------------------------------------------------------------------------
Weighted average fair value per share                                        $3.23            $3.54           $2.33
Expected volatility                                                         17.25%           16.52%          17.36%
Risk-free interest rate                                                      5.45%            5.76%           6.58%
Expected lives                                                             10 YEARS          10 years        10 years
Dividend yield                                                               5.10%            4.97%           6.28%
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

NOTE 12: Income Taxes

   Income tax expense consists of the following components:


                                Year Ended December 31,
----------------------------------------------------------
In millions                     1999     1998      1997
----------------------------------------------------------
CURRENTLY PAYABLE:
 Federal                       $91.1    $33.9     $27.1
 Foreign                         7.5      1.7       7.1
 State                          15.6      6.5       6.5
DEFERRED:
     Federal                   (38.7)    41.5      42.1
     State                      (6.2)     4.2       8.2
Investment tax credit
 amortization                   (1.1)    (1.2)     (1.3)
----------------------------------------------------------
TOTAL INCOME TAX EXPENSE       $68.2    $86.6     $89.7
----------------------------------------------------------
----------------------------------------------------------


      The principal components of deferred income taxes consist of the following:


                                           December 31,

---------------------------------------------------------
In millions                               1999     1998
---------------------------------------------------------
DEFERRED TAX ASSETS:
 Alternative minimum carryforward       $ 70.5   $ 93.4
---------------------------------------------------------
DEFERRED TAX LIABILITIES AND CREDITS:
Accelerated depreciation and
 other plant differences:
 Regulated                               229.6    180.5
 Non-regulated                           175.0    186.7
Regulatory asset--SFAS 109                32.2     42.4
Mark-to-market reserve                    39.8     50.4
Other, net                                28.1     62.9
---------------------------------------------------------
TOTAL DEFERRED TAX LIABILITIES
 AND CREDITS                             504.7    522.9
---------------------------------------------------------
DEFERRED INCOME TAXES AND
 CREDITS, NET                           $434.2   $429.5
---------------------------------------------------------
---------------------------------------------------------

Our effective income tax rates differed from the statutory federal income tax rates primarily due to the following:


                                          December 31,
                                  -------------------------
Percent                               1999   1998    1997
-----------------------------------------------------------
Statutory Federal Income Tax Rate    35.0%   35.0%  35.0%
TAX EFFECT OF:
 Investment tax credit
   amortization                       (.5)    (.5)   (.6)
 State income taxes, net of
   federal benefit                    2.7     4.9    5.8
 Difference in tax rate of
   foreign subsidiaries              (3.8)   (3.1)  (1.9)
 Other                               (3.6)    3.3    1.8
---------------------------------------------------------
EFFECTIVE INCOME TAX RATE          29.8%   39.6%  40.1%
---------------------------------------------------------
---------------------------------------------------------


   We had alternative minimum tax credit carryforwards of approximately $70.5 million at December 31, 1999. Alternative minimum tax credits can be carried forward indefinitely. The company has not recorded a valuation allowance against its tax credit carryforwards.

   We have made no provision for U.S. income taxes on undistributed earnings from our international businesses ($198.4 million at December 31, 1999) because it is our intention to reinvest those earnings. If we distribute those earnings in the form of dividends, we may be subject to both foreign withholding taxes and U.S. income taxes net of allowable foreign tax credits. Consolidated income before income taxes for the years ended December 31, 1999, 1998, and 1997 included (in millions) $70.7, $70.5, and $13.6, respectively, from international operations.

NOTE 13. Employee Benefits

PENSIONS
The following table shows the funded status of our pension plans and the amounts included in the consolidated balance sheets and statements of income:


                                                          Pension Benefits                     Other Benefits
                                                 -------------------------------------------------------------------
Dollars in millions                                   1999      1998      1997            1999      1998       1997
---------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at start of year                 $221.4    $205.5     $185.9         $ 42.2   $  42.6     $ 39.0
Service cost                                           7.7       7.7        6.3            1.0        .7         .7
Interest cost                                         14.8      14.4       13.8            3.2       2.7        2.8
Plan participants' contribution                         .7        .6         .6             .9        .8         .8
Amendments                                              .3       8.9         .5             --        .3        (.1)
Actuarial (gain) loss                                (16.0)     (1.2)       8.5            7.5       1.6         .6
Benefits paid                                        (12.5)    (12.1)      (8.5)          (3.6)     (6.3)      (1.1)
Foreign Currency Exchange changes                      2.2      (2.4)      (1.6)            .2       (.2)       (.1)
---------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                   $218.6    $221.4     $205.5         $ 51.4   $  42.2     $ 42.6
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at start of year          $227.0    $239.6     $208.7         $  4.5   $   4.8     $   .5
Actual return on plan assets                          40.6       (.5)      38.9             .3        .2         .1
Employer contribution                                  1.9       1.5        1.3            5.5       5.0        4.5
Plan participants' obligation                           .7        .6         .6             .9        .8         .8
Benefits paid                                        (12.5)    (12.1)      (8.5)          (3.6)     (6.3)      (1.1)
Foreign Currency Exchange changes                      1.9      (2.1)      (1.4)           --         --         --
---------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year            $259.6    $227.0     $239.6         $  7.6   $   4.5     $  4.8
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Funded status                                       $ 41.0      $5.6     $ 34.1         $(43.8)  $ (37.7)    $(37.8)
Unrecognized transition amount                        (7.7)     (8.9)     (10.1)          26.3      28.3       30.4
Unrecognized net actuarial (gain) loss               (13.6)     19.5       (2.3)           3.8      (8.8)      (7.7)
Unrecognized prior service cost                       10.9      10.6        1.6             .3       3.2        --
---------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost                      $ 30.6    $ 26.8     $ 23.3         $(13.4)  $ (15.0)    $(15.1)
---------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE ASSUMPTIONS AS OF
     SEPTEMBER 30:
Discount rate                                        7.61%     6.75%      7.17%          7.75%     6.75%      7.00%
Expected return on plan assets                       9.70%     9.73%      9.73%          7.00%     7.00%     10.00%
Rate of compensation increase                        5.04%     5.09%      5.36%          5.40%     5.40%      5.40%
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

   For measurement purposes, we assumed a 6.00% annual rate of increase in the per capita cost of covered health benefits for each future fiscal year.


                                                          Pension Benefits                     Other Benefits
                                                 --------------------------------------------------------------------
Dollars in millions                                   1999      1998      1997            1999      1998      1997
---------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                       $   7.7     $ 7.7      $ 6.3           $1.0      $ .7      $ .7
Interest cost                                         14.8      14.4       13.8            3.2       2.7       2.8
Expected return on plan assets                       (23.4)    (22.8)     (19.9)           (.4)      (.3)      (.2)
Amortization of transition amount                     (1.2)     (1.2)      (1.2)           2.0       2.0       2.0
Amortization of prior service cost                      .5        --        --              .1        --        --
Recognized net actuarial (gain) loss                    --        --        --             --        (.2)      (.3)
Regulatory adjustment                                   .1       (.1)        .8            --         --        --
---------------------------------------------------------------------------------------------------------------------
NET PERIODIC BENEFIT COST                           $ (1.5)   $ (2.0)  $  (.2)            $5.9      $4.9      $5.0
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


   The U.S. pension plan was amended effective December 1, 1999 to provide the same pension benefits for almost all participants.

   We maintain defined benefit pension plans in the United States and Canada. The actuarial assumptions used to calculate the benefit obligation and periodic pension costs for those plans are fundamentally identical. For the United States plan, plan assets exceed benefit obligations in the years ended December 31, 1999, 1998 and 1997 by (in millions) $47.1, $12.2 and $37.8, respectively. For the Canadian plan, benefit obligation exceeds plan assets by (in millions of U.S. dollars) $6.1, $6.6 and $3.6 respectively. The prepaid benefit correlating to the United States and Canada for the years ended December 31, 1999, 1998 and 1997 are (in millions) $27.3 and $3.2, $24.4 and $2.4, and $20.8 and $2.6,
respectively.

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

   The assumed health care cost trends significantly affect the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects for Fiscal Year 1999.


                                1 Percentage-Point
-------------------------------------------------------
In millions                  Increase        Decrease
-------------------------------------------------------
Effect on total of
 service and interest
 cost components               $ .5            $ (.4)
Effect on post-retirement
 benefit obligation             3.9             (3.3)
-------------------------------------------------------


   In addition to the defined benefit retirement plans and health care plans, we contribute to a defined contribution savings plan. Company contributions were $9.3 million and $8.4 million during the plan years ending December 1999 and 1998, respectively.

                                   [GRAPHIC]

NOTE 14: Commitments and Contingencies

COMMITMENTS

We have various commitments for the next five years relating to power and gas supply commitments, fixed price sales obligations, and lease and rental commitments. A summary is below. As with any estimates, the actual amounts paid or received could differ materially.


Dollars in millions except per unit                 2000           2001           2002          2003           2004
-----------------------------------------------------------------------------------------------------------------------
Capital expenditures                               $293.5        $287.8         $249.5         $250.0        $250.0
Future minimum lease payments                       $36.6         $41.1          $39.9          $38.3         $36.4
Purchased power obligations                         $66.8         $67.6          $95.4          $96.1         $96.1
Purchased power obligations (GIGAWATTS)               959           997          1,076          1,099         1,099
Cash flow obligation on prepaid gas sales           $62.7         $65.5          $67.3          $72.9         $77.6
-----------------------------------------------------------------------------------------------------------------------
Coal contracts                                      $44.0         $33.7          $32.6          $33.5         $33.5
Price ranges                            -------------------------------$13.23 to $24.41 per ton------------------------
-----------------------------------------------------------------------------------------------------------------------
Fixed price sales physical obligations
  (TRILLION BTUS)                                   550.5         111.1           56.3           47.9          46.0
Price ranges                            ---------------------------------$1.56 to $4.02 per MCF------------------------
-----------------------------------------------------------------------------------------------------------------------
Fixed price purchase physical
 obligations (TRILLION BTUS)                        524.6          96.5           10.8            3.3           1.1
Price ranges                            ---------------------------------$1.08 to $4.02 per MCF------------------------
-----------------------------------------------------------------------------------------------------------------------
Fixed price sales obligations (GIGAWATTS)          29,759            70             --             --            --
Price ranges                             -------------------------------$8.50 to $141.50 per MWH-----------------------
-----------------------------------------------------------------------------------------------------------------------
Fixed price purchase obligations (GIGAWATTS)       29,908           173             67             --            --
Price ranges                              -------------------------------$8.00 to $135.00 per MWH----------------------
-----------------------------------------------------------------------------------------------------------------------


      Future minimum lease payments primarily relate to our interest in the Jeffrey Energy Center, peaking turbines, coal cars, and office space. Rent expense for the years 1999, 1998, and 1997 was (in millions) $26.9, $24.8 and $25.5, respectively.

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

      We are developing a $277 million, 600-megawatt, combined-cycle power plant in Missouri which we expect will begin operating in June 2001. In January, we sold a 50% interest in the plant to Calpine Corporation. We will manage the plant's fuel supply and all of the produced power. Calpine will oversee construction and operate and maintain the plant.

ENVIRONMENTAL

We are subject to various environmental laws. These include regulations governing air and water quality and the storage and disposal of hazardous or toxic wastes. We continually assess ways to ensure we comply with laws and regulations on hazardous materials and hazardous waste and remediation activities.

      We own or previously operated 29 former manufactured gas plant (MGP) sites which may, or may not, require some form of environmental remediation. We have contacted appropriate federal and state agencies and are working to determine what, if any, specific cleanup activities these sites may require.

      As of December 31, 1999, we estimate probable cleanup costs on our identified MGP sites to be $14.4 million. This amount is our best estimate of the costs of investigating and remediating our identified MGP sites, and is the amount we consider to be probable for future investigation and remediation of these sites. This estimate is based upon a comprehensive review of the potential costs associated with conducting investigative and remedial actions at our identified MGP sites, as well as the likelihood of whether such actions will be necessary. There are also additional costs that we consider to be less likely but still "reasonably possible" to be incurred at these sites. Based upon the results of studies at these sites and our knowledge and review of potential remedial action options, it is reasonably possible that these additional costs could exceed our best estimate by approximately $36 million. This estimate could change materially when we have investigated further. It could also be affected by the actions of environmental agencies and the financial viability of other responsible parties. Ultimate liability also may be affected significantly if we are held responsible for parties unable to contribute financially to the cleanup effort.

      We have received favorable rate orders that enable us to recover environmental cleanup costs in certain juris-dictions. In other jurisdictions, there are favorable regulatory precedents for recovery of these costs. We are also pursuing recovery from insurance carriers and other potentially responsible parties.

   In October 1998, the EPA published new air quality standards to further reduce the emission of NOx. These more strict standards will require us to install new equipment on our baseload coal units in Missouri that we estimate will cost $35 million. The new standards are under debate in the courts and our ultimate cost is therefore subject to change. The new standards as written are effective in May 2003.

   We do not expect final resolution of these environmental matters to have a material adverse affect on our financial position or results of operations.

RATE PROCEEDINGS

We filed a $6.0 million gas case in Kansas which will go to hearing this summer. In a Kansas electric show-cause case, the Commission staff recommended a rate reduction of $19.9 million. The Commission decision to reduce rates by $8.7 million is pending. We filed a $9.0 million Minnesota gas case which is scheduled to go to hearing in early May 2000.

OTHER

The company is subject to various legal proceedings and claims that arise in the ordinary course of business operations. We do not expect the amount of liability, if any, from these actions to materially affect our consolidated financial position or results of operations.

NOTE 15: Segment Information

A. BUSINESS LINES


                                                                             Year Ended December 31,
                                                   ---------------------------------------------------------------------------------
Dollars in millions                                             1999                           1998            1997
------------------------------------------------------------------------------------------------------------------------------------
Sales:
Networks--
   United States                                            $1,578.8          8.5%       $  1,492.2        $1,583.6
   Canada                                                       87.9         .4                87.9            91.1
   New Zealand                                                 221.3          1.2              56.6              --
   Australia                                                     --           --                --              --
------------------------------------------------------------------------------------------------------------------------------------
Total Networks                                               1,888.0         10.1           1,636.7         1,674.7
------------------------------------------------------------------------------------------------------------------------------------
Energy Merchant                                             16,730.0         89.8          10,925.8         7,245.2
Services                                                          --          --                 --              --
Corporate and other                                              3.5           .1                .9             6.4
------------------------------------------------------------------------------------------------------------------------------------
Total                                                      $18,621.5        100.0%        $12,563.4        $8,926.3
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


                                                                              Year Ended December 31,
                                                   ---------------------------------------------------------------------------------
Dollars in millions                                             1999                           1998            1997
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES:
Networks--
   United States                                              $195.1         47.1%           $217.8          $197.6
   Canada                                                       20.9          5.0              22.0            26.2
   New Zealand                                                  80.9         19.6              21.4             9.8
   Australia                                                    28.1          6.8              67.6            27.0
------------------------------------------------------------------------------------------------------------------------------------
Total Networks (a)                                             325.0         78.5             328.8           260.6
------------------------------------------------------------------------------------------------------------------------------------
Energy Merchant (b)                                             89.7         21.7              36.8            71.8
Services                                                        13.2          3.2                --              --
Corporate and other                                            (13.9)        (3.4)            (14.2)           26.7
------------------------------------------------------------------------------------------------------------------------------------
Total                                                         $414.0        100.0%           $351.4          $359.1
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(a) THE NETWORKS SEGMENT INCLUDES OPERATING ACTIVITIES IN AUSTRALIA, NEW ZEALAND AND CANADA, WHICH HAD TOTAL EQUITY EARNINGS OF $39.4, $90.8, AND $43.6 MILLION IN 1999, 1998 AND 1997, RESPECTIVELY.

(b) THE ENERGY MERCHANT SEGMENT INCLUDES EQUITY EARNINGS OF $34.6, $34.5 AND $30.6 MILLION IN 1999, 1998 AND 1997, RESPECTIVELY.


                                                                              Year Ended December 31,
                                                 -----------------------------------------------------------------------------------
Dollars in millions                                             1999                           1998            1997
------------------------------------------------------------------------------------------------------------------------------------
DEPRECIATION EXPENSE:
Networks--
   United States                                              $115.3         59.5%           $109.3           $85.0
   Canada                                                        9.3          4.8               8.8             8.0
   New Zealand                                                  32.9         17.0               1.6              --
   Australia                                                      --          --               .3                .9
------------------------------------------------------------------------------------------------------------------------------------
Total Networks                                                 157.5         81.3%            120.0            93.9
------------------------------------------------------------------------------------------------------------------------------------
Energy Merchant                                                 39.1         20.2              29.8            29.8
Services                                                          --          --                 --              --
Corporate and other                                             (2.9)        (1.5)               .2             5.9
------------------------------------------------------------------------------------------------------------------------------------
Total                                                         $193.7        100.0%           $150.0          $129.6
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



                                                                                           December 31,
                                                 -----------------------------------------------------------------------------------
Dollars in millions                                                           1999                             1998
------------------------------------------------------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:
Networks--
   United States                                                           $2,042.3         27.1%          $2,045.9
   Canada                                                                     282.3          3.7              221.8
   New Zealand                                                              1,009.4         13.4              839.4
   Australia                                                                  500.4          6.6              231.0
------------------------------------------------------------------------------------------------------------------------------------
Total Networks                                                             $3,834.4         50.8%          $3,338.1
------------------------------------------------------------------------------------------------------------------------------------
Energy Merchant                                                             3,089.1         41.0            2,570.2
Services                                                                      320.6          4.3                 --
Corporate and other                                                           294.5          3.9              222.6
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                      $7,538.6        100.0%          $6,130.9
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------




                                                                              Year Ended December 31,
                                                 -----------------------------------------------------------------------------------
Dollars in millions                                             1999                           1998            1997
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES:
Networks--
   United States                                              $130.2         51.4%           $101.8          $116.6
   Canada                                                       23.0          9.1              12.5            16.6
   New Zealand                                                    --          --                 --              --
   Australia                                                      --         --                  --             --
------------------------------------------------------------------------------------------------------------------------------------
Total Networks                                                 153.2         60.5             114.3           133.2
------------------------------------------------------------------------------------------------------------------------------------
Energy Merchant                                                 61.3         24.2              33.8            28.4
Services                                                          --          --                 --              --
Corporate and other                                             39.0         15.3              48.8            38.2
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                         $253.5        100.0%           $196.9          $199.8
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

B. GEOGRAPHICAL INFORMATION


                                                                            Year Ended December 31,

                                                 -----------------------------------------------------------------------------------
Dollars in millions                                             1999                           1998            1997
------------------------------------------------------------------------------------------------------------------------------------
SALES:
United States                                              $15,348.5          82.4%       $10,924.8        $8,054.6
Canada (a)                                                   2,381.8          12.8          1,222.4           657.6
Australia (b)                                                     --          --                 --              --
United Kingdom                                                 669.9           3.6            359.6           214.1
New Zealand                                                    221.3           1.2             56.6              --
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                      $18,621.5         100.0%       $12,563.4        $8,926.3
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(a) CANADIAN SALES, EARNINGS AVAILABLE FOR COMMON SHARES AND IDENTIFIABLE ASSETS INCLUDE AQUILA ENERGY'S CANADIAN OPERATIONS AND VARIOUS SMALL CANADIAN GAS MARKETING COMPANIES.

(b)  RESULTS OF AUSTRALIAN OPERATIONS ARE REPORTED ON THE INCOME STATEMENTS
     AS EQUITY IN EARNINGS OF INVESTMENTS AND PARTNERSHIPS. AUSTRALIAN EARNINGS AVAILABLE AND A MAJORITY OF THE IDENTIFIABLE ASSETS RELATE TO EQUITY INVESTMENTS.


                                                                              Year Ended December 31,
                                                 -----------------------------------------------------------------------------------
Dollars in millions                                             1999                           1998            1997
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS AVAILABLE FOR COMMON SHARES:
United States                                                  $96.1         59.9%           $ 83.3          $102.8
Canada (a)                                                      20.2         12.6               7.6            13.2
Australia (b)                                                   16.5         10.3              40.3            11.3
New Zealand                                                     25.0         15.6               6.5             1.9
United Kingdom                                                   2.7          1.6              (5.5)           (7.4)
------------------------------------------------------------------------------------------------------------------------------------
TOTAl                                                         $160.5        100.0%           $132.2          $121.8
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


                                                                                        December 31,
                                                 -----------------------------------------------------------------------------------
Dollars in millions                                                         1999                               1998
------------------------------------------------------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:
United States                                                            $5,128.2       68.1%              $4,476.8
Canada (a)                                                                  771.5       10.2                  438.9
Australia (b)                                                               500.4        6.6                  231.0
New Zealand                                                               1,009.4       13.4                  839.4
United Kingdom                                                              129.1        1.7                  144.8
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                    $7,538.6      100.0%              $6,130.9
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(a) CANADIAN SALES, EARNINGS AVAILABLE FOR COMMON SHARES AND IDENTIFIABLE ASSETS INCLUDE AQUILA ENERGY'S CANADIAN OPERATIONS AND VARIOUS SMALL CANADIAN GAS MARKETING COMPANIES.

(b) RESULTS OF AUSTRALIAN OPERATIONS ARE REPORTED ON THE INCOME STATEMENTS AS EQUITY IN EARNINGS OF INVESTMENTS AND PARTNERSHIPS. AUSTRALIAN EARNINGS AVAILABLE AND A MAJORITY OF THE IDENTIFIABLE ASSETS RELATE TO EQUITY INVESTMENTS.

NOTE 16: Mergers, Acquisitions and Divestitures

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

     New Zealand's Electricity Industry Reform Act of 1998 required all the country's utilities to separate ownership of their lines (network) and supply (generation and retail) businesses. Power New Zealand, with approximately 90% of its assets and earnings in the lines area, in November 1998 announced its intention to remain in the network business and to exit the supply business. It also agreed to purchase the Wellington-based lines assets of TransAlta New Zealand Ltd. and to sell to TransAlta its retail electricity business serving the Auckland area for a net expenditure by Power New Zealand of $238 million.

     Because Power New Zealand's name transferred to TransAlta as part of the retail business TransAlta acquired, the network business became UnitedNetworks Limited on January 1, 1999.

     In November 1998, Power New Zealand agreed to purchase the electric line assets of neighboring power company TrustPower Limited for approximately $261 million. The assets became part of a greater network, which includes parts of metropolitan Auckland and other areas in the central and southern regions of New Zealand's North Island. The TrustPower transaction closed in January 1999. Completion of the TransAlta and TrustPower transactions created the country's largest electricity distribution network, now serving about 484,000 customers.

ST. JOSEPH LIGHT & POWER COMPANY

On March 4, 1999, St. Joseph Light & Power Company (SJL&P) agreed to merge with us. Under the agreement, SJL&P shareholders will receive $23.00 in UtiliCorp common shares for each SJL&P common share held. We will account for the transaction as a purchase. This transaction was approved by SJL&P shareholders on June 16, 1999, and is also subject to approval by various state and federal regulatory agencies. We and SJL&P filed a joint application with the Missouri Public Service Commission (MPSC) on October 19, 1999, requesting approval of the plans to merge in a transaction valued at approximately $270 million. We expect to close this transaction in the second half of 2000.

NATURAL GAS STORAGE FACILITY

On March 29, 1999, we agreed to purchase Western Gas Resources Storage Inc. The $100 million cash transaction increased our ownership and control of strategically located natural gas storage assets. The 2,200-acre subsurface facility in Katy, Texas has a storage capacity of 20 billion cubic feet. The purchase closed on May 3, 1999.

AQUILA TENDER OFFER

On May 7, 1999, approximately 3.4 million shares of Aquila Gas Pipeline Corporation (AQP) were tendered to us at $8.00. The 3.4 million shares together with the 24.0 million shares already held represented 93% of AQP's total shares outstanding. All remaining shares not tendered were converted in a "short-form" merger into a right to receive $8.00 per share. Upon completion of the short-form merger on May 14, 1999, AQP ceased being a publicly traded company and became wholly-owned by Aquila Energy.

EMPIRE DISTRICT ELECTRIC COMPANY

On May 10, 1999, The Empire District Electric Company (Empire) agreed to merge with us. Empire's shareholders approved the merger on September 3, 1999. Upon closing, they will be entitled to receive $29.50 for each share of Empire common stock held, payable in either cash or our common stock. The value of the merger consideration per share will decrease if our common stock is trading below $22 per share at closing and will increase if our common stock is trading above $26 per share at closing. The consideration paid to Empire shareholders, estimated to be $800 million, including the assumption of debt, is subject to certain conditions, such as cash and stock maximums, as well as certain regulatory approvals. We filed a joint application with the Missouri Public Service Commission on December 15, 1999, requesting approval of the plans to merge. We expect this merger to be completed by late 2000.

SALE OF WEST VIRGINIA POWER DIVISION

On September 9, 1999, we agreed to sell our West Virginia Power division to Allegheny Energy, Inc. for $75 million. The sale closed on December 31, 1999 and resulted in a fourth quarter gain of $4.5 million. In addition to the sale of West Virginia Power's electric and natural gas distribution assets, we entered into a separate agreement for Allegheny to purchase Appalachian Electric Heating, our heating and air conditioning service business in West Virginia.

SALE OF RETAIL MARKETING

In January 2000, we sold our retail gas marketing business for $14 million. We expect to record a gain in the first quarter of 2000.

TRANSALTA ASSETS

In February 2000, we agreed to acquire TransAlta Corporation's Alberta-based electricity distribution and retail assets for $450 million. The transaction includes 350,000 customers served by about 54,000 miles of low-voltage power distribution lines, and a 24-hour customer call center in Calgary. The transaction is subject to regulatory approvals in Canada and the United States and is expected to close in 2000.

INITIAL PUBLIC OFFERING--UNITED ENERGY LIMITED

In May 1998, United Energy Limited (UEL) sold 42% of its common stock to the Australian public. As a result, we recorded a $45.3 million gain. The partial sale to the public reduced our effective ownership of UEL to 29%.

   Concurrent with UEL's stock offering, we bought an additional 5% in UEL from another company to bring our ownership to 34%. Prior to the common stock sale, UEL repaid us approximately $101 million for debt notes. The management agreement between UEL and UtiliCorp remains in place.

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

NOTE 17: Quarterly Financial Data (Unaudited)

Financial results for interim periods do not necessarily indicate trends for any 12-month period. Quarterly results can be affected by the timing of acquisitions, the effect of weather on sales, and other factors typical of utility operations and energy related businesses.


                                                  1999 QUARTERS                            1998 Quarters
                                         -----------------------------------------------------------------------------------------
In millions, except per share            FIRST    SECOND    THIRD   FOURTH       First    Second    Third    Fourth
----------------------------------------------------------------------------------------------------------------------------------
Sales                                 $3,801.0  $3,970.1 $6,464.2  $4,386.2    $2,895.9 $2,564.7  $3,808.8 $3,294.0
Gross profit                             282.9     273.0    289.1     311.8       253.6    210.3     247.9    255.6
Net income                                51.9      24.8     42.5      41.3        43.3     23.4      28.5     37.0
----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share:
   Basic*                              $.57         $.27     $.46      $.45        $.54     $.29      $.36     $.46
   Diluted                              .57          .27      .46       .45         .53      .29       .36      .45
----------------------------------------------------------------------------------------------------------------------------------
Cash dividend per common share         $.30         $.30     $.30      $.30        $.30     $.30      $.30     $.30
Market price per common share:
   High                              $23.58       $25.13   $24.56    $22.00      $26.29   $26.33    $26.25   $24.46
   Low                                22.44        22.63    21.00     19.00       23.33    23.21     22.63    22.87
----------------------------------------------------------------------------------------------------------------------------------

* THE SUM OF THE QUARTERLY EARNINGS PER SHARE AMOUNTS MAY DIFFER FROM THAT REFLECTED IN NOTE 1 DUE TO THE WEIGHTING OF COMMON SHARES OUTSTANDING DURING EACH OF THE RESPECTIVE PERIODS.

Report of Management

The management of UtiliCorp United Inc. is responsible for the information that appears in this annual report, including its accuracy. We prepared the accompanying consolidated financial statements in accordance with generally accepted accounting principles. In addition to selecting appropriate accounting principles, we are responsible for the way information is presented and for its reliability. To report financial results we must often make estimates based on currently available information and judgments of current conditions and circumstances.

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

/s/ ROBERT F. JACKSON, JR.                /s/ PETER LOWE
Robert F. Jackson, Jr.                    Peter Lowe
Audit Committee Chairman                  Senior Vice President
                                          and Chief Financial Officer


Report of Independent Public Accountants

   TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF UTILICORP UNITED INC.:

     We have audited the accompanying consolidated balance sheets of UtiliCorp United Inc. and subsidiaries at December 31, 1999 and 1998 and the related consolidated statements of income, common shareholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UtiliCorp United Inc. and subsidiaries at December 31, 1999 and 1998 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
Arthur Andersen LLP
Kansas City, Missouri
February 1, 2000

Network Statistics-North America


                                                    10-YEAR
                                                 AVERAGE ANNUAL
  Dollars in millions                             GROWTH RATE            1999                             1998           1997
------------------------------------------------------------------------------------------------------------------------------------
  ELECTRIC OPERATIONS*
  SALES:
     Residential                                       6.5%            $270.5           35.5%            $279.1        $268.3
     Commercial                                        8.5%             179.8           23.6              179.4         173.4
     Industrial                                        8.9%              84.9           11.1               83.0          82.2
     Other                                            17.6%             227.3           29.8              162.1         123.3
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL SALES                                          9.6%            $762.5          100.0%            $703.6        $647.2
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
  MWH SALES (000's):
     Residential                                       5.5%             4,072           27.8%             4,104         3,885
     Commercial                                        8.6%             3,133           21.4              3,069         2,883
     Industrial                                        7.5%             2,101           14.3              2,041         1,993
     Other                                            15.1%             5,344           36.5              5,809         4,997
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL MWH SALES                                      9.2%            14,650          100.0%            15,023        13,758
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
  CUSTOMERS AT YEAR END:
     Residential                                       5.9%           400,128           86.5%           396,912       388,532
     Commercial                                        7.5%            57,442           12.4             57,178        56,207
     Industrial                                        7.0%               354             .1                339           326
     Other                                             4.4%             4,655            1.0              4,614         4,650
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL CUSTOMERS                                      6.0%           462,579          100.0%           459,043       449,715
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
  GENERATION MIX:
     Coal                                                                74.4%                             73.6%         70.4%
     Natural gas and oil                                                 12.7                              14.5           9.9
     Hydro                                                               12.9                              11.9          19.7
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL                                                                 100.0%                            100.0%        100.0%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
  GENERATING CAPABILITY (MW):
     Coal                                                                 895           47.0%              888            883
     Natural gas and oil                                                  802           42.2               792            786
     Hydro                                                                205           10.8               205            205
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL GENERATING CAPABILITY                                           1,902          100.0%            1,885          1,874
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

  * ELECTRIC STATISTICS INCLUDE THE OPERATIONS OF WEST KOOTENAY POWER IN CANADA.


------------------------------------------------------------------------------------------------------------------------------------

  GAS OPERATIONS
  SALES:
     Residential                                     4.3%              $398.1           62.4%           $379.4         $464.4
     Commercial                                      2.9%               161.7           25.3             161.2          205.8
     Industrial                                    (10.7%)               29.3            4.6              34.1           46.8
     Other                                           4.9%                49.1            7.7              47.8           50.4
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL SALES                                        2.4%              $638.2          100.0%           $622.5         $767.4
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
  MCF SALES (000's):
     Residential                                     2.8%              70,082           28.3%           66,564         77,594
     Commercial                                      1.1%              33,418           13.5            33,228         39,128
     Industrial                                    (12.7%)              7,305            2.9             8,631         11,059
     Other                                          (3.3%)              1,334             .5             1,088            678
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL MCF SALES                                  (.1%)              112,139           45.2           109,511        128,459
  Gas transportation                                 2.6%             135,692           54.8           140,499        158,937
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL SALES AND TRANSPORTATION                     1.3%             247,831          100.0%          250,010        287,396
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
  CUSTOMERS AT YEAR END:
     Residential                                     4.2%             771,266           90.2%          761,650        744,238
     Commercial                                      2.6%              74,200            8.7            77,971         78,925
     Industrial                                     (9.3%)              1,376             .1             1,982          2,491
     Other                                          31.3%               8,665            1.0             9,986          2,491
------------------------------------------------------------------------------------------------------------------------------------
  Total Customers                                    4.1%             855,507          100.0%          851,589        828,145
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Selected 11 - Year Financial Data (a)


                                                           10-YEAR
                                                       AVERAGE ANNUAL
  Dollars in millions except per share                    GROWTH RATE         1999          1998            1997        1996
------------------------------------------------------------------------------------------------------------------------------------
  STATEMENT OF INCOME
  TOTAL SALES                                                37.47%       $18,621.5      $12,563.4       $8,926.3     $4,332.3
  Total cost of sales                                        44.66%        17,464.7       11,596.0        7,972.0      3,420.3
------------------------------------------------------------------------------------------------------------------------------------
  GROSS PROFIT                                               13.12%         1,156.8          967.4          954.3        912.0
  Total expenses                                             12.86%           742.8          616.0          595.2        585.8
------------------------------------------------------------------------------------------------------------------------------------
  EARNINGS BEFORE INTEREST AND TAXES                         13.60%           414.0          351.4          359.1        326.2
  Total interest expense                                     13.86%           185.3          132.6          135.3        139.7
  Income taxes                                               12.50%            68.2           86.6           89.7         80.7
------------------------------------------------------------------------------------------------------------------------------------
  EARNINGS BEFORE EXTRAORDINARY ITEMS
     AND EFFECTS OF ACCOUNTING CHANGES                       13.79%           160.5          132.2          134.1        105.8
  Extraordinary items and effects of
     accounting changes                                                          --             --           12.0          --
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                                 13.79%           160.5          132.2          122.1        105.8
  Preference and preferred dividends                                             --             --             .3          2.1
------------------------------------------------------------------------------------------------------------------------------------
  EARNINGS AVAILABLE FOR COMMON SHARES                       15.38%       $   160.5      $   132.2       $  121.8     $  103.7
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
  COMMON STOCK DATA
  Diluted earnings per common share                           4.02%       $    1.75      $    1.63       $   1.51     $   1.46
  Return on average common equity                             (.77)%          10.80%         11.43%         10.27%       10.31%
  Cash dividends paid per common share                        2.40%       $    1.20      $    1.20       $   1.17     $   1.17
  Book value per common share at year end                     4.24%           16.34          15.83          14.43        14.50
  Market price of common stock at year end                    2.86%           19.44          24.46          25.87        18.00
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
  CAPITALIZATION
  Common shareholders' equity                                             $ 1,525.4      $ 1,446.3       $1,163.6     $1,158.0
  Preference and preferred stock                                                 --             --             --         25.0
  Company-obligated mandatorily redeemable
   preferred securities of partnership                                        100.0          100.0          100.0        100.0
  Company-obligated mandatorily redeemable security of trust
   holding solely parent company senior deferrable notes                      250.0             --             --           --
  Short-term debt                                                             248.9          235.6          113.8        252.0
  Long-term debt (b)                                                        2,245.1        1,625.4        1,508.9      1,496.4
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL CAPITALIZATION                                                     $4,369.4       $3,407.3       $2,886.3     $3,031.4
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
  CAPITALIZATION RATIOS:
  Common shareholders' equity                                                  34.9%          42.5%          40.3%        38.2%
  Preference and preferred stock                                                 --             --             --           .8
  Company-obligated mandatorily redeemable
   preferred securities of partnership                                          2.3            2.9            3.5          3.3
  Company-obligated mandatorily redeemable security of trust
   holding solely parent company senior deferrable notes                        5.7             --             --           --
  Short-term debt                                                               5.7            6.9            3.9          8.3
  Long-term debt (b)                                                           51.4           47.7           52.3         49.4
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL                                                                       100.0%         100.0%         100.0%       100.0%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
  DEBT RATINGS
  Duff & Phelps Corporation                                                     BBB           BBB            BBB           BBB
  Moody's Investors Service                                                   Baaa3         Baaa3          Baaa3         Baaa3
  Standard and Poor's Corporation                                               BBB           BBB            BBB           BBB
------------------------------------------------------------------------------------------------------------------------------------

(a) AMOUNTS PRIOR TO 1997 MAY NOT REFLECT RECLASSIFICATIONS TO CONFORM TO 1999 PRESENTATION, AND MAY NOT CONSISTENTLY REFLECT CHANGES IN ACCOUNTING POLICIES THAT MAY HAVE OCCURRED DURING THE EIGHT YEARS PRIOR TO 1997.

(b)  INCLUDES CURRENT MATURITIES.


              1995              1994             1993              1992             1991              1990             1989
------------------------------------------------------------------------------------------------------------------------------------

           $2,792.6         $2,398.1          $2,746.1         $1,298.9          $1,075.2        $   883.5            $772.4
            1,886.1          1,575.8           1,960.6            707.5             549.9            488.4             435.1
------------------------------------------------------------------------------------------------------------------------------------
              906.5            822.3             785.5            591.4             525.3            395.1             337.3
              652.9            582.3             578.6            407.8             321.6            258.2             221.6
------------------------------------------------------------------------------------------------------------------------------------
              253.6            240.0             206.9            183.6             203.7            136.9             115.7
              121.8             93.5              90.5             99.1              82.5             61.8              50.6
               52.0             52.1              30.0             31.6              43.6             24.7              21.0
------------------------------------------------------------------------------------------------------------------------------------

               79.8             94.4              86.4             52.9              77.6             50.4              44.1

                 --                 --                --                 --                 --                --                --
------------------------------------------------------------------------------------------------------------------------------------
               79.8             94.4              86.4             52.9              77.6             50.4              44.1
                2.1              3.0               6.9              6.9               7.8              7.9               5.7
------------------------------------------------------------------------------------------------------------------------------------
           $   77.7         $   91.4          $   79.5         $   46.0          $   69.8          $  42.5            $ 38.4
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
           $   1.14         $   1.37          $   1.28         $    .87          $   1.51          $  1.15            $ 1.18
               8.40%           10.24%             9.84%            6.93%            13.32%           10.69%            11.62%
           $   1.15         $   1.13          $   1.08         $   1.07          $   1.03          $   .97            $  .95
              13.73            13.49             13.51            12.44             12.79            11.33             10.91
              19.59            17.67             21.17            18.42             19.00            13.59             14.67
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
           $  946.3         $  906.8          $  851.7         $  661.1          $  660.7         $  477.5            $372.3
               25.4             25.4              83.9             95.1              97.1             97.2              97.4

              100.0               --                --               --                --                --                --

                 --               --                --               --                --                --                --
              288.6            182.4              70.0            230.9             111.0             48.7              86.2
            1,370.5          1,115.7           1,011.5            896.7             931.6            679.3             442.6
------------------------------------------------------------------------------------------------------------------------------------
           $2,730.8         $2,230.3          $2,017.1         $1,883.8          $1,800.4         $1,302.7            $998.5
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

               34.7%            40.7%             42.2%            35.1%             36.7%            36.7%             37.3%
                 .9              1.1               4.2              5.0               5.4              7.5               9.8

                3.7               --               --                --               --                --                --

                 --                 --                --                --                  --                --                --
               10.6              8.2               3.5             12.3               6.2              3.7               8.6
               50.1             50.0              50.1             47.6              51.7             52.1              44.3
------------------------------------------------------------------------------------------------------------------------------------
              100.0%           100.0%            100.0%           100.0%            100.0%           100.0%            100.0%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
               BBB               BBB              BBB               BBB               BBB              BBB               BBB
             Baaa3             Baaa3            Baaa3             Baaa2             Baaa2            Baaa2             Baaa2
               BBB               BBB              BBB               BBB              BBB-             BBB-              BBB-
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Investor Information

WWW.UTILICORP.COM

Information you'll find on our web site includes our news releases, annual and quarterly reports, live stock quotes, audio and video of management presentations, documents filed with the Securities and Exchange Commission such as Forms 10-K and 10-Q, and information about our products and services.

   Links make it easy to visit the home pages of our business units. From time to time we also provide live webcasts of presentations to the investment community.

   For the quickest way to stay informed, sign up through the web site to receive dividend information, press releases, meeting notices and other types of information by e-mail as soon as they are released.

ANNUAL MEETING

We will hold our 2000 annual meeting of UtiliCorp shareholders in Kansas City, Missouri at 2:00 p.m. on Wednesday, May 3 at the Hyatt Regency Crown Center, 2345 McGee Street. We will host a reception with light refreshments before the meeting, beginning at 1:00 p.m.

   You can file your proxy for the annual meeting electronically. See page 63 for details on this easy process. We also encourage you to sign up to receive your future annual reports electronically instead of by mail.

STOCK LISTINGS

The common shares of UtiliCorp United Inc. are listed on the New York, Pacific and Toronto stock exchanges. The company's trading symbol is UCU. At the end of 1999, UtiliCorp had approximately 99,000 common shareholders and about 94 million shares outstanding.

   Sources of current investment research on UtiliCorp securities are shown on page 24.

   Shares of UnitedNetworks Limited, which is 79 percent owned by UtiliCorp, are traded on the New Zealand Stock Exchange under the symbol UNL.NZ. Shares of United Energy Limited, 34 percent owned by UtiliCorp, are traded on the Australian Stock Exchange under the symbol UEL.AX.

   The common shares of Aquila Gas Pipeline Corporation (NYSE: AQP) ceased public trading on May 14, 1999, when the company became wholly owned by our Aquila Energy subsidiary.

3-FOR-2 STOCK SPLIT

We split our common stock 3-for-2 on March 12, 1999, based on shares of record held on February 22, 1999. For every two shares held as of the record date, after the split shareholders held one additional share. The financial results we reported at year end 1998 and for all later periods have reflected the split.

DIVIDEND REINVESTMENT AND DIRECT
PURCHASE OF SHARES

UtiliCorp's Dividend Reinvestment and Common Stock Purchase Plan combines dividend reinvestment and optional cash purchase with a direct purchase provision. This enables investors to acquire their first shares of our common stock directly from the company without brokerage fees. (The minimum initial purchase for first-time buyers is $250.)

   - You may purchase from $50 to $10,000 in additional shares per month at market price.

   - Direct shareholders can buy more shares automatically with all or some of their dividends.

   - We purchase reinvestment shares for you under the plan at 5% less than the market price.

   -  You pay no commissions on plan purchases.

   - Other options include partial reinvestment of dividends, electronic payment for cash purchases, and safekeeping of share certificates.

   - The plan prospectus explains all of these points in full detail. You may download the prospectus and an enrollment form from WWW.UTILICORP.COM; or call 1-800-884-5426 toll-free to have them come by mail.

SHAREHOLDER INQUIRIES

Our transfer agent is First Chicago Trust Company, a division of EquiServe. Call them for answers to questions about your account, including dividend payments, the Dividend Reinvestment and Common Stock Purchase Plan, direct deposit service or the transfer of shares. To reach them:


--------------------------------------------------------------------------------

  Toll-free                 1-800-UTILICO (884-5426)
  From outside the
  United States             201-324-0498
  Hearing-impaired          201-222-4955
  Internet                  www.equiserve.com

--------------------------------------------------------------------------------

   You may contact UtiliCorp Shareholder Relations toll-free at 1-800-487-6661, or at 816-421-6600. However, we usually refer to the transfer agent any calls about the transfer of shares, dividend reinvestment, cash purchases or direct deposit service. You may also contact Shareholder Relations by e-mail through the Investor Relations section of UtiliCorp's web site: WWW.UTILICORP.COM.

MAILING ADDRESSES
Shareholder Relations
UtiliCorp United
P.O. Box 13287
Kansas City, MO 64199-3287

   Mail regarding the transfer of shares should be addressed to the transfer agent:

EquiServe
Stock Transfer Department
P.O. Box 2506
Jersey City, NJ 07303-2506

   Documents may also be delivered to Transfer Department, 525 Washington Blvd., Jersey City, NJ 07310.

FORM 10-K

Contact Shareholder Relations if you want to receive a printed copy of the Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

ELECTRONIC PROXY VOTING

There are several ways to cast your proxy vote. Each proxy card contains instructions and a personal security number to allow you to vote over the telephone or via the Internet.

   You may vote by telephone using a toll-free number. Just follow the voice prompts to vote on each issue shown on the proxy card. This takes only minutes. You may also vote online by accessing our secure UtiliCorp shareholder voting site. The web address and instructions are shown on your 2000 proxy card.

   When you vote online, you can also sign up to receive all future proxy materials, annual meeting notices and annual reports electronically. When doing this, you will be prompted to supply your e-mail address.

ONLINE ACCOUNT ACCESS

You can review your UtiliCorp stock account over the Internet. To use this feature, check your June statement or dividend check stub for your personal identification number. To access your account, log on to www.equiserve.com and choose the Account Access menu. Then use the account number shown on your statement.

   This service allows you to check the current share price and total value of your account, obtain certificates for your shares, enter requests to sell shares, or request investment plan information. It is available 24 hours a day.

NEW SHAREHOLDER INFORMATION LINE

Since January 2000, our current stock price, news releases and other UtiliCorp information have been accessible by dialing a new toll-free number--1-888-UCU-2000. By following the voice prompts, you can also get information about our shareholder services and transfer agent.

   With your 2000 proxy materials we have enclosed an easy-reference card with more details on how to use this new service.

Corporate Leadership


                                                                                                       Age / Year
                                                                                                     Joined Company
------------------------------------------------------------------------------------------------------------------------------------
  RICHARD C. GREEN, JR.          Chairman of the Board and Chief Executive Officer                       45 / 1976
  ROBERT K. GREEN                President and Chief Operating Officer; Chairman,
                                 Aquila Energy Corporation                                               38 / 1988
  JAMES G. MILLER                Senior Vice President, Energy Delivery                                  51 / 1983
  KEITH STAMM                    Chief Executive Officer, Aquila Energy Corporation                      39 / 1983
  ED MILLS                       President and Chief Operating Officer, Aquila Energy Corporation        40 / 1993
  JON R. EMPSON                  Senior Vice President, Regulatory, Legislative and                      54 / 1978
                                 Environmental Services
  PETER LOWE                     Senior Vice President and Chief Financial Officer                       47 / 1999
  SALLY C. MCELWREATH            Senior Vice President, Corporate Communications                         59 / 1994
  LEO E. MORTON                  Senior Vice President and Chief Administrative Officer                  54 / 1994
  DALE J. WOLF                   Vice President, Finance and Corporate Secretary                         60 / 1962
------------------------------------------------------------------------------------------------------------------------------------
   INTERNATIONAL
  DONALD G. BACON                Chairman and Chief Executive Officer, West Kootenay Power;              62 / 1993
                                 Chief Executive Officer, United Energy Limited
  CHARLES K. DEMPSTER            Senior Vice President, International Energy Initiatives                 57 / 1993
  ROBERT K. GREEN                Chairman, United Energy Limited; Chairman,                              38 / 1988
                                 UnitedNetworks Limited
  ROBERT W. HOLZWARTH            Chief Executive Officer, Canadian Network Operations                    52 / 1993
  JEFFREY MICHNOWSKI             Managing Director, Aquila Energy Limited                                41 / 1991
  R. PAUL PERKINS                Senior Vice President, International                                    57 / 1994
  DAN W. WARNOCK                 Chief Executive Officer, UnitedNetworks Limited                         40 / 1988

BOARD OF DIRECTORS

UTILICORP'S BOARD OF DIRECTORS DRAWS ON DIVERSE STRENGTHS TO GUIDE STRATEGY.

A key function of any corporate board is to provide company leaders with objective counsel that is seasoned by a broad range of experience. The depth and diversity of UtiliCorp's outside directors helps our senior management make sound business decisions. The input they provide reflects a variety of backgrounds and professional experience, including retail products and services, telecommunications, higher education, banking and finance, risk management and utility regulation.

   Recently we welcomed two new directors, bringing the number of board members to 11. Ronald T. LeMay, president and chief operating officer of Sprint Corporation, joined the Board in October 1999. Dr. Shirley Ann Jackson, a distinguished physicist and president of Rensselaer Polytechnic Institute, became a director in January 2000.

[PHOTO]
Richard C. Green, Jr. 45; a director since 1982. Chief executive officer since 1985 and chairman of the board since 1989. Joined the company in 1976 and held various positions in network operations, legal affairs, treasury and finance prior to becoming executive vice president in 1982. Launched the company's growth strategy in 1985 and formed UtiliCorp United from Missouri Public Service Company.

[PHOTO]
John R. Baker 73; a director since 1971. Retired as UtiliCorp vice chairman of the board in 1995; 43 years as an employee included many different positions in accounting, finance and corporate development. Played a key role in UtiliCorp's successful merger and acquisition program during his tenure as senior vice president, corporate development, 1985-91.

[PHOTO]
Herman Cain 54; a director since 1992. President and CEO of Digital Restaurant Solutions, Stamford, CT, a software technology company. Also chairman of Godfather's Pizza, Inc., Omaha, NE, and CEO of T.H.E. Inc., a leadership consulting company. Former CEO and president of the National Restaurant Association, and a former director of the Federal Reserve Bank, Kansas City.

[PHOTO]
Robert K. Green 38; a director since 1993. President and chief operating officer since 1996. Currently also chairman of Aquila Energy, United Energy Limited, and UnitedNetworks Limited. Served as UtiliCorp executive vice president, 1993-96; president of the Missouri Public Service division, 1991-96; other executive positions, 1988-91. Practiced law, 1987-88.


Committees of the Board

COMMITTEE CHAIRMEN ARE UNDERLINED.

EXECUTIVE COMMITTEE:  R.C. GREEN, R.K. GREEN, HOCKADAY AND IKENBERRY.
When the Board is not in session, exercises the Board's authority to the extent delegated by the Board.

 AUDIT COMMITTEE:  R.F. JACKSON, IKENBERRY AND KLINE.
Reviews management's selection of independent accountants and makes recommendation to the Board; reviews and approves audit plans, accounting policies, financial statements and reporting, and internal audit reports and controls.

COMPENSATION COMMITTEE: HOCKADAY, CAIN AND KLINE.
Reviews policies, practices and procedures covering compensation of key employees; establishes and administers compensation programs and plans.

NOMINATING COMMITTEE: IKENBERRY, BAKER, CAIN, HOCKADAY AND TUCKER. Considers and recommends nominees for director, including those nominated by shareholders.

PENSION COMMITTEE:  TUCKER, BAKER AND R.K. GREEN.
Establishes and administers the retirement plan and certain other employee benefit plans.

[PHOTO]
Irvine O. Hockaday, Jr. 63; a director since 1995. President and CEO of Hallmark Cards, Inc., Kansas City, MO; joined Hallmark in 1983. Previously president and CEO of Kansas City Southern Industries, Inc. (rail transportation and financial services). Practiced law prior to joining KCSI in 1968. A former chairman of the Federal Reserve Bank, Kansas City.

[PHOTO]
Dr. Stanley O. Ikenberry 65; a director since 1993. President, American Council on Education, Washington, DC (association of American institutions of higher learning) since 1996. Previously president, the University of Illinois, Urbana, IL, 1979-95. Prior posts include senior vice president, The Pennsylvania State University and administrative and research positions at West Virginia University and Michigan State University.

[PHOTO]
Robert F. Jackson, Jr. 74; a director since 1981. Retired in 1985 as president of CharterCorp of Kansas City, MO, a bank holding company then with 23 affiliate banks in Missouri (through mergers, now Bank of America Corporation); long career in banking included a number of executive positions and service as a director of banks and banking associations.

[PHOTO]
Dr. Shirley Ann Jackson 53; joined board in January 2000. President of Rensselaer Polytechnic Institute, Troy, NY. Chairman of the Nuclear Regulatory Commission, 1995-99. Professor of theoretical physics, Rutgers University, 1991-95. Prior positions include theoretical physics at AT&T Bell Laboratories and research at Fermi National Accelerator Laboratory. Fellow of the American Academy of Arts and Sciences and the American Physical Society.

[PHOTO]
L. Patton Kline 71; a director since 1986. Retired as vice chairman of Marsh & McLennan, Incorporated, an international insurance brokerage company, New York, NY; held several other senior executive positions before becoming vice chairman. Previously president of Mann-Kline, an insurance brokerage firm which merged with Marsh & McLennan in 1969.

[PHOTO]
Ronald T. LeMay 54; joined board in October 1999. President, chief operating officer and a director of Sprint Corporation, Overland Park, KS. Various executive positions at Sprint since 1985, including president and COO of Sprint Long Distance and CEO of Sprint PCS. Previously with AT&T Communications in Kansas City, 1983-85, and Southwestern Bell, 1972-83.

[PHOTO]
Avis Green Tucker 84; a director since 1973. Editor and publisher of THE DAILY STAR-JOURNAL (a daily newspaper), Warrensburg, Missouri. Became chairman of the board of directors of UtiliCorp's predecessor, Missouri Public Service Company, in 1982. Retired as UtiliCorp's chairman in 1989.

                                   [GRAPHIC]