Form 10-K405, Exhibit 13
period 2000-12-31
UTILICORP UNITED INC
filed 2001-03-29
CIK 66960

                               2000 Annual Report

                                UtiliCorp United

Investor Newsmagazine                                                  NYSE: UCU
--------------------------------------------------------------------------------

                               [GRAPHIC OMITTED]

Powering Up        Aquila acquires and develops new generation assets  Page (16)

OTHER STORIES...

Building Value     Wherever it operates, UtiliCorp's number one
                   focus is enhancing shareholder value                Page (2)

New-Model          In Australia and New Zealand, a different
Networks           approach to the network business proves very
                   successful                                          Page (12)

                                                                       Broadband
                                                                       Fiber

--------------------------------------------------------------------------------
Financial Snapshot
--------------------------------------------------------------------------------

In millions, except per share                            2000          1999      % Change
------------------------------------------------------------------------------------------
Sales                                              $ 28,974.9    $ 18,621.5          55.6%
Earnings before interest and taxes                      540.0         414.0          30.4
Earnings available for common shares                    206.8         160.5          28.8
------------------------------------------------------------------------------------------
Diluted earnings per common share                  $     2.21    $     1.75          26.3%
Cash dividends per common share                          1.20          1.20            --
Book value per common share                             17.94         16.34           9.8
Diluted average common shares outstanding               93.75         92.11           1.8
------------------------------------------------------------------------------------------
Total assets                                       $ 14,115.6    $  7,538.6          87.2%
Total capitalization                                  5,148.2       4,369.4          17.8
Common equity as percent of capitalization               35.0%         34.9%           .3
Return on average common equity                          13.5%         10.8%         25.0
------------------------------------------------------------------------------------------

                              [BAR CHARTS OMITTED]

Sales
00      29.0
99      18.6
98      12.6
Dollars in Billions

o Sales increased 56% in 2000 compared to 1999, and 130% since 1998. Sales from trading of natural gas and power are the primary reason for the increase.

Earnings Before Interest and Taxes
00      540.0
99      414.0
98      351.4
Dollars in Millions

o The company's total EBIT rose 30% in 2000 compared to 1999. EBIT contribution from our energy merchant business more than doubled in the current year.

Earnings Available for Common Shares
00      206.8
99      160.5
98      132.2
Dollars in Millions

o The increased contributions to earnings from our energy merchant business flowed to the bottom line. Earnings available for common shares rose 29%.

Diluted Earnings  vs. Dividends Paid
00      2.21
        1.20
99      1.75
        1.20
98      1.63
        1.20
Dollars Per Share

o Our dividend payout ratio has continued to decline as we fund more growth in operations.

Total Assets
00      14.1
99      7.5
98      6.1
Dollars in Billions

o Total assets increased dramatically due to higher natural gas and power prices and continued investments in domestic and international networks.

Total Capitalization
00      5.1
99      4.4
98      3.4
Dollars in Billions

o Total capitalization increased 18%, primarily due to funding our investments in networks, energy merchant and services businesses in 2000.

Return on Average Common Equity
00      13.5
99      10.8
98      11.4
Percent

o Return on average common equity improved in 2000 as our earnings available for common shares rose 29%, with most of the growth funded with debt.

Market Value  vs. Book Value Per Share
00      31.00
        17.94
99      19.44
        16.34
98      24.46
        15.83
Dollars-Year End

o Our share price rose 60% in 2000. Utilities went up; interest rates and technology stocks declined.




--------------------------------------------------------------------------------
i - UTILICORP UNITED                                          2000 ANNUAL REPORT

--------------------------------------------------------------------------------
Where To Find It
--------------------------------------------------------------------------------

WELCOME to the fourth edition of UtiliCorp's annual report newsmagazine for shareholders. Our financial newsmagazine concept has been well received over the past three years. It reflects our firm belief that annual reports should be both interesting and easy to understand. We always welcome your comments.

                                [PHOTO OMITTED]
                                UtiliCorp United

^ This year's cover photo highlights the recent steps taken by UtiliCorp's Aquila subsidiary to expand its portfolio of electric generation. Pictured at twilight, the Mid-Georgia Cogen plant is one of six generating facilities Aquila acquired in December 2000. The company also currently has several new power projects in various stages of development.

--------------------------------------------------------------------------------
The Annual Report Team
--------------------------------------------------------------------------------

Publisher -- UtiliCorp United Inc., Sally C. McElwreath, Senior Vice President, Corporate Communications. Editor-in-Chief -- Ethan Hirsh, Vice President, Corporate Communications. Financial Information -- Jerry Myers, Vice President, Corporate Reporting and Investor Relations; Mark Foltz, Manager, Corporate Accounting & Reporting. Investor Information -- Kay McMillan, Manager, Investor Relations. Graphics Support -- Craig Williams, Manager, Creative Services. Design -- Muller + Company, Kansas City, Missouri. Photography -- Dan White, White and Associates, Kansas City, Missouri (except as noted otherwise). Illustrations -- Steve Svancara, On the Draw Graphics, Ltd, Stilwell, Kansas. Typesetting -- Traci Manis, Coleridge Design, Kansas City, Kansas. Printing -- Chuck Blanken, Project Manager, Lithographix, Inc., Los Angeles, California.

--------------------------------------------------------------------------------
Address Letters and Inquiries To:
--------------------------------------------------------------------------------

Annual Report Editor, MSC 2-137
UtiliCorp United, 20 West Ninth Street
Kansas City, Missouri 64105
816-467-3509; fax: 816-467-3005
ehirsh@utilicorp.com
(C) Copyright 2001, UtiliCorp United Inc.

i     Financial Snapshot - A quick look at the 2000 numbers versus 1999 results.
2 Building Value - CEO Richard C. Green, Jr. and COO Robert K. Green show how their focus on building shareholder value in multiple markets is producing results.
7     What We Do - An overview of UtiliCorp's businesses and the markets they serve.
8     Where We Operate - Maps of our major U.S. and international activities.
      --------
------NETWORKS------------------------------------------------------------------
      --------
10 Network Evolution Continues - The acquisition of St. Joseph Light & Power in Northwest Missouri was completed on the last day of 2000, and in early 2001 UtiliCorp expects to sell its seven-state construction and maintenance business.
12 Down-Under Success Keeps Up - UtiliCorp's network businesses in Australia and New Zealand have a strategy that fosters growth, so they serve as the model for many of the company's operations in North America.
14 UtiliCorp Grows In Canada - Acquiring the Alberta electric distribution network of TransAlta in 2000 quadrupled the number of Canadian customers served by UtiliCorp's business units.
      ---------------
------ENERGY MERCHANT-----------------------------------------------------------
      ---------------
15 "E" Is Not Just For Energy - Aquila has embraced e-commerce as a way to extend its reach in the marketplace for a number of risk management and energy merchant products and services.
16 Aquila Powers Up - By developing new generation projects on its own and acquiring GPU International, Aquila has greatly enhanced its portfolio of power-producing assets in various areas of the United States.
      -----------------------
------BROADBAND AND CORPORATE---------------------------------------------------
      -----------------------
18 Bring On The Broadband - Over the past three years, UtiliCorp has successfully launched broadband fiber-optic networks in Australia and New Zealand, and the U.S. Mid-continent is its next target for growth.
20 Making Diversity Real - UtiliCorp's CEO takes a personal role in the company's drive to increase its use of minority-owned suppliers of products and services.
--------------------------------------------------------------------------------
21    Ownership Matters - A record number of employees reach "Partner" status.
22    Stock Chart - A graph of UCU common stock performance in 2000.
      Investment Research - A listing of the investment firms that have issued current research reports on UtiliCorp's equity and debt securities. Dividend Dates for 2001 - A calendar that helps shareholders anticipate the timing of their quarterly dividend payments and reinvestment during the year.

23 Financial Review - A detailed discussion of 2000 results of operations reported by business unit, including corresponding data for 1999 and 1998.
36 Consolidated Financial Statements - The reported financial results for all of UtiliCorp's businesses combined, covering the past three years.
40 Notes to the Financial Statements - Explanation of accounting principles, financings and other data related to the company's financial statements.
58 Report of Management - A statement on responsibility for financial information.
      Report of Independent Public Accountants - The opinion letter from the company's outside auditors regarding the results of their audit of 2000 results.
59 Network Statistics - North America - Three-year data on utility operations.
60 Selected 11-Year Financial Data - Eleven-year figures and 10-year growth rates from income statements, plus common stock data and capitalization figures.

62 Investor Information - How to learn more, find the 2001 annual meeting, reinvest your dividends, contact Shareholder Relations or vote your proxy.
63    Corporate Leadership - UtiliCorp's senior management team.
64 Board of Directors - The company's directors, plus the committees of the Board.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                          UTILICORP UNITED - 1

--------------------------------------------------------------------------------
Letter To The Shareholders
--------------------------------------------------------------------------------

Our Number One Focus:
--------------------------------------------------------------------------------

Building Value

                                [PHOTO OMITTED]
                   [Richard C. Green, Jr. & Robert K. Green]

o Richard C. Green, Jr. (right), UtiliCorp's chairman and chief executive officer, and Robert K. Green, the company's president and chief operating officer.
--------------------------------------------------------------------------------

A year ago we closed our annual letter to you by saying we expected your company in 2000 to achieve a fourth consecutive year of "8 percent earnings growth or better." The "or better" kept on growing.

      Earnings per share came in at $2.21. That's 26 percent higher than the $1.75 we earned in 1999.

      Naturally, we enjoy talking about those kinds of numbers. But our main message to you is that more than ever, we have created a platform and network to build value in a great variety of ways for our customers, shareholders and employees.

      Deregulation, technology and dynamics of the marketplace together are changing the regional, national and global markets in which we operate. As a result, there is immense opportunity today to derive value from our existing businesses as well as from creating new ones.

      Rather than doing business the same old way year after year, we look for ways to enhance or unlock value. These include:

> Unbundling and repositioning some of the pieces of our integrated utilities.

> Reducing operating costs by selling parts of a business, then obtaining the needed services from the new owners.

>     Selling shares of a business to major partners.

>     Developing a successful subsidiary for an initial public stock offering.

> And increasing the strategic value of a business by adding substantially to its asset base.

      We pursue these actions in the greater context of the far-reaching changes currently reshaping markets for energy and telecommunications on a global scale. Electricity and natural gas--and even bandwidth--are now commodities, traded at both physical and electronic exchanges. Energy markets are often more volatile than in the past, rewarding companies that are skilled at anticipating changes in supply and movements of price. At the same time, awareness of that volatility is creating tremendous demand for risk management products and services in markets served by our Aquila subsidiary.

      The market is also redefining utilities. Rather than being seen as an integrated system, today's utility is viewed as having distinct segments (such as generation, transmission, distribution, retail, and construction and maintenance) that make up the "value chain." Managing the various links in that chain to build value as a network manager is one of our core competencies.

--------------------------------------------------------------------------------
There is immense opportunity today to derive value from our existing businesses as well as from creating new ones.
--------------------------------------------------------------------------------

      The countries in which we manage networks overseas have advanced much farther than the United States in restructuring their utility industries. Operating in that environment has taught us a great deal--not only how to enhance the value of each segment, but also how to choose which parts of the value chain to concentrate on and which to consider selling, in whole or in part.

      As we have for many years now, we will continue to compete in select markets and pursue focused business strategies, without being wholly dependent on any single market or strategy for our financial growth.

      We will also keep practicing the "value cycle" philosophy we adopted a few years ago--to invest, optimize and monetize. That means once we commit your company's capital to a business, we improve the quality and profitability of its operations. Then we find ways to extract value so we can redeploy the capital and repeat the process elsewhere.


--------------------------------------------------------------------------------
2 - UTILICORP UNITED                                          2000 ANNUAL REPORT

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      As a prime example of this process, on December 13, 2000 we announced plans to complete an initial public offering of approximately 20 percent of the common shares of our Aquila subsidiary. The offering should increase Aquila's capital financing flexibility by allowing it to access capital markets more independently and efficiently.

      We expect the creation of a separately traded stock for Aquila to increase Aquila's strategic focus and provide a targeted investment for that business. Investors will be better able to determine Aquila's fair market value when its shares are separately traded.

      Far from being a start-up, Aquila is a major company in its own right, with annual sales of more than $26 billion and assets of nearly $8 billion.

      We currently expect to complete the initial public offering in this year's first or second quarter. To the extent that Aquila is indebted to UtiliCorp, the net proceeds from the offering are expected to be used by Aquila to repay that debt.

      Another example of extracting value: In 2000, an initial public offering of 34 percent of the shares of Uecomm, our broadband network company in Australia, demonstrated how effectively value can be created through starting a timely new business. United Energy invested about $37 million to develop Uecomm. After going public, Uecomm's market capitalization implied a total enterprise value of $529 million.

Aquila's Growth

The strong performance of Aquila was a major driver of our record results in 2000. Its EBIT for the year was $191.1 million, up 140 percent from 1999. Aquila's Wholesale Services earned $144.2 million, a 424 percent increase that reflects excellent execution in a very dynamic pricing environment. The heightened coordination that resulted in 2000 from consolidating Aquila's various commodity groups in a single location in Kansas City also boosted performance.

      Increasingly, the marketplace has recognized the need for sophisticated risk management tools that help protect companies from various business risks, including weather. To meet this need, Aquila has developed a steadily growing family of custom-designed risk management products such as Guaranteed-Weather(R) and GuaranteedGeneration(SM). Its financial results reflect the increasing strong demand for these products.

      Aquila's Capacity Services benefited from having additional generating capacity in 2000. One of Aquila's key strategies has been to increase the size of its power generation portfolio. By year end, it owned or controlled about 4,100 megawatts of generation in operation, under construction or being developed.

--------------------------------------------------------------------------------
One of Aquila's key strategies has been to increase the size of its power generation portfolio.
--------------------------------------------------------------------------------

      We added about 3,300 megawatts to the portfolio during the year, including 500 megawatts acquired when Aquila purchased GPU International in December. The $225 million GPU deal included interests in six independent power projects in four states.

      Aquila currently has nine power projects in various stages of development or under construction. The Aries 580-megawatt combined-cycle plant near Kansas City is scheduled to begin operation this summer. Aquila recently placed orders for 11 gas turbines. Eight of these units are for peaking facilities the company is developing in Illinois and Mississippi, scheduled to enter service in summer 2002. We expect all 11 of the turbines to be in commercial operation by summer 2003.

      We believe the Internet will increasingly become the favored platform for energy transactions because it brings together buyers and sellers cost-efficiently. To capitalize on this trend, Aquila became a partner of the IntercontinentalExchange in 2000. The exchange is the world's largest platform for over-the-counter trading of energy commodities and precious metals.

      To date, Aquila's structured finance business has managed approximately $1.5 billion in structured finance transactions for our energy clients. We expect this business to continue to grow in volume and earnings this year and in the future.

      Bandwidth capacity is emerging as a new market for Aquila. Already established as a commodity, bandwidth on long-haul fiber-optic systems is traded very similarly to energy commodities. A recently signed agreement gives Aquila control of fiber-optic capacity over routes totaling 15,000 miles, covering significant portions of the U.S. market.

International Networks

Australia

One of the reasons we like doing business in Australia is that we gain experience with the innovations designed for stages of deregulation in advance of their reaching the United States. Our Australian electric and gas utilities have already had to compete with other companies for medium and large customers for several years.

      We have managed United Energy in Melbourne, Victoria since 1995. Last June, United Energy and sister company Ikon Energy teamed up with Shell Australia and Woodside Energy, two of the largest energy firms in Australia, to create a new breed of energy retailing company.

                                [PHOTO OMITTED]

                     Piping at the Mid-Georgia Cogen Plant

      Known as Pulse Energy, this new retailer is already servicing the electricity and natural gas needs of more than one million customers in and around Melbourne. But that's just a start. Pulse is developing the capability to offer its services to a potential market of 10 million customers as additional eastern and

>     What's It Mean?

      Independent Power Project (IPP) - An electric generating facility that produces power but is not affiliated with the local utility company that sells the plant's electricity output. UtiliCorp made its first IPP investments in the 1980s.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                          UTILICORP UNITED - 3

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

southern states in Australia embrace deregulation.

      United and Ikon contributed their retail customer base to Pulse to own a combined 50 percent interest in the new retailer.

      This is one more major step in the continuing evolution of United Energy. Before Pulse was created, we had previously added major gas distribution operations and increased operating efficiency and reliability. Later we launched an energy merchant and risk management business, created the Uecomm broadband network business and carried out Uecomm's initial public stock offering.

      Applying the value cycle in Australia has enabled us to drive strong returns and build substantial shareholder value. Based on our experience in Victoria, we're very enthused about acquiring a cornerstone shareholding in AlintaGas in the state of Western Australia in October 2000.

--------------------------------------------------------------------------------
Applying the value cycle in Australia has enabled us to drive strong returns and build substantial shareholder value.
--------------------------------------------------------------------------------

      AlintaGas is Western Australia's major natural gas utility, serving 431,000 customers. United Energy and UtiliCorp together invested $166 million and jointly own a 45 percent stake. The Australian public owns the rest.

      We're looking forward to improving the operations, enhancing value and helping AlintaGas grow well beyond its original business, as we have done with United Energy.

New Zealand

Through a series of transactions, UnitedNetworks Limited became New Zealand's largest distributor of electricity two years ago. Its 499,000 electric customers are nearly a third of the market.

      In April 2000, UnitedNetworks also became the country's largest natural gas distributor by acquiring the gas distribution network of Orion New Zealand Limited for $274 million. That system has 121,000 customers, 50 percent of the nation's total gas market.

      None of the debt incurred to acquire the gas network bears recourse to UtiliCorp or is carried on our balance sheet. A financial transaction completed in June 2000 resulted in deconsolidating our financial reporting for New Zealand operations. This also removed about $450 million in New Zealand debt related to the formation of UnitedNetworks in late 1998.

      United Networks is in the process of selling its network construction and maintenance business. It will outsource those services after the sale. This step closely parallels our unbundling strategy in Australia and the United States.

      Our broadband networks serving the central business districts of Auckland and Wellington are the first phase of our planned three-stage project to bring ultra-high bandwidth capacity to the New Zealand market. We intend to connect the Auckland network to the recently installed Southern Cross cable, which provides a high-speed data link to Australia and the United States.

Canada

We took another major step of international growth in August 2000, acquiring TransAlta Corporation's electricity distribution and retail assets in Alberta for about $480 million. The purchase included 368,000 customers served by 57,000 miles of low-voltage distribution lines.

      We expect the new network operations to add to UtiliCorp's earnings in 2001, their first full year of operations.

      In late November 2000, we sold the Alberta retail electricity business to EPCOR, an Edmonton-based utility, for about $75 million. EPCOR acquired a 24-hour customer call center in Calgary that was part of our TransAlta purchase and the retail rights to all our Alberta customers.

      Alberta was the first Canadian province to deregulate its electric industry. We plan to pursue our Australian business model in Alberta and other Canadian provinces as opportunities develop. Ontario plans to introduce deregulation later this year.

U.S. Utility Networks

      We closed our $282 million merger with St. Joseph Light & Power Company on December 31, 2000. Light & Power now serves its 70,000 customers as a division of UtiliCorp.

      We extend a special welcome to the approximately 10,000 former Light & Power shareholders. Under the terms of our agreement, they received .7933 shares of UtiliCorp common stock for each share of Light & Power stock held as of December 29, 2000.

      Light & Power's 3,300-square-mile service territory in the northwest corner of Missouri is adjacent to the area served by our Missouri Public Service division. The merger adds 378 megawatts to our regulated generation capacity and strengthens our competitive position in the region. Light & Power's sales in 2000 were $106.6 million.

      We were disappointed that the Missouri Public Service Commission did not approve the regulatory plan submitted with our merger application. The commission did acknowledge important synergies brought about by the merger, however, and has provided some guidance that suggests premium recovery may still be possible.

      On January 2, 2001, we terminated our merger agreement with The Empire District Electric Company. Under the agreement, either company could walk away from the deal if needed regulatory approvals were not obtained by December 31, 2000.

      Valued at $800 million when it was announced in May 1999, the merger required approval by the Federal Energy Regulatory Commission (FERC) and by seven state utility commissions. Although full approval was granted by Colorado, Iowa, Minnesota, Oklahoma and the FERC, Arkansas rejected the merger. Missouri approved it but rejected the supporting regulatory plan. Kansas had deferred taking action.

      With so much uncertainty about the remaining regulatory processes, we had serious doubts that the merger could ever be approved in a way that would benefit Empire's customers and the shareholders of both companies.

>     What's It Mean?

      Megawatt (MW) - One thousand kilowatts or one million watts of electricity. One kilowatt can power 10 lightbulbs rated at 100 watts. A kilowatt-hour is one kilowatt of power used over the period of one hour. A megawatt-hour is 1,000 times that much usage.


--------------------------------------------------------------------------------
4 - UTILICORP UNITED                                          2000 ANNUAL REPORT

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      Our near-term outlook for completing further utility mergers is dampened by the fact that most regulated utilities achieve lower earnings growth that is well below the financial goals we have set for UtiliCorp the past several years.

      We are reshaping our position in the utility value chain to continue enhancing service to our customers and total return to our shareholders. We are unbundling parts of our utility businesses overseas, finding instances where the value of the unbundled parts can be more than the value of the integrated whole.

      In the United States, where the pace of industry restructuring is much slower, we're finding ways to apply the same process. In November 2000 we began seeking competitive bids to find a buyer for the construction and maintenance business that supports our seven-state electric and gas transmission and distribution operations. We expect to name the finalist from a short list of qualified buyers in March 2001, with the sales closing later this year in each state as we receive the required regulatory approvals.

      The sales agreement will require the new owner to support our networks with construction and maintenance services that meet our quality standards but reduce our costs. The sale will transfer about 900 UtiliCorp employees and all our utility construction and maintenance equipment to the buyer.

                                [PHOTO OMITTED]

           The UtiliCorp Communications Services network operations
                            center in Kansas City.

Broadband Networks

Broadband fiber-optic networks are a natural extension of our networks heritage as a distributor of electricity. Instead of wires and electrons, we deal in optical fiber and photons, or light.

      We are in the process of replicating our Australian success in our other markets. Our ultra-high bandwidth fiber-optic networks began operating in the central business districts of Auckland and Wellington, New Zealand this month.

      In the greater Kansas City area, our Everest broadband subsidiary began serving customers in December 2000. It provides more than 300 channels of digital-quality cable television as well as pay-per-view and video on demand, high-speed Internet, and local and long distance telephone service.

      The growth potential of the broadband networks business in North America, as elsewhere in the world, is promising. We intend to establish a credible foothold in this market by selecting our targets carefully. Our overall strategy is to enter areas that are underserved by existing broadband providers. Most of these markets overlap the Mid-continent region, with which we are most familiar. In late 2000 we began building technically advanced networks that will connect to homes and businesses at the speed of light, and provide superior service.

Services Segment

In addition to the Mid-continent broadband activities we discussed earlier, our Services segment includes our investment in Quanta Services, Inc.

      We hold a 36 percent effective equity interest in Quanta, the nation's largest and fastest-growing provider of construction and maintenance services to the utility, telecommunications and cable television industries. Quanta has a national platform and offers a comprehensive range of services.

      We are able to leverage our investment because Quanta carries out a large portion of our broadband fiber installation. Through competitive bids, it is also one of our major sources for maintaining our distribution networks and transmission lines in the United States. We see Quanta as an avenue for significant growth in the years ahead because of its leading position in a consolidating industry, serving a rapidly growing market for construction and outsourced maintenance in the energy and communications markets.

Stock Offering

On February 22, 2001, we announced our intent to issue 10,000,000 shares of UtiliCorp common stock. The underwriters also will have a 30-day option to purchase up to 1,500,000 additional shares to cover any over-allotments of shares. Currently there are approximately 101 million shares of UtiliCorp common stock outstanding.

      We expect the offering to be concluded by early March. Net proceeds of this transaction will be used for the repayment of short-term debt and for general corporate purposes, which may include repayment of long-term debt.

Common Dividends

We have left our dividend rate unchanged at $1.20 per year for the past three years. Over that same period, earnings available for common shares have kept rising and our dividend payout ratio has declined to 54 percent. This has the effect of positioning UtiliCorp somewhere between a growth stock and a traditional utility income stock.

--------------------------------------------------------------------------------
In late 2000 we began building technically advanced networks that will connect to homes and businesses at the speed of light.
--------------------------------------------------------------------------------

Your Board of Directors

At our May 2000 annual meeting, we were sorry to announce that Ronald T. LeMay had decided not to seek reelection to UtiliCorp's board in order to avoid any future appearance of conflict of interest. He is president and chief operating officer of Sprint Corporation. When he joined our board in 1999, our domestic and international telecom operations were not as large or as strategic as they are today.

Management Changes

In June, 2000, Leslie J. Parrette, Jr. joined UtiliCorp as senior vice president and general counsel. He previously was a key member of our outside legal team at the firm of Blackwell Sanders Peper Martin LLP in Kansas City.

Why We Like Employee-Owners

About 85 percent of our employees are also owners of UtiliCorp shares. This is one more important difference that sets us apart from nearly all the competition.

      Our people think like owners. They understand the need to find and unlock hidden value. They also embrace the goal of serving our customers so well that we can't help but earn new and repeat business.

      We have outstanding employees, and our record year in 2000 is a tribute to their high level of ability, motivation and energy.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                          UTILICORP UNITED - 5

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Expectations For the Future

In 2001, we expect earnings per share to grow by 15 percent, which would mean a fifth straight year of top-tier performance within our industry.

      We're not only intent on reaching record results again this year. We are also focused on the future. We want to maintain our earnings growth momentum over the next several years. To do that, we will continue to execute our network and merchant strategy, applying the value cycle and becoming a next-generation energy services company that is a full player in the digital information age.

--------------------------------------------------------------------------------
We want to maintain our earnings growth momentum over the next several years.
--------------------------------------------------------------------------------

      Aquila's long-term value lies in its ongoing ability to develop innovative products and services that liberate its customers from many kinds of risk, particularly in times of dramatic change.

      Our ongoing search for ways to keep building value--such as unbundling, asset sales and initial public offerings--should continue to enhance earnings. We will continue to hone our competitive edge to benefit both customers and shareholders.

      No matter which opportunities we pursue, we'll continue to measure our success in terms of customer satisfaction, long-term earnings growth and value creation.

      We look forward to keeping you informed as our plans progress.

--------------------------------------------------------------------------------


    /s/ RICHARD C. GREEN, JR.              /s/ ROBERT K. GREEN

    RICHARD C. GREEN, JR.                  ROBERT K. GREEN
    CHAIRMAN AND CHIEF EXECUTIVE OFFICER   PRESIDENT AND CHIEF OPERATING OFFICER

                                FEBRUARY 22, 2001

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
6 - UTILICORP UNITED                                          2000 ANNUAL REPORT

--------------------------------------------------------------------------------
Company Overview

What We Do
--------------------------------------------------------------------------------

               OUR BUSINESSES                       OUR MARKETS
                     v              --------             v
------------------------------------NETWORKS------------------------------------
                                    --------

o     UNITED STATES

      Through seven operating divisions,    408,000 electric distribution
      our electric and natural gas          customers in three states:
      distribution utilities deliver        Missouri, Kansas and Colorado;
      energy through networks of wires      863,000 gas distribution customers
      and pipes serving the                 in seven states: Missouri, Kansas,
      Mid-continent. These operations       Colorado, Nebraska, Iowa, Michigan
      serve monopoly territories with       and Minnesota.
      rates for service set by state or
      local regulators.

      ServiceOne(R) repairs and services    ServiceOne serves about 156,000
      appliances and provides home          contract customers in seven states,
      warranty and other services.          both inside and outside of our
                                            utility territories.

--------------------------------------------------------------------------------
o     AUSTRALIA

      United Energy Limited, managed and    United Energy and Multinet Gas
      34%-owned by UtiliCorp, is an         distribute energy to 551,000
      electric distribution utility which   electric customers and 596,000 gas
      also manages the gas distribution     customers in metropolitan
      of Multinet Gas, in which UtiliCorp   Melbourne, Victoria; energy retail
      has a 50% economic interest.          customers are reached through the
      Uecomm, 66%-owned by United Energy,   Pulse Energy joint venture;
      provides broadband fiber-optic        AlintaGas has 431,000 gas
      networks. AlintaGas Limited,          distribution customers in Western
      45%-owned by UtiliCorp and United     Australia, including the city of
      Energy jointly, is the major          Perth. Uecomm's fiber-optic
      natural gas distributor in the        networks serve Melbourne, Sydney
      state of Western Australia.           and Brisbane.

--------------------------------------------------------------------------------
o     NEW ZEALAND

      UnitedNetworks Limited, 62%-owned     499,000 electric lines consumers,
      by UtiliCorp, is New Zealand's        mostly in the Auckland and
      largest energy distribution           Wellington areas; 121,000 gas
      company.                              distribution customers; fiber-optic
                                            networks serve Auckland and
                                            Wellington.

--------------------------------------------------------------------------------
o     CANADA

      UtiliCorp Networks Canada operates    368,000 electric distribution
      an electric distribution network in   customers in Alberta and 135,000 in
      Alberta and West Kootenay Power is    British Columbia.
      an integrated hydroelectric utility
      in the southern interior of British
      Columbia.

                                 ---------------
---------------------------------ENERGY MERCHANT--------------------------------
                                 ---------------

o     NORTH AMERICA

      Aquila, Inc., a wholly-owned          Aquila markets and trades wholesale
      subsidiary, is one of the largest     energy and other commodities across
      risk managers and wholesale           the U.S. and most of Canada to
      marketers of energy in the U.S. and   industrial and other large
      Canada. Its Wholesale Services        wholesale customers, including
      operations market and trade natural   distribution utilities. It also
      gas, electricity, broadband           provides structured financing for
      capacity and other commodities, and   the oil and gas industry.
      provide a wide range of
      energy-related financial and risk
      management products and services.

      Aquila's Capacity Services business   Aquila's gas gathering, pipeline
      owns, operates or controls electric   and processing facilities are in
      generating plants; facilities that    Oklahoma and Texas. Aquila's power
      gather, transport and process         plants in eight states sell a
      natural gas and natural gas liquids   portion of their output into the
      and store natural gas; and coal       wholesale electricity grid and
      handling facilities.                  under long-term contracts to large
                                            industrial customers.

--------------------------------------------------------------------------------
o     EUROPE

      Aquila's European operations,         823,000 indirect gas marketing
      headquartered in London, provide      customers in the United Kingdom.
      wholesale energy marketing, trading   Aquila trades power through the
      and related services in the United    Nord Pool market in Scandinavia,
      Kingdom, Spain, Germany and           and has trading offices in Germany,
      Scandinavia.                          Spain and Norway.

                                    --------
------------------------------------SERVICES------------------------------------
                                    --------

      UtiliCorp Communications Services     We are beginning to build broadban
      manages our North American            communications networks in select
      telecommunications businesses,        Mid-continent markets. Marketing of
      including Everest Connections         cable television, local and
      Corporation, which are installing     long-distance telephone and
      broadband fiber-optic networks and    high-speed Internet service was in
      introducing a wide range of video,    the start-up phase in the greater
      telephone, Internet and data          Kansas City area in December 2000.
      services.

--------------------------------------------------------------------------------
      Quanta Services, Inc. builds and      Quanta Services is one of the
      maintains networks used to carry      largest specialized contractors
      energy and telecommunications.        serving utilities,
      UtiliCorp holds an effective 36%      telecommunications and cable
      equity interest in Quanta.            television operators, and
                                            government. Based in Houston,
                                            Quanta works nationwide through
                                            principal offices in 40 states.


ANNUAL REPORT 2000                                          UTILICORP UNITED - 7

--------------------------------------------------------------------------------
Maps
--------------------------------------------------------------------------------

Where We Operate

 [Map of U.S. Network Operations in Colorado, Kansas, Nebraska, Missouri, Iowa,
                            Minnesota and Michigan]

                                 [MAP OMITTED]

    [Map of U.S. Merchant Operations - United States Map denotes location of operations]

                                 [MAP OMITTED]


8 - UTILICORP UNITED                                          2000 ANNUAL REPORT

      [Map of Canadian Network Operations in British Columbia and Alberta.]

                                 [MAP OMITTED]

[Map of Merchant Operations in Europe including United Kingdom, Spain, Germany,
                      Denmark, Sweden, Finland and Norway.]

                                 [MAP OMITTED]

    [Map of Australian Network operations in Western Australia and Victoria.]

                                 [MAP OMITTED]

                   [Map of Network Operations in New Zealand.]

                                 [MAP OMITTED]


ANNUAL REPORT 2000                                          UTILICORP UNITED - 9

--------------------------------------------------------------------------------
U.S. Networks
--------------------------------------------------------------------------------

Network Evolution Continues
--------------------------------------------------------------------------------
St. Joseph Light & Power merger adds to Missouri territory; sale of networks construction and maintenance business is pending.
================================================================================

One of the two most recent developments in the continuing evolution of UtiliCorp's electric and gas networks in the United States fits the company's past growth profile perfectly. The other one does not.

      The $282 million merger with St. Joseph Light & Power Company, which became effective on the last day of 2000, was the twelfth utility merger or acquisition completed by UtiliCorp in North America since the company started its growth strategy in the mid-1980s. Light & Power now operates as a division of UtiliCorp and uses UtiliCorp's EnergyOne(R) brand in its marketing. It continues to be based in St. Joseph, Missouri, about 50 miles north of Kansas City.

      Adding operations and acquiring assets are the norm for UtiliCorp. Selling off a business occurs much less frequently. So it surprised quite a few people--including employees of St. Joseph Light & Power--when the company announced in November 2000 it was starting the process of finding a buyer for its utility network construction, operation and maintenance business through competitive bids.

      The business being sold supports all UtiliCorp's transmission and distribution operations of its electricity and natural gas networks in seven states. Part of any sale agreement will require the purchaser to provide ongoing support in all seven states, meeting comparable service standards but at a lower cost.

      Welcome to the world of "unbundling." That's the process of re-examining the individual elements of a business in order to determine effective competitive strategies.

      "These days, we really have to face the fact that the total value of the parts of our core utility business--energy supply, transmission, distribution, customer service and retail, and maintenance and construction--may be greater than the business taken as a whole," says Jim Miller, UtiliCorp senior vice president who is chief executive officer of the company's U.S. Utility unit.

                                [PHOTO OMITTED]

^ At Kawasaki's assembly facility in Maryville, Missouri, Ron Vandiver (right) has one of his periodic chats with plant manager Doug Sutton. Vandiver is north division manager for St. Joseph Light & Power, which now operates as a division of UtiliCorp. Kawasaki is one of the utility's major industrial customers. The plant produces engines for all-terrain vehicles.
--------------------------------------------------------------------------------

      "We've already built significant value by unbundling parts of our international businesses," he says. "That's made us look a lot more carefully at our domestic utilities for ways to add value--but we'd only proceed if we can achieve a balanced outcome that benefits our customers, our shareholders and our employees."

      Completing the sale of construction, operations and maintenance will mean transferring to the buyer all the equipment involved in operations and related engineering work on UtiliCorp's electricity and gas networks in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. It will also mean transferring about 900 people, or nine out of 10 U.S. network operations employees.

      One of the things that happens as the result of this type of transaction, Miller points out, is that the business being sold goes from being a cost center to being a profit center. The employees are likely to benefit from being part of an enterprise that specializes in construction and maintenance on a contract basis, and that views the operation as a growth business. Activities are more likely to expand as the business services multiple clients, and customers can expect to receive the same quality of service as


--------------------------------------------------------------------------------
10 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

their utility reduces its operating costs by more efficient allocation of resources.

      And for shareholders, unbundling means freeing up capital that can then be redeployed. It ties perfectly to UtiliCorp's strategy for building value and increasing earnings.

      Miller expects the winning bid to be announced sometime in March. Because the sale must be approved by regulators in certain of the seven states, there will actually be several transactions, probably between May and December of this year, before the entire business is sold.

      Some industry observers think that outsourcing is definitely the wave of the future as companies prepare for further industry restructuring and increased competition. Assuming that it names a satisfactory bidder for its construction and maintenance business, UtiliCorp will be one of the very first American utilities to actually complete such a sale. And that certainly fits its past profile of innovation.

      Some of the 280 St. Joseph Light & Power employees who now work for UtiliCorp are part of the group that will transfer when the unbundling sale is completed in Missouri. To Light & Power's 70,000 electric and gas customers, the change will not be noticeable.

      Light & Power has facilities in St. Joseph, Maryville and Mound City, Missouri and its 3,300-square-mile service territory takes in all or part of 10 counties in the northwest corner of the state. At December 31, 2000, it had annual sales of $106.6 million and assets of more than $400 million.

--------------------------------------------------------------------------------
Utility Unbundling

                               [GRAPHIC OMITTED]

A bit like the interlocking pieces of a jigsaw puzzle, the various segments of a typical integrated utility business can be separated and sold. This process, known as unbundling, can unlock more total value for the separated pieces than for all the pieces if still connected.

      The utility has been serving the energy needs of northwest Missourians since 1883, while UtiliCorp has served west central Missouri since 1917 through its adjacent Missouri Public Service division. The merger strengthens the competitive position of both companies in their home state and in the Midwest. For Light & Power, by far the smaller of the two, it also provides a more reliable long-term future energy supply for its customers as the market for electricity becomes competitive.

      Faced with the long-term trend toward deregulation of the industry, Light & Power's management and board of directors, in conjunction with outside advisors, had been reevaluating strategies to provide shareholder value and reliable customer service at competitive prices. Becoming part of a much larger company like UtiliCorp offered the kind of financial strength, competitive position and commitment to growth it will take to achieve those objectives.

      The agreement to merge was announced in March 1999. Regulatory approval was received from the Federal Energy Regulatory Commission and the public utility commissions of five states. Two weeks after the last of these approvals came through, the deal was completed, with an effective date of December 31, 2000.

      Under the terms of the merger agreement, Light & Power shareholders received .7933 shares of UtiliCorp common stock for each of the approximately
8.3 million shares of Light & Power stock outstanding as of December 29, 2000. After the closing, Light & Power stock ceased trading on the New York Stock Exchange and Light & Power shareholders began exchanging their stock certificates for UtiliCorp certificates.

Quick Facts and Local Color

------------------------
St. Joseph Light & Power
------------------------

A Division of UtiliCorp United

Electricity

63,400 customers
1,773 million megawatt-hours sold in 2000
378 megawatts of generating capacity
   (coal, oil and natural gas-fired)
3,215 miles of distribution lines

Natural Gas

6,400 customers
190 miles of distribution lines
1,072 thousand cubic feet sold in 2000

Service Area

Historic St. Joseph, Missouri was founded in 1826 as the Blacksnake Hills Trading Post. Located alongside the Missouri River, it became incorporated as a town in 1843 and boomed a few years later as a major supply point for fortune seekers heading to California to take part in the Gold Rush. It also served as one of the main starting points for wagon trains heading west.

Today St. Joe is still best known for the birth of the Pony Express and the demise of outlaw Jesse James. The former took place in 1860, and the latter occurred in 1882, only one year before Light & Power got started.

The utility's service territory today includes a mix of manufacturing and service industries. These range from such old-time businesses as the Stetson Hat Company's largest U.S. factory, to Kawasaki's engine assembly plant for all-terrain vehicles.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 11

--------------------------------------------------------------------------------
Networks
--------------------------------------------------------------------------------

Down-Under Success Keeps Up
--------------------------------------------------------------------------------
Creating a model to follow, Australia and New Zealand businesses set the pace for other UtiliCorp networks.
================================================================================

It's been more than five years now since UtiliCorp and its Australian partners bought United Energy, and a little more than two years since UtiliCorp created UnitedNetworks in New Zealand by combining three separate network companies.

      In the year just past, operations in both countries reached new levels of accomplishment and strategic development. The model UtiliCorp first developed for United Energy is proving so successful that today it is being replicated not only in New Zealand, but in the U.S and Canada as well.

--------------------------------------------------------------------------------
The contribution to UtiliCorp's 2000 EBIT from Australia and New Zealand combined came to $123 million, 23% of the total.
--------------------------------------------------------------------------------

      Both United Energy and UnitedNetworks acquired sizable natural gas distribution operations in 2000, and both pushed ahead in developing broadband fiber-optic networks serving major business centers. (See article on page 18.) They also continued improving customer service and operating efficiency.

      The contribution to UtiliCorp's 2000 earnings before interest and taxes
(EBIT) from Australia and New Zealand combined came to $123 million, or 23 percent of the consolidated total.

Creating the Australian Model

When United Energy was acquired in 1995 in the first privatization of an electricity distribution company by the state of Victoria, UtiliCorp wanted to help the utility grow, to achieve both efficiencies and strong competitive position. This meant going outside the original scope of United Energy's basic business.

      In 1999, natural gas distribution and retail were added to the product mix through acquisition of Multinet Gas and Ikon Energy, with service territories in greater Melbourne that overlap United Energy's electric area. In 2000, things kept on changing.

      "United Energy at year end 2000 was a vastly different company from the United Energy that existed in 1999," says Don Bacon, its chief executive officer. "We launched a new type of energy retailer, set up our own version of UtiliCorp's Aquila, and reached significant milestones in our Uecomm telecom business."

      The gas side of the business stretched a new direction--out west, to be exact. United Energy and UtiliCorp in mid-2000 joined as bidding partners and won the 45 percent "cornerstone" shareholding in AlintaGas Limited, the principal natural gas distribution company in the state of Western Australia. The transaction, which closed in October 2000, privatized the formerly state-owned utility. The other 55 percent of AlintaGas was sold to the public in Australia.

      AlintaGas serves more than 431,000 customers. Its largest market is Perth.

The Pulse of Competition

Putting a new twist on the business of energy retailing, United Energy and Ikon Energy in July 2000 launched Pulse Energy in partnership with Shell Australia and Woodside Energy, a leading natural gas producer. (UtiliCorp owns 34 percent of United Energy.)

      The venture got a running start by taking on the 1.1 million customer accounts of United Energy and Ikon Energy, which transferred their retail base to Pulse. United Energy continues to own and maintain its distribution lines and under a seven-year contract provides billing, meter reading, a call center and other back-office services for Pulse Energy.

                                [PHOTO OMITTED]

^ The city of Perth in Western Australia is headquarters for AlintaGas Limited, the state's principal natural gas distribution company. UtiliCorp and United Energy jointly acquired 45 percent of AlintaGas in October 2000.
--------------------------------------------------------------------------------

      As Australia's states move to full competition and urge people to choose new energy providers, Pulse plans to use Shell's national marketing reach and strong brand recognition. Total market potential in the states where Pulse operates is about 10 million customers.

      Indeed, it's no accident that the Shell brand is prominent in Pulse Energy's logo. A national loyalty program in which Shell participates enables people to rack up points in bonus accounts by signing up with Pulse Energy. Pulse Energy also has an early crack at customers.

      "As Australia's first national retailer of energy, we have first-mover advantage," says John Bogatz, a UtiliCorp expatriate who headed to Australia three years ago and now is Pulse Energy's chief operating officer. "Some of the Australian states have delayed the start of open competi-


--------------------------------------------------------------------------------
12 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

tion for residential customers until mid-2001 or early 2002," he says, "but it's still exciting to be part of this process.

      "It's a long-term business. Whenever the rest of the markets open, Pulse will be ready."

EdgeCap, a Mini-Aquila

To take advantage of the rapid growth in Australia's wholesale market for natural gas, electricity and related commodities, United Energy again joined with Pulse partners Shell and Woodside, this time to form EdgeCap Pty Limited at the end of October 2000.

      In addition to its trading activities, EdgeCap provides a range of risk management products and services very similar to those developed by UtiliCorp's Aquila subsidiary in the United States. Pulse Energy is one of the businesses that is reducing its risk through using some of EdgeCap's services and expertise.

      Under the guidance of Aquila, United Energy had been nurturing its own energy trading and risk management business since 1996. It received about $9 million for contributing that operation to be the nucleus from which EdgeCap was formed. United Energy holds a 50 percent interest in EdgeCap, while Shell holds 40 percent and Woodside 10 percent.

      The joint venture plans to offer many types of risk management contracts, including weather hedges and bandwidth trading.

      "EdgeCap is very well positioned to play a leading role in the ongoing development of the wholesale energy markets in Australia," says United Energy CEO Don Bacon, an EdgeCap director.

      "It's not only backed by the skills and expertise of United Energy and its mentor, Aquila. Shell also brings international expertise in electricity and natural gas trading, and both Shell and Woodside provide access to substantial upstream resources."

      With the growth of Uecomm and the investments in Pulse and EdgeCap, Bacon expects that by 2003 about 60 percent of United Energy's sales will come from non-regulated businesses. Currently that number is closer to 20 percent.

Network Growth in New Zealand

Expanding its presence in the New Zealand energy market, UnitedNetworks Limited bought the natural gas distribution network of Orion New Zealand Limited in April 2000 for $274 million. The purchase included Orion's contracting business serving New Zealand's North Island.

      Since a lot of Orion's gas service territory overlaps UnitedNetworks' electric distribution areas, the expansion creates many of the same synergies that came about in Australia when United Energy combined electric and gas operations.

      The Orion gas business is New Zealand's largest low-pressure gas distributor. It serves the North Island's two biggest cities, Auckland and Wellington, as well as smaller towns. The acquisition solidifies UnitedNetworks' position as the country's largest energy distributor, with 499,000 electric customers (more than 30 percent of the market) and 121,000 natural gas customers (a 50 percent market share).

      "That sounds like a huge market share in gas," says UnitedNetworks Chief Executive Officer Dan Warnock. "However, that's just our share of current gas consumers. The potential market for natural gas here still has relatively low penetration.

      "This provides another significant growth opportunity for UnitedNetworks."

Unbundling Down Under

In September 2000, UnitedNetworks announced it plans to sell its contracting business that designs, builds and maintains electricity distribution networks as well as facilities for other industries. If the sale is completed in mid-2001 to a satisfactory bidder, the company will outsource the construction and maintenance for its networks through a close partnership with that buyer.

      UnitedNetworks Contracting had more than $49 million in total sales last year. The decision to sell the business is similar to UtiliCorp's decision to outsource its North American network maintenance and construction operations. Careful analysis shows that the company can benefit by focusing entirely on being a network operator, and the maintenance activities can benefit from being operated by a firm specializing in those functions.

                                [PHOTO OMITTED]

^ With the volcanic cone of Rangitoto Island behind them, UnitedNetworks linemen Dion Connelly and Norrie Main do maintenance along Narrow Neck Beach on Auckland's North Shore.

>     What's It Mean?

      Risk Management - The ability to earn a profit by helping others manage their future supply and cost of energy. Managing energy risk includes many variables, such as hourly changes in the weather, and daily or even hourly consumption patterns, as well as the supply and availability of energy. Aquila markets a wide range of risk management products and services in the U.S., Canada and Europe.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 13

--------------------------------------------------------------------------------
Networks
--------------------------------------------------------------------------------

UtiliCorp Grows In Canada
--------------------------------------------------------------------------------
What's up north of the border? Plenty!
================================================================================

For UtiliCorp's utilities in Canada, 2000 was the most significant year since 1987, when the company completed the acquisition of West Kootenay Power.

      On August 31 last year, UtiliCorp wrapped up another network purchase--this time the Alberta electric distribution operations of TransAlta Corporation. The transaction quadrupled the number of customers UtiliCorp serves in Canada. It also about quadrupled its total miles of distribution lines in North America.

--------------------------------------------------------------------------------
We anticipate other opportunities to acquire distribution operations in Canada.
--------------------------------------------------------------------------------

      More important than the operating statistics, though, is the strategic relevance of this expansion into another Canadian territory.

      "With several provinces embracing electricity market reform, we're ready to repeat in Canada the process we've been through several times in Australia and New Zealand," says Robert Holzwarth, chief executive officer of UtiliCorp Networks Canada (UNC).

      That's a new unit of the company that was created in 2000 to operate the former TransAlta distribution network as well as oversee West Kootenay Power. Serving south-central British Columbia adjacent to Washington State, West Kootenay Power is an integrated hydroelectric utility--it has its own generation facilities as well as transmission and distribution lines and retail customers.

      Beginning in 1995, Alberta passed legislation deregulating electricity. It includes full retail choice starting in January 2001, which means consumers now can choose their retail electric supplier.

      TransAlta chose to focus on generation and transmission, so it put its distribution and retail operations up for sale. The company had gotten to know UtiliCorp from previous dealings in New Zealand, so before long the two were discussing a possible Alberta transaction.

      Shortly after UtiliCorp bought TransAlta's distribution and retail operations for $480 million, it agreed to sell the retail arm to EPCOR, an Alberta utility based in Edmonton, for $75 million. It also assigned retail services to EPCOR. The sale was completed in late November.

      Now EPCOR provides all retail services to those of UNC's 368,000 Alberta customers who wish to remain on the regulated rate option. These customer-specific services include call center operations and billing. However, customers may choose to buy from another retailer.

      UtiliCorp Networks Canada provides electric service up to and including the customer's electric meter. That includes reading the meter and managing the data from it. UNC crews also maintain the whole 57,000-mile distribution network, "Our transfer of retail responsibilities to EPCOR allows UtiliCorp to keep a strategic focus on managing our distribution networks in Alberta as efficiently as possible," says Holzwarth. "We also anticipate additional opportunities to acquire distribution operations elsewhere in Canada as deregulation and privatization continue to evolve."

      The UtiliCorp purchase from TransAlta was a key step in Alberta's five-year process to introduce new players to its power market. Ontario is another province working to lead the country's $19 billion electricity market toward deregulation. Across Canada, almost 90 percent of the country's 11.7 million electric customers are still served by government-owned or municipal utilities. By contrast, in Alberta half of all customers are served by investor-owned utilities. For the last two years, Ontario has been encouraging some 300 municipal and regional utilities to prepare for private investment. UtiliCorp is definitely interested as a potential buyer.

      Holzwarth points to plenty of other Canadian growth opportunities already on the horizon. These include a booming Alberta economy, the recent announcement by New Brunswick that the province intends to pursue electricity market reform, and a new agreement for West Kootenay Power to operate the electric system of Kelowna, a city of 100,000 people in British Columbia. That contract, effective October 1, 2000, secured West Kootenay Power's position in the largest market in its franchise area.

      Meanwhile, UtiliCorp's Alberta and British Columbia operations are being integrated to achieve critical mass and adopt the industry's best practices. One plan already under way, subject to regulatory approval, is to introduce performance-based ratemaking in Alberta. Through such rates, cost savings and other efficiencies are shared over the long term between the utility and its customers, a concept pioneered in Canada and used successfully by West Kootenay Power since 1996.

                                [PHOTO OMITTED]

^ At a former TransAlta facility in Edmonton, Alberta, workers install a new sign panel with the UtiliCorp Networks Canada name.


--------------------------------------------------------------------------------
14 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------
Energy Merchant
--------------------------------------------------------------------------------

"E" Is Not Just For Energy
--------------------------------------------------------------------------------
Aquila's e-nitiatives are rapidly gathering steam.
================================================================================

                               [GRAPHIC OMITTED]

GuaranteedWeather
--------------------------------------------------------------------------------

It seems fitting that it was the turn of the century as Aquila launched its transition to today's more electronicized, highly efficient marketplace.

      "We have a two-tier strategy," says Beth Armstrong, Aquila's senior vice president, Client Services. "First, building or investing in energy exchanges that are `B2B,' or business-to-business. Second, Aquila is bringing risk management products and services to its clients using web technology. In 2000, we undertook three major e-business initiatives, each with a distinct focus."

The IntercontinentalExchange

Aquila joined forces with five other large energy firms in early 2000 to create an energy trading consortium. The companies all saw the need for a neutral trading platform (not owned or dominated by any one company) where buyers and sellers could transact business with multiple parties.

      In July 2000, the consortium joined forces with the IntercontinentalExchange (ICE). In addition to gas and electricity, ICE handles petroleum products and precious metals.

      By January 2001, the Intercontinental-Exchange was already able to call itself one of the most widely distributed online professional marketplaces in the world. Participation includes more than 130 of the world's largest energy and financial commodity firms.

      "Aquila's investment in the IntercontinentalExchange complements our core business as a risk merchant," says Janine McArdle, first vice president, e-commerce. "ICE not only brings buyers and sellers together instantly in a neutral environment. It also lets them see real-time, marketwide prices."

                               [GRAPHIC OMITTED]

IntercontinentalExchange
--------------------------------------------------------------------------------

YourEnergySource.com

Another way Aquila is meeting the needs of energy buyers and sellers is to bring them together in a neutral, online setting in which to manage the procurement process. This helps those involved in procuring customized commodity and service offerings for large commercial and industrial customers.

      To that end, Aquila introduced YourEnergySource, Inc. (YES) in December 2000 as an independent, web-based industrial energy platform.

      "YES serves both sides of the e-procurement equation," says Don Greenwell, vice president in Aquila's Client Services group and president of YourEnergySource. "It extends energy suppliers' market reach while reducing their sales costs. It also streamlines the competitive procurement process for energy buyers.

      "Now we're adding energy information and other services to help buyers, buyers' agents and sellers manage the entire supply and demand chains, all the way through conversion of energy to useful forms."

GuaranteedWeather.com

The first of several sites on the Internet to market a distinct Aquila product line, GuaranteedWeather.com rolled out in mid-2000. The online weather risk management portal is the latest expansion of Aquila's GuaranteedWeather(R) portfolio of more than 30 weather-related products.

                               [GRAPHIC OMITTED]

YourEnergySource
--------------------------------------------------------------------------------

      Aquila pioneered the concept of weather derivative products more than four years ago, creating financial tools that offset the adverse effects of weather on a company's earnings.

      "Weather-risk management is still a relatively new concept," says Ravi Nathan, portfolio manager for Aquila's weather products. "Customers must gather a lot of information before making a decision on a weather risk product.

      "Our website shows users how weather affects their particular industry and what weather risk management techniques are available. Then they can construct and price a contract that solves their specific needs for virtually any location in the world."

The Future

Over the next three years, Aquila plans to invest in additional e-business solutions it expects to launch, either on its own or in conjunction with other industry players.

      One energy research firm predicts that one fourth of all electric power will be traded online by 2004, up from only two-tenths of one percent in 1999, while online trading of natural gas will increase to 11 percent from 2 percent.

      If the online trend continues, it may soon be time to think about changing the company's name -- to E-quila.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 15

--------------------------------------------------------------------------------
Energy Merchant
--------------------------------------------------------------------------------

Aquila Powers Up
--------------------------------------------------------------------------------
Development projects and an acquisition add considerable scale to the company's growing portfolio of electric generation.
================================================================================

Aquila's activity in non-regulated generation of electric power dates back 15 years, but 2000 was its biggest year ever in that business, by several measures.

      Today Aquila owns or controls approximately 4,100 megawatts of generation from plants that are either in operation, under construction or being developed. Nearly three-fourths of that power portfolio was added last year.

      It's not just the size of Aquila's power presence that has changed. It's also the nature of its involvement in the business of generation.

      In the 1980s and most of the '90s, the company invested in independent power projects, often as a limited partner. Today, in addition to managing its investments in 11 projects, Aquila is actively managing the day-to-day operations of six plants in five states and developing or co-developing a number of new generating plants. It also has "tolling" contracts with generation facilities in Missouri, Mississippi, Illinois and Louisiana that allow Aquila to sell the plants' output on the wholesale power market.

Becoming an Operator

The biggest recent step in changing Aquila's role took place in December 2000, with its $225 million purchase of GPU International (GPUI) from parent GPU, Inc., a New Jersey-based utility.

      The acquisition brought Aquila another 500 megawatts of capacity, representing GPUI's interests in six independent generating plants in four eastern states.

      The GPUI purchase gives Aquila traders access to output from the 91-megawatt GPUI merchant plant in New York State. Production from the five other newly acquired facilities is committed to others under prior contracts for the next five to 20 years.

The nature of Aquila's involvement in the business of electric generation has changed to include not just investor, but operator and developer.
--------------------------------------------------------------------------------

      "This acquisition should help provide a stable base for Aquila's ongoing efforts to expand our generation business," says Kevin Calhoon, senior director, asset investment, who led the Aquila team that

--------------------------------------------------------------------------------
Gas Tolling

                               [GRAPHIC OMITTED]

Under a gas tolling contract, Aquila pays a fee (or toll) to the owner of a generating plant to secure the right to provide the natural gas that fuels the plant, and to market the electricity generated.
--------------------------------------------------------------------------------
Combined Cycle

                               [GRAPHIC OMITTED]

In simple-cycle generation, natural gas is burned in a combustion turbine to produce electricity, and leftover heat goes to waste. In combined-cycle operations, that heat is recovered and used in a steam turbine to produce additional power.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
16 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               [GRAPHIC OMITTED]

^ This computer rendering shows the layout of Aquila's 580-megawatt Aries power plant in Missouri. Aries will begin producing electricity in the summer of 2001.
--------------------------------------------------------------------------------

worked on the GPUI purchase. "The addition of GPUI's operations people as Aquila employees will allow us to further advance our development and asset acquisition activities. It also better positions us to manage day-to-day plant operations."

      The GPUI acquisition is just the beginning for Aquila's Asset Investment group. The group's goals include finding more opportunities to buy generation assets that enhance Aquila's future earnings.

      Growth means planning. For a good indicator of Aquila's growth plans, just look at its recent orders for another 21 gas turbines--costing about $432 million--to support its development efforts in 2001 and beyond.

Next Up: Aries

In the summer of 2001, Aquila expects to begin producing power from its jointly owned 580-megawatt Aries plant, located about 20 miles southeast of Kansas City near Pleasant Hill, Missouri. The plant will begin simple-cycle operation less than two years after the September 1999 groundbreaking. Combined-cycle operation, which uses waste heat from the plant's combustion turbines to produce steam that in turn generates additional electricity, is scheduled to start in January 2002.

      The Aries plant will be fueled by natural gas. It has two combustion turbines, two heat recovery steam boilers and one steam turbine. Its air and water emissions should be among the lowest in the industry.

--------------------------------------------------------------------------------

[PHOTO OMITTED]

> The 305-megawatt Mid-Georgia Cogen facility in Kathleen, Georgia, is one of the six power plants Aquila acquired through its purchase of GPU International in December 2000.

      "This plant will be one of the most modern in the country," says Frank Costanza, Aquila's vice president, project development. "It will be a very positive addition to Aquila's operations as well as to the local economy."

      The $277 million Aries facility is the largest new generating plant in the state. In early 2000, Aquila sold a one-half interest in the project to Calpine Corporation, one of the leading power plant builders and operators in the country.

      "Because one of our strategies is to continue expanding our power plant portfolio, teaming with Calpine makes a lot of sense," says Costanza. "They have a huge amount of technical expertise as well as involvement in power development on a large scale across the United States."

      Calpine is overseeing construction and will operate and maintain the plant. Aquila will manage the natural gas supply that fuels the plant as well as sell its share of the power Aries produces into the wholesale market. It already holds a four-year, competitively bid contract to supply varying amounts of electricity, up to 500 megawatts, to UtiliCorp's Missouri Public Service division, which distributes electricity to nearly 200,000 Missouri customers.

More to Come

Aquila has in the works several more new generation projects in various stages of development. These include two 340-megawatt peaking plants that will be operational in 2002. Five other development projects spread across five states are currently scheduled to begin delivering power in 2003 and beyond.

      "Aquila has always been rich in marketing and risk management strengths," says Ed Mills, president and chief operating officer. "Now we're adding to the equation a strong portfolio of power-producing assets that balances the risks of the marketing business and provides access to plenty of electric generation we can bring to market.

      "It's a combination that makes tremendous sense."


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 17

--------------------------------------------------------------------------------
Telecommunications
--------------------------------------------------------------------------------

Bring On The Broadband
--------------------------------------------------------------------------------
With its fiber-optic networks already launched overseas, UtiliCorp focuses on select markets in the United States.
================================================================================

                                [PHOTO OMITTED]

< The network operations center in Kansas City allows UtiliCorp Communications
Services technicians to monitor telecom traffic and spot potential congestion before it becomes a problem.
--------------------------------------------------------------------------------

UtiliCorp's broadband telecommunications strategy got its start in 1997--in Australia. United Energy, which is managed and 34 percent owned by UtiliCorp, began turning its early telecom plans into action, and the results proved to be very successful. So successful, in fact, that today the telecom arm of United Energy is a separate, publicly held company.

      By the end of 2000, UtiliCorp also had broadband operations and ventures in various stages of development in New Zealand and the United States. It's capitalizing on its extensive knowledge of how to build and manage networks and navigate the regulatory process. Another market strength is thorough familiarity with the communities it serves.

      In addition, there's a worldwide trend that's rapidly pushing up consumer demand for broadband, big time.

The Bandwidth Appetite

Not long ago, the Internet was said to be able to support about 250 million users worldwide. Industry analysts predict that number will climb to 1 billion over the next three years. This and growth in other telecom applications have companies far and wide hustling to build the infrastructure required to satisfy consumers' giant appetite for bandwidth.

      The entire wired infrastructure market is growing about 20 percent a year. In carefully selected markets, UtiliCorp is going after the opportunities this brings. These include private data networks and fiber-rich networks to deliver Internet services, local and long-distance telephone and high-definition cable television. And on the commodity side, UtiliCorp's Aquila subsidiary began trading bandwidth capacity in 2000.

--------------------------------------------------------------------------------
The company is capitalizing on its extensive kknowledge of how to build and manage networks.
--------------------------------------------------------------------------------

Going Public in Australia

Uecomm Limited, United Energy's telecommunications business, was one of the company's big success stories of 2000. A little more than three years old, Uecomm owns and operates about 700 miles of fiber-optic networks serving the metropolitan areas of Melbourne, Sydney and Brisbane.

      Uecomm is a licensed telecommunications carrier concentrating on meeting the growing demand for bandwidth. It provides networks that carry data and video applications and the Internet for customers in government, education, health care, finance and many other areas. It also provides a wide range of network, Internet and data management services.

      In September 2000, Uecomm had a successful initial public offering (or share float, as they call it in Australia). It is now 34 percent held by the public and 66 percent by United Energy. The offering positioned Uecomm for continued growth and gave a boost to UtiliCorp's earnings.


--------------------------------------------------------------------------------
18 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      In 2000, Uecomm's sales were $24.4 million, up from $6.6 million in 1999. The company is proceeding with its plans to expand into Western Australia and South Australia in 2001.

Broadband in New Zealand

With a worldwide boom in broadband fiber-optic cable installations driven by growth in the Internet and e-business, UnitedNetworks is taking a lead role in getting New Zealand properly connected. That means putting in the infrastructure that will be needed as the market for ultra-high bandwidth communications develops.

      The company is investing about $14 million over the next two years to install state-of-the-art broadband networks serving the business districts of Auckland and Wellington. The systems began serving customers in February 2001.

      There are two interesting twists to this story. One has to do with how the fiber was installed. UnitedNetworks has avoided a lot of traffic headaches for the public by inserting its new fiber-optic cables into abandoned gas lines under downtown streets, instead of tearing up one city block after another digging new trenches. This technique also allows UnitedNetworks to significantly reduce the cost of building the fiber network, giving it a valuable competitive advantage.

      The other twist is how far-reaching the connections are. The UnitedNetworks installation follows by only a few months the opening of the Southern Cross cable, which connects New Zealand with Australia, Fiji and the United States.

      The Southern Cross system also will increase the bandwidth available to New Zealand from half a gigabit to more than 40 gigabits. The resulting huge improvement in speed and data capacity is expected to bring a matching rise in demand for bandwidth.

      UnitedNetworks will operate as an open access wholesaler providing ultra-high bandwidth access facilities to telecommunication carriers, Internet service providers and many other types of businesses. The company plans to keep increasing its broadband capabilities to keep up with this growing demand.

And Now, the Mid-Continent

In April 2000, UtiliCorp Communications Services (UCS) was formed to manage the company's broadband network efforts in the United States. In December, UCS began delivering cable, phone and high-speed Internet services to customers over fiber-optic-rich networks it is constructing in metropolitan Kansas City through its Everest Connections affiliate.

      UCS is also providing a variety of telecommunications services to rural customers on a separate network in northwest Missouri. And in Pueblo, Colorado, UCS is operating a fiber network serving city and county institutions and has plans to expand throughout the community.

      In January 2000, UtiliCorp Communications Services agreed to provide a fiber-optic network for the Lincoln Public Schools system in Nebraska that will deliver state-of-the-art broadband services for 58 schools and school administration sites.

      Service is scheduled to be fully available by July 2002. The project consists of a point-to-point fiber network and will provide Lincoln Public Schools and other customers with high-speed data communications capability.

      In addition, the network will have the capacity to serve other institutional and business customers in Lincoln.

      "Lincoln typifies the kind of community we're targeting," says Ron Reckrodt, vice president of operations for UCS. "Businesses and institutions want more and more to bridge the 'digital divide' that separates them from their counterparts in large metropolitan areas that already have broadband services available." The Lincoln project is a good example of UCS's commitment to building that bridge for select communities in Mid-continent states.

      Another example is its partnership with Prairie iNet that is providing a high-speed wireless Internet service targeted to Mid-continent towns with populations under 15,000. Prairie iNet is currently operational in 110 communities and will be providing service to additional rural communities throughout the Midwest during 2001. One unusual feature of this project: It makes use of the height of some of the countless grain elevators and water towers in farm country for basing its antennas.

--------------------------------------------------------------------------------
Broadband

Fiber-optic broadband networks are capable of delivering multiple services through a single cable connection to the customer by using several different wavelengths of light simultaneously.

                               [GRAPHIC OMITTED]

>     What's It Mean?

      Bandwidth - The amount of information that can be transmitted over a computer network at a given time. The higher the bandwidth, the more data can pass over the network. A broadband integrated digital network is capable of transporting and switching voice, data, image and video over the same telecommunications infrastructure. Bandwidth capacity is now traded as a commodity.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 19

--------------------------------------------------------------------------------
Corporate
--------------------------------------------------------------------------------

Making Diversity Real
--------------------------------------------------------------------------------
UtiliCorp's chief executive personally leads the charge to broaden the pool of qualified minority-owned suppliers.
================================================================================

"By the very nature of our business, UtiliCorp has always been a part of the interwoven fabric of the communities we serve.

      "In recent years, we've seen the makeup of that fabric become richer than ever. The marketplace for businesses much smaller than ours is very dynamic today. In the process of refocusing our outreach to some of those firms as potential suppliers, we've made some very valuable discoveries."

      The words are from Richard C. Green, Jr., UtiliCorp's chairman and chief executive officer, discussing the company's initiative to make supplier diversity a more integral part of the corporate culture.

--------------------------------------------------------------------------------
The real key to success in this effort is to integrate an appreciation of diversity into our company's culture.
--------------------------------------------------------------------------------

      "We can do a great deal as a company to nurture the growth of small businesses--minority- and woman-owned businesses, in particular. This helps our communities share in financial growth and job creation. But we've also learned how much it benefits UtiliCorp to have a broader, more competitive pool of well qualified, smaller suppliers."

      As the company has increased its purchasing from minority- and woman-owned businesses the past two years, it has chalked up substantial savings. It has also found a wealth of new ideas on how to arrive at various business solutions.

      "It's important to state that these companies are not coming to us for handouts," says Brett Carter, UtiliCorp's director of supplier diversity. "They're competing with all the other vendors on our list to be selected based on the usual criteria--price, quality and service."

                                [PHOTO OMITTED]

    ^ Gale Sayers (center) is president and chief executive officer of Sayers Group, LLC, a major source for UtiliCorp's purchases of computer hardware. He is flanked by UtiliCorp Chairman and CEO Richard C. Green, Jr. (left) and Brett Carter, who heads up the company's supplier diversity program.
--------------------------------------------------------------------------------

      UtiliCorp's supplier diversity initiative is built on a business enhancement model, Carter says. "We want pitches from new suppliers to include opportunities for UtiliCorp to increase efficiencies. We want them to help spark innovation."

      So why have the CEO so directly involved in this cause?

      "The real key to success in this effort is to integrate an appreciation of diversity into our company's culture," Green says. "Several years ago we set up a value system we call The UCU Way that serves as a guide for our people's behavior.

      "Now we're infusing into that a greater awareness of diversity issues--related to recruiting employees as well as suppliers. To be effective, this kind of effort has to work from the top down."

      Reflecting that renewed commitment at the top, Carter reports directly to the CEO. He helps see that UtiliCorp applies to its supplier diversity program some of the same management techniques it uses to run its businesses, such as benchmarking, measurement, goal-setting and employee incentives.

--------------------------------------------------------------------------------
We increased our purchasing expenditures with this group by 150% in 2000.
--------------------------------------------------------------------------------

      It's by no means a one-person effort. Senior Vice President Jim Miller is an elected member of the board of the Kansas City Minority Supplier Council. Other UtiliCorp managers are also active in the organization. And within the company, a team called the Supplier Diversity Advocacy Council helps come up with ways to translate the CEO's vision into meaningful, measurable results.

      The measures of success to date tell the story quite clearly.

      "We currently have about 450 approved minority- and woman-owned suppliers," Carter says. "We increased our purchasing expenditures with this group by 150 percent in 2000 compared to 1999. That moved us a lot closer to our goal.

      "Sometime in 2001, we're aiming to have at least 7 percent of all UtiliCorp's purchasing going to diverse suppliers. We're already seeing concrete results from our program, in the form of lower prices, better service and a wider choice of suppliers in the diverse community.

      "That's both good business, and good for business."


--------------------------------------------------------------------------------
20 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------
Employee Ownership

Ownership Matters
--------------------------------------------------------------------------------

Nearly 85% of UtiliCorp employees in North America own shares of the company's common stock. Altogether, they held more than 13 percent of all shares outstanding at the end of 2000. For many years, this level of employee ownership has set us apart in our industry. It means our people feel the pride of ownership, and translate that feeling each day into high quality customer service and energetic pursuit of ways to build shareholder value. Each year we recognize as UtiliCorp Partners the individuals who have reached a particularly high level of share ownership compared to salary level. The Partners for 2000 are presented below.

Larry W. Adams
Donald R. Albon
Gail M. Allen
Paul Allerton
Hugh E. Alm Jr.
Dennis D. Ambrose
Kevin M. Anderson
William S. Anderson
Edward E. Anzlovar
Mike Apprill
Beth A. Armstrong
George E. Armstrong
Steve Ash
Pat Ashworth
Joyce Auer
Verle D. Ayres
Donald Bacon
Susan A. Bailey
Margie Bajor
Michael A. Baker
Michael P. Baker
William J. Balk
Jerald M. Ball
Robert G. Barbee
Art Barr Jr.
Robert G. Barry
Timothy K. Bass
Patricia A. Bauer
Cheryl L. Baumann
Bob Beck
Ted B. Beissenherz
Brian E. Bell
Hal D. Benner
Thomas J. Benore
Robert L. Benstead
Diana M. Berger
Ken Bergstedt
Edward R. Bettin
Buddy Black
David E. Blann
Patricia A. Blanton
Hal Bloomberg
Delta F. Boden
Darrell W. Bolles
Duane G. Bond
Jill L. Bonk
Raymond Bonkowski Jr.
Randall K. Boone
Roger A. Booze
Dean B. Boren
Lance A. Boyd
Joseph A. Braden
Stuart W. Bradley
Richard A. Bradshaw
John T. Britton
James S. Brook
J Alan Brooker
Pauline Broom
Linda R. Brown
John C. Browning
Nancy J. Browning
Robert B. Browning
Gerald N. Brutlag
Doris J. Buchholz
Vikki D. Buhr
Kevin G. Burbach
Roy A. Burke Jr.
Jim E. Burnett
Dale A. Burtch
Wayne E. Burton
Robert F. Busz
Pat A. Buxton
Robert E. Callegari
Danny E. Camp
Ron Carlberg
Patricia L. Carlson
Randy F. Carlson
Thomas L. Carmody
Bruce C. Chaney
Donald F. Cheloha
David S. Christensen
John B. Churchill
Cal Clark
Vernon Clark
Marla J. Clarke
Neal R. Clausen
Michael E. Clubine
Pam Coble
Steve Cochennet
Michael W. Cochran
David L. Coffman
Gary D. Colgrove
Judy E. Collins
Richard L. Compton
Patricia S. Connealy
Tim Connealy
Elliott W. Connell
Timothy E. Conner
Lyle E. Cook
Roger W. Cook
William S. Cook
Herman L. Cooper
Frank B. Costanza
Harley F. Cotton
Alfred B. Couch
Dennis E. Coughlin
Mary L. Courter
John C. Creek
Richard A. Culshaw
Stephen E. Curry
Bob Curtis
Tia S. Damico
Larry D. Damme
Allan N. Dancy
Christopher J. Daniel
Lois A. Danielson
Janet L. Daugherty
Dennis M. Davis
Lela B. Davis
Kay M. Deahl
Glenn W. Dee
Michael Deggendorf
Donald Dekema
Allan S. Deming
Gary M. Denny
Margaret A. Desmet
Richard W. Devine
Ted F. Dice
Jerry A. Dick
Thomas J. Disterheft
Albert J. Dolan
Cynthia J. Doll
Dave Dolph
George C. Dorman
Bruce R. Drawbaugh
Don A. Dreisoerner
Kelly M. Drummonds
Gary W. Duncan
John D. Durdahl
Dale E. Dwyer
Robert J. Dye
Larry W. Eads
Judy K. Eby
Mark D. Edgin
Chris Edlin
Dennis W. Eich
Paul M. Ekness
Gary F. Elgan
Kathleen R. Ellingson
Charles W. Elliott
Donna K. Elliott
Kathryn A. Ellis
Thomas L. Ellis
Jesse R. Elrick
Debra L. Emo
Jon R. Empson
George A. Eoff
Jim Erickson
Barbara E. Erwin
Mark E. Even
Debra J. Everett
Wayne N. Exe
Ralph C. Eye
Phillip W. Fagg
Robert L. Faulkner
John G. Favreau
Beverly A. Feine
Russel W. Feller
Larry Gene Fenton
Pamela K. Ferguson
Ronald E. Fink
John R. Fischer
Michael J. Fisher
Carrie M. Fitl
Carl L. Folkerts Jr
Frank F. Fong
William B. Ford
Ed Fowler
Kevin J. Fox
Ronnie W. Fox
Michael H. Fragale
David A. Freeman
Charles T. Friend
William H. Fries
James L. Friesel
George J. Frisbie
Joe L. Fulton
Cal L. Gallagher
Irl D. Gaut
Kenneth L. Gerdts
Donald L. Gerke
Frank K. Gessner
Leslie E. Gibson
Wayne H. Giese
Deanna L. Giessel
Danny L. Gillam
Harold L. Gillihan
Gregory D. Gladfelter
Jim Goodding
Robert C. Goodson
Paul R. Grant
Charlie Gray
Dennis M. Greashaber
Keith Frank Green
Richard C. Green, Jr.
Robert K. Green
Tom Groom
Sandra J. Guge
Gary Mac Hackett
Eric Hall
John G. Hall
Robert L. Hall
Laurie J. Hamilton
Rodney F. Hamm
Ralph E. Hammond
Kenneth J. Hansen
Gary R. Hanson
Thomas E. Hanson
Della D. Harris
Kevin L. Harris
Garry D. Harter
Steven E. Hartman
Melvin G. Harvey
Jim R. Hasley
Ed Hatter
Richard Haubensak
Ronald J. Haupt
Charles F. Hauska
Leroy J. Havener
Milo A. Hawkinson
Ted Hayes
Larry W. Headley
Michael D. Hehl
Victoria M. Heider
Scott H. Heidtbrink
Jerald F. Heims
Roger D. Hein
Donna L. Heinicke
Arlie I. Heisterberg
Lyle R. Henderson
Steven L. Hensevelt
Susan M. Hepp
Lawrence J. Herber
Jean Herndon
Linda J. Herr
Ronald L. Herr
Ronald W. Herstein
Michael E. Hertling
Chester W. Hill
Ronald J. Hinsley
Robert Hobbs
Denise D. Hoenshell
Gary M. Hoffman
Jay P. Hohne
Ronald J. Hohnecker
Robert L. Holland
Donald L. Holz
Robert W. Holzwarth
Michael R. Hook
Edward L. Horne
Abraham Hoskins
Marty Hotchkiss
Gordon D. Hough
Ted Houts
David A. Howrigon
Robert J. Huckaby
Charles W. Hudler
Alden Hugg
Terry L. Hutchins
Steve L. Hyke
Harold L. Irvin
Donald B. Jackson
Patricia A. Jahns
Dave A. Jaschen
Franklin J. Jeffrey
Bruce A. Johnson
Michael K. Johnson
Tommy R. Johnson
Larry W. Jones
Leroy M. Junge
Steve Jurek
David J. Justice
William D. Kahle
Anne Kahle
David F. Kaminski
Mike Kane
Dave Kasper
Joyce A. Keck
Glenn Keefe
Marion E. Keener
Lester Keeth
Kevin M. Kelley
Michael G. Kelly
Ronald W. Kester
Ronald G. Kieft
Larry L. Kilts
James D. Kimbrell
Robert H. Kinman
Dennis J. Kinne
Michael J. Kisicki
Jerry K. Kizer
David J. Klepper
Joseph A. Klusaw
Sue E. Knippelmeyer
Roger A. Kort
Wesley O. Kosier
Randall A. Kost
Rich Kramer
David P. Kreimer
Richard C. Kreul
Patti Krier
Douglas E. Kubash
John E. Kubesh
Daniel M. Kuehne
Timothy M. Kuehnlein
Donal D. Kuhlman
Randy J. Kull
Patricia A. Lammers
Kevin J. Lampe
Sonna A. Lane
Carole J. Lange
Stephen R. Larner
Jerry D. Laughlin
Billy D. Leach
Norman E. Lecy
Sheila R. Lee
Bob Leen
Michael E. Lemmer
Richard R. Lennington
Sandra K. Lewandowski
Dennis E. Lewis
Dorothy A. Lewis
Jerry L. Lewis
Wayne T. Lewis
David G. Light
Nancy L. Lilienthal
Harold E. Link
J. Livernois
William A. Lockrey
Karen L. Loomis
Richard C. Loomis
Ken Loose
Andrew Lopez Jr.
Carol A. Lowndes
Bill Lucke
Myron V. Lueck
Leroy Lutes
Carol D. Lyon
Albert A. Maier
Donald W. Malone
Thomas Manderscheid
Nancy J. Manion
G. Lynn Manske
Don E. Maristuen
Vicki C. Martens
Tom Martin
Donald T. Mason
John M. Mason
Bob Masters
John C. Maxson
Janice E. McCall
Daniel L. McCoy
Tom McCoy
Sandy McDannel
John V. McDonald
Myrt McDonald
Jerri McDonnell
Sally C. McElwreath
Carol L. McKibben
John W. McKinney
David J. McLaughlin
Jeff McNally
Mark T. McNally
Vernon R. Means
Daniel M. Medeiros
Mike Megaris
Richard D. Meyer
Walter V. Mier
Philip S. Migliore
Herman L. Miller
James G. Miller
Judith L. Miller
Randal P. Miller
Loretta G. Millstead
Haney D. Milstead
David J. Miracle
Judith J. Modert
Vincent H. Moebeck
Richard L. Montgomery
Sandra N. Moore
Mario A. Morales
Betty J. Morgan
Steven A. Morten
Julianne Morton
Leo E. Morton
Jay D. Muller
William H. Muller
Larry W. Mulligan
Paul D. Mumm
Steve Munckton
John J. Murphy
Ronald L. Murray
Paul A. Myers
Susan K. Nathan
Ralph K. Neasham
Billy G. Neff
Paul F. Nelson
Judy Ness
Henry Nieder
Debbie Nielsen
James A. Nieman
Alvin O. Niendick
Rene A. Nix
Robert E. Norem
Donald W. North
Denise M. Novak
Greg Ochs
Harry E. Odell
Richard E. Oles
Marvin L. Oppedal
David R. Otter
Roger G. Oursland
Larry E. Owens
Larry Padgett
Nadine E. Padilla
Angelo F. Palumbo Jr.
Kris J. Paper
Steve Parker
Roger D. Parkes
Roy A. Parsonage
David A. Patterson
Kenneth A. Pedersen
Harold W. Peery
Steve Pella
Earl F. Perkins
Robert P. Perkins
Chris A. Perrault
David A. Perron
Robert R. Peters
Sue Peters
George M. Peterson
Gary L. Pike
Ron Pischke
Robert D. Popelar
Mark E. Pratt
James Prchal Jr.
Nancy J. Preucil
Gary J. Price
Diana L. Prine
Bernie Joe Purdy
Bob Qualkinbush
Michael B. Radl
Douglas M. Radtke
Robert A. Ralph Jr.
Jim Read
Patty Ready
Bruce A. Reed
Bruce P. Reed
James H. Reed
Mark W. Reed
Jim L. Reineke
Dan Rembold
Louis C. Rephlo
Donald L. Richardson
Tim E. Richardson
Donald A. Riffle
Donald E. Ringblom
Clayton P. Risdahl
Garry L. Roam
Kent J. Roberts
Bruce W. Robertson
Thomas B. Robertson
Linda R. Robinson
Michael W. Rodenbeck
Larry Rodenz
Patrice M. Roe
Arnold L. Rogers
Rich Rogers
Lezli A. Root
Danny L. Rose
Neil E. Rowland
Daniel W. Ruffner
Jim Ryan
Gary J. Sauser
William L. Schaffart
James M. Schaum
Stan Schiermeyer
Ed Schulte
Barb Schultz
Debra D. Schumann
James B. Schwalie
Vern R. Schwarz
Thomas M. Schweikert
Dean M. Schwendinger
Robert R. Scott
Susan R. Sears
Mark S. Seedorf
Paul C. F. Seeley
Brian D. Semchenko
Richard P. Sena
William G. Settle
David J. Sevcik
John F. Shaw
John A. Shealy
Stan P. Shreve
Vern J. Siemek
Rod M. Siemers
Dan Sikkema
Jacqueline L. Sima
Loren C. Simmons
Gerald D. Sims
David A. Sisel
James R. Sisung
Barbara J. Skeels
Joetta J. Skipton
Bennie L. Smith
Bernard L. Smith
Roy Alan Smith
Charles W. Smock
Susan M. Snively
Dale A. Sonder
Leroy L. Soppe
Robin J. Souder
Gerry Soukup
Keith G. Stamm
Daniel L. Stanton
William A. Starnes
James E. Staub
Jeri L. Steffy
Kenneth W. Stegall
Mary P. Stepp
Leslie P. Stotz
Twyla L. Stowe
Mark T. Straub
Becky Streeter
Walt Strickler
Duane D. Strong
John M. Strunk
Linda S. Stuart
William F. Sudholt
Darrell C. Suedmeier
Bob Sulek
Steven A. Sulier
Frank L. Sullivan
Clarence D. Suppes
Cheryl K. Sutch
Shirley R. Swedlund
Rose Marie Tafoya
John M. Talcott
Jon R. Tangen
Donald P. Tapken
Lydia H. Tatman
Patti J. Taylor
Dolly A. Tedrow
Ronald E. Tessmer
Steve Teter
Donna J. Thomas
Jeff Thomas
Murietta J. Tiede
K. Tierney
Steve Tiesing
Denise Tillman
Michael J. Troupe
Carl A. Turner
Jennifer D. Turner
Michael J. Tylutki
Linda M. Tyree
Lawrence L. Valentine
W. E. Valentine
Virginia K. Vanbrimmer
Janice M. Vandercook
Karen J. VanDusseldorp
Carolyn F. Vansickle
Richard E. Veatch
David H. Vergot
David D. Vincent
Diane K. Vitamvas
David W. Volker
Bob Waechter
Brian B. Walker
Diane R. Walker
Susan J. Walter
Tim Walter
Gerald C. Walters
Greg Walters
Reginald C. Walton
Jerry C. Warga
Dan Warnock
Gary T. Warwick
Burton G. Watkins
Eric L. Watkins
Bradley A. Watrous
Douglas R. Welch
Gordon L. Welch
Carol S. Weller
Marsha J. Wellman
Ray H. Werner
Tom Wertz
Carol I. White
Judy L. White
Darlene M. Whiteaker
Paul E. Whitehead
James E. Whitelow
Allan "Chip" Wical
Jim Wilcox
Julian B. Wildrom
Dennis R. Williams
Jeff Williams
John Curtis Williams
Karmen K. Williams
Donald S. Wilson
Kenneth E. Wilson
Larry R. Wilson
Brad Wiltse
Tammy L. Wimmer
Harry J. Winfrey
Kathleen A. Wiseman
James L. Witt
Christian Woessner
Paul K. Wohl
Dale J. Wolf
Linda L. Woodard
Larry M. Woody
John W. Wortman
James H. Wurster
Steve Yates
Charles W. Young
Michael R. Young
Larry J. Youtzy
Dave Zabawa
Cheryl L. Zatko
Elizabeth Zimmerman
Janet L. Zimmers


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 21

--------------------------------------------------------------------------------
Common Stock Performance
--------------------------------------------------------------------------------

                            [A graph of UCU common stock performance in 2000.]

---------------------------------------------------------------------------------------------------------------------------
                UTILICORP                                  S&P 500                              S&P UTILITIES
---------------------------------------------------------------------------------------------------------------------------
DATE           CLOSE        CHANGE         DATE          CLOSE       CHANGE         DATE          CLOSE       CHANGE
----           -----        ------         ----          -----       ------         ----          -----       ------

----------------------------------------   ---------------------------------------  ---------------------------------------
    12/31/1999      19.4375       0.00%       12/31/1999     1469.25        0.00%     12/31/99      227.22           0.00%
----------------------------------------   ---------------------------------------  ---------------------------------------
      01/03/00       18.687      -3.86%        01/03/00     1455.22       -0.95%        01/03/00      221.31       -2.60%
      01/04/00       18.750      -3.54%        01/04/00     1399.42       -4.75%        01/04/00      221.33       -2.59%
      01/05/00       19.437       0.00%        01/05/00     1402.11       -4.57%        01/05/00      229.39        0.96%
      01/06/00       19.000      -2.25%        01/06/00     1403.45       -4.48%        01/06/00      232.64        2.39%
      01/07/00       19.250      -0.96%        01/07/00     1441.47       -1.89%        01/07/00      236.32        4.00%
      01/10/00       18.937      -2.57%        01/10/00     1457.60       -0.79%        01/10/00      234.77        3.32%
      01/11/00       19.000      -2.25%        01/11/00     1438.56       -2.09%        01/11/00      233.72        2.86%
      01/12/00       19.187      -1.29%        01/12/00     1432.25       -2.52%        01/12/00      237.87        4.69%
      01/13/00       19.437       0.00%        01/13/00     1449.68       -1.33%        01/13/00      239.37        5.35%
      01/14/00       18.812      -3.22%        01/14/00     1464.23       -0.34%        01/14/00      241.67        6.36%
      01/18/00       18.937      -2.57%        01/18/00     1455.14       -0.96%        01/18/00      238.02        4.75%
      01/19/00       19.062      -1.93%        01/19/00     1455.90       -0.91%        01/19/00      238.59        5.00%
      01/20/00       19.312      -0.65%        01/20/00     1445.57       -1.61%        01/20/00      246.65        8.55%
      01/21/00       19.125      -1.61%        01/21/00     1441.36       -1.90%        01/21/00      253.19       11.43%
      01/24/00       19.062      -1.93%        01/24/00     1401.91       -4.58%        01/24/00      249.79        9.93%
      01/25/00       18.937      -2.57%        01/25/00     1410.03       -4.03%        01/25/00      243.81        7.30%
      01/26/00       18.937      -2.57%        01/26/00     1404.09       -4.43%        01/26/00      245.91        8.23%
      01/27/00       19.000      -2.25%        01/27/00     1398.56       -4.81%        01/27/00      245.63        8.10%
      01/28/00       19.125      -1.61%        01/28/00     1360.16       -7.42%        01/28/00      242.32        6.65%
      01/31/00       19.187      -1.29%        01/31/00     1374.62       -6.44%        01/31/00      251.05       10.49%
      2/1/2000       19.125      -1.61%        2/1/2000     1409.28       -4.08%        2/1/2000      248.74        9.47%
      2/2/2000       19.250      -0.96%        2/2/2000     1409.12       -4.09%        2/2/2000      246.92        8.67%
      2/3/2000       19.813       1.93%        2/3/2000     1424.97       -3.01%        2/3/2000      251.03       10.48%
      2/4/2000       19.188      -1.28%        2/4/2000     1424.37       -3.05%        2/4/2000      244.89        7.78%
      2/7/2000       18.938      -2.57%        2/7/2000     1424.24       -3.06%        2/7/2000      245.01        7.83%
      2/8/2000       18.813      -3.21%        2/8/2000     1441.72       -1.87%        2/8/2000      248.97        9.57%
      2/9/2000       18.188      -6.43%        2/9/2000     1411.71       -3.92%        2/9/2000      247.92        9.11%
     2/10/2000       17.938      -7.71%       2/10/2000     1416.83       -3.57%       2/10/2000      247.10        8.75%
     2/11/2000       17.813      -8.36%       2/11/2000     1387.12       -5.59%       2/11/2000      244.94        7.80%
     2/14/2000       17.938      -7.71%       2/14/2000     1389.94       -5.40%       2/14/2000      247.33        8.85%
     2/15/2000       17.625      -9.32%       2/15/2000     1402.05       -4.57%       2/15/2000      248.60        9.41%
     2/16/2000       17.813      -8.36%       2/16/2000     1387.67       -5.55%       2/16/2000      248.83        9.51%
     2/17/2000       17.125     -11.90%       2/17/2000     1388.25       -5.51%       2/17/2000      247.93        9.11%
     2/18/2000       16.938     -11.90%       2/18/2000     1346.09       -5.51%       2/18/2000      243.78        9.11%
     2/22/2000       17.063     -12.22%       2/22/2000     1352.17       -7.97%       2/22/2000      240.45        5.82%
     2/23/2000       16.625     -14.47%       2/23/2000     1360.69       -7.39%       2/23/2000      236.96        4.29%
     2/24/2000       16.000     -17.68%       2/24/2000     1353.43       -7.88%       2/24/2000      231.93        2.07%
     2/25/2000       15.750     -18.97%       2/25/2000     1333.36       -9.25%       2/25/2000      228.05        0.37%
     2/28/2000       16.063     -17.36%       2/28/2000     1348.05       -8.25%       2/28/2000      233.67        2.84%
     2/29/2000       16.375     -15.76%       2/29/2000     1366.42       -7.00%       2/29/2000      235.72        3.74%
      3/1/2000       16.063     -17.36%        3/1/2000     1379.19       -6.13%        3/1/2000      234.92        3.39%
      3/2/2000       16.000     -17.68%        3/2/2000     1381.76       -5.95%        3/2/2000      236.49        4.08%
      3/3/2000       15.875     -18.33%        3/3/2000     1409.17       -4.09%        3/3/2000      238.04        4.76%
      3/6/2000       15.313     -21.22%        3/6/2000     1391.28       -5.31%        3/6/2000      231.47        1.87%
      3/7/2000       15.563     -19.93%        3/7/2000     1355.62       -7.73%        3/7/2000      231.60        1.93%
      3/8/2000       15.563     -19.93%        3/8/2000     1366.70       -6.98%        3/8/2000      228.60        0.61%
      3/9/2000       16.125     -17.04%        3/9/2000     1401.69       -4.60%        3/9/2000      227.88        0.29%
     3/10/2000       16.438     -15.43%       3/10/2000     1395.07       -5.05%       3/10/2000      229.57        1.03%
     3/13/2000       16.188     -16.72%       3/13/2000     1383.62       -5.83%       3/13/2000      227.29        0.03%
     3/14/2000       16.313     -16.07%       3/14/2000     1359.15       -7.49%       3/14/2000      224.61       -1.15%
     3/15/2000       17.063     -12.22%       3/15/2000     1392.15       -5.25%       3/15/2000      233.32        2.68%
     3/16/2000       17.750      -8.68%       3/16/2000     1458.47       -0.73%       3/16/2000      242.66        6.80%
     3/17/2000       17.750      -8.68%       3/17/2000     1464.47       -0.33%       3/17/2000      238.22        4.84%
     3/20/2000       17.750      -8.68%       3/20/2000     1456.63       -0.86%       3/20/2000      237.30        4.44%
     3/21/2000       17.500      -9.97%       3/21/2000     1493.87        1.68%       3/21/2000      238.14        4.81%
     3/22/2000       17.063     -12.22%       3/22/2000     1500.64        2.14%       3/22/2000      235.71        3.74%
     3/23/2000       17.563      -9.64%       3/23/2000     1527.35        3.95%       3/23/2000      237.50        4.52%
     3/24/2000       17.438     -10.29%       3/24/2000     1527.46        3.96%       3/24/2000      236.83        4.23%
     3/27/2000       17.375     -10.61%       3/27/2000     1523.86        3.72%       3/27/2000      240.95        6.04%
     3/28/2000       17.188     -11.57%       3/28/2000     1507.73        2.62%       3/28/2000      235.83        3.79%
     3/29/2000       17.063     -12.22%       3/29/2000     1508.52        2.67%       3/29/2000      242.15        6.57%
     3/30/2000       17.625      -9.32%       3/30/2000     1487.92        1.27%       3/30/2000      241.80        6.42%
     3/31/2000       18.063      -7.07%       3/31/2000     1498.58        2.00%       3/31/2000      243.12        7.00%
      4/3/2000       18.063      -7.07%        4/3/2000     1505.97        2.50%        4/3/2000      243.75        7.27%
      4/4/2000       18.000      -7.40%        4/4/2000     1494.73        1.73%        4/4/2000      241.47        6.27%
      4/5/2000       18.438      -5.14%        4/5/2000     1487.37        1.23%        4/5/2000      242.77        6.84%
      4/6/2000       18.313      -5.79%        4/6/2000     1501.34        2.18%        4/6/2000      241.47        6.27%
      4/7/2000       18.125      -6.75%        4/7/2000     1516.35        3.21%        4/7/2000      242.62        6.78%
     4/10/2000       18.250      -6.11%       4/10/2000     1504.46        2.40%       4/10/2000      247.05        8.73%
     4/11/2000       18.438      -5.14%       4/11/2000     1500.59        2.13%       4/11/2000      246.46        8.47%
     4/12/2000       18.563      -4.50%       4/12/2000     1467.17       -0.14%       4/12/2000      251.29       10.59%
     4/13/2000       19.250      -0.96%       4/13/2000     1440.51       -1.96%       4/13/2000      257.31       13.24%
     4/14/2000       18.875      -2.89%       4/14/2000     1356.56       -7.67%       4/14/2000      248.65        9.43%
     4/17/2000       18.813      -3.21%       4/17/2000     1401.44       -4.62%       4/17/2000      248.30        9.28%
     4/18/2000       18.563      -4.50%       4/18/2000     1441.61       -1.88%       4/18/2000      249.21        9.68%
     4/19/2000       18.688      -3.86%       4/19/2000     1427.47       -2.84%       4/19/2000      251.59       10.73%
     4/20/2000       18.938      -2.57%       4/20/2000     1434.54       -2.36%       4/20/2000      255.51       12.45%
     4/24/2000       18.938      -2.57%       4/24/2000     1429.86       -2.68%       4/24/2000      259.71       14.30%
     4/25/2000       18.938      -2.57%       4/25/2000     1477.44        0.56%       4/25/2000      266.84       17.44%
     4/26/2000       20.000       2.89%       4/26/2000     1460.99       -0.56%       4/26/2000      270.60       19.09%
     4/27/2000       19.125      -1.61%       4/27/2000     1464.92       -0.29%       4/27/2000      265.61       16.90%
     4/28/2000       19.188      -1.28%       4/28/2000     1452.43       -1.14%       4/28/2000      261.59       15.13%
      5/1/2000       18.875      -2.89%        5/1/2000     1468.25       -0.07%        5/1/2000      263.24       15.85%
      5/2/2000       18.875      -2.89%        5/2/2000     1446.29       -1.56%        5/2/2000      262.08       15.34%
      5/3/2000       19.000      -2.25%        5/3/2000     1415.10       -3.69%        5/3/2000      260.25       14.54%
      5/4/2000       19.625       0.96%        5/4/2000     1409.57       -4.06%        5/4/2000      263.74       16.07%
      5/5/2000       19.375      -0.32%        5/5/2000     1432.63       -2.49%        5/5/2000      262.05       15.33%
      5/8/2000       19.875       2.25%        5/8/2000     1424.17       -3.07%        5/8/2000      265.80       16.98%
      5/9/2000       19.688       1.29%        5/9/2000     1412.14       -3.89%        5/9/2000      263.12       15.80%
     5/10/2000       19.813       1.93%       5/10/2000     1383.05       -5.87%       5/10/2000      266.06       17.09%
     5/11/2000       20.188       3.86%       5/11/2000     1407.81       -4.18%       5/11/2000      272.37       19.87%
     5/12/2000       20.000       2.89%       5/12/2000     1420.96       -3.29%       5/12/2000      269.58       18.64%
     5/15/2000       20.438       5.15%       5/15/2000     1452.36       -1.15%       5/15/2000      274.33       20.73%
     5/16/2000       20.000       2.89%       5/16/2000     1466.04       -0.22%       5/16/2000      272.01       19.71%
     5/17/2000       19.375      -0.32%       5/17/2000     1447.80       -1.46%       5/17/2000      268.02       17.96%
     5/18/2000       19.500       0.32%       5/18/2000     1437.21       -2.18%       5/18/2000      271.32       19.41%
     5/19/2000       19.688       1.29%       5/19/2000     1406.95       -4.24%       5/19/2000      271.18       19.35%
     5/22/2000       20.000       2.89%       5/22/2000     1400.72       -4.66%       5/22/2000      272.02       19.72%
     5/23/2000       19.438       0.00%       5/23/2000     1373.86       -6.49%       5/23/2000      267.67       17.80%
     5/24/2000       19.625       0.96%       5/24/2000     1399.05       -4.78%       5/24/2000      267.89       17.90%
     5/25/2000       19.688       1.29%       5/25/2000     1381.52       -5.97%       5/25/2000      268.04       17.96%
     5/26/2000       20.438       5.15%       5/26/2000     1378.02       -6.21%       5/26/2000      270.88       19.21%
     5/30/2000       20.063       3.22%       5/30/2000     1422.45       -3.19%       5/30/2000      269.49       18.60%
     5/31/2000       19.625       0.96%       5/31/2000     1420.60       -3.31%       5/31/2000      273.50       20.37%
      6/1/2000       20.938       7.72%        6/1/2000     1448.81       -1.39%        6/1/2000      273.74       20.47%
      6/2/2000       21.125       8.68%        6/2/2000     1477.26        0.55%        6/2/2000      269.50       18.61%
      6/5/2000       20.250       4.18%        6/5/2000     1467.63       -0.11%        6/5/2000      260.63       14.70%
      6/6/2000       20.125       3.54%        6/6/2000     1457.84       -0.78%        6/6/2000      268.29       18.07%
      6/7/2000       20.875       7.40%        6/7/2000     1471.36        0.14%        6/7/2000      268.05       17.97%
      6/8/2000       20.563       5.79%        6/8/2000     1461.67       -0.52%        6/8/2000      270.07       18.86%
      6/9/2000       20.938       7.72%        6/9/2000     1456.95       -0.84%        6/9/2000      272.11       19.76%
     6/12/2000       21.125       8.68%       6/12/2000     1446.00       -1.58%       6/12/2000      274.99       21.02%
     6/13/2000       21.125       8.68%       6/13/2000     1469.44        0.01%       6/13/2000      276.52       21.70%
     6/14/2000       21.250       9.32%       6/14/2000     1470.54        0.09%       6/14/2000      269.75       18.72%
     6/15/2000       21.688      11.58%       6/15/2000     1478.73        0.65%       6/15/2000      272.65       19.99%
     6/16/2000       21.500      10.61%       6/16/2000     1464.46       -0.33%       6/16/2000      272.37       19.87%
     6/19/2000       21.313       9.65%       6/19/2000     1486.00        1.14%       6/19/2000      269.46       18.59%
     6/20/2000       21.563      10.94%       6/20/2000     1475.95        0.46%       6/20/2000      269.91       18.79%
     6/21/2000       21.438      10.29%       6/21/2000     1479.13        0.67%       6/21/2000      271.06       19.29%
     6/22/2000       20.750       6.75%       6/22/2000     1452.18       -1.16%       6/22/2000      268.04       17.96%
     6/23/2000       20.688       6.43%       6/23/2000     1441.48       -1.89%       6/23/2000      267.75       17.84%
     6/26/2000       20.688       6.43%       6/26/2000     1455.31       -0.95%       6/26/2000      268.44       18.14%
     6/27/2000       20.438       5.15%       6/27/2000     1450.55       -1.27%       6/27/2000      260.93       14.84%
     6/28/2000       20.938       7.72%       6/28/2000     1454.82       -0.98%       6/28/2000      265.97       17.05%
     6/29/2000       20.188       3.86%       6/29/2000     1442.39       -1.83%       6/29/2000      262.74       15.63%
     6/30/2000       19.875       2.25%       6/30/2000     1454.60       -1.00%       6/30/2000      256.96       13.09%
      7/3/2000       20.375       4.82%        7/3/2000     1469.54        0.02%        7/3/2000      263.39       15.92%
      7/5/2000       20.438       5.15%        7/5/2000     1446.23       -1.57%        7/5/2000      260.03       14.44%
      7/6/2000       20.688       6.43%        7/6/2000     1456.67       -0.86%        7/6/2000      261.45       15.06%
      7/7/2000       20.750       6.75%        7/7/2000     1478.90        0.66%        7/7/2000      264.29       16.31%
     7/10/2000       20.688       6.43%       7/10/2000     1475.62        0.43%       7/10/2000      269.45       18.59%
     7/11/2000       20.688       6.43%       7/11/2000     1480.88        0.79%       7/11/2000      272.83       20.07%
     7/12/2000       20.875       7.40%       7/12/2000     1492.92        1.61%       7/12/2000      272.58       19.96%
     7/13/2000       20.813       7.08%       7/13/2000     1495.84        1.81%       7/13/2000      274.00       20.59%
     7/14/2000       20.688       6.43%       7/14/2000     1509.98        2.77%       7/14/2000      273.00       20.15%
     7/17/2000       20.750       6.75%       7/17/2000     1510.49        2.81%       7/17/2000      274.95       21.01%
     7/18/2000       21.000       8.04%       7/18/2000     1493.74        1.67%       7/18/2000      274.50       20.81%
     7/19/2000       21.375       9.97%       7/19/2000     1481.96        0.87%       7/19/2000      277.74       22.23%
     7/20/2000       21.438      10.29%       7/20/2000     1495.57        1.79%       7/20/2000      276.66       21.76%
     7/21/2000       21.250       9.32%       7/21/2000     1480.19        0.74%       7/21/2000      276.22       21.57%
     7/24/2000       21.125       8.68%       7/24/2000     1464.29       -0.34%       7/24/2000      275.32       21.17%
     7/25/2000       20.688       6.43%       7/25/2000     1474.47        0.36%       7/25/2000      276.96       21.89%
     7/26/2000       21.125       8.68%       7/26/2000     1452.42       -1.15%       7/26/2000      272.98       20.14%
     7/27/2000       21.313       9.65%       7/27/2000     1449.62       -1.34%       7/27/2000      278.75       22.68%
     7/28/2000       21.125       8.68%       7/28/2000     1419.89       -3.36%       7/28/2000      276.26       21.58%
     7/31/2000       21.313       9.65%       7/31/2000     1430.83       -2.61%       7/31/2000      273.53       20.38%
      8/1/2000       21.750      11.90%        8/1/2000     1438.10       -2.12%        8/1/2000      281.90       24.06%
      8/2/2000       22.125      13.83%        8/2/2000     1438.70       -2.08%        8/2/2000      286.28       25.99%
      8/3/2000       22.813      17.37%        8/3/2000     1452.56       -1.14%        8/3/2000      288.94       27.16%
      8/4/2000       22.563      16.08%        8/4/2000     1462.93       -0.43%        8/4/2000      291.19       28.15%
      8/7/2000       23.000      18.33%        8/7/2000     1479.32        0.69%        8/7/2000      297.57       30.96%
      8/8/2000       23.250      19.61%        8/8/2000     1482.80        0.92%        8/8/2000      301.88       32.86%
      8/9/2000       23.188      19.30%        8/9/2000     1472.87        0.25%        8/9/2000      298.87       31.53%
     8/10/2000       23.063      18.65%       8/10/2000     1460.25       -0.61%       8/10/2000      297.03       30.72%
     8/11/2000       23.750      22.19%       8/11/2000     1471.84        0.18%       8/11/2000      298.94       31.56%
     8/14/2000       24.250      24.76%       8/14/2000     1491.56        1.52%       8/14/2000      304.63       34.07%
     8/15/2000       24.625      26.69%       8/15/2000     1484.43        1.03%       8/15/2000      303.97       33.78%
     8/16/2000       24.750      27.33%       8/16/2000     1479.85        0.72%       8/16/2000      304.70       34.10%
     8/17/2000       24.750      27.33%       8/17/2000     1496.07        1.83%       8/17/2000      308.23       35.65%
     8/18/2000       24.438      25.73%       8/18/2000     1491.72        1.53%       8/18/2000      308.02       35.56%
     8/21/2000       24.313      25.08%       8/21/2000     1499.48        2.06%       8/21/2000      306.42       34.86%
     8/22/2000       24.000      23.47%       8/22/2000     1498.13        1.97%       8/22/2000      306.69       34.97%
     8/23/2000       23.938      23.15%       8/23/2000     1505.97        2.50%       8/23/2000      311.07       36.90%
     8/24/2000       23.688      21.87%       8/24/2000     1508.31        2.66%       8/24/2000      304.78       34.13%
     8/25/2000       23.375      20.26%       8/25/2000     1506.45        2.53%       8/25/2000      303.02       33.36%
     8/28/2000       23.563      21.22%       8/28/2000     1514.09        3.05%       8/28/2000      307.67       35.41%
     8/29/2000       23.625      21.54%       8/29/2000     1509.84        2.76%       8/29/2000      305.75       34.56%
     8/30/2000       23.813      22.51%       8/30/2000     1502.59        2.27%       8/30/2000      307.35       35.27%
     8/31/2000       23.813      22.51%       8/31/2000     1517.68        3.30%       8/31/2000      310.24       36.54%
      9/1/2000       24.125      24.12%        9/1/2000     1520.77        3.51%        9/1/2000      313.36       37.91%
      9/5/2000       24.875      27.97%        9/5/2000     1507.08        2.57%        9/5/2000      316.13       39.13%
      9/6/2000       25.750      32.48%        9/6/2000     1492.25        1.57%        9/6/2000      319.99       40.83%
      9/7/2000       26.188      34.73%        9/7/2000     1502.51        2.26%        9/7/2000      320.55       41.07%
      9/8/2000       26.813      37.94%        9/8/2000     1494.50        1.72%        9/8/2000      326.99       43.91%
     9/11/2000       27.875      43.41%       9/11/2000     1489.26        1.36%       9/11/2000      335.47       47.64%
     9/12/2000       27.375      40.84%       9/12/2000     1481.99        0.87%       9/12/2000      336.00       47.87%
     9/13/2000       27.750      42.77%       9/13/2000     1484.91        1.07%       9/13/2000      335.67       47.73%
     9/14/2000       27.625      42.12%       9/14/2000     1480.87        0.79%       9/14/2000      332.38       46.28%
     9/15/2000       27.938      43.73%       9/15/2000     1465.81       -0.23%       9/15/2000      338.42       48.94%
     9/18/2000       27.313      40.52%       9/18/2000     1444.51       -1.68%       9/18/2000      336.09       47.91%
     9/19/2000       25.563      31.51%       9/19/2000     1459.90       -0.64%       9/19/2000      322.61       41.98%
     9/20/2000       25.000      28.62%       9/20/2000     1451.34       -1.22%       9/20/2000      315.60       38.90%
     9/21/2000       25.000      28.62%       9/21/2000     1449.05       -1.37%       9/21/2000      311.05       36.89%
     9/22/2000       25.813      32.80%       9/22/2000     1448.72       -1.40%       9/22/2000      317.81       39.87%
     9/25/2000       25.625      31.83%       9/25/2000     1439.03       -2.06%       9/25/2000      320.44       41.03%
     9/26/2000       25.813      32.80%       9/26/2000     1427.21       -2.86%       9/26/2000      329.29       44.92%
     9/27/2000       26.188      34.73%       9/27/2000     1426.57       -2.90%       9/27/2000      333.51       46.78%
     9/28/2000       26.313      35.37%       9/28/2000     1458.29       -0.75%       9/28/2000      336.99       48.31%
     9/29/2000       25.875      33.12%       9/29/2000     1436.51       -2.23%       9/29/2000      337.83       48.68%
     10/2/2000       25.563      31.51%       10/2/2000     1436.23       -2.25%       10/2/2000      341.15       50.14%
     10/3/2000       25.500      31.19%       10/3/2000     1426.46       -2.91%       10/3/2000      335.31       47.57%
     10/4/2000       24.563      26.37%       10/4/2000     1434.32       -2.38%       10/4/2000      325.55       43.28%
     10/5/2000       24.438      25.73%       10/5/2000     1436.28       -2.24%       10/5/2000      320.57       41.08%
     10/6/2000       24.500      26.05%       10/6/2000     1408.99       -4.10%       10/6/2000      321.87       41.66%
     10/9/2000       24.625      26.69%       10/9/2000     1402.03       -4.58%       10/9/2000      325.77       43.37%
    10/10/2000       25.125      29.26%      10/10/2000     1387.02       -5.60%      10/10/2000      328.67       44.65%
    10/11/2000       25.125      29.26%      10/11/2000     1364.59       -7.12%      10/11/2000      328.23       44.45%
    10/12/2000       24.938      28.30%      10/12/2000     1329.78       -9.49%      10/12/2000      323.06       42.18%
    10/13/2000       25.125      29.26%      10/13/2000     1374.17       -6.47%      10/13/2000      324.34       42.74%
    10/16/2000       25.375      30.55%      10/16/2000     1374.62       -6.44%      10/16/2000      329.61       45.06%
    10/17/2000       25.438      30.87%      10/17/2000     1349.97       -8.12%      10/17/2000      328.00       44.35%
    10/18/2000       24.750      27.33%      10/18/2000     1342.13       -8.65%      10/18/2000      321.40       41.45%
    10/19/2000       24.688      27.01%      10/19/2000     1388.76       -5.48%      10/19/2000      321.65       41.56%
    10/20/2000       24.375      25.40%      10/20/2000     1396.93       -4.92%      10/20/2000      321.72       41.59%
    10/23/2000       25.188      29.58%      10/23/2000     1395.78       -5.00%      10/23/2000      323.35       42.31%
    10/24/2000       25.688      32.16%      10/24/2000     1398.13       -4.84%      10/24/2000      319.29       40.52%
    10/25/2000       25.250      29.90%      10/25/2000     1364.90       -7.10%      10/25/2000      311.74       37.20%
    10/26/2000       25.063      28.94%      10/26/2000     1364.44       -7.13%      10/26/2000      308.19       35.64%
    10/27/2000       25.688      32.16%      10/27/2000     1379.58       -6.10%      10/27/2000      314.72       38.51%
    10/30/2000       27.000      38.91%      10/30/2000     1398.66       -4.80%      10/30/2000      322.49       41.93%
    10/31/2000       26.563      36.66%      10/31/2000     1429.40       -2.71%      10/31/2000      324.99       43.03%
     11/1/2000       27.500      41.48%       11/1/2000     1421.22       -3.27%       11/1/2000      331.58       45.93%
     11/2/2000       27.313      40.52%       11/2/2000     1428.32       -2.79%       11/2/2000      327.31       44.05%
     11/3/2000       26.813      37.94%       11/3/2000     1426.69       -2.90%       11/3/2000      320.96       41.26%
     11/6/2000       26.813      37.94%       11/6/2000     1432.19       -2.52%       11/6/2000      324.88       42.98%
     11/7/2000       26.813      37.94%       11/7/2000     1431.87       -2.54%       11/7/2000      324.81       42.95%
     11/8/2000       26.750      37.62%       11/8/2000     1409.28       -4.08%       11/8/2000      325.44       43.23%
     11/9/2000       26.938      38.59%       11/9/2000     1400.14       -4.70%       11/9/2000      326.08       43.51%
    11/10/2000       27.125      39.55%      11/10/2000     1365.98       -7.03%      11/10/2000      327.85       44.29%
    11/13/2000       27.563      41.80%      11/13/2000     1351.26       -8.03%      11/13/2000      324.04       42.61%
    11/14/2000       27.500      41.48%      11/14/2000     1382.95       -5.87%      11/14/2000      318.72       40.27%
    11/15/2000       28.375      45.98%      11/15/2000     1389.81       -5.41%      11/15/2000      323.16       42.22%
    11/16/2000       29.188      50.16%      11/16/2000     1372.32       -6.60%      11/16/2000      327.85       44.29%
    11/17/2000       29.375      51.13%      11/17/2000     1367.72       -6.91%      11/17/2000      333.79       46.90%
    11/20/2000       29.500      51.77%      11/20/2000     1342.62       -8.62%      11/20/2000      332.12       46.17%
    11/21/2000       28.813      48.23%      11/21/2000     1347.35       -8.30%      11/21/2000      330.00       45.23%
    11/22/2000       29.125      49.84%      11/22/2000     1322.36      -10.00%      11/22/2000      327.43       44.10%
    11/24/2000       29.063      49.52%      11/24/2000     1341.77       -8.68%      11/24/2000      328.64       44.64%
    11/27/2000       29.188      50.16%      11/27/2000     1348.97       -8.19%      11/27/2000      329.04       44.81%
    11/28/2000       29.313      50.81%      11/28/2000     1336.09       -9.06%      11/28/2000      331.16       45.74%
    11/29/2000       29.625      52.41%      11/29/2000     1341.91       -8.67%      11/29/2000      325.86       43.41%
    11/30/2000       29.500      51.77%      11/30/2000     1314.95      -10.50%      11/30/2000      319.93       40.80%
     12/1/2000       29.375      51.13%       12/1/2000     1315.23      -10.48%       12/1/2000      319.74       40.72%
     12/4/2000       29.250      50.48%       12/4/2000     1324.97       -9.82%       12/4/2000      322.84       42.08%
     12/5/2000       28.938      48.88%       12/5/2000     1376.54       -6.31%       12/5/2000      322.19       41.80%
     12/6/2000       28.625      47.27%       12/6/2000     1351.46       -8.02%       12/6/2000      320.89       41.22%
     12/7/2000       28.750      47.91%       12/7/2000     1343.55       -8.56%       12/7/2000      322.38       41.88%
     12/8/2000       29.313      50.81%       12/8/2000     1369.89       -6.76%       12/8/2000      323.11       42.20%
    12/11/2000       29.438      51.45%      12/11/2000     1380.20       -6.06%      12/11/2000      326.18       43.55%
    12/12/2000       28.813      48.23%      12/12/2000     1371.18       -6.67%      12/12/2000      327.91       44.31%
    12/13/2000       28.688      47.59%      12/13/2000     1359.99       -7.44%      12/13/2000      329.11       44.84%
    12/14/2000       28.375      45.98%      12/14/2000     1340.93       -8.73%      12/14/2000      324.20       42.68%
    12/15/2000       28.313      45.66%      12/15/2000     1312.15      -10.69%      12/15/2000      325.75       43.36%
    12/18/2000       28.625      47.27%      12/18/2000     1322.74       -9.97%      12/18/2000      332.40       46.29%
    12/19/2000       28.500      46.62%      12/19/2000     1305.60      -11.14%      12/19/2000      333.33       46.70%
    12/20/2000       29.063      49.52%      12/20/2000     1264.74      -13.92%      12/20/2000      337.27       48.43%
    12/21/2000       29.125      49.84%      12/21/2000     1274.86      -13.23%      12/21/2000      333.48       46.77%
    12/22/2000       29.438      51.45%      12/22/2000     1305.97      -11.11%      12/22/2000      339.82       49.56%
    12/26/2000       30.250      55.63%      12/26/2000     1315.19      -10.49%      12/26/2000      352.20       55.00%
    12/27/2000       30.375      56.27%      12/27/2000     1328.92       -9.55%      12/27/2000      352.24       55.02%
    12/28/2000       30.438      56.59%      12/28/2000     1334.22       -9.19%      12/28/2000      353.03       55.37%
----------------------------------------   --------------------------------------  ---------------------------------------
    12/29/2000       31.000      59.49%      12/29/2000     1320.28      -10.14%      12/29/2000      350.61       54.30%
----------------------------------------   --------------------------------------  ---------------------------------------
      1/2/2001       29.375      51.13%        1/2/2001    1283.270      -12.66%        1/2/2001     338.250       48.86%
      1/3/2001       29.375      51.13%        1/3/2001    1347.560       -8.28%        1/3/2001     321.000       41.27%
      1/4/2001       26.188      34.73%        1/4/2001    1333.340       -9.25%        1/4/2001     300.380       32.20%
      1/5/2001       26.313      35.37%        1/5/2001    1298.350      -11.63%        1/5/2001     302.460       33.11%
      1/8/2001       26.938      38.59%        1/8/2001    1295.860      -11.80%        1/8/2001     306.810       35.03%
      1/9/2001       27.000      38.91%        1/9/2001    1300.800      -11.47%        1/9/2001     301.890       32.86%
     1/10/2001       27.750      42.77%       1/10/2001    1313.270      -10.62%       1/10/2001     299.410       31.77%
     1/11/2001       26.250      35.05%       1/11/2001    1326.820       -9.69%       1/11/2001     288.320       26.89%
     1/12/2001       26.500      36.33%       1/12/2001    1318.320      -10.27%       1/12/2001     295.140       29.89%
     1/16/2001       25.625      31.83%       1/16/2001    1326.650       -9.71%       1/16/2001     291.070       28.10%
     1/17/2001       25.000      28.62%       1/17/2001    1329.470       -9.51%       1/17/2001     293.960       29.37%
     1/18/2001       25.750      32.48%       1/18/2001    1347.970       -8.25%       1/18/2001     297.160       30.78%
     1/19/2001       26.188      34.73%       1/19/2001    1342.540       -8.62%       1/19/2001     299.160       31.66%
     1/22/2001       26.563      36.66%       1/22/2001    1342.900       -8.60%       1/22/2001     305.100       34.28%
     1/23/2001       28.000      44.05%       1/23/2001    1360.400       -7.41%       1/23/2001     311.300       37.00%
     1/24/2001       28.750      47.91%       1/24/2001    1364.300       -7.14%       1/24/2001     314.920       38.60%
     1/25/2001       28.688      47.59%       1/25/2001    1357.510       -7.61%       1/25/2001     320.910       41.23%
     1/26/2001       28.438      46.30%       1/26/2001    1354.950       -7.78%       1/26/2001     320.000       40.83%
     1/29/2001       29.000      49.20%       1/29/2001    1364.170       -7.15%       1/29/2001     321.080       41.31%
     1/30/2001       28.510      46.68%       1/30/2001    1373.730       -6.50%       1/30/2001     317.470       39.72%
     1/31/2001       28.600      47.14%       1/31/2001    1366.010       -7.03%       1/31/2001     315.980       39.06%
      2/1/2001       28.100      44.57%        2/1/2001    1373.470       -6.52%        2/1/2001     312.910       37.71%
      2/2/2001       28.200      45.08%        2/2/2001    1349.470       -8.15%        2/2/2001     316.630       39.35%
      2/5/2001       28.520      46.73%        2/5/2001    1354.310       -7.82%        2/5/2001     321.320       41.41%
      2/6/2001       28.680      47.55%        2/6/2001    1352.260       -7.96%        2/6/2001     321.250       41.38%
      2/7/2001       29.400      51.25%        2/7/2001    1340.890       -8.74%        2/7/2001     327.020       43.92%
      2/8/2001       29.650      52.54%        2/8/2001    1332.530       -9.31%        2/8/2001     331.400       45.85%
      2/9/2001       29.920      53.93%        2/9/2001    1314.760      -10.51%        2/9/2001     335.980       47.87%
     2/12/2001       30.000      54.34%       2/12/2001    1330.310       -9.46%       2/12/2001     333.090       46.59%
     2/13/2001       29.900      53.83%       2/13/2001    1318.800      -10.24%       2/13/2001     334.110       47.04%
     2/14/2001       30.230      55.52%       2/14/2001    1315.920      -10.44%       2/14/2001     332.720       46.43%
     2/15/2001       30.470      56.76%       2/15/2001    1326.610       -9.71%       2/15/2001     329.110       44.84%
     2/16/2001       30.610      57.48%       2/16/2001    1301.530      -11.42%       2/16/2001     332.330       46.26%
     2/20/2001       30.300      55.88%       2/20/2001    1278.940      -12.95%       2/20/2001     333.180       46.63%
     2/21/2001       30.360      56.19%       2/21/2001    1255.270      -14.56%       2/21/2001     332.820       46.47%
     2/22/2001       30.210      55.42%       2/22/2001    1252.820      -14.73%       2/22/2001     330.980       45.66%
     2/23/2001       29.370      51.10%       2/23/2001    1245.860      -15.20%       2/23/2001     325.520       43.26%
     2/26/2001       29.760      53.11%       2/26/2001    1267.650      -13.72%       2/26/2001     328.050       44.38%
     2/27/2001       29.690      52.75%       2/27/2001    1257.940      -14.38%       2/27/2001     329.010       44.80%
     2/28/2001       29.650      52.54%       2/28/2001    1239.940      -15.61%       2/28/2001     326.380       43.64%
---------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Investment Research
--------------------------------------------------------------------------------

Analysts at the following investment firms currently follow UtiliCorp and have issued research reports on our performance:

Equity Research

ABN AMRO
Credit Lyonnais Securities
Deutsche Bank Alex Brown
Edward Jones
Fidelity Capital Markets
Goldman Sachs & Co.
Jefferies & Company, Inc.
JP Morgan Chase
Merrill Lynch & Co.
Morgan Stanley Dean Witter
Robert W. Baird & Co.
Salomon Smith Barney, Inc.
UBS Warburg LLC
Value Line Publishing, Inc.

Debt Research

ABN AMRO
Credit Suisse First Boston
Merrill Lynch & Co.
PaineWebber Incorporated
Prudential Fixed Income
Warburg Dillon Read

--------------------------------------------------------------------------------
Dividend Dates for 2001
--------------------------------------------------------------------------------

                                                                First           Second          Third           Fourth
                                                                Quarter         Quarter         Quarter         Quarter
-------------------------------------------------------------------------------------------------------------------------
Dividends (a)
Dividends are declared by the board of directors on:            Feb. 7          May 2           Aug. 1          Nov. 7
-------------------------------------------------------------------------------------------------------------------------
The record dates to qualify for a dividend are:                 Feb. 22         May 22          Aug. 22         Nov. 22
-------------------------------------------------------------------------------------------------------------------------
Dividend checks should be received on (b):                      March 12        June 12         Sept. 12        Dec. 12
=========================================================================================================================
Dividend Reinvestment (c)
Dividends for Plan participants are reinvested by
  the company with a 5% discount on:                            March 12        June 12         Sept. 12        Dec. 12
-------------------------------------------------------------------------------------------------------------------------
For the purchase made each month,                               Jan. 11         April 11        July 11         Oct. 11
  First Chicago Trust Company of New York                       Feb. 9          May 11          Aug. 10         Nov. 9
  must receive optional cash payments by:                       March 9         June 11         Sept. 11        Dec. 11
-------------------------------------------------------------------------------------------------------------------------
Quarterly statements for Plan participants are mailed:          Late March      Late June       Late Sept.      Late Dec.
=========================================================================================================================

(a) Declaration of dividends, dividend rates and the dates shown are subject to the discretion of the UtiliCorp Board of Directors. The dates shown assume past patterns will continue. However, we do not and cannot make any assurances that any or all of the listed events will occur on the dates shown, if at all. UtiliCorp reserves the right to amend, suspend or terminate the Dividend Reinvestment and Common Stock Purchase Plan at any time. Plan participants will be notified of any changes in writing.
(b) If you don't receive your dividend check on the payment date, please allow reasonable time for postal delays before inquiring.
(c) Please refer to the latest Prospectus of the Dividend Reinvestment and Common Stock Purchase Plan dated June 30, 1997. To request a Prospectus and an enrollment form, call toll-free in the U.S. and Canada:
      1-800-884-5426; or download these documents from the investor information section of UtiliCorp's web site at www.utilicorp.com.


--------------------------------------------------------------------------------
22 - UTILICORP UNITED                                         2000 ANNUAL REPORT

                                FINANCIAL REVIEW

Key Events in 2000

      o UnitedNetworks acquired the Orion New Zealand gas distribution business in April for $274 million.
      o We invested an additional $360 million in Quanta Services, Inc. during the first half of the year, raising our beneficial equity interest to 36%.
      o In June, we reduced our interest in UnitedNetworks from 79% to 62% and granted the minority shareholder participation and protective rights. This resulted in deconsolidating the financial reporting for our New Zealand operations and removing approximately $670 million in existing New Zealand debt and related assets from UtiliCorp's balance sheet.
      o We purchased the Alberta electric network operations of TransAlta Corporation in late August for $480 million and formed UtiliCorp Networks Canada. In November, we sold the retail part of the acquired business for $75 million.
      o In September, Uecomm, United Energy's broadband telecommunications business, had a successful initial public offering in Australia of 34% of its shares. As a result, UtiliCorp recorded a $44 million gain.
      o UtiliCorp and United Energy acquired 45% of AlintaGas Limited, the largest gas distribution company in Western Australia, in October for $166 million.
      o On December 13 we announced plans for an initial public offering of approximately 20% of Aquila's common shares, expected to take place in the first or second quarter of 2001.
      o Aquila bought GPU International in December for $225 million, acquiring interests in six power plants with 500 megawatts of generating capacity.
      o We completed our $282 million merger with St. Joseph Light & Power on December 31. Its Missouri electric and gas territory is adjacent to ours.
      o On January 2, 2001, we terminated our agreement to merge with the Empire District Electric Company due to regulatory uncertainties.

--------------------------------------------------------------------------------

This review of 2000 performance is organized by business segment, reflecting the way we manage our businesses. Each business unit leader is responsible for operating results, expressed as earnings before interest and taxes (EBIT). Therefore, each segment discussion focuses on the factors affecting EBIT.

      We generally make decisions on finance, dividends and taxes at the corporate level. We discuss those topics separately on a consolidated basis. >

      In 2000, our performance versus our main financial objective was as follows:

                                                                       2000
                                                               -----------------
                                                               Objective  Result
--------------------------------------------------------------------------------
Earnings per share growth                                        8-10%      26%
================================================================================

      At the end of 2000, our total three-year return to shareholders was 35.5%.

Earnings Before Interest and Taxes

A summary of our EBIT by business segment is shown below.

Dollars in millions, except per share          2000           1999       1998
--------------------------------------------------------------------------------
Networks:
  United States                        $180.5       33.5%    $ 195.1    $ 217.8
  International                         158.0       29.2       129.9      111.0
--------------------------------------------------------------------------------
Total Networks                          338.5       62.7       325.0      328.8
--------------------------------------------------------------------------------
Energy Merchant                         191.1       35.4        79.7       36.8
Services                                 35.1        6.5        13.2         --
Corporate and other                     (24.7)      (4.6)       (3.9)     (14.2)
--------------------------------------------------------------------------------
Total EBIT                             $540.0      100.0%    $ 414.0    $ 351.4
================================================================================
Earnings Per Share--Diluted            $ 2.21                $  1.75    $  1.62
================================================================================


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 23

================================================================================
Jim Miller

As chief executive officer of UtiliCorp's U.S. utility operations, Senior Vice President Jim Miller oversees generation, transmission and delivery of electric and gas energy to about 1.3 million customers in seven states.

                                [PHOTO OMITTED]

The Main Factors Shaping 2000 Results

Comparison of 2000 Diluted Earnings Per Share to 1999:

----------------------------------------------------------------------------------------------------
Positive Factors:                                 Negative Factors:
Improved wholesale services, net (a)    $ .69     Increased purchased power and fuel costs    $(.05)
Improved capacity services, net           .12     Sale of independent power project            (.11)
International results (b)                 .32     Impairments and other charges (d)            (.18)
Quanta, net of UCS start-up (c)           .16     Additional interest (e)                      (.21)
                                                  Additional taxes (f)                         (.23)
                                                  Other                                        (.05)
----------------------------------------------------------------------------------------------------
Total Positive Factors                  $1.29     Total Negative Factors                      $(.83)
----------------------------------------------------------------------------------------------------
Net Change From 1999                                                                          $ .46
====================================================================================================

(a) Improved execution and a strong pricing environment in our natural gas and electricity trading business drove improved results.
(b) Our international growth came from Australia, including a $44 million gain on the Uecomm IPO, and Canada.
(c)   A full year's effect from our Quanta investment is included in 2000.
(d)   Impairment and other charges of $27.2 million were recorded in 2000. See
      Note 8 for further discussion.
(e)   Additional debt was issued in 2000 to fund acquisitions.
(f) Income taxes increased due to an increase in income before taxes and an increase in our effective income tax rate primarily due to a rise in Canadian income.

--------------------------------------------------------------------------------

The Main Factors Shaping 1999 Results

Comparison of 1999 Diluted Earnings Per Share to 1998:

----------------------------------------------------------------------------------------------------
Positive Factors:                                 Negative Factors:
International results (a)               $.48      Missouri rate case (c)                      $(.04)
Quanta investment                        .10      Increased purchased power costs
Strong natural gas liquids                         and fewer off-system opportunities          (.04)
 prices and volumes (b)                  .08      Retail shutdown and bad debts                (.17)
Improved trading results, net            .18      Additional shares (d)                        (.23)
Gain on asset sales, net                 .10      Additional interest (e)                      (.37)
Other                                    .04
----------------------------------------------------------------------------------------------------
Total Positive Factors                  $.98      Total Negative Factors                      $(.85)
----------------------------------------------------------------------------------------------------
Net Change From 1998                                                                          $ .13
====================================================================================================

(a)   Our international growth came from New Zealand and Australia.
(b) Natural gas liquids prices and pipeline throughput increased 24% and 15%, respectively.
(c) In April 1998, we were ordered by the Missouri Public Service Commission to reduce rates by $22.7 million annually. A full year's effect is included in 1999.
(d)   About 13 million shares were issued in late 1998.
(e)   Additional debt was issued in 1999 to fund acquisitions.


--------------------------------------------------------------------------------
24 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------
Networks
--------------------------------------------------------------------------------

The Networks segment includes our electric and natural gas network businesses in the United States, Canada, Australia and New Zealand. Prior to October 1998, we accounted for our investment in New Zealand using the equity method of accounting. As the result of our additional investments in New Zealand in late 1998 and early 1999, we began to consolidate our New Zealand operations. This change resulted in significant increases in substantially all 1999 operational categories and a reduction in equity earnings as compared to 1998. In June 2000, we sold a portion of our New Zealand investment and granted the minority shareholder participation and protective rights. We now account for our New Zealand investment by the equity method. This change significantly decreased substantially all 2000 operational categories and increased equity earnings compared to 1999.

      The following table summarizes the operations of our Networks segment for the three years ended December 31, 2000.

Three-Year Review--Networks

                                                               Year Ended December 31,
                                                     --------------------------------------------
Dollars in millions                                      2000            1999            1998
-------------------------------------------------------------------------------------------------
Sales:
  Electric                                           $    1,208.1    $      983.8    $      760.2
  Gas                                                       826.5           638.2           622.5
  Other                                                     511.4           266.0           254.0
-------------------------------------------------------------------------------------------------
Total sales                                               2,546.0         1,888.0         1,636.7
-------------------------------------------------------------------------------------------------
Cost of sales:
  Electric                                                  690.5           411.7           298.5
  Gas                                                       565.7           380.9           404.2
  Other                                                     441.0           215.5           172.7
-------------------------------------------------------------------------------------------------
Total cost of sales                                       1,697.2         1,008.1           875.4
-------------------------------------------------------------------------------------------------
Gross profit                                                848.8           879.9           761.3
-------------------------------------------------------------------------------------------------
Operating expenses:
  Operating                                                 329.7           314.6           284.5
  Depreciation and amortization                             166.5           157.5           120.0
  Maintenance                                                56.9            53.3            53.2
  Taxes, other than income taxes                             52.5            69.2            66.0
  Impairments and other charges                                --              --             2.5
-------------------------------------------------------------------------------------------------
Total operating expenses                                    605.6           594.6           526.2
-------------------------------------------------------------------------------------------------
Equity in earnings of investments and partnerships           88.2            39.4            90.8
Other income (expense)                                        7.1              .3             2.9
-------------------------------------------------------------------------------------------------
Earnings before interest and taxes (EBIT)            $      338.5    $      325.0    $      328.8
=================================================================================================
EBIT contribution to UtiliCorp                               62.7%           78.5%           93.6%
=================================================================================================
Identifiable assets                                  $    5,053.4    $    3,834.4    $    3,338.1
Electric sales and transportation (MWH 000's)              25,959          21,066          15,768
Gas sales and transportation (MCF 000's)                  245,608         246,547         248,184
=================================================================================================
Electric customers                                      1,962,000       1,514,000       1,519,000
Gas customers                                           2,010,000       1,418,000         848,000
Appliance service contract customers                      156,000         170,000         171,000
-------------------------------------------------------------------------------------------------
Total customers                                         4,128,000       3,102,000       2,538,000
=================================================================================================

2000 versus 1999

Sales, Cost of Sales and Gross Profit

Sales and cost of sales for our network businesses increased $658.0 million and $689.1 million, respectively, in 2000 compared to 1999. These increases were primarily due to our acquisition of TransAlta's electricity distribution business in Alberta, Canada and increased natural gas prices.

      Gross profit for our network businesses decreased $31.1 million in 2000 compared to 1999. The deconsolidation of our New Zealand business in June 2000 resulted in a $74.9 million decrease in gross profit from the prior year when we consolidated our New Zealand business for the full year. The gross profit of our U.S. networks also decreased $8.7 million in 2000 primarily related to a 1999 Kansas show cause case that resulted in a $7.9 million reduction in gross profit. We also experienced increased fuel and purchased power costs in 2000, offset in part by favorable gross profits from a hotter summer and colder winter.

      The purchase of our Alberta network partially offset the decreases in our New Zealand and U.S. networks by contributing to an increase in gross profit of $52.6 million.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 25

Operating Expenses

Operating expenses increased $11.0 million in 2000 compared to 1999. The purchase of our Alberta network contributed to a $37.8 million increase in total operating expenses. Deconsolidating our New Zealand business decreased total operating expenses by $28.9 million.

      Total operating expenses of our U.S. networks increased slightly primarily for two reasons. Depreciation increased due to continued investments in network infrastructure. In addition, as a result of the increase in the cost of natural gas, bad debt expense increased.

Equity in Earnings and Other Income (Expense)

Equity in earnings and other income (expense) increased $55.6 million in 2000 compared to 1999. Our Australian network completed a successful initial public offering of 34% of Uecomm, its telecom business, which resulted in a $44.0 million gain. After the sale of a portion of our New Zealand business we now use the equity method of accounting to record our net share of that business. This increased equity earnings by $18.1 million.

1999 versus 1998

Sales, Cost of Sales and Gross Profit

Sales and cost of sales increased $251.3 million and $132.7 million, respectively, in 1999 compared to 1998, primarily due to the consolidation of our New Zealand business in 1999. This business was accounted for under the equity method in 1998.

      Gross profit for our global network businesses increased $118.6 million in 1999 compared to 1998. The consolidated operations of our New Zealand business provided an increase in gross profit of $123.0 million. The 1999 gross profit of our U.S. networks business decreased $3.3 million compared to 1998. Unfavorable weather and the full-year impact of the 1998 Missouri rate case were offset by an effective weather hedging strategy and continued customer growth in our service territories. One of our peaking turbines was out of commission during periods of record demand in July 1999. As a result, there were fewer opportunities in 1999 to sell power off-system and we had to purchase additional power at higher costs.

Operating Expenses

Operating expenses increased $68.4 million in 1999 compared to 1998. Our New Zealand operations provided $40.9 million of that increase. The remaining $27.5 million came from increased depreciation and other costs resulting from an information technology upgrade, telecommunications, inflationary trends and allocation of additional corporate costs.

Equity in Earnings and Other Income (Expense)

Equity in earnings and other income in 1999 decreased by $54.0 million compared to 1998. We completed a successful initial public offering of United Energy in Australia in 1998. This resulted in a gain of $45.3 million and reduced our ownership to 34%. The effects of our reduced ownership in United Energy and the full consolidation of our New Zealand operation reduced our equity earnings. This was offset by our acquisition of the Multinet/Ikon gas distribution and retail properties and the continued improvement in United Energy's regulated and non-regulated operations.

Business Expansion

Since December 31, 1999, we have completed or initiated several transactions designed to focus the growth of our global network platform. These transactions, along with those completed in the previous two years, are discussed more fully in the Notes to the Consolidated Financial Statements. They are summarized below.

                                                                                                            Transaction
                                                                                              Closing           Value
            Transaction                               Description                               Date        ($ millions)
------------------------------------------------------------------------------------------------------------------------
Orion New Zealand Limited               Purchased New Zealand gas network                       2000            $274*
New Zealand                             Sold a portion of New Zealand investment                2000              31
TransAlta network                       Purchased Canadian electric network                     2000             480
TransAlta retail assets                 Sold Canadian retail assets                             2000              75
AlintaGas Limited                       Purchased Australian gas network                        2000             166*
St. Joseph Light & Power Company        Purchased Missouri electric and gas network             2000             282
========================================================================================================================

* Represents the full transaction value including those amounts invested by our equity method subsidiaries.

[The following information was represented as a bar chart in the original text.]

            Sales--Networks*

          Dollars in Millions
00              2,546.0
99              1,888.0
98              1,636.7

^ Our acquisition of Canadian network operations and increased natural gas and power costs contributed to the 35% increase in Networks sales in 2000.

[The following information was represented as a bar chart in the original text.]

             EBIT--Networks

          Dollars in Millions
00              338.5
99              325.0
98              328.8

^ Strong international results, including our gain on the initial public offering of our Australian telecom business, were offset in part by higher fuel and purchased power costs at our U.S. networks.


--------------------------------------------------------------------------------
26 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------
Energy Merchant
--------------------------------------------------------------------------------

Our Energy Merchant segment currently consists primarily of our Aquila subsidiary and is managed in two operating subunits. Wholesale Services includes our North American and European trading operations, risk management services and structured financing business. Capacity Services primarily consists of power development, natural gas gathering and processing operations and investments in independent power projects. The following table summarizes the Energy Merchant segment for the three years ending December 31, 2000.

Three-Year Review--Energy Merchant

                                                                       Year Ended December 31,
                                                             ------------------------------------------
Dollars in millions                                                 2000           1999           1998
-------------------------------------------------------------------------------------------------------
Sales                                                        $  26,424.4    $  16,730.0    $  10,925.8
Cost of sales                                                   25,847.3       16,456.6       10,718.3
-------------------------------------------------------------------------------------------------------
Gross profit                                                       577.1          273.4          207.5
-------------------------------------------------------------------------------------------------------
Operating expenses:
  Operating                                                        382.2          197.3          144.5
  Depreciation and amortization                                     48.8           39.1           29.8
  Impairments and other charges                                     10.8             --           17.2
-------------------------------------------------------------------------------------------------------
Total operating expenses                                           441.8          236.4          191.5
-------------------------------------------------------------------------------------------------------
Equity earnings in investments and partnerships                     18.4           34.6           34.5
Other income (expense)                                              37.4            8.1          (13.7)
-------------------------------------------------------------------------------------------------------
Earnings before interest and taxes (EBIT)                    $     191.1    $      79.7    $      36.8
=======================================================================================================
EBIT contribution to UtiliCorp                                      35.4%          19.3%          10.5%
=======================================================================================================
Identifiable assets                                          $   7,798.5    $   3,089.1    $   2,570.2
Physical gas volumes marketed (billion cubic feet per day)          11.5           10.0            8.8
Gas throughput volumes (million cubic feet per day)                  449            548            475
Natural gas liquids--price per gallon                        $       .47    $       .31    $       .25
Natural gas liquids produced (thousand barrels per day)               22             22             25
Electricity marketing volumes (MWH 000's)                        189,900        236,500        121,200
=======================================================================================================

[The following information was represented as a bar chart in the original text.]

         Sales--Energy Merchant

          Dollars in Billions

00              26.4
99              16.7
98              10.9

^ In 2000, Aquila had exceptional growth in its trading operations; gas trading volumes increased and natural gas and power prices rose dramatically.

[The following information was represented as a bar chart in the original text.]

         EBIT-Energy Merchant

          Dollars in Millions

00              191.1
99               79.7
98               36.8

^ EBIT from our energy marketing activities benefited greatly from excellent execution and a robust pricing environment.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 27

================================================================================
Keith Stamm and Ed Mills

Aquila contributed 35% of UtiliCorp's earnings before interest and taxes in 2000. It is led by Ed Mills (left), president and chief operating officer, and Keith Stamm, chief executive officer.

                                [PHOTO OMITTED]

2000 versus 1999

Sales, Cost of Sales and Gross Profit

Sales and cost of sales for our merchant operations increased $9.7 billion and $9.4 billion, respectively, in 2000 compared to 1999. These increases were primarily due to higher prices for electricity and natural gas in 2000.

      Gross profit for our merchant operations increased $303.7 million in 2000 compared to 1999. This is the result of a $264.8 million increase in gross profit from Wholesale Services and a $38.9 million increase in gross profit from Capacity Services.

      The increase in Wholesale Services gross profit was primarily due to the following:

      o Strong wholesale commodity results in our gas, power and origination businesses are due to several factors, principally related to excellent execution in a favorable pricing environment. Natural gas and electricity prices increased 73% and 47%, respectively, in 2000 compared to 1999. Electricity volumes in 2000 were lower than in 1999, due to the shorter duration of our portfolio combined with higher price volatility.

      o Expansion of our GuaranteedWeather(R) and GuaranteedGeneration(SM) products from 1999. We started our weather business in 1997 and GuaranteedGeneration in 1999. Combined with natural gas and power origination businesses, deal flow in all origination businesses in total was up 231%.

      o Gross profit in 1999 included a $19.8 million loss from the retail gas supply business we sold in January 2000.

      The increase in Capacity Services gross profit resulted from the following:

      o Additional power capacity in the Southeast in 2000 and other contractual transactions added about $22 million to our gross profit.

      o A 52% increase in the average price of natural gas liquids contributed to a $20 million increase in gross profit.

      o Partially offsetting those increases was an 18% decrease in natural gas throughput volumes.

Operating Expenses

Operating expenses increased $205.4 million due to the expansion of Aquila's business along with higher incentive compensation expense resulting from our strong performance. Also, bad debt expense was higher in 2000 compared to 1999 due to the expansion of our overall business and certain accounts receivable that were not collectible. We do not have any material direct exposure to the recent California electricity crisis. Depreciation expense was $9.7 million higher primarily due to the additional investments in technology assets.

      In 2000, we recognized impairment charges of $10.8 million on certain pipeline and retail assets.

Equity Earnings

Equity earnings decreased $16.2 million in 2000 compared to 1999. This was primarily due to the sale of our interest in a power project late in 1999 that contributed equity earnings of $17.1 million including the gain on the sale of the project.

Other Income (Expense)

Other income (expense) increased $29.3 million in 2000 compared to 1999. We increased our structured finance loans by 75% in 2000 compared to 1999. This increase was the result of an increase in the number of structured financing transactions, reflecting higher demand for capital in the exploration and production market.

1999 versus 1998

Sales, Cost of Sales and Gross Profit

Sales and cost of sales for our merchant business increased $5.8 billion and $5.7 billion, respectively, in 1999 compared to 1998. These increases were primarily due to higher electricity and natural gas trading volumes in 1999.

      Gross profit for our merchant operations increased $65.9 million in 1999 compared to 1998. This is the result of a $46.0 million increase in gross profit from Wholesale Services and a $19.9 million increase in gross profit from Capacity Services.


--------------------------------------------------------------------------------
28 - UTILICORP UNITED                                         2000 ANNUAL REPORT

      The increase in Wholesale Services was primarily due to the following:

      o Strong results in gas marketing, including our largest term contract to date, offset lower gross profit from power and carbon trading operations and final results in our retail marketing business. The favorable pricing environment that affected power trading in 1998 did not occur in 1999, which lowered EBIT from this product line in 1999. In addition, carbon, a new product line, incurred some initial setbacks during startup.

      o In January 2000, we sold our retail gas marketing business. This business lost approximately $19.8 million in 1999, or $13.4 million more than in 1998.

      o Our gas portfolio was positively affected by favorable changes in the regulatory risks and interest rates associated with certain long-term contracts.

      The increase in Capacity Services gross profit resulted from the following:

      o A 24% increase in the average price of natural gas liquids and a 15% increase in throughput volumes increased gross profit by about $11 million.

      o The operations of the Katy gas storage facility, purchased in early 1999, contributed $8.7 million in gross margin.

      o Offsetting these two items were losses on various startup businesses and a $1.5 million loss on the sale of a small pipeline system.

Operating Expenses

Operating expenses increased $44.9 million in 1999 compared to 1998. This increase resulted from the following:

      o An increase in Wholesale Services operating expenses was partly due to additional accounts receivable from our retail business which were not collectible, approximately $4.9 million in costs associated with the move to Kansas City, and additional support costs resulting from business growth. >

      o Additional expenses were incurred related to our European business as we began expanding our trading presence. In 1999 we opened offices in Spain, Norway and Germany.

      o Depreciation expense increased in 1999 due to additional plant. We acquired the Katy gas storage facility and had additional spending on system infrastructure.

Equity Earnings

Equity earnings increased $.1 million due to a gain on the sale of an independent power project, partially offset by the impact of lower project income resulting from the 1998 sale of a project interest and the full-year impact of one project's lower power sales.

Other Income (Expense)

Other income (expense) increased $21.8 million in 1999 compared to 1998. The main factors causing this increase are:

      o About $159 million of net new capital loaned to energy customers. This was a relatively new business that grew dramatically in 1999.

      o Elimination of minority interest expense resulting from our purchase of the 18% of Aquila Gas Pipeline that we did not already own.

Business Expansion

During 1999, we established a marketing and trading presence in Spain, Norway and Germany. Within each region, we chose these new locations to allow us to offer energy-related and risk management services to industrial and commercial end users and to segments of the energy industry.

      In 2000, we completed or initiated several transactions designed to grow our merchant operations. These transactions, along with those completed in the previous two years, are discussed more fully in the Notes to the Consolidated Financial Statements. The most recent transactions are summarized below.

                                                                                   Transaction
                                                                      Closing          Value
         Transaction                     Description                    Date       ($ millions)
-----------------------------------------------------------------------------------------------
UtiliCorp Energy Services, Inc.   Sold retail gas business              2000           $ 14
GPU International, Inc.           Purchased power generating plants     2000            225
===============================================================================================

[The following information was represented as a bar chart in the original text.]

                Gas Marketing Volumes

              Billion Cubic Feet Per Day

00                      11.5
99                      10.0
98                       8.8

^ Natural gas marketing volumes in 2000 rose 15% overall, and more than doubled in Europe.

[The following information was represented as a bar chart in the original text.]

            Electricity Marketing Volumes

                 Gigawatt-hours (000)

00                      189.9
99                      236.5
98                      121.2

^ Electricity marketing volumes declined in 2000 as Aquila focused more on the profitability of its contracts.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 29

--------------------------------------------------------------------------------
Services
--------------------------------------------------------------------------------

The Services segment includes UtiliCorp Communications Services, Inc. (UCS) which is developing comprehensive broadband fiber-optic communication services for mid-sized and smaller communities in the mid-continent region, and our investment in Quanta Services, Inc. Quanta is the premier provider of specialized construction services to electric utilities, telecommunications and cable television companies, and governmental entities. We account for this investment using the equity method.

      The following table summarizes the Services contribution to EBIT for the three years ended December 31, 2000.

In millions                                 2000             1999           1998
--------------------------------------------------------------------------------
EBIT                                      $  35.1          $  13.2          $ --
================================================================================

2000 versus 1999

In 2000, we included a full year of equity earnings and management fees in equity earnings of investments and partnerships relating to our investment in Quanta. This increased EBIT by $33.7 million compared to 1999. We invested an additional $360 million in Quanta stock in 2000, bringing our fully converted beneficial interest to approximately 36%. In December 2000, the management services contract with Quanta was terminated. We received payment of the management fees recorded, including a termination fee, in December 2000. In addition, we incurred start-up costs and other charges in our UCS business of approximately $11.8 million.

1999 versus 1998

In September 1999, we started our Services segment by investing approximately $319 million in preferred and common stock of Quanta. This gave us a 28% effective interest in Quanta at December 31, 1999. We received $7.6 million in management and advisory fees from Quanta during 1999 which is included, along with $5.6 million of equity earnings, in Equity in earnings of investments and partnerships in the accompanying consolidated statement of income.

--------------------------------------------------------------------------------
Corporate Matters
--------------------------------------------------------------------------------

Corporate and Other

The table below summarizes corporate and other EBIT for the three years ended December 31, 2000. Corporate primarily contains the retained costs of the company that are not allocated to the business units.

In millions                              2000             1999            1998
--------------------------------------------------------------------------------
EBIT                                   $ (24.7)          $ (3.9)        $ (14.2)
================================================================================

2000 versus 1999

Corporate and other EBIT decreased $20.8 million in 2000 compared to 1999 due to impairments and other charges of $12.4 million related to certain technology assets and purchased intangibles no longer used in our operations. Also contributing to the decrease in EBIT were certain project costs and other corporate costs that were not allocated to business units.

Interest Expense

Interest expense and minority interests in income of partnership and trusts increased $29.7 million in 2000 compared to 1999. The issuance of $250 million of company-obligated preferred securities in September 1999 and $100.0 million in June 2000 resulted in an increase of $15.8 million. Increased short-term and long-term borrowings to fund acquisitions and investments resulted in the remaining increase.

Income Taxes

Income taxes increased $50.0 million in 2000 compared to 1999. This increase was due primarily to the increased earnings before income taxes in 2000 resulting from the factors discussed previously. Also, primarily from an increase in the portion of those earnings from Canada, which has higher statutory tax rates, our overall effective tax rate increased from 29.8% in 1999 to 36.4% in 2000.

1999 versus 1998

Corporate and other EBIT increased $10.3 million as the result of impairments and other charges recorded in 1998 but not in 1999.

Interest Expense

Interest expense and minority interests in income of partnership and trusts increased $52.7 million in 1999 compared to 1998. About $31.0 million of this increase was due to additional investments in our New Zealand networks in October 1998, which resulted in our consolidation of these operations in 1999. We used the equity method of accounting throughout most of 1998. Issuing an additional $300 million of senior notes and $250.0 million of company-obligated preferred securities resulted in the rest of the increase.

Income Taxes

Income taxes decreased $18.4 million in 1999 compared to 1998. This decrease was primarily due to a change in the portion of income from foreign operations with lower statutory tax rates in 1999 than in 1998.

Competition

Domestic Utility Operations. Our domestic network businesses operate in a regulated environment. Industrial and large commercial customers largely have access to energy sources, so some of the competitive pricing benefits have been transferred to these customers through open access tariffs relating to transmission lines and pipelines. Competition at the retail level is dependent on legislation in each state.

Accounting Implications. We currently record the economic effects of regulation in accordance with the provisions of Statement of Financial Accounting Standards No. 71 (SFAS No. 71), "Accounting for the Effects of Certain Types of Regulation." Accordingly, our balance sheet reflects certain costs as regulatory assets. We expect our rates will continue to be based on historical costs for the foreseeable future. If we discontinued applying SFAS No. 71, we would make adjustments to the carrying value of our regulatory assets. Total net regula-


--------------------------------------------------------------------------------
30 - UTILICORP UNITED                                         2000 ANNUAL REPORT

================================================================================
Peter Lowe

As senior vice president and chief financial officer, Peter Lowe is responsible for all of UtiliCorp's treasury, tax, accounting and investor relations functions. He came to us in 1999 from Australia, where he served as chief financial officer of our United Energy affiliate.

                                [PHOTO OMITTED]

tory assets at December 31, 2000 were $404.5 million, including deferred purchased power costs of $232.8 million related to our Alberta, Canada electricity business. The Alberta government issued regulations in January 2001 which permit us to recover these deferred costs in 2002 to 2004, subject to a prudency review by the regulatory authorities. The regulations also provide for the current recovery of carrying costs during 2001.

Competition in Australia. The State of Victoria is deregulating its electricity market in stages. In 2000, customers with yearly usage above 160 megawatt-hours (industrial and large commercial customers) chose their retail electricity suppliers. Effective January 1, 2001, electricity customers with annual usage between 40 and 160 megawatt-hours (small commercial customers) chose their retail electricity suppliers. Beginning January 1, 2002, all customers of United Energy Limited (UEL) will be able to choose their retail electricity suppliers. A majority of UEL's gross margin comes from distribution line charges that are not affected by these customer choices.

Regulation in New Zealand. An Electricity Industry Bill was introduced to Parliament in November 2000 which was broadly consistent with our position in support of a regulatory system that is developed and administered by the utility industry. We fully support this movement and are working with our advisors to promote the inclusion of these objectives in the final regulations.

North American Energy Marketing. Our energy marketing businesses operate in a fully competitive environment that rewards participants on price, service and execution. Our energy marketing businesses compete for customers with the largest energy companies in North America. The industry is premised on large-volume sales with relatively low margins. Companies that operate in this industry must fully understand the price sensitivity and volatility of commodities. The public first became more aware of some of the risks associated with this industry when a number of companies announced sudden losses resulting from the June 1998 price spike in electricity. We expect price volatility to occur and we have risk control policies in place for dealing with such events.

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

      We also own or once operated 29 former manufactured gas plant sites which may require some form of environmental remediation. As of December 31, 2000, we estimate cleanup costs on these identified sites to be $12.7 million. See Note 15 to the Consolidated Financial Statements for further discussion of this topic.

      In October 1998, the EPA published new air quality standards to further reduce the emission of nitrous oxide (NOx). These more strict standards would have required us to install new equipment on our baseload coal units in Missouri that we estimated would cost $35 million. A federal court ruled in March 2000 that the EPA regulation could not be applied to power plants in Western Missouri. In May 2000, the state of Missouri adopted a revised regulation that also requires reduction of NOx from our power plants. We are currently conducting a study to determine the cost of complying with the Missouri regulation but estimate that the cost would be comparable to that required to comply with the former federal regulation. The new standard is expected to be effective in May 2003 but could be delayed for one year.

      In December 2000, the EPA announced that it would regulate mercury emissions from coal- and oil-fired power plants. The EPA is expected to propose regulations by December 2003 and issue final regulations by December 2004. The impact of this action on our power plants cannot be determined until final regulations are issued.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 31

================================================================================
Cal Payne

As UtiliCorp senior vice president and chief risk officer, Cal Payne is responsible for the company's enterprise-wide risk management program, directing the areas of trading risk management, internal audit, insurable risk and credit risk management.

                                [PHOTO OMITTED]

Market Risk--Trading

We are exposed to market risk, including changes in commodity prices, interest rates and currency exchange rates. To manage the volatility relating to these exposures, we enter into various derivative transactions in accordance with our policy approved by the Board of Directors. Our trading portfolios consist of natural gas, electricity, coal, weather derivatives and interest rate contracts that are settled by the delivery of the commodity or cash. These contracts take many forms, including futures, forwards, swaps and options.

      We measure the risk in our trading portfolio using value-at-risk methodologies, to simulate forward price curves in the energy markets and estimate the size of future potential losses. The quantification of market risk using value-at-risk methodologies provides a consistent measure of risk across diverse energy markets and products. The use of this method requires a number of key assumptions, such as:

      o     Selection of a confidence level (we use 95%);

      o Estimated holding period (this is the time needed to liquidate different commodity and term positions; we use holding periods of one to five days depending on the commodity and duration of the position); and

      o Use of historical estimates of volatility and correlation with recent activity more heavily weighted. >

      At December 31, 2000, our value at risk was:

In millions
--------------------------------------------------------------------------------
Electricity                                                              $  11.5
Natural gas                                                                 11.5
================================================================================

      The average value at risk for all commodities during 2000 was $6.9 million.

      We also use additional risk control mechanisms such as stress testing, daily loss limits and commodity position limits, as well as daily monitoring of the trading activities by an independent function.

      All interest and foreign currency risks are monitored within the commodity portfolios and value-at-risk calculation. The value of our commodity portfolios are impacted by interest rates as the portfolio is valued using an estimated interest discount factor to December 31, 2000. We often sell Canadian sourced natural gas into the U.S. markets accepting U.S. dollars from customers, but paying Canadian dollars to suppliers. This exposes our portfolio to currency risk and we generally hedge this exposure.

      The following table shows the expected cash flows associated with the interest rate financial instruments at December 31, 2000.

Dollars in millions       2001        2002    2003       2004       2005   Thereafter   Total
-----------------------------------------------------------------------------------------------
Variable to fixed rate   $  6.5     $  7.4   $  7.1    $  6.1     $  5.1     $ 13.5     $ 45.7
Average rate paid        --------------------------------6.88%---------------------------------
Average rate received    --------------------------------6.09%---------------------------------
-----------------------------------------------------------------------------------------------
Fixed to variable rate   $ (2.8)        --   $  (.9)        --    $   (.7)   $  (.7)    $ (5.1)
Average rate paid          7.55%        --     6.80%        --       6.71%     6.71%
Average rate received      5.92%        --     5.60%        --       5.97%     5.97%
===============================================================================================


--------------------------------------------------------------------------------
32 - UTILICORP UNITED                                         2000 ANNUAL REPORT

Market Risk--Non-Trading

We are also exposed to commodity price changes outside of price risk management activities. The following table summarizes these exposures on an EBIT basis as if our positions were completely unhedged:

                                                    Commodity           EBIT
                                                   Price Change      Impact (a)
--------------------------------------------------------------------------------
Natural gas liquids price per gallon (b)            +/- $ .01       $2.0 million
Natural gas price per MCF                           +/-  1.00        1.0 million
================================================================================

(a)   Assumes the price change occurs for an entire year.
(b) We hedge our forward natural gas liquids production to minimize the effect of price changes.

Currency Rate Exposure

We do not currently hedge our net investment in foreign operations. As a result, the foreign denominated assets and liabilities fluctuate in value. Historically, our net exposure to changes in foreign currency has been limited as the company's foreign investments were financed largely through foreign debt.

      The table below summarizes the average value of foreign currencies used to value sales and expenses along with the related sensitivity.

                                              Average Unit Value in U.S. Dollars
                          Impact of           ----------------------------------
                       10% change (a)           2000         1999         1998
--------------------------------------------------------------------------------
Australian dollar    +/- $ 7.0 million         $ .58        $ .65        $ .63
Canadian dollar      +/-   3.5 million           .67          .67          .67
New Zealand dollar   +/-   5.3 million           .46          .53          .54
British pound        +/-    .9 million          1.52         1.62         1.66
--------------------------------------------------------------------------------
Total                +/- $16.7 million
================================================================================

(a) Assuming a 10% change in local currency value relative to the U.S. dollar if the change occurred uniformly over the entire year, based on 2000 financial results.

Interest Rate Exposure

We have about $1.5 billion in variable rate financial obligations. A 100-basis-point change in the variable rate financial instruments would affect net income by about $8.9 million.

--------------------------------------------------------------------------------
Liquidity and Capital Resources
--------------------------------------------------------------------------------

Our cash requirements arise primarily from continued growth, network construction programs, non-regulated investment opportunities, merchant working capital requirements and common stock dividends. Our ability to attract the necessary financial capital at reasonable terms is critical to our overall plan. Historically, we have financed acquisitions and investments initially with short-term debt and later funded them with an appropriate mix of common equity and long-term debt securities, depending on prevailing market conditions.

      A primary source of short-term cash has been bank loans and commercial paper which aggregated $501.0 million, $248.9 million and $235.6 million at December 31, 2000, 1999 and 1998, respectively. We can also issue up to $150 million of commercial paper supported by a $400 million committed revolving credit agreement. We renewed the current domestic credit agreement in December 2000 for one year on a $250 million revolving credit agreement and three years on a $150 million revolving credit agreement. Both of these allow for issuance of notes at interest rates based on various money market rates.

      To maintain flexibility in our capital structure and to take advantage of favorable short-term rates, we sell our accounts receivable under two programs to fund part of our short-term cash requirements. The level of funding available from these programs is limited to $405 million. The amount fluctuates seasonally. We had sold $405 million under these programs at December 31, 2000.

      In 2000, we issued 6.56 million shares in connection with our merger with St. Joseph Light & Power Company and assumed $91.7 million in long-term and short-term debt.

      On February 2, 2001, we issued an additional $250 million of senior notes which bear interest at 7.95% and mature in 2011.

      On February 22, 2001, we announced our intent to issue 10,000,000 shares of our common stock. We expect to use the proceeds from an offering of these shares to reduce our short-term debt and other short-term obligations and for general corporate purposes, which may include the repayment of long-term debt.

      Our capital structure consisted of the following components at December 31, 2000 and 1999:

                                                                2000       1999
--------------------------------------------------------------------------------
Common stock equity                                             35.0%      34.9%
Company-obligated preferred
  securities                                                     8.7        8.0
Short-term debt                                                  9.7        5.7
Long-term debt                                                  46.6       51.4
--------------------------------------------------------------------------------
Total Capitalization                                           100.0%     100.0%
================================================================================

      Our dividend payout ratio was 54.1% in 2000 (annualized dividends of $1.20 divided by basic earnings per share of $2.22). We expect our earnings per share to grow faster than our dividend.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 33

Cash Requirements

Future cash requirements include capital expenditures for property, plant and equipment additions and structured financing loans and required redemptions of long-term securities. We estimate expenditures over the next three years for these activities, excluding acquisitions, will be as follows:

                                        Actual       Future Cash Requirements
                                       --------   ------------------------------
In millions                                2000       2001       2002       2003
--------------------------------------------------------------------------------
Capital expenditures                   $  501.2   $  722.0   $  687.0   $  660.0
Maturing long-term debt                   309.7       51.7      532.9       47.8
--------------------------------------------------------------------------------
Total                                  $  810.9   $  773.7   $1,219.9   $  707.8
================================================================================

      We believe that our available cash resources from both operating cash flows and borrowing capacity will be adequate to meet our anticipated future cash requirements.

Significant Balance Sheet Movements

Total assets increased $6.6 billion in 2000 compared to 1999. This increase is primarily due to the following:

      o Increased accounts receivable of $3.0 billion that resulted from increased natural gas and electricity prices and strong gas trading activity in our Energy Merchant business.

      o A $10.2 million decrease in property, plant and equipment, net resulting from the deconsolidation of our New Zealand business, offset by our acquisition of TransAlta's electricity distribution business, St. Joseph Light & Power Company and GPU International.

      o An $892.7 million increase in our investments in subsidiaries and partnerships. The deconsolidation of our New Zealand business resulted in an increase of approximately $364 million. Additional purchases of Quanta Services, Inc. stock added approximately $360 million.

      o Merchant notes receivable increased $133.9 million from growth in our structured financing business.

      o Price risk management assets, current and non-current, increased a total of $1.8 billion due to the higher prices discussed above.

      o Deferred charges and other assets increased $426.2 million, primarily due to deferred purchased power costs in our Alberta network operations and our acquisition of St. Joseph Light & Power.

      In 2000, total liabilities increased by $6.2 billion, company-obligated preferred securities increased by $100.0 million and common shareholders' equity increased by $274.2 million. These increases were primarily due to the following:

      o Increased accounts payable of $3.1 billion due to higher natural gas and electricity prices and strong gas trading activity in our Energy Merchant business.

      o Customer funds on deposit increased $362.4 million primarily due to increased natural gas and electricity trading activity in our Energy Merchant business.

      o Price risk management liabilities, current and non-current, increased $1.8 billion due to the higher prices discussed above and additional prepaid gas contracts executed in 2000.

      o Increased short-term debt, long-term debt, including current maturities, and company-obligated preferred securities of $504.6 million to finance a portion of our investments in Quanta, TransAlta, AlintaGas, GPU International and UtiliCorp Communications Services.

      o Income taxes and credits increased $191.0 million primarily due to acquisition and divestiture activity of $218.0 million offset by a deferred income tax benefit of $27.0 million.

      o Common shareholders' equity increased $274.2 million. This was primarily due to the issuance of 6.56 million shares in the merger with St. Joseph Light & Power Company, which increased equity by $190.2 million, and net income of $206.8 million offset by common dividends of $111.6 million. An increase in unrealized translation adjustments of $11.6 million was net of $30.6 million of unfavorable currency translation adjustments eliminated in the deconsolidation of our New Zealand business.

New Accounting Standards

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard was amended in June 2000 by SFAS No. 138. See Note 3 for further discussion.

Effects of Inflation

In the next few years, we anticipate that the level of inflation, if moderate, will not have a significant effect on operations or acquisition activity.


--------------------------------------------------------------------------------
34 - UTILICORP UNITED                                         2000 ANNUAL REPORT

Forward-Looking Information

This report contains forward-looking information. Such statements involve risks and uncertainties and there are certain important factors that could cause actual results to differ materially from those anticipated. We generally intend the words, "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "continue," or the negative of those terms or similar expressions to identify forward-looking statements. Some of the important factors which could cause actual results to differ materially from those anticipated include:

      o Both our Networks and Energy Merchant businesses are weather-sensitive. Weather can affect results significantly to the extent that temperatures differ from normal.

      o We are exposed to market risk, which may cause us to incur losses from our commodity services operations.

      o We may not be able to implement our strategy if we are unable to access or generate capital at competitive rates.

      o The failure to maintain our investment grade bond rating would impair our ability to execute our strategy.

      o The timing and extent of changes in interest rates could affect our financial results.

      o We may not be able to successfully integrate acquired businesses into our operations.

      o The volatility of prices of natural gas and natural gas liquids can significantly affect the earnings contribution from the Capacity Services segment of our Energy Merchant group.

      o The pace of well connections to our gas gathering system can affect the earnings contribution from the Capacity Services segment of our Energy Merchant group.

      o Our development of merchant power plants may not be successful or profitable.

      o The pace and degree of regulatory changes in the U.S. and abroad can affect new business opportunities and the intensity of competition.

      o The value of the U.S. dollar relative to the British pound, Canadian dollar, Australian dollar and New Zealand dollar can affect financial results from our foreign operations.

      o The results of operations from our Australian businesses may be affected in the near future by the next phase of deregulation, which makes customers contestable and resets rates.

      o The inability to pass through increased fuel and purchased power costs in certain regulatory jurisdictions may affect the results of operations of our networks. The modification of regulations or historical practices in other jurisdictions in which we rely upon our ability to recover our costs from our customers could adversely affect our earnings.

      o The result of pending rate proceedings could affect future growth of our network business.

      o Expansion of electric markets in the United Kingdom and Europe will affect both opportunity and competition in marketing and trading activities.

      o The construction of broadband fiber-optic networks and start-up operations of our communication business may have a negative effect on results of operations over the next few years.

[The following information was represented as a bar chart in the original text.]

             Capital Expenditures--Networks

                  Dollars in Millions

00                      169.8
99                      153.2
98                      114.3

^ Network capital expenditures rose in 2000, reflecting continued improvements in our transmission and distribution systems to ensure their reliability.

[The following information was represented as a bar chart in the original text.]

         Capital Expenditures--Energy Merchant

                 Dollars in Millions

00                      68.4
99                      67.3
98                      33.8

^ Energy Merchant capital expenditures increased in 2000 as we made improvements to our pipeline facilities and developed a gas storage facility in the United Kingdom.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 35

--------------------------------------------------------------------------------
Consolidated Statements of Income
--------------------------------------------------------------------------------

                                                                       Year Ended December 31,
                                                               ---------------------------------------
In millions, except per share                                        2000          1999          1998
------------------------------------------------------------------------------------------------------
Sales                                                          $ 28,974.9    $ 18,621.5    $ 12,563.4
Cost of sales                                                    27,546.2      17,464.7      11,596.0
------------------------------------------------------------------------------------------------------
Gross profit                                                      1,428.7       1,156.8         967.4
------------------------------------------------------------------------------------------------------
Operating and maintenance expense                                   844.3         635.3         548.9
Depreciation and amortization expense                               225.0         193.7         150.0
Impairments and other charges                                        27.2            --          27.7
Equity in earnings of investments and partnerships                 (159.5)        (69.5)       (125.1)
Other (income) expense                                              (48.3)        (16.7)         14.5
------------------------------------------------------------------------------------------------------
Earnings before interest and taxes                                  540.0         414.0         351.4
------------------------------------------------------------------------------------------------------
Interest expense:
  Interest expense--long-term debt                                  166.2         160.9         111.4
  Interest expense--short-term debt                                  17.9           9.3          12.3
  Minority interest in income of partnership and trusts              30.9          15.1           8.9
------------------------------------------------------------------------------------------------------
Total interest expense                                              215.0         185.3         132.6
------------------------------------------------------------------------------------------------------
Earnings before income taxes                                        325.0         228.7         218.8
  Income taxes                                                      118.2          68.2          86.6
------------------------------------------------------------------------------------------------------
Net Income and Earnings Available for Common Shares            $    206.8    $    160.5    $    132.2
======================================================================================================
Weighted Average Common Shares Outstanding:
  Basic                                                             93.05         91.47         80.07
  Diluted                                                           93.75         92.11         81.18
------------------------------------------------------------------------------------------------------
Earnings Per Common Share:
  Basic                                                        $     2.22    $     1.75    $     1.65
  Diluted                                                            2.21          1.75          1.63
======================================================================================================

See accompanying notes to consolidated financial statements.

[The following information was represented as a pie chart in the original text.]

Sources of EBIT--2000o

Networks                59.9%
Energy Merchant         33.9%
Services                 6.2%

o     Excluding EBIT from Corporate and other of $(24.7) million.

                              [BAR GRAPH OMITTED]

Sales-Energy Merchant  vs. Total
00      26.4
        29.0
99      16.7
        18.6
98      10.9
        12.6
Dollars in Billions

^ The primary factor behind our 56% increase in total sales was a 58% rise in Aquila's sales.


--------------------------------------------------------------------------------
36 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------
Consolidated Balance Sheets
--------------------------------------------------------------------------------

                                                                December 31,
                                                           ---------------------
Dollars in millions                                             2000        1999
--------------------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents                                $   392.6   $   224.9
  Funds on deposit                                             154.3        47.3
  Accounts receivable, net                                   4,472.9     1,446.5
  Inventories and supplies                                     195.2       266.0
  Price risk management assets                               1,454.3       198.2
  Prepayments and other                                        199.3        89.3
--------------------------------------------------------------------------------
Total current assets                                         6,868.6     2,272.2
--------------------------------------------------------------------------------
Property, plant and equipment, net                           3,654.9     3,665.1
Investments in subsidiaries and partnerships                 1,956.6     1,063.9
Price risk management assets                                   744.5       206.5
Merchant notes receivable                                      313.2       179.3
Deferred charges and other assets                              577.8       151.6
--------------------------------------------------------------------------------
Total Assets                                               $14,115.6   $ 7,538.6
--------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities:
  Current maturities of long-term debt                     $    51.7   $    42.8
  Short-term debt                                              501.0       248.9
  Accounts payable                                           4,828.2     1,713.1
  Accrued liabilities                                          184.5        59.2
  Price risk management liabilities                          1,296.9       181.7
  Customer funds on deposit                                    362.4          --
  Other                                                        259.7        99.0
--------------------------------------------------------------------------------
Total current liabilities                                    7,484.4     2,344.7
--------------------------------------------------------------------------------
Long-term liabilities:
  Long-term debt, net                                        2,345.9     2,202.3
  Income taxes and credits                                     625.2       434.2
  Price risk management liabilities                          1,252.4       520.7
  Minority interests                                            18.1        76.8
  Deferred credits                                             140.0        84.5
--------------------------------------------------------------------------------
Total long-term liabilities                                  4,381.6     3,318.5
--------------------------------------------------------------------------------
Company-obligated preferred securities                         450.0       350.0
Common shareholders' equity                                  1,799.6     1,525.4
--------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                 $14,115.6   $ 7,538.6
================================================================================

See accompanying notes to consolidated financial statements.

[The following information was represented as a bar chart in the original text.]

             Equity Ratio*

               Percent

00              38.4
99              38.9
98              42.5

^ Our equity ratio declined in 1999 and 2000 because we have funded our acquisitions primarily with debt.

*     Assumes 70% conversion of premium equity participating securities (PEPS).

[The following information was represented as a bar chart in the original text.]

            Foreign Assets at Year End

               Dollars in Billions

00                      3.8
99                      2.4
98                      1.7

^ In Canada we acquired network assets and grew the Energy Merchant business. This growth was partly offset by the deconsolidation of our New Zealand operations.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 37

--------------------------------------------------------------------------------
Consolidated Statements of Common Shareholders' Equity
--------------------------------------------------------------------------------

                                                                             Year Ended December 31,
                                                                       ---------------------------------
Dollars in millions, except per share                                      2000        1999        1998
--------------------------------------------------------------------------------------------------------
Common Stock: authorized 200,000,000 shares, par value $1 per share,
  100,350,977 shares issued (93,605,700 at December 31, 1999 and 93,574,853 at December 31, 1998); authorized 20,000,000 shares of Class A common stock par value $1 per share, none issued
  Balance beginning of year                                            $   93.6    $   93.6    $   80.6
  Issuance of common stock                                                  6.8          --        13.0
--------------------------------------------------------------------------------------------------------
Balance end of year                                                       100.4        93.6        93.6
--------------------------------------------------------------------------------------------------------
Premium on Capital Stock:
  Balance beginning of year                                             1,226.5     1,253.5       972.3
  Issuance of common stock                                                189.3          --       290.7
  Other                                                                   (10.1)      (27.0)       (9.5)
--------------------------------------------------------------------------------------------------------
Balance end of year                                                     1,405.7     1,226.5     1,253.5
--------------------------------------------------------------------------------------------------------
Retained Earnings:
  Balance beginning of year                                               239.3       190.0       152.8
  Net income                                                              206.8       160.5       132.2
  Dividends on common stock, $1.20 per share                             (111.6)     (111.2)      (95.0)
--------------------------------------------------------------------------------------------------------
Balance end of year                                                       334.5       239.3       190.0
--------------------------------------------------------------------------------------------------------
Treasury stock, at cost (40,441 shares at December 31, 2000,
  282,233 shares at December 31, 1999 and  2,159,330 shares at
  December 31, 1998)                                                        (.8)       (5.4)      (53.2)
Accumulated other comprehensive losses                                    (40.2)      (28.6)      (37.6)
--------------------------------------------------------------------------------------------------------
Total Common Shareholders' Equity                                      $1,799.6    $1,525.4    $1,446.3
========================================================================================================

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
Consolidated Statements of Comprehensive Income
--------------------------------------------------------------------------------

                                                      Year Ended December 31,
                                                   -----------------------------
Dollars in millions                                   2000       1999      1998
--------------------------------------------------------------------------------
Net income                                         $ 206.8    $ 160.5   $ 132.2
Unrealized translation adjustments, net              (42.2)       9.0      (6.3)
--------------------------------------------------------------------------------
Comprehensive Income                               $ 164.6    $ 169.5   $ 125.9
================================================================================

See accompanying notes to consolidated financial statements.

[The following information was represented as a bar chart in the original text.]

          Weighted Average Shares Outstanding

            Diluted Common Shares--Millions

00                      93.75
99                      92.11
98                      81.18

^ Weighted average diluted common shares outstanding increased in 2000, primarily from the dilutive efect of the rise in share price on options granted.

[The following information was represented as a bar chart in the original text.]

            Cash Provided from Operations

                 Dollars in Millions

00                      789.9
99                      600.4
98                      315.1

^ Cash from operations increased $189.5 million, primarily due to the growth of our Energy Merchant business and changes in our working capital position.


--------------------------------------------------------------------------------
38 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

                                                                         Year Ended December 31,
                                                                   ---------------------------------
Dollars in millions                                                    2000        1999        1998
----------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net income                                                       $  206.8    $  160.5    $  132.2
  Adjustments to reconcile net income to net cash provided:
    Depreciation and amortization expense                             225.0       193.7       150.0
    Impairments and other charges                                      27.2          --        27.7
    Net changes in price risk management assets and liabilities       178.9       185.7       100.8
    Income taxes and investment tax credits                           (27.0)        4.7        61.7
    Equity in earnings of investments and partnerships               (159.5)      (69.5)     (125.1)
    Dividends and fees from investments and partnerships               74.4        33.9        48.9
    Minority interests                                                  1.4        11.4         5.6
    Changes in certain assets and liabilities, net of effects of acquisitions:
       Accounts receivable/payable, net                               (21.9)      128.2       (69.2)
       Funds on deposit, net                                          255.4       (33.9)       18.1
       Inventories and supplies                                        83.4       (30.9)     (100.5)
       Prepayments and other                                          (53.6)       (3.6)      (13.6)
       Accrued liabilities, net                                       120.2         9.5        36.8
       Other                                                         (120.8)       10.7        41.7
----------------------------------------------------------------------------------------------------
Cash provided from operating activities                               789.9       600.4       315.1
----------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
  Additions to utility plant                                         (138.7)     (129.3)     (121.8)
  Increases in merchant notes receivable                             (133.9)     (159.2)      (20.1)
  Repayment of debt securities                                           --          --       101.1
  Investments in international businesses                            (725.2)     (485.0)     (520.0)
  Investments in domestic businesses                                 (696.7)     (530.5)      (33.8)
  Sales of assets and partnership investment                             --       159.0          --
  Other                                                               (34.9)     (125.4)      (18.7)
----------------------------------------------------------------------------------------------------
Cash used for investing activities                                 (1,729.4)   (1,270.4)     (613.3)
----------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
  Issuance of common stock                                              5.8         --        303.7
  Issuance of company-obligated preferred securities                  100.0       250.0         --
  Treasury stock sold (acquired)                                        4.6        44.0       (42.3)
  Issuance of long-term debt                                          973.9       986.0       267.0
  Retirement of long-term debt                                       (309.7)     (384.5)     (216.4)
  Short-term borrowings, net                                          454.3        13.2       121.8
  Cash dividends paid                                                (111.6)     (111.2)      (95.0)
  Other                                                               (10.1)      (23.2)       (9.5)
----------------------------------------------------------------------------------------------------
Cash provided from financing activities                             1,107.2       774.3       329.3
----------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                 167.7       104.3        31.1
Cash and cash equivalents at beginning of year                        224.9       120.6        89.5
----------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                           $  392.6    $  224.9    $  120.6
====================================================================================================
Supplemental cash flow information:
  Interest, net of amount capitalized                              $  215.4    $  167.7    $  132.4
  Income taxes                                                         60.2        76.8        50.1
----------------------------------------------------------------------------------------------------
Liabilities assumed in acquisitions:
  Fair value of assets acquired                                    $2,229.2    $  898.9    $  609.7
  Cash paid for acquisitions                                       (1,421.9)     (898.9)     (520.0)
  Stock issued for acquisitions                                      (190.2)        --           --
----------------------------------------------------------------------------------------------------
  Liabilities assumed                                                 617.1         --         89.7
====================================================================================================

See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 39

--------------------------------------------------------------------------------
Note 1: Summary of Significant Accounting Policies
--------------------------------------------------------------------------------

UtiliCorp United Inc. is an international energy and energy solutions provider headquartered in Kansas City, Missouri. We operate lines of business in three financial reporting segments: Networks, Energy Merchant and Services.

      The main activity of Networks is operating domestic and foreign businesses that distribute and transmit electricity and natural gas to retail and wholesale customers. Our electric generation facilities supply electricity, primarily for our own distribution systems. However, we also sell to outside service areas. Networks operates in seven states, two Canadian provinces, New Zealand and Australia.

      Our Energy Merchant business operates as Aquila, Inc. (Aquila), which markets natural gas, electricity and other commodities throughout North America, gathers, transports, stores and processes natural gas and gas liquids in five states, and owns, operates or controls power plants in 11 states. Aquila is a wholly owned subsidiary of UtiliCorp. Aquila's European operations, which market natural gas and electricity in the United Kingdom (U.K.) and continental Europe, are based in the U.K.

      Our Services segment consists of UtiliCorp Communications Services, Inc.
(UCS), which is developing comprehensive broadband communications services in mid-sized and smaller communities in the mid-continent region, and our investment in Quanta Services, Inc. (Quanta), a specialty services firm based in Houston. Quanta provides specialized construction and maintenance services to the utility, telecommunications and cable television industries.

Use of Estimates

We prepared these financial statements in conformity with U.S. generally accepted accounting principles and made certain estimates and assumptions that affect the reported amounts of assets and liabilities. Our estimates and assumptions affect the disclosure of contingent assets and liabilities in this report and reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates. Our accounting policies conform to U.S. generally accepted accounting principles.

Principles of Consolidation

Our consolidated financial statements include all of UtiliCorp's operating divisions and majority-owned subsidiaries for which we maintain controlling interests. We use equity accounting for investments in which we have significant influence. We eliminate significant inter-company accounts and transactions.

Property, Plant and Equipment

We show property, plant and equipment at cost. We expense repair and maintenance costs as incurred or as provided for by regulatory order. Depreciation is provided on a straight-line basis over the estimated lives for utility plant by applying composite average annual rates. These range from 2.3% to 4.0%, as approved by regulatory authorities. When regulated property is replaced, removed or abandoned, its cost, together with the costs of removal less salvage, is charged to accumulated depreciation. We depreciate gathering, processing and other energy-related property using a composite average annual rate of 4.0%. We depreciate remaining non-regulated property, plant and equipment on a straight-line basis over their estimated lives, ranging from three to 50 years.

Sales Recognition

We recognize sales as products and services are delivered, except for trading and energy marketing activities. Transactions carried out in connection with trading activities are accounted for under the mark-to-market method of accounting. Under this method, our energy commodity trading contracts, including both physical transactions and financial instruments, are recorded at market value, and are shown on the consolidated balance sheets as "Price Risk Management Assets" and "Price Risk Management Liabilities." As part of the valuation of our portfolio, we value our credit risks associated with the financial condition of counterparties, product location differentials and other risks which our policy dictates. When market prices are not readily available or determinable, certain contracts are valued at fair value using an alternate approach such as model pricing. The market prices or fair values used in determining the value of our portfolio are our best estimates utilizing information such as closing exchange rates, over-the-counter quotes, volatility and time value, counterparty credit and the potential impact on market prices of liquidating our positions in an orderly manner over a reasonable period of time under current market conditions. When the portfolio market value changes (primarily due to newly originated transactions and the effect of price changes), the change is recognized as gain or loss in the period of change. We record the resulting unrealized gains or losses as price risk management assets and liabilities.

Funds on Deposit

Our Energy Merchant business has funds on deposit with counterparties consisting primarily of margin requirements related to commodity swap and futures contracts. Pursuant to individual contract terms with counterparties, deposit amounts required vary with changes in market prices, credit provisions and various other factors. Interest is earned on most funds on deposit. We also hold funds on deposit from counterparties in the same manner.

Inventories

Our inventories consist primarily of natural gas in storage valued at the lower of weighted average cost or market.

Development Activity

Our Energy Merchant business incurs development costs related to projects, including costs of feasibility studies, bid preparation, permitting, licensing and contract negotiations which are expensed as incurred until the project is deemed to be probable. At that point, we expense or capitalize the costs based on the nature of the costs. These costs may be recoverable through partners on the projects or other third parties, or classified as an investment and recovered through the future cash flows of the project. Accumulated capitalized project development costs are otherwise expensed in the period we determine it is probable that the costs will not be recovered.


--------------------------------------------------------------------------------
40 - UTILICORP UNITED                                         2000 ANNUAL REPORT

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

Cash Equivalents and Cash Flow Information

Cash includes cash in banks and temporary investments with an original maturity of three months or less. As of December 31, 2000, 1999 and 1998, our cash held in foreign countries was $197.2 million, $46.6 million and $41.7 million, respectively.

--------------------------------------------------------------------------------

Earnings Per Common Share

The table below shows how we calculated diluted earnings per share and diluted shares outstanding. Basic earnings per share and basic weighted average shares are the starting point in calculating the dilutive measures. To calculate basic earnings per share, divide earnings available by weighted average shares without adjusting for dilutive items.

In millions, except per share                                 2000       1999       1998
-----------------------------------------------------------------------------------------
Earnings available for common shares                      $  206.8   $  160.5   $  132.2
Convertible bonds                                               .2         .2         .2
-----------------------------------------------------------------------------------------
Earnings available for common shares after assumed
  conversion of dilutive securities                       $  207.0   $  160.7   $  132.4
=========================================================================================
Earnings per share:
  Basic                                                   $   2.22   $   1.75   $   1.65
  Diluted                                                     2.21       1.75       1.63
=========================================================================================
Weighted average number of common shares used in
  basic earnings per share                                   93.05      91.47      80.07
Effect of dilutive securities:
  Stock options                                                .42        .32        .77
  Convertible bonds                                            .28        .32        .34
  Company-obligated preferred securities                        --         --         --
=========================================================================================
Weighted number of common shares and dilutive potential
  common stock used in diluted earnings per share            93.75      92.11      81.18
=========================================================================================

Currency Adjustments

We translate the financial statements of our foreign subsidiaries and operations into U.S. dollars using the average monthly exchange rate during the period for income statement items. We use the year-end exchange rate for balance sheet items. When translating foreign currency-based assets and liabilities to U.S. dollars, we show any differences between accounts as translation adjustments in common shareholders' equity. Currency transaction gains or losses on transactions executed in a currency other than the functional currency are recorded in income.

Reclassifications

Certain prior year amounts in the consolidated financial statements have been reclassified where necessary to conform to the 2000 presentation.

--------------------------------------------------------------------------------
Note 2: Price Risk Management
--------------------------------------------------------------------------------

A. Trading Activities:

Price Risk Management Activities

We trade energy commodity contracts daily. Our trading activities attempt to match our portfolio of physical and financial contracts to current or anticipated market conditions. Within the trading portfolio, we take certain positions to hedge physical sale or purchase contracts and we take certain positions to take advantage of market trends and conditions. We record most energy contracts--both physical and financial--at fair market value. Changes in value are reflected in the consolidated statement of income. We use all forms of financial instruments including futures, forwards, swaps and options. Each type of financial instrument involves different risks. We believe financial instruments help us manage our contractual commitments, reduce our exposure to changes in cash market prices and take advantage of selected arbitrage opportunities.

      We refer to these transactions as price risk management activities.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 41

Market Risk

The company's price risk management activities involve offering fixed price commitments into the future. The contractual amounts and terms of these financial instruments at December 31, 2000 and 1999, are shown below:

                                                 December 31, 2000
                                      ------------------------------------------
                                       Fixed Price   Fixed Price    Maximum Term
Dollars in millions                       Payor        Receiver       In Years
--------------------------------------------------------------------------------
Energy Commodities:
  Natural gas (trillion BTUs)               5,700          4,533         12
  Electricity (megawatt-hours)          9,820,208     14,068,008          5
  Crude oil (barrels)                   5,200,219      5,219,800          4
--------------------------------------------------------------------------------
Financial Products:
  Interest rate instruments           $     1,127    $     4,884         10
================================================================================

                                                 December 31, 1999
                                      ------------------------------------------
                                       Fixed Price   Fixed Price    Maximum Term
Dollars in millions                       Payor        Receiver       In Years
--------------------------------------------------------------------------------
Energy Commodities:
  Natural gas (trillion BTUs)             5,418.8        4,958.6         12
  Electricity (megawatt-hours)          1,788,096      1,775,280          1
  Crude oil (barrels)                     733,000        744,000          5
--------------------------------------------------------------------------------
Financial Products:
  Interest rate instruments           $     1,998    $       612         12
================================================================================

      Although we generally attempt to balance our physical and financial contracts in terms of quantities and contract performance, net open positions typically exist. We will at times create a net open position or allow a net open position to continue when we believe that future price movements will increase the portfolio's value. To the extent we have an open position, we are exposed to fluctuating market prices that may adversely impact our financial position or results from operations.

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

      We consider a number of risks and costs associated with the future contractual commitments included in our energy portfolio, including credit risks associated with the financial condition of counterparties, product location (basis) differentials and other risks that our policy dictates. The value of all forward contracts is discounted to December 31, 2000, using an estimated rate. We continuously monitor the portfolio and value it daily based on present market conditions. The following table displays the market values of energy transactions at December 31, 2000, and the average value for the year ended December 31, 2000:

                         Price Risk Management Assets        Price Risk Management Liabilities
                      ---------------------------------     -----------------------------------
Dollars in millions   Average Value   December 31, 2000     Average Value     December 31, 2000
-----------------------------------------------------------------------------------------------
Natural gas            $  793.1            $1,605.9            $1,210.6            $2,171.6
Electricity               195.7               536.6               146.5               357.9
Crude oil                   4.6                 3.6                 4.3                 3.6
Other                      43.0                52.6                 5.9                16.2
-----------------------------------------------------------------------------------------------
Total                  $1,036.4            $2,198.7            $1,367.3            $2,549.3
===============================================================================================

      Future changes in the creditworthiness of our counterparties change the value of our portfolio. We adjust the value of contracts and set dollar limits with counterparties based on our assessment of their credit quality.

      As of December 31, 2000, the future cash flow requirements, net of margin deposits, related to these financial instruments were $739.2 million. Margin deposits are required on certain financial instruments to address significant fluctuations in market prices.

      The value of price risk management assets is concentrated into five contracts representing 27% of total asset value of the portfolio. This concentration of customers may impact the company's overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. The 2000 price risk management liabilities reflect the net present value of $912.9 million for prepayments of long-term gas contracts.


--------------------------------------------------------------------------------
42 - UTILICORP UNITED                                         2000 ANNUAL REPORT

B. Non-Trading Activities--Hedging

Instruments

We enter into swaps related to our commodity businesses solely to hedge future production. The estimated fair value and cash flow requirements for these financial instruments are based on the market prices in effect at the financial statement date and do not necessarily reflect our entire trading portfolio. We apply hedge accounting for these derivative financial instruments utilized in non-trading activities. Unrealized changes in the market value of derivatives utilized as hedges are not recognized in our financial statements until the underlying hedged transaction occurs. See Note 3--New Accounting Standards.

--------------------------------------------------------------------------------
NOTE 3: New Accounting Standards
--------------------------------------------------------------------------------

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). In June 2000, the FASB issued statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - An Amendment of FASB Statement No. 133," which amended the accounting and reporting standards of SFAS 133 for certain derivative instruments and certain hedging activities. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that the company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. We have adopted SFAS 133, as amended, effective January 1, 2001. The adoption of these standards could increase volatility in earnings and other comprehensive income or result in certain changes in our business practices. Many contracts were found to have the requisite elements of a derivative instrument. We believe these contracts are not subject to the accounting requirements of SFAS 133 because they provide for the delivery of products or services in quantities that are expected to be used or sold in the normal course of operating our business or the value of the contract is directly associated with the price or value of a service. Other contracts do not meet the definition of a derivative instrument as provided by the standard because they represent requirement-based commitments.

      Significant portions of the derivatives we use are a component of our price risk management activities. These derivatives, along with energy commodity contracts included in our trading activities, are currently reflected on our balance sheet as assets and liabilities at their fair value. In addition to the cash flow hedging of future NGL production in our commodity business discussed in Note 2, we also hedge the future cash flows on floating rate debt through the use of various types of derivative instruments with the objective of reducing the uncertainty resulting from interest rate movements. From time to time we also hedge the future cash flows of certain forecasted foreign currency transactions to reduce the uncertainty resulting from foreign currency exchange rate movements. The cumulative effect on other comprehensive income from these cash flow hedges in effect on January 1, 2001 was a decrease of $4.5 million.

--------------------------------------------------------------------------------
NOTE 4: Accounts and Merchant Notes Receivable
--------------------------------------------------------------------------------

Our accounts receivable on the Consolidated Balance Sheets are comprised as follows:

                                                           December 31,
                                                  ------------------------------
In millions                                           2000                 1999
--------------------------------------------------------------------------------
Accounts receivable, net of
  allowance for bad debt                          $4,711.6             $1,733.4
Unbilled revenue                                     166.3                 78.9
Accounts receivable sale program                    (405.0)              (365.8)
--------------------------------------------------------------------------------
Total                                             $4,472.9             $1,446.5
================================================================================

      We sell, on a continuing basis, up to $405 million of eligible accounts receivable on a limited recourse basis. The financial institutions that buy our receivables charge a fee based on the dollar amount sold, which is reflected as an expense in the consolidated statements of income. Our consolidated statements of income reflect fees associated with these sales of (in millions) $26.6 in 2000, $14.2 in 1999 and $16.0 in 1998. We received approximately $4.5 billion, $3.5 billion and $3.2 billion, respectively, during 2000, 1999 and 1998, in aggregate proceeds from these facilities. Our retained interests in the receivables sold are recorded at cost which approximates fair value. We have minimal servicing assets and liabilities relative to the receivables sold under these facilities.

      Merchant notes receivable consist of notes with terms ranging from one to seven years and interest rates ranging from 9.0% to 14.0%. At December 31, 2000, the carrying value approximated fair market value.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 43

--------------------------------------------------------------------------------
NOTE 5: Investments in Subsidiaries and Partnerships
--------------------------------------------------------------------------------

Our consolidated balance sheet contains various equity investments as shown in the table below. The table below summarizes our investments and related equity earnings:

                                                                       Investment                         Equity Earnings
                                                                     at December 31,                   Year Ended December 31,
                                   Ownership                    ----------------------       ---------------------------------------
Dollars in millions               at 12/31/00      Country          2000          1999           2000           1999           1998
------------------------------------------------------------------------------------------------------------------------------------
United Energy Limited (a)             34.0%     Australia       $  239.5      $  234.2       $   63.8       $   28.0       $   69.1
Multinet/Ikon (b)                     25.5%     Australia          168.6         245.3           10.4           (6.9)            --
AlintaGas Limited (c)                 22.5%     Australia           69.4            --             .1             --             --
UNZ investment: (d)
   UnitedNetworks Ltd. (UNL)          62.2%     New Zealand        374.9            --           13.9             --            8.1
   WEL Energy Group Ltd. (WEL)          --      New Zealand           --            --             --             --           11.3
   Pacific Energy                       --      New Zealand           --           1.2             --             .6             --
Independent power project
   partnerships (e)                 17%-50%     U.S. & Jamaica     248.6         136.6           18.7           34.0           33.4
Oasis Pipe Line Company (Oasis)         50%     United States       97.5          97.7            (.3)            .6            1.1
Quanta Services, Inc. (f)               36%     United States      711.9         319.5           53.7           13.2             --
Other                               Various                         46.2          29.4            (.8)            --            2.1
------------------------------------------------------------------------------------------------------------------------------------
Total                                                           $1,956.6      $1,063.9       $  159.5       $   69.5       $  125.1
====================================================================================================================================

(a) Includes our 34% investment in United Energy Limited (UEL). Equity earnings in 2000 include a $44 million gain on the Uecomm IPO.
(b) On March 12, 1999, we acquired, for $224 million, a 25.5% interest in Multinet/Ikon, a natural gas network and retailer in Victoria, Australia.
(c) On October 17, 2000, we purchased a 45% interest in AlintaGas Limited, a gas utility in Western Australia, in a $166 million joint acquisition with UEL. Our 22.5% interest is reflected as an equity investment with the remaining 22.5% reflected as part of our interest in UEL.
(d) On June 30, 2000, we sold a portion of our New Zealand investment to a private equity investor (minority shareholder) that reduced our effective ownership in UnitedNetworks to approximately 62%. In connection with the transaction we granted the minority shareholder board and shareholder participation and protective rights and therefore no longer consolidate these operations for financial statement purposes. Our New Zealand investments were reflected on a consolidated basis from October 1998 to June 2000.
(e) Includes interests in 15 independent power projects located in eight states and Jamaica. Of these, 14 are currently in commercial operation. These investments are aggregated because individual investments are not significant. In 1999, our partner in a power project exercised an option to purchase our interest in the project. We received $83.8 million and recognized a gain of $7.1 million.
(f) In 2000 and 1999, we acquired convertible preferred and common stock of Quanta Services, Inc. (Quanta) for approximately $360 million and $319 million, respectively. Our fully converted beneficial interest in Quanta is approximately 36%. Management advisory fees of $17.5 million and $7.6 million in 2000 and 1999, respectively, are reflected as equity earnings in the accompanying consolidated statements of income. Included in the 2000 management advisory fees is a contract termination fee of $8.1 million of the total $26.8 million termination fee paid in 2000.

      Following is the summarized combined financial information of the unconsolidated material equity investments listed above:

                                                             December 31,
                                                       -------------------------
In millions                                                2000          1999(a)
--------------------------------------------------------------------------------
Assets:
   Current assets                                      $1,087.8         $  660.0
   Non-current assets                                   6,713.9          4,024.2
--------------------------------------------------------------------------------
Total Assets                                           $7,801.7         $4,684.2
================================================================================
Liabilities and Equity
   Current liabilities                                 $  684.1         $  422.3
   Non-current liabilities                              3,810.6          2,267.6
   Equity                                               3,307.0          1,994.3
--------------------------------------------------------------------------------
Total Liabilities and Equity                           $7,801.7         $4,684.2
================================================================================

                                                  Year Ended December 31,
                                         ---------------------------------------
In millions                                  2000       1999(a)             1998
--------------------------------------------------------------------------------
Operating Results:
   Revenues                              $3,069.3      $1,986.0         $  850.3
   Costs and expenses                     2,751.4       1,801.1            752.4
--------------------------------------------------------------------------------
Net Income                               $  317.9      $  184.9         $   97.9
================================================================================

(a) Excludes UnitedNetworks since this subsidiary is reflected in the consolidated statements.


--------------------------------------------------------------------------------
44 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------
NOTE 6: Regulatory Assets
--------------------------------------------------------------------------------

State, provincial or local authorities regulate certain of our utility operations. Our financial statements therefore include the economic effects of rate regulation. This means our consolidated balance sheet shows some assets and liabilities that would not be found on the balance sheet of a non-regulated company. There is a risk that if the utility industry deregulates, we may have to remove the effects of regulation from our financial statements.

      In November 2000, the provincial government in Alberta, Canada suspended pending rate increases to recover certain purchased power costs incurred by our Alberta electric operation. The Alberta Energy and Utility Board issued regulations in January 2001 which make the recovery of such prudently incurred costs over 2002 through 2004, including carrying costs, probable.

      If all or a separable portion of our operations becomes no longer subject to the provisions of SFAS 71, a write-off of related regulatory assets and liabilities would be required, unless some form of transition cost recovery (refund) continues through rates established and collected for the remaining regulated operations. In addition, we would be required to determine any impairment to the carrying costs of deregulated plant and inventory assets.

      The following table lists the regulatory assets and liabilities recorded at December 31, 2000 and 1999. These are primarily shown as deferred charges and credits on the consolidated balance sheets. Substantially all of the regulatory assets listed below are either currently being collected in rates or will be collected in a future period.

In millions                                                   2000          1999
--------------------------------------------------------------------------------
Purchased power costs                                      $ 232.8       $    --
Underrecovered gas costs                                      44.8          24.5
Income taxes                                                  69.0          55.6
Environmental                                                 24.4          24.1
Debt-related costs                                            25.6          22.9
Regulatory accounting orders                                   8.1           5.9
Demand-side management programs                                6.9           5.5
Other                                                         27.5          10.4
--------------------------------------------------------------------------------
Total Regulatory Assets                                    $ 439.1       $ 148.9
--------------------------------------------------------------------------------
Regulatory liabilities                                        34.6          27.6
--------------------------------------------------------------------------------
Net Regulatory Assets                                      $ 404.5       $ 121.3
================================================================================

--------------------------------------------------------------------------------
NOTE 7: Property, Plant and Equipment
--------------------------------------------------------------------------------

The components of property, plant and equipment are as follows:

                                                               December 31,
                                                          ----------------------
In millions                                                   2000          1999
--------------------------------------------------------------------------------
Electric utility                                          $3,520.6      $2,809.7
Gas utility                                                1,198.4       1,158.2
Gas gathering and pipeline systems                           655.6         669.0
Other                                                        402.1         388.1
Construction in process                                      152.9         184.9
--------------------------------------------------------------------------------
                                                           5,929.6       5,209.9
Less--depreciation, depletion
  and amortization                                         2,274.7       1,544.8
--------------------------------------------------------------------------------
Property, plant and
  equipment, net                                          $3,654.9      $3,665.1
================================================================================

      Our property, plant and equipment includes acquisition-related intangibles that are being amortized over useful lives not exceeding 40 years. Amounts included in electric and gas utility plant that are not included in rate base were $558.9 million and $162.6 million at December 31, 2000 and 1999, respectively.

--------------------------------------------------------------------------------
NOTE 8: Impairments and Other Charges
--------------------------------------------------------------------------------

During 2000, we adjusted the reported value of certain assets to their net realizable value. We recognized asset impairment charges in 2000 of $7.8 million with respect to our assessment of certain underperforming pipeline assets; and $3.0 million related to our investments in certain retail assets in the United Kingdom. We also recognized charges of $10.0 million related to certain information technology assets that are no longer used in the business, $2.4 million related to our decision to discontinue use of certain corporate identity intangibles and $4.0 million of charges related to the construction of broadband fiber-optic networks.

      In 1998, we recognized asset impairment charges of $13.2 million reflecting a plan to curtail our retail activities, $8.0 million with respect to our decision to dissolve the EnergyOne, L.L.C. partnership, and $6.5 million related to our investment in a power plant project.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 45

--------------------------------------------------------------------------------
NOTE 9: Short-Term Debt
--------------------------------------------------------------------------------

Short-term debt includes the following components:

                                                             December 31,
                                                       -------------------------
Dollars in millions                                        2000            1999
--------------------------------------------------------------------------------
Bank borrowing and other                               $  388.0        $  243.9
Commercial paper                                          113.0             5.0
--------------------------------------------------------------------------------
Total                                                  $  501.0        $  248.9
================================================================================
Weighted average interest
  rate at year end                                         7.32%           5.95%
================================================================================

      We have a $150 million commercial paper program supported by a $400 million revolving credit agreement. Our credit agreement contains restrictive covenants and charges annual commitment fees ranging from .15% to .175%.

      During 2000 we put in place a new Canadian credit facility that we used to acquire TransAlta's Alberta-based electricity distribution and retail assets and expanded a revolving credit agreement at our West Kootenay Power business. At December 31, 2000, the facilities had the following terms:

Dollars in millions               December 31, 2000
--------------------------------------------------------------------------------
 Maximum         Amount                Interest                 Maturity
  Amount      Outstanding                Rate                     Date
--------------------------------------------------------------------------------
  $C60.0         $C54.5                 7.006%                  May 2001
 $C236.8        $C236.8                 6.720%                  May 2001
================================================================================

      The interest rates may vary with changes in the Canadian bank rate. The $C60 million facility carries a commitment fee of .17% on unused amounts.

      We have a $30 million credit facility with a U.S. financial institution which provides working capital financing to our European energy merchant business at a floating rate of 7.0% at December 31, 2000. We had $25.7 million borrowed on this facility at December 31, 2000.

      We also have a $125 million letter of credit facility with a group of banks that is used for trading and other activities of Aquila with various counterparties. As of December 31, 2000, we had $88.8 million outstanding against this facility. We have certain financial covenants that need to be maintained to stay in compliance with the credit facility that relate to coverage and capitalization ratios. As of December 31, 2000, we were in compliance with these covenants.

--------------------------------------------------------------------------------
NOTE 10: Company-Obligated Preferred Securities
--------------------------------------------------------------------------------

Summarized information regarding our company-obligated preferred securities is as follows:

                                                                             December 31,
                                                                          -------------------  Liquidation Value
Dollars in millions                                                          2000        1999      Per Share
----------------------------------------------------------------------------------------------------------------
UtiliCorp Capital L.P. (UC) 8.875% Cumulative Monthly
   Preferred Securities, Series A (4,000,000 shares) (a)                  $ 100.0     $ 100.0       $   25
UtiliCorp Capital Trust I (UCT I) 9.75% Premium Equity Participating
   Security Units (PEPS Units) (9,999,960 shares at December 31, 2000
   and 10,000,000 shares at December 31, 1999) (b)                          250.0       250.0           25
UtiliCorp Capital Trust II (UCT II) 7.715% Trust Preferred Securities
   (100,000 shares)(c)                                                      100.0          --        1,000
----------------------------------------------------------------------------------------------------------------
Total company-obligated preferred securities                              $ 450.0     $ 350.0
================================================================================================================
Fair market value of company-obligated preferred securities               $ 488.7     $ 317.4
================================================================================================================

(a) The limited partnership interests represented by the preferred securities are redeemable at the option of UC, after June 12, 2000, at $25 per preferred security plus accrued interest and unpaid dividends. The sole asset of UC consists of 8.875% UtiliCorp senior deferrable notes due June 12, 2025.
(b) Each PEPS Unit had an issue price of $25 and consists of a contract to purchase shares of our common stock on or prior to November 16, 2002 and a preferred security of UCT I. The sole asset of UCT I consists of 7.35% senior deferrable notes due November 16, 2004 of UtiliCorp. Each purchase contract yields 2.40% per year, paid quarterly, on the $25 stated amount of the PEPS Unit. Each trust preferred security yields 7.35% per year, paid quarterly on the $25 stated amount of the PEPS Unit, until November 16, 2002. Following a remarketing of the trust preferred securities, the yields will be reset at a rate that will be equal to or greater than 7.35%.
(c) The sole asset of UCT II consists of senior deferrable notes due September 30, 2002 of UtiliCorp. Each trust preferred security yields interest adjusted quarterly at three-month LIBOR plus 90 basis points per year. The rate payable at December 31, 2000 was 7.715%. In connection with this financing we also agreed to sell $100 million of UtiliCorp United Inc. common stock or trust preferred securities at prevailing market prices through the financial institution by June 2002. Under certain circumstances, we may elect to extend this time period by an additional 12 months.


--------------------------------------------------------------------------------
46 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------
Note 11:  Long-Term Debt
--------------------------------------------------------------------------------
This table summarizes the company's long-term debt:

                                                                                December 31,
                                                                            -------------------
In millions                                                                     2000       1999
-----------------------------------------------------------------------------------------------
First Mortgage Bonds:
   Various, 9.65%*, due 2001-2021                                           $   37.6   $   17.3
Senior Notes:
   7.634% Floating Rate Series, due May 15, 2002                               250.0         --
   Aquila Southwest Energy 8.29% Series, due September 15, 2002                 25.0       37.5
   7.0% Series, due July 15, 2004                                              250.0      250.0
   6.875% Series, due October 1, 2004                                          150.0      150.0
   6.375% Series, due June 1, 2005                                                --      100.0
   9.03% Series, due December 1, 2005                                           20.2       20.2
   6.70% Series, due October 15, 2006                                          100.0      100.0
   8.2% Series, due January 15, 2007                                           130.0      130.0
   7.625% Series, due November 15, 2009                                        200.0      200.0
   10.5% Series, due December 1, 2020                                           35.7       35.7
   8.27% Series, due November 15, 2021                                         131.8      131.8
   9.0% Series, due November 15, 2021                                           18.2       18.2
   8.0% Series, due March 1, 2023                                              125.0      125.0
Medium Term Notes:
   Various, 7.78%*, due 2005-2023                                               40.0         --
Secured Debentures of West Kootenay Power:
   8.90%*, due 2001-2023                                                        66.5       69.6
Convertible Subordinated Debentures:
   6.625%, due July 1, 2011 (convertible into 264,083 common shares)             4.2        4.9
Senior Notes of Australia:
   7.04%*, due October 2002                                                     83.8       98.4
Floating Rate Notes of New Zealand, 6.89%, due April 2001                       88.8         --
New Zealand Denominated Credit Facility, due June 2002                         110.8      456.6
Floating Rate Notes of Australia, 6.98%, due December 2003 (a)                  44.7         --
Australian Denominated Credit Facilities, due January 2001 and March 2002      114.6      187.0
Canadian Denominated Credit Facilities, due May 2004                           290.7       48.5
Capital Leases                                                                   4.2       23.4
Other notes and obligations                                                     75.8       41.0
-----------------------------------------------------------------------------------------------
Total Long-Term Debt                                                         2,397.6    2,245.1
Less current maturities                                                         51.7       42.8
-----------------------------------------------------------------------------------------------
Long-term debt, net                                                         $2,345.9   $2,202.3
===============================================================================================
Fair value of long-term debt, including current maturities (b)              $2,455.2   $2,211.6
===============================================================================================

* Weighted average interest rate.

(a) $16.8 million is hedged with an interest rate swap moving the floating rate to a fixed rate of 6.69%.
(b) The fair value of long-term debt is based on current rates at which the company could borrow funds with similar remaining maturities.

      All of our Michigan network assets are subject to the lien of a mortgage indenture. We cannot issue mortgage bonds under our General Mortgage Indenture without directly securing certain Senior Notes equally as any mortgage bond issue. Currently we have no plans to issue mortgage bonds.

      The amounts of long-term debt maturing in each of the next five years and thereafter are shown below:

In millions                                                     Maturing Amounts
--------------------------------------------------------------------------------
2001                                                               $   51.7
2002                                                                  532.9
2003                                                                   47.8
2004                                                                  693.5
2005                                                                   68.7
Thereafter                                                          1,003.0
--------------------------------------------------------------------------------
Total                                                              $2,397.6
================================================================================

Debt Refinancing Exchange Offer

In March 1999, approximately $131.8 million of our 9% senior notes were exchanged for 8.27% senior notes and $20.2 million of our 10.5% senior notes were exchanged for 9.03% senior notes.

New Zealand Denominated Credit Facilities

We maintain a $NZ 250 million credit facility with two banks that matures in June 2002. The interest rate on this facility fluctuates with changes in the New Zealand bank bill rate. At December 31, 2000, $NZ 249.6 million was outstanding at a rate of 7.52%. A commitment fee of .40% applies to the unused portion of the credit facility.

Australian Denominated Credit Facilities

We maintained a $A75 million credit facility with a bank that matured in January 2001. The interest rate for this facility fluctuated with changes in the Australia bank bill rate. At


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 47

December 31, 2000, $A75 million was outstanding at a rate of 7.34%. A commitment fee of .40% applied to the unused portion of the credit facility. This facility was replaced through a $A75 million public debt issuance in January 2001.

      We also have a $A130 million credit facility with a consortium of banks that matures in March 2002. The interest rate on this facility fluctuates with changes in the Australian bank bill rate. At December 31, 2000, $A130 million was outstanding at a rate of 7.495%. A commitment fee of .50% applies to the unused portion of the credit facility.

Canadian Denominated Credit Facilities

UtiliCorp Canada Finance Corporation (UCFC) maintains a $C70 million credit facility with a bank that matures in May 2004. The interest rate for this facility is fixed at 6.52%. At December 31, 2000, $C70 million was outstanding.

      UtiliCorp Networks Canada (Alberta) Ltd. maintains a $C363.2 million credit facility with two banks which matures in February 2002. The interest rate on this facility fluctuates with changes in the Bankers Acceptance Discount Rate. At December 31, 2000, $C363.2 million was outstanding at a rate of 6.43%.

Senior Note Issue

On February 2, 2001, we issued an additional $250.0 million in senior notes bearing interest at 7.95%, due in February 2011.

--------------------------------------------------------------------------------
Note 12: Capital Stock
--------------------------------------------------------------------------------

Capital Stock

We have two types of authorized common stock--unclassified common stock and Class A common stock. No Class A common stock is issued or outstanding. We also have authorized 10,000,000 shares of preference stock, without par value, none of which is issued or outstanding. As of December 31, 2000, we had no restrictions on our ability to pay cash dividends.

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

      For the year ended December 31, 2000, 1,286,515 shares were issued under the Stock Plan. As of December 31, 2000, 3,487,103 shares were available to issue under this plan.

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

Stock Incentive Plan

Our Stock Incentive Plan enables the company to grant common shares to certain employees as restricted stock awards and as stock options. The company holds shares issued as restricted stock awards until certain restrictions lapse, generally on the third award anniversary. The market value of the stock, when awarded, is amortized to compensation expense over the three-year period. Stock options granted under the Plan allow the purchase of common shares at a price not less than fair market value at the date of grant. Options are generally exercisable commencing with the first anniversary of the grant. They expire 10 years after the date of grant.

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


--------------------------------------------------------------------------------
48 - UTILICORP UNITED                                         2000 ANNUAL REPORT

      This table summarizes stock options as of December 31, 2000, 1999 and 1998:

Shares                                    2000              1999           1998
--------------------------------------------------------------------------------
Beginning balance                    7,347,961         5,440,403      3,764,441
Granted                              1,153,487         2,640,401      2,706,526
Exercised                             (610,345)         (214,724)      (803,565)
Cancelled                             (734,503)         (518,119)      (226,999)
--------------------------------------------------------------------------------
Ending balance                       7,156,600         7,347,961      5,440,403
--------------------------------------------------------------------------------

Weighted average prices:
Beginning balance                $       21.80     $       21.15     $    18.65
Granted price                            18.84             23.19          23.94
Exercised price                          20.73             19.09          18.79
Cancelled price                          21.91             22.51          20.47
Ending balance                           21.39             21.80          21.15
================================================================================

      At December 31, 2000, total exercisable stock options were 2,952,418 shares. Total restricted stock awards outstanding were 1,787,425 shares (at prices ranging between $16.19 and $29.22).

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

      Since we record options and discounts under APB 25, we must disclose the pro forma net income and earnings per share (dilutive method) as if we reflected the estimated fair value of options and discounts as compensation at the date of grant or issue. For the years ended December 31, 2000, 1999 and 1998, our pro forma net income and diluted earnings per share would have been as follows:

In millions, except per share                     2000         1999         1998
--------------------------------------------------------------------------------
Net Income:
     As reported                               $ 206.8      $ 160.5      $ 132.2
     Pro forma                                   205.3        155.5        126.2
--------------------------------------------------------------------------------
Diluted earnings per share:
     As reported                               $  2.21      $  1.75      $  1.63
     Pro forma                                    2.19         1.70         1.56
================================================================================

      The fair value of stock options granted in 2000, 1999 and 1998 was estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair values and related assumptions were as follows:

                                                   2000        1999        1998
--------------------------------------------------------------------------------
Weighted average fair value per share          $   2.39    $   3.23    $   3.54
Expected volatility                               17.78%      17.25%      16.52%
Risk-free interest rate                            6.71%       5.45%       5.76%
Expected lives                                  9 years    10 years    10 years
Dividend yield                                     6.25%       5.10%       4.97%
================================================================================


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 49

--------------------------------------------------------------------------------
Note 13:  Income Taxes
--------------------------------------------------------------------------------

                                                  Year Ended December 31,
                                          -------------------------------------
In millions                                  2000           1999           1998
--------------------------------------------------------------------------------
Currently Payable:
     Federal                              $  92.3        $  91.1        $  33.9
     Foreign                                 43.4            7.5            1.7
     State                                    9.5           15.6            6.5
Deferred:
     Federal                                (23.8)         (38.7)          41.5
     State                                   (2.1)          (6.2)           4.2
Investment tax credit
     amortization                            (1.1)          (1.1)          (1.2)
--------------------------------------------------------------------------------
Total Income
     Tax Expense                          $ 118.2        $  68.2        $  86.6
================================================================================

      The principal components of deferred income taxes consist of the following:

                                                               December 31,
                                                         -----------------------
In millions                                                 2000            1999
--------------------------------------------------------------------------------
Deferred Tax Assets:
  Alternative minimum carryforward                       $  43.0         $  70.5
Deferred Tax Liabilities
  and Credits:
  Accelerated depreciation and
     other plant differences:
     Regulated                                             442.4           229.6
     Non-regulated                                         196.2           175.0
Regulatory asset                                            37.2            32.2
Mark-to-market                                             (66.7)           39.8
Other, net                                                  59.1            28.1
--------------------------------------------------------------------------------
Total deferred tax liabilities
  and credits                                              668.2           504.7
--------------------------------------------------------------------------------
Deferred income taxes and
  credits, net                                           $ 625.2         $ 434.2
================================================================================

      Our effective income tax rates differed from the statutory federal income tax rates primarily due to the following:

                                                         December 31,
                                              ----------------------------------
Percent                                       2000          1999          1998
--------------------------------------------------------------------------------
Statutory Federal Income
  Tax Rate                                    35.0%         35.0%         35.0%
Tax effect of:
  Investment tax credit
    amortization                               (.3)          (.5)          (.5)
  State income taxes, net
    of federal benefit                         1.5           2.7           4.9
  Difference in tax rate of
    foreign subsidiaries                       (.6)         (3.8)         (3.1)
  Other                                         .8          (3.6)          3.3
--------------------------------------------------------------------------------
Effective Income
  Tax Rate                                    36.4%         29.8%         39.6%
================================================================================

      We had alternative minimum tax credit carryforwards of approximately $43.0 million at December 31, 2000. Alternative minimum tax credits can be carried forward indefinitely. The company has not recorded a valuation allowance against its tax credit carryforwards.

      We have made no provision for U.S. income taxes on undistributed earnings from our international businesses ($224.7 million at December 31, 2000) because it is our intention to reinvest those earnings. If we distribute those earnings in the form of dividends, we may be subject to both foreign withholding taxes and U.S. income taxes net of allowable foreign tax credits. Consolidated income before income taxes for the years ended December 31, 2000, 1999 and 1998 included (in millions) $129.3, $70.7, and $70.5, respectively, from international operations.


--------------------------------------------------------------------------------
50 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------
Note 14: Employee Benefits
--------------------------------------------------------------------------------

Pensions

The following table shows the funded status of our pension plans and the amounts included in the consolidated balance sheets and statements of income:

                                                     Pension Benefits                    Other Benefits
                                             -------------------------------     -------------------------------
Dollars in millions                             2000        1999        1998        2000       1999       1998
----------------------------------------------------------------------------------------------------------------
Change in Benefit Obligation:
Benefit obligation at start of year          $ 218.6     $ 221.4     $ 205.5     $  51.4    $  42.2    $  42.6
Service cost                                     8.3         7.7         7.7          .9        1.0         .7
Interest cost                                   16.3        14.8        14.4         3.7        3.2        2.7
Plan participants' contribution                   .9          .7          .6         1.0         .9         .8
Amendments                                        .3          .3         8.9          --         --         .3
Net acquisitions                                42.5          --          --        17.1         --         --
Actuarial (gain) loss                           (2.1)      (16.0)       (1.2)        1.0        7.5        1.6
Curtailment (gain) loss                          (.5)         --          --         (.3)        --         --
Benefits paid                                  (13.4)      (12.5)      (12.1)       (5.1)      (3.6)      (6.3)
Foreign Currency Exchange changes               (1.6)        2.2        (2.4)        (.1)        .2        (.2)
----------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year            $ 269.3     $ 218.6     $ 221.4     $  69.6    $  51.4    $  42.2
================================================================================================================
Change in Plan Assets:
Fair value of plan assets at start of year   $ 259.6     $ 227.0     $ 239.6     $   7.6    $   4.5    $   4.8
Actual return on plan assets                    51.4        40.6         (.5)         .4         .3         .2
Employer contribution                            2.1         1.9         1.5         3.6        5.5        5.0
Plan participants' obligation                     .9          .7          .6         1.0         .9         .8
Net acquisitions                                88.4          --          --         5.9         --         --
Benefits paid                                  (13.4)      (12.5)      (12.1)       (5.1)      (3.6)      (6.3)
Foreign Currency Exchange changes               (1.4)        1.9        (2.1)         --         --         --
----------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year     $ 387.6     $ 259.6     $ 227.0     $  13.4    $   7.6    $   4.5
================================================================================================================
Funded status                                $ 118.3     $  41.0     $   5.6     $ (56.2)   $ (43.8)   $ (37.7)
Unrecognized transition amount                  (7.0)       (7.7)       (8.9)       28.2       26.3       28.3
Unrecognized net actuarial (gain) loss         (45.6)      (13.6)       19.5        10.1        3.8       (8.8)
Unrecognized prior service cost                 13.4        10.9        10.6         3.5         .3        3.2
----------------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost               $  79.1     $  30.6     $  26.8     $ (14.4)   $ (13.4)   $ (15.0)
================================================================================================================
Weighted Average Assumptions as of
     September 30:
Discount rate                                   7.75%       7.61%       6.75%       7.88%      7.75%      6.75%
Expected return on plan assets                  9.47%       9.70%       9.73%       7.87%      7.00%      7.00%
Rate of compensation increase                   4.90%       5.04%       5.09%       5.06%      5.40%      5.40%
================================================================================================================

      For measurement purposes, we assumed a 6.18% annual rate of increase in the per capita cost of covered health benefits for each future fiscal year.

                                                     Pension Benefits               Other Benefits
                                           -----------------------------    -------------------------------
Dollars in millions                           2000       1999       1998       2000       1999       1998
-----------------------------------------------------------------------------------------------------------
Components of Net Periodic Benefit Cost:
Service cost                               $   8.3    $   7.7    $   7.7    $    .9    $   1.0    $    .7
Interest cost                                 16.3       14.8       14.4        3.7        3.2        2.7
Expected return on plan assets               (27.7)     (23.4)     (22.8)       (.5)       (.4)       (.3)
Amortization of transition amount             (1.2)      (1.2)      (1.2)       1.9        2.0        2.0
Amortization of prior service cost              .6         .5         --         .1         .1         --
Recognized net actuarial (gain) loss          (1.9)        --         --         --         --        (.2)
Curtailment (gain) loss                       (1.0)        --         --        (.3)        --         --
Regulatory adjustment                         (1.3)        .1        (.1)        --         --         --
-----------------------------------------------------------------------------------------------------------
Net Periodic Benefit Cost                  $  (7.9)   $  (1.5)   $  (2.0)   $   5.8    $   5.9    $   4.9
===========================================================================================================


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 51

      The U.S. pension plan was amended effective December 1, 1999 to provide the same pension benefits for almost all participants.

      We maintain defined benefit pension plans in the United States and Canada. The actuarial assumptions used to calculate the benefit obligation and periodic pension costs for those plans are fundamentally identical. For the United States plan, plan assets exceed benefit obligations in the years ended December 31, 2000, 1999 and 1998 by (in millions) $108.3, $47.1 and $12.2, respectively. For the Canadian plan, plan assets exceeded benefit obligations by $10.0 million (in U.S. dollars) as of December 31, 2000. For 1999 and 1998, the benefit obligation exceeds plan assets by (in millions of U.S. dollars) $6.1 and $6.6 respectively. The prepaid benefits correlating to the United States and Canada for the years ended December 31, 2000, 1999 and 1998 are (in millions) $63.6 and $15.5, $27.3 and $3.2, and $24.4 and $2.4, respectively.

      Our health care plans are contributory, with participants' contributions adjusted annually. The life insurance plans are non-contributory. In estimating future health care costs, we have assumed future cost-sharing changes. The expense recognition for health care costs does not necessarily match the cost estimates due to certain differences in regulatory accounting at domestic utility operations.

      The assumed health care cost trends significantly affect the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects for Fiscal Year 2000.

                                                           1 Percentage-Point
                                                       -------------------------
In millions                                            Increase         Decrease
--------------------------------------------------------------------------------
Effect on total of
  service and interest
  cost components                                         $ .4            $ (.4)
Effect on post-retirement
  benefit obligation                                       6.3             (6.8)
================================================================================

      In addition to the defined benefit retirement plans and health care plans, we contribute to a defined contribution savings plan. Company contributions were $9.9 million and $9.3 million during the plan years ending December 31, 2000 and 1999, respectively.

--------------------------------------------------------------------------------
Note 15: Commitments and Contingencies
--------------------------------------------------------------------------------

Commitments

We have various commitments for the next five years relating to power and gas supply commitments, and lease and rental commitments. A summary is below. As with any estimates, the actual amounts paid or received could differ materially.

Dollars in millions, except per unit             2001          2002         2003         2004         2005
============================================================================================================
Future minimum lease payments               $    74.6     $   115.7    $   136.6    $   134.3    $   133.8
Purchased power obligations                 $    66.5     $    91.9    $    95.2    $    75.3    $    51.3
Purchased power obligations (gigawatts)         1,295         1,069        1,064          714          214
Purchased gas obligations                   $   483.0     $   122.5    $    88.6    $    18.3    $    15.6
Purchased gas obligations (MCF)                60,101         5,891        5,194        3,066        3,066
============================================================================================================
Coal contracts                              $    76.4     $    69.3    $    54.8    $    53.7    $    41.7
Price ranges                                --------------------$10.49 to $26.10 per ton------------------
============================================================================================================

      Future minimum lease payments primarily relate to our future power purchase commitments, peaking turbines, coal cars, and office space. Rent expense for the years 2000, 1999 and 1998 was (in millions) $23.9, $26.9 and $24.8, respectively.

      In 1998 we entered into a 15-year agreement to obtain the rights to dispatch 267 megawatts of power from facilities currently being built by a third party. As part of the agreement we will provide the natural gas to the power plant and will be able to dispatch the power. This facility became operational in July 2000.

      In October 2000, we announced two agreements, a 15-year agreement and a 20-year agreement, for the output of two natural gas-fired peaking facilities. The agreements are expected to provide us with approximately 1,180 megawatts of additional capacity. Both facilities are currently under construction. One of these plants is expected to be operational in the summer of 2001 and the other is expected to be operational in the summer of 2002.

      In January 2000, we formed a joint venture with Calpine Corporation (Calpine) to develop a 580-megawatt, combined-cycle power plant in Missouri that we expect will begin operating in June 2001. In September 2000, Aquila and Calpine closed on the financing of this project through a 30-year sale-leaseback transaction with limited recourse to Aquila. This lease is classified as an operating lease in the partnership financial statements. As such, we have included the annual lease commitments above. We will manage the plant's fuel supply and the marketing of the plant's power. Calpine will oversee construction, operation and maintenance of the plant.

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

      As of December 31, 2000, we estimate probable cleanup costs on our identified MGP sites to be $12.7 million. This amount is our best estimate of the costs of investigation and remediation of our identified MGP sites, and is the amount we consider to be probable for future investigation and remediation


--------------------------------------------------------------------------------
52 - UTILICORP UNITED                                         2000 ANNUAL REPORT
of these MGP sites. This estimate is based upon a comprehensive review of the potential costs associated with conducting investigative and remedial actions at our identified MGP sites, as well as the likelihood of whether such actions will be necessary. There are also additional costs that we consider to be less likely but still "reasonably possible" to be incurred at these sites. Based upon the results of studies at these sites and our knowledge and review of potential remedial action options, it is reasonably possible that these additional costs could exceed our best estimate by approximately $34 million. This estimate could change materially when we have investigated further. It could also be affected by the actions of environmental agencies and the financial viability of other responsible parties. Ultimate liability also may be affected significantly if we are held responsible for parties unable to contribute financially to the cleanup effort.

      We have received favorable rate orders that enable us to recover environmental cleanup costs in certain jurisdictions. In other jurisdictions, there are favorable regulatory precedents for recovery of these costs. We are also pursuing recovery from insurance carriers and other potentially responsible parties.

      In October 1998, the EPA published new air quality standards to further reduce the emission of nitrogen oxides, or NOx. These more strict standards would have required us to install new equipment on our baseload coal units in Missouri that we estimated would cost $35 million. A federal court ruled in March 2000 that the EPA regulation could not be applied to power plants in Western Missouri. In May 2000, the state of Missouri adopted a revised regulation that also requires reduction of NOx from our power plants. We are currently conducting a study to determine the cost of complying with the Missouri regulation but estimate that the cost would be comparable to that required to comply with the former federal regulation. The new standard is expected to be effective in May 2003 but could be delayed for one year.

      In December 2000, the EPA announced that it would regulate mercury emissions from coal- and oil-fired power plants. The EPA is expected to propose regulations by December 2003 and issue final regulations by December 2004. The impact of this action on our power plants cannot be determined until final regulations are issued.

     We do not expect final resolution of these environmental matters to have a material adverse affect on our financial position or results of operations.

Rate Proceedings

We filed a gas rate case in Kansas in 1999 requesting an increase of $6.0 million. The Commission issued an order permitting us to increase gas rates by $4.8 million effective September 1, 2000. In a Kansas electric show-cause case, the Commission staff recommended a rate reduction of $19.9 million. The Commission issued a final order to reduce rates by $8.3 million effective January 19, 2000. We filed a $9.8 million Minnesota gas case and placed interim rates in effect on October 1, 2000. We expect hearings to be held in March 2001. We filed a $14.2 million Kansas electric rate case in December 2000. We expect hearings to be held in June 2001.

      We filed for a rate increase in Alberta of about $13 million along with an application for a performance-based rate-setting mechanism. We expect hearings to begin in late February 2001.

Other

The company is subject to various legal proceedings and claims that arise in the ordinary course of business operations. We do not expect the amount of liability, if any, from these actions to materially affect our consolidated financial position or results of operations.

-------------------------------------------------------------------------------
Note 16: Segment Information
-------------------------------------------------------------------------------

A. BUSINESS LINES

                                         Year Ended December 31,
                            -----------------------------------------------
Dollars in millions              2000                     1999          1998
---------------------------------------------------------------------------
Sales:
Networks--
  United States             $ 2,053.6      7.1%      $ 1,578.8     $ 1,492.2
  International                 492.4      1.7           309.2         144.5
---------------------------------------------------------------------------
Total Networks                2,546.0      8.8         1,888.0       1,636.7
---------------------------------------------------------------------------
Energy Merchant              26,424.4     91.2        16,730.0      10,925.8
Services                          4.5       --              --            --
Corporate and other                --       --             3.5            .9
---------------------------------------------------------------------------
TOTAL                       $28,974.9    100.0%      $18,621.5     $12,563.4


--------------------------------------------------------------------------------
2000 ANNUAL REPORT                                         53 - UTILICORP UNITED

                                                    Year Ended December 31,
                                         --------------------------------------------------
Dollars in millions                         2000                      1999          1998
-------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES:
-------------------------------------------------------------------------------------------
Networks--
  United States                           $180.5        33.5%       $195.1        $217.8
  International                            158.0        29.2         129.9         111.0
-------------------------------------------------------------------------------------------
Total Networks                             338.5        62.7         325.0         328.8
-------------------------------------------------------------------------------------------
Energy Merchant                            191.1        35.4          79.7          36.8
Services                                    35.1         6.5          13.2            --
Corporate and other                        (24.7)       (4.6)         (3.9)        (14.2)
-------------------------------------------------------------------------------------------
TOTAL                                     $540.0       100.0%       $414.0        $351.4
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


                                                    Year Ended December 31,
                                         --------------------------------------------------
Dollars in millions                         2000                      1999          1998
-------------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION EXPENSE:
Networks--
  United States                           $121.0        53.8%       $115.3        $109.3
  International                             45.5        20.2          42.2          10.7
-------------------------------------------------------------------------------------------
Total Networks                             166.5        74.0         157.5         120.0
-------------------------------------------------------------------------------------------
Energy Merchant                             48.8        21.7          39.1          29.8
Services                                     8.3         3.7            --            --
Corporate and other                          1.4          .6          (2.9)           .2
-------------------------------------------------------------------------------------------
TOTAL                                     $225.0       100.0%       $193.7        $150.0
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                                                         December 31,
                                         --------------------------------------------------
Dollars in millions                             2000                        1999
-------------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:
Networks--
  United States                           $ 2,768.0         19.7%       $2,042.3
  International                             2,285.4         16.2         1,792.1
-------------------------------------------------------------------------------------------
Total Networks                              5,053.4         35.9         3,834.4
-------------------------------------------------------------------------------------------
Energy Merchant                             7,798.5         55.2         3,089.1
Services                                      879.4          6.2           320.6
Corporate and other                           384.3          2.7           294.5
-------------------------------------------------------------------------------------------
TOTAL                                     $14,115.6        100.0%       $7,538.6
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
54 - UTILICORP UNITED                                         2000 ANNUAL REPORT

                                                    Year Ended December 31,
                                            ------------------------------------------
Dollars in millions                         2000                     1999        1998
--------------------------------------------------------------------------------------
Capital Expenditures:
Networks--
  United States                            $145.6        39.6%      $130.2      $101.8
  International                              24.2         6.6         23.0        12.5
Total Networks                              169.8        46.2        153.2       114.3
Energy Merchant                              68.4        18.6         61.3        33.8
Services                                    104.3        28.4           --          --
Corporate and other                          24.8         6.8         39.0        48.8
--------------------------------------------------------------------------------------
Total                                      $367.3       100.0%      $253.5      $196.9
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

B. Geographical Information (a)

                                                    Year Ended December 31,
                                            ------------------------------------------
Dollars in millions                         2000                     1999        1998
--------------------------------------------------------------------------------------
Sales:
United States                           $22,675.2        78.3%    $15,348.5  $10,924.8
Canada                                    4,357.9        15.0       2,381.8    1,222.4
Other international                       1,941.8         6.7         891.2      416.2
--------------------------------------------------------------------------------------
Total                                   $28,974.9       100.0%    $18,621.5  $12,563.4
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

                                                    Year Ended December 31,
                                            ------------------------------------------
Dollars in millions                                  2000                 1999
--------------------------------------------------------------------------------------
Long-Lived Assets:
United States                                    $2,834.9     77.6%     $2,857.6
Canada                                              777.2     21.2         224.1
New Zealand                                            --       --         563.6
Other international                                  42.8      1.2          19.8
--------------------------------------------------------------------------------------
Total                                            $3,654.9    100.0%     $3,665.1
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

(a) Canadian sales and long-lived assets include Aquila's Canadian operations and various small Canadian gas marketing companies.


--------------------------------------------------------------------------------
55 - UTILICORP UNITED                                         2000 ANNUAL REPORT

-------------------------------------------------------------------------------
NOTE 17:  MERGERS, ACQUISITIONS AND DIVESTITURES
-------------------------------------------------------------------------------

EMPIRE DISTRICT ELECTRIC COMPANY

On January 2, 2001, we notified The Empire District Electric Company that we were terminating our merger agreement with them. Under the terms of the agreement, either company could terminate the deal if regulatory approvals of the merger were not obtained by December 31, 2000. As of December 31, 2000, the Arkansas Public Service Commission had rejected the merger application and the Kansas Corporation Commission had not acted on our application.

ST. JOSEPH LIGHT & POWER COMPANY

Effective December 31, 2000, St. Joseph Light & Power Company (SJL&P) merged with us. Under the agreement, SJL&P shareholders received $23.00 in UtiliCorp common shares for each SJL&P common share held. We issued approximately 6.6 million shares of UtiliCorp common stock with a total value of $190.2 million in connection with this merger. We also assumed short-term debt of $23.6 million and long-term debt of $68.1 million. We accounted for the transaction as a purchase.

PROPOSED AQUILA STOCK OFFERING

In December 2000, we announced our current intention to offer approximately 20% of Aquila's stock to the public in an initial public offering.

GPU INTERNATIONAL

On December 22, 2000, Aquila purchased GPU International, a company holding interests in six independent U.S.-based generating plants, for $225 million. We accounted for the transaction as a purchase.

ALINTAGAS

On October 17, 2000, we closed on our $166 million joint acquisition with United Energy Limited of a 45% cornerstone interest in AlintaGas Limited, a gas distribution utility in Western Australia. We funded one-half of the purchase price primarily through short-term borrowings. The remaining 55% of the shares of AlintaGas were sold to the Australian public in a share float on October 17, 2000. UtiliCorp owns approximately 34% of United Energy.

INITIAL PUBLIC OFFERING--UECOMM LIMITED

In September 2000, Uecomm Limited (UEC), formerly a wholly owned subsidiary of United Energy Limited, sold 34% of its common stock to the public, reducing United Energy's ownership share of UEC to 66%. As a result, we recorded a $44 million gain in "Equity in Earnings of Investments and Partnerships" from the initial public offering.

TRANSALTA ASSETS

On August 31, 2000, we completed our acquisition of TransAlta Corporation's Alberta-based electricity distribution and retail assets for approximately $480 million. We operate this business as UtiliCorp Networks Canada (Alberta) Ltd. On November 28, 2000, we sold the retail assets to Epcor, an Edmonton-based utility, for approximately $75 million.

PULSE ENERGY

On June 30, 2000, United Energy and Energy Partnership (Ikon Energy Pty Ltd) closed a transaction that resulted in the formation of Pulse Energy, a joint venture with Shell Australia Ltd and Woodside Energy Ltd. United Energy contributed its electric retail customers in exchange for $210 million and Ikon contributed its gas retail customers in exchange for $281 million. United Energy and Ikon each loaned Pulse $70 million, and hold a combined 50% ownership of Pulse.

SALE OF RETAIL MARKETING

In January 2000, we sold our retail gas marketing business for $14 million.

SALE OF WEST VIRGINIA POWER DIVISION

On September 9, 1999, we agreed to sell our West Virginia Power division to Allegheny Energy, Inc. for $75 million. The sale closed on December 31, 1999 and resulted in a 1999 fourth quarter gain of $4.5 million. In addition to the sale of West Virginia Power's electric and natural gas distribution assets, we entered into a separate agreement for Allegheny to purchase Appalachian Electric Heating, our heating and air conditioning service business in West Virginia.

AQUILA GAS PIPELINE TENDER OFFER

On May 7, 1999, approximately 3.4 million shares of Aquila Gas Pipeline Corporation (AQP) were tendered to us at $8.00. The 3.4 million shares together with the 24.0 million shares already held represented 93% of AQP's total shares outstanding. All remaining shares not tendered were converted in a "short-form" merger into a right to receive $8.00 per share. Upon completion of the short-form merger on May 14, 1999, AQP ceased being a publicly traded company and became wholly owned by Aquila, Inc.

MULTINET/IKON

In March 1999, we acquired a 25.5% equity interest in two Melbourne-area gas businesses, the Multinet gas distribution utility and the Ikon Energy gas retail sales business, for $224 million. These investments are accounted for under the equity method.

NATURAL GAS STORAGE FACILITY

On March 29, 1999, we agreed to purchase Western Gas Resources Storage Inc. The $100 million cash transaction increased our ownership and control of strategically located natural gas storage assets. The 2,400-acre subsurface facility in Katy, Texas has a storage capacity of 20 billion cubic feet. The purchase closed on May 3, 1999.

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

--------------------------------------------------------------------------------
56 - UTILICORP UNITED                                         2000 ANNUAL REPORT

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

     In November 1998, Power New Zealand agreed to purchase the electric line assets of neighboring power company TrustPower Limited for approximately $261 million. The assets became part of a greater network, which includes parts of metropolitan Auckland and other areas in the central and southern regions of New Zealand's North Island. The TrustPower transaction closed in January 1999. Completion of the TransAlta and TrustPower transactions created the country's largest electricity distribution network.

     On March 22, 2000, we expanded our presence in the New Zealand energy market by announcing an agreement to purchase the natural gas distribution network and North Island contracting business of Orion New Zealand Limited for about $274 million. The transaction had an effective date of April 1, 2000.

On June 30, 2000, we sold a portion of our New Zealand investment to a private equity investor (minority shareholder) that reduced our effective ownership in UnitedNetworks to about 62%. In connection with the transaction we granted the minority shareholder participation and protective rights and therefore no longer consolidate our New Zealand operations for financial statement purposes.

INITIAL PUBLIC OFFERING--UNITED ENERGY LIMITED

In May 1998, United Energy Limited (UEL) sold 42% of its common stock to the Australian public. As a result, we recorded a $45.3 million gain. The partial sale to the public reduced our effective ownership of UEL to 29%.

Concurrent with UEL's stock offering, we bought an additional 5% in UEL from another company to bring our ownership to 34%. The management agreement between UEL and UtiliCorp remains in place.

PRO FORMA OPERATING RESULTS

The following reflects our results for the three years ended December 31, 2000, assuming significant acquisitions during the year ended December 31, 2000 occurred as of the beginning of each of the respective periods:

                                                         (Unaudited)
                                                   Year Ended December 31,
                                            ------------------------------------
Dollars in millions, except per share         2000         1999         1998
--------------------------------------------------------------------------------
Sales                                      $29,418.2    $19,206.0    $13,143.4
Net income                                     243.1        185.9        160.2
Diluted earnings per
  common share                                 $2.42        $1.88        $1.83
--------------------------------------------------------------------------------

    The pro forma results of operations are not necessarily indicative of the actual results that would have been obtained had we made the acquisitions at the beginning of the respective periods, or of results which may occur in the future. The 2000 pro forma operating results include certain unusually large mark-to-market gains. The pro forma operating results do not include adjustments for synergies or other adjustments to the business operations.

-------------------------------------------------------------------------------
NOTE 18:  QUARTERLY FINANCIAL DATA  (UNAUDITED)
-------------------------------------------------------------------------------

Financial results for interim periods do not necessarily indicate trends for any 12-month period. Quarterly results can be affected by the timing of acquisitions, the effect of weather on sales, and other factors typical of utility operations and energy related businesses.

                                                 2000 Quarters                                  1999 Quarters
                                    ----------------------------------------       -----------------------------------------
    In millions, except per share   First   Second       Third        Fourth       First       Second     Third     Fourth
----------------------------------------------------------------------------------------------------------------------------
    Sales                         $4,749.7  $5,770.9     $8,085.5     $10,368.8    $3,801.0   $3,970.1   $6,464.2   $4,386.2
    Gross profit                     317.9     323.2        267.8         519.8       282.9      273.0      289.1      311.8
    Net income                        54.4      29.3         74.9          48.2        51.9       24.8       42.5       41.3
    Earnings per common share:*
    Basic                             $.59      $.32         $.80          $.51        $.57       $.27       $.46       $.45
    Diluted                            .59       .31          .80           .50         .57        .27        .46        .45
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
    Cash dividend per common share    $.30      $.30         $.30          $.30        $.30       $.30       $.30       $.30
    Market price per common share:
    High                            $20.06    $21.88       $28.50        $31.31      $23.58     $25.13     $24.56     $22.00
    Low                              15.19     17.31        19.88         23.94       22.44      22.63      21.00      19.00
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

* The sum of the quarterly earnings per share amounts may differ from that reflected in Note 1 due to the weighting of common shares outstanding during each of the respective periods.

--------------------------------------------------------------------------------
57 - UTILICORP UNITED                                         2000 ANNUAL REPORT

-------------------------------------------------------------------------------
REPORT OF MANAGEMENT
-------------------------------------------------------------------------------

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

Robert F. Jackson, Jr.
Audit Committee Chairman

Peter Lowe
Senior Vice President
and Chief Financial Officer

-------------------------------------------------------------------------------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
-------------------------------------------------------------------------------

To the Board of Directors and
Shareholders of UtiliCorp
United Inc.:

We have audited the accompanying consolidated balance sheets of UtiliCorp United Inc. and subsidiaries at December 31, 2000 and 1999 and the related consolidated statements of income, common shareholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UtiliCorp United Inc. and subsidiaries at December 31, 2000 and 1999 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP
Kansas City, Missouri
February 5, 2001

--------------------------------------------------------------------------------
58 - UTILICORP UNITED                                         2000 ANNUAL REPORT

-------------------------------------------------------------------------------
NETWORK STATISTICS--NORTH AMERICA
-------------------------------------------------------------------------------

                                      10-Year
                                  Average Annual
Dollars in millions                 Growth Rate           2000                    1999           1998
-----------------------------------------------------------------------------------------------------------
    ELECTRIC OPERATIONS
    SALES:
      Residential                     8.0%             $  309.8        28.2%       $270.5        $279.1
      Commercial                     10.9%                222.3        20.1         179.8         179.4
      Industrial                     23.1%                287.4        26.0          84.9          83.0
      Other                          20.3%                284.0        25.7         227.3         162.1
-----------------------------------------------------------------------------------------------------------
    TOTAL SALES                      13.8%             $1,103.5       100.0%       $762.5        $703.6
-----------------------------------------------------------------------------------------------------------
    MWH sales (000's):
      Residential                    7.2%                 4,770        21.0%        4,072         4,104
      Commercial                    11.4%                 4,036        17.7         3,133         3,069
      Industrial                    22.8%                 7,992        35.1         2,101         2,041
      Other                         16.4%                 5,966        26.2         5,344         5,809
-----------------------------------------------------------------------------------------------------------
    TOTAL MWH SALES                 14.1%                22,764       100.0%       14,650        15,023
-----------------------------------------------------------------------------------------------------------
    CUSTOMERS AT YEAR END:
      Residential                   11.6%               677,875        74.4%      400,128       396,912
      Commercial                    13.9%               102,630        11.3        57,442        57,178
      Industrial                    60.9%                20,881         2.3           354           339
      Other                         13.7%               110,017        12.0         4,655         4,614
-----------------------------------------------------------------------------------------------------------
    TOTAL CUSTOMERS                 12.3%               911,403       100.0%      462,579       459,043
-----------------------------------------------------------------------------------------------------------
    GENERATION MIX:
      Coal                                                 69.1%                     74.4%        73.6%
      Natural gas and oil                                  12.4                      12.7         14.5
      Hydro                                                18.5                      12.9         11.9
-----------------------------------------------------------------------------------------------------------
    TOTAL                                                 100.0%                    100.0%       100.0%
-----------------------------------------------------------------------------------------------------------
    GENERATING CAPABILITY (MW):
      Coal                                                1,174        51.3%          895          888
      Natural gas and oil                                   912        39.8           802          792
      Hydro                                                 203         8.9           205          205
-----------------------------------------------------------------------------------------------------------
    TOTAL GENERATING CAPABILITY                           2,289       100.0%        1,902        1,885
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
    GAS OPERATIONS
    SALES:
      Residential                    7.1%                $516.3        62.5%       $398.1        $379.4
      Commercial                     5.8%                 213.8        25.9         161.7         161.2
      Industrial                    (7.1%)                 43.4         5.2          29.3          34.1
      Other                          5.7%                  53.0         6.4          49.1          47.7
-----------------------------------------------------------------------------------------------------------
    TOTAL SALES                      5.1%                $826.5       100.0%       $638.2        $622.4
-----------------------------------------------------------------------------------------------------------
    MCF SALES (000'S):
      Residential                    3.2%                72,648        30.1%       70,082        66,564
      Commercial                     1.4%                34,247        14.2        33,418        33,228
      Industrial                   (11.6%)                8,247         3.4         7,305         8,631
      Other                        (10.7%)                  607          .2         1,334         1,088
-----------------------------------------------------------------------------------------------------------
    TOTAL MCF SALES                   .2%               115,749        47.9       112,139       109,511
    Gas transportation               2.8%               125,959        52.1       135,692       140,499
-----------------------------------------------------------------------------------------------------------
    TOTAL SALES AND TRANSPORTATION   1.5%               241,708       100.0%      247,831       250,010
-----------------------------------------------------------------------------------------------------------
    CUSTOMERS AT YEAR END:
      Residential                    4.3%               773,017        89.6%      771,266       761,650
      Commercial                     3.0%                77,319         9.0        74,200        77,971
      Industrial                    (4.2%)                2,361          .3         1,376         1,982
      Other                         33.2%                10,019         1.1         8,665         9,986
-----------------------------------------------------------------------------------------------------------
    TOTAL CUSTOMERS                  4.2%               862,716       100.0%      855,507       851,589
-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
59 - UTILICORP UNITED                                         2000 ANNUAL REPORT

-------------------------------------------------------------------------------
SELECTED 11-YEAR FINANCIAL DATA (A)
-------------------------------------------------------------------------------

                                                10-Year
                                            Average Annual
Dollars in millions                           Growth Rate        2000           1999        1998            1997
---------------------------------------------------------------------------------------------------------------------
    STATEMENT OF INCOME
    TOTAL SALES                             41.8%          $28,974.9       $18,621.5     $12,563.4     $8,926.3
    Total cost of sales                     49.7%           27,546.2        17,464.7      11,596.0      7,972.0
---------------------------------------------------------------------------------------------------------------------
    GROSS PROFIT                            13.7%            1,428.7         1,156.8         967.4        954.3
    Total expenses                          13.2%              888.7           742.8         616.0        595.2
---------------------------------------------------------------------------------------------------------------------
    EARNINGS BEFORE INTEREST AND TAXES      14.7%              540.0           414.0         351.4        359.1
    Total interest expense                  13.3%              215.0           185.3         132.6        135.3
    Income taxes                            17.0%              118.2            68.2          86.6         89.7
---------------------------------------------------------------------------------------------------------------------
    EARNINGS BEFORE EXTRAORDINARY ITEMS
       AND EFFECTS OF ACCOUNTING CHANGES    15.2%              206.8           160.5         132.2        134.1
    Extraordinary items and effects of
       accounting changes                                         --              --            --         12.0
---------------------------------------------------------------------------------------------------------------------
    Net income                              15.2%              206.8           160.5         132.2        122.1
    Preference and preferred dividends                            --              --            --           .3
---------------------------------------------------------------------------------------------------------------------
    EARNINGS AVAILABLE FOR COMMON SHARES    17.1%            $ 206.8         $ 160.5       $ 132.2      $ 121.8
---------------------------------------------------------------------------------------------------------------------
    COMMON STOCK DATA
    Diluted earnings per common share        6.8%             $ 2.21          $ 1.75        $ 1.63       $ 1.51
    Return on average common equity          2.3%              13.46%          10.80%        11.43%       10.27%
    Cash dividends paid per common share     2.1%             $ 1.20          $ 1.20        $ 1.20       $ 1.17
    Book value per common share at year      4.7%              17.94           16.34         15.83        14.43
      end
    Market price of common stock at year     8.6%              31.00           19.44         24.46        25.87
      end
---------------------------------------------------------------------------------------------------------------------
    CAPITALIZATION
    Common shareholders' equity                             $1,799.6        $1,525.4      $1,446.3     $1,163.6
    Preference and preferred stock                                --              --            --           --
    Company-obligated preferred securities                     450.0           350.0         100.0        100.0
    Short-term debt                                            501.0           248.9         235.6        113.8
    Long-term debt (b)                                       2,397.6         2,245.1       1,625.4      1,508.9
---------------------------------------------------------------------------------------------------------------------
    TOTAL CAPITALIZATION                                    $5,148.2        $4,369.4      $3,407.3     $2,886.3
---------------------------------------------------------------------------------------------------------------------
    CAPITALIZATION RATIOS:
    Common shareholders' equity                                 35.0%           34.9%         42.5%        40.3%
    Preference and preferred stock                                --              --            --           --
    Company-obligated preferred securities                       8.7             8.0           2.9          3.5
    Short-term debt                                              9.7             5.7           6.9          3.9
    Long-term debt (b)                                          46.6            51.4          47.7         52.3
---------------------------------------------------------------------------------------------------------------------
    TOTAL                                                      100.0%          100.0%        100.0%        100.0%
---------------------------------------------------------------------------------------------------------------------
    DEBT RATINGS
    Fitch (c)                                                  BBB              BBB           BBB           BBB
    Moody's Investors Service                                  Baa3             Baa3          Baa3          Baa3
    Standard and Poor's Corporation                            BBB              BBB           BBB           BBB
---------------------------------------------------------------------------------------------------------------------

    (a) Amounts prior to 1998 may not reflect reclassifications to conform to the 2000 presentation, and may not consistently reflect changes in accounting policies that may have occurred during the eight years prior to 1998.
    (b) Includes current maturities.
    (c) In June 2000, Fitch merged with Duff & Phelps Corporation, which provided the ratings in prior years.


--------------------------------------------------------------------------------
60 - UTILICORP UNITED                                         2000 ANNUAL REPORT


          1996           1995            1994           1993          1992           1991          1990
---------------------------------------------------------------------------------------------------------------
         $4,332.3     $2,792.6       $2,398.1        $2,746.1       $1,298.9      $1,075.2       $   883.5
          3,420.3      1,886.1        1,575.8         1,960.6          707.5         549.9           488.4
---------------------------------------------------------------------------------------------------------------
            912.0        906.5          822.3           785.5          591.4         525.3           395.1
            585.8        652.9          582.3           578.6          407.8         321.6           258.2
---------------------------------------------------------------------------------------------------------------
            326.2        253.6          240.0           206.9          183.6         203.7           136.9
            139.7        121.8           93.5            90.5           99.1          82.5            61.8
             80.7         52.0           52.1            30.0           31.6          43.6            24.7
---------------------------------------------------------------------------------------------------------------
            105.8         79.8           94.4            86.4           52.9          77.6            50.4

               --           --             --              --             --            --              --
---------------------------------------------------------------------------------------------------------------
            105.8         79.8           94.4            86.4           52.9          77.6            50.4
              2.1          2.1            3.0             6.9            6.9           7.8             7.9
---------------------------------------------------------------------------------------------------------------
         $  103.7      $  77.7        $  91.4          $ 79.5         $ 46.0        $ 69.8         $  42.5
---------------------------------------------------------------------------------------------------------------

           $ 1.46      $  1.14        $  1.37         $  1.28         $  .87        $ 1.51         $  1.15
            10.31%        8.40%         10.24%           9.84%          6.93%        13.32%          10.69%
           $ 1.17      $  1.15        $  1.13         $  1.08        $  1.07        $ 1.03         $   .97
            14.50        13.73          13.49           13.51          12.44         12.79           11.33
            18.00        19.59          17.67           21.17          18.42         19.00           13.59
---------------------------------------------------------------------------------------------------------------
         $1,158.0     $  946.3        $ 906.8         $ 851.7        $ 661.1       $ 660.7        $  477.5
             25.0         25.4           25.4            83.9           95.1          97.1            97.2
            100.0        100.0             --              --             --            --              --
            252.0        288.6          182.4            70.0          230.9         111.0            48.7
          1,496.4      1,370.5        1,115.7         1,011.5          896.7         931.6           679.3
---------------------------------------------------------------------------------------------------------------
         $3,031.4     $2,730.8       $2,230.3        $2,017.1      $ 1,883.8     $ 1,800.4       $ 1,302.7
---------------------------------------------------------------------------------------------------------------

             38.2%        34.7%          40.7%          42.2%           35.1%         36.7%          36.7%
               .8           .9            1.1            4.2             5.0           5.4            7.5
              3.3          3.7             --             --              --            --             --
              8.3         10.6            8.2            3.5            12.3           6.2            3.7
             49.4         50.1           50.0           50.1            47.6          51.7           52.1
---------------------------------------------------------------------------------------------------------------
            100.0%       100.0%         100.0%         100.0%          100.0%        100.0%        100.0%
---------------------------------------------------------------------------------------------------------------

            BBB           BBB             BBB            BBB            BBB            BBB           BBB
            Baa3          Baa3            Baa3           Baa3           Baa2           Baa2          Baa2
            BBB           BBB             BBB            BBB            BBB            BBB-          BBB-
---------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
61 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------
INVESTOR INFORMATION
--------------------------------------------------------------------------------
WWW.UTILICORP.COM

Information you'll find on our web site includes our news releases, annual reports, live stock quotes, audio and video of management presentations, documents filed with the Securities and Exchange Commission such as Forms 10-K and 10-Q, and information about our products and services.

     Links make it easy to visit the home pages of our business units. From time to time we also provide live webcasts of presentations to the investment community.

     For the quickest way to stay informed, sign up through the web site to receive dividend information, press releases, meeting notices and other types of information by e-mail as soon as they are released.

ANNUAL MEETING

We will hold our 2001 annual meeting of UtiliCorp shareholders in Kansas City, Missouri at 2:00 p.m. on Wednesday, May 2 at the Westin Crown Center Hotel, One Pershing Road. We will host a reception with light refreshments before the meeting, beginning at 1:00 p.m.

     You can file your proxy for the annual meeting electronically. See page 63 for details on this easy process. We also encourage you to help us reduce costs and save trees by signing up to receive your future annual reports electronically instead of by mail.

STOCK LISTINGS

The common shares of UtiliCorp United Inc. are listed on the New York, Pacific and Toronto stock exchanges. The company's trading symbol is UCU. At the end of 2000, UtiliCorp had approximately 120,000 common shareholders and about 100.4 million shares outstanding.

     On February 22, 2001, we announced our intention to issue 10 million shares of UtiliCorp common stock. We expect to complete the offering in March 2001.

     Sources of current investment research on UtiliCorp securities are shown on page 22.

     Shares of UnitedNetworks Limited, which is 62 percent owned by UtiliCorp, are traded on the New Zealand Stock Exchange under the symbol UNL.NZ. Shares of United Energy Limited, 34 percent owned by UtiliCorp, are traded on the Australian Stock Exchange (ASE) under the symbol UEL.AX. Shares of Uecomm Limited, 66 percent owned by UnitedEnergy, are also traded on the ASE under the symbol UEC.AX.

     UtiliCorp's Aquila, Inc. subsidiary expects to complete an initial public offering of common shares (approximately 20 percent of Aquila's shares outstanding) in the first or second quarter of 2001. The shares will trade on the New York Stock Exchange under the symbol ILA.

DIVIDEND REINVESTMENT AND DIRECT PURCHASES

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

- Other options include partial reinvestment of dividends, electronic payment for cash purchases, and safekeeping of share certificates. n The plan prospectus explains all of these points in full detail. You may download the prospectus and an enrollment form from www.utilicorp.com; or call 1-800-884-5426 toll-free to have them come by mail.

SHAREHOLDER INQUIRIES

Our transfer agent is First Chicago Trust Company, a division of EquiServe. Please call them for answers to questions about your account, including dividend payments, the Dividend Reinvestment and Common Stock Purchase Plan, direct deposit service or the transfer of shares.

    Here is how to reach them:
---------------------------------------------------
    Toll-free..............1-800-UTILICO (884-5426)
    From outside the
      United States........201-324-0498
    Hearing-impaired.......201-222-4955
    Internet...............www.equiserve.com
---------------------------------------------------

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

--------------------------------------------------------------------------------
62 - UTILICORP UNITED                                         2000 ANNUAL REPORT

ELECTRONIC PROXY VOTING

    There are several ways to cast your proxy vote. Each proxy card contains instructions and a personal security number to allow you to vote over the telephone or via the Internet.

    You may vote by telephone using a toll-free number. Just follow the voice prompts to vote on each issue shown on the proxy card. This takes only minutes. You may also vote online by accessing our secure UtiliCorp shareholder voting site. The web address and instructions are shown on your 2001 proxy card.

    When you vote online, you can also sign up to receive all future proxy materials, annual meeting notices and annual reports electronically. When doing this, you will be prompted to supply your e-mail address.

ONLINE ACCOUNT ACCESS

     You can review your UtiliCorp stock account over the Internet, using your personal identification number (PIN). To access your account, log on to www.equiserve.com and choose the Account Access menu. Then use the account number shown on your statement. We provide your PIN on your June account statement each year. You may also request a new PIN at www.equiserve.com under Account Access, or by calling 1-800-UTILICO (884-5426).

    This service allows you to check the current share price and total value of your account, obtain certificates for your shares, enter requests to sell shares, or request investment plan information. It is available 24 hours a day.

SHAREHOLDER INFORMATION LINE

Our current stock price, news releases and other UtiliCorp information are accessible by dialing a toll-free number-- 1-888-UCU-2000. By following the voice prompts, you can also get information about our shareholder services and transfer agent.

-------------------------------------------------------------------------------
CORPORATE LEADERSHIP
-------------------------------------------------------------------------------

                                                                                              Age / Year
                                                                                            Joined Company
------------------------------------------------------------------------------------------------------------
    Richard C. Green, Jr.    Chairman of the Board and Chief Executive Officer               46 / 1976
    Robert K. Green          President and Chief Operating Officer; Chairman,
                             Aquila, Inc.                                                    39 / 1988
    James G. Miller          Senior Vice President; Chief Executive Officer, U.S. Utility    52 / 1983
    Keith Stamm              Chief Executive Officer, Aquila, Inc.                           40 / 1983
    Ed Mills                 President and Chief Operating Officer, Aquila, Inc.             41 / 1993
    Jon R. Empson            Senior Vice President, Regulatory, Legislative and              55 / 1978
                             Environmental Services
    Peter Lowe               Senior Vice President and Chief Financial Officer               48 / 1999
    Sally C. McElwreath      Senior Vice President, Corporate Communications                 60 / 1994
    Leo E. Morton            Senior Vice President and Chief Administrative Officer          55 / 1994
    Leslie J. Parrette, Jr.  Senior Vice President and General Counsel                       39 / 2000
    C. E. Payne, Jr.         Senior Vice President and Chief Risk Officer                    50 / 1995
    R. Paul Perkins          Senior Vice President, Corporate Development                    58 / 1994
    Dale J. Wolf             Vice President, Finance and Corporate Secretary                 61 / 1962
------------------------------------------------------------------------------------------------------------
    INTERNATIONAL
    Donald G. Bacon          Chief Executive Officer, United Energy Limited;                 63 / 1993
                             Chairman, West Kootenay Power
    Robert B. Browning       Chief Executive Officer, AlintaGas Limited                      46 / 1993
    Robert W. Holzwarth      President and Chief Executive Officer, UtiliCorp Networks       53 / 1993
                             Canada
    Dan W. Warnock           Chief Executive Officer, UnitedNetworks Limited                 41 / 1988


--------------------------------------------------------------------------------
63 - UTILICORP UNITED                                         2000 ANNUAL REPORT

CORPORATE GOVERNANCE
BOARD OF DIRECTORS

Diverse strengths and professional backgrounds equip UtiliCorp's outside directors to serve the company well.

UtiliCorp's leaders are able to obtain objective counsel from the company's outside directors. That guidance helps ensure that management makes sound business decisions. The members of the UtiliCorp Board have a broad range of professional experience and backgrounds, including retail products and services, higher education, banking and finance, risk management and utility regulation.

     The Board was very sorry to lose the counsel of Ronald T. LeMay, president and chief operating officer of Sprint Corporation, in May 2000. As we announced at last year's annual shareholder meeting, he decided not to seek reelection as a UtiliCorp director in order to avrest. When he joined the Board in 1999, our domestic and international telecommunications interests were not as large or as strategrest. When he joined the Board in 1999, our domestic and international telecommunications interests were not as large or as strategic as they are today. His departure reduced the Board's membership to nine directors.

--------------------------------------------------------------------------------

                                    [PHOTOS]

Richard C. Green, Jr. 46; a director since 1982. Chief executive officer since 1985 and chairman of the board since 1989. Joined the company in 1976 and held various positions in network operations, legal affairs, treasury and finance prior to becoming executive vice president in 1982. Launched the company's growth strategy in 1985 and formed UtiliCorp United from Missouri Public Service Company.

John R. Baker 74; a director since 1971. Retired as UtiliCorp vice chairman of the board in 1995; 43 years as an employee included many different positions in accounting, finance and corporate development. Played a key role in UtiliCorp's successful merger and acquisition program during his tenure as senior vice president, corporate development, 1985-91.

Herman Cain 55; a director since 1992. Chief executive officer of T.H.E. Inc., a leadership consulting company, and chairman of the board of Godfather's Pizza, Inc., Omaha, NE. Former chief executive officer and president of the National Restaurant Association, and a former director of the Federal Reserve Bank, Kansas City.

Robert K. Green 39; a director since 1993. President and chief operating officer since 1996. Also chairman of Aquila, Inc., United Energy Limited, and UnitedNetworks Limited. Served as UtiliCorp executive vice president, 1993-96; president of the Missouri Public Service division, 1991-96; other executive positions, 1989-91. Practiced law, 1987-89.

Irvine O. Hockaday, Jr. 64; a director since 1995. President and CEO of Hallmark Cards, Inc., Kansas City, MO; joined Hallmark in 1983. Previously president and CEO of Kansas City Southern Industries, Inc. (rail transportation and financial services). Practiced law prior to joining KCSI in 1968. A former chairman of the Federal Reserve Bank, Kansas City.


--------------------------------------------------------------------------------
64 - UTILICORP UNITED                                         2000 ANNUAL REPORT

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Committees of the Board
Committee chairmen are underlined.

Executive Committee: R.C. Green, R.K. Green, R.F. Jackson and Kline.

When the Board is not in session, exercises the Board's authority to the extent delegated by the Board.

Audit Committee: R.F. Jackson, Ikenberry and S.A. Jackson.

Reviews management's selection of independent accountants and makes recommendation to the Board; reviews and approves audit plans, accounting policies, financial statements and reporting, and internal audit reports and controls.

Compensation Committee: Hockaday, Cain and Ikenberry.

Reviews policies, practices and procedures covering compensation of key employees; establishes and administers compensation programs and plans.

Nominating Committee: Cain, Baker, Hockaday, Ikenberry and S.A. Jackson.

Considers and recommends nominees for director, including those nominated by shareholders.

Pension and Benefits Committee: Baker, R.K. Green and R.F. Jackson.

Establishes and administers the retirement plan and certain other employee benefit plans.

--------------------------------------------------------------------------------

                                    [PHOTO]

Dr. Stanley O. Ikenberry 66; a director since 1993. President, American Council on Education, Washington, DC (association of American institutions of higher learning) since 1996. Previously president, the University of Illinois, Urbana, IL, 1979-95. Prior posts include senior vice president, The Pennsylvania State University and administrative and research positions at West Virginia University and Michigan State University.

Robert F. Jackson, Jr. 75; a director since 1981. Retired in 1985 as president of CharterCorp of Kansas City, MO, a bank holding company comprised of 26 affiliate banks in Missouri (through mergers, now Bank of America Corporation); long career in banking included a number of executive positions and service as a director of banks and banking associations.

Dr. Shirley Ann Jackson 54; a director since January 2000. President of Rensselaer Polytechnic Institute, Troy, NY. Chairman of the U.S. Nuclear Regulatory Commission, 1995-99. Professor of theoretical physics, Rutgers University, 1991-95. Prior positions include theoretical physics research at AT&T Bell Laboratories and research at Fermi National Accelerator Laboratory. Fellow of the American Academy of Arts and Sciences and the American Physical Society.

L. Patton Kline 72; a director since 1986. Retired as vice chairman of Marsh & McLennan, Incorporated, an international insurance brokerage company, New York, NY; held several other senior executive positions before becoming vice chairman. Previously president of Mann-Kline, an insurance brokerage firm which merged with Marsh & McLennan in 1969.

Avis Green Tucker 85; Director emeritus since May 2000; previously a director since 1973. Editor and publisher of The Daily Star-Journal (a daily newspaper), Warrensburg, Missouri. Became chairman of the board of directors of UtiliCorp's predecessor, Missouri Public Service Company, in 1982. Retired as UtiliCorp's chairman in 1989.


--------------------------------------------------------------------------------
ANNUAL REPORT 2000                                         UTILICORP UNITED - 65

                                 UTILICORP UNITED
                                        20 WEST NINTH STREET
                                        KANSAS CITY, MISSOURI 64105
                                        218 421 0600
                                        www.utilicorp.com