Form 10-K405, Exhibit 13
period 2001-12-31
AQUILA  INC
filed 2002-03-21
CIK 66960

AQUILA, INC.

[LOGO OF AQUILA]

[AQUILA LETTERHEAD]

RE: 2001 ANNUAL REPORT Investor Newsmagazine

Dear Aquila Shareholder:

So much has changed at your company in the past 12 months, we even have a new name. UtiliCorp United has become Aquila, Inc. Our stock now trades under the symbol ILA.

The collapse of our biggest wholesale competitor in December 2001 sent far-reaching shock waves throughout our industry and beyond. Our most important message to you is that, in spite of the economic downturn and the turmoil in our industry, AQUILA IS IN SOUND FINANCIAL CONDITION. As capital markets stabilize, our strong balance sheet provides room to maneuver. We intend to capitalize on opportunities to expand operations and gain market share as many of our peers sell assets to pay down debt and meet credit commitments.

Take a close look at the numbers in this report. They tell the story. Operating earnings per diluted share, excluding non-recurring items, were $2.44, up 17 percent from $2.08 in 2000. Earnings per diluted share including the non-recurring items were $2.42. At the end of 2001, our debt was 50 percent of total capitalization, and a month later it dropped to 42 percent, the lowest in many years. In (CONTINUED ON NEXT PAGE)

LETTER TO SHAREHOLDERS

[PHOTO OF RICHARD C. GREEN, JR. AND ROBERT K. GREEN]
- On January 1, 2002, the role of Aquila chief executive officer passed from Chairman Richard C. Green, Jr. (left) to President Robert K. Green, who had served as president and chief operating officer since 1996.

LETTER (CONTINUED FROM FRONT COVER)
January 2002, we completed the exchange offer that recombined the company with its wholesale energy and risk management subsidiary. We also completed an offering of 12.5 million common shares.

     Return on average common equity for 2001 was 11.7 percent, even while issuing more than $750 million in equity over the year. By that standard, 2001 was one of our two best years in the past ten. Average 12-month return on equity for our industry as of September 2001 was 10.5 percent.

     Our credit rating remains at investment grade. We are firmly committed to keeping it that way. Our ability to cover interest costs with cash flow is substantially higher than in recent years.

     Our systems and procedures for monitoring and controlling risk are recognized as among the best in the business. We apply these controls rigorously, both to limit the risk in our energy trading operations and to manage our exposure to credit risk from transactions with others.

     Our fundamental strategy is to manage our risk and transfer it to the capital markets. In 2001, two-thirds of our trading days were profitable and contributed to record earnings. Our credit risk management processes have performed exceptionally well, limiting our exposure to both the California energy crisis and the collapse of Enron to a level well below that of our peers.

OUR NEW LOOK
We'd like to point out the kaleidoscope symbol in the upper corner of our new letterhead. It coincides with adoption of our new name to mark the recombining of UtiliCorp and its subsidiary formerly known as Aquila, Inc., which we had partly spun off in April 2001. It also represents some of the company's key qualities that have contributed to our success.

     Much like a kaleidoscope, your company is continually developing new perspectives to create ever-expanding ways to serve our clients and customers. Our new logo symbolizes our belief that one of our most valuable abilities is to master change as a positive catalyst for growth.

THE AQUILA VALUES
We're committed to achieving a winning combination for our customers, shareholders and associates. While our core values define the rules of the game, we believe success is ensured when our associates possess the following characteristics:

-    Accountable, taking full ownership of what they do;

-    Best in class, performing at the highest possible level;

-    Creative in their efforts to arrive at win-win-win solutions; and

-    Driven in a relentless pursuit of results for our clients.

     Speaking of results, our expectations for performance both internally and externally have never been higher. Externally, we continue to innovate ahead of the competition and deliver superior solutions to our clients. Internally, we must be equally innovative in attracting and retaining the very best talent. Our performance-based culture celebrates and rewards excellence and demands that performance and behavior are aligned with our core values of integrity, respect and teamwork. People who can't meet these expectations are not a fit in our culture and business.

2001 FINANCIAL RESULTS
We had operating earnings per diluted share of $2.44 in 2001. Earnings per diluted share were $2.42 per share, after recording the following non-recurring items:

- An after-tax gain of $59 million, or $.51 per share, related to the April 2001 initial public offering of Aquila Merchant Services, Inc.;

- An after-tax expense of approximately $40 million, or $.34 per share, arising from trading and investment transactions involving Enron and its subsidiaries;

- $9.9 million, or $.09 per share, in after-tax expenses related to limiting the build-out of our communications network to only the Kansas City market;

- A charge of $11.5 million, or $.10 per share, related to asset valuation reserves required at international businesses.

     For the year 2000 we reported earnings of $2.21 per diluted share, which included a gain of $29 million, or $.30 per share, from the initial public offering of Uecomm, Ltd. in Australia, and after-tax impairments and other charges totaling $16.3 million, or $.17 per share.

     Sales in 2001 were $40.4 billion, up 39 percent from $29.0 billion in 2000. Earnings before interest and taxes (EBIT) were $704.7 million, up 31 percent from $540.0 million.

2                                                                    AQUILA 2001

DISAPPOINTING SHARE PRICE
In 2001, we had record earnings and met our growth targets, but our share price came under pressure. Over the past year, the equity markets have been turbulent. Many in our industry have revised their earnings guidance and come under intense scrutiny. While it is small consolation, on a relative basis our share price held up better than most in the current environment--it was off less than 20 percent while many of our peers suffered much greater declines. We continue to believe our performance ultimately will be rewarded in the financial markets.

THE NEW AQUILA, INC.
Nearly a year ago, we completed an initial public offering of 20 percent of our energy merchant subsidiary, today known as Aquila Merchant Services. It was our intent, if market conditions had remained favorable, to spin off the rest of that unit within a year to achieve a market valuation more in line with the higher price-earnings ratios which at the time were associated with energy merchants.

     Significant events in the energy merchant sector in mid to late 2001 resulted in your board's decision to buy back the Aquila Merchant shares sold in the offering. The board concluded that greater shareholder value could be obtained by recombining the financial strength of Aquila's Global Networks Group with the growth opportunities that lie ahead for the Merchant group. This was not a change in Aquila's competitive strategy, but rather a change in how we will finance the execution of that strategy.

     With the recombination already complete, finalizing our acquisition of Midlands Electricity in England (expected to occur in late March) will make this a very different company. About two-thirds of our projected earnings this year will be from energy merchant and risk management activities and from international network operations. All of those have higher returns and higher growth potential than our networks in the United States, which are the most regulated of all our businesses. Still, the Domestic Networks segment remains a stable base of earnings and cash flow.

MERCHANT ASSETS
While we see tremendous opportunity today to expand Merchant Services' operations, we also recognize that the markets for capital and credit are tightening. We evaluate all opportunities against three criteria. Each must enhance our strategy, achieve appropriate risk-adjusted financial returns, and not diminish our overall credit rating.

     Our philosophy is to have a balanced mix of assets that complements our trading and risk management activities. Currently, Aquila owns and operates 4,721 megawatts of generation capacity and 62.5 billion cubic feet (Bcf) of natural gas storage capacity, including projects under construction or in development.

     In 2001, Aquila Merchant Services invested $172 million to expand its generation portfolio, and with a partner it will invest $220 million in the second quarter of 2002 to acquire and develop a 12 Bcf gas storage facility in California.

     The Aries power plant began operation as scheduled during the summer of 2001 and construction began on four power plants which consist of one combined-cycle plant and three peaking plants. We expect three of these plants to be on line for the 2002 cooling season.

RISK MANAGEMENT SPECIALISTS
Another expanding market opportunity for our merchant business is in products and services specifically tailored to reduce the risk inherent in our clients' businesses. These risks, if unmanaged, can create volatility in our clients' financial results. For example, we can offer a utility client a combined product specifically tailored to reduce their financial exposure to generation outages, variations from normal weather patterns and fluctuations in natural gas or power costs.

     Our family of GuaranteedWeather(R) products offers solutions to many different industries that have their earnings at risk due to weather volatility. The demand for our products continues to increase, as companies realize they can stabilize earnings that are subject to weather volatility. The latest innovations target utilities, the agricultural market and the chemical fertilizer industry. Merchant Services has formed seven partnerships with leading reinsurance companies to create a global weather risk portfolio spanning 10 countries. Today we offer more than 20 risk management products and Aquila accounts for one third of the rapidly growing world market for weather derivatives.

[GRAPHIC]

     With 16 years of experience in risk management and our expertise in managing both merchant and network infrastructure assets, Aquila is ideally situated to take advantage of today's increasing convergence of the capital, commodity and insurance markets.

     Today we trade about 35 different commodities. New offerings include such things as hourly gas and global liquids. We have access to the gas transmission system as well as the electricity grid, enabling us to deliver gas or power nearly anywhere in North America with 30 minutes' notice.

     Aquila Merchant Services is well positioned in Europe. In 2001, we exited the retail business, transferred key personnel from North America and refocused our efforts on the wholesale market. We are leading there with the same strategy we deployed in North America. We build liquidity, gain fundamental knowledge of the inner workings of a market, and then add select capacity, building a proprietary network of owned or controlled assets.

ACCOUNTING PRACTICES
A number of accounting methods have been in the news recently. Some of them have been portrayed as controversial, if not downright suspicious. We'd like to clear the air, particularly regarding what is known as "mark-to-market" accounting.

     For parts of the Merchant Services business, mark-to-market accounting is not an option--it's required by accounting standards. "Mark-to-market" literally means what it says. Our trading operations maintain books on all their trades. The books are adjusted--or marked--to reflect the market value for each contract, using quotes primarily published in authoritative sources. We also take into account any associated risks such as credit risk. These mark-to-market values are shown on our balance sheet as price risk management assets and liabilities.

GLOBAL NETWORKS GROUP
In November 2001 we formed the Global Networks Group to manage all of our electricity, natural gas and communications

AQUILA 2001                                                                    3

[GRAPHIC]

networks and field services worldwide. Our electric and gas distribution networks around the world operate in more than 18 regulatory jurisdictions, providing a diversity that stabilizes earnings and limits the impact of any one regulatory decision.

     With the anticipated addition of Midlands Electricity in the United Kingdom in late March 2002, the group will be serving more than 6 million network customers in five countries. Formation of the Global Networks Group presents a substantial opportunity to strengthen our businesses by applying consistent measures of financial and operating performance. It enables us to use global synergies to reduce costs and improve customer service.

     Aquila Merchant Services helps our networks identify and manage the various types of risks inherent in their businesses. For example, our risk management experts have helped our networks establish weather hedges to reduce the financial impact of abnormal weather patterns.

     We decided to reduce our interests in the retail aspects of network operations in Australia, and exit retail altogether in New Zealand and part of Canada. Today we concentrate more fully on the distribution segment of the business.

     Once we've invested in a property, our Global Networks strategy includes optimizing and monetizing that asset. That means we improve the quality and profitability of operations, then find ways to extract value so we can redeploy the capital and repeat the process elsewhere.

INTERNATIONAL NETWORKS
Our income from Canadian operations more than doubled in 2001, reflecting our successful integration of TransAlta's 58,000-mile electric distribution system in Alberta, which we acquired in August 2000. The integration plan we carried out last year included combining West Kootenay Power with the Alberta business to find synergies and improve operations.

     In Australia's state of Victoria, we manage electric and gas utilities in an environment of full retail competition for all classes of customers, which has been phased in by class over the past eight years. United Energy, which we manage as 34 percent owner, continued to perform well in its core businesses, but its 2001 results were affected by challenges at its Uecomm communications subsidiary, as well as at United Energy's remaining retail interests, which have been adversely impacted by recent regulatory decisions.

     In Western Australia, AlintaGas had an excellent year. It is the state's major distributor of natural gas. Since Aquila and United Energy became its "cornerstone" shareholders with a jointly held 45 percent interest in October 2000, AlintaGas has restructured, reduced its debt, cut operating costs and streamlined its business.

     Our UnitedNetworks unit in New Zealand achieved 10 percent growth in earnings compared to 2000 results. During 2001 it sold its field services business and reduced financing costs.

DOMESTIC NETWORKS
Results of the Domestic Networks segment in 2001 included a full year of operations of St. Joseph Light & Power, which we acquired through a $282 million merger at the end of 2000.

     In February 2002, we reached a negotiated settlement with state regulators to reduce our Missouri electric rates by $4.3 million per year. When we applied for a $49.4 million rate increase in June 2001, fuel costs for our power plants had increased dramatically. As the case progressed, those costs dropped, lessening the need for the increase.

COMMUNICATIONS NETWORKS
We've been developing communications businesses since 1997, when we launched a network in Australia. As the supply of fiber-optic capacity outran demand, we slowed down our activities in each of the countries where we have communications networks.

     Uecomm, Ltd., 66 percent owned by our United Energy affiliate, went public in 2000. It serves several metropolitan areas, including Melbourne, Sydney, Brisbane and Perth. Uecomm expects significant improvement in its financial results in 2002 after a difficult 2001.

     Over the past 12 months, Everest Connections, 89 percent owned by Aquila, has gained a loyal following in several communities in the Kansas City area. Everest provides state-of-the-art, fiber-optic connections that bring a package of services into homes and businesses. These include cable television, local and long-distance telephone, data services and high-speed Internet. In neighborhoods where Everest is available, better than one-third of all households become Everest customers within 90 days, with most of those choosing a package of all three services.

QUANTA SERVICES
Our 38 percent equity interest in Quanta Services, Inc. makes us its largest shareholder. Quanta is one of the largest field services companies in the U.S., serving the maintenance and construction needs of utilities, pipelines and telecommunications companies.

     We believe that Quanta's disappointing financial performance underscores the failure of its current board to create value for all Quanta shareholders. Accordingly, we announced in February 2002 that we intend to seek control of Quanta's board of directors by presenting an opposition slate of candidates for election by Quanta shareholders at their 2002 annual meeting. If our candidates are elected to the Quanta board, their goal will be to more aggressively pursue initiatives to maximize value for all Quanta shareholders. They will consider a full range of options, including strategic partnerships, the initiation of a sale process and a stock repurchase program in the range of 20 to 25 percent of Quanta's outstanding shares.

     We continue to see significant opportunity for Quanta with outsourcing from utilities and upgrading the power transmission grid to accommodate new generation and competitive wholesale power markets. Many of Aquila's wholesale energy clients are large Quanta clients.

DIVIDENDS
We set the current $1.20 annual dividend rate on our common stock four years ago. Each year since then, our earnings available to common shares have increased.

4                                                                    AQUILA 2001

This has caused the dividend payout ratio to decline to its present level of about 48 percent of diluted earnings per share. This trend is likely to continue as we concentrate on long-term earnings growth.

     We remain committed to paying the dividend at the current level of $1.20.

OFFICE OF THE CHAIRMAN
After serving as chief executive officer for 16 years, Rick Green is now devoting his full time to the role of chairman of the board. President Bob Green became CEO on January 1, 2002.

     When Bob became president in 1996, 58 percent of our earnings before interest and taxes were from the regulated U.S. utility business. Five years later, 56 percent of operating EBIT was from the energy merchant business, and 19 percent was from the international networks. Today our business model is more focused and better positioned to deliver growth going forward. Operating earnings per share have grown at a compound average rate of 12 percent over the past five years.

     As chairman, Rick is focusing primarily on key issues that are of great importance to Aquila's future. These include helping the merchant and network businesses become more and more market-driven and customer-focused; contributing to the debate in Washington on national energy policy; continuing to lead the company's drive to ensure that positive values and strong ethics are a central part of our corporate culture; and further developing Aquila's human capital.

YOUR BOARD OF DIRECTORS
Gerald L. Shaheen was named a director in August 2001. As group president at Caterpillar Inc., he is responsible for the design, development and production of the majority of Caterpillar's extensive line of machines, as well as marketing and sales in North America.

     Heidi E. Hutter, chief executive officer and a principal of The Black Diamond Group, LLC, began serving on the board of Aquila in February 2002. The Black Diamond Group is a New York-based merchant bank and advisory company primarily serving the insurance industry. Dr. Shirley Ann Jackson resigned from our board in May 2001 to devote more time to her duties as president of Rensselaer Polytechnic Institute.

OFFICER CHANGES
Keith Stamm took the helm of our Global Networks Group when it was formed in November 2001. He served as chief executive officer of Aquila Merchant Services since 2000 and prior to that was CEO of United Energy in Australia for two years. Jim Miller, CEO of what is now our Domestic Networks segment, has retired. He had nearly 20 years of service and played a key role managing the integration of our utility acquisitions in the 1990s.

     Dan Streek became chief financial officer of the company in August 2001. He replaced former CFO Peter Lowe, who returned to Australia last year after his two-year assignment in Kansas City. Streek joined Aquila in 1992 and is a certified public accountant.

     Dale J. Wolf retired in August 2001 after nearly 40 years of service. The last 12 of those years he was vice president, finance as well as treasurer and corporate secretary. Dale's reputation with shareholders and the investment community as a man of integrity and dedication is very well deserved.

     In September 2001, Leslie J. Parrette, Jr., our senior vice president and general counsel, took on the added duty of corporate secretary. Randal P. Miller became vice president, finance and treasurer. He joined Aquila in 1988 and recently served two years in Australia as chief financial officer of United Energy.

A TEAM OF OWNERS
For more than 15 years, we've mentioned in this annual letter how much we value the high level of stock ownership among our employee-associates. This year is no exception. More than three-fourths of Aquila's people own Aquila common shares, and more than 10 percent of our total shares outstanding are theirs.

     Our culture is built around the caring that ownership brings. Aquila associates care about the company's future, and they care about doing what's best for Aquila customers and shareholders.

     Several years ago our associates helped us document our expectations regarding professional and ethical behavior. We refer to these standards frequently and update them periodically. We also require that all our people complete training on these matters. Our integrity individually and as a company will continue to be fundamental and uncompromising.

THE YEAR AHEAD
We expect our balanced portfolio of businesses to again enable your company to meet earnings growth targets. Our global network businesses should continue to provide stable core earnings while our merchant businesses deliver growth by providing high value-added services that help our clients optimize assets on the energy grid and manage their business risk.

     This combination gives us confidence in our ability to meet or exceed our target of 10 percent growth in earnings per share in 2002. For subsequent years, we expect earnings per share to grow at 10 to 15 percent per year.

     The events that have rocked the energy industry have created further opportunity for Aquila to grow by expanding our risk management product offerings and investing in complementary assets. As always, we will maintain conservative financial structures and the highest integrity.

     We expect the long-term results of this strategy will greatly benefit our shareholders, customers and associates. On behalf of all Aquila associates worldwide, thank you for your continued support.

/s/ Richard C. Green, Jr.                 /s/ Robert K. Green
RICHARD C. GREEN, JR.                     ROBERT K. GREEN
CHAIRMAN                                  PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                FEBRUARY 28, 2002

AQUILA 2001                                                                    5

FINANCIAL SNAPSHOT

In millions, except per share                       2001        2000    % Change
----------------------------------------------------------------------------------
Sales                                          $40,376.8   $28,974.9        39.4%
Earnings before interest and taxes                 704.7       540.0        30.5
Earnings available for common shares               279.4       206.8        35.1
==================================================================================
Diluted earnings per common share              $    2.42   $    2.21         9.5%
Cash dividends per common share                     1.20        1.20          --
Book value per common share                        22.01       17.94        22.7
Diluted average common shares outstanding         115.71       93.75        23.4
==================================================================================
Total assets                                   $11,948.3   $14,026.9       (14.8)%
Total capitalization                             5,777.2     5,148.2        12.2
Common equity as percent of capitalization          44.2%       35.0%       26.3
Return on average common equity                     11.7%       13.5%      (13.3)
==================================================================================

[CHART OF SALES]

- Sales increased 39% in 2001 compared to 2000, and 117% since 1999, primarily due to increased trading volumes in natural gas and power.

[CHART OF EARNINGS BEFORE INTEREST AND TAXES]

- The company's total EBIT rose 31% in 2001 compared to 2000. EBIT from our merchant business more than doubled.

[CHART OF EARNING AVAILABLE FOR COMMON SHARES]

- The increased earnings from our merchant business flowed to the bottom line. Earnings available for common shares rose 35%.

[CHART OF DILUTED EARNINGS VS. DIVIDENDS PAID]

- Our dividend payout ratio has continued to decline as we fund more growth in operations.

[CHART OF TOTAL ASSETS]

- Total assets decreased primarily due to price risk management assets reflecting current market conditions.

[CHART OF TOTAL CAPITALIZATION]

- Total capitalization increased 12.2% in 2001, primarily due to our stock offering and our sale of Aquila Merchant shares.

[CHART OF RETURN ON AVERAGE COMMON EQUITY]

- Return on average common equity decreased in 2001 due to the large equity increase resulting from our stock offering and sale of Aquila Merchant shares.

[CHART OF MARKET VALUE VS. BOOK VALUE PER SHARE]

- Our share price decreased 18.8% in 2001 due to the prevailing market conditions.

6                                                                    AQUILA 2001

WHERE TO FIND IT

WELCOME to the fifth edition of Aquila's annual report newsmagazine for shareholders. Our financial newsmagazine concept has been very well received over the past four years. It reflects our firm belief that annual reports should be both interesting and easy to understand. We always welcome your comments.

[Facsimile of Cover]

- ABOUT THE COVER
In March 2002, UtiliCorp United changed its name to Aquila, Inc. and introduced a new corporate identity that unites all its major business units under a single brand. To remember the trading symbol for Aquila common stock (ILA), think "I Love Aquila."

THE ANNUAL REPORT TEAM

PUBLISHER - Aquila, Inc. Corporate
Communications. Editor-in-Chief-Ethan Hirsh, Vice President, Corporate
     Communications. Financial Information - Matt Giesecke, Vice President, Controller; Mark Foltz, Director, Corporate Accounting & Reporting. Investor Information - Kay McMillan, Manager, Investor Relations.
     Graphics Support - Craig Williams, Director, Creative Services. News Articles - Richard Schlesinger, Montclair, New Jersey. Desgn - Muller + Company, Kansas City, Missouri. Photography - Dan White, White and Associates, Kansas City, Missouri (except as noted otherwise).
     Typesetting - Jeff Park, Coleridge Design, Kansas City, Kansas.
     Printing - Chuck Blanken, Project Manager, Lithographix, Inc., Los Angeles, California.

ADDRESS LETTERS AND INQUIRIES TO:

Annual Report Editor, MSC 2-137
Aquila, Inc., 20 West Ninth Street
Kansas City, Missouri 64105
816-467-3509; Fax: 816-467-3005
ethan.hirsh@aquila.com
-C- Copyright 2002 Aquila, Inc.

1 DEAR AQUILA SHAREHOLDER ... Richard C. Green, Jr., chairman, and Robert K. Green, president and chief executive officer, discuss the company's financial performance and growth plans for Aquila Merchant Services and the Global Networks Group.

6 FINANCIAL SNAPSHOT ... A quick look at our 2001 numbers versus 2000 results.

8 WHAT WE DO ... An overview of Aquila's domestic and international businesses, the markets they serve and the current state of competition in those markets.

10 WHERE WE ARE ... Maps of our various business activities in the United States and in the eight foreign countries where we operate.

NEWS ABOUT AQUILA

12 WE MANAGE THE WEATHER! ... Aquila's risk management experts have pioneered the use of specialized products that reduce risk and volatility in clients' financial statements. They're now being used by a variety of industries all over the world.

14 OUR ASSET STRATEGY ... By acquiring strategically placed electric generation and natural gas-related assets that complement its energy merchant business, Aquila keeps increasing its ability to help customers.

16 EXTENDING THE FRANCHISE ... The Global Networks Group, formed in November 2001, applies a different perspective to Aquila's management of electric and gas networks in the U.S., Canada, New Zealand, Australia and (soon) the United Kingdom.

19 REAPING THE WIND ... The Gray County Wind Farm near Montezuma, Kansas now generates some of the electricity Aquila distributes to its network customers in that state and Missouri. It's the company's newest effort to make use of "green" energy.

20 A COMPANY OF OWNERS ... Aquila recognizes its 2001 Partners--employees who achieve a high level of ILA common stock ownership.

FINANCIAL INFORMATION

21 COMMON STOCK PERFORMANCE ... A graph showing how ILA common stock did in 2001 compared to the S&P 500 and S&P Electric Companies index.
     INVESTMENT RESEARCH ... A listing of the investment firms that have issued current research reports on Aquila's equity and debt securities.
     DIVIDEND DATES FOR 2002 ... A calendar that helps shareholders anticipate the timing of their quarterly dividend payments and reinvestment during the year.

22 Financial Review - A detailed discussion of 2001 results of operations reported by business segment, including corresponding data for 2000 and 1999.

41 Consolidated Financial Statements - The reported financial results for all of Aquila's businesses combined, covering the past three years.

45 Notes to the Financial Statements - Explanation of accounting principles, financings and other data related to the company's financial statements.

64 Report of Management - A statement on responsibility for financial information. Report of Independent Public Accountants - The opinion letter from the company's outside auditors regarding the results of their audit of 2001 results.

65 Domestic Networks Statistics - Three-year data on our electric and natural gas distribution operations in the Mid-continent region of the United States.

66 Selected 11-Year Financial Data - Eleven-year figures and 10-year growth rates from income statements, plus common stock data and capitalization figures.

68 INVESTOR INFORMATION ... How to learn more, find Aquila's 2002 annual meeting, reinvest your dividends, contact Shareholder Relations or vote your proxy.

69   CORPORATE LEADERSHIP ... A listing of Aquila's senior management team.

70 BOARD OF DIRECTORS ... Brief background information on the company's directors, plus the committees of the Board and their responsibilities.

AQUILA 2001                                                                    7

OUR BUSINESSES

WHAT WE DO

[GRAPHIC]

MERCHANT SERVICES

Our wholly owned subsidiary Aquila Merchant Services is one of the largest and most innovative providers of risk management and wholesale energy in North America. Its asset portfolio includes electric generation plants; natural gas gathering, storage, pipeline and processing assets; and a coal terminal. Aquila Merchant Services markets and trades a diverse portfolio of commodities including natural gas, power, global liquids and weather derivatives.

OPERATIONS                                                       MARKETS
NORTH AMERICA

Capacity Services acquires, develops and manages electric power and natural gas assets. These include generation, transportation, underground gas storage and related energy delivery assets.

- Power Generation
  Aquila owns or controls approximately                          We currently serve utility and industrial clients in several
  4,721 megawatts (MW) of non-regulated power generation         parts of the United States. Aquila is developing additional
  capacity, including capacity under development. We have 26     power plants in regions where imbalances of supply and
  projects in 12 states. Each facility uses traditional fuels    demand are forecast to continue. We compete with electric
  and proven technologies.                                       utilities and other independent power producers.

- Natural Gas
  We gather natural gas from the wellhead, treat                 Our natural gas pipelines and processing plants in Texas and
  it, process it to extract the natural gas liquids, and         Oklahoma are connected to the major delivery hubs in East
  deliver the gas and gas liquids to various markets. Aquila     and West Texas. Our gas storage facilities primarily serve
  owns about 3,800 miles of pipeline and is the 14th-largest     utilities and major industrial customers. We compete with
  producer of natural gas liquids in the United States.          major integrated energy companies and with independent
  We own 62.5 billion cubic feet of natural gas storage          pipelines and processors.
  capacity, including facilities under development

- Coal
  We own and operate a coal terminal in West Virginia            We provide coal and material handling services to the
  that provides throughput, blending and storage services. It    utility and industrial markets, primarily in the Central
  has an annual capacity of about 5 million tons.                Atlantic region. Our competition includes major coal
                                                                 companies and other bulk terminals.

Wholesale Services provides commodity, risk management and financing services, primarily to the energy and technology industries.

- Commodity Group
  As one of the largest-volume energy wholesalers in North       We market energy and other commodities to utilities and
  America, Aquila markets power, natural gas, natural gas        major industrial customers across the United States, the
  liquids, crude oil, coal and other related commodities. We     United Kingdom, Continental Europe and Canada. Our weather
  also provide a broad line of weather-derivative risk           products serve utilities, cities and a broad range of
  management products known as GuaranteedWeather(R) which        businesses that are affected by variations in weather,
  enable clients to reduce numerous financial risks related to   including agriculture, construction, commercial fishing,
  variations in the weather. Aquila participates in the global   sports and tourism. Aquila competes with other top-ten
  energy market as a founding partner and 5% owner of the        energy wholesalers in North America. The first company to
  IntercontinentalExchangeTM, the world's largest online         complete a weather derivative transaction, we are considered
  commodities exchange.                                          a pioneer and one of the few providers of such products.

- Client Group
  Aquila partners with clients to identify, assess and measure   Partners we work with include local energy distribution
  risks, then create solutions to mitigate energy portfolio      companies, industrial and manufacturing firms and municipal
  risks of all kinds.                                            power providers. Our competition is primarily other energy companies and the "Big Five" accounting firms.

- Capital Group
  We combine our risk management and commodity expertise to      Aquila has funded projects in the oil, gas, coal and power
  structure energy asset financing for clients in innovative     sectors across the U.S. Clients include owners and
  ways, providing a competitive alternative to traditional       developers of energy assets, producers, independent power
  project financing. Since launching this business in 1998, we   providers, industrial firms, utilities, reinsurers and new
  have completed more than 50 transactions and committed about   business ventures. Primary competitors include other energy
  $950 million in capital.                                       companies, banks and "mezzanine" lenders.

Europe

Aquila's European operations, headquartered in London,           We provide a range of wholesale and risk management services
provide wholesale energy marketing, trading and risk             to utilities and large-scale energy users in the U.K. and
management services in the United Kingdom, Germany and           Europe. We also trade physical products such as coal and
Scandinavia. We also own and operate a natural gas storage       global liquids. Our competitors include major energy
facility in Cheshire, England.                                   companies and risk management providers.

8                                                                    AQUILA 2001

[GRAPHIC]

GLOBAL NETWORKS GROUP

We manage electricity and natural gas distribution networks in the U.S. and in four other countries through our Global Networks Group. This group also provides appliance services, operates communications networks, and has an investment in a major provider of field services for utilities and telecommunications companies.


OPERATIONS                                                       MARKETS
UNITED STATES

- Electricity and Natural Gas
  Our electric and gas distribution utilities, which used to     We serve 431,000 electric distribution customers in three
  operate under various division names, are changing to the      states: Missouri, Kansas and Colorado; and 874,000 gas
  name Aquila Networks. We deliver energy through networks of    distribution customers in seven states: Missouri, Kansas,
  wires and pipes serving seven states in the Mid-continent.     Colorado, Nebraska, Iowa, Michigan and Minnesota. Our
  Our operations serve territories with rates for service set    industrial and commercial gas customers in most of our
  by state or local regulators. We also market natural gas to    states can choose their gas suppliers. We have a number of
  a range of gas transportation customers and sell wholesale     programs to provide smaller-volume customers in certain
  power. We generate most, but not all, of the power we          states with price-choice alternatives.
  distribute.

- Appliance Services
  Our ServiceOne(R) subsidiary repairs and services              ServiceOne serves about 139,000 contract and home warranty
  appliances, heating and air conditioning equipment and other   customers in seven states, both inside and outside our
  critical systems, primarily through service contracts, home    utility territories. It competes with local repair services
  warranty and other services.                                   and a few regional and national providers.

- Communications Networks
  Aquila owns 89% of Everest Connections, which provides local   Competing directly against established local telephone and
  and long-distance telephone, cable television, high-speed      cable television providers, Everest has achieved market
  Internet and data services to areas of Greater Kansas City.    penetrations of more than 50% in some areas where it has
  Everest began serving residential and business customers in    completed installation of its fiber-optic network, which
  the Kansas City market in early 2001.                          provides a bundled package of voice, video and data services.

- Field Services
  Aquila holds an effective 38% equity interest in Quanta        Based in Houston, Quanta works nationwide. It serves
  Services, Inc., one of the nation's largest companies          utilities, telecommunications and cable television
  specializing in building and maintaining networks used to      operators, and government. It has grown rapidly by acquiring
  carry energy and telecommunications.                           smaller specialized contracting firms.

INTERNATIONAL

- Canada
  UtiliCorpNetworks Canada distributes electricity in Alberta    We provide electricity for 377,000 electric distribution
  and the southern interior of British Columbia. In British      customers in Alberta and 140,000 in British Columbia. In
  Columbia it also generates hydroelectric power and manages     Alberta, we provide the power under long-term contract to
  the retail accounts of its distribution customers. It will     the retailer. In our British Columbia territory, we are an
  change its name later in 2002.                                 integrated utility with no competition.

- United Kingdom
  We expect to complete our acquisition of Midlands              This utility distributes electricity under long-term
  Electricity in March 2002. Located near Birmingham, England,   contract to a retail power provider serving 2.3 million
  Midlands operates an electric distribution network and holds   customers in and around the city of Birmingham, England. It
  interests in three independent power plants. We plan to        is the fourth-largest regional electric company in the
  operate it as Aquila Networks UK.                              United Kingdom.

- Australia
  United Energy, managed and 34%-owned by Aquila, is an          United Energy and Multinet Gas distribute energy to 571,000
  electric distribution utility in Melbourne, Victoria. United   electric customers and 625,000 gas customers in areas of
  Energy also manages the gas distribution of Multinet Gas, in   metropolitan Melbourne, Victoria. Their retail energy
  which Aquila has a 25.5% interest. Uecomm, 66%-owned by        customers are serviced through the Pulse Energy joint
  United Energy, owns fiber-optic communications networks.       venture. The state of Victoria introduced full competition
  AlintaGas, 45%-owned by Aquila and United Energy jointly, is   in the retail electricity market in 2002. AlintaGas has
  the major supplier and distributor of natural gas in the       450,000 gas distribution customers in Western Australia,
  state of Western Australia. United Energy and Multinet         including the city of Perth. Industrial and commercial
  jointly own 50% of Pulse Energy, an electricity and gas        retail gas customers in Western Australia can choose their
  retailer.                                                      supplier. Uecomm serves corporate, government and wholesale customers.

- New Zealand
  UnitedNetworks, 55%-owned by Aquila, is New Zealand's          UnitedNetworks serves 506,000 electricity consumers, mostly
  largest energy distribution company. It owns and operates      in the Auckland and Wellington areas, and 124,000 gas
  electricity, natural gas and communications networks.          distribution customers. Its fiber-optic networks serve the business communities of Auckland and Wellington. There is
                                                                 full competition for all electric and gas retail customers.
                                                                 UnitedNetworks has limited gas network competition. In
                                                                 communications, we compete with established telephone
                                                                 companies.

AQUILA 2001                                                                    9

OUR LOCATIONS

WHERE WE ARE

MERCHANT SERVICES

[MAP OF UNITED STATES]
UNITED STATES
- GAS AND ELECTRICITY MARKETING
- INDEPENDENT POWER PROJECTS
- PLANTS UNDER CONSTRUCTION
- PLANTS IN DEVELOPMENT
- COAL TERMINAL
- GAS PIPELINE - OWNED
- GAS PIPELINE - EQUITY INTEREST
- GAS STORAGE
- GAS STORAGE UNDER CONSTRUCTION
- GAS STORAGE IN DEVELOPMENT
- GAS PROCESSING PLANT

[MAP OF CANADA]
CANADA
- GAS AND ELECTRICITY MARKETING

[MAP OF EUROPE]
EUROPE
- GAS AND ELECTRICITY MARKETING
- GAS STORAGE

10                                                                   AQUILA 2001

GLOBAL NETWORKS GROUP

[MAP OF UNITED STATES]
UNITED STATES
- GAS DISTRIBUTION
- ELECTRICITY DISTRIBUTION
- COMBINATION GAS/ELECTRICITY
- COMMUNICATIONS NETWORK

[MAP OF CANADA]
CANADA
- ELECTRICITY DISTRIBUTION

[MAP OF UNITED KINGDOM]
UNITED KINGDOM
- ELECTRICITY DISTRIBUTION
  [PENDING ACQUISITION]

[MAP OF AUSTRALIA]
AUSTRALIA
- GAS DISTRIBUTION
- COMBINATION GAS/ELECTRICITY
- COMMUNICATIONS NETWORK

[MAP OF NEW ZEALAND]
NEW ZEALAND
- GAS DISTRIBUTION
- ELECTRICITY DISTRIBUTION
- COMMUNICATIONS NETWORK

AQUILA 2001                                                                   11

RISK MANAGEMENT

WE MANAGE THE WEATHER!
--------------------------------------------------------------------------------
A pioneer in the field of weather risk management, Aquila excels at developing new tools that are helping businesses around the world.
================================================================================

First there was weather. Then there was life on Earth. Then, in 1996, to help manage the risks weather presents to life on Earth, Aquila created the first weather derivative product. The rest, as they say, is history.

     Okay, that's a rather compressed version, but it's hard to overestimate the significance of Aquila's risk management products, not just for the company, but for the way our clients conduct their business. The fact is, it's hard to think of a business that doesn't have to manage weather-related risks. Eel fishers, power companies, sunflower growers, ski resorts--all are examples of clients who benefit from Aquila's portfolio of risk management products.

REDEFINING RISK
Aquila's interest in managing weather-related risk should be no surprise, since weather is at the heart of most energy risk. What sets us apart is our attitude toward risk management.

     "Instead of treating risk defensively, as something to be warded off, we take a proactive approach to risk management," says Aquila President and CEO Bob Green.

     To do that, Aquila built one of the largest weather desks in the world and invested heavily in intellectual capital--meteorologists, climatologists, actuaries and weather traders. The investment paid off in a highly sophisticated, profitable and constantly evolving product line.

     How do Aquila's risk management products differ from ordinary insurance, such as flood insurance? Insurance indemnities are paid on actual physical losses, whereas weather derivatives pay based on the occurrence (or non-occurrence) of a particular weather event. Further, our products are specifically tailored to our clients and generally address unusual seasonal trends, rather than one-time catastrophic events.

     The whole topic of weather derivatives, as these products are technically known, is about as complicated as astrophysics, but a few examples can help provide an understanding of how they operate. An east coast utility company presents a clear example (in fact, Aquila sold its first weather contract in 1996, to a big New York utility). Demand for energy to heat homes rises in the winter. If the winter is exceptionally mild, demand, and consequently utility income, is less than expected.

     In order to protect itself from this volumetric risk--less energy sold--the utility can purchase a GuaranteedWeather(R) product from us, tailored to its specific geographic location and priced accordingly. If the average winter temperature is higher than the contract's "strike" point, we pay an agreed-upon amount.

DISCIPLINED INNOVATION
Aquila has formed a number of mutually profitable partnerships, called quota share arrangements, with traditional insurers and reinsurers. That allows us to limit our financial exposure to predetermined amounts and allows our partners to broaden the scope of their products.

     Last year, for instance, we teamed up with Kemper Insurance Companies, a leading provider of insurance and risk management products here and abroad, to jointly provide risk management for power companies. Both power generators and their customers face increased risk as the deregulating power markets increase power price volatility.

     While unexpectedly low demand can erode profits, usage peaks or unexpected outages can force utilities into the spot market at the most inopportune times. To manage that risk, we offer protection against volumetric risk, as described in the example above, and we also offer GuaranteedGeneration(SM), which provides customers with physical delivery of power. That's something no insurance company can do by itself. The trick, of course, is to accurately assess the risks and fairly price the contract. We've become expert, perhaps more expert than anyone else in the world, at doing just that. As a result, profit growth from this business has risen dramatically and consistently over the past five years.

[GRAPHIC]

- Ski resorts typify the kind of business that can be at the mercy of the weather. Aquila's weather risk management products can reduce a resort owner's economic risk.

     Perhaps even more important, we've become expert at developing new products that answer complex, pressing needs for a whole host of businesses and industries. Which brings us back to those eel fishers.

     In 2001, we formed a partnership with Mitsui Sumitomo, one of Japan's largest insurance companies. Eel, an expensive seafood, is extremely popular during the warm months in Japan, especially during the hot days of August. But if August proves unusually cool, eel consumption plummets.

     Working with an eel fishing company, we calculated the effect of temperature variation on the company's sale of eel. Factoring in our understanding of weather trends in Japan, we tailored a hedge for the company that helped shield them from a previously unmanaged but potentially overwhelming risk.

     The Japanese market for our products is huge, including the same industries we serve elsewhere, such as power companies, the resort and entertainment industry, and agriculture, as well as more unusual industries, such as eel fisheries.

12                                                                   AQUILA 2001

[GRAPHIC]

- Aquila has been expanding its line of weather risk products for agriculture-related industries such as farming and fertilizer production.

Entree to all of these potential clients is greatly eased through our partnership with Mitsui. In fact, such partnerships around the globe serve as powerful extensions of our own sales force, giving us a truly local presence overseas we could otherwise not hope to enjoy.

EXTENDING THE PRODUCT LINE
While we can't guarantee how many eels people in Tokyo will eat, we do guarantee the number of bushels of corn a county will yield through GuaranteedYield(SM). This product assists agribusinesses in managing risks associated with crop yield volatility.

     The first industries being targeted for GuaranteedYield are not farmers, who are already protected by federal crop insurance programs, but farm credit institutions, grain elevators, processors and merchandisers. These businesses are vulnerable to revenue loss when crop yields fall; GuaranteedYield will help them manage those risks.

     We've spent over a year researching and developing GuaranteedYield products, although we're hardly strangers to the vicissitudes of farming. Our headquarters are located in the heart of corn, soybean and wheat country and our utility business has supplied these industries for the better part of a century.

     To begin with, we'll be marketing GuaranteedYield on a county- and area-wide basis in the United States, although we plan to extend our market abroad within a year or two.

     Through the introduction of another new product, GuaranteedForecast(SM), Aquila is helping companies manage the risk of an incorrect short-term weather forecast. GuaranteedForecast is already helping a South American agrochemicals producer. Like most fertilizer, its product is subject to dilution from rain. Wet weather within 72 hours of application means a second application; alternatively, the farmer can apply extra fertilizer the first time around, but that's expensive and environmentally hazardous.

     To help manage that risk, Aquila will post a forecast telling farmers whether or not to apply the fertilizer based on the likelihood of precipitation in their area in the following 48 to 72 hours. If the forecast indicates a dry period, the farmer notifies Aquila that he will be applying the chemical and locks in a "no-rain guarantee."

     If it then rains within the specified period, we'll reimburse the farmer for the cost of a second application. That benefits the farmer, who no longer risks the cost of a second application; the manufacturer, who can offer this extra protection to its customer; and the environment, by reducing the detrimental impact of over-application.

     Aquila plans other forays into the agricultural market for 2002, including other risk management products targeted at the fertilizer industry. Our plan is to begin by managing price risk volatility associated with nitrogen and then to add phosphate and sulfur derivative products. The effort will focus on the U.S. and Canadian markets initially and then expand to London as a base for the European market.

ACCELERATING GROWTH
Our weather products have proved an obvious boon to Aquila and to its clients. We expect the worldwide market for these products to grow to $50 billion by 2005, and recent trends could drive that figure higher. Insurance companies have become more reluctant to offer business interruption insurance. Since September 11, that reluctance has increased, and the price of such insurance, in some cases, is now so high as to be prohibitive to many companies. That presents significant opportunities for Aquila, both in terms of potential clients and in terms of pricing.

     But the value of the products we've introduced goes beyond earnings and shareholder value. At the end of 2001, a joint announcement was made by Aquila and the International Finance Corporation (IFC), the private-sector arm of the World Bank, that has broad social implications.

     IFC chose to partner with Aquila and the reinsurance companies we work with to extend our weather risk management services to developing economies. We're already working with a Mexican insurance firm to provide protection for corn, soybean and sorghum growers to offset the risk of drought and frost that can have a catastrophic effect on crop yields. Aquila is also working with a sugar producer in Fiji to hedge against low sugar cane yields due to El Nino.

     Aquila expects sales from developing economies to grow ten times this year compared to last. But the return in social benefits is far greater than the economic opportunity. A prime obstacle facing developing countries is the high cost of capital. By helping these economies manage weather risk, we help them become more attractive to lending institutions. This brings down the cost of capital and provides invaluable investment impetus.

[GRAPHIC]

- Temperature variation can affect the fortunes of some types of commercial fishing. Aquila has a risk management tool that can help.

WHAT'S IT MEAN?
DERIVATIVE -- A FINANCIAL INSTRUMENT WHOSE VALUE REFLECTS THE PRICE OF SOMETHING ELSE, SUCH AS A COMMODITY, CONTRACT, SECURITY, INDEX OR EXCHANGE RATE. AQUILA'S GUARANTEEDWEATHER(R) PRODUCTS PROVIDE A FINANCIAL HEDGE AGAINST THE EFFECTS OF ADVERSE WEATHER.

AQUILA 2001                                                                   13

CAPACITY GROUP

OUR ASSET STRATEGY
--------------------------------------------------------------------------------
Aquila Merchant Services redefines and expands its portfolio of power and natural gas assets to achieve ongoing growth.
--------------------------------------------------------------------------------

For Aquila, today's changing energy environment is an opportunity to selectively acquire undervalued properties, develop assets at strategic locations and upgrade or sell underperforming assets. Our asset strategy is to build a balanced portfolio of assets to serve our clients' needs and optimize the return to shareholders using our trading and risk management capabilities.

     Our wholly owned Aquila Merchant Services subsidiary makes investments designed to facilitate longer-term transactions, complement its trading and risk management activities, and diversify its asset portfolio across geographic and product lines. In 2001 we repositioned our asset portfolio to take advantage of opportunities to optimize strategic assets and acquire new operations at favorable prices.

     Today, both sides of the demand/supply equation are dominated by unknowns. On the demand side, the timing of an economic recovery from the turmoil of 2001 weighs on the market. On the supply side, there is instability in the Middle East, volatility in energy prices, and uncertainty created by discussions around environmental regulation. Furthermore, the weather plays a major role in creating uncertainty on both sides of this equation. Add to that the uncertainties introduced by progressive deregulation, and we see a business environment in need of the skills Aquila Merchant Services has honed over the past 16 years. Our unparalleled risk management capabilities, combined with our expertise in managing both merchant and network infrastructure assets adds together to provide comprehensive solutions for our clients.

REPOSITIONING THE CAPACITY GROUP
Until recently, Aquila Merchant Services' Capacity Group was focused largely on gas gathering and processing, a combination that served us well for many years. In the last few years it has moved toward a more balanced mix, with greater emphasis on storage, pipeline operations and the generation of electricity.

     The Capacity Group's earnings before interest and taxes (EBIT) in 2001 were $113.7 million. Storage and pipelines accounted for 7 percent of that amount. Generation was 74 percent, and gathering and processing contributed 19 percent. Behind the shift in strategy is a decision to focus on assets that will create sustainable earnings and cash flow. Furthermore, on the gas side of the Capacity Group the emphasis moves from a regional niche to a national presence providing broader service offerings to a more diverse client base.

     In 2001, we sold facilities that no longer fit our strategic thrust. These consisted of non-core gas gathering systems that required almost the same ongoing attention, personnel and capital as some of our major, more strategic assets. These sales are consistent with our "invest, optimize and monetize" approach that we call a "merchant mentality."

     At the same time, we've been achieving growth in other operations. Earnings from our interest in the Oasis Pipe Line system more than doubled last year. The Oasis system runs from West Texas to Houston. We also improved the performance of our gas processing facility at Elk City, Oklahoma.

ADDING STABILITY FOR CALIFORNIA
During the second quarter of 2002, we expect final approval from the California

[GRAPHIC]

- The gas-fired Aries generating facility near Kansas City, Missouri is one of the most advanced combined-cycle plants in service today.

[GRAPHIC]

- Mechanic Gene Turner uses a gas leak detector as he readies some of the systems at the Lodi natural gas storage facility in California.

14                                                                   AQUILA 2001

Public Utilities Commission for our new gas storage facility in Lodi, California, just south of Sacramento. Located in the heart of the state's energy-short northern region, the Lodi facility is set to assume a key position in helping bring energy stability to the region. It's ideally situated to serve the major gas-fired power plants scheduled to come on line in the area during 2002 and 2003.

     The facility is a depleted underground natural gas reservoir that is surrounded beneath the surface by water. The naturally occurring water helps maintain pressure on the reservoir, which improves the withdrawal rate of the stored gas. The facility ultimately will store about 12 billion cubic feet (Bcf) of natural gas.

     The planned rate at which gas can be injected underground at Lodi is 400 million cubic feet per day (mmcf/d), and the withdrawal rate will be 500 mmcf/d, allowing our customers to turn over the facility's gas inventory six times a year. Since most facilities in the area can cycle inventory only once or twice a year, Lodi will be one of the most efficient storage facilities in California.

     Adequate storage is critical because this area is downstream of significant pipeline bottlenecks and experiences large spikes in demand. Aquila's Lodi facility, sited at this uniquely competitive location, will provide valuable stability in the supply of natural gas for our clients in the western United States.

A MAJOR UPGRADE AT KATY
Like the Lodi facility, Aquila's Katy gas storage facility is competitively located west of Houston, at the center of one of the busiest gas hubs and largest natural gas consuming areas in North America. The facility has a total working capacity of 21 Bcf and is connected to 12 different pipelines. Thus, Katy gas storage customers have access to the major pipelines connecting the Texas Gulf Coast to the northeast and midwest demand regions. Aquila purchased the operation in 1999.

     The Katy facility's working capacity is nearly twice that of Lodi. Until recently, though, it was operated as a baseload facility. It was a "two-turn" operation. That means it was capable of turning over its inventory only twice a year.

     In February 2002, we completed a major upgrade at Katy that converted it to a five-turn facility. While the capacity remains the same, this renovation dramatically increased the facility's financial value by giving it the withdrawal and injection capacity necessary to meet the higher-premium, multi-cycle services demanded by our clients in today's marketplace.

     That's exactly the kind of investment that fits Aquila's strategy for sustainable earnings and cash flow, without large continuing capital outlays.

GOING FOR GENERATION
The goal for our generation assets is the same: Achieve highly predictable, sustainable earnings and cash flow. That entails a three-pronged approach:
Acquiring and developing assets that fit our strategic thrust, at favorable prices; improving existing facilities; and selling those that no longer serve core needs. Last year we made significant progress on all these fronts.

NEW POWER PLANTS PERFORM
Our acquisition of six power plants from GPU Inc. at the end of 2000, with a total capacity of 489 megawatts, is a good example of our strategy in action. The former GPU plants are strategically located in four eastern states and came with attractive long-term capacity and energy sales contracts. They provide sustainable earnings and cash flow.

     But, it's definitely not Aquila's philosophy to just pursue a passive acquisition strategy. We're determined to optimize all of our assets to enhance their financial performance. It's an operating principle that pays off in results. In the case of the six plants acquired from GPU, we surpassed our original earnings projections by 41 percent.

A MAJOR PROJECT COMES ON LINE
In 2001, the Aries plant, a 580-megawatt facility located about 20 miles southeast of Kansas City, Missouri, became operational--on time and on budget. Aries is one of the most advanced gas-fired, combined-cycle power plants in service today. With the majority of the plant's capacity sold under intermediate-term agreements, it now provides Aquila with sustainable earnings and cash flow.

     Our asset strategy continues to grow. Next up: Two 340-megawatt peaking facilities are scheduled to begin commercial operations this summer, one in Illinois and the other in Mississippi, and a 510-megawatt, gas-fired plant in Illinois called Goose Creek is scheduled to go on line in 2003.

     Looking beyond these committed facilities, we are constantly on the lookout for further investment opportunities in gas and power assets that fit our strategy. They must complement our trading and marketing activities in the Commodity Group, offer solutions to our clients' needs for capacity, and provide our shareholders sustainable sources of earnings and cash flow.

[GRAPHIC]

- The Lodi underground storage complex is capable of storing about 12 billion cubic feet of natural gas for later withdrawal by Aquila customers.

WHAT'S IT MEAN?

SIMPLE-CYCLE -- IN SIMPLE-CYCLE GENERATION, NATURAL GAS IS BURNED IN A COMBUSTION TURBINE TO PRODUCE ELECTRICITY, AND LEFTOVER HEAT GOES TO WASTE. IN COMBINED-CYCLE OPERATIONS, THAT HEAT IS RECOVERED AND USED IN A STEAM TURBINE TO PRODUCE ADDITIONAL POWER. THE ARIES PLANT BEGAN COMBINED-CYCLE OPERATIONS IN FEBRUARY 2002.

AQUILA 2001                                                                   15

GLOBAL NETWORKS

EXTENDING THE FRANCHISE
--------------------------------------------------------------------------------
To better manage growth of its electricity and natural gas networks in five countries, Aquila draws on its breadth of energy expertise.
================================================================================

Aquila formed the Global Networks Group in November 2001 to bring management of all our networks, here and abroad, under one umbrella and to realize the synergies that come from sharing experience and expertise across different geographies and in varying economic and regulatory environments.

     Keith Stamm, previously CEO of the Aquila Merchant Services subsidiary, was tapped to head up Global Networks. He not only has a merchant perspective on how to apply risk management expertise to the networks side of our business; he also spent two-and-a-half years as chief executive officer of our United Energy affiliate in Australia and prior to that managed Aquila's regulated generation in the United States.

     This new group inherits a legacy of deep experience and excellence in handling the assets that form the core of our original business. Global Networks is pipes and wires, power generation, distribution of natural gas and electricity, teams with expertise in customer service, asset management and regulatory matters. And by executing successful strategies under different market conditions, we hone what we do best in specific locales into truly best-of-class, world-class standards.

GROWTH SPURT IN THE U.K.
Aquila started the ball rolling last year to make its largest acquisition ever. Our purchase of Midlands Electricity in the United Kingdom is scheduled to close in March 2002. We plan to operate the company under the name Aquila Networks UK.

     Aquila has had a presence in the U.K. since 1991, originally in natural gas pipelines and wholesale services. We've been active in trading and risk management there since 1995, but this marks our first move into British electricity distribution.

     Based in Worcester, south of the city of Birmingham, Midlands is the U.K.'s fourth-largest regional electric company. It had total 2001 sales of $566 million. Its 38,000-mile distribution network spans a large area in the middle of England and serves 2.3 million customers.

     The sheer size of its distribution business offers valuable economies of scale. The acquisition also includes Midlands' ownership interest in three independent power plants. The purchase serves as a springboard for future expansion of our operations into other countries in Europe.

     The Midlands acquisition is clearly a very significant step in the 85-year history of Aquila's network operations. After the deal closes, we will serve nearly 6.5 million network customers--80 percent of them outside the United States, and about 70 percent outside North America.

     Aquila's Global Networks Group will be managing operations that serve what is heavily an international customer base. It's a big contrast to how the company was configured less than 20 years ago, when its entire service territory was in northwest Missouri and comprised only 193,000 customers.

WHAT'S NEW IN NEW ZEALAND
Our strategy for optimizing and monetizing our assets is well illustrated by developments last year in New Zealand where, as 55 percent owner, Aquila operates UnitedNetworks, the country's largest electricity and natural gas network company.

     Going by the principle that when it comes to networks bigger is better, the company made a number of acquisitions in power and natural gas, starting in 1998. The immediate focus was to realize synergies. However, to optimize the operations, UnitedNetworks strengthened its asset management capabilities with improved systems and processes, extracting critical knowledge and turning it into value.

     Realizing economies of scale by implementing best practices across the network is common sense. And so is exiting businesses that can be more efficiently run by others, especially when those businesses detract from our asset ownership and management focus. That's why UnitedNetworks sold its contracting field services business to Siemens Energy Services Ltd. in July 2001.

     "For a company with our focus," says UnitedNetworks CEO Dan Warnock, "we must be proficient in finance, regulatory management, risk assessment, data gathering and information management, and integrated engineering and commercial decision-making. Servicing the network is not a necessary core competency."

     Siemens is one of the largest electrical

[GRAPHIC]

- Aquila's pending acquisition of Midlands Electricity is expected to close in March 2002. Above: A university scene in Birmingham, England.

16                                                                   AQUILA 2001
and electronic engineering companies in the world. Its global experience and expertise in servicing networks will result in superior and more innovative repair and maintenance services on our networks in the long term.

     Seeing the opportunity to apply its expertise to the natural gas business, UnitedNetworks bought the gas distribution system of Orion New Zealand in the spring of 2000 for $274 million. As with electricity distribution, the gas business required optimizing the operations, but more importantly, we needed to optimize its growth opportunities.

     Since natural gas has a much less developed market in New Zealand than in the United States, there are still significant prospects for further growth.

     "There is very low customer awareness in New Zealand about natural gas and its benefits," says Warnock. "Our approach has been to work with our industry partners to make natural gas more accessible and desirable for the consumer."

     During 2001 UnitedNetworks launched a branded marketing campaign to educate gas users about the consumer benefits of using the fuel. These efforts have produced solid results that Warnock expects will lead to accelerated growth for UnitedNetworks in 2002, with greater market penetration and more demand.

RAISING THE BAR DOWN UNDER
In January 2002, Australia's most populous states, Victoria and New South Wales, introduced deregulation of the retail electricity market. (In Australia's inimitable slant on English, it's called "full retail contestability.")
Translation: Some 5 million Australian residential and small business customers can now choose the retailer that supplies their electricity. Full gas retail contestability also went into effect in New South Wales in January, and is scheduled to start in Victoria in October 2002.

     United Energy, which is managed and 34 percent owned by Aquila, will be gaining invaluable experience operating in a fully deregulated environment. The utility serves about 571,000 electric distribution customers in parts of metropolitan Melbourne, Victoria. It has very little direct retail exposure, except for its 25 percent stake in Pulse, an electricity and natural gas retailer.

     Since Aquila and an investment partner acquired it in 1995, United Energy has had a front row seat for the entire utility deregulation process in Australia. It was the first electricity distribution company privatized by the state of Victoria, and in 1998 it became the first electric utility to list on the Australian Stock Exchange. It's been setting the standard, both for its network management and for its back office operations, ever since.

     Before Aquila began managing United Energy, for the state of Victoria the average interruption duration index, which is a measure of the average length of time customers are without power in a year, stayed stubbornly in the range of 400-500 minutes. By 2001, on the United Energy system that number had fallen to
72.3 minutes and its average customer had only 1.1 interruptions.

     "Those are world-class numbers," says Bob Holzwarth, CEO of United Energy. "Anyone looking for justification for privatization should look at this dramatic improvement in the quality of service, coupled with the lower rates."

     Coming to Melbourne from Calgary, where he headed Aquila's Canadian network operations, Holzwarth says Australia's incentive-based regulatory environment, directly linked to performance, provides an extra motivation for companies to excel. He's used to that way of business, because Aquila has pioneered similar systems in part of Canada.

     But the importance of what United Energy has achieved goes even further. The company is developing metrics--that is, standards by which to measure performance--that determine the optimum relationship between increased costs and increased benefits when it comes to service improvements in an incentive-based system.

     An important corollary to United Energy's network operations is its backoffice services business, Utili-Mode, which provides call center, metering, billing and account collections for energy retailers and others.

     As competition heats up under deregulation, how well and how efficiently retailers perform these back-office services becomes critical to their profits and even to their survival. Utili-Mode's call center has achieved customer service satisfaction levels in excess of 95 percent. Last October, it earned International Customer Service accreditation from the Customer Service Institute, which sets worldwide standards for call center operations.

     There's one other achievement by United Energy that outgoing chief executive officer Don Bacon is particularly proud of, and that's employee safety. Although the employees involved in field operations are exposed to potentially serious hazards every day, during 2001 not a single lost-time accident was reported. Not one. That's what United Energy and Aquila like--a standard that can't be beat.

GOING WEST PAYS OFF
By any measure, the joint Aquila/United Energy acquisition of a 45 percent interest in AlintaGas Limited at the end of 2000 has proved to be an excellent move.

     Previously the monopoly natural gas distribution company owned by the state of Western Australia, AlintaGas was privatized by selling us our "cornerstone" interest, with the remaining 55 percent sold to the public in an initial public offering.

     Western Australia's principal city is Perth, where the company is headquartered. The state is in a growth mode, and so is AlintaGas. The company supplies natural gas to 58 percent of the households in Western Australia, as well as to the state's largest industrial and commercial customers.

     That ongoing growth, leveraged by the optimization strategy that Aquila applies to every acquisition, yielded solid growth in sales for the fiscal year ended June 2001--15 percent higher than was predicted in the offering prospectus.

     But the real story is the transformation of AlintaGas from a government-owned gas distribution company to a

[GRAPHIC]

- Areas served by UnitedNetworks in New Zealand include the cities of Auckland (below) and Wellington.

AQUILA 2001                                                                   17

[GRAPHIC]

- One third of the total area of Alberta, renowned for its scenery, is served by Aquila's electricity networks.

publicly owned, entrepreneurial energy products and infrastructure company.

     The first order of business was to conduct a thorough review of the company's operating structure, process design, and administrative and support services. The first result was an immediate restructuring to achieve greater operating efficiency. The second was a detailed strategic plan that fundamentally redefined AlintaGas.

     Partly as a result of the restructuring effort, net profit for the six months ended December 31 increased 22 percent over the same period a year ago. With that effort largely complete, the chief focus in 2002 will be on executing our growth strategy.

     Earnings from gas distribution should continue to grow between 3 and 5 percent per year. That provides a stable earnings base, but to achieve our targeted 10-15 percent growth rate requires diversifying beyond AlintaGas's traditional core business. One initiative is the formation of National Power Services (WA), a joint venture that will reduce costs through an outsourcing contract while transforming the company's field services group from a cost center to a profit center by contracting it out to other companies throughout Australia.

     AlintaGas has operated successfully on the industrial side for years in a deregulated environment, but a key goal for 2002 is to translate this success fully to the retail market when it deregulates in Western Australia next year.

     The next phase of its strategic plan involves the pursuit of a number of potential acquisitions, joint ventures and partnerships.

     "There are about 20 investment opportunities we're seriously looking at," says AlintaGas CEO Bob Browning, who went to Perth from Kansas City shortly after the company was privatized.

     Just as United Energy went from electric-only to electric and gas, Browning is intent on having AlintaGas diversify to build a portfolio of income streams and achieve its growth goals.

     The company's relationship with its major shareholders, Aquila and United Energy, provides AlintaGas with a strong competitive advantage. United Energy's deep understanding of the Australian energy industry and Aquila's extensive experience managing risk, navigating advanced regulatory environments and operating energy businesses around the world will be enormously important in meeting the goal of consistent double-digit earnings growth.

IN CANADA, CONSOLIDATION
Last year was a period of significant consolidation for UtiliCorp Networks Canada (UNC). Its transition to the name Aquila Networks Canada will pick up speed later this year. Our north-of-the-border networks subsidiary began its "Team of One" initiative, designed to build on the best in global practices and integrate our electricity operations in Alberta and British Columbia.

     In fall 2001, the first step was making "UtiliCorp Networks" the unifying operating name in Canada. The company had operated as West Kootenay Power in British Columbia since acquiring the 104-year old hydroelectric utility in 1987. It was the company's first international purchase. UtiliCorp Networks Canada came into being in August 2000 with the purchase of the Alberta electric distribution operations of TransAlta Corporation.

     Today we have 517,000 customers and 62,000 miles of electric network in Canada. The combination of UNC and West Kootenay Power under a single name was a logical business step that emphasized the companies' growth and focus on networks.

     "In a busy and dynamic energy industry, making it simpler for customers to know who we are and what we do, regardless of what regulatory jurisdiction we are in, was a key objective in adopting a single name in Canada," says UNC's CEO, Fauzia Lalani. "That's why we'll continue to evolve our brand identity, migrating from UtiliCorp to Aquila Networks to support the strategy of the new Global Networks Group.

     "We may be the largest investor-owned networks company in Canada," she says, "but we're still a very unique player since 80 percent of Canadian network assets remain government owned."

     UNC has embarked on an aggressive campaign to be a credible, reliable expert in electric market restructuring. The company's responsible leadership role was apparent during last year's three-month strike by members of the International Brotherhood of Electrical Workers (IBEW) in British Columbia. Members of the Office and Professional Employees International Union honored IBEW picket lines, which meant closing customer service centers in our British Columbia service territory. However, inconvenience to customers was minimized by routing telephone inquiries through the Calgary service center and by invoking essential services legislation to ensure that outage restoration and system control functions continued with minimal interruption.

     In the end, UNC achieved a four-year agreement that struck the necessary balance between productivity improvements and competitive rates for customers.

     UtiliCorp Networks Canada has taken an active role in provincial policy discussions on restructuring the industry and implementing incentive-based regulation. Among the innovative solutions advanced by UNC is a Customer Advisory Board designed to resolve customer concerns without the need for an adversarial and costly regulatory hearing. The board will have a pilot run in Alberta during the first half of 2002.

     By leveraging the company's extensive experience in the deregulating markets of Australia, New Zealand and the United Kingdom, UNC is well positioned to help reform and restructure the electricity market throughout Canada. In turn, the lessons learned in Canada will help nourish ongoing efforts to increase the value of our networks elsewhere as we shift toward a global Aquila Networks business portfolio.

18                                                                   AQUILA 2001

REAPING THE WIND
--------------------------------------------------------------------------------
Our huge wind project on the prairie produces electricity without using any of the traditional fuels for generation.
================================================================================

The 170 wind turbines generating power on the plains near Montezuma, Kansas are an arresting sight. The Gray County Wind Farm, which began operation in December 2001, was constructed by FPL Energy, a subsidiary of Florida Power and Light that is the most experienced builder of wind farms in the country.

     FPL continues to own and operate the facility, and Aquila arranged to purchase its entire output, 110 megawatts, enough power to supply the needs of 33,000 homes. We'll distribute about 75% of that power to our customers in Kansas and Missouri, with the rest going to power wholesalers. The Gray County facility is the product of vision, not regulation. It's the largest wind project in the United States that wasn't mandated by state regulations as part of a utility company's "green" energy mix.

AN AGE-OLD DREAM
Harnessing the wind has captivated man's imagination for millennia. Using wind to generate electricity would seem an obvious goal, but its realization has been frustratingly elusive. Until recently, the economics of wind power simply did not work. While wind is free, the up-front costs of turbines and towers, amortized over the life of the equipment, meant costs of more than 15 cents per kilowatt-hour, far higher than costs from traditional fuel-powered turbines. In the past decade or so, however, big improvements in technology have lowered the costs of wind-generated power as much as 80%, bringing it in line with, and sometimes even below, the typical costs of traditionally-fueled generation.

     But cost is hardly the only force behind the new interest in wind power. It's abundantly clear our increasing dependence on foreign oil threatens our national security, and concern with the environment, a largely local issue 20 years ago, today focuses on the global issue of greenhouse gases and climate change. That adds up to strong public support for renewable sources of energy, and the market has responded accordingly. Wind power capacity has almost doubled in the past two years, from about 2,500 megawatts in 1999 to 4,500 megawatts at the end of 2001.

     Still, wind power today accounts for less than half a percent of the country's total installed electric capacity. Wind-powered generation grew 31% last year, making it the fastest-growing segment of generation. Global capacity has increased 500% since 1995, to 23,300 megawatts, enough to meet the needs of 23 million people.

SOME NEW CHALLENGES
For Aquila's dispatchers, wind power presents unique challenges. You can't keep excess wind in storage tanks, and when the turbines are still, no electrons flow. While FPL Energy has become expert at predicting wind patterns and finding where those patterns make wind generation economic, there's no way to predict wind speed moment to moment. But knowing exactly what power's needed on a moment-to-moment basis and where to find it is exactly what power dispatching is all about. In order to factor wind into the generation mix--and wind now accounts for 2% to 5% of the electricity supply for Aquila's networks in Kansas and Missouri--our dispatchers have learned to balance wind power with power from gas-fired turbines. They can do that almost instantaneously because the gas turbines respond quickly (unlike plants fueled by coal).

     The Gray County Wind Farm has already brought Aquila recognition--a nomination for the Green Power Leadership Award, sponsored by the U.S. Environmental Protection Agency, and receipt of the Missouri Governor's Environmental Excellence and Pollution Control Award.

[GRAPHIC]

- Prior to installation on one of the project's towers, a windmill's blades, each 77 feet long, dwarf a large barn that stands nearby.

[GRAPHIC]

- Perhaps Kansas' answer to the stone sculptures found on Easter Island, the wind turbines of the Gray County Wind Farm give a new look to the landscape, as well as to the generation mix serving Aquila's electric customers in two states.

[SIDENOTE]

THE AQUILA-FPL ENERGY PROJECT IS THE LARGEST U.S. WIND FARM THAT WAS NOT MANDATED BY STATE REGULATIONS.

AQUILA 2001                                                                   19

AQUILA PARTNERS

A COMPANY OF OWNERS

THREE-FOURTHS OF AQUILA'S ASSOCIATES IN NORTH AMERICA OWN SHARES OF THE COMPANY'S COMMON STOCK. AT THE END OF 2001, THIS GROUP HELD MORE THAN 12 PERCENT OF ALL OUR SHARES OUTSTANDING. FOR MANY YEARS, THIS LEVEL OF EMPLOYEE OWNERSHIP HAS BEEN ONE MORE THING THAT DISTINGUISHES AQUILA FROM OTHER COMPANIES IN OUR INDUSTRY. WE FEEL IT'S AN IMPORTANT DIFFERENCE. EVERY DAY OUR PEOPLE PUT INTO ACTION THE EXTRA CARING THAT OWNERSHIP BRINGS. IT SHOWS IN THE WAY THEY SERVE CUSTOMERS AND THE WAY THEY MAKE BUSINESS DECISIONS. EACH YEAR WE RECOGNIZE AS AQUILA PARTNERS THE INDIVIDUALS WHO HAVE REACHED A PARTICULARLY HIGH LEVEL OF SHARE OWNERSHIP COMPARED TO SALARY LEVEL. OUR PARTNERS FOR 2001 ARE PRESENTED BELOW.

Donald R. Albon
Gail M. Allen
Paul Allerton
Hugh E. Alm, Jr.
Dennis D. Ambrose
William S. Anderson
Michael R. Apprill
George E. Armstrong
Stephen Ash
John P. Ashworth
Verle D. Ayres
Donald Bacon
Marjorie K. Bajor
Michael P. Baker
William J. Balk
Jerald Ball
Robert G. Barbee
Arthur W. Barr, Jr.
Robert G. Barry
Timothy K. Bass
Patricia A. Bauer
Cheryl L. Baumann
Robert C. Beck
Ted B. Beissenherz
Thomas J. Benore
Robert L. Benstead
Diana Berger
Ken Bergstedt
Edward R. Bettin
Buddy Ray Black
David E. Blann
Patricia A. Blanton
Hal Bloomberg
Delta F. Boden
William I. Bolonyi
Jill L. Bonk
Raymond Bonkowski, Jr.
Randall K. Boone
Roger A. Booze
Dean B. Boren
Lance A. Boyd
Joseph A. Braden
Richard A. Bradshaw
John T. Britton
James S. Brook
J. Alan Brooker
Pauline Broom
Linda R. Brown
Bob Browning
Kevin G. Burbach
Roy A. Burke, Jr.
James E. Burnett
Dale A. Burtch
Robert E. Callegari
Ronald J. Carlberg
Patricia L. Carlson
Thomas L. Carmody
Bruce C. Chaney
Donald F. Cheloha
David S. Christensen
Neal R. Clausen
Pamela S. Coble
Steve Cochennet
Michael W. Cochran
Gary D. Colgrove
Tim L. Connealy
Elliott W. Connell
Timothy E. Conner
Lyle Cook
Roger W. Cook
William S. Cook
Frank B. Costanza
Dennis E. Coughlin
Mary L. Courter
John C. Creek
Robert L. Curtis
Larry D. Damme
Allan N. Dancy
Lois A. Danielson
Janet L. Daugherty
Dennis M. Davis
Kay M. Deahl
Glenn W. Dee
Michael Deggendorf
Donald Lee Dekema
Gary M. Denny
Margaret A. Desmet
Richard W. Devine
Jerry A. Dick
Thomas Disterheft
Rick J. Dobson
Albert J. Dolan
Robert B. Draeger
John D. Durdahl
Dale E. Dwyer
Robert J. Dye
Judy K. Eby
Chris Edlin
Donna K. Elliott
James E. Elliott
Kathryn A. Ellis
Jesse R. Elrick
Debra L. Emo
Jon R. Empson
James L. Erickson
Mark E. Even
Debra J. Everett
Ralph C. Eye
Phillip W. Fagg
John G. Favreau
Beverly A. Feine
Russel W. Feller
Dave Fincher
John R. Fischer
Michael J. Fisher
Frank F. Fong
William B. Ford
Kevin J. Fox
Michael H. Fragale
Charles T. Friend
William H. Fries
James L. Friesel
George J. Frisbie
Joe L. Fulton
Kenneth L. Gerdts
Leslie E. Gibson
Wayne H. Giese
Deanna L. Giessel
Danny L. Gillam
Harold L. Gillihan
Charles R. Gray
Dennis M. Greashaber
Keith Frank Green
Richard C. Green, Jr.
Robert K. Green
Sandra J. Guge
Mark H. Gurley
Gary Mac Hackett
Eric Hall
John G. Hall
Laurie J. Hamilton
Rodney F. Hamm
Ralph E. Hammond
Kenneth J. Hansen
Gary R. Hanson
Thomas E. Hanson
Della D. Harris
Garry D. Harter
Steven E. Hartman
Jim R. Hasley
Ed Hatter
Charles F. Hauska
Leroy J. Havener
Barbara A. Hawkins
Milo A. Hawkinson
Billy J. Hayes
Becky Heeres
Michael D. Hehl
Vicki Heider
Jerald F. Heims
Donna L. Heinicke
Lyle R. Henderson
Steven L. Hensevelt
A. Jean Herndon
Ronald L. Herr
Ronald W. Herstein
Michael E. Hertling
Chester W. Hill
Ronald J. Hinsley
Gary M. Hoffman
Jay P. Hohne
Robert W. Holzwarth
Michael R. Hook
Edward L. Horne
Martin C. Hotchkiss
Gordon D. Hough
Ted Houts
David A. Howrigon
Robert J. Huckaby
Charles W. Hudler
John R. Hugelen
Terry L. Hutchins
Steve L. Hyke
Donald B. Jackson
Dave Jaschen
Tommy R. Johnson
Larry W. Jones
Leroy M. Junge
Anne Kahle
David F. Kaminski
Mike Kane
Michael G. Kelly
Ronald W. Kester
Ronald G. Kieft
James D. Kimbrell
Dennis J. Kinne
Michael J. Kisicki
Joseph A. Klusaw
Roger A. Kort
Richard A. Kramer
David P. Kreimer
Richard C. Kreul
Patricia A. Krier
Douglas E. Kubash
John E. Kubesh
Daniel M. Kuehne
Timothy M. Kuehnlein
Donal D. Kuhlman
Randy J. Kull
Patricia A. Lammers
Sonna A. Lane
Carole J. Lange
Steven R. Larner
Jerry D. Laughlin
Billy D. Leach
Norman E. Lecy
Jesse R. Lee
Bob Leen
Michael E. Lemmer
Sandra K. Lewandowski
Jerry L. Lewis
David G. Light
Harold E. Link
Paul J. Livernois
Karen L. Loomis
Kenneth L. Loose
Willis L. Lutes
Carol Lyon
Thomas D. Manderscheid
Donald E. Maristuen
Thomas L. Markstrom
Thomas F. Martin
Donald T. Mason
Janice McCall
Thomas L. McCoy
Sandra K. McDannel
John V. McDonald
Jerri McDonnell
David J. McLaughlin
Jeffrey D. McNally
Vernon R. Means
Daniel Medeiros
Walt Mier
Herman L. Miller
Judith L. Miller
Randal P. Miller
Edward K. Mills
Loretta G. Millstead
Haney D. Milstead
David J. Miracle
Mario A. Morales
Betty J. Morgan
Julianne Morton
Leo E. Morton
Paul D. Mumm
Steve Munckton
Ralph K. Neasham
Paul F. Nelson
Judy Ness
James A. Nieman
Alvin O. Niendick
Rene A. Nix
Robert E. Norem
Donald W. North
Denise M. Novak
Harry E. Odell
Thomas F. O'Grady
Lynn J. Oltmanns
Marvin L. Oppedal
Roger G. Oursland
Larry E. Owens
Angelo F. Palumbo, Jr.
Kris J. Paper
Stephen D. Parker
Lou Ann Patterson
Kenneth A. Pedersen
Harold W. Peery
Stephen L. Pella
Robert P. Perkins
Chris A. Perrault
George M. Peterson
Gary L. Pike
Ronald L. Pischke
Mark E. Pratt
James Prchal, Jr.
Nancy J. Preucil
Gary J. Price
Diana L Prine
Bob Qualkinbush
Timothy C. Raburn
Michael B. Radl
Jim Read
Bruce A. Reed
James H. Reed
Mark W. Reed
Jim L. Reineke
Daniel F. Rembold
Don Richardson
Tim E. Richardson
Clayton P. Risdahl
Kent J. Roberts
Bruce W. Robertson
Thomas B. Robertson
Linda R. Robinson
Michael Rodenbeck
Lawrence L. Rodenz
Arnold L. Rogers
Richard J. Rogers
Danny L. Rose
Daniel W. Ruffner
Gary J. Sauser
Jim Schaum
Stan P. Schiermeyer
Ed Schulte
Barb Schultz
Debra D. Schumann
Thomas M. Schweikert
Dean M. Schwendinger
Robert R. Scott
Susan R. Sears
Richard P. Sena
David J. Sevcik
Stan P. Shreve
Vern J. Siemek
Daniel R. Sikkema
Jacki Sima
David A. Sisel
James R. Sisung
Bobbie J. Skeels
Bernard L. Smith
Charles W. Smock
Susan M. Snively
Dale A. Sonder
Leroy L. Soppe
Gerald C. Soukup
Keith G. Stamm
Daniel L. Stanton
William A. Starnes
Jeri L. Steffy
Kenneth W. Stegall
Mary P. Stepp
Leslie P. Stotz
Becky Streeter
Duane D. Strong
John M. Strunk
Linda S. Stuart
William F. Sudholt
Darrell C. Suedmeier
Robert S. Sulek
Frank L. Sullivan
Shirley R. Swedlund
John M. Talcott
Jon R. Tangen
Donald Tapken
Patti J. Taylor
Donna J. Thomas
Kathleen M. Tierney
Denise Tillman
Michael J. Troupe
Carl Turner
Jennifer D. Turner
Michael J. Tylutki
Linda M. Tyree
Lawrence L. Valentine
W. E. Valentine
Karen J. VanDusseldorp
Carolyn F. Vansickle
Richard E. Veatch
David H. Vergot
David D. Vincent
Diane K. Vitamvas
David W. Volker
Robert E. Waechter
Susan J. Walter
Greg Walters
Reginald C. Walton
Daniel W. Warnock
Burt Watkins
Bradley A. Watrous
Douglas R. Welch
Gordon L. Welch
Julie M. Welch
Carol S. Weller
Marsha J. Wellman
Carol I. White
Judy L. White
Darlene M. Whiteaker
Paul E. Whitehead
James E. Whitelow
Allan Chip Wical
Jim Wilcox
Julian B. Wildrom
Dennis R. Williams
Jeff Williams
Donald S. Wilson
Larry R. Wilson
Bradley D. Wiltse
Harry J. Winfrey
Kathleen A. Wiseman
James L. Witt
Paul K. Wohl
Larry M. Woody
John W. Wortman
James H. Wurster
Steven T. Yates
Michael R. Young
Cheryl L. Zatko
Betty Zimmerman

20                                                                   AQUILA 2001

[CHART OF COMMON STOCK PERFORMANCE]

[PLOT POINTS TO COME]

INVESTMENT RESEARCH
Analysts at the following investment firms currently follow Aquila and have issued research reports on our performance:

EQUITY RESEARCH
Banc of America Securities
Credit Lyonnais Securities
Credit Suisse First Boston
Deutsche Banc Alex. Brown
Edward Jones
Fidelity Capital Markets
Goldman Sachs & Co.
JP Morgan Chase
Lehman Brothers
Merrill Lynch & Co.
Morgan Stanley Dean Witter
RBC Dain Rauscher
Robert W. Baird & Co.
Salomon Smith Barney, Inc.
UBS Warburg LLC
Value Line Publishing, Inc.

DEBT RESEARCH
ABN AMRO
Credit Suisse First Boston
Merrill Lynch & Co.
PaineWebber Incorporated
Prudential Fixed Income
Warburg Dillon Read

DIVIDEND DATES FOR 2002

===========================================================================================================================
                                                                        First         Second        Third         Fourth
                                                                        Quarter       Quarter       Quarter       Quarter
---------------------------------------------------------------------------------------------------------------------------
DIVIDENDS (a)
Dividends are declared by the board of directors on:                    Feb. 6        May 1         Aug. 7        Nov. 6
---------------------------------------------------------------------------------------------------------------------------
The record dates to qualify for a dividend are:                         Feb. 22       May 22        Aug. 22       Nov. 22
---------------------------------------------------------------------------------------------------------------------------
Dividend checks should be received on (b):                              March 12      June 12       Sept. 12      Dec. 12
===========================================================================================================================
DIVIDEND REINVESTMENT (c)
Dividends for Plan participants are reinvested by
  the company with a 5% discount on:                                    March 12      June 12       Sept. 12      Dec. 12
---------------------------------------------------------------------------------------------------------------------------
Additional share purchases may be made periodically subject to terms of the Plan.
---------------------------------------------------------------------------------------------------------------------------
Quarterly statements for Plan participants are mailed:                  Late March    Late June     Late Sept.    Late Dec.
===========================================================================================================================

(a) DECLARATION OF DIVIDENDS, DIVIDEND RATES AND THE DATES SHOWN ARE SUBJECT TO THE DISCRETION OF THE AQUILA BOARD OF DIRECTORS. THE DATES SHOWN ASSUME PAST PATTERNS WILL CONTINUE. HOWEVER, WE DO NOT AND CANNOT MAKE ANY ASSURANCES THAT ANY OR ALL OF THE LISTED EVENTS WILL OCCUR ON THE DATES SHOWN, IF AT ALL. AQUILA RESERVES THE RIGHT TO AMEND, SUSPEND OR TERMINATE THE DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN AT ANY TIME. PLAN PARTICIPANTS WILL BE NOTIFIED OF ANY CHANGES IN WRITING.

(b) IF YOU DON'T RECEIVE YOUR DIVIDEND CHECK ON THE PAYMENT DATE, PLEASE ALLOW REASONABLE TIME FOR POSTAL DELAYS BEFORE INQUIRING.

(c) PLEASE REFER TO THE LATEST PROSPECTUS OF THE DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN. TO REQUEST A PROSPECTUS AND AN ENROLLMENT FORM, CALL TOLL-FREE IN THE U.S. AND CANADA: 1-866-235-0223; OR DOWNLOAD THESE DOCUMENTS FROM THE INVESTOR INFORMATION SECTION OF AQUILA'S WEBSITE AT www.aquila.com.

AQUILA 2001                                                                   21

FINANCIAL REVIEW

KEY EVENTS IN 2001
     - In March we raised approximately $332 million through the sale of shares of our common stock.

     - We completed an initial public offering of Class A Aquila Merchant common shares in April, which raised approximately $446 million in net proceeds and left us with an 80% interest in the subsidiary.

     - In June, we exchanged $189.5 million of senior notes with interest rates ranging from 8.0% to 9.0% for $200 million of new senior notes with interest rates at 7.75%, maturing in June 2011. We also retired $204.1 million of senior notes, mortgage bonds and company-obligated preferred securities.

     - We formed a partnership in August with ArcLight Energy Partners Fund I, L.P. to buy a gas storage facility under construction near Sacramento, California. The cost to acquire and complete the facility is about $220 million. Our investment in this project is expected to be $25.0 million. We expect to complete the purchase in the second quarter of 2002, subject to regulatory approval.

     - We have agreed to acquire Midlands Electricity plc for $362 million. Midlands is the fourth-largest regional electric company in the United Kingdom. The transaction is expected to close in the first quarter of 2002. Midlands also has $1.7 billion of debt that would be non-recourse to us.

     - We announced in November that we would offer to acquire all outstanding publicly held shares of Aquila Merchant in exchange for shares of Aquila common stock. We completed the exchange offer in January 2002 by issuing about 12.6 million Aquila common shares. At that time Aquila Merchant again became a wholly-owned subsidiary and public trading of its shares ceased.

     - In December 2001, Enron Corporation filed for bankruptcy. As a result, we made provisions for receivables and open trade positions of $40 million on an after-tax basis.

This review of 2001 performance is organized by business segment, reflecting the way we manage our businesses. Each business unit leader is responsible for operating results, expressed as earnings before interest and taxes (EBIT). Therefore, each segment discussion focuses on the factors affecting EBIT.

     We use the term "Operating EBIT" to describe our recurring earnings before interest and taxes excluding items we deem to be non-recurring. The term is not meant to replace actual EBIT or other performance measures used under generally accepted accounting principles.

     We generally make decisions on finance, dividends and taxes at the corporate level. We discuss those topics separately on a consolidated basis.

     In 2001, our performance versus our main financial objective was as follows:

                                                             2001
                                               ---------------------------------
                                                 Objective          Result
--------------------------------------------------------------------------------
Operating earnings per share growth                 15%               17%
================================================================================

     At the end of 2001, our three-year total shareholder return was 15.4%. Total shareholder return is a measure of the change in price of our common stock over the period plus dividends paid.

OPERATING EARNINGS BEFORE INTEREST AND TAXES

A summary of our Operating EBIT by business segment is shown below.

Dollars in millions, except per share                 2001               2000       1999
------------------------------------------------------------------------------------------
MERCHANT SERVICES:
  Wholesale Services                                $296.5    43.1%    $148.3    $  40.7
  Capacity Services                                  113.7    16.5       53.6       39.0
  Minority Interest                                  (26.4)   (3.8)        --         --
------------------------------------------------------------------------------------------
Total Merchant Services                              383.8    55.8      201.9       79.7
------------------------------------------------------------------------------------------
GLOBAL NETWORKS GROUP:
  International Networks                             133.0    19.3      114.0      129.9
  Domestic Networks                                  166.2    24.1      219.6      208.3
------------------------------------------------------------------------------------------
Total Global Networks Group                          299.2    43.4      333.6      338.2
------------------------------------------------------------------------------------------
Corporate and other                                    5.7      .8      (12.3)      (3.9)
------------------------------------------------------------------------------------------
TOTAL OPERATING EBIT                                $688.7   100.0%    $523.2    $ 414.0
==========================================================================================
OPERATING EARNINGS PER SHARE--DILUTED               $ 2.44             $ 2.08    $  1.75
==========================================================================================
ACTUAL EARNINGS PER SHARE--DILUTED                  $ 2.42             $ 2.21    $  1.75
==========================================================================================

22                                                                   AQUILA 2001

[PHOTO OF DAN STREEK]

AS AQUILA'S CHIEF FINANCIAL OFFICER, DAN STREEK OVERSEES ALL OF OUR TREASURY, TAX, ACCOUNTING AND INVESTOR RELATIONS ACTIVITIES. A CERTIFIED PUBLIC ACCOUNTANT, HE JOINED THE COMPANY IN 1992 AND WAS NAMED TO HIS CURRENT POSITION IN AUGUST 2001.

NON-RECURRING ITEMS
Our earnings before interest and taxes (EBIT) and diluted earnings per share
(EPS) for the three years ended December 31, 2001 were affected by several items that we expect will not have a continuing impact on our financial position or results of operations. The table below summarizes the effect of non-recurring items on EBIT and diluted EPS.

                                                                            Year Ended December 31,
                                                            ----------------------------------------------------
                                                                     2001            2000             1999
                                                            ----------------------------------------------------
In millions, except per share                                   EBIT     EPS     EBIT      EPS    EBIT      EPS
----------------------------------------------------------------------------------------------------------------
ACTUAL                                                         $704.7   $2.42   $540.0   $ 2.21  $414.0  $ 1.75
Gain on sale of Aquila Merchant shares (a)                     (110.8)   (.51)      --       --      --      --
Enron exposures (b)                                              66.8     .34       --       --      --      --
Communications construction and lease termination (c)            16.5     .09      4.0      .02      --      --
Australia asset valuation reserves (d)                           11.5     .10       --       --      --      --
Gain on Uecomm IPO (e)                                             --      --    (44.0)    (.30)     --      --
Merchant asset impairments (f)                                     --      --     10.8      .07      --      --
Corporate charge for technology assets and intangibles (g)         --      --     12.4      .08      --      --
----------------------------------------------------------------------------------------------------------------
Operating                                                      $688.7   $2.44   $523.2   $ 2.08  $414.0  $ 1.75
================================================================================================================

(a) IN 2001, WE SOLD 5.75 MILLION SHARES OF AQUILA MERCHANT AS PART OF THE INITIAL PUBLIC OFFERING OF THAT SUBSIDIARY AND REALIZED A GAIN OF $110.8 MILLION.
(b) IN 2001, WE WROTE OFF EXPOSURES RELATED TO THE ENRON BANKRUPTCY OF $35.0 MILLION IN AQUILA MERCHANT AND $31.8 MILLION IN DOMESTIC NETWORKS.
(c) IN 2001, WE RECORDED CHARGES OF $16.5 MILLION IN OUR COMMUNICATIONS BUSINESS RELATED TO PRELIMINARY SYSTEM DESIGN AND LEASES IN MARKETS WE DO NOT INTEND TO DEVELOP. IN 2000, WE RECORDED A CHARGE OF $4.0 MILLION RELATED TO THE CONSTRUCTION OF OUR FIBER-OPTIC COMMUNICATIONS NETWORK.
(d) IN 2001, WE RECORDED CHARGES OF $11.5 MILLION IN OUR AUSTRALIAN NETWORKS RELATED TO VALUATION ALLOWANCES ON CERTAIN DEFERRED TAXES AND COLLECTIBILITY OF CERTAIN RECEIVABLES.
(e) IN 2000, WE RECORDED A $44.0 MILLION GAIN ON THE INITIAL PUBLIC OFFERING OF 34% OF UECOMM LTD. BY UNITED ENERGY.
(f) IN 2000, WE RECORDED AN ASSET IMPAIRMENT CHARGE OF $7.8 MILLION ON CERTAIN UNDER-PERFORMING PIPELINE ASSETS AND $3.0 MILLION ON CERTAIN RETAIL ASSETS IN THE UNITED KINGDOM.
(g) IN 2000, WE RECORDED CHARGES OF $10.0 MILLION RELATED TO CERTAIN INFORMATION TECHNOLOGY ASSETS THAT ARE NO LONGER USED AND $2.4 MILLION RELATED TO CERTAIN CORPORATE IDENTITY INTANGIBLES.

AQUILA 2001                                                                   23

MERCHANT SERVICES
We conduct our Merchant Services business through Aquila Merchant Services, Inc. (Aquila Merchant) in two segments, Wholesale Services and Capacity Services. Wholesale Services includes our North American and European commodity and client businesses (including our capital services business). Capacity Services primarily consists of power development, natural gas gathering and processing operations, and investments in independent power projects.

     In 1999, 2000 and the first four months of 2001, we owned 100% of Aquila Merchant. In April 2001, approximately 20% of Aquila Merchant was sold to the public. In connection with the initial public offering of Aquila Merchant, we sold 5.75 million previously issued shares and realized a pretax gain of approximately $110.8 million. In January 2002, we acquired the outstanding public shares of Aquila Merchant in an exchange offer and merger. Aquila Merchant was consolidated in each year with a minority interest reflected in 2001. The following Merchant Services financial information includes 100% of Aquila Merchant before minority interest, which totaled $26.4 million for the year ended December 31, 2001.

IMPACT OF ENRON ON THE COMMODITY MARKETS
Enron Corporation has been the dominant company in the energy commodity markets in recent years with its proprietary electronic trading platform, EnronOnLine, processing a significant share of the trading volume in the market. When Enron's financial difficulties became public in late 2001, many companies doing business with Enron and using EnronOnLine began to look to other energy companies, including Aquila Merchant, and other trading platforms for their energy and risk management needs. Aquila Merchant experienced a 52% increase in total Btu equivalent per day volumes during the fourth quarter of 2001 over 2000. It is difficult to directly attribute this increase to the absence of Enron from the market; however, we believe a portion of the increase was Enron-related. IntercontinentalExchange (ICE), in which Aquila has a 5% ownership interest, also experienced increased activity as the markets shifted from EnronOnLine to other electronic trading platforms. Total volumes and users on ICE increased by 65% and 30%, respectively, from October to November 2001. ICE also had an increased volume of gas and power trades for next-day delivery rather than next-month delivery in response to shortened timeframes for planning.

     We also had an increase in the number of client transactions in the fourth quarter of 2001 compared to 2000. It is still too early to predict how transactions, volumes and earnings will be affected by the Enron bankruptcy, but overall we believe the situation has created a number of market opportunities for us.

THREE-YEAR REVIEW--WHOLESALE SERVICES

                                                                 Year Ended December 31,
                                                         -------------------------------------------
Dollars in millions                                             2001           2000           1999
----------------------------------------------------------------------------------------------------
Sales                                                    $  36,607.1    $  25,662.5     $ 16,345.2
Cost of sales                                               35,976.7       25,219.4       16,167.0
----------------------------------------------------------------------------------------------------
Gross profit                                                   630.4          443.1          178.2
----------------------------------------------------------------------------------------------------
Operating expenses:
  Operating expense                                            352.4          315.6          148.8
  Depreciation and amortization expense                         16.2           16.5            9.6
  Impairments and other charges                                 35.0            3.0             --
----------------------------------------------------------------------------------------------------
Total operating expenses                                       403.6          335.1          158.4
----------------------------------------------------------------------------------------------------
Equity in earnings of investments                                 .2             --             --
Other income (expense)                                          34.5           37.3           20.9
----------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)                      261.5          145.3           40.7
====================================================================================================
NON-RECURRING ITEMS:
  Enron exposure                                                35.0             --             --
  Retail asset impairments                                        --            3.0             --
----------------------------------------------------------------------------------------------------
OPERATING EBIT                                           $     296.5    $     148.3     $     40.7
====================================================================================================
OPERATING EBIT CONTRIBUTION TO AQUILA                           43.1%          28.3%           9.8%
====================================================================================================
Identifiable assets                                      $   4,653.5    $   6,505.0     $  2,153.7
Average value at risk                                    $      11.3    $       6.9     $      4.6
Total Btu equivalent per day                                    24.6           18.4           18.0
Physical gas volumes marketed (BILLION CUBIC FEET
  PER DAY)                                                      13.5           12.0           10.5
Electricity volumes marketed (MEGAWATT-HOURS 000's)          350,000        189,900        236,500
Natural gas--average price per thousand cubic feet       $      3.91    $      3.71     $     2.15
Electricity--average price per megawatt-hour             $     50.24    $     49.45     $    33.68
====================================================================================================

24                                                                   AQUILA 2001

[PHOTO OF EDWARD MILLS]

ED MILLS HAS BEEN PRESIDENT AND CHIEF OPERATING OFFICER OF AQUILA MERCHANT SERVICES SINCE 1998. PRIOR TO THAT, HE HEADED AQUILA'S RISK MANAGEMENT AND TRADING OPERATIONS. HE JOINED THE COMPANY IN 1993.

2001 VERSUS 2000

SALES, COST OF SALES AND GROSS PROFIT
Sales and cost of sales for our Wholesale Services operations increased 43% in 2001 compared to 2000. Gross profit increased $187.3 million or 42% in 2001 compared to 2000. These increases were primarily due to the following:

     - A volatile pricing environment for gas and electricity, particularly in early 2001, provided opportunities to execute our strategies and deliver products and services to our clients.

     - Electricity and gas volumes marketed in 2001 increased 84% and 13%, respectively, over 2000, contributing to a combined 34% increase on a total Btu equivalent per day basis. These increases, together with a 27% increase in the number of commodity transactions executed, contributed to the increase in sales, cost of sales and gross profit.

     - A 5% increase in average gas prices also increased our sales and cost of sales.

     - A 28% increase in the number of client transactions in 2001 compared to 2000 contributed to a 34% increase in gross profit from our origination deals and from the more highly customized products we call Client Services. These products include our GuaranteedWeather(R) and GuaranteedGeneration(SM) products as well as our longer-duration gas and electric contracts.

OPERATING EXPENSES
Total operating expenses increased $68.5 million due to the write-off of approximately $35.0 million related to our trading exposures with Enron, the continued expansion of the merchant business and our strong performance resulting in higher incentive compensation expense. Also impacting operating expenses was the allocation of $10.8 million of expenses from Corporate and other. While the $35.0 million write-off represents our best estimate of our exposure based on our contracts with Enron, the ultimate outcome is subject to review by the bankruptcy courts.

2000 VERSUS 1999

SALES, COST OF SALES AND GROSS PROFIT
Sales and cost of sales for our Wholesale Services operations increased $9.3 billion and $9.1 billion, respectively, in 2000 compared to 1999. These increases were primarily due to higher prices for electricity and natural gas in 2000.

     Gross profit increased $264.9 million in 2000 compared to 1999. The increase in gross profit was primarily due to the following:

     - Strong wholesale commodity results in our gas, power and origination businesses are due to several factors, principally related to excellent execution in a favorable pricing environment. Natural gas and electricity prices increased 73% and 47%, respectively, in 2000 compared to 1999. Electricity volumes in 2000 were lower than in 1999, due to the shorter duration of our portfolio combined with higher price volatility.

     - Expansion of our GuaranteedWeather(R) and Guaranteed-Generation(SM) products compared to 1999. We started our weather business in 1997 and GuaranteedGeneration in 1999. Combined with our natural gas and power origination businesses, deal flow in all origination businesses combined was up 231%.

     - Gross profit in 1999 included a $19.8 million loss from the retail gas supply business we sold in January 2000.

OPERATING EXPENSES
Total operating expenses increased $176.7 million due to the expansion of Aquila Merchant's business along with higher incentive compensation expense resulting from our strong performance in 2000. Also, bad debt expense was higher in 2000 due to the expansion of our overall business and certain accounts receivable that were not collectible. Depreciation expense was $6.9 million higher primarily due to the additional investments in technology assets. In 2000, we also recognized impairment charges of $3.0 million on retail assets in the U.K.

AQUILA 2001                                                                   25

OTHER INCOME (EXPENSE)
Other income (expense) increased $16.4 million in 2000 compared to 1999. This increase mainly stems from our Merchant Notes Receivable which increased by 75% in 2000 compared to 1999, resulting in increased interest income. This increase was the result of an increase in the number of financing transactions, reflecting higher demand for capital in the exploration and production market. This increase was partially offset by fees associated with the increased amount of accounts receivable we sold in 2000 compared to 1999.

THREE-YEAR REVIEW--CAPACITY SERVICES

                                                                      Year Ended December 31,
                                                             ----------------------------------------
Dollars in millions                                              2001             2000           1999
------------------------------------------------------------------------------------------------------
Sales                                                        $1,162.9         $  815.6         $384.8
Cost of sales                                                   952.7            681.5          289.5
------------------------------------------------------------------------------------------------------
Gross profit                                                    210.2            134.1           95.3
------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operating expense                                              92.5             66.7           48.7
  Depreciation and amortization expense                          39.3             32.3           29.5
  Impairments and other charges                                    --              7.8             --
------------------------------------------------------------------------------------------------------
Total operating expenses                                        131.8            106.8           78.2
------------------------------------------------------------------------------------------------------
Equity in earnings of investments                                32.4             18.4           34.7
Other income (expense)                                            2.9               .1          (12.8)
------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)                       113.7             45.8           39.0
======================================================================================================
NON-RECURRING ITEMS:
  Pipeline asset impairments                                       --              7.8             --
------------------------------------------------------------------------------------------------------
OPERATING EBIT                                               $  113.7         $   53.6         $ 39.0
======================================================================================================
OPERATING EBIT CONTRIBUTION TO AQUILA                            16.5%            10.2%           9.4%
======================================================================================================
Identifiable assets                                          $1,595.1         $1,382.1         $935.4
Power capacity owned/controlled (MEGAWATTS)                     4,357            4,107            546
Gas throughput volumes (MILLION CUBIC FEET PER DAY)               381              449            548
Natural gas liquids--average price per gallon                $    .44         $    .47         $  .31
Natural gas liquids produced (THOUSAND BARRELS PER DAY)            20               22             22
======================================================================================================

2001 VERSUS 2000

SALES, COST OF SALES AND GROSS PROFIT
Sales and cost of sales for our Capacity Services operations increased 43% and 40%, respectively, in 2001 compared to 2000. Gross profit increased $76.1 million. These increases were primarily the result of the following factors:

     - The GPU International acquisition in December 2000 added approximately $54.9 million to gross profit in 2001 while adding $81.6 million and $26.7 million to sales and cost of sales, respectively.

     - We secured power capacity prices on our generation assets above current market prices, improving our margins in 2001. We attempt to optimize asset positions with forward contracts from time to time. When we take these positions with derivative instruments, they are recorded at fair value while the underlying asset position is reflected at historical cost.

     - The additional sales and cost of sales are also the result of additional capacity brought on line.

[CHART OF SALES-MERCHANT SERVICES]

- In 2001 Merchant Services had exceptional growth in its trading operations; gas trading and natural gas and power volumes increased dramatically.

[CHART OF EBIT-MERCHANT SERVICES]

- EBIT from our merchant activities benefited greatly from a volatile pricing environment and increased natural gas and electricity volumes.

26                                                                   AQUILA 2001

[PHOTO OF C. E. PAYNE, JR.]
C.E. PAYNE, JR.

AQUILA APPLIES ITS RISK MANAGEMENT EXPERTISE ACROSS MANY DISCIPLINES. OUR COMPANY-WIDE RISK MANAGEMENT PROGRAM, DIRECTED BY CAL PAYNE, COVERS TRADING ACTIVITIES, INTERNAL AUDITING, INSURABLE RISKS AND CREDIT MANAGEMENT.

OPERATING EXPENSES
Total operating expenses increased $25.0 million in 2001 compared to 2000, primarily as the result of our GPU International acquisition in December 2000. In 2000, impairment charges of $7.8 million were recorded on certain pipeline related assets.

EQUITY IN EARNINGS OF INVESTMENTS
Equity earnings increased $14.0 million in 2001 compared to 2000. Approximately $11.6 million of this increase relates to the equity investments in four independent power plants that we added to our power capacity as part of our acquisition of GPU International in December 2000.

2000 VERSUS 1999

SALES, COST OF SALES AND GROSS PROFIT
Sales and cost of sales for our Capacity Services operations increased $430.8 million and $392.0 million, respectively, in 2000 compared to 1999. Gross profit increased $38.8 million in 2000 compared to 1999. These increases resulted primarily from the following factors:

     - Additional power capacity in the Southeast in 2000 and other contractual transactions added about $22 million to our gross profit.

     - A 52% increase in the average price of natural gas liquids contributed to a $20 million increase in gross profit.

     - Partially offsetting those increases was an 18% decrease in natural gas throughput volumes.

OPERATING EXPENSES
Total operating expenses increased $28.6 million due to establishing power development and analysis teams to support construction of power plants. In 2000, we also recognized impairment charges of $7.8 million on certain underperforming pipeline assets.

EQUITY IN EARNINGS OF INVESTMENTS
Equity earnings decreased $16.3 million in 2000 compared to 1999. This was primarily due to the sale in late 1999 of our interest in a power project that contributed equity earnings of $17.1 million in 1999, including the gain on the sale of the project.

CURRENT OPERATING DEVELOPMENTS
ACQUISITIONS. In August 2001, Aquila Merchant and a partner agreed to purchase a 12 Bcf gas storage facility under development in Lodi, California. This facility is strategically located and is important in helping to meet the gas needs of the California energy market.

     In January 2002, we acquired property and rights to develop a 12 Bcf gas storage facility near Kingman, Arizona. This facility is located to serve the Arizona, Nevada and California gas markets. The first phase of the facility, with a storage capacity of 6 Bcf, is expected to be in operation by the fourth quarter of 2003, with the full 12 Bcf planned for the fourth quarter of 2004.

CONSTRUCTION/DEVELOPMENT. We currently have four power projects under construction or in development that will produce an additional 1,770 MW of power capacity. The work is largely ahead of schedule and below budget and three of the plants are expected to be on line for the 2002 cooling season.

[CHART OF GAS MARKETING VOLUMES]

- Natural gas marketing volumes in 2001 rose 13% overall, reflecting strong demand for wholesale energy.

[CHART OF ELECTRICITY MARKETING VOLUMES]

- Electricity marketing volumes increased 84% in 2001 after declining the year before.

AQUILA 2001                                                                   27

GLOBAL NETWORKS GROUP

Our Global Networks Group consists of our investments in international and domestic regulated electricity and gas utilities and communications networks. International Networks includes our investments in Canada, Australia and New Zealand. Our wholly owned Canadian electricity distribution company, UtiliCorp Networks Canada Ltd., has operations in the provinces of Alberta and British Columbia. Our Australian investments include a 34% interest in United Energy Limited, an electricity distribution company in the Melbourne area; a 25.5% interest in Multinet Gas, a gas distribution company in the Melbourne area; and a 45% interest, held jointly with United Energy, in AlintaGas Limited, a gas distribution company in Western Australia. In New Zealand we have a 55.5% interest in UnitedNetworks Ltd., an electricity and gas distribution company based in Auckland. Domestic Networks includes our electricity and gas network businesses in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. Also included are our 89% owned subsidiary, Everest Connections, a communications business that is rolling out comprehensive fiber-optic communication services in two Kansas City suburbs, and our 38% interest in Quanta Services, Inc. Quanta is the premier provider of field services to electric utilities, telecommunications and cable television companies, and governmental entities.

THREE-YEAR REVIEW--INTERNATIONAL NETWORKS

                                                                                 Year Ended December 31,
                                                                      ----------------------------------------------
Dollars in millions                                                         2001              2000              1999
--------------------------------------------------------------------------------------------------------------------
Sales                                                                 $    353.9        $    492.4         $   309.2
Cost of sales                                                              143.3             311.8             106.3
--------------------------------------------------------------------------------------------------------------------
Gross profit                                                               210.6             180.6             202.9
--------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operating expense                                                         80.7              48.6              46.5
  Depreciation and amortization expense                                     55.8              45.5              42.2
  Maintenance expense                                                        2.3               2.3               2.7
  Taxes, other than income taxes                                            15.8              13.5              11.6
  Impairments and other charges                                             11.5                --                --
--------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                   166.1             109.9             103.0
--------------------------------------------------------------------------------------------------------------------
Equity in earnings of investments                                           61.5              44.3              21.7
Minority interest in income of subsidiaries                                   --              (3.3)            (11.5)
Gain on sale of subsidiary stock                                              --              44.0                --
Other income (expense)                                                      15.5               2.3              19.8
--------------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)                                  121.5             158.0             129.9
--------------------------------------------------------------------------------------------------------------------
NON-RECURRING ITEMS:
  Australian asset valuation reserves                                       11.5                --                --
  Gain on Uecomm initial public offering                                      --             (44.0)               --
--------------------------------------------------------------------------------------------------------------------
OPERATING EBIT                                                        $    133.0        $    114.0         $   129.9
--------------------------------------------------------------------------------------------------------------------
OPERATING EBIT CONTRIBUTION TO AQUILA                                       19.3%             21.8%             31.4%
--------------------------------------------------------------------------------------------------------------------
Identifiable assets                                                   $  1,864.9        $  2,174.0         $ 1,792.1
Electric sales and transportation volumes (MWH 000's)                     25,484            13,785             9,023
--------------------------------------------------------------------------------------------------------------------
Electric customers                                                     1,595,000         1,553,000         1,165,000
Gas customers                                                          1,200,000         1,148,000           587,000
--------------------------------------------------------------------------------------------------------------------
Total customers*                                                       2,795,000         2,701,000         1,752,000
--------------------------------------------------------------------------------------------------------------------

* INCLUDES CUSTOMER CONNECTIONS IN OUR EQUITY METHOD INVESTMENTS IN ELECTRICITY AND GAS DISTRIBUTION BUSINESSES IN AUSTRALIA AND NEW ZEALAND.

[CHART OF SALES-GLOBAL NETWORKS]

Our acquisition of St. Joseph Light & Power and higher gas prices in early 2001 were the primary reasons for the 4% increase in Global Networks Group sales in 2001.

[CHART OF EBIT-GLOBAL NETWORKS]

Non-recurring items in 2001 and 2000 were the primary reason for the 2001 decrease in EBIT from Global Networks.

28                                                                   AQUILA 2001

[PHOTO OF KEITH STAMM]

Heading up the new Global Networks Group formed in November 2001, Keith Stamm brings an energy merchant perspective to the management of our network operations around the world. He was formerly the CEO of Aquila Merchant Services.

2001 VERSUS 2000

SALES, COST OF SALES AND GROSS PROFIT
Sales and cost of sales for our International Networks businesses decreased $138.5 million and $168.5 million, respectively, in 2001 compared to 2000. Gross profit for our International Networks businesses increased $30.0 million in 2001. These changes were primarily due to the following:

     - The deconsolidation of our New Zealand operations in June 2000 decreased sales, cost of sales and gross profit by $104.6 million, $32.7 million and $71.9 million, respectively.

     - Our acquisition of TransAlta's electricity distribution business in Alberta, Canada in August 2000, and subsequent sale of its lower margin retail business effective January 2001, resulted in a decrease in sales and cost of sales of $34.7 million and $136.8 million, respectively. Gross profit increased at our Alberta network by $102.1 million from a full year's operations in 2001.

OPERATING EXPENSES
Total operating expenses increased $56.2 million in 2001 compared to 2000. The purchase of our Alberta network increased total operating expenses by $79.4 million. Deconsolidating our New Zealand business decreased total operating expenses by $28.8 million. In 2001, we also recorded charges of $11.5 million relating to the realizability of deferred tax assets and interest receivable on shareholder loans in our Australian equity investments.

EQUITY IN EARNINGS OF INVESTMENTS
Equity in earnings increased $17.2 million in 2001 compared to 2000. After the sale of a portion of our New Zealand business we now use the equity method of accounting to record our net share of that business. This increased equity earnings by $16.5 million.

OTHER INCOME (EXPENSE)
Other income increased $13.2 million, primarily reflecting the allowed recovery of carrying costs on deferred purchased power costs ordered by Alberta regulators in December 2001.

GAIN ON SALE OF SUBSIDIARY STOCK
United Energy completed an initial public offering of 34% of Uecomm Limited, its telecom business, which resulted in a $44.0 million gain in 2000.

2000 VERSUS 1999

SALES, COST OF SALES AND GROSS PROFIT
Sales and cost of sales for our International Networks businesses increased $183.2 million and $205.5 million, respectively, in 2000 compared to 1999. These increases were primarily due to our acquisition of TransAlta's electricity distribution business in Alberta, Canada. Gross profit for our International Networks businesses decreased $22.3 million in 2000 compared to 1999. The deconsolidation of our New Zealand business in June 2000 resulted in a $74.9 million decrease in gross profit from the prior year, when we consolidated our New Zealand business for the full year. The purchase of our Alberta network partially offset the decreases in our New Zealand business by contributing a gross profit of $52.6 million.

OPERATING EXPENSES
Total operating expenses increased $6.9 million in 2000 compared to 1999. The purchase of our Alberta network resulted in a $37.8 million increase in total operating expenses. Deconsolidating our New Zealand business decreased total operating expenses by $28.8 million.

EQUITY IN EARNINGS, MINORITY INTEREST AND OTHER INCOME (EXPENSE)
These items increased $13.3 million in 2000 compared to 1999. Since the sale of a portion of our New Zealand business, we now use the equity method of accounting to record our net share of that business. This increased equity earnings by $13.3 million and decreased minority interest in income of subsidiaries by $8.2 million. Equity earnings also increased $9.3 million reflecting higher earnings from our Australian investments. In addition, other income decreased $17.5 million on lower interest income on loans to our equity investments.

GAIN ON SALE OF SUBSIDIARY STOCK
United Energy completed an initial public offering of 34% of Uecomm, its telecom business, in 2000, resulting in a $44.0 million gain.

AQUILA 2001                                                                   29

[PHOTO OF LESLIE J. PARRETTE, JR.]

After representing Aquila several years as outside counsel, Les Parrette joined the company to form our own legal department. As senior vice president, general counsel and corporate secretary, he is our senior legal officer.

CURRENT OPERATING DEVELOPMENTS
COMPETITION IN AUSTRALIA. The State of Victoria is deregulating its electricity market in stages. In January 2002, all customers of United Energy Limited (UEL) chose their retail electricity suppliers. A majority of UEL's gross margin comes from distribution line charges that are not affected by these customer choices.

REGULATION IN NEW ZEALAND. An Electricity Act came into force in August 2001. This new Act empowers the Commerce Commission to exercise control over goods and services lines businesses to promote efficient operation of markets through targeted controls. The Commerce Commission is currently developing its approach to implementing this legislation.

PURCHASE OF UNITED KINGDOM ELECTRICITY NETWORK. We have entered into an agreement to purchase Midlands Electricity plc, a United Kingdom electricity network, from FirstEnergy Corp. The price of this investment is approximately $362 million, plus the assumption of approximately $1.7 billion of debt that would be non-recourse to us. If consummated, we expect to account for this acquisition using the equity method of accounting. Under terms of our agreement, if the transaction is not completed by April 26, 2002, either party may terminate the transaction. Although we have received the necessary regulatory approvals, those approvals require that we have a financial partner. We are in discussions with FirstEnergy to modify our agreement to allow us to complete the transaction in a manner consistent with the regulatory approvals and expect that it will close in March 2002.

MULTINET GAS. In March 1999, we invested in the Multinet gas distribution business in Melbourne, Australia. Because this property's service territory overlapped with our existing electric distribution property, we expected and have been able to extract significant synergies. However, since March 1999, the Melbourne area has experienced consecutive mild winters, one of them the mildest on record. Additionally, gas volumes, normalized for weather, have not met expectations.

  As a result of this unexpected financial performance, it was necessary for us to invest, in December 2001, an additional $81.9 million in the business as subordinated debt. Multinet used these funds to retire senior bank debt. In evaluating the recoverability of our total investment in that business we evaluated its cash flow potential under probable capitalization scenarios. Existing shareholder debt will likely be converted to equity as the result of recent tax law changes. Given this, cash flow forecasts indicated sufficient cash flow to service and retire the existing senior bank debt and provide a return of invested capital, including shareholder loans, to the equity holders. As a result, we have determined no impairment of this investment exists as of December 31, 2001. However, valuation reserves totaling about $4.6 million on portions of the carrying value of certain future income tax benefits were recorded at Multinet and existing accrued interest balances were written down as uncollectible.

PULSE RETAIL. Our Melbourne, Australia businesses are partners in the retail energy provider Pulse. Their investments consist primarily of shareholder loans. In December, the Victorian government capped increases in retail electricity prices at less than 5%, compared with an average price increase sought by retailers of around 18%. This decision dampened retailers' enthusiasm for full retail competition in the residential market, which began in January 2002. Pulse's financial outlook has been hampered by the Victorian government's actions and accordingly, the full balance of accrued interest due from Pulse on the shareholder loans and a portion of the shareholder loan balances were written off. These write-offs were approximately $3.9 million and are reflected in our 2001 financial statements. As the retail markets continue to evolve under full retail competition, our distribution businesses in Australia will continue to evaluate the remaining carrying value of their shareholder loans to Pulse.

30                                                                   AQUILA 2001

THREE-YEAR REVIEW--DOMESTIC NETWORKS

                                                                                 Year Ended December 31,
                                                                      ----------------------------------------------
Dollars in millions                                                         2001              2000              1999
--------------------------------------------------------------------------------------------------------------------
Sales:
  Electric                                                            $    758.2        $    717.6        $    675.4
  Gas                                                                      964.3             826.5             638.2
  Non-regulated businesses                                                 569.9             514.0             265.2
--------------------------------------------------------------------------------------------------------------------
Total sales                                                              2,292.4           2,058.1           1,578.8
--------------------------------------------------------------------------------------------------------------------
Cost of sales:
  Electric                                                                 355.6             378.6             305.4
  Gas                                                                      720.1             565.7             380.8
  Non-regulated businesses                                                 479.7             442.9             215.6
--------------------------------------------------------------------------------------------------------------------
Total cost of sales                                                      1,555.4           1,387.2             901.8
--------------------------------------------------------------------------------------------------------------------
Gross profit                                                               737.0             670.9             677.0
--------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operating expense                                                        359.2             292.3             268.1
  Depreciation and amortization expense                                    162.1             129.3             115.3
  Maintenance expense                                                       55.5              54.6              50.5
  Taxes, other than income taxes                                            39.4              39.1              57.7
  Impairments and other charges                                             48.3               4.0                --
--------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                   664.5             519.3             491.6
--------------------------------------------------------------------------------------------------------------------
Equity in earnings of investments                                           28.5              52.9              13.2
Minority interest in loss of subsidiaries                                    6.4               1.9                --
Other income                                                                10.5               9.2               9.7
--------------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES (EBIT)                                  117.9             215.6             208.3
--------------------------------------------------------------------------------------------------------------------
NON-RECURRING ITEMS:
  Enron exposure                                                            31.8                --                --
  Communications construction and lease termination                         16.5               4.0                --
--------------------------------------------------------------------------------------------------------------------
OPERATING EBIT                                                        $    166.2        $    219.6        $    208.3
--------------------------------------------------------------------------------------------------------------------
OPERATING EBIT CONTRIBUTION TO AQUILA                                       24.1%             42.0%             50.3%
--------------------------------------------------------------------------------------------------------------------
Identifiable assets                                                   $  3,512.5        $  3,584.7        $  2,370.0
Electric sales and transportation volumes (MWH 000's)                     13,143            12,173            12,043
Gas sales and transportation volumes (MCF 000's)                         216,559           241,708           247,831
--------------------------------------------------------------------------------------------------------------------
Electric customers                                                       431,000           408,000           349,000
Gas customers                                                            874,000           863,000           831,000
Appliance service contract customers                                     139,000           156,000           170,000
--------------------------------------------------------------------------------------------------------------------
Total customers                                                        1,444,000         1,427,000         1,350,000
--------------------------------------------------------------------------------------------------------------------

2001 VERSUS 2000

SALES, COST OF SALES AND GROSS PROFIT
Sales, cost of sales and gross profit for our Domestic Networks businesses increased $234.3 million, $168.2 million and $66.1 million, respectively, in 2001 compared to 2000. Our acquisition of St. Joseph Light & Power Company in December 2000 contributed sales, cost of sales and gross profit of $104.1 million, $40.9 million and $63.2 million, respectively. Also contributing to increased sales and cost of sales were higher natural gas prices in early 2001.

OPERATING EXPENSES
Operating expenses increased $66.9 million in 2001 compared to 2000 primarily due to inclusion of a full year's operations of St. Joseph Light & Power, which had operating expenses of $21.9 million. Also contributing to higher operating expenses were increased bad debt expenses related to higher natural gas costs in late 2000 and early 2001 and certain industrial customer bankruptcies in 2001. Start-up operating expenses in connection with the build-out of our communications networks also contributed $30.5 million to increased operating expenses.

DEPRECIATION AND AMORTIZATION EXPENSE
Depreciation and amortization expense increased $32.8 million in 2001 compared to 2000, primarily as the result of $16.4 million of increased depreciation related to the assets acquired in the St. Joseph Light & Power merger. Also contributing to the increase was $4.6 million of depreciation due to continued capital expenditures in our utility operations and $10.3 million due to our communications network build-out.

IMPAIRMENTS AND OTHER CHARGES
Impairments and other charges in 2001 included $31.8 million of unsecured cash participation notes receivable that were writ-

AQUILA 2001                                                                   31

[PHOTO OF R. PAUL PERKINS]

R. PAUL PERKINS
Before joining Aquila in 1994, Paul Perkins had conducted business in more than 50 countries. Today he is our senior vice president, corporate development, focused on finding compatible growth opportunities around the world.

ten off following the Enron bankruptcy filing in December 2001. Also included was the write-off of $16.5 million of communications system assets not being utilized and related leases in markets not actively being developed as we concentrate on developing our communications networks in the Kansas City area.

EQUITY IN EARNINGS OF INVESTMENTS
Equity in earnings decreased $24.4 million in 2001 compared to 2000, primarily due to reduced equity earnings from our investment in Quanta and the termination of our management fee agreement with Quanta in December 2000. The slowdown in the telecom market and the write-off of certain receivables from its telecom customers by Quanta reduced equity earnings in 2001.

2000 VERSUS 1999

SALES, COST OF SALES AND GROSS PROFIT
Sales and cost of sales for our Domestic Networks businesses increased $479.3 million and $485.4 million, respectively, in 2000 compared to 1999. These increases were primarily due to increased natural gas prices. Gross profit for our Domestic Networks businesses decreased $6.1 million in 2000 compared to 1999. The decrease primarily related to a 1999 Kansas show-cause rate case that resulted in a $7.9 million reduction in gross profit. Costs of fuel and purchased power also increased in 2000, offset in part by higher gross profits due to a hotter summer and colder winter.

TOTAL OPERATING EXPENSES
Total operating expenses increased $27.7 million in 2000 compared to 1999. Our communications business incurred start-up costs, depreciation expense and other charges of $23.5 million in 2000 that were not incurred in 1999. Total operating expenses of our domestic utility networks increased primarily because of higher depreciation due to continued investments in network infrastructure, and higher bad debt expense as a result of the increase in the cost of natural gas.

EQUITY IN EARNINGS OF INVESTMENTS
Equity in earnings increased $39.7 million in 2000 compared to 1999. In 2000, we included a full year of equity earnings and management fees in equity earnings of investments and partnerships relating to our investment in Quanta. This increased equity in earnings by $40.5 million compared to 1999. We invested an additional $360 million in Quanta stock in 2000. In December 2000, we terminated our management services contract with Quanta and received payment of the management fees recorded, including a termination fee.

CURRENT OPERATING DEVELOPMENTS

QUANTA OWNERSHIP. We are presently arbitrating a dispute with Quanta regarding our right to acquire additional shares of Quanta. We have informed Quanta's board of directors that we intend to present an opposition slate of directors at Quanta's 2002 annual meeting of shareholders. Although the market price of Quanta shares was below our cost basis per share at December 31, 2001, we do not believe that our investment is impaired. This conclusion is based on our evaluation of Quanta's financial condition and future prospects and our intent and ability to hold this investment.

DOMESTIC UTILITY OPERATIONS. Our domestic network businesses operate in a regulated environment. Industrial and large commercial customers generally have access to energy sources, so some of the competitive pricing benefits have been transferred to these customers through open access tariffs relating to transmission lines and pipelines. Competition at the retail level is dependent on legislation in each state.

SALE OF PIPELINE ASSETS. On February 1, 2001 we entered into an agreement to sell our wholly-owned subsidiary UtiliCorp Pipeline Systems for our book value of approximately $66 million. We closed this transaction in January 2002.

MISSOURI RATE CASE. In June 2001, we filed for a $49.4 million increase in our Missouri electric rates. Approximately $39 million of the requested increase related to anticipated higher fuel and purchased power costs that did not materialize. In February 2002, we reached a negotiated settlement with the Commission staff and all intervenors that will result in a $4.3 million rate reduction.

32                                                                   AQUILA 2001

CORPORATE MATTERS

CORPORATE AND OTHER
The table below summarizes corporate and other EBIT for the three years ended December 31, 2001. Corporate primarily contains the retained costs of the company that are not allocated to the business units.

In millions                               2001          2000         1999
--------------------------------------------------------------------------------
EBIT                                     $ 5.7       $ (24.7)      $ (3.9)
--------------------------------------------------------------------------------
NON-RECURRING ITEMS:
  Write-off of certain technology
    and corporate identity assets           --          12.4           --
--------------------------------------------------------------------------------
OPERATING EBIT                           $ 5.7       $ (12.3)      $ (3.9)
================================================================================

2001 VERSUS 2000

EBIT
Corporate and other EBIT increased $30.4 million in 2001 compared to 2000 due to $12.4 million of impairments and other charges recognized in 2000. Also contributing to the increase in EBIT was the allocation of $10.8 million of expenses to our merchant business and $3.6 million of lower accounts receivable sales program costs due to reduced utilization in 2001.

INTEREST EXPENSE
Interest expense and minority interests in income of partnership and trusts increased $8.1 million in 2001 compared to 2000. This was primarily due to increased long-term borrowings in late 2000 and early 2001 related to the acquisitions of our Alberta network, AlintaGas, St. Joseph Light & Power and GPU International.

INCOME TAXES
Income taxes increased $84.0 million in 2001 compared to 2000. This was primarily due to the increased earnings before income taxes in 2001 resulting from the factors discussed previously. Our overall effective tax rate increased from 36.4% in 2000 to 42.0% in 2001. The increase in our effective tax rate was due primarily to the effect of increased minority interest in income of subsidiaries, taxes on the gain recognized on the sale of our shares in Aquila Merchant, and valuation allowances on certain international losses.

2000 VERSUS 1999

EBIT
Corporate and other EBIT decreased $20.8 million in 2000 compared to 1999 due to impairments and other charges of $12.4 million. These related to certain technology assets and purchased intangibles no longer used in our operations. Also contributing to the decrease in EBIT were certain project costs and other corporate costs not allocated to business units.

INTEREST EXPENSE
Interest expense and minority interest in income of partnership and trusts increased $29.7 million in 2000 compared to 1999. The issuance of $250.0 million of company-obligated preferred securities in September 1999 and $100.0 million in June 2000 resulted in an increase of $15.8 million. Increased short-term and long-term borrowings to fund acquisitions and investments resulted in the remaining increase.

INCOME TAXES
Income taxes increased $50.0 million in 2000 compared to 1999. This was primarily due to the increased income before income taxes in 2000 resulting from the factors discussed previously. Our overall effective tax rate increased from 29.8% in 1999 to 36.4% in 2000, primarily as a result of an increase in our pretax earnings in Canada, which has higher statutory tax rates.

CRITICAL ACCOUNTING POLICIES
We have prepared our financial statements in conformity with accounting principles generally accepted in the United States of America. These statements include some amounts that are based on informed judgments and estimates of management. Our significant accounting policies are discussed in Note 1 to the consolidated financial statements. Our critical accounting policies are subject to judgments and uncertainties that affect the application of such policies. As discussed below, while we believe these financial statements include the most likely outcomes with regard to amounts that are based on our judgments and estimates, our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. Our critical accounting policies include:

SALES RECOGNITION. A significant portion of our sales are recorded in connection with our trading activities and are recorded under the mark-to-market method of accounting. The market prices or fair values used in determining the value of our portfolio are our best estimates utilizing information such as closing exchange rates, over-the-counter quotes, historical volatility and the potential impact on market prices of liquidating our positions in an orderly manner over a reasonable period of time under current market conditions. As additional information becomes available, or actual amounts are determinable, the recorded estimates are revised. As a result, operating results can be affected by revisions to prior accounting estimates.

PRINCIPLES OF CONSOLIDATION. We consolidate all operations which we control. In accordance with Emerging Issues Task Force Issue No. 96-16, we do not consolidate operations in which we have granted substantive participating and protective rights to our partners. We account for these unconsolidated investments using the equity method of accounting. See Notes 4 and 17 to the consolidated financial statements for further discussion.

IMPAIRMENT OF LONG-LIVED ASSETS. We review the carrying value of long-lived assets, including goodwill, whenever events or changes in circumstances indicate that such carrying values may not be recoverable. Unforeseen events and changes in conditions could negatively affect the fair value of our assets and result in impairment charges. Fair value is the amount at which an asset could be bought or sold in a current transaction between willing parties and may be estimated using a number of approaches. These approaches may include quoted market prices or valuations by third parties, present value techniques based on estimated cash flows, or multiples of earnings or sales.

REGULATORY ACCOUNTING IMPLICATIONS. We currently record the economic effects of regulation in accordance with the provisions of Statement of Financial Accounting Standards No. 71 (SFAS No. 71), "Accounting for the Effects of Certain Types of Regulation." Accordingly, our balance sheet reflects certain

AQUILA 2001                                                                   33
costs as regulatory assets. We expect our rates will continue to be based on historical costs for the foreseeable future. If we discontinued applying SFAS No. 71, we would make adjustments to the carrying value of our regulatory assets. Total net regulatory assets at December 31, 2001 were $308.8 million, including deferred purchased power costs of $177.5 million related to our Alberta, Canada electricity business. The Alberta government issued regulations in December 2001 that permit us to recover these deferred costs in 2002 to 2003. These regulations also provide for the current recovery of carrying costs. We, along with the other Alberta electricity distribution companies, are working with the provincial government, rating agencies and financial institutions to pursue the securitization of these balances as the lowest cost of financing to the customers.

ENVIRONMENTAL MATTERS
We own or once operated former manufactured gas plant sites which may require some form of environmental remediation. As of December 31, 2001, we estimate cleanup costs on these identified sites to be $9.0 million. See Note 17 to the consolidated financial statements for further discussion.

     We also are currently named as a potentially responsible party (PRP) at two disposal sites for polychlorinated biphenyl (PCB). We anticipate that future expenditures on the two sites and others where we are currently named as a PRP or have remediation liability will be less than $2 million.

     In May 2000, the state of Missouri adopted a revised regulation that also requires reduction of nitrous oxide (NOx) from our power plants. We estimate the cost of compliance to be approximately $21.9 million in capital costs and $2.2 million in annual operation and maintenance costs. The new standard will be effective in May 2003.

     In December 2000, the U.S. Environmental Protection Agency (EPA) announced that it would regulate mercury emissions from coal- and oil-fired power plants. The EPA is expected to propose regulations by December 2003 and issue final regulations by December 2004. The impact of this action on our power plants cannot be determined until final regulations are issued.

MARKET RISK--TRADING
We are exposed to market risk, including changes in commodity prices, interest rates and currency exchange rates. To manage the volatility relating to these exposures, we enter into various derivative transactions in accordance with our policy approved by the board of directors. Our trading portfolios consist of natural gas, electricity, coal, global liquids, weather derivatives and interest rate contracts that are settled by the delivery of the commodity or cash. These contracts take many forms, including futures, forwards, swaps and options.

     We measure the risk in our trading portfolio using value-at-risk methodologies, to simulate forward price curves in the energy markets and estimate the size of future potential losses. Value-at-risk measures the potential loss in a portfolio's value due to market volatility, over a specified time horizon, stated with a specific degree of probability. The quantification of market risk using value-at-risk methodologies provides a consistent measure of risk across diverse energy markets and products. The use of this method requires a number of key assumptions, such as:

     - Selection of a confidence level (we use 95%);

     - Estimated holding period (this is the time needed to liquidate different commodity and term positions; we use holding periods of one to five days depending on the commodity and duration of the position); and

     - Use of historical estimates of volatility and correlation with recent activity more heavily weighted.

     The average value at risk for all commodities during 2001 was $11.3 million. Our total value at risk as approved by the board of directors is limited to $15.0 million. We also use additional risk control mechanisms such as stress testing, daily loss limits and commodity position limits, as well as daily monitoring of the trading activities which is performed by an independent function.

     All Merchant interest and foreign currency risks are monitored within the commodity portfolios and value-at-risk calculation. The value of our commodity portfolios is impacted by interest rates as the portfolio is valued using an estimated interest discount factor to December 31, 2001. We often sell Canadian sourced natural gas into the U.S. markets accepting U.S. dollars from customers, but paying Canadian dollars to suppliers. This exposes our portfolio to currency risk and we generally hedge this exposure.

     The table below shows the expected cash flows associated with the interest rate financial instruments at December 31, 2001.

Dollars in millions              2002          2003         2004         2005
--------------------------------------------------------------------------------
Fixed to variable rate          $ (.8)       $ (2.1)       $ (.1)       $ (.3)
Average rate paid                 6.7%          6.8%         6.7%         6.7%
Average rate received             4.8%          5.2%         4.8%         4.8%
================================================================================

MARKET RISK--NON-TRADING
We are also exposed to commodity price changes outside of price risk management activities. The following table summarizes these exposures on an EBIT basis as if our positions were completely unhedged:

                                                 Commodity             EBIT
                                                Price Change        Impact (a)
--------------------------------------------------------------------------------
Natural gas liquids price per gallon (b)         +/- $  .01        $ 1.7 million
Natural gas price per MCF                        +/-   1.00           .3 million
================================================================================

(a) ASSUMES THE PRICE CHANGE OCCURS FOR AN ENTIRE YEAR.
(b) WE HAVE HEDGED APPROXIMATELY 54% OF OUR FORWARD NATURAL GAS LIQUIDS PRODUCTION TO MINIMIZE THE EFFECT OF PRICE CHANGES.

34                                                                   AQUILA 2001

CERTAIN TRADING ACTIVITIES
We engage in price risk management activities for both trading and non-trading activities. Transactions carried out in connection with trading activities are accounted for under the mark-to-market method of accounting. Under this method, our energy commodity trading contracts, including physical transactions (mainly gas and power) and financial instruments, are recorded at fair value. As part of the valuation of our portfolio, we value the credit risks associated with the financial condition of counterparties and the time value of money. We primarily use quoted market prices from published sources or comparable transactions in liquid markets to value our contracts. If actively quoted market prices are not available, we contact brokers and other external sources or use comparable transactions to obtain current values of our contracts. When market prices are not readily available or determinable, certain contracts are valued at fair value using an alternative approach such as model pricing. The market prices or fair values used in determining the value of the portfolio are our best estimates utilizing information such as closing exchange rates, over-the-counter
(OTC) quotes, volatility, time value, counterparty credit and the potential impact on market prices of liquidating our positions in an orderly manner over a reasonable period of time under current market conditions. The changes in fair value of our trading contracts for 2001 are summarized below:

                                                                                 Trading                Long-term
In millions                                                                     Contracts              Gas Contracts       Total
-----------------------------------------------------------------------------------------------------------------------------------
Fair value of contracts outstanding at the beginning of the year                $ 562.4                 $ (912.9)        $ (350.5)
Fair value generated during the year                                              623.2                       --            623.2
Contracts realized or settled during the year--entered into in 2001              (429.0)                      --           (429.0)
Contracts realized or settled during the year--entered into in prior years       (191.3)                    80.4           (110.9)
Other, net                                                                         25.6                       --             25.6
-----------------------------------------------------------------------------------------------------------------------------------
Fair value of contracts outstanding at the end of the year                      $ 590.9                 $ (832.5)        $ (241.6)
===================================================================================================================================

     The fair value of contracts maturing in each of the next four years and thereafter are shown below:

                                               2002          2003      2004      2005      Thereafter (a)      Total
---------------------------------------------------------------------------------------------------------------------
Prices actively quoted                      $ 297.9        $ 90.7   $    --   $    --        $     --       $  388.6
Prices provided by other
  external sources                               --            --      71.1      28.2              --           99.3
Prices based on models and
  other valuation methods                      10.4           1.1       1.9        --            89.6          103.0
---------------------------------------------------------------------------------------------------------------------
Fair value of contracts                       308.3          91.8      73.0      28.2            89.6          590.9
Long-term gas contracts                       (79.7)        (81.5)    (85.1)    (87.8)         (498.4)        (832.5)
---------------------------------------------------------------------------------------------------------------------
Total price risk management assets
  (liabilities)                             $ 228.6        $ 10.3   $ (12.1)  $ (59.6)       $ (408.8)      $ (241.6)
=====================================================================================================================

(a) THE FAIR VALUE OF OUR LONG-TERM CONTRACTS IS COMPOSED PRIMARILY OF FIXED PRICE RISK THAT HAS BEEN SIGNIFICANTLY HEDGED.

CREDIT RISK
In conducting our energy marketing and risk management activities, we regularly transact business with a broad range of entities and a wide variety of end users, trading companies and financial institutions. Credit risk is measured by the loss we would record if our counterparties failed to perform pursuant to the terms of their contractual obligations and the value of collateral held, if any, was not adequate to cover such losses.

     We have established controls to determine and monitor the creditworthiness of counterparties, as well as the quality of pledged collateral, and use master netting agreements whenever possible to mitigate our exposure to counterparty credit risk. Master netting agreements enable us to net certain assets and liabilities by counterparty. We also net across product lines and against cash collateral, provided such provisions are established in the master netting and cash collateral agreements. Additionally, we may require counterparties to pledge additional collateral when deemed necessary.

     Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely affected, in a similar manner, by changes in the economy or other market conditions. We monitor credit risk on both an individual basis and a group counterparty basis. A majority of our merchant portfolio is with counterparties who have investment grade credit ratings.

AQUILA 2001                                                                   35

CURRENCY RATE EXPOSURE
We do not currently hedge our net investment in foreign operations. As a result, the foreign denominated assets and liabilities fluctuate in value. Historically, our net exposure to changes in foreign currency has been limited as the company's foreign investments are financed largely through foreign debt.

     The table below summarizes the average value of foreign currencies used to value sales and expenses along with the related sensitivity.

                                                                                  Average Currency Unit Value in U.S. Dollars
                                  Net Investment       Impact of 10% change     ----------------------------------------------
Dollars in millions           at December 31, 2001       on 2001 EBIT (a)           2001             2000               1999
------------------------------------------------------------------------------------------------------------------------------
Australia                           $ 529.5                 +/-  $  1.2           $  .52           $  .58            $  .65
Canada                                164.3                 +/-     7.8              .65              .67               .67
New Zealand                           386.7                 +/-     3.1              .42              .46               .53
United Kingdom                          1.0                 +/-     2.2             1.44             1.52              1.62
------------------------------------------------------------------------------------------------------------------------------
Total                                                       +/-  $ 14.3
==============================================================================================================================

(a) ASSUMING A 10% CHANGE IN LOCAL CURRENCY VALUE RELATIVE TO THE U.S. DOLLAR IF THE CHANGE OCCURRED UNIFORMLY OVER THE ENTIRE YEAR, BASED ON 2001 EBIT.

INTEREST RATE EXPOSURE
We have about $1.6 billion in variable rate financial obligations. A 100-basis-point change in the variable rate financial instruments would affect net income by about $9.6 million.

LIQUIDITY AND CAPITAL RESOURCES

Our cash requirements arise primarily from continued growth, network construction programs, non-regulated investment opportunities, merchant working capital requirements and common stock dividends. Our ability to attract the necessary financial capital at reasonable terms is critical to our overall plan. We have an investment grade rating from credit rating agencies. A downgrade in our credit ratings to non-investment grade would have a negative impact on our ability to obtain capital on terms currently available to the company. Historically, we have financed acquisitions and investments initially with short-term debt and later funded them with an appropriate mix of common equity and long-term debt securities, depending on prevailing market conditions.

     A primary source of short-term cash has been bank loans and commercial paper which aggregated $548.6 million at December 31, 2001. We can issue up to $150 million of commercial paper supported by a $400 million committed revolving credit agreement. The current domestic credit agreement is composed of two parts, a one year $250 million revolving credit agreement that expires in 2002 and a three year $150 million revolving credit agreement that expires in 2003. Both of these allow for issuance of notes at interest rates based on various money market rates. At December 31, 2001, we had $135.0 million of commercial paper under the program described above and $305.0 million of other unsecured domestic bank loans outstanding. We also have a C$150 (US$ 94.2) million commercial paper program supported by a C$150 million credit facility expiring in 2002 that provides liquidity to our Alberta electricity distribution business. At December 31, 2001, US$66.6 million was outstanding under this facility. In addition, we have C$80 (US$50.3) million of credit facilities that expire in 2002 with an outstanding balance of US$36.5 million.

     To maintain flexibility in our capital structure and to take advantage of favorable short-term rates, we have historically sold our accounts receivable under two programs to fund part of our short-term cash requirements. The level of funding available from these programs was limited to $405 million, $275 million based on the sale of Aquila Merchant receivables and $130 million based on the sale of Domestic Networks receivables. The amount fluctuates seasonally. We had sold $220 million under the Aquila Merchant program and $77.5 million under the Domestic Networks program at December 31, 2001. In January 2002, the Aquila Merchant program was terminated.

     Under a series of master agreements with our customers, Aquila Merchant is required to post, and requires our customers to post, either cash or a letter of credit when certain agreed-upon credit limits are exceeded. As of December 31, 2001, $49.3 million of letters of credit were outstanding. We intend to replace our domestic revolving credit agreement with a new facility totaling $650 million to provide additional liquidity to support our business needs.

     We have a dispute with an insurance company regarding certain indemnity agreements we have with them. These agreements relate to surety bonds issued to support our obligations under certain long-term gas supply contracts. The maximum amount that the insurance company could be required to pay under the surety bonds is approximately $570 million. Notwithstanding our continued performance under the gas supply agreements and strong financial position, this company has demanded that we replace it as the surety, or alternatively, that we post collateral to secure all of their obligations under the agreements. We believe there is no merit to the insurance company's position given our full compliance with the related gas supply contracts, and that a court would agree with our interpretation of the indemnity agreements.

     We executed the following financing transactions which affected our liquidity and capital resources in 2001:

     - In February 2001, we issued $250 million of 7.95% senior notes due in February 2011.

     - We sold 11,500,000 shares of our common stock in March 2001, which raised approximately $332 million.

     - In April 2001, our Aquila Merchant subsidiary sold 19,975,000 of Class A common stock, including 5,750,000 shares owned by us. The offering raised approximately $446 million.

36                                                                   AQUILA 2001

[PHOTO OF LEO E. MORTON]

LEO E. MORTON
As our senior vice president and chief administrative officer, Leo Morton is responsible for a wide range of enterprise support functions, including human resources, corporate services, information technology and corporate communications.

     - In June 2001, we exchanged $189.5 million of senior notes with interest rates ranging from 8.0% to 9.0% for $200 million of new senior notes with an interest rate of 7.75%, maturing in June 2011.

     - Also in June 2001, we retired $204.1 million of senior notes, mortgage bonds and company-obligated preferred securities.

     - In January 2002, we completed an exchange offer and merger that resulted in the issuance of approximately 12.6 million shares of our common stock for all publicly held shares of Aquila Merchant. The holders of 1.8 million shares of Aquila Merchant common stock rejected the consideration in the merger as inadequate and are pursuing their right to receive fair value in cash.

     - On January 30, 2002, we sold 12.5 million shares of our common stock to the public, including an over-allotment of 1.5 million shares, which raised approximately $278 million in net proceeds.

     The components of our capital structure at December 31, 2001 and 2000 are summarized in the following table. ->

                                         Pro
                                        Forma       2001          2000
============================================================================
Common stock equity                      51.7%      44.2%         35.0%
Company-obligated preferred
  securities                              5.7        6.0           8.7
Short-term debt                           4.5        9.5           9.7
Long-term debt                           38.1       40.3          46.6
----------------------------------------------------------------------------
Total Capitalization                    100.0%     100.0%        100.0%
============================================================================

     The above pro forma capitalization adjusts the December 31, 2001 amounts for the issuance of approximately 12.6 million shares of common stock in the Aquila Merchant exchange offer and the issuance of 12.5 million shares of Aquila, Inc. common stock in a public offering. The proceeds of approximately $278 million from the public offering were assumed to pay down short-term debt. Our intention is to maintain common equity at 50% of total capital or higher.

     Our dividend payout ratio was 48.2% in 2001 (annualized dividends of $1.20 divided by basic earnings per share of $2.49). We expect our earnings per share to grow faster than our dividend.

CASH REQUIREMENTS AND CONTRACTUAL OBLIGATIONS
We estimate future cash requirements for capital expenditures for property, plant and equipment additions will be as follows:

                                Actual                 Future Cash Requirements
                             -----------         ----------------------------------
In millions                       2001                2002       2003       2004
-----------------------------------------------------------------------------------
Capital expenditures           $ 626.1             $ 643.0    $ 643.0    $ 594.0
===================================================================================

     We also have contractual cash obligations including maturities of long-term debt and company-obligated preferred securities, minimum payments on operating leases and obligations under tolling agreements, power purchase contracts and fuel purchase contracts. Nearly all of the power to be purchased under tolling and leasing agreements has been sold to third parties over comparable contract periods.

AQUILA 2001                                                                   37

     The amounts of contractual cash obligations maturing in each of the next five years and thereafter are shown below:

In millions                     2002       2003         2004      2005       2006     Thereafter        Total
-----------------------------------------------------------------------------------------------------------------
Long-term debt             $   579.1   $  148.9    $   449.8   $  40.2    $ 124.2     $   984.8     $ 2,327.0
Company-obligated
  preferred securities         100.0         --        250.0        --         --            --         350.0
Operating leases                31.2       31.7         31.7      27.7       21.6         164.9         308.8
Purchase obligations           379.5      301.9        298.7     241.1      221.0       1,862.3       3,304.5
-----------------------------------------------------------------------------------------------------------------
TOTAL CONTRACTUAL
  CASH OBLIGATIONS         $ 1,089.8   $  482.5    $ 1,030.2   $ 309.0    $ 366.8     $ 3,012.0     $ 6,290.3
=================================================================================================================

     We expect that cash generated from operations and new financing activities will be adequate to meet these estimated cash requirements and contractual obligations.

OFF-BALANCE SHEET ARRANGEMENTS

INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES AND PARTNERSHIPS
We have a number of equity method investments in unconsolidated subsidiaries and partnerships that are discussed in detail in Note 4 to the consolidated financial statements. In most cases we have no legal or economic obligation to make additional investments of equity or debt to fund these operations. Following are descriptions of certain commitments or conditions that could impact our financial condition, liquidity or results of operations.

NEW ZEALAND INTEREST
In connection with the sale of a 21% preferred and common stock equity interest in our New Zealand electricity distribution business to a financial partner in June 2000, the financial partner received an option that entitles them to sell their equity interest to us on the third anniversary of the initial sale, or on the occurrence of certain events. The purchase would be exercised at par value for the preferred stock and fair value for the common stock for a total of approximately $33.0 million. If the option were exercised we would be required to include the financial statements of this operation in our consolidated financial statements. This operation had total assets of approximately $1.0 billion and long-term debt of $520.6 million as of December 31, 2001. We expect to extend or remove this option before it matures and do not expect to reconsolidate our New Zealand interest.

QUANTA OWNERSHIP
We are presently arbitrating a dispute with Quanta regarding our right to acquire additional shares of Quanta. We have informed Quanta's board of directors that we intend to present an opposition slate of directors at Quanta's 2002 annual meeting of shareholders. As of December 31, 2001, Quanta reported total assets of $2.0 billion, including $1.0 billion of goodwill, total liabilities of $842.5 million, including debt of $508.3 million, and equity of $1.2 billion. Quanta's revenues and net income for 2001 were $2.0 billion and $85.8 million, respectively.

ACCOUNTS RECEIVABLE SALES PROGRAMS
As of December 31, 2001, we had two programs totaling $405 million through which we sold accounts receivable. In January 2002, one program totaling $275 million was terminated.

LEASES
We have operating leases of power plants, facilities and other equipment. Certain of these leases are considered synthetic leases through special purpose entities for whom we provide guarantees of their obligations in specific circumstances. See Note 17 to the consolidated financial statements for further discussion.

CREDIT RATING TRIGGERS
Approximately $167.0 million of our long-term debt facilities and notes contain provisions that would make a put option exercisable by the debt holders if our Standard & Poor's (S&P) or Moody's credit ratings are reduced below investment grade. We currently have investment grade credit ratings from S&P and Moody's.

[CHART OF CAPITAL EXPENDITURES-MERCHANT]

- Merchant Services capital expenditures increased as a result of power plant development by Capacity Services during 2001.

[CHART OF CAPITAL EXPENDITURES-GLOBAL NETWORKS]

- Network capital expenditures rose in 2001, reflecting continued system improvements to ensure reliability and costs to build our U.S. communications system.

38                                                                   AQUILA 2001

SIGNIFICANT BALANCE SHEET MOVEMENTS
Total assets decreased $2.1 billion in 2001 compared to 2000. This decrease is primarily due to the following:

     - Decreased accounts receivable of $1.6 billion that resulted from lower natural gas and electricity prices from the record prices at the end of 2000.

     - Price risk management assets, current and non-current, decreased $937.9 million primarily as a result of lower forward pricing of natural gas and electricity.

     - Prepayment and other increased $135.8 million, primarily due to deferred purchased power costs classified as current in 2001 as they will be collected from customers in 2002, as well as cash collateral on turbines that will be released as turbines are financed at the project level.

     - A $276.9 million increase in property, plant and equipment, net resulted primarily from increased investment in power plant development, gas pipeline and storage and communications networks expenditures.

     - A $126.6 million increase in investments in subsidiaries and partnerships primarily reflects the additional investment of $81.9 million in Multinet, an additional $40 million investment in Quanta Services, Inc. and undistributed equity earnings.

     - Merchant notes receivables increased $102.4 million from continued growth of our structured finance business.

     - Deferred charges and other assets decreased $217.0 million, primarily due to deferred purchased power costs reclassified to current as discussed above, and cash collateral on turbines not assigned to current projects.

     In 2001, total liabilities decreased by $2.6 billion, company-obligated preferred securities decreased $200.0 million as we redeemed our Monthly Income Preferred Securities and reclassified $100.0 million to current maturities, and common shareholders' equity increased $752.0 million. These changes were primarily due to the following:

     - Decreased accounts payable of $1.6 billion that resulted from lower natural gas and electricity prices compared to the record prices at the end of 2000.

     - Price risk management liabilities, current and non-current, decreased $1,046.8 million primarily as a result of lower forward pricing of natural gas and electricity and deliveries on long-term prepaid gas contracts.

     - Customer funds on deposit decreased $247.4 million due to price fluctuations and our customers' overall position with our gas and power trading business.

     - Minority interest increased $139.5 million as the result of the sale of an approximately 20% interest in our Aquila Merchant business in April 2001.

     - Common shareholders' equity increased $752.0 million. This was primarily the result of the sale of 11.5 million shares of common stock for approximately $332 million, the sale of shares of our Aquila Merchant business which raised common equity by $212 million, the issuance of approximately $112.6 million in shares of common stock pursuant to stock option exercises and other compensation plans, and net income of $279.4 million. These increases were offset in part by common dividends paid of $134.6 million and a $51.3 million increase in accumulated other comprehensive losses related to unfavorable foreign currency movements.

NEW ACCOUNTING STANDARDS
In 2001, the Financial Accounting Standards Board (FASB) issued four new Statements of Financial Accounting Standards (SFAS). SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," SFAS No. 143, "Accounting for Asset Retirement Obligations," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." See Note 3 to the consolidated financial statements for further discussion.

EFFECTS OF INFLATION
In the next few years, we anticipate that the level of inflation, if moderate, will not have a significant effect on operations or acquisition activity.

FORWARD-LOOKING INFORMATION
This report contains forward-looking information. Such statements involve risks and uncertainties and there are certain important factors that could cause actual results to differ materially from those anticipated. We generally intend the words, "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "continue," or the negative of those terms or similar expressions to identify forward-looking statements. Some of the important factors which could cause actual results or liquidity to differ materially from those anticipated include:

     - Both our Merchant Services and Global Networks Group businesses are weather-sensitive. Weather can affect results significantly to the extent that temperatures differ from normal.

     - We are exposed to market risk, which may cause us to incur losses from our Wholesale Services operations.

     - We may not be able to implement our strategy if we are unable to access or generate capital at competitive rates.

     - The failure to maintain our investment grade bond rating would increase our borrowing costs and limit our ability to raise additional capital.

     - The timing and extent of changes in interest rates could affect our financial results.

AQUILA 2001                                                                   39

     - We may not be able to successfully integrate acquired businesses into our operations.

     - The volatility of prices of natural gas and natural gas liquids can significantly affect the earnings contribution from the Capacity Services segment of Merchant Services.

     - The pace of well connections to our gas gathering system can affect the earnings contribution from the Capacity Services segment of Merchant Services.

     - Our development of merchant power plants may not be successful or profitable.

     - The pace and degree of regulatory changes in the U.S. and abroad can affect new business opportunities and the intensity of competition.

     - The value of the U.S. dollar relative to the British pound, Canadian dollar, Australian dollar and New Zealand dollar can affect financial results from our foreign operations.

     - The inability to pass through increased fuel and purchased power costs in certain regulatory jurisdictions may affect the results of operations of our networks. The modification of regulations or historical practices in other jurisdictions in which we rely upon our ability to recover our costs from our customers could adversely affect our earnings.

     - The result of future rate proceedings could affect future growth of our networks business.

     - Expansion of electricity markets in the United Kingdom and Europe will affect both opportunity and competition in marketing and trading activities.

     - The construction of fiber-optic communications networks and start-up operations of our communications business will have a negative effect on results of operations over the next few years.

     - Current declines in the fair value of certain investments may become other than temporary.

40                                                                   AQUILA 2001

CONSOLIDATED STATEMENTS OF INCOME

                                                                         Year Ended December 31,
                                                         ----------------------------------------------
In millions, except per share                                     2001           2000           1999
-------------------------------------------------------------------------------------------------------
SALES:
 Natural gas                                              $   18,682.4   $   10,563.2    $   8,729.4
 Electricity                                                  20,798.5       17,609.5        9,178.7
 Other                                                           895.9          802.2          713.4
-------------------------------------------------------------------------------------------------------
TOTAL SALES                                                   40,376.8       28,974.9       18,621.5
-------------------------------------------------------------------------------------------------------
COST OF SALES:
 Natural gas                                                  17,811.4        9,985.6        8,296.2
 Electricity                                                  20,299.2       17,257.6        8,985.0
 Other                                                           478.2          303.0          183.5
-------------------------------------------------------------------------------------------------------
TOTAL COST OF SALES                                           38,588.8       27,546.2       17,464.7
-------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                   1,788.0        1,428.7        1,156.8
-------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
 Operating and maintenance expense                             1,006.5          844.3          635.3
 Depreciation and amortization expense                           272.9          225.0          193.7
 Impairments and other charges                                    94.8           27.2             --
-------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                       1,374.2        1,096.5          829.0
-------------------------------------------------------------------------------------------------------
Equity in earnings of investments                                122.8          115.5           69.5
Minority interest in income of subsidiaries                      (20.1)          (1.4)         (11.5)
Gain on sale of subsidiary stock                                 110.8           44.0             --
Other income                                                      77.4           49.7           28.2
-------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES                               704.7          540.0          414.0
-------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
 Interest expense--long-term debt                                182.4          166.2          160.9
 Interest expense--short-term debt                                12.2           17.9            9.3
 Minority interest in income of partnership and trust             28.5           30.9           15.1
-------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                           223.1          215.0          185.3
-------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                                     481.6          325.0          228.7
Income tax expense                                               202.2          118.2           68.2
-------------------------------------------------------------------------------------------------------
NET INCOME AND EARNINGS AVAILABLE FOR COMMON SHARES       $      279.4   $      206.8    $     160.5
=======================================================================================================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
 Basic                                                          112.10          93.05          91.47
 Diluted                                                        115.71          93.75          92.11
-------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
 Basic                                                    $       2.49   $       2.22    $      1.75
 Diluted                                                          2.42           2.21           1.75
=======================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

[CHART OF SOURCES OF EBIT-2001*]

* Excluding gain on sale of Aquila Merchant shares of $110.8 million and EBIT from Corporate and other of $5.7 million.

[CHART OF SALES-MERCHANT / / VS. TOTAL / /]

- The primary factor behind our 39% increase in total sales was a 43% rise in Merchant Services sales.

AQUILA 2001                                                                   41

CONSOLIDATED BALANCE SHEETS

                                                                           December 31,
                                                                --------------------------
Dollars in millions                                                     2001          2000
------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                                      $      262.9  $      392.6
 Funds on deposit                                                      168.2         154.3
 Accounts receivable, net                                            2,926.8       4,485.4
 Inventories and supplies                                              304.2         195.2
 Price risk management assets                                          824.4       1,454.3
 Prepayments and other                                                 320.9         185.1
------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                 4,807.4       6,866.9
------------------------------------------------------------------------------------------
 Property, plant and equipment, net                                  3,412.0       3,135.1
 Investments in unconsolidated subsidiaries and partnerships         2,145.0       2,018.4
 Price risk management assets                                          436.5         744.5
 Merchant notes receivable                                             415.6         313.2
 Deferred charges and other assets                                     731.8         948.8
------------------------------------------------------------------------------------------
TOTAL ASSETS                                                    $   11,948.3  $   14,026.9
------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt and
   company-obligated preferred securities                       $      679.1  $       51.7
 Short-term debt                                                       548.6         501.0
 Accounts payable                                                    3,212.8       4,850.8
 Accrued and other current liabilities                                 542.0         521.3
 Price risk management liabilities                                     573.2       1,296.9
 Customer funds on deposit                                             122.0         369.4
------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                            5,677.7       7,591.1
------------------------------------------------------------------------------------------
LONG-TERM LIABILITIES:
 Long-term debt, net                                                 1,747.9       2,345.9
 Deferred income taxes and credits                                     347.8         362.0
 Price risk management liabilities                                     929.3       1,252.4
 Minority interests                                                    157.6          18.1
 Deferred credits                                                      286.4         207.8
------------------------------------------------------------------------------------------
TOTAL LONG-TERM LIABILITIES                                          3,469.0       4,186.2
------------------------------------------------------------------------------------------
Company-obligated preferred securities                                 250.0         450.0
Common shareholders' equity                                          2,551.6       1,799.6
------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      $   11,948.3  $   14,026.9
==========================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

[CHART OF COMMON EQUITY RATIO]

- Our common equity ratio increased due to our sale of Aquila shares and Aquila Merchant shares. At the end of January 2002 our common equity ratio was 52%.

[CHART OF FOREIGN ASSETS AT YEAR END]

- Foreign assets declined because of decreases in electricity and natural gas prices in our Canadian merchant operations.

42                                                                   AQUILA 2001

CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY

                                                                                    Year Ended December 31,
                                                                             ---------------------------------
Dollars in millions, except per share                                             2001         2000       1999
--------------------------------------------------------------------------------------------------------------
COMMON STOCK: authorized 400,000,000 at December 31, 2001 and
  200,000,000 shares at December 31, 2000 and 1999, par value $1 per share, 115,941,120 shares issued at December 31, 2001 (100,350,977 at
  December 31, 2000 and 93,605,700 at December 31, 1999); authorized
  20,000,000 shares of Class A common stock, par value $1 per share, none issued
  Balance beginning of year                                                  $   100.4   $     93.6   $   93.6
  Issuance of shares to acquire St. Joseph Light & Power                            --          6.6         --
  Issuance of shares in public offering                                           11.5           --         --
  Issuance of shares under compensation arrangements                               4.0           .2         --
--------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                              115.9        100.4       93.6
--------------------------------------------------------------------------------------------------------------
PREMIUM ON CAPITAL STOCK:
  Balance beginning of year                                                    1,405.7      1,226.5    1,253.5
  Issuance of shares to acquire St. Joseph Light & Power                            --        183.7         --
  Issuance of shares in public offering                                          321.1           --         --
  Issuance of subsidiary common stock                                            211.6           --         --
  Issuance of shares under compensation arrangements                             108.6         (4.5)     (27.0)
--------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                            2,047.0      1,405.7    1,226.5
--------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
  Balance beginning of year                                                      334.5        239.3      190.0
  Net income                                                                     279.4        206.8      160.5
  Dividends on common stock, $1.20 per share                                    (134.6)      (111.6)    (111.2)
--------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                              479.3        334.5      239.3
--------------------------------------------------------------------------------------------------------------
TREASURY STOCK, at cost (447 shares at December 31, 2001,
  40,441 shares at December 31, 2000, and 282,233 shares
  at December 31, 1999)                                                            --          (.8)      (5.4)
ACCUMULATED OTHER COMPREHENSIVE LOSSES                                           (90.6)       (40.2)     (28.6)
--------------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREHOLDERS' EQUITY                                            $ 2,551.6   $  1,799.6   $1,525.4
==============================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                    Year Ended December 31,
                                                                             ---------------------------------
Dollars in millions                                                               2001         2000       1999
--------------------------------------------------------------------------------------------------------------
NET INCOME                                                                   $   279.4   $    206.8   $  160.5
Unrealized translation adjustments, net                                          (51.3)       (42.2)       9.0
Unrealized cash flow hedges                                                         .9           --         --
--------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                                         $   229.0   $    164.6   $  169.5
==============================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

[CHART OF WEIGHTED AVERAGE SHARES OUTSTANDING]

- Weighted average diluted common shares outstanding increased in 2001, primarily from the dilutive effect of our stock offering during the year.

[CHART OF CASH PROVIDED FROM OPERATIONS*]

- Cash from operations decreased $49.5 million, primarily due to decreases in price risk management liabilities and increases in inventories.

*    Before changes in funds on deposit, net.

AQUILA 2001                                                                   43

CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------
                                                  YEAR ENDED DECEMBER 31,
                                        ----------------------------------------
Dollars in millions                          2001        2000        1999
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                   $279.4      $  206.8    $  160.5
 Adjustments to reconcile net income to net
   cash provided from operating activities:
   Depreciation and amortization expense       272.9         225.0       193.7
   Impairments and other charges                94.8          27.2          --
   Net changes in price risk management assets
    and liabilities                           (109.0)        178.9       185.7
   Deferred income taxes and investment tax
    credits                                    (29.7)       (111.0)       (8.0)
   Equity in earnings of investments          (122.8)       (115.5)      (69.5)
   Dividends and fees from investments          57.0          74.4        33.9
   Minority interests in income of subsidiaries 20.1           1.4        11.5
   Changes in certain assets and liabilities,
    net of effects of acquisitions:
     Accounts receivable/payable, net          (59.7)        (21.9)      128.2
     Inventories and supplies                 (109.0)         83.4       (30.9)
     Prepayments and other                     (78.7)        (53.6)       (3.6)
     Accrued liabilities, net                   84.5         204.2        22.2
     Other                                     185.2        (164.8)       10.6
 --------------------------------------------------------------------------------
   Sub-total                                   485.0         534.5       634.3
   Funds on deposit, net                      (261.3)        255.4       (33.9)
 --------------------------------------------------------------------------------
 CASH PROVIDED FROM OPERATING ACTIVITIES       223.7         789.9       600.4
 --------------------------------------------------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to utility plant                 (252.4)       (138.7)     (129.3)
   Merchant capital expenditures              (273.6)        (56.1)     (108.9)
   Increases in merchant notes receivable     (102.4)       (133.9)     (159.2)
   Investments in international businesses    (105.6)       (725.2)     (485.0)
   Investments in domestic businesses         (106.5)       (640.6)     (421.6)
   Sales of assets and partnership investment     --            --       159.0
   Other                                       (46.0)        (34.9)     (125.4)
 -------------------------------------------------------------------------------
 CASH USED FOR INVESTING ACTIVITIES           (886.5)     (1,729.4)   (1,270.4)
 -------------------------------------------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of common stock                    332.6           5.8          --
   Issuance of subsidiary common stock         315.4            --          --
   Issuance (retirement) of company-obligated
    preferred securities                      (100.0)        100.0       250.0
   Issuance of long-term debt                  612.4         973.9       986.0
   Retirement of long-term debt               (624.1)       (309.7)     (384.5)
   Short-term borrowings, net                   47.6         454.3        13.2
   Cash dividends paid                        (134.6)       (111.6)     (111.2)
   Other                                        83.8          (5.5)       20.8
 -------------------------------------------------------------------------------
 CASH PROVIDED FROM FINANCING ACTIVITIES       533.1       1,107.2       774.3
 -------------------------------------------------------------------------------
 Increase (decrease) in cash and cash
  equivalents                                 (129.7)        167.7       104.3
 Cash and cash equivalents at beginning of
  year                                         392.6         224.9       120.6
 -------------------------------------------------------------------------------
 CASH AND CASH EQUIVALENTS AT END OF YEAR     $262.9      $  392.6    $  224.9
 -------------------------------------------------------------------------------
 SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid, net of amount capitalized   $236.0      $  215.4    $  167.7
   Income taxes paid                           241.5          60.2        76.8
 -------------------------------------------------------------------------------
 LIABILITIES ASSUMED IN ACQUISITIONS:
   Fair value of assets acquired              $   --      $2,229.2    $  898.9
   Cash paid for acquisitions                     --      (1,421.9)     (898.9)
   Stock issued for acquisitions                  --        (190.2)         --
 -------------------------------------------------------------------------------
   Liabilities assumed                        $   --      $  617.1    $     --
 -------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

44                                                                   AQUILA 2001

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Aquila, Inc. (Aquila), formerly UtiliCorp United Inc., is an international energy and energy solutions provider headquartered in Kansas City, Missouri. We operate in two business groups, Merchant Services and the Global Networks Group, with four financial reporting segments. In Merchant Services, we conduct our business through two segments, Wholesale Services and Capacity Services, while our Global Networks Group is comprised of our International Networks and Domestic Networks segments.

     Our Merchant business operates as Aquila Merchant Services, Inc. (Aquila Merchant), which markets natural gas, electricity and other commodities throughout North America and Western Europe through its Wholesale Services business segment, which also includes our capital services business. Through its Capacity Services business segment, it also gathers, transports, stores and processes natural gas and gas liquids, and owns, operates or controls power plants. In 1999, 2000 and through April 2001, we owned 100% of Aquila Merchant. In April 2001, approximately 20% of Aquila Merchant's ownership was sold to the public. In January 2002, we acquired the outstanding public shares of Aquila Merchant in an exchange offer and merger. Aquila Merchant was consolidated in each year with a minority interest reflected in 2001.

     The main activity of International Networks is operating foreign businesses that distribute and transmit electricity and natural gas to retail and wholesale customers. Our Canadian electric generation facilities supply electricity, primarily for our own distribution systems. International Networks operates in two Canadian provinces, New Zealand and Australia.

     Our Domestic Networks segment operates domestic businesses that distribute and transmit electricity and natural gas to retail and wholesale customers in seven states. Our electric generation facilities supply electricity, primarily for our own distribution systems in three states. However, we also sell to outside service areas. Domestic Networks also includes our communications business, which is rolling out comprehensive communications services in mid-sized and smaller communities in the Kansas City metropolitan area, and our investment in Quanta Services, Inc. (Quanta), a field services firm based in Houston, Texas. Quanta provides specialized construction and maintenance services to the utility, telecommunications and cable television industries.

     In March 2002, we changed our name from UtiliCorp United Inc. to Aquila, Inc. to reflect our embracing of the merchant business.

USE OF ESTIMATES

We prepared these financial statements in conformity with accounting principles generally accepted in the United States. We made certain estimates and assumptions that affect the reported amounts of assets and liabilities. Our estimates and assumptions affect the disclosure of contingent assets and liabilities in this report and reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

Our consolidated financial statements include all of Aquila's operating divisions and majority-owned subsidiaries for which we maintain controlling interests. We use equity accounting for investments in which we have significant influence but do not control. In certain investments we have granted substantive participating and protective rights to our partners, in accordance with Emerging Issues Task Force Issue No. 96-16, which does not allow us to control those investments. We eliminate significant inter-company accounts and transactions.

PROPERTY, PLANT AND EQUIPMENT

We show property, plant and equipment at cost. We expense repair and maintenance costs as incurred or as provided for by regulatory order. Depreciation is provided on a straight-line basis over the estimated lives of the assets. When regulated property is replaced, removed or abandoned, its cost, together with the costs of removal less salvage, is charged to accumulated depreciation. See
Note 7.

GOODWILL

We have recorded goodwill, representing the excess of the cost of acquisitions over the fair value of the related net assets at the dates of acquisition, of $802.8 million, less accumulated amortization of $52.2 million as of December 31, 2001. We amortize goodwill on the straight-line method over periods of 40 years or less. Amortization expense for the years ended December 31, 2001, 2000 and 1999 was (in millions) $22.4, $13.3 and $4.1, respectively.

SALES RECOGNITION

We recognize sales as products and services are delivered, except for trading and energy marketing activities. Transactions carried out in connection with trading activities are accounted for under the mark-to-market method of accounting. Under this method, our energy commodity trading contracts, including both physical transactions and financial instruments, are recorded at fair value and shown on the consolidated balance sheets as "Price Risk Management Assets" and "Price Risk Management Liabilities." As part of the valuation of our portfolio, we value our credit risks associated with the financial condition of counterparties and the time value of money. We primarily use quoted market prices from published sources or comparable transactions in liquid markets to value our contracts. If actively quoted market prices are not readily available, we contact brokers or other external sources or use comparable transactions to obtain current values of our contracts. When market prices are not readily available or determinable, certain contracts are valued at fair value using an alternate approach such as model pricing. The market prices or fair values used in determining the value of our portfolio are our best estimates utilizing information such as closing exchange rates, over-the-counter quotes, historical volatility and the potential impact on market prices of liquidating our positions in an orderly manner over a reasonable period of time under current market conditions. When the portfolio market value changes (primarily due to the effect of price changes, newly originated transactions and the settlement of existing transactions), the change is recognized as a gain or loss in the period of change. We record the resulting unrealized gains or losses as price risk management assets and liabilities.

FUNDS ON DEPOSIT

Funds that our Aquila Merchant business has on deposit with counterparties consist primarily of margin requirements related to commodity swap and futures contracts. Pursuant to individual contract terms with counterparties, deposit amounts required vary with changes in market prices, credit provisions and various other factors. Interest is earned on most funds on

AQUILA 2001                                                                   45
deposit. We also hold funds on deposit from counterparties in the same manner.

INVENTORIES

Our inventories consist primarily of natural gas in storage, coal and materials and supplies valued at the lower of weighted average cost or market.

DEVELOPMENT ACTIVITY

We incur project-related development costs. These include costs of feasibility studies, bid preparation, permitting, licensing and contract negotiations that are expensed as incurred until the project is deemed to be probable. At that point, we expense or capitalize the costs based on their nature. These costs may be recoverable through partners in the projects or other third parties, or classified as investment and recovered through future project cash flows. Accumulated capitalized costs for project development are expensed during the period in which we determine it is probable the costs will not be recovered.

INCOME TAXES

We use the liability method to reflect income taxes on our financial statements. To estimate deferred tax assets and liabilities, we apply current tax regulations at the end of a reporting period to the cumulative temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. We amortize deferred investment tax credits over the lives of the related properties.

CASH EQUIVALENTS AND CASH FLOW INFORMATION

Cash includes cash in banks and temporary investments with an original maturity of three months or less. As of December 31, 2001, 2000, and 1999, our cash held in foreign countries was $93.7 million, $198.3 million, and $46.6 million, respectively.

EARNINGS PER COMMON SHARE

The table below shows how we calculated diluted earnings per share and diluted shares outstanding. Basic earnings per share and basic weighted average shares are the starting point in calculating the dilutive measures. To calculate basic earnings per share, divide earnings available for common shares by weighted average shares outstanding without adjusting for dilutive items. Diluted earnings per share is calculated by dividing earnings available for common shares after assumed conversion of dilutive securities by weighted average shares outstanding adjusted for the effect of dilutive securities.

In millions, except per share                  2001          2000        1999
--------------------------------------------------------------------------------
Earnings available for common shares          $279.4        $206.8      $160.5
Convertible bonds                                 .2            .2          .2
--------------------------------------------------------------------------------
Earnings available for common shares
 after assumed conversion of dilutive
 securities                                   $279.6        $207.0      $160.7
--------------------------------------------------------------------------------
EARNINGS PER SHARE:
 Basic                                        $ 2.49        $ 2.22      $ 1.75
 Diluted                                        2.42          2.21        1.75
 Weighted average number of common shares used
  in basic earnings per share                 112.10         93.05       91.47
Effect of dilutive securities:
 Stock options and restricted stock             1.46           .42         .32
 Convertible bonds                               .24           .28         .32
 Company-obligated preferred securities         1.91            --          --
--------------------------------------------------------------------------------
Weighted number of common shares and dilutive
 common stock used in diluted earnings per
 share                                        115.71         93.75       92.11
--------------------------------------------------------------------------------

CURRENCY ADJUSTMENTS

For income statements items, we translate the financial statements of our foreign subsidiaries and operations into U.S. dollars using the average exchange rate during the period. For balance sheet items, we use the year-end exchange rate. When translating foreign currency-based assets and liabilities to U.S. dollars, we show any differences between accounts as unrealized translation adjustments in common shareholders' equity. Currency transaction gains or losses on transactions executed in a currency other than the functional currency are recorded in income.

RECLASSIFICATIONS

Certain prior year amounts in the consolidated financial statements have been reclassified where necessary to conform to the 2001 presentation.

46                                                                   AQUILA 2001

NOTE 2: PRICE RISK MANAGEMENT

A. COMMODITY TRADING ACTIVITIES:

PRICE RISK MANAGEMENT ACTIVITIES

We trade energy commodity contracts daily. Our trading activities attempt to match our portfolio of physical and financial contracts to current or anticipated market conditions. Within the trading portfolio, we take certain positions to hedge physical sale or purchase contracts and we take certain positions to take advantage of market trends and conditions. We record most energy contracts--both physical and financial--at fair value. Changes in value are reflected in the consolidated statement of income. We use all forms of financial instruments, including futures, forwards, swaps and options. Each type of financial instrument involves different risks. We believe financial instruments help us manage our contractual commitments, reduce our exposure to changes in cash market prices and take advantage of selected arbitrage opportunities. We refer to these transactions as price risk management activities.

MARKET RISK

Our price risk management activities involve offering fixed price commitments into the future. The contractual amounts and terms of these financial instruments at December 31, 2001 and 2000, are below:

                                                   December 31, 2001
                                   ---------------------------------------------
                                   Fixed Price     Fixed Price      Maximum Term
Dollars in millions                    Payor        Receiver         In Years
--------------------------------------------------------------------------------
ENERGY COMMODITIES:
  Natural gas (TRILLION BTU'S)           6,233           5,350              11
  Electricity (MEGAWATT-HOURS)      31,271,408      34,002,676               7
  Crude oil (BARRELS)                9,421,662       7,794,800               3
  Natural gas liquids (BARRELS)      8,902,000      11,364,000               2
  Coal (TONS)                           69,750         153,450               1
--------------------------------------------------------------------------------
FINANCIAL PRODUCTS:
  Interest rate instruments             $2,047          $4,532               9
--------------------------------------------------------------------------------

                                             December 31, 2000
                                   --------------------------------------------
                                   Fixed Price     Fixed Price      Maximum Term
Dollars in millions                   Payor         Receiver         In Years
--------------------------------------------------------------------------------
ENERGY COMMODITIES:
  Natural gas (TRILLION BTU'S)           5,700           4,533              12
  Electricity (MEGAWATT-HOURS)       9,820,208      14,068,008               5
  Crude oil (BARRELS)                5,200,219       5,219,800               4
--------------------------------------------------------------------------------
FINANCIAL PRODUCTS:
  Interest rate instruments             $1,127          $4,884              10
--------------------------------------------------------------------------------

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

MARKET VALUATION

The prices we use to value price risk management activities reflect our best estimate of fair values considering various factors, including closing exchange and over-the-counter quotations, time value of money and price volatility factors underlying the commitments. We adjust prices to reflect the potential impact of liquidating our position in an orderly manner over a reasonable period of time under present market conditions.

     We consider a number of risks and costs associated with the future contractual commitments included in our energy portfolio, including credit risks associated with the financial condition of counterparties and the time value of money. The value of all forward contracts is discounted to December 31, 2001, using market interest rates for the contract term adjusted for our credit rating or the credit of the counterparty. We continuously monitor the portfolio and value it daily based on present market conditions. The following table displays the fair values of energy transactions at December 31, 2001, and the average value for the year ended December 31, 2001:

                          Price Risk Management Assets        Price Risk Management Liabilities
                       ----------------------------------    -----------------------------------
Dollars in millions    Average Value    December 31, 2001    Average Value     December 31, 2001
------------------------------------------------------------------------------------------------
Natural gas             $1,237.4           $  984.4           $1,652.9             $1,274.5
Electricity                357.0              208.3              276.8                197.9
Coal                        44.0               46.5               33.6                 21.1
Other                       36.1               21.7               19.2                  9.0
------------------------------------------------------------------------------------------------
Total                   $1,674.5           $1,260.9           $1,982.5             $1,502.5
------------------------------------------------------------------------------------------------

AQUILA 2001                                                                   47

     Future changes in our creditworthiness and the creditworthiness of our counterparties affect the value of our portfolio. We adjust the value of contracts and set dollar limits with counterparties based on our assessment of their credit quality.

     The value of price risk management assets is concentrated in five contracts representing 25% of the total asset value of the portfolio. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, since the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

     In 1997 through 2000, we were paid in advance on certain contracts with natural gas purchasing agents to deliver gas to municipal utilities they represent over the subsequent 10 to 12 years. In 2000 and 1999, we received $444 million and $250 million, respectively. Included in price risk management liabilities is $832.5 million of these advance payments. These contracts are settled monthly through the physical delivery of gas. We have hedged our exposure to changes in gas prices related to these contracts. These contracts mature as follows (in millions): $79.7 in 2002, $81.5 in 2003, $85.1 in 2004,
$87.8 in 2005, $91.2 in 2006 and $407.2 from 2007 through 2012.

B. NON-TRADING ACTIVITIES

We use derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates, foreign exchange rates, commodity prices and other market risks. When we enter into a financial instrument, we formally designate and document the instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction. Because of the high degree of correlation between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the value or cash flows of the underlying exposures being hedged. We record derivatives in the consolidated balance sheets at fair value in either Price Risk Management Assets or Liabilities and in Other Comprehensive Income
(OCI). The fair values of derivatives used to hedge or modify our risks fluctuate over time. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values or cash flows of the underlying hedged transactions and the overall reduction in our risk relating to adverse fluctuations in foreign exchange rates, interest rates, commodity prices and other market factors. In addition, the net income effect resulting from our derivative instruments is recorded in the same line item within the consolidated statements of income as the underlying exposure being hedged. We also formally assess, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposures. Any ineffective portion of a financial instrument's change in fair value is immediately recognized in net income.

INTEREST RATE MANAGEMENT

Our long-term debt contains a combination of fixed and variable rate instruments. Our policy is to fix the future cash flows related to this debt within defined parameters. To accomplish this we use floating to fixed rate swaps. These swaps related to debt with a principal amount of $199.6 million and had maturities ranging from less than one year to four years at December 31, 2001. Interest rate swap agreements, which meet the hedge criterion required under Statement of Financial Accounting Standards (SFAS) No. 133 for cash flow hedges, are accounted for as such.

FOREIGN CURRENCY MANAGEMENT

We use foreign currency hedging to reduce the risk that our eventual inflows or outflows of net U.S. dollar cash resulting from inter-company financing transactions outside the U.S. will be adversely affected by changes in exchange rates. We also enter into forward exchange contracts and swaps to hedge certain anticipated cash flows denominated in foreign currencies. These contracts, designated as cash flow hedges, had maturities of one year or less on December 31, 2001.

ACCOUNTING FOR HEDGING ACTIVITIES

Effective January 1, 2001, we adopted SFAS No. 133 as amended, which requires us to recognize all derivative instruments on the balance sheet at fair value. It also establishes new accounting rules for hedging instruments, which depend on the nature of the hedge relationship. The adoption of SFAS No. 133 resulted in our recording transition adjustments to recognize derivative instruments at fair value and to recognize the ineffective portion of the change in the fair value of derivatives. The cumulative effect of these transition adjustments at January 1, 2001, was a reduction to OCI of approximately $4.5 million ($2.7 million net of tax). The reduction in OCI was related to cash flow hedges of forecasted foreign currency transactions, future natural gas liquids production and variable interest rate obligations. The effect on net income was not significant.

     We recorded a $3.6 million increase to OCI in 2001, net of both income taxes and reclassifications to earnings. This will generally offset future cash flow losses relating to the underlying exposures being hedged. We estimate that we will reclassify gains into earnings during the next 12 months approximating $1.7 million from the net amount recorded in OCI as of December 31, 2001. We did not discontinue any fair value or cash flow hedge relationships during the year ended December 31, 2001. As of December 31, 2001, the fair value of cash flow hedges was $1.5 million ($.9 million net of tax). The effect on net income was not significant.

NOTE 3: NEW ACCOUNTING STANDARDS

BUSINESS COMBINATIONS

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations." SFAS 141 addresses financial accounting and reporting for business combinations and requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting. It prohibits the pooling-of-interests method. SFAS 141 also requires certain additional disclosures regarding material business combinations. The adoption of this standard is not expected to have a material impact on our financial position or results of operations.

GOODWILL AND OTHER INTANGIBLE ASSETS

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other
Intangible Assets." SFAS 142 requires that, beginning on January 1, 2002, goodwill no longer be amortized against earn-

48                                                                   AQUILA 2001
ings. Rather, this statement requires that goodwill be tested no less than annually for impairment, and if impaired, be written off against earnings at that time.

     During the year ended December 31, 2001, we finalized purchase price allocations related to the acquisitions of TransAlta's Alberta electricity distribution business and St. Joseph Light & Power Company that resulted in the reclassification of approximately $284 million of additional goodwill from Property, Plant and Equipment. We estimate the adoption of this standard will reduce annual amortization by approximately $22.4 million on approximately $750.6 million of goodwill. Additionally, we expect this new standard will increase equity in earnings of investments by approximately $18 million because those underlying investments currently have goodwill and identified intangibles with indefinite lives on their balance sheets. We are currently evaluating the impact the new standard and its impairment testing could have on our financial position and results of operations.

ASSET RETIREMENT OBLIGATIONS

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS 143 requires companies to record the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred. When the liability is initially recorded, the entity will capitalize the estimated cost by increasing the carrying amount of the related long-lived asset. The liability will be accreted to its present value each subsequent period and the capitalized cost will be depreciated over the useful life of the related asset. Upon settlement of the liability, the company will record a gain or loss for the difference between the settled liability and the recorded amount. This standard will become effective for us on January 1, 2003. Earlier application is encouraged. We are in the process of assessing how adopting this standard will affect our financial position and results of operations.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This standard retains the provisions of SFAS 121 regarding the impairment of long-lived assets to be held and used. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale. It requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The adoption of this standard is not expected to have a material impact on our financial position or results of operations.

NOTE 4:INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES AND PARTNERSHIPS

Our consolidated balance sheets contain various equity investments as shown in the table below. The table below summarizes our investments, including shareholder loans, and related equity earnings:

                                                          Investment            Equity Earnings
                          Effective                   at December 31,     Year Ended December 31,
                          Ownership                   -----------------  --------------------------
Dollars in millions       at 12/31/01   Country         2001     2000      2001    2000    1999
---------------------------------------------------------------------------------------------------
United Energy Limited         34.0%   Australia      $  218.8 $  239.5   $ 16.5   $  19.8  $  28.0
Multinet                      25.5%   Australia         222.8    168.6      6.5      10.4     (6.9)
AlintaGas Limited             22.5%   Australia          87.9     69.4      8.1        .1       --
UnitedNetworks Ltd.           55.5%   New Zealand       386.7    374.9     30.4      13.9       --
Independent power project
   partnerships             17%-50%   U.S. & Jamaica    312.5    310.4     28.9      18.7     34.0
Oasis Pipe Line Company         50%   United States      99.4     97.5      3.5       (.3)      .6
Quanta Services, Inc.           38%   United States     773.6    711.9     30.6      53.7     13.2
Other                      Various                       43.3     46.2     (1.7)      (.8)      .6
--------------------------------------------------------------------------------------------------
Total                                                $2,145.0 $2,018.4   $122.8   $ 115.5  $ 69.5
--------------------------------------------------------------------------------------------------

     Our investments include our 34% ownership interest in United Energy Limited
(UEL), an electricity distribution company in Melbourne, Australia. UEL also owns a 66% interest in Uecomm Ltd., a communications business, a 25% interest in Pulse Energy Ltd., a retail electricity and gas company, and a 22.5% interest in AlintaGas Limited, a gas utility in Western Australia. In addition to equity earnings in 2000, we recorded a $44 million gain on the Uecomm initial public offering. In 2001, UEL recognized charges totaling $4.9 million related to its investment in Uecomm and Pulse that we classified in Impairments and Other Charges. See Note 8.

     On March 12, 1999, we acquired a 25.5% interest in Multinet, a natural gas network in Melbourne, Australia. Multinet also owns a 25% interest in Pulse. In December 2001, we advanced an additional $81.9 million in the form of a loan to enable Multinet to repay certain external debt. In 2001, we recognized charges totaling $6.6 million related to our investment in Multinet and Pulse that we classified in Impairments and Other Charges. See Note 8. While this operation has incurred operating losses we do not believe that this investment is impaired.

     On October 17, 2000, we and UEL purchased a 45% interest in AlintaGas for $166 million. Our 22.5% interest is reflected as an equity investment with the remaining 22.5% reflected as part of our interest in UEL.

     On June 30, 2000, we sold a portion of our New Zealand investment to a private equity investor (minority shareholder) that reduced our effective ownership in UnitedNetworks to approximately 62%. In connection with the transaction we granted the minority shareholder substantive participating and protective rights and therefore no longer consolidate these operations for financial statement purposes. Our New Zealand investments were reflected on a consolidated basis from

AQUILA 2001                                                                   49

October 1998 to June 2000. On April 9, 2001, additional shares of UnitedNetworks Ltd. were sold, reducing our effective interest in UnitedNetworks to 55.5%. A $5.8 million pretax gain was recognized on this transaction. The minority shareholder has the ability in June 2003 and under certain circumstances to sell (or "put") its interest to us for approximately $33 million. See Note 17 for further discussion.

     We own interests in 14 independent power projects located in eight states and Jamaica. These investments are aggregated because individual investments are not significant. In 1999, our partner in a power project exercised an option to purchase our interest in the project. We received $83.8 million and recognized a gain of $7.1 million.

     We acquired a 35% interest in Oasis Pipe Line Company, a natural gas pipeline in Texas, in 1996. In December 2000 we obtained an additional 15% interest in Oasis, bringing our total ownership interest to 50%. At December 31, 2001, the unamortized excess of our Oasis investment over our interest in the underlying net assets of Oasis was approximately $73.3 million.

     In 2001, 2000 and 1999, we acquired voting convertible preferred and common stock of Quanta Services, Inc. (Quanta) for approximately $40 million, $360 million and $319 million, respectively. Our fully converted beneficial voting interest in Quanta is approximately 38%. Quanta paid us management advisory fees of $36.2 million and $7.6 million for 2000 and 1999, respectively. The management fee agreement was terminated in December 2000. We used Quanta as a construction contractor in our utility and communications businesses. These services were contracted under competitive bids at Quanta's standard rates for comparable services. The cost of such services was $35.9 million and $18.2 million in 2001 and 2000, respectively. At December 31, 2001, the unamortized excess of our Quanta investment over our interest in the underlying net assets of Quanta was approximately $328.0 million. Our cost basis in our Quanta investment is approximately $26.45 per share and is above Quanta's trading price of $15.43 per share as of December 31, 2001. We believe this is temporary and are confident in the long-term potential of our investment in Quanta.

     We evaluate the carrying value of our equity method investments periodically or when there are specific indications of potential impairment, such as continuing operating losses or a substantial decline in market price if publicly traded. In assessing these investments, we consider the following factors, among others, relating to the investment: financial performance and near-term prospects of the company, condition and prospects of the industry and our investment intent.

     Following is the summarized combined financial information of the unconsolidated material equity investments listed above:

                                  December 31,
                             -----------------------
In millions                     2001        2000
----------------------------------------------------
ASSETS:
   Current assets             $1,097.6     $1,087.8
   Non-current assets          6,084.4      6,713.9
----------------------------------------------------
TOTAL ASSETS                  $7,182.0     $7,801.7
----------------------------------------------------

LIABILITIES AND EQUITY:
   Current liabilities        $  609.6     $  684.1
   Non-current liabilities     4,120.9      3,810.6
   Equity                      2,451.5      3,307.0
---------------------------------------------------
TOTAL LIABILITIES AND EQUITY  $7,182.0     $7,801.7
---------------------------------------------------

                                    Year Ended December 31,
                             ---------------------------------
In millions                      2001        2000     1999(a)
--------------------------------------------------------------
OPERATING RESULTS:
   Sales                       $3,394.0    $3,069.3   $1,986.0
   Costs and expenses           3,122.0     2,751.4    1,801.1
--------------------------------------------------------------
NET INCOME                     $  272.0    $  317.9   $  184.9
--------------------------------------------------------------

(a) EXCLUDES UNITEDNETWORKS SINCE THIS SUBSIDIARY IS REFLECTED IN THE CONSOLIDATED STATEMENTS.

NOTE 5: ACCOUNTS AND MERCHANT NOTES RECEIVABLE

Our accounts receivable on the consolidated balance sheets are comprised as follows:

                                        December 31,
                                 ------------------------
In millions                          2001       2000
---------------------------------------------------------
Accounts receivable                $3,201.8   $4,777.2
Allowance for bad debt                (65.9)     (53.1)
Unbilled revenue                       88.4      166.3
Accounts receivable sale programs    (297.5)    (405.0)
---------------------------------------------------------
TOTAL                              $2,926.8   $4,485.4
---------------------------------------------------------

     We have two agreements allowing us to periodically transfer undivided ownership interests in a revolving pool of our trade receivables to multi-seller conduits administered by independent financial institutions. One agreement, which was terminated in January 2002, was for up to $275 million of our Merchant Services receivables. The second, totaling up to $130 million, relates to accounts receivable generated from sales of gas and power by our domestic regulated utilities.

     Under the terms of the agreements, the company may transfer trade receivables to bankruptcy-remote special purpose entities ("SPE's"). The percentage ownership interest in receivables purchased by the SPE's may increase or decrease over time, depending on the characteristics of the trade receivables, including delinquency rates and debtor concentrations. We service the receivables transferred to the SPE's and receive a servicing fee, which we have determined approximates market compensation for these services. We have minimal servicing assets and liabilities relative to the receivables sold under these facilities. Collections on these receivables are reinvested on behalf of the conduits in newly created receivables. We had gross sales of accounts receivable of $4.1 billion, $4.5 billion and $3.5 billion during 2001, 2000 and 1999, respectively. The selling price of the receivables is tied to short-term commercial paper rates. Our consolidated statements of income include the loss on the sale of receivables of $15.6 million, $26.6 million and $14.2 million in 2001, 2000 and 1999, respectively. As a result of the termination of the $275 million agreement, we will not be permitted to reinvest the collections of the $220 million of receivables sold under the agreement.

     We provide capital primarily to client energy-related businesses seeking financing to fund energy projects. We have classified these transactions as merchant notes receivable in our consolidated balance sheets. Merchant notes receivable consist of notes with terms ranging from two to ten years and interest rates ranging from 5.75% to 13.5%. At December 31, 2001 and 2000, the fair value of these instruments approximated their carrying value of $415.6 million and $313.2 million, respectively.

50                                                                   AQUILA 2001

NOTE 6:REGULATORY ASSETS

State, provincial or local authorities regulate certain of our utility operations. Our financial statements therefore include the economic effects of rate regulation in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." This means our consolidated balance sheets show some assets and liabilities that would not be found on the balance sheets of a non-regulated company.

     The following table lists our regulatory assets and liabilities at December 31, 2001 and 2000. We primarily show these as deferred charges and credits on the consolidated balance sheets. In 2000, purchased power costs for UtiliCorp Networks Canada rose to levels well above that collected in rates. We deferred these excess costs and filed to increase future rates charged to customers in order to recover these costs. In November 2000, the provincial government in Alberta, Canada suspended pending rate increases to recover such purchased power costs incurred by our Alberta electric operation. In December 2001, the Alberta Energy and Utility Board issued its decision permitting us to recover such costs over 2002 through 2003, including carrying costs. Underrecovered gas costs represent the cost of gas in excess of that in current rates that will be collected from customers in future periods as we adjust rates on an annual basis. Income taxes represent amounts due from customers for accelerated tax benefits previously flowed through to customers that we expect to recover in the future as the accelerated tax benefits reverse. Environmental costs include certain site clean-up costs that are deferred and collected from customers in the future as authorized by regulatory authorities. Debt-related costs include the cost to reacquire debt amortized over the term of the reacquired debt or, if refinanced, the term of the new debt and debt issuance costs amortized over the term of the associated debt. Substantially all of the regulatory assets below are either currently being collected in rates or will be collected through rates in a future period.

In millions                          2001      2000
-----------------------------------------------------
Purchased power costs               $177.5    $232.8
Underrecovered gas costs              21.5      44.8
Income taxes                          82.3      69.0
Environmental                         17.2      24.4
Debt-related costs                    33.4      25.6
Regulatory accounting orders           7.3       8.1
Demand-side management programs        5.9       6.9
Other                                 40.7      27.5
-----------------------------------------------------
TOTAL REGULATORY ASSETS             $385.8    $439.1
-----------------------------------------------------
Regulatory liabilities                77.0      34.6
-----------------------------------------------------
NET REGULATORY ASSETS               $308.8    $404.5
-----------------------------------------------------

     If all or a separable portion of our operations were deregulated and no longer subject to the provisions of SFAS 71, we would have to write off related regulatory assets and liabilities, unless some form of transition cost recovery (refund) continues through rates established and collected for the remaining regulated operations. We would also be required to determine any impairment to carrying costs of deregulated plant and inventory assets.

NOTE 7: PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment are below:

                                         December 31,
                                   ----------------------
In millions                           2001       2000
---------------------------------------------------------
Electric utility                    $3,100.8   $3,008.8
Gas utility                          1,237.5    1,198.4
Gas gathering and pipeline systems     680.9      647.6
Communications                         105.3       52.1
Other                                  414.8      350.0
Construction in process                239.6      152.9
---------------------------------------------------------
                                     5,778.9    5,409.8
Less--depreciation and amortization  2,366.9    2,274.7
---------------------------------------------------------
Property, plant and equipment, net  $3,412.0   $3,135.1
---------------------------------------------------------

     Our property, plant and equipment includes acquisition- related intangibles that are being amortized over useful lives not exceeding 40 years. Amounts included in electric and gas utility plant that are not included in rate base were $99.1 million and $98.6 million at December 31, 2001 and 2000, respectively.

                                     Composite
                                    Depreciation
                                      Rates
------------------------------------------------
Electric utility                      2.7%
Gas utility                           3.3%
Gas gathering and pipeline systems    3.8%
Communications                       10.5%
Other                                 4.5%
------------------------------------------------

NOTE 8:IMPAIRMENTS AND OTHER CHARGES

                                      Year Ended December 31,
                                -------------------------------
In millions                             2001     2000     1999
--------------------------------------------------------------
Enron exposures                        $66.8   $   --      $--
Communications construction
  and lease terminations                16.5      4.0       --
Australian asset write-offs             11.5       --       --
Pipeline and retail assets                --     10.8       --
Information technology assets             --     10.0       --
Corporate identity intangibles            --      2.4       --
--------------------------------------------------------------
Total                                  $94.8   $ 27.2      $--
--------------------------------------------------------------

     In connection with the bankruptcy filing of Enron Corporation in December 2001, we evaluated our overall exposure with Enron and wrote off $31.8 million related to an unsecured note receivable in our Domestic Networks group and $35.0 million related to trading activity in Merchant Services. While these write-offs represent our best estimate of our exposure based on our contracts with Enron, the ultimate outcome is subject to review by the bankruptcy courts.

     During 2001, we decided to limit our fiber-optic communications business to the Kansas City market. As a result, we wrote off $16.5 million related to network design, long-term leases and other development costs related to markets outside of Kansas City that we currently do not intend to develop. In 2000, we recorded $4.0 million of charges related to the construction of our communications networks.

AQUILA 2001                                                                   51

     In 2001, we recorded $11.5 million of charges in our International Networks group relating to certain of our Australian equity investments. We recorded charges related to the collectibility of interest on shareholder loans to Multinet and the realizability of Multinet's deferred tax assets. Multinet also wrote off its interest receivable on shareholder loans to Pulse Energy, an equity investment of both United Energy and Multinet. In addition, through our investment in United Energy, which owns approximately 66% of Uecomm, writedowns and provisions were taken during the year related to the realizability of loans and interest due from Uecomm.

     During 2000, we adjusted the reported value of certain assets to their net realizable value. We recognized asset impairment charges of $7.8 million with respect to our assessment of certain underperforming pipeline assets; and $3.0 million related to our investments in certain retail assets in the United Kingdom. We also recognized charges of $10.0 million related to certain information technology assets that are no longer used in the business, and $2.4 million related to our decision to discontinue use of certain corporate identity intangibles.

NOTE 9: SHORT-TERM DEBT

     Short-term debt includes the following components:

                                                     December 31,
                                             -------------------------
Dollars in millions                             2001           2000
----------------------------------------------------------------------
Bank borrowings and other                    $    347.0     $    388.0
Commercial paper                                  201.6          113.0
----------------------------------------------------------------------
Total                                        $    548.6     $    501.0
----------------------------------------------------------------------
Weighted average interest rate at year end         3.10%          7.32%
----------------------------------------------------------------------

     We have a $150 million commercial paper program, supported by a portion of our $400 million domestic revolving credit agreement. At December 31, 2001, $135 million of commercial paper was outstanding under this credit agreement. Our credit agreement contains restrictive covenants and charges annual commitment fees ranging from .15% to .175%. This agreement requires us to maintain a ratio of total debt to total capitalization of less than 65%. We intend to replace our domestic revolving credit agreement with a new facility totaling $650 million.

     We have a $30 million credit facility with a U.S. financial institution that provides overdraft protection and letters of credit support to our European energy merchant business. We had $25.9 million committed on this facility at December 31, 2001, comprised of $19.5 million in overdrafts recorded in accounts payable and $6.4 million in letters of credit.

     We also had a $125 million letter of credit facility with a group of banks that is used for trading and other activities of Aquila Merchant with various counterparties. As of December 31, 2001, we had $49.3 million outstanding against this facility. This facility was not renewed when it expired in December 2001.

     We have $310.5 million outstanding under various uncommitted, unsecured facilities with U.S. and Canadian institutions. During 2001, we put in place an additional C$150 (US$94.2) million commercial paper program at our Canadian networks business.

     This program is supported by a C$150 million credit facility which charges annual commitment fees of .135%. At December 31, 2001, US$66.6 million was outstanding.

     In addition, we have C$80 (US$50.3) million of credit facilities at our Canadian networks business that have US$36.5 million outstanding at an average interest rate of 3.46% at December 31, 2001.

     As of December 31, 2001, we were in compliance with all debt covenants.

NOTE 10:COMPANY-OBLIGATED PREFERRED SECURITIES

Summarized information regarding our company-obligated preferred securities is as follows:

                                                                                   December 31,
                                                                                -----------------   Liquidation Value
Dollars in millions except per share                                              2001     2000          Per Share
---------------------------------------------------------------------------------------------------------------------
UtiliCorp Capital L.P. (UC) 8.875% Cumulative Monthly
   Preferred Securities, Series A (4,000,000 shares at December 31, 2000) (a)   $   --   $  100.0         $   25
UtiliCorp Capital Trust I (UCT I) 9.75% Premium Equity Participating
   Security Units (PEPS Units) (9,999,960 shares) (b)                              250.0    250.0             25
UtiliCorp Capital Trust II (UCT II) 3.68% Trust Preferred Securities
   (100,000 shares)(c)                                                             100.0    100.0          1,000
---------------------------------------------------------------------------------------------------------------------
TOTAL COMPANY-OBLIGATED PREFERRED SECURITIES                                    $  350.0 $  450.0
---------------------------------------------------------------------------------------------------------------------
Fair value of company-obligated preferred securities (d)                        $  351.5 $  488.7
---------------------------------------------------------------------------------------------------------------------

(a) THESE SECURITIES WERE REDEEMED IN JUNE 2001.
(b) EACH PEPS UNIT HAD AN ISSUE PRICE OF $25 AND CONSISTS OF A CONTRACT TO PURCHASE SHARES OF OUR COMMON STOCK ON OR PRIOR TO NOVEMBER 16, 2002 AND A PREFERRED SECURITY OF UCT I. THE SOLE ASSET OF UCT I CONSISTS OF 7.35% SENIOR DEFERRABLE NOTES DUE NOVEMBER 16, 2004 OF AQUILA. EACH PURCHASE CONTRACT YIELDS 2.40% PER YEAR, PAID QUARTERLY, ON THE $25 STATED AMOUNT OF THE PEPS UNIT. EACH TRUST PREFERRED SECURITY YIELDS 7.35% PER YEAR, PAID QUARTERLY ON THE $25 STATED AMOUNT OF THE PEPS UNIT, UNTIL NOVEMBER 16, 2002, AT WHICH TIME THE YIELDS WILL BE RESET AT A RATE THAT WILL BE EQUAL TO OR GREATER THAN 7.35%. AQUILA HAS FULLY AND UNCONDITIONALLY GUARANTEED THESE SECURITIES.
(c) THE SOLE ASSET OF UCT II CONSISTS OF SENIOR DEFERRABLE NOTES DUE SEPTEMBER 30, 2002 OF AQUILA. EACH TRUST PREFERRED SECURITY YIELDS INTEREST ADJUSTED QUARTERLY AT THREE-MONTH LIBOR PLUS 90 BASIS POINTS PER YEAR. THE RATE PAYABLE AT DECEMBER 31, 2001 WAS 3.68%. THIS SECURITY IS INCLUDED IN CURRENT MATURITIES AS OF DECEMBER 31, 2001.
(d) THE FAIR VALUE OF THE COMPANY-OBLIGATED PREFERRED SECURITIES IS BASED ON THE MOST RECENT QUOTED MARKET PRICE OF THE PEPS UNITS PLUS THE COST OF THE FLOATING RATE 3.68% TRUST PREFERRED SECURITIES WHICH APPROXIMATES FAIR VALUE.

52                                                                   AQUILA 2001

NOTE 11:LONG-TERM DEBT

This table summarizes the company's long-term debt:

                                                                                   December 31,
                                                                              ---------------------
In millions                                                                     2001         2000
---------------------------------------------------------------------------------------------------
FIRST MORTGAGE BONDS:
  Various, 9.62%*, due 2002-2021                                              $   29.5     $   37.6
SENIOR NOTES:
  2.89% Floating Rate Series, due May 15, 2002                                   230.0        250.0
  Aquila Southwest Energy 8.29% Series, due September 15, 2002                    12.5         25.0
  7.0% Series, due July 15, 2004                                                 250.0        250.0
  6.875% Series, due October 1, 2004                                             150.0        150.0
  9.03% Series, due December 1, 2005                                              20.2         20.2
  6.70% Series, due October 15, 2006                                              85.9        100.0
  8.2% Series, due January 15, 2007                                               36.9        130.0
  7.625% Series, due November 15, 2009                                           200.0        200.0
  7.95% Series, due February 1, 2011                                             250.0           --
  10.5% Series, due December 1, 2020                                                --         35.7
  8.27% Series, due November 15, 2021                                             80.9        131.8
  9.0% Series, due November 15, 2021                                               5.0         18.2
  8.0% Series, due March 1, 2023                                                  51.5        125.0
MEDIUM TERM NOTES:
  Various, 7.77%*, due 2005-2023                                                  40.0         40.0
CONVERTIBLE SUBORDINATED DEBENTURES:
  6.625%, due July 1, 2011 (convertible into 231,461 common shares)                3.7          4.2
OTHER:
  Canadian Secured Debentures: 8.87%*, due 2002-2023                              62.2         66.5
  Canadian Senior Notes, 7.75%, due June 2011                                    200.0           --
  Australian Senior Notes, 6.72%*, due October 2002                               76.6         83.8
  Australian Medium-term Notes, due December 2003-2006                            90.3         44.7
  New Zealand Floating Rate Notes, 5.67%, due April-October 2002                  83.5         88.8
  New Zealand Denominated Credit Facility, due June 2002                         110.5        110.8
  Australian Denominated Credit Facilities, due March 2002 and March 2004         49.7        114.6
  Canadian Denominated Credit Facilities, due February 2002 and June 2003        159.7        290.7
  Other notes and obligations                                                     48.4         80.0
---------------------------------------------------------------------------------------------------
TOTAL LONG-TERM DEBT                                                           2,327.0      2,397.6
Less current maturities                                                          579.1         51.7
---------------------------------------------------------------------------------------------------
LONG-TERM DEBT, NET                                                           $1,747.9     $2,345.9
---------------------------------------------------------------------------------------------------
Fair value of long-term debt, including current maturities (a)                $2,416.6     $2,455.2
---------------------------------------------------------------------------------------------------

* WEIGHTED AVERAGE INTEREST RATE.
(a) THE FAIR VALUE OF LONG-TERM DEBT IS BASED ON CURRENT RATES AT WHICH THE COMPANY COULD BORROW FUNDS WITH SIMILAR REMAINING MATURITIES.

     All of our Michigan network assets are subject to the lien of a mortgage indenture. We cannot issue mortgage bonds under our General Mortgage Indenture without providing security for certain Senior Notes at the same level as any mortgage bond issue. Currently we have no plans to issue mortgage bonds.

     The amounts of long-term debt maturing in each of the next five years and thereafter are below:

In millions           Maturing Amounts
--------------------------------------
2002                     $  579.1
2003                        148.9
2004                        449.8
2005                         40.2
2006                        124.2
Thereafter                  984.8
--------------------------------------
TOTAL                    $2,327.0
--------------------------------------

     Current maturities include $334.4 million of international debt. We intend, as in prior years, to refinance these facilities under comparable terms.

SENIOR NOTES

On February 2, 2001, we issued $250.0 million of 7.95% senior notes due in February 2011. Net proceeds from the sale were used to reduce short-term debt incurred for acquisitions and general corporate purposes.

DEBT REFINANCING EXCHANGE OFFER

In June 2001, we exchanged $189.5 million of senior notes with interest rates ranging from 8.0% to 9.0% for $200.0 million of new senior notes with interest rates at 7.75%, maturing in June 2011. Additionally, during 2001, we retired $204.1 million of senior notes, mortgage bonds and company-obligated preferred securities.

NEW ZEALAND DENOMINATED CREDIT FACILITIES

Our New Zealand networks business maintains a NZ$290.0 (US$121.0) million credit facility with two banks, which matures in June 2002. The interest rate on this credit facility fluctuates

AQUILA 2001                                                                   53
with changes in the New Zealand bank bill rate and charges a commitment fee of ..40% on any unused portion of the facility. At December 31, 2001, US$110.5 million was outstanding at a rate of 5.72%.

AUSTRALIAN DENOMINATED CREDIT FACILITIES
Our Australian networks business maintains a credit facility with a consortium of banks which matures in March 2002. The interest rate on this facility fluctuates with changes in the Australian bank bill rate and charges a commitment fee of .50% on any unused portion of the facility. At December 31, 2001, US$33.2 million was outstanding at a rate of 5.37%.

     Our Australian networks business also maintains a credit facility with one bank which matures in March 2004. The interest rate on this facility fluctuates with changes in the Australian bank bill rate and charges a commitment fee of ..40% on any unused portion of the facility that has not been cancelled. At December 31, 2001, US$16.5 million was outstanding at a rate of 5.24%.

     Approximately US$167 million of the Australian Senior Notes and Medium Term Notes contain provisions that give the debt holders the ability to put the notes back to us if Aquila's credit ratings are lowered to non-investment grade. We currently have investment grade ratings from three major credit rating agencies.

CANADIAN DENOMINATED CREDIT FACILITIES
Our Canadian networks business maintains a credit facility with five banks, which matures in June 2003. The interest rate on this facility fluctuates with changes in the Bankers Acceptance Discount Rate. At December 31, 2001, US$129.4 million was outstanding at a rate of 3.64%.

     Our Canadian networks business also maintains a credit facility with two banks, which matures in February 2002. The interest rate on this facility fluctuates with changes in the Bankers Acceptance Discount Rate. At December 31, 2001, US$30.3 million was outstanding at a rate of 3.26%.

     In June 2001, our Canadian finance subsidiary, UtiliCorp Canada Finance Corporation, issued $200.0 million of 7.75% senior notes in the U.S. public debt market. Aquila has fully and unconditionally guaranteed these notes.

NOTE 12: CAPITAL STOCK AND STOCK COMPENSATION

CAPITAL STOCK
We have two types of authorized common stock--unclassified common stock and Class A common stock. No Class A common stock is issued or outstanding. We also have authorized 10,000,000 shares of preference stock, without par value, none of which is issued or outstanding. As of December 31, 2001, we had no restrictions on our ability to pay cash dividends.

     In January 2002, we completed an exchange offer and merger that resulted in the issuance of approximately 12.6 million shares of our common stock for all outstanding publicly held shares of Aquila Merchant. The holders of 1.8 million shares of Aquila Merchant common stock rejected the consideration in the merger as inadequate and are pursuing their right to receive fair value in cash.

     On January 30, 2002, we sold 12.5 million shares of our common stock to the public, including an over-allotment of 1.5 million shares, which raised approximately $278 million in net proceeds.

STOCKHOLDER RIGHTS PLAN
Our board of directors has adopted a rights plan and declared a dividend distribution of one right for each outstanding share of our common stock. The rights become exercisable if a person acquires beneficial ownership of 15% or more of our outstanding common stock. If the rights are exercised, the value of the shares of our common stock held by the acquiring person would be substantially diluted. The purpose of the rights plan is to encourage a person desiring to acquire 15% or more of our outstanding common stock to negotiate the terms of their acquisition with our board of directors.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
We offer to current and potential shareholders a Dividend Reinvestment and Common Stock Purchase Plan (the Stock Plan).

     The Stock Plan allows participants to purchase up to $10,000 per month of common stock at the average market price on the date of the transaction, with minimal sales commissions. The Stock Plan also allows members to reinvest dividends into additional common shares at a 5% discount. For the year ended December 31, 2001, 843,201 shares were issued under the Stock Plan. As of December 31, 2001, 2,778,141 shares were available to issue under this plan.

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

RETIREMENT INVESTMENT PLAN
A defined contribution plan, the Retirement Investment Plan (Savings Plan), covers all of our full-time and eligible part-time employees. Participants may generally elect to contribute up to 15% of their annual pay on a before- or after-tax basis subject to certain limitations. The company generally matches contributions up to 6% of pay. Participants may direct their contributions into various investment options. All company matching contributions are invested in Aquila common stock. Company contributions were $11.2 million and $9.9 million during the years ended December 31, 2001 and 2000, respectively. The Savings Plan also includes a stock contribution fund to which the company contributes common stock equal to 3% of base wages for eligible full-time employees. Vesting occurs over five years with distribution upon termination of employment. All dividends are reinvested in Aquila common stock. Effective in 2002, participants may elect to receive their vested dividends in cash. For 2001, compensation expense of $5.0 million was recognized, which approximates 3% of eligible employees' base wages. All shares related to this program are classified as outstanding when calculating earnings per share.

54                                                                   AQUILA 2001

LONG-TERM INCENTIVE PLAN
Our Long-Term Incentive Plan (LTIP) enables the company to reward key executives who have an ongoing companywide impact. Eligible executives are awarded performance units based on experience and responsibilities in the company. Incentives earned are based on a comparison of our total shareholder return to a specific group of companies with operations similar to ours. Incentives are paid in cash, restricted stock or restricted stock units based on the executives' total shareholdings of the company common stock and their elections. Total compensation expense for the three years ended December 31, 2001, 2000 and 1999, respectively, was $19.6 million, $8.5 million and $10.5 million.

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

EMPLOYEE STOCK OPTION PLAN
The Board approved the establishment of an Employee Stock Option Plan in 1991 and readopted the plan in 2001. This Plan provides for the granting of up to 3.0 million stock options to eligible employees other than those eligible to receive options under the Stock Incentive Plan. Stock options granted under the Employee Stock Option Plan carry the same provisions as those issued under the Stock Incentive Plan. Broad-based option grants have been made under this plan in only two years. During 1998 and 1992, respectively, options for 1,278,713 and 1,114,350 shares were granted to employees. The exercise prices of these options are $24.02 and $18.21, respectively.

     This table summarizes all stock options as of December 31, 2001, 2000 and 1999:


Shares                                             2001             2000           1999
-----------------------------------------------------------------------------------------
BEGINNING BALANCE                               7,156,600        7,347,961      5,440,403
Granted                                           825,069        1,153,487      2,640,401
Exercised                                      (1,779,548)        (610,345)      (214,724)
Cancelled                                         (83,998)        (734,503)      (518,119)
-----------------------------------------------------------------------------------------
ENDING BALANCE                                  6,118,123        7,156,600      7,347,961
=========================================================================================
WEIGHTED AVERAGE PRICES:
Beginning balance                             $     21.39       $    21.80     $    21.15
Granted price                                       28.75            18.84          23.19
Exercised price                                     21.42            20.73          19.09
Cancelled price                                     21.69            21.91          22.51
-----------------------------------------------------------------------------------------
Ending balance                                $     22.37       $    21.39     $    21.80
=========================================================================================

     This table summarizes all outstanding and exercisable stock options as of December 31, 2001:

                               Outstanding Options                              Exercisable Options
                  ----------------------------------------------            ------------------------------------
                                  Weighted
                                  Average               Weighted                               Weighted
                                 Remaining              Average                                Average
Exercise                        Contractual             Exercise                               Exercise
Price Range        Number       Life in Years            Price                   Number         Price
----------------------------------------------------------------------------------------------------------------
$16.31-23.99      4,802,959         6.00                $  21.10              2,039,729       $  20.29
$24.00-29.79      1,315,164         6.82                   27.01                474,267          24.15
----------------------------------------------------------------------------------------------------------------
TOTAL             6,118,123                                                   2,513,996
================================================================================================================

   Total restricted stock awards granted during the year were 1,108,776 shares at a weighted average grant date fair value of $29.83.

STOCK BASED COMPENSATION
We issue stock options to employees from time to time and account for these options under Accounting Principles Board Opinion No. 25 (APB 25). All stock options issued are granted at the common stock's current market price. This means we record no compensation expense related to stock options. We also offer employees a 15% discount from the market price of common stock.

     Since we record options and discounts under APB 25, we must disclose the pro forma net income and earnings per share (dilutive method) as if we reflected the estimated fair value of options and discounts as compensation at the date of grant or issue. For the years ended December 31, 2001, 2000, and 1999, our pro forma net income and diluted earnings per share would have been as follows:

AQUILA 2001                                                                   55

In millions, except per share                   2001              2000           1999
----------------------------------------------------------------------------------------
NET INCOME:
  As reported                                 $  279.4          $  206.8       $  160.5
  Pro forma                                      277.0             205.3          155.5
----------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE:
  As reported                                 $   2.42          $   2.21       $   1.75
  Pro forma                                       2.40              2.19           1.70
========================================================================================

     The fair value of stock options granted in 2001, 2000 and 1999 was estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair values and related assumptions were as follows:

                                                2001               2000          1999
----------------------------------------------------------------------------------------
Weighted average fair value per share         $   5.08         $    2.39      $    3.23
Expected volatility                              19.75%            17.78%         17.25%
Risk-free interest rate                           5.06%             6.71%          5.45%
Expected lives                                 8 years           9 years       10 years
Dividend yield                                    3.93%             6.25%          5.10%
========================================================================================

NOTE 13: INCOME TAXES

                                                        Year Ended December 31,
                                               -----------------------------------------
In millions                                     2001              2000            1999
----------------------------------------------------------------------------------------
CURRENTLY PAYABLE:
  Federal                                     $  189.8          $  168.5       $   58.7
  Foreign                                         20.2              43.4            7.5
  State                                           21.9              17.3           10.0
DEFERRED:
  Federal                                        (23.5)           (101.0)          (5.9)
  State                                           (4.7)             (8.9)          (1.0)
  Investment tax credit amortization              (1.5)             (1.1)          (1.1)
----------------------------------------------------------------------------------------
TOTAL INCOME
  TAX EXPENSE                                 $  202.2          $  118.2       $   68.2
========================================================================================

     The principal components of deferred income taxes consist of the following:

                                                     December 31,
                                               --------------------------
In millions                                      2001             2000
-------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  Alternative minimum tax credit
    carryforward                              $     --          $   43.0
DEFERRED TAX LIABILITIES
  AND CREDITS:
  Accelerated depreciation and
   other plant differences:
   Regulated                                     220.1             209.0
   Non-regulated                                 176.6             170.0
  Regulatory asset                                29.7              57.8
  Mark-to-market                                 (30.2)            (15.6)
  Other, net                                     (48.4)            (16.2)
-------------------------------------------------------------------------
TOTAL DEFERRED TAX LIABILITIES
  AND CREDITS                                    347.8             405.0
-------------------------------------------------------------------------
DEFERRED INCOME TAXES AND
  CREDITS, NET                                $  347.8          $  362.0
=========================================================================

   Our effective income tax rates differed from the statutory federal income tax rates primarily due to the following:

                                                             December 31,
                                              -----------------------------------------
Percent                                         2001              2000          1999
---------------------------------------------------------------------------------------
STATUTORY FEDERAL INCOME
  TAX RATE                                        35.0%             35.0%          35.0%
TAX EFFECT OF:
  Investment tax credit
    amortization                                   (.3)              (.3)           (.5)
  State income taxes, net
    of federal benefit                             2.7               1.5            2.7
  Difference in tax rate of
    foreign subsidiaries                           (.8)               .4           (2.6)
  Minority interest                                1.9                --             --
  Goodwill                                         1.1                .9             .2
  Other                                            2.4              (1.1)          (5.0)
---------------------------------------------------------------------------------------
EFFECTIVE INCOME
  TAX RATE                                        42.0%             36.4%          29.8%
=======================================================================================

     At December 31, 2001, all of our alternative minimum tax credit carryforwards from prior years have been utilized.

     We have made no provision for U.S. income taxes on undistributed earnings from our international businesses ($283.3 million at December 31, 2001) because it is our intention to reinvest those earnings. If we distribute those earnings in the form of dividends, we may be subject to both foreign withholding taxes and U.S. income taxes net of allowable foreign tax credits. Consolidated income before income taxes for the years ended December 31, 2001, 2000, and 1999 included (in millions) $78.0, $129.3 and $70.7, respectively, from international operations.

56                                                                   AQUILA 2001

NOTE 14: EMPLOYEE BENEFITS

PENSIONS
The following table shows the funded status of our pension plans and the amounts included in the consolidated balance sheets and statements of income:

                                                                                                              Other
                                                                                                           Post-retirement
                                                           Pension Benefits                                   Benefits
                                               --------------------------------------    ------------------------------------------
Dollars in millions                             2001            2000           1999            2001            2000        1999
-----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at start of year           $   269.3      $   218.6       $  221.4       $    69.6       $   51.4      $   42.2
Service cost                                        9.7            8.3            7.7             1.1             .9           1.0
Interest cost                                      20.3           16.3           14.8             6.5            3.7           3.2
Plan participants' contribution                      .9             .9             .7             1.4            1.0            .9
Amendments                                         19.3             .3             .3            (9.8)            --            --
Net acquisitions                                     --           42.5             --              --           17.1            --
Actuarial (gain) loss                              19.3           (2.1)         (16.0)           23.9            1.0           7.5
Curtailment (gain) loss                            (1.4)           (.5)            --              .7            (.3)           --
Benefits paid                                     (17.6)         (13.4)         (12.5)           (6.9)          (5.1)         (3.6)
Foreign Currency Exchange changes                  (3.0)          (1.6)           2.2             (.2)           (.1)           .2
-----------------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year             $   316.8      $   269.3       $  218.6       $    86.3       $   69.6      $   51.4
===================================================================================================================================
CHANGE IN PLAN ASSETS:
Fair value of plan assets at start of year    $   387.6      $   259.6       $  227.0       $    13.4       $    7.6      $    4.5
Actual return on plan assets                      (49.9)          51.4           40.6              .1             .4            .3
Employer contribution                               1.7            2.1            1.9             4.1            3.6           5.5
Plan participants' obligation                       1.0             .9             .7             1.4            1.0            .9
Net acquisitions                                     --           88.4             --              --            5.9            --
Benefits paid                                     (17.6)         (13.4)         (12.5)           (6.9)          (5.1)         (3.6)
Foreign Currency Exchange changes                  (3.4)          (1.4)           1.9              --             --            --
-----------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year      $   319.4      $   387.6       $  259.6      $     12.1       $   13.4      $    7.6
===================================================================================================================================
Funded status                                 $     2.6      $   118.3       $   41.0       $   (74.2)      $  (56.2)     $  (43.8)
Unrecognized transition amount                     (5.1)          (7.0)          (7.7)           21.6           28.2          26.3
Unrecognized net actuarial (gain) loss             67.5          (45.6)         (13.6)           28.9           10.1           3.8
Unrecognized prior service cost                    28.3           12.7           10.0             4.2            1.4            .3
Additional minimum liability                      (12.2)            --             --              --             --            --
Employer Contribution                                .7             .7             .9             3.6            2.1            --
-----------------------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost                $    81.8      $    79.1       $   30.6       $   (15.9)      $  (14.4)     $  (13.4)
===================================================================================================================================
WEIGHTED AVERAGE ASSUMPTIONS AS OF
   SEPTEMBER 30:
Discount rate                                      7.42%          7.75%          7.61%           7.50%          7.88%         7.75%
Expected return on plan assets                     9.67%          9.47%          9.70%           7.76%          7.87%         7.00%
Rate of compensation increase                      5.21%          4.90%          5.04%           5.40%          5.06%         5.40%
===================================================================================================================================

     For measurement purposes, to calculate the annual rate of increase in the per capita cost of covered health benefits for each future fiscal year, we used a graded rate starting at 12% in 2002 and decreasing 1% annually until the rate levels out at 5% for years 2008 and thereafter.

                                                         Pension Benefits                        Other Post-retirement Benefits
                                              ---------------------------------------       ---------------------------------------
Dollars in millions                             2001           2000            1999           2001            2000         1999
-----------------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost                                  $     9.7      $     8.3       $    7.7       $     1.1       $     .9      $    1.0
Interest cost                                      20.3           16.3           14.8             6.5            3.7           3.2
Expected return on plan assets                    (36.8)         (27.7)         (23.4)           (1.0)           (.5)          (.4)
Amortization of transition amount                  (1.9)          (1.2)          (1.2)            2.2            1.9           2.0
Amortization of prior service cost                   .8             .6             .5             1.3             .1            .1
Recognized net actuarial (gain) loss               (1.0)          (1.9)            --              .3             --            --
Curtailment (gain) loss                             (.8)          (1.0)            --             1.5            (.3)           --
Regulatory adjustment                              (4.1)          (1.3)            .1              --             --            --
-----------------------------------------------------------------------------------------------------------------------------------
NET PERIODIC BENEFIT COST                     $   (13.8)     $    (7.9)      $   (1.5)      $    11.9       $    5.8      $    5.9
===================================================================================================================================

AQUILA 2001                                                                   57

     The U.S. pension plan was amended effective December 1, 1999 to provide the same pension benefits for almost all participants. The Supplemental Executive Retirement Plan was amended in 2001 to include certain participants' annual incentive compensation in the calculation of plan benefits. This amendment resulted in an $18.3 million increase in plan benefit obligation at December 31, 2001.

     We maintain defined benefit pension plans in the United States and Canada. The actuarial assumptions used to calculate the benefit obligation and periodic pension costs for those plans are fundamentally identical. For the United States plan, plan obligations exceeded plan assets by $.6 million at December 31, 2001. Plan assets exceed benefit obligations in the years ended December 31, 2000 and 1999 by (in millions) $108.3 and $47.1, respectively. For the Canadian plan, plan assets exceeded benefit obligations by $3.2 million and $10.0 million (in U.S. dollars) as of December 31, 2001 and 2000, respectively. For 1999 the benefit obligation exceeds plan assets by $6.1 million (in U.S. dollars). The prepaid benefits relating to the United States and Canada for the years ended December 31, 2001, 2000 and 1999 are (in millions) $66.7 and $15.1, $63.6 and
$15.5, and $27.3 and $3.2, respectively.

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

     The assumed health care cost trends significantly affect the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects for 2001.

                                                 1 Percentage-Point
                                              ------------------------
In millions                                    Increase      Decrease
-----------------------------------------------------------------------
Effect on total of
  service and interest
  cost components                             $      .8      $     (.7)
Effect on post-retirement
  benefit obligation                                7.3           (6.5)
-----------------------------------------------------------------------

NOTE 15: MERGERS, ACQUISITIONS AND DIVESTITURES

ACQUISITION OF UNITED KINGDOM ELECTRICITY NETWORK

We have entered into an agreement to purchase Midlands Electricity plc, a United Kingdom electricity network, from FirstEnergy Corp. The price of this investment is approximately $362 million, plus the assumption of approximately $1.7 billion of debt that would be non-recourse to us. If consummated, we expect to account for this acquisition using the equity method of accounting. Under terms of our agreement, if the transaction is not completed by April 26, 2002, either party may terminate the transaction. Although we have received the necessary regulatory approvals, those approvals require that we have a financial partner. We are in discussions with FirstEnergy to modify our agreement to allow us to complete the transaction in a manner consistent with the regulatory approvals and expect that it will close in March 2002.

QUANTA OWNERSHIP
We are presently arbitrating a dispute with Quanta regarding our right to acquire additional shares of Quanta. We have informed Quanta's board of directors that we intend to present an opposition slate of directors at Quanta's 2002 annual meeting of shareholders. As of December 31, 2001, Quanta reported total assets of $2.0 billion, including $1.0 billion of goodwill, total liabilities of $842.5 million, including debt of $508.3 million, and equity of $1.2 billion. Quanta's revenues and net income for 2001 were $2.0 billion and $85.8 million, respectively.

SALE OF PIPELINE OPERATIONS
On February 1, 2001, we entered into an agreement to sell our wholly owned subsidiary UtiliCorp Pipeline Systems for our book value of approximately $66 million. We closed the transaction in January 2002.

PURCHASE OF GAS STORAGE INTEREST
On August 23, 2001, Aquila Merchant and a partner agreed to acquire a 12 Bcf gas storage facility under construction near Lodi, California for $105 million. Further expenditures to complete construction will increase the total project cost to $220 million. We expect this acquisition to close in the second quarter of 2002 after regulatory approval.

UNITEDNETWORKS LTD. STOCK SALE
On April 9, 2001, shares of UnitedNetworks Ltd. were sold to institutional investors in New Zealand and the United States. This sale reduced Aquila's effective interest in UnitedNetworks to 55.5%. Net proceeds from the sale totaled $41 million, which resulted in a $5.8 million pretax gain in the second quarter.

AQUILA MERCHANT EQUITY OFFERING
An initial public offering of 19,975,000 Class A Aquila Merchant common shares, including an over-allotment of 2,475,000 shares, closed on April 27, 2001. The offering price was $24.00 per share and raised approximately $446 million in net proceeds. Of the 19,975,000 shares, Aquila Merchant sold 14,225,000 new shares and Aquila sold 5,750,000 previously issued shares. A pretax gain of $110.8 million, or $.51 per share, was recognized in the second quarter on the shares sold by Aquila. Upon completion of the offering, Aquila owned approximately 80% of Aquila Merchant's outstanding shares.

On January 7, 2002, we completed an offer to acquire all of the outstanding publicly held shares of Aquila Merchant in exchange for shares of Aquila common stock and subsequent merger of Aquila Merchant with another Aquila subsidiary. The public shareholders of Aquila Merchant received .6896 shares of Aquila common stock in a tax-free exchange for each outstanding share of Aquila Merchant Class A common stock. Approximately 76% of the outstanding public shares of Aquila Merchant Class A shares were tendered in the offer. In the subsequent merger, each remaining share of Aquila Merchant's Class A stock was converted into shares of Aquila common stock at the same ratio as paid in the exchange offer. Aquila Merchant shareholders holding approximately 1.8 million shares of Aquila Merchant Class A shares have advised us

58                                                                   AQUILA 2001
they intend to exercise dissenters' rights with respect to the merger.

ST. JOSEPH LIGHT & POWER COMPANY
Effective December 31, 2000, St. Joseph Light & Power Company (SJL&P) merged with us. Under the agreement, SJL&P shareholders received $23.00 in Aquila common shares for each SJL&P common share held. We issued approximately 6.6 million shares of Aquila common stock with a total value of $190.2 million in connection with this merger. We also assumed short-term debt of $23.6 million and long-term debt of $68.1 million. We accounted for the transaction as a purchase.

GPU INTERNATIONAL
On December 22, 2000, Aquila Merchant purchased GPU International, a company holding interests in six independent U.S.-based generating plants, for $225 million. We accounted for the transaction as a purchase.

ALINTAGAS
On October 17, 2000, we closed on our $166 million joint acquisition with United Energy Limited of a 45% cornerstone interest in AlintaGas Limited, a gas distribution utility in Western Australia. The remaining 55% of the shares of AlintaGas were sold to the Australian public in a share float on October 17, 2000. Aquila owns approximately 34% of United Energy.

INITIAL PUBLIC OFFERING--UECOMM LIMITED
In September 2000, Uecomm Limited (UEC), formerly a wholly owned subsidiary of United Energy Limited, sold 34% of its common stock to the public, reducing United Energy's ownership share of UEC to 66%. As a result, we recorded a $44 million gain from the public offering in "Gain on sale of subsidiary stock."

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

AQUILA GAS PIPELINE TENDER OFFER
On May 7, 1999, approximately 3.4 million shares of Aquila Gas Pipeline Corporation (AQP) were tendered to us at $8.00. The 3.4 million shares together with the 24.0 million shares already held represented 93% of AQP's total shares outstanding. All remaining shares not tendered were converted in a "short-form" merger into a right to receive $8.00 per share. Upon completion of the short-form merger on May 14, 1999, AQP ceased being a publicly traded company and became wholly owned by Aquila Merchant.

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

INTEREST IN NEW ZEALAND UTILITIES
On March 22, 2000, we expanded our presence in the New Zealand energy market by announcing an agreement to purchase the natural gas distribution network and North Island contracting business of Orion New Zealand Limited for about $274 million. The transaction had an effective date of April 1, 2000.

   On June 30, 2000, we sold a portion of our New Zealand investment to a private equity investor (minority shareholder) that reduced our effective ownership in UnitedNetworks. In connection with the transaction we granted the minority shareholder substantive participating and protective rights and therefore no longer consolidate our New Zealand operations for financial statement purposes.

PRO FORMA OPERATING RESULTS
The following reflects our results for the two years ended December 31, 2000, assuming significant acquisitions during the year ended December 31, 2000 occurred as of the beginning of each of the respective periods:

                                                   (Unaudited)
                                              Year Ended December 31,
                                           ----------------------------
Dollars in millions, except per share            2000          1999
-----------------------------------------------------------------------
Sales                                       $  29,418.2    $  19,206.0
Net income                                        243.1          185.9
Diluted earnings per
   common share                             $      2.42    $      1.88
=======================================================================

     The pro forma results of operations are not necessarily indicative of the actual results that would have been obtained had we made the acquisitions at the beginning of the respective periods, or of results which may occur in the future. The 2000 pro forma operating results include certain unusually large mark-to-market gains. The pro forma operating results do not include adjustments for synergies or other adjustments to the business operations. There were no significant acquisitions in 2001.

AQUILA 2001                                                                   59

NOTE    16. SEGMENT INFORMATION

We manage our business in two distinct groups, Merchant Services and Global Networks Group. Merchant Services is further divided and managed in two segments, the Wholesale Services segment and the Capacity Services segment. Our Global Networks Group is divided and managed in the International Networks segment and Domestic Networks segment. Each segment is managed based on operating results, expressed as earnings before interest and taxes. Generally, decisions on finance, dividends and taxes are made at the Corporate and other level.

A. BUSINESS LINES

                                                            Year Ended December 31,
                                                   -------------------------------------------
Dollars in millions                                     2001                 2000         1999
----------------------------------------------------------------------------------------------
SALES:
Merchant Services--
  Wholesale Services                               $36,607.1     90.7%  $25,662.5   $ 16,345.2
  Capacity Services                                  1,162.9      2.9       815.6        384.8
----------------------------------------------------------------------------------------------
TOTAL MERCHANT SERVICES                             37,770.0     93.6    26,478.1     16,730.0
----------------------------------------------------------------------------------------------
Global Networks Group--
  International Networks                               353.9       .9       492.4        309.2
  Domestic Networks                                  2,292.4      5.6     2,058.1      1,578.8
----------------------------------------------------------------------------------------------
TOTAL GLOBAL NETWORKS GROUP                          2,646.3      6.5     2,550.5      1,888.0
----------------------------------------------------------------------------------------------
Corporate and other, including eliminations            (39.5)     (.1)      (53.7)         3.5
----------------------------------------------------------------------------------------------
TOTAL                                              $40,376.8    100.0%  $28,974.9   $ 18,621.5
==============================================================================================

                                                            Year Ended December 31,
                                                   -------------------------------------------
Dollars in millions                                     2001                 2000         1999
----------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES:*
Merchant Services--
  Wholesale Services                                  $261.5     37.1%     $145.3       $ 40.7
  Capacity Services                                    113.7     16.1        45.8         39.0
  Minority Interest                                    (26.4)    (3.7)         --           --
  Gain on sale of Aquila Merchant shares by Aquila     110.8     15.7          --           --
----------------------------------------------------------------------------------------------
TOTAL MERCHANT SERVICES                                459.6     65.2       191.1         79.7
----------------------------------------------------------------------------------------------
Global Networks Group--
  International Networks                               121.5     17.3       158.0        129.9
  Domestic Networks                                    117.9     16.7       215.6        208.3
----------------------------------------------------------------------------------------------
TOTAL GLOBAL NETWORKS GROUP                            239.4     34.0       373.6        338.2
----------------------------------------------------------------------------------------------
Corporate and other                                      5.7       .8       (24.7)        (3.9)
----------------------------------------------------------------------------------------------
TOTAL                                                 $704.7    100.0%     $540.0       $414.0
==============================================================================================

* INCLUDED IN EBIT FOR EACH SEGMENT FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999, RESPECTIVELY, IS EQUITY IN EARNINGS OF INVESTMENTS AS FOLLOWS (IN MILLIONS): WHOLESALE SERVICES, $.2 IN 2001; CAPACITY SERVICES, $32.4, $18.4 AND $34.7; INTERNATIONAL NETWORKS, $61.5, $44.3 AND $21.7; AND
     DOMESTIC NETWORKS, $28.5, $52.9 AND $13.2.

                                                            Year Ended December 31,
                                                   -------------------------------------------
Dollars in millions                                     2001                 2000         1999
----------------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION EXPENSE:
Merchant Services--
  Wholesale Services                                $   16.2      5.9%   $   16.5     $    9.6
  Capacity Services                                     39.3     14.4        32.3         29.5
----------------------------------------------------------------------------------------------
TOTAL MERCHANT SERVICES                                 55.5     20.3        48.8         39.1
----------------------------------------------------------------------------------------------
Global Networks Group--
  International Networks                                55.8     20.5        45.5         42.2
  Domestic Networks                                    162.1     59.4       129.3        115.3
----------------------------------------------------------------------------------------------
TOTAL GLOBAL NETWORKS GROUP                            217.9     79.9       174.8        157.5
----------------------------------------------------------------------------------------------
Corporate and other                                      (.5)     (.2)        1.4         (2.9)
----------------------------------------------------------------------------------------------
TOTAL                                               $  272.9    100.0%   $  225.0     $  193.7
==============================================================================================

60                                                                   AQUILA 2001

                                                           December 31,
                                                   -------------------------------
Dollars in millions                                      2001                 2000
----------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:
Merchant Services--
  Wholesale Services                               $ 4,653.5     38.9%   $ 6,505.0
  Capacity Services                                  1,595.1     13.4      1,382.1
----------------------------------------------------------------------------------
TOTAL MERCHANT SERVICES                              6,248.6     52.3      7,887.1
----------------------------------------------------------------------------------
Global Networks Group--
  International Networks                             1,864.9     15.6      2,174.0
  Domestic Networks                                  3,512.5     29.4      3,584.7
----------------------------------------------------------------------------------
TOTAL GLOBAL NETWORKS GROUP                          5,377.4     45.0      5,758.7
----------------------------------------------------------------------------------
Corporate and other                                    322.3      2.7        381.1
----------------------------------------------------------------------------------
TOTAL                                              $11,948.3    100.0%   $14,026.9
==================================================================================

                                                            Year Ended December 31,
                                                   -------------------------------------------
Dollars in millions                                     2001                 2000         1999
----------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES:
Merchant Services--
  Wholesale Services                                $   36.1      5.8%    $  32.2      $   4.7
  Capacity Services                                    237.5     37.9        23.9        104.2
----------------------------------------------------------------------------------------------
TOTAL MERCHANT SERVICES                                273.6     43.7        56.1        108.9
----------------------------------------------------------------------------------------------
Global Networks Group--
  International Networks                                95.7     15.3        24.2         23.0
  Domestic Networks                                    223.3     35.6       249.9        130.2
----------------------------------------------------------------------------------------------
TOTAL GLOBAL NETWORKS GROUP                            319.0     50.9       274.1        153.2
----------------------------------------------------------------------------------------------
Corporate and other                                     33.5      5.4        24.8         39.0
----------------------------------------------------------------------------------------------
TOTAL                                               $  626.1    100.0%    $ 355.0      $ 301.1
==============================================================================================

B. GEOGRAPHICAL INFORMATION

                                                            Year Ended December 31,
                                                   -------------------------------------------
Dollars in millions                                     2001                 2000         1999
----------------------------------------------------------------------------------------------
SALES:
United States                                      $32,935.7     81.6%  $22,671.5    $15,348.5
Canada                                               3,806.5      9.4     4,358.0      2,381.8
Other international                                  3,634.6      9.0     1,945.4        891.2
----------------------------------------------------------------------------------------------
TOTAL                                              $40,376.8    100.0%  $28,974.9    $18,621.5
==============================================================================================

                                                            December 31,
                                                   ------------------------------
Dollars in millions                                     2001                 2000
---------------------------------------------------------------------------------
LONG-LIVED ASSETS:*
United States                                       $4,116.3     74.1%   $3,819.9
Canada                                                 482.3      8.7       438.4
Other international                                    958.4     17.2       895.2
---------------------------------------------------------------------------------
TOTAL                                               $5,557.0    100.0%   $5,135.5
=================================================================================

* INCLUDES PROPERTY, PLANT AND EQUIPMENT, NET AND INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES AND PARTNERSHIPS.

AQUILA 2001                                                                   61

NOTE 17: COMMITMENTS AND CONTINGENCIES

COMMITMENTS
We have various commitments relating to power, gas and coal supply commitments and lease commitments as summarized below. As with any estimates, the actual amounts paid or received could differ materially.

Dollars in millions                   2002     2003     2004     2005     2006   Thereafter
-------------------------------------------------------------------------------------------
Future minimum lease payments       $ 31.2   $ 31.7   $ 31.7   $ 27.7   $ 21.6     $  164.9
Purchased power obligations          191.8    240.4    245.0    199.4    187.2      1,456.3
Purchased gas obligations            104.8      6.7       --       --       --           --
Coal contracts                        82.9     54.8     53.7     41.7     33.8        406.0
===========================================================================================

     Future minimum lease payments primarily relate to coal cars and office space. Rent expense for the years 2001, 2000, and 1999 was (in millions) $35.6, $23.9, and $26.9, respectively.

     In 1998 we entered into a 15-year agreement to obtain the rights to dispatch 279 megawatts of purchased power from a facility owned by a third party. As part of the agreement we will provide the natural gas to the power plant and will be able to dispatch the power. This facility became operational in July 2000.

     In October 2000, we announced two agreements, a 15-year agreement and a 20-year agreement, for the power output of two natural gas-fired peaking facilities. The agreements are expected to provide us with approximately 1,184 megawatts of additional capacity. One of these plants became operational in the summer of 2001 and the other is expected to be operational in the summer of 2002.

     In January 2000, we formed a joint venture with Calpine Corporation (Calpine) to develop a 580-megawatt, combined-cycle power plant in Missouri. In September 2000, the joint venture closed on the financing of this project. Prior to completion of construction, the project costs are funded through a project level construction loan facility. After completion of construction, the joint venture will sell the facility to a group of investors and enter into a 30-year lease of the facility. This is expected to occur in the first half of 2002. This lease is classified as an operating lease in the partnership financial statements. As such, we have included the annual purchased power above. We manage the plant's fuel supply and the marketing of the plant's power. Calpine oversees construction, operation and maintenance of the plant.

     In November 2000, we entered into a $145.0 million synthetic lease through a special purpose entity to finance a 340-megawatt power plant, currently under construction. We expect this plant to be completed by May 2002. The lease has a term of seven years. During construction, we guarantee up to 89.95% of construction costs, and under certain limited circumstances, we guarantee up to 100% of the construction cost. As of December 31, 2001, approximately $78.9 million had been funded under this lease agreement. We have guaranteed up to 82% of the power plant's value at the end of the lease under the agreement.

     In May 2001, we entered into a five-year operating lease through a special purpose entity for 10 GE turbines plus related equipment. Lease payments are not required during the construction period and will commence at date of operation, or, if a site has not been selected, once construction of the turbines is completed. We can lease up to $265 million in turbines and equipment under this agreement. During construction, we guarantee up to 89.99% of construction costs, and under certain limited circumstances, we guarantee up to 100% of the construction cost. As of December 31, 2001, approximately $99 million had been spent under the above agreement. Under the terms of the turbine and equipment lease, we must cash collateralize cumulative borrowings of the lessor above $42.4 million. As of December 31, 2001, our outstanding collateral balance was approximately $56.2 million, which is included in Deferred Charges and Other Assets in the consolidated balance sheets. Upon expiration of the lease, we may either extend the lease if accepted, refinance the agreement or sell the equipment on behalf of the lessor. We have guaranteed up to 84% of the lessor's unrecovered principal and costs should the sale proceeds not be sufficient.

PURCHASE OF UNITED KINGDOM ELECTRICITY NETWORK
As further discussed in Note 15, we have entered into an acquisition agreement that is expected to close in the first quarter of 2002. Under the terms of the agreement, we are committed to purchase an equity investment in certain United Kingdom electricity networks estimated to be valued at approximately $362 million.

PURCHASE OF GAS STORAGE INTEREST
In August 2001, Aquila Merchant and a partner agreed to purchase a 12 Bcf gas storage facility under development in Lodi, California for $105 million. Further capital expenditures are expected to bring the total project cost to $220 million. We expect this acquisition to close in the second quarter of 2002 after regulatory approval. As of December 31, 2001, we have invested approximately $18.8 million. In order to complete construction of the project, interim bank financing of up to $60 million was put in place and guaranteed by Aquila. As of December 31, 2001, $37.5 million was outstanding under this facility. Once the acquisition closes, the interim financing will be replaced with $170 million of non-recourse project level debt, in addition to a net investment of $50 million by Aquila Merchant and its partner.

NEW ZEALAND INTEREST
In connection with the sale of a 21% preferred and common stock interest in our New Zealand electricity distribution business to a financial partner in June 2000, the financial partner received an option that entitles it to sell their equity interest to us on the third anniversary of the initial sale, or on the occurrence of certain events. This purchase would be exercised at par value for the preferred stock and fair value for the common stock for a total value of approximately $33 million. If the option were exercised, we would be required to include the financial statements of this operation in our consolidated financial statements. This operation had total assets of approximately $1.0 billion and long-term debt of $520.6 million as of December 31, 2001. We expect to extend or remove this option before it matures and do not expect to reconsolidate our New Zealand interests.

LEGAL
A consolidated lawsuit was filed in connection with the Aquila recombination. The plaintiffs' initial claims for equitable relief have been denied by the courts. We do not believe the pending litigation will have an outcome materially adverse to us.

     We have a dispute with an insurance company regarding certain indemnity

62                                                                   AQUILA 2001
agreements we have with them. These agreements relate to surety bonds issued to support our obligations under certain long-term gas supply contracts. The maximum amount that the insurance company could be required to pay under the surety bonds is approximately $570 million. Notwithstanding our continued performance under the gas supply agreements and strong financial position, this company has demanded that we replace it as the surety, or alternatively, that we post collateral to secure all of their obligations under the agreements. We believe there is no merit to the insurance company's position given our full compliance with the related gas supply contracts, and that a court would agree with our interpretation of the indemnity agreements.

     The company is subject to various other legal proceedings and claims that arise in the ordinary course of business operations. We do not expect the amount of liability, if any, from these actions to materially affect our consolidated financial position or results of operations.

ENVIRONMENTAL
We are subject to various environmental laws. These include regulations governing air and water quality and the storage and disposal of hazardous or toxic wastes. We continually assess ways to ensure we comply with laws and regulations on hazardous materials and hazardous waste and remediation activities.

     We own or previously operated former manufactured gas plant (MGP) sites which may, or may not, require some form of environmental remediation. We have contacted appropriate federal and state agencies and are working to determine what, if any, specific cleanup activities these sites may require.

     As of December 31, 2001, we estimate probable cleanup costs on our identified MGP sites to be $9.0 million. This amount is our best estimate of the costs of investigation and remediation of our identified MGP sites, and is the amount we consider to be probable for future investigation and remediation of these sites. This estimate is based upon a comprehensive review of the potential costs associated with conducting investigative and remedial actions at our identified MGP sites, as well as the likelihood of whether such actions will be necessary. There are also additional costs that we consider to be less likely but still "reasonably possible" to be incurred at these sites. Based upon the results of studies at these sites and our knowledge and review of potential remedial action options, it is reasonably possible that these additional costs could exceed our best estimate by approximately $31.1 million. This estimate could change materially once we have investigated further. It could also be affected by the actions of environmental agencies and the financial viability of other responsible parties. Ultimate liability also may be affected significantly if we are held responsible for parties unable to contribute financially to the cleanup effort.

     We have received favorable rate orders that enable us to recover environmental cleanup costs in certain jurisdictions. In other jurisdictions, there are favorable regulatory precedents for recovery of these costs. We are also pursuing recovery from insurance carriers and other potentially responsible parties.

     In May 2000, the state of Missouri adopted a revised regulation that requires reduction of nitrous oxide (NOx) from our power plants. We estimate the cost of compliance to be $21.9 million in capital costs and $2.2 million in annual operation and maintenance expense. The new standard is effective in May 2003.

     In December 2000, the U.S. Environmental Protection Agency (EPA) announced that it would regulate mercury emissions from coal- and oil-fired power plants. The EPA is expected to propose regulations by December 2003 and issue final regulations by December 2004. The impact of this action on our power plants cannot be determined until final regulations are issued.

     We do not expect final resolution of these environmental matters to have a material adverse affect on our financial position or results of operations.

RATE PROCEEDINGS
We filed a $9.8 million Minnesota gas rate case in August 2000. The case is pending before the Minnesota Utilities Commission with an interim rate increase of approximately $5.2 million in effect at this time. We filed a $14.2 million Kansas electric rate case in December 2000. A final order for an increase of $3.9 million became effective in August 2001. In June 2001, we filed for a $49.4 million increase in our Missouri electric rates. Approximately $39 million of the requested increase related to anticipated increased fuel and purchased power costs that did not materialize. In February 2002, we reached a negotiated settlement with the Commission staff and all intervenors that will result in a $4.3 million rate reduction.

     In December 2001, we filed for an annual rate increase in Alberta of about $30 million along with an application for a performance-based rate-setting mechanism. We expect hearings to be held in May 2002.

NOTE 18: QUARTERLY FINANCIAL DATA (UNAUDITED)

Financial results for interim periods do not necessarily indicate trends for any 12-month period. Quarterly results can be affected by the timing of acquisitions, the effect of weather on sales, and other factors typical of utility operations and energy related businesses.

                                                      2001 Quarters                              2000 Quarters
                                     ------------------------------------------ ----------------------------------------
In millions, except per share            First   Second        Third    Fourth     First    Second     Third      Fourth
------------------------------------------------------------------------------------------------------------------------
SALES                                $11,980.0   $10,441.4  $9,315.5  $8,639.9  $4,609.1  $5,761.0  $7,998.9   $10,605.9
Gross profit                             506.2       559.4     343.8     378.6     317.9     323.2     267.8       519.8
Net income                                73.5       143.2      68.9      (6.2)     54.4      29.3      74.9        48.2
Earnings per common share:*
  Basic                              $     .71   $    1.26  $    .60  $   (.05) $    .59  $    .32  $    .80   $     .51
  Diluted                                  .69        1.21       .58      (.05)      .59       .31       .80         .50
========================================================================================================================
Cash dividend per common share       $     .30   $     .30  $    .30  $    .30  $    .30  $    .30  $    .30   $     .30
Market price per common share:
  High                               $   32.40   $   37.85  $  33.00  $  31.80  $  20.06  $  21.88  $  28.50   $   31.31
  Low                                    24.81       29.35     26.60     21.85     15.19     17.31     19.88       23.94
========================================================================================================================

* THE SUM OF THE QUARTERLY EARNINGS PER SHARE AMOUNTS MAY DIFFER FROM THAT REFLECTED IN NOTE 1 DUE TO THE WEIGHTING OF COMMON SHARES OUTSTANDING DURING EACH OF THE RESPECTIVE PERIODS.

AQUILA 2001                                                                   63

REPORT OF MANAGEMENT

The management of Aquila, Inc. is responsible for the information that appears in this annual report, including its accuracy. We prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. In addition to selecting appropriate accounting principles, we are responsible for the way information is presented and for its reliability. To report financial results we must often make estimates based on currently available information and judgments of current conditions and circumstances.

     We have set up well-developed systems of internal control to ensure the integrity and objectivity of the consolidated financial information in this report. These systems are designed to provide reasonable assurance that Aquila's assets are safeguarded and that the transactions are properly authorized and recorded in accordance with the appropriate accounting principles.

     Through its Audit Committee, the Board of Directors participates in the process of reporting financial information. The Audit Committee selects our independent accountants. It also reviews, along with management, our financial reporting and internal accounting controls, policies and practices.

/s/ Robert F. Jackson, Jr.
Robert F. Jackson, Jr.
Audit Committee Chairman

/s/ Dan Streek
Dan Streek
Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF AQUILA, INC.:

We have audited the accompanying consolidated balance sheets of Aquila, Inc. (formerly UtiliCorp United Inc.) and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, common shareholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aquila, Inc. and subsidiaries as of December 31, 2001 and 2000 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Arthur Andersen LLP
Arthur Andersen LLP
Kansas City, Missouri
February 5, 2002

64                                                                   AQUILA 2001

DOMESTIC NETWORKS STATISTICS

                                    10-Year
                                Average Annual
Dollars in millions               Growth Rate             2001                                 2000        1999
---------------------------------------------------------------------------------------------------------------
ELECTRIC OPERATIONS
SALES:
  Residential                          6.4%          $   269.7              35.6%         $   234.7   $   236.4
  Commercial                           8.1%              186.6              24.6              162.6       162.1
  Industrial                          10.6%               97.2              12.8               83.4        77.2
  Other                               18.5%              204.7              27.0              236.9       199.7
---------------------------------------------------------------------------------------------------------------
TOTAL SALES                            9.6%          $   758.2             100.0%         $   717.6   $   675.4
===============================================================================================================
MWH SALES (000'S):
  Residential                          7.4%              3,847              29.3%             3,137       3,130
  Commercial                           9.4%              3,209              24.4              2,641       2,654
  Industrial                          11.8%              2,325              17.7              1,874       1,838
  Other                               19.1%              3,762              28.6              4,522       4,421
---------------------------------------------------------------------------------------------------------------
TOTAL MWH SALES                       11.0%             13,143             100.0%            12,174      12,043
===============================================================================================================
CUSTOMERS AT YEAR END:
  Residential                          2.6%            368,682              85.6%           349,165     299,995
  Commercial                           2.7%             57,939              13.4             54,901      45,404
  Industrial                           5.8%                469                .1                460         317
  Other                                4.0%              3,836                .9              3,967       3,590
---------------------------------------------------------------------------------------------------------------
TOTAL CUSTOMERS                        2.7%            430,926             100.0%           408,493     349,306
===============================================================================================================
GENERATION MIX:
  Coal                                                    90.8%                                84.8%       85.4%
  Natural gas and oil                                      9.2                                 15.2        14.6
---------------------------------------------------------------------------------------------------------------
TOTAL                                                    100.0%                               100.0%      100.0%
===============================================================================================================
GENERATING CAPABILITY (MW):
  Coal                                                   1,184              56.0%             1,174         895
  Natural gas and oil                                      931              44.0                912         802
---------------------------------------------------------------------------------------------------------------
TOTAL GENERATING CAPABILITY                              2,115             100.0%             2,086       1,697
===============================================================================================================

GAS OPERATIONS
SALES:
  Residential                          8.9%          $   603.0              62.5%         $   516.3   $   398.1
  Commercial                           8.1%              258.0              26.7              213.8       161.7
  Industrial                          (6.4%)              47.0               4.9               43.4        29.3
  Other                                7.0%               56.3               5.9               53.0        49.1
---------------------------------------------------------------------------------------------------------------
TOTAL SALES                            6.9%          $   964.3             100.0%         $   826.5   $   638.2
===============================================================================================================
MCF SALES (000's):
  Residential                          1.7%             66,858              30.9%            72,648      70,082
  Commercial                            .2%             31,474              14.5             34,247      33,418
  Industrial                         (13.0%)             7,664               3.5              8,247       7,305
  Other                              (13.9%)               431                .2                607       1,334
---------------------------------------------------------------------------------------------------------------
TOTAL MCF SALES                       (1.2%)           106,427              49.1            115,749     112,139
  Gas transportation                    .2%            110,132              50.9            125,959     135,692
---------------------------------------------------------------------------------------------------------------
TOTAL SALES AND TRANSPORTATION         (.5%)           216,559             100.0%           241,708     247,831
===============================================================================================================
CUSTOMERS AT YEAR END:
  Residential                          4.2%            783,409              89.6%           773,017     749,219
  Commercial                           3.0%             78,062               8.9             77,319      71,933
  Industrial                          (4.9%)             2,226                .3              2,361       1,354
  Other                               34.4%             10,341               1.2             10,019       8,665
---------------------------------------------------------------------------------------------------------------
TOTAL CUSTOMERS                        4.2%            874,038             100.0%           862,716     831,171
===============================================================================================================

AQUILA 2001                                                                   65

SELECTED 11-YEAR FINANCIAL DATA(a)

                                                10-Year
                                            Average Annual
Dollars in millions except per share          Growth Rate             2001           2000             1999            1998
--------------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Total sales                                      43.7%           $40,376.8      $28,974.9        $18,621.5       $12,563.4
Total cost of sales                              53.0%            38,588.8       27,546.2         17,464.7        11,596.0
--------------------------------------------------------------------------------------------------------------------------
Gross profit                                     13.0%             1,788.0        1,428.7          1,156.8           967.4
Total expenses, net                              12.9%             1,083.3          888.7            742.8           616.0
--------------------------------------------------------------------------------------------------------------------------
Earnings before interest and taxes               13.2%               704.7          540.0            414.0           351.4
Total interest expense                           10.5%               223.1          215.0            185.3           132.6
Income tax expense                               16.6%               202.2          118.2             68.2            86.6
--------------------------------------------------------------------------------------------------------------------------
Earnings before extraordinary items
  and effects of accounting changes              13.7%               279.4          206.8            160.5           132.2
Extraordinary items and effects of
  accounting changes                                                    --             --               --              --
--------------------------------------------------------------------------------------------------------------------------
Net income                                       13.7%               279.4          206.8            160.5           132.2
Preference and preferred dividends                                      --             --               --              --
--------------------------------------------------------------------------------------------------------------------------
Earnings Available for Common Shares             14.9%           $   279.4      $   206.8        $   160.5       $   132.2
==========================================================================================================================
COMMON STOCK DATA
Diluted earnings per common share                 4.8%           $    2.42      $    2.21        $    1.75       $    1.63
Return on average common equity                  (1.3%)              11.70%         13.46%           10.80%          11.43%
Cash dividends paid per common share              1.6%           $     1.20     $    1.20        $    1.20       $    1.20
Book value per common share at year end           5.6%               22.01          17.94            16.34           15.83
Market price of common stock at year end          2.9%               25.17          31.00            19.44           24.46
==========================================================================================================================
CAPITALIZATION
Common shareholders' equity                                      $ 2,551.6      $ 1,799.6        $ 1,525.4       $ 1,446.3
Preference and preferred stock                                          --             --               --              --
Company-obligated preferred securities (b)                           350.0          450.0            350.0           100.0
Short-term debt                                                      548.6          501.0            248.9           235.6
Long-term debt (b)                                                 2,327.0        2,397.6          2,245.1         1,625.4
--------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                             $ 5,777.2      $ 5,148.2        $ 4,369.4       $ 3,407.3
==========================================================================================================================
CAPITALIZATION RATIOS:
Common shareholders' equity                                           44.2%          35.0%            34.9%           42.5%
Preference and preferred stock                                          --             --               --              --
Company-obligated preferred securities (b)                             6.0            8.7              8.0             2.9
Short-term debt                                                        9.5            9.7              5.7             6.9
Long-term debt (b)                                                    40.3           46.6             51.4            47.7
--------------------------------------------------------------------------------------------------------------------------
Total                                                                100.0%         100.0%           100.0%          100.0%
==========================================================================================================================
DEBT RATINGS
Fitch Ratings                                                         BBB-            BBB              BBB             BBB
Moody's Investors Service                                             Baa3           Baa3             Baa3            Baa3
Standard and Poor's Corporation                                        BBB            BBB              BBB             BBB
==========================================================================================================================

(a) AMOUNTS PRIOR TO 1999 MAY NOT REFLECT RECLASSIFICATIONS TO CONFORM TO THE 2001 PRESENTATION, AND MAY NOT CONSISTENTLY REFLECT CHANGES IN ACCOUNTING POLICIES THAT MAY HAVE OCCURRED DURING THE EIGHT YEARS PRIOR TO 1999.
(b) INCLUDES CURRENT MATURITIES.

66                                                                   AQUILA 2001


Dollars in millions except per share             1997         1996          1995       1994         1993         1992         1991
----------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Total sales                                  $8,926.3    $ 4,332.3      $2,792.6   $2,398.1     $2,746.1     $1,298.9     $1,075.2
Total cost of sales                           7,972.0      3,420.3       1,886.1    1,575.8      1,960.6        707.5        549.9
----------------------------------------------------------------------------------------------------------------------------------
Gross profit                                    954.3        912.0         906.5      822.3        785.5        591.4        525.3
Total expenses, net                             595.2        585.8         652.9      582.3        578.6        407.8        321.6
----------------------------------------------------------------------------------------------------------------------------------
Earnings before interest and taxes              359.1        326.2         253.6      240.0        206.9        183.6        203.7
Total interest expense                          135.3        139.7         121.8       93.5         90.5         99.1         82.5
Income tax expense                               89.7         80.7          52.0       52.1         30.0         31.6         43.6
----------------------------------------------------------------------------------------------------------------------------------
Earnings before extraordinary items
  and effects of accounting changes             134.1        105.8          79.8       94.4         86.4         52.9         77.6
Extraordinary items and effects of
  accounting changes                             12.0           --            --         --           --           --           --
----------------------------------------------------------------------------------------------------------------------------------
Net income                                      122.1        105.8          79.8       94.4         86.4         52.9         77.6
Preference and preferred dividends                 .3          2.1           2.1        3.0          6.9          6.9          7.8
----------------------------------------------------------------------------------------------------------------------------------
Earnings Available for Common Shares         $  121.8    $   103.7      $   77.7   $   91.4     $   79.5     $   46.0     $   69.8
==================================================================================================================================
COMMON STOCK DATA
Diluted earnings per common share            $   1.51    $    1.46      $   1.14   $   1.37     $   1.28     $    .87     $   1.51
Return on average common equity                 10.27%       10.31%         8.40%     10.24%        9.84%        6.93%       13.32%
Cash dividends paid per common share         $   1.17    $    1.17      $   1.15   $   1.13     $   1.08     $   1.07     $   1.03
Book value per common share at year end         14.43        14.50         13.73      13.49        13.51        12.44        12.79
Market price of common stock at year end        25.87        18.00         19.59      17.67        21.17        18.42        19.00
==================================================================================================================================
CAPITALIZATION
Common shareholders' equity                  $1,163.6    $ 1,158.0      $  946.3      906.8     $  851.7     $  661.1     $  660.7
Preference and preferred stock                     --         25.0          25.4       25.4         83.9         95.1         97.1
Company-obligated preferred securities (b)      100.0        100.0         100.0         --           --           --           --
Short-term debt                                 113.8        252.0         288.6      182.4         70.0        230.9        111.0
Long-term debt (b)                            1,508.9      1,496.4       1,370.5    1,115.7      1,011.5        896.7        931.6
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                         $2,886.3    $ 3,031.4      $2,730.8   $2,230.3     $2,017.1     $1,883.8     $1,800.4
==================================================================================================================================
CAPITALIZATION RATIOS:
Common shareholders' equity                      40.3%        38.2%         34.7%      40.7%        42.2%        35.1%        36.7%
Preference and preferred stock                     --           .8            .9        1.1          4.2          5.0          5.4
Company-obligated preferred securities (b)        3.5          3.3           3.7         --           --           --           --
Short-term debt                                   3.9          8.3          10.6        8.2          3.5         12.3          6.2
Long-term debt (b)                               52.3         49.4          50.1       50.0         50.1         47.6         51.7
----------------------------------------------------------------------------------------------------------------------------------
Total                                           100.0%       100.0%        100.0%     100.0%       100.0%       100.0%       100.0%
==================================================================================================================================
DEBT RATINGS
Fitch Ratings                                     BBB          BBB           BBB        BBB          BBB          BBB          BBB
Moody's Investors Service                        Baa3         Baa3          Baa3       Baa3         Baa3         Baa2         Baa2
Standard and Poor's Corporation                   BBB          BBB           BBB        BBB          BBB          BBB          BBB
==================================================================================================================================

AQUILA 2001                                                                   67

INVESTOR INFORMATION

www.aquila.com

Information you'll find on our website includes our news releases, annual reports, live stock quotes, audio and video of management presentations, documents filed with the Securities and Exchange Commission such as Forms 10-K and 10-Q, and information about our products and services.

  Links make it easy to visit the home pages of our business units. From time to time we also provide live webcasts of presentations to the investment community.

  For the quickest way to stay informed, sign up through the website to receive dividend information, press releases, meeting notices and other types of information by e-mail as soon as they are released.

ANNUAL MEETING
We will hold our 2002 annual meeting of Aquila shareholders in Kansas City, Missouri at 2:30 p.m. on Wednesday, May 1 at Starlight Theatre, 4600 Starlight Road. We will host a reception with light refreshments before the meeting.

  You can file your proxy for the annual meeting electronically. See page 69 for details on this easy process. We also encourage you to help us reduce costs and save trees by signing up to receive future annual reports electronically instead of by mail.

STOCK LISTINGS
The common shares of Aquila, Inc. are listed on the New York, Pacific and Toronto stock exchanges. The company's trading symbol is ILA. At the end of 2001, Aquila had approximately 112,000 common shareholders and about 115.9 million shares outstanding.

  The Aquila name and the "ILA" symbol were previously used by the former Aquila, Inc. subsidiary of UtiliCorp United (NYSE: UCU). UtiliCorp acquired all of the publicly held shares of the subsidiary in January 2002 and the subsidiary's shares ceased trading. In March, the parent of the recombined company changed its name from UtiliCorp United to Aquila, Inc. and adopted the ILA ticker symbol. The subsidiary formerly known as Aquila, Inc. is now Aquila Merchant Services, Inc.

  Sources of current investment research on Aquila, Inc. securities are shown on page 21.

  Shares of UnitedNetworks Limited, which is 55 percent owned by Aquila, are traded on the New Zealand Stock Exchange under the symbol UNL.NZ. Shares of United Energy Limited, 34 percent owned by Aquila, are traded on the Australian Stock Exchange (ASE) under the symbol UEL.AX. Shares of Uecomm Limited, 66 percent owned by United Energy, are also traded on the ASE under the symbol UEC.AX. Shares of AlintaGas Limited, in which Aquila and United Energy jointly hold a 45 percent interest, are traded on the ASE under the symbol ALN.AX.

DIVIDEND REINVESTMENT AND DIRECT PURCHASES
Aquila's Dividend Reinvestment and Common Stock Purchase Plan combines dividend reinvestment and optional cash purchase with a direct purchase provision. This enables investors to acquire their first shares of our common stock directly from the company without brokerage fees. (The minimum initial purchase for first-time buyers is $250.)

- You may purchase $50 or more in additional shares under the terms of our purchase plan, up to a maximum of $10,000 per month.

- Direct shareholders can buy more shares automatically with all or some of their dividends.

- We purchase reinvestment shares for you under the plan at 5% less than the market price.

- Other options include partial reinvestment of dividends, electronic payment for cash purchases, and safekeeping of share certificates.

- The plan prospectus explains all of these points in full detail. You may download the prospectus and an enrollment form from www.aquila.com; or call 1-866-235-0223 toll-free to have them come by mail.

SHAREHOLDER INQUIRIES
Our transfer agent is UMB Bank, n.a. Please call them for answers to questions about your account, including dividend payments, the Dividend Reinvestment and Common Stock Purchase Plan, direct deposit service or the transfer of shares.
  Here is how to reach them:

--------------------------------------------------------
Toll-free...............................  1-866-235-0223
From outside the United States..........    816-860-7786
Internet................www.umb.com/business/shareholder
--------------------------------------------------------

  You may contact Aquila Investor Relations toll-free at 1-800-487-6661, or at 816-421-6600. However, we usually refer to the transfer agent any calls about the transfer of shares, dividend reinvestment, cash purchases or direct deposit service. You may also contact Investor Relations by e-mail through the Investor Relations section of Aquila's website: www.aquila.com.

MAILING ADDRESSES
Investor Relations
Aquila, Inc.
P.O. Box 13287
Kansas City, MO 64199-3287

  Mail regarding the transfer of shares should be addressed to the transfer agent:

UMB Bank, n.a.
Securities Transfer Division
P.O. Box 410064
Kansas City, MO 64141-0064

  Documents may also be delivered to UMB Securities Transfer Division, 928 Grand Blvd., 13th Floor, Kansas City, MO 64106.

FORM 10-K
Contact Investor Relations if you want to receive a printed copy of the Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

68                                                                   AQUILA 2001

INVESTOR RELATIONS
When you call or e-mail Aquila Investor Relations for information, the person you reach is likely to be (left to right) either Stephanie Sulzen, Kay McMillan or Pat Blanton. They're prepared to help you with your individual shareholder account or answer your questions.

[PHOTO]

ELECTRONIC PROXY VOTING
There are several ways to cast your proxy vote. Each proxy card contains instructions and a personal security number to allow you to vote over the telephone or via the Internet. You may vote by telephone using a toll-free number. Just follow the voice prompts to vote on each issue shown on the proxy card. This takes only minutes. You may also vote online by accessing our secure Aquila shareholder voting site. The web address and instructions are shown on your 2002 proxy card.

  When you vote online, you can also sign up to receive all future proxy materials, annual meeting notices and annual reports electronically. When doing this, you will be prompted to supply your e-mail address.

ONLINE ACCOUNT ACCESS
You can review your Aquila stock account over the Internet, using your personal identification number (PIN). To access your account, log on to www.UMB.com/business/shareholder and choose Shareholder View. Then use the account number shown on your statement. Your new PIN will be supplied on the first dividend check or reinvestment statement you receive from UMB in March. You may also request a new PIN at www.UMB.com/business/shareholder under Shareholder View, or by calling 1-866-235-0223. This service allows you to check the current share price and total value of your account, obtain account and dividend history, or request investment plan information. It is available 24 hours a day.

SHAREHOLDER INFORMATION LINE
Our current stock price, news releases and other Aquila information are accessible by dialing a toll-free number--1-888-828-2000. By following the voice prompts, you can also get information about our shareholder services and transfer agent.

CORPORATE LEADERSHIP

                                                                                                 AGE / YEAR
                                                                                               JOINED COMPANY
                                                                                               --------------
Richard C. Green, Jr.        Chairman of the Board                                                47 / 1976
Robert K. Green              President and Chief Executive Officer                                40 / 1988
Keith Stamm                  President and Chief Operating Officer, Global Networks Group         41 / 1983
Edward Mills                 President and Chief Operating Officer, Aquila Merchant Services      42 / 1993
Dan Streek                   Chief Financial Officer                                              40 / 1992
Leo E. Morton                Senior Vice President and Chief Administrative Officer               56 / 1994
Leslie J. Parrette, Jr.      Senior Vice President, General Counsel and Corporate Secretary       40 / 2000
C. E. Payne, Jr.             Senior Vice President and Chief Risk Officer                         51 / 1995
R. Paul Perkins              Senior Vice President, Corporate Development                         59 / 1994

AQUILA 2001                                                                   69

BOARD OF DIRECTORS

--------------------------------------------------------------------------------
The Aquila board welcomes two new directors, continues to draw on diverse strengths to guide the company's strategy.
================================================================================

The depth and diversity of Aquila's outside directors equip the board to provide our senior management with objective counsel seasoned by a broad range of experience. Their input reflects a variety of backgrounds and professional experience, including retail products and services, higher education, banking and finance, risk management, manufacturing and marketing. In the past year we welcomed two new directors, bringing the number of board members back up to 10. Gerald L. Shaheen, group president at Caterpillar Inc., joined the board in August 2001. Heidi E. Hutter, chief executive officer and a principal of The Black Diamond Group, LLC, became an Aquila director in February 2002. Dr. Shirley Ann Jackson resigned as a director in May 2001 to devote more of her time to her duties as president of Rensselaer Polytechnic Institute.

[PHOTO OF RICHARD C. GREEN, JR.]

47; a director since 1982. Chairman of the board since 1989. Chief executive officer from 1985 through 2001. Joined the company in 1976 and held various positions in network operations, legal affairs, treasury and finance prior to becoming executive vice president in 1982. Launched the company's growth strategy in 1985 and formed UtiliCorp United (now Aquila, Inc.) from Missouri Public Service Company.

Committee chairmen are underlined.

Executive Committee: R.C. GREEN, R.K. GREEN, JACKSON AND HOCKADAY.
When the Board is not in session, exercises the Board's authority to the extent delegated by the Board.

Audit Committee: JACKSON, BAKER, IKENBERRY AND SHAHEEN.
Reviews management's selection of independent accountants and makes recommendation to the Board; reviews and approves audit plans, accounting policies, financial statements and reporting, and internal audit reports and controls.

Compensation Committee: CAIN, HOCKADAY AND IKENBERRY.
Reviews policies, practices and procedures covering compensation of key employees; establishes and administers compensation programs and plans.

Nominating Committee: IKENBERRY, BAKER, CAIN AND HOCKADAY.
Considers and recommends nominees for director, including those nominated by shareholders.

Pension and Benefits Committee: BAKER, R.K. GREEN AND JACKSON.
Establishes and administers the retirement plan and certain other employee benefit plans.

70                                                                   AQUILA 2001

[PHOTO OF JOHN R. BAKER]

75; a director since 1971. Retired as Aquila's vice chairman of the board in 1995; 47 years as an employee included many different positions in accounting, finance and corporate development. Played a key role in Aquila's successful merger and acquisition program during his tenure as senior vice president, corporate development, 1985-91.

[PHOTO OF HERMAN CAIN]

56; a director since 1992. Chief executive officer of T.H.E. Inc., a leadership consulting company, and chairman of the board of Godfather's Pizza, Inc., Omaha, NE. Former chief executive officer and president of the National Restaurant Association, and a former director of the Federal Reserve Bank, Kansas City.

[PHOTO OF ROBERT K. GREEN]

40; a director since 1993. President and chief executive officer since January 2002. Served as president and chief operating officer, 1996-2001. Previously was executive vice president of the company, 1993-96; president of the Missouri Public Service division, 1991-96; and held other executive positions, 1989-91. Practiced law 1987-89.

[PHOTO OF IRVINE O. HOCKADAY, JR.]

65; a director since 1995. Retired as president and CEO of Hallmark Cards, Inc., Kansas City, MO, at the end of 2001; joined Hallmark in 1983. Previously president and CEO of Kansas City Southern Industries, Inc. (rail transportation and financial services). Practiced law before joining KCSI in 1968. A former chairman of the Federal Reserve Bank, Kansas City.

[PHOTO OF HEIDI E. HUTTER]

44; a director since February 2002. Chief executive officer and a principal of The Black Diamond Group, LLC, a merchant bank and advisory company, New York, NY, since 2001. Chairman, president and CEO of Swiss Reinsurance America Corp., 1996-99. Prior insurance industry experience includes project management for Lloyd's of London.

[PHOTO OF DR. STANLEY O. IKENBERRY]

67; a director since 1993. Former president, American Council on Education, Washington, DC (association of American institutions of higher learning), 1996-2001. Previously president, the University of Illinois, Urbana, IL, 1979-95. Prior posts include senior vice president, The Pennsylvania State University and administrative and research positions at West Virginia University and Michigan State University.

[PHOTO OF ROBERT F. JACKSON, JR.]

76; a director since 1981. Retired in 1985 as president of CharterCorp of Kansas City, MO, a bank holding company comprised of 26 affiliate banks in Missouri (through mergers, now Bank of America Corporation). Long career in banking included a number of executive positions and service as a director of banks and banking associations.

[PHOTO OF L. PATTON KLINE]

73; a director since 1986. Retired as vice chairman of Marsh & McLennan, Incorporated, an international insurance brokerage company, New York, NY; held several other senior executive positions before becoming vice chairman. Previously president of Mann-Kline, an insurance brokerage firm which merged with Marsh & McLennan in 1969.

[PHOTO OF GERALD L. SHAHEEN]

57; a director since August 2001. Group president at Caterpillar Inc. since 1998, responsible for the design, development and production of Caterpillar's mining, forest and construction equipment and North American marketing and sales. Has served as managing director of Caterpillar Overseas S.A. in Geneva, Switzerland, then vice president of the Engine Products Division. He joined Caterpillar in 1967.

[PHOTO OF AVIS GREEN TUCKER]

86; Director emeritus since May 2000; previously a director since 1973. Editor and publisher of The Daily Star-Journal (a daily newspaper), Warrensburg, Missouri. Became chairman of the board of directors of Aquila's predecessor, Missouri Public Service Company, in 1982. Retired as Aquila's chairman in 1989.

AQUILA 2001                                                                   71