Form 10-K/A, Exhibit 13
period 2001-12-31
AQUILA  INC
filed 2002-05-03
CIK 66960

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

40                                                                   AQUILA 2001

CONSOLIDATED STATEMENTS OF INCOME

                                                                         Year Ended December 31,
                                                         ----------------------------------------------
In millions, except per share                                     2001           2000           1999
-------------------------------------------------------------------------------------------------------
SALES:
 Electricity                                              $   18,682.4   $   10,563.2    $   8,729.4
 Natural gas                                                  20,798.5       17,609.5        9,178.7
 Other                                                           895.9          802.2          713.4
-------------------------------------------------------------------------------------------------------
TOTAL SALES                                                   40,376.8       28,974.9       18,621.5
-------------------------------------------------------------------------------------------------------
COST OF SALES:
 Electricity                                                  17,811.4        9,985.6        8,296.2
 Natural gas                                                  20,299.2       17,257.6        8,985.0
 Other                                                           478.2          303.0          183.5
-------------------------------------------------------------------------------------------------------
TOTAL COST OF SALES                                           38,588.8       27,546.2       17,464.7
-------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                   1,788.0        1,428.7        1,156.8
-------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
 Operating and maintenance expense                             1,006.5          844.3          635.3
 Depreciation and amortization expense                           272.9          225.0          193.7
 Impairments and other charges                                    94.8           27.2             --
-------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                       1,374.2        1,096.5          829.0
-------------------------------------------------------------------------------------------------------
Equity in earnings of investments                                122.8          115.5           69.5
Minority interest in income of subsidiaries                      (20.1)          (1.4)         (11.5)
Gain on sale of subsidiary stock                                 110.8           44.0             --
Other income                                                      77.4           49.7           28.2
-------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES                               704.7          540.0          414.0
-------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
 Interest expense--long-term debt                                182.4          166.2          160.9
 Interest expense--short-term debt                                12.2           17.9            9.3
 Minority interest in income of partnership and trust             28.5           30.9           15.1
-------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                           223.1          215.0          185.3
-------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                                     481.6          325.0          228.7
Income tax expense                                               202.2          118.2           68.2
-------------------------------------------------------------------------------------------------------
NET INCOME AND EARNINGS AVAILABLE FOR COMMON SHARES       $      279.4   $      206.8    $     160.5
=======================================================================================================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
 Basic                                                          112.10          93.05          91.47
 Diluted                                                        115.71          93.75          92.11
-------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
 Basic                                                    $       2.49   $       2.22    $      1.75
 Diluted                                                          2.42           2.21           1.75
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